                               Filed Pursuant to Rule 424(b)(3)
                               Registration Numbers 333-77499 and 333-77499-01

                                 $3,575,000,000

                               Offer to Exchange
                         8.250% Senior Notes due 2007,
     8.625% Senior Notes due 2009 and 9.920% Senior Discount Notes due 2011
                          for any and all outstanding
                         8.250% Senior Notes due 2007,
    8.625% Senior Notes due 2009 and 9.920% Senior Discount Notes due 2011,
                                respectively, of

                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                                      and
                        CHARTER COMMUNICATIONS HOLDINGS
                              CAPITAL CORPORATION
                           -------------------------

     - This exchange offer expires at 9:00 a.m., New York City time, on October 3, 1999, unless extended.

     - No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.
                           -------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR ORIGINAL NOTES IN THE EXCHANGE OFFER AND BY PURCHASERS OF THE NOTES FROM PERSONS ELIGIBLE TO USE THIS PROSPECTUS FOR RESALES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale would be unlawful.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-b OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-b IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

               The date of this prospectus is September 1, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................   16
Forward-Looking Statements..................................   29
Use of Proceeds.............................................   30
Capitalization..............................................   32
Unaudited Pro Forma Financial Statements....................   33
Selected Historical Financial Data..........................   53
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   54
The Exchange Offer..........................................   75
Business....................................................   84
Regulation and Legislation..................................  112
Management..................................................  120
Principal Equity Holders....................................  130
Certain Relationships and Related Transactions..............  131
Description of Certain Indebtedness.........................  144
Description of Notes........................................  149
Material United States Federal Income Tax Considerations....  194
Plan of Distribution........................................  202
Experts.....................................................  203
Legal Matters...............................................  203
Index to Financial Statements...............................  F-1

                                    SUMMARY

     The following summary contains a general discussion of our business, the exchange offer and summary financial information. It likely does not contain all the information that is important to you in making a decision to tender original notes in exchange for new notes. For a more complete understanding of the exchange offer, you should read this entire prospectus and the other documents to which we refer.

                                  OUR BUSINESS

     We offer a full range of traditional cable television services and have begun to offer digital cable television services to customers in some of our systems. Digital cable television is cable television service provided through digital technology. Digital technology enables cable operators to increase the channel capacity of cable systems by permitting a significantly increased number of video signals to be transmitted over a cable system's existing bandwidth. Channel capacity is the number of channels that can be simultaneously carried on the cable system and is generally defined in terms of the number of analog channels. Analog channels refer to communication channels on which the information is transmitted in a non-digital format, which means data is transmitted in a manner similar to the original signals. Bandwidth is a measure of the information-carrying capacity of a communication channel. It is the range of usable frequencies that can be carried by a cable system.

     We have also started to introduce a number of other new products and services, including interactive video programming, which allows information to flow in both directions, and high-speed Internet access to the World Wide Web. We are also exploring opportunities in telephony, which will integrate telephone services with the Internet through the use of cable. The introduction of these new services represents an important step toward the realization of our "wired world" vision, where cable's ability to transmit voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace. We are accelerating the upgrade of our systems to more quickly provide these new services. As of June 30, 1999, we served approximately 2.7 million cable television service customers in 22 states.

     We have grown rapidly over the past five years. During this period, our management team has successfully completed 26 acquisitions, including six acquisitions closed in 1999. We also merged with Marcus Cable Holdings, LLC in April 1999. In addition, we have entered into agreements to acquire additional cable systems with approximately 731,000 customers. We have also expanded our customer base through significant internal growth. In 1998, our internal customer growth, without giving effect to the cable systems we acquired in that year, was 4.8%, more than twice the national industry average of 1.7%. In 1997, our internal customer growth, without giving effect to the cable systems we acquired in that year, was 3.5%, significantly higher than the national industry average of 2.0%.

     Our principal executive offices are located at 12444 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314)965-0555 and our web site is located at www.chartercom.com. The information on our web site is not part of this prospectus.

                               BUSINESS STRATEGY

     Our objective is to increase our operating cash flow by increasing our customer base and the amount of cash flow per customer. To achieve this objective, we are pursuing the following strategies:

     - rapidly integrate acquired cable systems and apply our core operating strategies to raise the financial and operating performance of these acquired systems;

     - expand the array of services we offer to our customers through the implementation of our "wired world" vision;

     - upgrade the bandwidth capacity of our systems to 550 megahertz or greater to enable greater channel capacity and add two-way capability to facilitate interactive communication. Two-way capability is the ability to have bandwidth available for upstream or two-way communication;

     - maximize customer satisfaction by providing reliable, high-quality service offerings, superior customer service and attractive programming choices at reasonable rates;

     - employ innovative marketing programs tailored to local customer preferences to generate additional sales;

     - emphasize local management autonomy to better serve our customers while providing support from regional and corporate offices and maintaining centralized financial controls; and

     - improve the geographic clustering of our cable systems by selectively trading or acquiring systems to increase operating efficiencies and improve operating margins. Clusters refer to cable systems under common ownership which are located within geographic proximity to each other.

                                 RECENT EVENTS

     We have completed, and are in the process of completing, the acquisitions described below. Certain of these acquisitions were originally acquisitions of Charter Investment. Charter Investment subsequently assigned those acquisitions to us. Charter Investment and other affiliates are making other acquisitions. There is no present intention on their part to assign these other acquisitions to us.

RECENT ACQUISITIONS

     In the second and third quarters of 1999, we completed six transactions in which we acquired cable systems serving a total of approximately 585,000 customers. The total purchase price for these acquisitions was approximately $1.9 billion. For the year ended December 31,

1998, these systems had revenues of approximately $227 million. The following table is a breakdown of our recent acquisitions:

                                                                                            FOR THE SIX MONTHS
                                                                                           ENDED JUNE 30, 1999
                                                                                       ----------------------------
                                                          CLOSING         PURCHASE        BASIC         REVENUE
RECENT ACQUISITIONS                                        DATE            PRICE       SUBSCRIBERS   (IN THOUSANDS)
-------------------                                       -------         --------     -----------   --------------
Renaissance Media Group LLC..........................      4/99         $459 million     131,000        $ 30,807
American Cable Entertainment, LLC....................      5/99         240 million       69,000          17,958
Cable systems of Greater Media Cablevision, Inc. ....      6/99         500 million      174,000          42,348
Helicon Partners I, L.P. and Affiliates..............      7/99         550 million      173,000          42,956
Other (Vista Broadband Communications, LLC and
  certain cable assets of Cable Satellite of South
  Miami, Inc.).......................................  7/99 and 8/99    148 million       38,000           9,157
                                                                       --------------    -------        --------
    Total............................................                   $1.9 billion     585,000        $143,226
                                                                       ==============    =======        ========

PENDING ACQUISITIONS

     In addition to the recent acquisitions described above, since the beginning of 1999, we have entered into agreements to acquire additional cable systems. The total purchase price for these acquisitions will be approximately $2.3 billion. This includes the exchange with another cable service provider of certain of our cable television systems with a fair market value of $0.4 billion for cable systems that we can operate more efficiently because of their geographic proximity to our other systems. As of June 30, 1999, the systems to be acquired by us, net of systems to be exchanged, served a total of approximately 731,000 customers. For the year ended December 31, 1998, these systems had revenues of approximately $300 million. The following table is a breakdown of our pending acquisitions:

                                                                                             FOR THE SIX MONTHS
                                                                                            ENDED JUNE 30, 1999
                                                   ANTICIPATED                          ----------------------------
                                                     CLOSING             PURCHASE          BASIC         REVENUE
PENDING ACQUISITIONS                                   DATE               PRICE         SUBSCRIBERS   (IN THOUSANDS)
--------------------                               -----------           --------       -----------   --------------
                                                                                          412,000
Cable systems of InterMedia Capital Partners                                            (143,000)
  IV, L.P., InterMedia Partners and                 3rd or 4th        $873 million +    ----------
  Affiliates..................................     Quarter 1999       systems' swap       269,000        $100,644
Rifkin Acquisition Partners, L.L.L.P. and           3rd or 4th
  Interlink Communications Partners, L.L.P....     Quarter 1999       1,460 million       462,000         105,592
                                                                    ------------------   --------        --------
    Total.....................................                         $2.3 billion       731,000        $206,236
                                                                    ==================   ========        ========

     We expect to finance these pending acquisitions with additional borrowings under our credit facilities and with additional equity.

MERGER WITH MARCUS HOLDINGS

     On April 23, 1998, Paul G. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable Company, L.L.C., and agreed to acquire the remaining interests in Marcus Cable. The aggregate purchase price was approximately $1.4 billion, excluding $1.8 billion in debt assumed. On February 22, 1999, Marcus Holdings was formed, and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests of Marcus Cable. On April 7, 1999, Mr. Allen merged Marcus Holdings into Charter Communications Holdings, LLC. Charter Holdings survived the merger, and the operating subsidiaries of Marcus Holdings became subsidiaries of Charter Holdings.

                                  ORGANIZATION

     The new notes to be issued in the exchange offer will be issued by Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation, the co-issuers of the original notes. Charter Communications Holding Company, LLC is the 100% owner of Charter Holdings and Charter Holdings is the 100% owner of Charter Capital. Our cable systems, which are currently managed by Charter Investment, Inc., are owned by wholly owned subsidiaries of Charter Communications Operating, LLC, which is 100% owned by Charter Holdings. The chart below sets forth our corporate structure. We have illustrated "Operating Companies that formerly comprised CCA Group" on this chart in order to show the placement of the successor entities to the entities that served as the basis for CCA Group's historical financial statements presented in this prospectus.

                  [CHARTER COMMUNICATIONS ORGANIZATION CHART]

     Charter Communications, Inc., an affiliate corporation, recently filed a registration statement for an initial public offering of its Class A common stock. Charter Communications, Inc. will invest the net proceeds from the initial public offering in Charter Communications Holding Company and will hold a controlling interest in Charter Communications Holding Company. Paul G. Allen will control Charter Communications, Inc. and, therefore, will continue to control us. We will continue to be 100% owned by Charter Communications Holding Company.

                               THE EXCHANGE OFFER

Resales Without Further
Registration....................    We believe that the new notes issued
                                    pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

                                    - you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

                                    - you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer; and

                                    -  you are not our "affiliate," as defined
                                       under Rule 405 of the Securities Act.

                                    Each of the participating broker-dealers that receives new notes for its own account in exchange for original notes that were acquired by such broker or dealer as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the new notes.

Expiration Date.................    9:00 a.m., New York City time, on October 3,
                                    1999, unless we extend the exchange offer.

Exchange and Registration Rights
  Agreements....................    You have the right to exchange the original
                                    notes that you hold for new notes with
                                    substantially identical terms. This exchange offer is intended to satisfy these rights.
                                    Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

Accrued Interest on the New
Notes and Original Notes........    The new notes will bear interest from March
                                    17, 1999. Holders of original notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.

Conditions to the Exchange
Offer...........................    The exchange offer is conditioned upon
                                    certain customary conditions which we may waive and upon compliance with securities laws.

Procedures for Tendering
Original Notes..................    Each holder of original notes wishing to
                                    accept the exchange offer must:

                                    - complete, sign and date the letter of
                                      transmittal, or a facsimile of the letter of transmittal; or

                                    - arrange for the Depository Trust Company
                                      to transmit certain required information to the exchange agent in connection with a book-entry transfer.

                                    You must mail or otherwise deliver such
                                    documentation together with the original notes to the exchange agent.

Special Procedures for
Beneficial Holders..............    If you beneficially own original notes
                                    registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
Procedures......................    You must comply with the applicable
                                    procedures for tendering if you wish to
                                    tender your original notes and:

                                    - time will not permit your required
                                      documents to reach the exchange agent by the expiration date of the exchange offer; or

                                    - you cannot complete the procedure for
                                      book-entry transfer on time; or

                                    - your original notes are not immediately
                                      available.

Withdrawal Rights...............    You may withdraw your tender of original
                                    notes at any time prior to 9:00 a.m., New
                                    York City time, on the date the exchange offer expires.

Failure to Exchange Will Affect
You Adversely...................    If you are eligible to participate in the
                                    exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to some restrictions on transfer.
                                    Accordingly, the
                                    liquidity of the original notes will be
                                    adversely affected.

Material United States Federal
  Income Tax Considerations.....    The disclosure in this prospectus represents
                                    our legal counsel's opinion as to the
                                    material United States Federal income tax consequences of participating in the exchange offer and in connection with the ownership and disposition of the new notes.
                                    The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, it is our legal counsel's opinion that:

                                    - no gain or loss will be realized by a U.S.
                                      holder upon receipt of a new note;

                                    - a holder's holding period for new notes
                                      will include the holding period for
                                      original notes; and

                                    - the adjusted tax basis of the new notes
                                      will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.

                                    Paul, Hastings, Janofsky & Walker LLP has rendered the above-referenced opinion in connection with the exchange offer. See "Material United States Federal Income Tax Considerations."

Exchange Agent..................    Harris Trust and Savings Bank is serving as
                                    exchange agent.

Use of Proceeds.................    We will not receive any proceeds from the
                                    exchange offer.

                           SUMMARY TERMS OF NEW NOTES

Issuers.........................    Charter Communications Holdings, LLC and
                                    Charter Communications Holdings Capital
                                    Corporation.

Notes Offered...................    $600 million in principal amount of 8.250%
                                    senior notes due 2007.

                                    $1.5 billion in principal amount of 8.625% senior notes due 2009.

                                    $1.475 billion in principal amount at
                                    maturity of 9.920% senior discount notes due
                                    2011.

                                    The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:

                                    - the new notes will bear a different CUSIP
                                      number from the original notes;

                                    - the new notes will have been registered
                                      under the Securities Act of 1933 and,
                                      therefore, will not bear legends
                                      restricting their transfer; and

                                    - you will not be entitled to any exchange
                                      or registration rights with respect to the new notes.

                                    The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indentures governing the original notes and will be treated under the indentures as a single class with the original notes.

                         MATURITY
                           DATE              ISSUE PRICE               INTEREST
                       -------------    ---------------------    ---------------------
8.250% notes.........  April 1, 2007    99.233% plus accrued     8.250% per annum,
                                        interest, if any,        payable every six
                                        from March 17, 1999      months on April 1 and
                                                                 October 1, beginning
                                                                 October 1, 1999
8.625% notes.........  April 1, 2009    99.695%, plus accrued    8.625% per annum,
                                        interest, if any,        payable every six
                                        from March 17, 1999      months on April 1,
                                                                 and October 1,
                                                                 beginning October 1,
                                                                 1999
9.920% notes.........  April 1, 2011    61.394%                  Interest to accrete
                                                                 at a rate of 9.920%
                                                                 per annum through
                                                                 April 1, 2004; cash
                                                                 interest every six
                                                                 months on April 1 and
                                                                 October 1 at the rate
                                                                 of 9.920% per annum,
                                                                 beginning October 1,
                                                                 2004

Ranking.........................    The new notes are senior debts. They rank
                                    equally with the current and future
                                    unsecured and unsubordinated debt, including trade payables, which are accounts payable to vendors, suppliers and service providers, of Charter Holdings. Charter Holdings is a holding company and conducts all of its operations through its subsidiaries. If it defaults, your right to payment under the new notes will rank below all existing and future liabilities, including trade payables, of its subsidiaries. As of June
                                    30, 1999, all of our outstanding
                                    indebtedness, other than the notes but
                                    including our credit facilities, was
                                    incurred by our subsidiaries. As of that date, our subsidiaries' liabilities, on a pro forma basis giving effect for our pending acquisitions and recent acquisitions closed since June 30, 1999, totaled $4.1 billion. All such liabilities would have ranked senior to the new notes.

Optional Redemption.............    We will not have the right to redeem the
                                    8.250% notes prior to their maturity date on April 1, 2007.

                                    Before April 1, 2002, we may redeem up to 35% of the 8.625% notes and the 9.920% notes with the proceeds of certain offerings of equity securities. On or after April 1, 2004, we may redeem some or all of the 8.625% notes and the 9.920% notes at any time.

Mandatory Offer to Repurchase...    If we experience certain changes of control,
                                    we must offer to repurchase any then-issued notes at 101% of their principal amount or accreted value, as applicable in each class of notes, plus accrued and unpaid interest.

Basic Covenants of Indentures...    The indentures governing the notes, among
                                    other things, restrict our ability and the ability of certain of our subsidiaries to:

                                         - borrow money;

                                         - create certain liens;

                                         - pay dividends on stock or repurchase
                                           stock;

                                         - make investments;

                                         - sell all or substantially all of our
                                           assets or merge with or into other
                                           companies;

                                         - sell assets;

                                         - in the case of our restricted
                                           subsidiaries, create or permit to
                                           exist dividend or payment
                                           restrictions with respect to us; and

                                         - engage in certain transactions with
                                           affiliates.

                                    These covenants are subject to important exceptions.

                                  RISK FACTORS

     You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" for a discussion of certain risks involved with an investment in the new notes.

                UNAUDITED SUMMARY PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Summary Pro Forma Financial Statements are based on the financial statements of Charter Holdings, CCA Group, and CharterComm Holdings, LLC, as adjusted to illustrate the estimated effects of our merger with Marcus Holdings and our recent acquisitions and pending acquisitions, as if such acquisitions, had occurred on June 30, 1999 for the Balance Sheet Data and Operating Data and for the estimated effects of the following transactions, as if such transactions had occurred on January 1, 1998 for the Statements of Operations and Other Financial Data:

          (1) the acquisition of us on December 23, 1998 by Paul G. Allen;

          (2) the acquisition of certain cable systems from Sonic
              Communications, Inc., located in California and Utah, on May 20, 1998, by us for an aggregate purchase price, net of cash acquired, of $228.4 million, comprised of $167.5 million in cash and $60.9 million in a note payable to the seller;

          (3) the acquisition of Marcus Cable on March 31, 1999 by Mr. Allen;

          (4) the acquisitions and dispositions during 1998 by Marcus Cable;

          (5) our merger with Marcus Holdings;

          (6) our recent acquisitions and pending acquisitions; and

          (7) the refinancing of all our debt through the issuance of the original notes and funding under our current credit facilities.

     The Unaudited Summary Pro Forma Financial Statements reflect the application of the principles of purchase accounting to the transactions listed in items (1) through (4) and (6) of the preceding sentence. In purchase accounting, all separately identifiable assets and liabilities are recorded at fair value with the excess purchase price recorded as franchises. The allocation of the purchase price is based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information of intangible assets. The valuation information is expected to be finalized in the fourth quarter of 1999. However, no significant adjustments are anticipated.

     The Unaudited Summary Pro Forma Financial Statements do not purport to be indicative of what our financial position or results of operations would actually have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date. See "Unaudited Pro Forma Financial Statements."

                                                               UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                                     SIX MONTHS ENDED JUNE 30, 1999
                                            ---------------------------------------------------------------------------------
                                             CHARTER        RECENT                     PENDING      REFINANCING
                                             HOLDINGS    ACQUISITIONS    SUBTOTAL    ACQUISITIONS   ADJUSTMENTS      TOTAL
                                            ----------   ------------   ----------   ------------   -----------   -----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
Revenues..................................  $  594,173    $ 127,246     $  721,419    $  181,625      $    --     $   903,044
                                            ----------    ---------     ----------    ----------      -------     -----------
Operating expenses:
  Operating, general and
    administrative........................     310,325       64,798        375,123       103,525           --         478,648
  Depreciation and amortization...........     313,621       62,691        376,312        96,898           --         473,210
  Stock option compensation expense.......      38,194           --         38,194            --           --          38,194
  Corporate expense charges(a)............      11,073        8,999         20,072            --           --          20,072
  Management fees.........................          --        2,815          2,815         2,524           --           5,339
                                            ----------    ---------     ----------    ----------      -------     -----------
    Total operating expenses..............     673,213      139,303        812,516       202,947           --       1,015,463
                                            ----------    ---------     ----------    ----------      -------     -----------
Loss from operations......................     (79,040)     (12,057)       (91,097)      (21,322)                    (112,419)
Interest expense..........................    (183,869)     (27,233)      (211,102)      (71,275)       6,900        (275,477)
Interest income...........................      10,189          259         10,448           197           --          10,645
Other income (expense)....................       2,682         (428)         2,254          (477)          --           1,777
                                            ----------    ---------     ----------    ----------      -------     -----------
Loss before extraordinary item............  $ (250,038)   $ (39,459)    $ (289,497)   $  (92,877)     $ 6,900     $  (375,474)
                                            ==========    =========     ==========    ==========      =======     ===========
OTHER FINANCIAL DATA:
EBITDA(b).................................  $  237,263    $  50,206     $  287,469    $   75,099                  $   362,568
EBITDA margin(c)..........................        39.9%        39.5%          39.8%         41.3%                        40.1%
Adjusted EBITDA(d)........................  $  283,848    $  62,448     $  346,296    $   78,100                  $   424,396
Cash flows from operating activities......     172,770       25,655        198,425        62,512                      260,937
Cash flows used in investing activities...    (321,691)     (36,466)      (358,157)      (75,511)                    (433,668)
Cash flows from (used in) financing
  activities..............................     257,631      (94,559)       163,072       173,974                      337,046
Cash interest expense.....................                                                                            216,851
Capital expenditures......................     263,309       25,576        288,885        74,892                      363,777
Total debt to annualized EBITDA...........                                                                                9.3x
Total debt to annualized Adjusted
  EBITDA..................................                                                                                7.9
EBITDA to cash interest expense...........                                                                                1.7
EBITDA to interest expense................                                                                                1.3
Deficiency of earnings to cover fixed
  charges(e)..............................                                                                        $   375,474
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets..............................  $8,687,474    $ 604,011     $9,291,485    $2,397,189           --     $11,688,674
Total debt................................   5,134,310      588,024      5,722,334     1,007,700           --       6,730,034
Member's equity...........................   3,204,122           --      3,204,122     1,325,000           --       4,529,122

                                                                      SIX MONTHS ENDED JUNE 30, 1999
                                             --------------------------------------------------------------------------------
                                              CHARTER        RECENT                     PENDING      REFINANCING
                                              HOLDINGS    ACQUISITIONS    SUBTOTAL    ACQUISITIONS   ADJUSTMENTS     TOTAL
                                             ----------   ------------   ----------   ------------   -----------   ----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
OPERATING DATA (AT END OF PERIOD, EXCEPT FOR AVERAGES):
Homes passed(f)............................   4,631,000      312,000      4,943,000     1,088,000                   6,031,000
Basic customers(g).........................   2,735,000      211,000      2,946,000       731,000                   3,677,000
Basic penetration(h).......................        59.1%        67.6%          59.6%         67.2%                       61.0%
Premium units(i)...........................   1,674,000       88,000      1,762,000       445,000                   2,207,000
Premium penetration(j).....................        61.2%        41.7%          59.8%         60.9%                       60.0%
Average monthly revenue per basic
  customer(k)..............................                                                                        $    40.93

                                                            UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                                    YEAR ENDED DECEMBER 31, 1998
                                   ----------------------------------------------------------------------------------------------
                                    CHARTER       MARCUS        RECENT                     PENDING      REFINANCING
                                    HOLDINGS     HOLDINGS    ACQUISITIONS    SUBTOTAL    ACQUISITIONS   ADJUSTMENTS      TOTAL
                                   ----------   ----------   ------------   ----------   ------------   -----------   -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
Revenues.........................  $  601,953   $  457,929    $  268,460    $1,328,342    $  328,981     $     --     $ 1,657,323
                                   ----------   ----------    ----------    ----------    ----------     --------     -----------
Operating expenses:
  Operating, general and
    administrative...............     304,555      236,595       138,524       679,674       167,686           --         847,360
  Depreciation and
    amortization.................     370,406      258,348       141,535       770,289       186,485           --         956,774
  Stock option compensation
    expense......................         845           --            --           845            --           --             845
  Corporate expense charges(a)...      16,493       17,042         6,759        40,294            --           --          40,294
  Management fees................          --           --         4,573         4,573        10,100           --          14,673
                                   ----------   ----------    ----------    ----------    ----------     --------     -----------
    Total operating expenses.....     692,299      511,985       291,391     1,495,675       364,271           --       1,859,946
                                   ----------   ----------    ----------    ----------    ----------     --------     -----------
Loss from operations.............     (90,346)     (54,056)      (22,931)     (167,333)      (35,290)          --        (202,623)
Interest expense.................    (204,770)    (140,651)      (95,489)     (440,910)     (118,511)       7,500        (551,921)
Other income (expense)...........         518           --            84           602        (5,944)          --          (5,342)
                                   ----------   ----------    ----------    ----------    ----------     --------     -----------
Loss before extraordinary
  items..........................  $ (294,598)  $ (194,707)   $ (118,336)   $ (607,641)   $ (159,745)    $  7,500     $  (759,886)
                                   ==========   ==========    ==========    ==========    ==========     ========     ===========
OTHER FINANCIAL DATA:
EBITDA(b)........................  $  280,578   $  204,292    $  118,688    $  603,558    $  145,251                  $   748,809
EBITDA margin(c).................        46.6%        44.6%         44.2%         45.4%         44.2%                        45.2%
Adjusted EBITDA(d)...............  $  297,398   $  221,334    $  129,936    $  648,668    $  161,295                  $   809,963
Cash flows from operating
  activities.....................     141,602      135,466        38,186       315,254        36,208                      351,462
Cash flows used in investing
  activities.....................    (387,633)    (217,729)      (56,242)     (661,604)     (177,891)                    (839,495)
Cash flows from (used in)
  financing activities...........     210,306      109,924       (21,932)      298,298        45,184                      343,482
Cash interest expense............                                                                                         436,432
Capital expenditures.............     213,353      224,723        22,672       460,748        70,435                      531,183
Total debt to EBITDA.............                                                                                             8.8x
Total debt to Adjusted EBITDA....                                                                                             8.1
EBITDA to cash interest
  expense........................                                                                                             1.7
EBITDA to interest expense.......                                                                                             1.4
Deficiency of earnings to cover
  fixed charges(e)...............                                                                                     $   759,886
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets.....................  $4,335,527   $2,900,129    $1,941,773    $9,177,429    $2,409,913     $125,000     $11,712,342
Total debt.......................   2,002,206    1,520,995     1,901,590     5,424,791     1,007,171      128,604       6,560,566
Members' equity..................   2,147,379    1,281,912            --     3,429,291     1,325,000       (3,604)      4,750,687

                                                                    YEAR ENDED DECEMBER 31, 1998
                                   ----------------------------------------------------------------------------------------------
                                    CHARTER       MARCUS        RECENT                     PENDING      REFINANCING
                                    HOLDINGS     HOLDINGS    ACQUISITIONS    SUBTOTAL    ACQUISITIONS   ADJUSTMENTS      TOTAL
                                   ----------   ----------   ------------   ----------   ------------   -----------   -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
OPERATING DATA (AT END OF PERIOD, EXCEPT FOR AVERAGES):
Homes passed(f)..................   2,149,000    1,743,000       806,000     4,698,000       989,000                    5,687,000
Basic customers(g)...............   1,255,000    1,062,000       562,000     2,879,000       738,000                    3,617,000
Basic penetration(h).............        58.4%        60.9%         69.7%         61.3%         74.6%                        63.6%
Premium units(i).................     845,000      411,000       299,000     1,555,000       512,000                    2,067,000
Premium penetration(j)...........        67.3%        38.7%         53.2%         54.0%         69.4%                        57.1%
Average monthly revenue per basic
  customer(k)....................                                                                                     $     38.18

-------------------------
(a) Charter Investment provided corporate management and consulting services to our subsidiaries during 1998 and 1999, and to subsidiaries of Marcus Holdings beginning in October 1998. See "Certain Relationships and Related Transactions."

(b) EBITDA represents earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a cable television company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(c)  EBITDA margin represents EBITDA as a percentage of revenues.

(d) Adjusted EBITDA means EBITDA before corporate expenses, management fees and other income (expense) in accordance with the term "Consolidated EBITDA" used in the indentures governing the notes. See "Description of Notes" for a complete presentation of the methodology employed in calculating Adjusted EBITDA. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to meet its debt payments and because it is used in the indentures to determine compliance with certain covenants. However, Adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because Adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by Adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(e) Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(f) Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.

(g)  Basic customers are customers who receive basic cable service.

(h) Basic penetration represents basic customers as a percentage of homes passed.

(i) Premium units represent the total number of subscriptions to premium channels.

(j) Premium penetration represents premium units as a percentage of basic customers.

(k) Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at period end.

     See "Notes to the Unaudited Pro Forma Financial Statements."

                                  RISK FACTORS

     The new notes, like the old notes, entail the following risks. You should carefully consider these risk factors, as well as the other information in this prospectus, before tendering original notes in exchange for new notes.

                                  OUR BUSINESS

WE HAVE SUBSTANTIAL EXISTING DEBT AND WILL INCUR SUBSTANTIAL ADDITIONAL DEBT WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We have a significant amount of debt. As of June 30, 1999, pro forma for our pending acquisitions and recent acquisitions completed since that date, our total debt was approximately $6.7 billion, our total member's equity was approximately $4.5 billion, and the deficiency of our earnings available to cover fixed charges was approximately $375 million.

     Our significant debt could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations to you with respect to the notes and to satisfy our obligations under our credit facilities;

     - increase our vulnerability to general adverse economic and cable industry conditions, including interest rate fluctuations, because much of our borrowings are and will continue to be at variable rates of interest;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which will reduce our funds available for working capital, capital expenditures, acquisitions of additional systems and other general corporate expenses;

     - limit our flexibility in planning for, or reacting to, changes in our business and the cable industry generally;

     - place us at a disadvantage compared to our competitors that have proportionately less debt; and

     - limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in such debt.

     We anticipate incurring significant additional debt in the future to fund the expansion, maintenance and the upgrade of our systems. If new debt is added to our current debt levels, the related risks that we and you now face could intensify.

THE AGREEMENTS AND INSTRUMENTS GOVERNING OUR DEBT CONTAIN RESTRICTIONS AND LIMITATIONS WHICH COULD SIGNIFICANTLY IMPACT OUR ABILITY TO OPERATE OUR BUSINESS AND REPAY THE NOTES.

     Our credit facilities and the indentures governing the notes contain a number of significant covenants that could adversely impact our business. These covenants, among other things, restrict the ability of our subsidiaries to:

     - pay dividends;

     - pledge assets;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - create liens; and

     - make certain investments or acquisitions.

Furthermore, in accordance with our credit facilities, we are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument.

IF WE DEFAULT UNDER OUR CREDIT FACILITIES, WE MAY NOT HAVE THE ABILITY TO MAKE PAYMENTS ON THE NOTES, WHICH WOULD PLACE US IN DEFAULT UNDER OUR INDENTURES. SUCH DEFAULTS MAY ADVERSELY AFFECT US.

     In the event of a default under our credit facilities, lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In any event, when a default exists under our credit facilities, funds may not be distributed by our subsidiaries to Charter Holdings to pay interest or principal on the notes. If the amounts outstanding under our credit facilities are accelerated, thereby causing an acceleration of amounts outstanding under the notes, we may not be able to repay such amounts or the notes. In addition, under the terms of our credit facilities, if the 8.250% notes are not refinanced at least six months prior to the date of their maturity, the entire amount due under such credit facilities will become due and payable and we may not have the ability to make such payment. Any default under any of our credit facilities or our indentures may adversely affect our growth, our financial condition and our results of operations.

THE NOTES ARE THE OBLIGATIONS OF A HOLDING COMPANY WHICH HAS NO OPERATIONS AND DEPENDS ON ITS OPERATING SUBSIDIARIES FOR CASH. OUR SUBSIDIARIES MAY BE LIMITED IN THEIR ABILITY TO MAKE FUNDS AVAILABLE FOR THE PAYMENT OF AMOUNTS DUE UNDER THE NOTES.

     As a holding company, Charter Holdings does not hold substantial assets other than its direct or indirect investments in and advances to our operating subsidiaries. Consequently, our subsidiaries conduct all of our operations and own substantially all of our assets. As a result, our cash flow and our ability to meet our debt payment obligations on the notes will depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, equity distributions or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on the notes. In addition, our subsidiaries' ability to make any such loans, equity distributions or other payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

BECAUSE OF OUR HOLDING COMPANY STRUCTURE, THE NOTES WILL BE SUBORDINATE TO ALL LIABILITIES OF OUR SUBSIDIARIES.

     Under our credit facilities, Charter Operating is the borrower, and our other subsidiaries are guarantors. The lenders under our credit facilities will have the right to be paid before you from any of our subsidiaries' assets. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. This will adversely affect our ability to make payments to you as a holder of the notes.

OUR ABILITY TO GENERATE THE SIGNIFICANT AMOUNT OF CASH NEEDED TO SERVICE OUR DEBT AND GROW OUR BUSINESS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on our debt, including the notes, and to fund our planned capital expenditures for upgrading our cable systems and for other purposes will depend on our ability to generate cash and secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future borrowings are not available to us under our credit facilities or from other sources of financing, we may not be able to repay our debt, including the notes, to grow our business or to fund our other liquidity needs.

WE HAVE GROWN RAPIDLY AND HAVE A LIMITED HISTORY OF OPERATING OUR CURRENT SYSTEMS. THIS MAKES IT DIFFICULT FOR YOU TO COMPLETELY EVALUATE OUR PERFORMANCE.

     We commenced active operations in 1994 and have grown rapidly since then through acquisitions of cable systems. As of June 30, 1999, giving effect to our pending acquisitions and recent acquisitions closed since June 30, 1999, our systems served approximately 193% more customers than were served as of December 31, 1998. As a result, historical financial information about us may not be indicative of the future or of results that we can achieve with the cable systems which will be under our control. Our recent growth in revenue and growth in EBITDA over our short operating history is not necessarily indicative of future performance.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO EXPERIENCE NET LOSSES. CONSEQUENTLY, WE MAY NOT HAVE THE ABILITY TO FINANCE OUR FUTURE OPERATIONS.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. We reported net losses from continuing operations, before extraordinary items, of $5 million for 1997, $23 million for 1998, and $224 million for the six months ended June 30, 1999. On a pro forma basis, giving effect to our merger with Marcus Holdings and our recent and pending acquisitions, we had net losses from continuing operations, before extraordinary items of $760 million for 1998. For the six months ended June 30, 1999, on the same pro forma basis, we had net losses from continuing operations, before extraordinary items of $375 million. We expect our net losses to increase as a result of our merger with Marcus Holdings and our recent and pending acquisitions. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

WE MAY NOT BE ABLE TO OBTAIN CAPITAL SUFFICIENT TO FUND OUR PLANNED UPGRADES AND OTHER CAPITAL EXPENDITURES. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We intend to upgrade a significant portion of our cable systems over the coming years and make other capital investments. For the three years ending December 31, 2001, we plan to spend approximately $900 million including Marcus Cable, or $1.2 billion pro forma including our recent and pending acquisitions, to upgrade the systems we own and the systems we have agreed to acquire in our pending acquisitions. We also plan to spend an additional $900 million, or $1.3 billion pro forma for our recent and pending acquisitions, to maintain and expand the systems we own and the systems we will acquire. We cannot assure you that these amounts will be sufficient to accomplish our planned system upgrades, maintenance and expansion. If we cannot obtain the necessary funds from increases in our operating cash flow, additional borrowings or other sources, we may not be able to fund our planned upgrades and expansion and offer new products and services on a timely basis. Consequently, our growth, our financial condition and the results of our operations could suffer materially.

IF WE ARE UNSUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY, WE MAY BE UNABLE TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

     We expect that a substantial portion of our future growth will be achieved through revenues from new products and services and the acquisition of additional cable systems. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues. In addition, we cannot predict the success of our acquisition strategy. In the past year, the cable television industry has undergone dramatic consolidation which has reduced the number of future acquisition prospects. This consolidation may increase the purchase price of future acquisitions, and we may not be successful in identifying attractive acquisition targets in the future. Additionally, those acquisitions we do complete are not likely to have a positive net impact on our operating results in the near future. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations to you under the notes or obtain alternative financing.

WE MAY NOT HAVE THE ABILITY TO INTEGRATE THE NEW SYSTEMS THAT WE ACQUIRE AND THE CUSTOMERS THEY SERVE WITH OUR EXISTING SYSTEMS. THIS COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND GROWTH STRATEGY.

     Upon the completion of our pending acquisitions, we will own and operate cable systems serving approximately 3.7 million customers, as compared to the cable systems we currently own which serve approximately 2.7 million customers as of June 30, 1999. In addition, we may acquire more cable systems in the future, through system swaps or otherwise. The integration of our new cable systems poses a number of significant risks, including:

     - our acquisitions may not have a positive impact on our cash flows from operations.

     - the integration of these new systems and customers will place significant demands on our management and our operations, informational services, and financial, legal and marketing resources. Our current operating and financial systems and controls and information services may not be adequate, and any steps taken to improve these systems and controls may not be sufficient.

     - our current information systems may be incompatible with the information systems we have acquired or plan to acquire. We may be unable to integrate these information systems at a reasonable cost or in a timely manner.

     - acquired businesses sometimes result in unexpected liabilities and contingencies which could be significant.

     - our continued growth will also increase our need for qualified personnel. We may not be able to hire such additional qualified personnel.

     We cannot assure you that we will successfully integrate any acquired systems into our operations.

THE FAILURE TO OBTAIN NECESSARY REGULATORY APPROVALS, OR TO SATISFY OTHER CLOSING CONDITIONS, COULD IMPEDE THE CONSUMMATION OF A PENDING ACQUISITION. THIS WOULD PREVENT OR DELAY OUR STRATEGY TO EXPAND OUR BUSINESS AND INCREASE REVENUES.

     Our pending acquisitions are subject to federal, state and local regulatory approvals. We cannot assure you that we will be able to obtain any necessary approvals. These pending acquisitions are also subject to a number of other closing conditions. We cannot assure you as to when, or if, each such acquisition will be consummated. Any delay, prohibition or modification could adversely affect the terms of a pending acquisition or could require us to abandon an otherwise attractive opportunity and possibly forfeit earnest money.

OUR PROGRAMMING COSTS ARE INCREASING. WE MAY NOT HAVE THE ABILITY TO PASS THESE INCREASES ON TO OUR CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR CASH FLOW AND OPERATING MARGINS.

     Programming has been and is expected to continue to be our largest single expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. This escalation may continue and we may not be able to pass programming cost increases on to our customers. In addition, as we upgrade the channel capacity of our systems and add programming to our basic and expanded basic programming tiers, and reposition premium services to the basic tier, we may face additional market constraints on our ability to pass programming costs on to our customers. Basic programming includes a variety of entertainment and local programming. Expanded basic programming offers more services than basic programming. Premium service provides unedited, commercial-free movies, sports and other special event entertainment programming. The inability to pass programming cost increases on to our customers will have an adverse impact on our cash flow and operating margins.

WE MAY BE UNABLE TO NEGOTIATE CONSTRUCTION CONTRACTS ON FAVORABLE TERMS AND OUR CONSTRUCTION COSTS MAY INCREASE SIGNIFICANTLY. THIS COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The expansion and upgrade of our existing systems and the systems we plan to acquire in our pending acquisitions will require us to hire contractors and enter into a number of construction agreements. We may have difficulty hiring experienced civil contractors, and the contractors we hire may encounter cost overruns or delays in construction. Our construction costs may increase significantly over the next few years as existing contracts expire and as demand for cable construction services continues to grow. We cannot assure you that we will be able to construct new systems or expand or upgrade existing or acquired systems in a timely manner or at a reasonable cost. This may adversely affect our growth, financial condition and results of operations.

OUR PRINCIPAL EQUITY HOLDER MAY HAVE INTERESTS ADVERSE TO YOUR INTERESTS.

     Paul G. Allen beneficially owns approximately 97% of our outstanding equity interests on a fully diluted basis. Accordingly, Mr. Allen has the ability to control fundamental corporate transactions requiring equity holder approval, including without limitation, election of directors, approval of merger transactions involving us and sales of all or substantially all of our assets. Further, through his effective control of our management and affairs, Mr. Allen could cause us to enter into contracts with another corporation in which he owns an interest, or cause us to decline a transaction that he or an entity in which he owns an interest ultimately enters into.

     Mr. Allen may engage in other businesses involving the operation of cable television systems, video programming, high-speed Internet access or electronic commerce, or other businesses that compete or may in the future compete with us through one or more of his affiliates, subject to the provisions of the certificate of incorporation of Charter Communications, Inc. and the operating agreement of Charter Communications Holding Company. See "Certain Relationships and Related Transactions -- Allocation of Business Opportunities with Mr. Allen." If he did so, we and Mr. Allen would be competing. In addition, Mr. Allen currently engages and may engage in the future in businesses that are complementary to our cable television business. Accordingly, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen's affiliates. Current or future agreements between us and Mr. Allen may not be the result of arm's-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties. Further, many past and future transactions with Mr. Allen or his affiliates are informal in nature and, therefore, costs and benefits are not formally allocated among the parties to the transactions. As a result, there inevitably will be some discretion left to the parties, who are subject to the potentially conflicting interests described above.

     We have not instituted any formal plan or arrangement to address potential conflicts of interest that may arise.

UPON THE COMPLETION OF THE INITIAL PUBLIC OFFERING BY CHARTER COMMUNICATIONS, INC., IT IS ANTICIPATED THAT WE WILL NOT BE PERMITTED TO ENGAGE IN ANY BUSINESS ACTIVITY OTHER THAN THE CABLE TRANSMISSION OF VIDEO, AUDIO AND DATA UNLESS MR. ALLEN FIRST DETERMINES NOT TO PURSUE THAT PARTICULAR BUSINESS ACTIVITY. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES OUTSIDE OF THE CABLE TRANSMISSION BUSINESS AND ENTER INTO NEW BUSINESSES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The certificate of incorporation of Charter Communications, Inc. and Charter Communications Holding Company's operating agreement will provide that, until all of the shares of Charter Communications, Inc.'s Class B common stock held by Mr. Allen have automatically converted into shares of Class A common stock, Charter Communications, Inc. and Charter Communications Holding Company, including their subsidiaries, cannot engage in any business activity outside the cable transmission business, unless the opportunity to pursue that particular business activity is first offered to Mr. Allen. The cable transmission business means the business of transmitting video, audio, including telephone services, and data on cable television systems owned or managed by us from time to time. Mr. Allen must decide not to pursue such other business activity and consent to our engaging in the business activity. These provisions may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations. See "Certain Relationships and Related Transactions -- Allocation of Business Opportunities with Mr. Allen."

OUR MANAGEMENT WILL BE RESPONSIBLE FOR MANAGING OTHER CABLE OPERATIONS AND WILL NOT DEVOTE THEIR FULL TIME TO OUR OPERATIONS. THIS COULD IMPAIR OUR OPERATING RESULTS AND GIVE RISE TO CONFLICTS OF INTEREST.

     Mr. Allen and certain other of our affiliates, including our direct parent, Charter Communications Holding Company, have agreed to acquire, and may from time to time in the future acquire, cable systems in addition to those owned or acquired by us. To date, such affiliates have signed agreements to purchase cable systems with a total of approximately 2.5 million customers. Although in the past, Charter Investment has assigned certain of their acquisitions to us, there is no present intention on the part of Charter Investment or any of our other affiliates to contribute any additional acquisitions to us or to any of our subsidiaries.

     Charter Investment, of which Mr. Allen is the majority owner, as well as some of the officers of Charter Investment who currently manage our cable systems, will have a substantial role in managing these outside systems. Charter Investment and its officers and employees now devote substantially all of their time to managing our systems. However, when such persons begin to manage outside cable systems as well, the time they devote to managing our systems will be correspondingly reduced. This could impair our results of operations. Moreover, allocating managers' time and other resources of Charter Investment between our systems and outside systems held by our affiliates could give rise to conflicts of interest. Charter Investment does not have or plan to create formal procedures for determining whether and to what extent outside cable television systems described above will receive priority with respect to personnel requirements.

THE LOSS OF CERTAIN KEY EXECUTIVES COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     Our operations are managed by Charter Investment which, in turn, is managed by a small number of key executive officers, including Jerald L. Kent. The loss of the services of these individuals, and, in particular, of Mr. Kent, could adversely affect our ability to manage our business which, in turn, could adversely affect our financial condition and results of operations.

DATA PROCESSING FAILURES AFTER DECEMBER 31, 1999 COULD SIGNIFICANTLY DISRUPT OUR OPERATIONS, CAUSING A DECLINE IN CASH FLOW AND REVENUES AND OTHER DIFFICULTIES.

     The year 2000 problem affects our owned and licensed computer systems and equipment used in connection with internal operations. It also affects our non-information technology systems, including embedded systems in our buildings and other infrastructure. Additionally, since we rely directly and indirectly, in the regular course of business, on the proper operation and compatibility of third party systems, the year 2000 problem could cause these systems to fail, err or become incompatible with our systems.

     Much of our assessment efforts regarding the year 2000 problem has involved, and depends on, inquiries to third party service providers. Some of these third parties that have certified the readiness of their products will not certify that such products have operating compatibility with our systems. If we, or a significant third party with whom we communicate and do business through computers, fails to become year 2000 ready, or if the year 2000 problem causes our systems to become internally incompatible or incompatible with key third party systems, our business could suffer material disruptions. We could also face disruptions if the year 2000 problem causes general widespread problems or an economic crisis. We cannot now estimate the extent of these potential disruptions. We cannot assure you that our efforts to date and our ongoing efforts to prepare for the year 2000 problem will be sufficient to prevent a material disruption of our operations, particularly with respect to systems we may acquire prior to December 31, 1999. As a result of any such disruption our growth, financial condition and results of operations could suffer materially.

THERE SHOULD BE NO EXPECTATION THAT MR. ALLEN WILL FUND OUR OPERATIONS OR OBLIGATIONS IN THE FUTURE.

     In the past, Mr. Allen and/or his affiliates have contributed equity to Charter Investment and Charter Communications Holding Company. Pursuant to a membership interests purchase agreement, as amended, Vulcan Cable III contributed $500 million on August 10, 1999 to Charter Communications Holding Company, and agreed to contribute an additional $825 million, which will be in the form of cash and certain equity interests to be acquired in connection with the Rifkin acquisition, to Charter Communications Holding Company. Charter Communications Holding Company has committed to contribute all of this equity to us. There can be no expectation that Mr. Allen or his affiliates will continue to contribute funds to us or to our affiliates in the future.

                                  OUR INDUSTRY

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT WHICH CAN AFFECT OUR BUSINESS AND OPERATIONS.

     The industry in which we operate is highly competitive. In some instances we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-standing relationships with regulatory authorities. Mergers, joint ventures and alliances among cable television operators, regional telephone companies, long distance telephone service providers, electric utilities, local exchange carriers, which are local phone companies that provide local area telephone services and access to long distance services to customers, providers of cellular and other wireless communications services and others may result in providers capable of offering cable television and other telecommunications services in direct competition with us.

     We also face competition within the subscription television industry, which includes providers of paid television service, and excludes broadcast companies that transmit their signal to customers without assessing a subscription fee. We also face competition from companies distributing television broadcast signals without a subscription fee and from other communications and entertainment media, including conventional off-air television and radio broadcasting services, newspapers, movie theaters, the Internet, live sports events and home video products. We cannot assure you that upgrading our cable systems will allow us to compete effectively. Additionally, as we expand and introduce new and enhanced services, including additional telecommunications services, we will be subject to competition from other telecommunications providers. We cannot predict the extent to which this competition may affect our business and operations in the future.

WE MAY NOT BE ABLE TO FUND THE CAPITAL EXPENDITURES NECESSARY TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS OR OUR CUSTOMERS' DEMAND FOR NEW PRODUCTS OR SERVICES. THIS COULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY.

     The cable business is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with technological developments, or that we will successfully anticipate the demand of our customers for products or services requiring new technology. This type of rapid technological change could adversely affect our plans to upgrade or expand our systems and respond to competitive pressures. Our inability to upgrade, maintain and expand our systems and provide enhanced services in a timely manner, or to anticipate the demands of the market place, could adversely affect our ability to compete. Consequently, our growth, results of operation and financial condition could suffer materially.

WE OPERATE OUR CABLE SYSTEMS UNDER FRANCHISES WHICH ARE NON-EXCLUSIVE. LOCAL FRANCHISING AUTHORITIES CAN GRANT ADDITIONAL FRANCHISES AND CREATE COMPETITION IN MARKET AREAS WHERE NONE EXISTED PREVIOUSLY.

     Our cable systems are operated under franchises granted by local franchising authorities. These franchises are non-exclusive. Consequently, such local franchising authorities can grant additional franchises to competitors in the same geographic area. As a result, competing operators may build systems in areas in which we hold franchises. The existence of more than one cable system operating in the same territory is referred to as an overbuild. Overbuilds can adversely affect our operations. We are currently aware of overbuild situations in six of our systems and potential overbuild situations in another four of our systems, together representing a total of approximately 89,000 customers. Additional overbuild situations may occur in other systems.

OUR CABLE SYSTEMS ARE OPERATED UNDER FRANCHISES WHICH ARE SUBJECT TO NON-RENEWAL OR TERMINATION. THE FAILURE TO RENEW A FRANCHISE COULD ADVERSELY AFFECT OUR BUSINESS IN A KEY MARKET.

     Our cable systems generally operate pursuant to non-exclusive franchises, permits or licenses typically granted by a municipality or other state or local government controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and establish monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with material provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal, which have been and may continue to be costly to us. In certain cases, franchises have not been renewed at expiration, and we have operated under either temporary operating agreements or without a license while negotiating renewal terms with the local franchising authorities. We cannot assure you that we will be able to renew these franchises in the future. In the future, a sustained and material failure to renew a franchise could adversely affect our business in the affected geographic area.

LOCAL FRANCHISE AUTHORITIES HAVE THE ABILITY TO IMPOSE ADDITIONAL REGULATORY CONSTRAINTS ON OUR BUSINESS. THIS CAN FURTHER INCREASE OUR EXPENSES.

     In addition to the franchise document, cable authorities have also adopted in some jurisdictions cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases our expenses in operating our business. We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements.

     Local franchising authorities also have the power to reduce rates and order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. Basic service tier rates are the prices charged for basic programming services. As of June 30, 1999, we have refunded an aggregate amount of approximately $50,000 since our inception. We may be required to refund additional amounts in the future.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL LEGISLATION AND REGULATION. THE APPLICABLE LEGISLATION AND REGULATIONS, AND CHANGES TO THEM, COULD ADVERSELY AFFECT OUR BUSINESS BY INCREASING OUR EXPENSES.

     Regulation of the cable industry has increased the administrative and operational expenses and limited the revenues of cable systems. Cable operators are subject to, among other things:

     - limited rate regulation;

     - requirements that, under specified circumstances, a cable system carry a local broadcast station or obtain consent to carry a local or distant broadcast station;

     - rules for franchise renewals and transfers; and

     - other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

     Additionally, many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. There are also ongoing efforts to amend or expand the state and local regulation of some of our cable systems, which may compound the regulatory risks we already face. We expect further efforts, but cannot predict whether any of the states or localities in which we now operate will expand regulation of our cable systems in the future or how they will do so.

WE MAY BE REQUIRED TO PROVIDE ACCESS TO OUR NETWORKS TO OTHER INTERNET SERVICE PROVIDERS. THIS COULD SIGNIFICANTLY INCREASE OUR COMPETITION AND ADVERSELY AFFECT THE UPGRADE OF OUR SYSTEMS OR OUR ABILITY TO PROVIDE NEW PRODUCTS AND SERVICES.

     There are proposals before the United States Congress and the Federal Communications Commission to require all cable operators to make a portion of their cable systems' bandwidth available to other Internet service providers, such as telephone companies. Certain local franchising authorities are considering or have already approved such "open access" requirements. A federal district court in Portland, Oregon, recently upheld the legality of an open access requirement. Recently, a number of companies, including telephone companies and Internet service providers, have requested local authorities and the Federal Communications Commission to require cable operators to provide access to cable's broadband infrastructure, which allows cable to deliver a multitude of channels and/or services, so that these companies may deliver Internet services directly to customers over cable facilities. Broward County, Florida recently granted open access to an

Internet service provider as a condition to a cable operator's transfer of its franchise for cable service. The cable operator has commenced legal action at the district level. Allocating a portion of our bandwidth capacity to other Internet service providers would impair our ability to use our bandwidth in ways that would generate maximum revenues. In addition, our Internet service provider competitors would be strengthened. We may also decide not to upgrade our systems which would prevent us from introducing our planned new products and services. In addition, we cannot assure you that if we were required to provide access in this manner, it would not adversely impact our profitability in many ways, including any or all of the following:

     - significantly increasing competition;

     - increasing the expenses we incur to maintain our systems; and

     - increasing the expense of upgrading and/or expanding our systems.

DESPITE RECENT DEREGULATION OF EXPANDED BASIC CABLE PROGRAMMING PACKAGES, WE ARE CONCERNED THAT CABLE RATE INCREASES COULD GIVE RISE TO FURTHER REGULATION. THIS COULD IMPAIR OUR ABILITY TO RAISE RATES TO COVER OUR INCREASING COSTS OR CAUSE US TO DELAY OR CANCEL SERVICE OR PROGRAMMING ENHANCEMENTS.

     On March 31, 1999, the pricing guidelines of expanded basic cable programming packages were deregulated, permitting cable operators to set their own rates. This deregulation was not applicable to basic services. However, the Federal Communications Commission and the United States Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the Federal Communications Commission or the United States Congress will again restrict the ability of cable television operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our financial condition and results of operations could be materially adversely affected.

IF WE OFFER TELECOMMUNICATIONS SERVICES, WE MAY BE SUBJECT TO ADDITIONAL REGULATORY BURDENS CAUSING US TO INCUR ADDITIONAL COSTS.

     If we enter the business of offering telecommunications services, we may be required to obtain federal, state and local licenses or other authorizations to offer such services. We may not be able to obtain such authorizations in a timely manner, if at all, and conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Furthermore, telecommunications companies, including Internet protocol telephony companies, which are companies that have the ability to offer telephone services over the Internet, generally are subject to significant regulation as well as higher fees for pole attachments. Pole attachments are cable wires that are attached to poles. In particular, cable operators who provide telecommunications services and cannot reach agreement with local utilities over pole attachment rates in states that do not regulate pole attachment rates will be subject to a methodology prescribed by the Federal Communications Commission for determining the rates. These rates may be higher than those paid by cable operators who do not provide telecommunications services. The rate increases are to be phased in over a five-year period beginning on February 8, 2001. If we become subject to telecommunications regulation or higher pole attachment rates, we may incur additional costs which may be material to our business.

                                  THE OFFERING

THERE IS NO PUBLIC MARKET FOR THE NOTES. AN ACTIVE MARKET MAY NOT DEVELOP CAUSING DIFFICULTIES FOR YOU IF YOU TRY TO RESELL THE NOTES.

     The new notes will be new securities for which there is currently no public market. We do not intend to list the new notes on any national securities exchange or quotation system. There can be no assurance as to the development of any market or liquidity of any market that may develop for the new notes. If a trading market does not develop or is not maintained, you may experience difficulty in reselling new notes, or you may be unable to sell them at all.

IF YOU FAIL TO EXCHANGE YOUR ORIGINAL NOTES FOR NEW NOTES, SUCH ORIGINAL NOTES WILL REMAIN SUBJECT TO RESTRICTIONS ON TRANSFER. ACCORDINGLY, THE LIQUIDITY OF THE MARKET FOR THE ORIGINAL NOTES COULD BE ADVERSELY AFFECTED.

     Holders of original notes who do not exchange their original notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the original notes set forth in the legend on the original notes. This is a consequence of the issuance of the original notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. In general, original notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. If we complete the exchange offer, we will not be required to register the original notes, and we do not anticipate that we will register the original notes, under the Securities Act. Additionally, to the extent that original notes are tendered and accepted in the exchange offer, the aggregate principal amount of original notes outstanding will decrease, with a resulting decrease in the liquidity of the market for the original notes.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES FOLLOWING A CHANGE OF CONTROL OFFER. THIS WOULD PLACE US IN DEFAULT UNDER THE INDENTURES GOVERNING THE NOTES.

     Under the indentures governing the notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the notes. In addition, a change of control would require the repayment of borrowings under our credit facilities. Because the credit facilities are obligations of our subsidiaries, the credit facilities would have to be repaid by our subsidiaries before their assets could be used to repurchase the notes. Our failure to make or complete an offer to repurchase the notes would place us in default under the indentures.

THE 9.920% NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT. CONSEQUENTLY, HOLDERS OF 9.920% NOTES WILL GENERALLY BE REQUIRED TO INCLUDE AMOUNTS IN GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIVING CASH.

     The 9.920% notes will be issued at a substantial discount from their stated principal amount. As a result, purchasers of such notes generally will be required to include the accrued portion of such discount in gross income, as interest, for United States federal income tax purposes in advance of the receipt of cash payments of such interest.

IF A BANKRUPTCY PETITION WERE FILED BY OR AGAINST US, YOU MAY RECEIVE A LESSER AMOUNT FOR YOUR CLAIM THAN YOU WOULD BE ENTITLED TO RECEIVE UNDER THE INDENTURE GOVERNING THE 9.920% NOTES, AND YOU MAY REALIZE TAXABLE GAIN OR LOSS UPON PAYMENT OF YOUR CLAIM.

     If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the 9.920% notes, the claim by a holder of such notes for the principal amount of such notes may be limited to an amount equal to the sum of:

     (1) the initial offering price for such notes; and

     (2) that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

     Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of 9.920% notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture governing the 9.920% notes, even if sufficient funds are available. In addition, to the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of 9.920% notes may realize taxable gain or loss upon payment of that holder's claim in bankruptcy.

IF WE DO NOT FULFILL OUR OBLIGATIONS TO YOU UNDER THE NOTES, YOU WILL NOT HAVE ANY RECOURSE AGAINST OUR EQUITY HOLDERS OR THEIR AFFILIATES.

     The notes will be issued solely by Charter Holdings and Charter Capital. None of our equity holders, directors, officers, employees or affiliates, including Paul G. Allen, will be an obligor or guarantor under the notes. Furthermore, the indentures governing the notes expressly provide that these parties will not have any liability for our obligations under the notes or the indentures. By accepting the notes, you waive and release all such liability as consideration for issuance of the notes. Consequently, if we do not fulfill our obligations to you under the notes, you will have no recourse against any of these parties.

     Additionally, our equity holders, including Mr. Allen, will be free to manage other entities, including other cable companies. If we do not fulfill our obligations to you under the notes, you will have no recourse against those other entities or their assets as well.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption "Risk Factors" and elsewhere in this prospectus, and include, but are not limited to:

     - our plans to achieve growth by offering new and enhanced services and through acquisitions;

     - our anticipated capital expenditures for our planned upgrades, and the ability to fund such upgrades;

     - our beliefs regarding the affects of governmental regulation on our business;

     - our ability to effectively compete in a highly competitive environment;
       and

     - our expectations to be ready for any year 2000 problem.

     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreements entered into in connection with the offering of the original notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive original notes with the same original principal amount at maturity. The form and terms of the original notes are the same as the form and terms of the new notes, except as otherwise described in this prospectus. The original notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our outstanding debt.

     We received proceeds totaling approximately $2.99 billion from the private placement of the original notes. Some of these proceeds were used to complete cash tender offers for certain then-outstanding notes of our subsidiaries. Some of these proceeds were also used to pay off a portion of our previous credit facilities, and to fund working capital, capital expenditures and recent acquisitions.

     The break-down of the uses of these proceeds are as follows (in billions):

Tender offers:
  CharterComm Holdings, LLC (a)
     14.00% senior secured discount debentures due 2007.....  $0.14
     11.25% senior notes due 2006...........................   0.14
  Marcus Cable (b)
     13.50% senior subordinated guaranteed discount notes
      due 2004..............................................   0.43
     14.25% senior discount notes due 2005..................   0.30
Previous credit facilities:
  Charter Communications Properties, LLC credit agreement
     (c)....................................................   0.07
  CharterComm Holdings credit agreements (d)................   0.16
  CCA Group credit agreements (e)...........................   0.27
  Marcus Cable credit agreement (f).........................   0.83
Cash used to fund working capital, capital expenditures and
  recent acquisitions.......................................   0.53
Discounts and commissions...................................   0.07
Expenses....................................................   0.05
                                                              -----
Total.......................................................  $2.99
                                                              =====

---------------
(a) As of December 31, 1998, the effective interest rate of the 14.00% senior secured discount debentures, which mature March 2007, was 10.7%, and the effective interest rate of the 11.25% senior notes, which mature March 2006, was 9.6%.

(b) As of December 31, 1998, the effective interest rate of the 13.50% senior subordinated guaranteed discount notes, which mature August 2004, was 10.0%, and the effective interest rate of the 14.25% senior discount notes, which mature December 2005, was 14.1%.

(c) As of December 31, 1998, the variable interest rates of the Charter Communications Properties credit agreement, with maturity dates ranging from March 2000 through June 2007, ranged from 7.44% to 8.19%. Included in the $70 million repayment is $30 million of borrowings, incurred in March 1998, to finance part of the Sonic acquisition.

(d) As of December 31, 1998, the variable interest rates of the CharterComm Holdings credit agreements, with maturity dates ranging from June 2002 through June 2007, ranged from 6.69% to 7.31%.

(e) As of December 31, 1998, the variable interest rates of one of the CCA Group credit agreements, with maturity dates ranging from March 2002 through March 2007, ranged from 6.88% to 8.06% and the variable interest rates of the other CCA Group credit agreement, with maturity dates ranging from December 1999 through March 2006, ranged from 6.56% to 7.59%. Included in the $270 million repayment is $30 million of borrowings, incurred in October 1998, to repay a portion of a note payable.

(f) As of December 31, 1998, the variable interest rates of the Marcus Cable credit agreement, with maturity dates ranging from December 2002 through April 2004, ranged from 6.23% to 7.75%.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999, and as adjusted to give effect to additional borrowings under our credit facilities and additional equity contributions in connection with our recent acquisitions and pending acquisitions, as if such transactions had occurred on June 30, 1999.

     This table should be read in conjunction with the Unaudited Pro Forma Financial Statements and the accompanying notes included elsewhere in this prospectus.

                                                                 AS OF JUNE 30, 1999
                                                              -------------------------
                                                                                AS
                                                              HISTORICAL     ADJUSTED
                                                              ----------    -----------
                                                               (DOLLARS IN THOUSANDS)
CHARTER HOLDINGS:
Long-term debt:
  Credit facilities.........................................  $2,025,000    $ 3,595,724
  8.250% senior notes.......................................     600,000        600,000
  8.625% senior notes.......................................   1,500,000      1,500,000
  9.920% senior discount notes..............................   1,475,000      1,475,000
  10% senior discount notes -- Renaissance..................     114,413        114,413
  Other(a)..................................................       1,010         26,010
                                                              ----------    -----------
                                                               5,715,423      7,311,147
  Unamortized discount......................................    (581,113)      (581,113)
                                                              ----------    -----------
     Total long-term debt...................................   5,134,310      6,730,034
  Member's equity(b)........................................   3,204,122      4,529,122
                                                              ----------    -----------
     Total capitalization...................................  $8,338,432    $11,259,156
                                                              ==========    ===========

-------------------------

(a) Represents the notes of certain subsidiaries not tendered in connection with the tender offers and preferred equity interests.

(b) Member's equity, as adjusted, is increased by $1.325 billion, the additional equity from Paul G. Allen in connection with our recent and pending acquisitions.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Financial Statements are based on the financial statements of Charter Holdings, CCA Group, and CharterComm Holdings. They are adjusted to illustrate the estimated effects of our pending acquisitions and recent acquisitions closed since June 30, 1999, as if such acquisitions had occurred on June 30, 1999 for the Balance Sheet Data and Operating Data, and for the estimated effects of the following transactions as if they had occurred on January 1, 1998 for the Statement of Operations and Other Financial Data:

     (1) the acquisition of us on December 23, 1998 by Paul G. Allen;

     (2) the acquisition of Sonic cable systems on May 20, 1998 by us;

     (3) the acquisition of Marcus Cable on March 31, 1999 by Paul G. Allen;

     (4) the acquisitions and dispositions during 1998 by Marcus Cable;

     (5) our merger with Marcus Holdings;

     (6) our recent and pending acquisitions; and

     (7) the refinancing of all the debt of our subsidiaries through the issuance of the original notes and funding under our credit facilities.

     The Unaudited Pro Forma Financial Statements reflect the application of the principles of purchase accounting to the transactions listed in items (1) through (4) and (6). The allocation of purchase price is based, in part, on preliminary information which is subject to adjustment upon obtaining complete valuation information of intangible assets. The valuation information is expected to be finalized in the fourth quarter of 1999. We believe that finalization of the purchase price will not have a material impact on the results of operations or financial position of Charter Holdings.

     The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. In particular, the pro forma adjustments assume that the sellers of Rifkin will elect all cash for payment of the Rifkin purchase price. The Rifkin sellers may elect to take up to $250 million of the purchase price in preferred or common equity of Charter Holdings or, if mutually agreed to by the parties, of a parent of Charter Holdings. The impact of such is disclosed in (f) to Note B to the Unaudited Pro Forma Statement of Operations for the six months ended June 30, 1999 and (f) to Note C to the Unaudited Pro Forma Statement of Operations for the year ended December 31, 1998. We have also assumed the obligations to purchase outstanding notes of Helicon and Rifkin through tender offers. The Helicon notes are currently callable. In addition, we have purchased 30% of the Renaissance notes. We have financed, and will finance these purchases through borrowings under our credit facilities. The estimated impact on interest expense, should we be unsuccessful in our tender offer for the Rifkin notes, is disclosed in footnote
(f) of Note B to the Unaudited Pro Forma Statement of Operations for the six months ended June 30, 1999, and footnote (f) of Note C to the Unaudited Pro Forma Statement of Operations for the year ended December 31, 1998. The Unaudited Pro Forma Financial Statements and accompanying notes should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Unaudited Pro Forma Financial Statements do not purport to be indicative of what our financial position or results of operations would actually have been had the transactions above been completed on the dates indicated or to project our results of operations for any future date.

                                                       UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                              SIX MONTHS ENDED JUNE 30, 1999
                                     --------------------------------------------------------------------------------
                                      CHARTER        RECENT                     PENDING      REFINANCING
                                      HOLDINGS    ACQUISITIONS                ACQUISITIONS   ADJUSTMENTS
                                      (NOTE A)      (NOTE B)      SUBTOTAL      (NOTE B)      (NOTE C)       TOTAL
                                     ----------   ------------   ----------   ------------   -----------   ----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
Revenues...........................  $  594,173     $127,246     $  721,419    $  181,625      $   --      $  903,044
                                     ----------     --------     ----------    ----------      ------      ----------
Operating expenses:
  Operating, general and
    administrative.................     310,325       64,798        375,123       103,525          --         478,648
  Depreciation and amortization....     313,621       62,691        376,312        96,898          --         473,210
  Stock option compensation
    expense........................      38,194           --         38,194            --          --          38,194
  Corporate expense charges
    (Note D).......................      11,073        8,999         20,072            --          --          20,072
  Management fees..................          --        2,815          2,815         2,524          --           5,339
                                     ----------     --------     ----------    ----------      ------      ----------
    Total operating expenses.......     673,213      139,303        812,516       202,947          --       1,015,463
                                     ----------     --------     ----------    ----------      ------      ----------
Loss from operations...............     (79,040)     (12,057)       (91,097)      (21,322)         --        (112,419)
Interest expense...................    (183,869)     (27,233)      (211,102)      (71,275)      6,900        (275,477)
Interest income....................      10,189          259         10,448           197          --          10,645
Other income (expense).............       2,682         (428)         2,254          (477)         --           1,777
                                     ----------     --------     ----------    ----------      ------      ----------
Loss before extraordinary item.....  $ (250,038)    $(39,459)    $ (289,497)   $  (92,877)     $6,900      $ (375,474)
                                     ==========     ========     ==========    ==========      ======      ==========
OTHER FINANCIAL DATA:
EBITDA (Note E)....................  $  237,263     $ 50,206     $  287,469    $   75,099                  $  362,568
EBITDA margin (Note F).............        39.9%        39.5%          39.8%         41.3%                       40.1%
Adjusted EBITDA (Note G)...........  $  283,848     $ 62,448     $  346,296    $   78,100                  $  424,396
Cash flows from operating
  activities.......................     172,770       25,655        198,425        62,512                     260,937
Cash flows used in investing
  activities.......................    (321,691)     (36,466)      (358,157)      (75,511)                   (433,668)
Cash flows from (used in) financing
  activities.......................     257,631      (94,559)       163,072       173,974                     337,046
Cash interest expense..............                                                                           216,851
Capital expenditures...............     263,309       25,576        288,885        74,892                     363,777
Total debt to annualized EBITDA....                                                                               9.3x
Total debt to annualized Adjusted
  EBITDA...........................                                                                               7.9
EBITDA to cash interest
  expense..........................                                                                               1.7
EBITDA to interest expense.........                                                                               1.3
Deficiency of earnings to cover
  fixed charges (Note H)...........                                                                        $  375,474
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGES):
Homes passed (Note I)..............   4,631,000      312,000      4,943,000     1,088,000                   6,031,000
Basic customers (Note J)...........   2,735,000      211,000      2,946,000       731,000                   3,677,000
Basic penetration (Note K).........        59.1%        67.6%          59.6%         67.2%                       61.0%
Premium units (Note L).............   1,674,000       88,000      1,762,000       445,000                   2,207,000
Premium penetration (Note M).......        61.2%        41.7%          59.8%         60.9%                       60.0%
Average monthly revenue per basic
  customer (Note N)................                                                                        $    40.93

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     NOTE A: Pro forma operating results for Charter Holdings consist of the following (dollars in thousands):

                                                      HISTORICAL
                                                 ---------------------
                                                  1/1/99       1/1/99
                                                  THROUGH     THROUGH
                                                  6/30/99     6/30/99
                                                 ---------    --------
                                                  CHARTER      MARCUS      PRO FORMA
                                                 HOLDINGS     HOLDINGS    ADJUSTMENTS      TOTAL
                                                 ---------    --------    -----------    ---------
Revenues.......................................  $ 468,993    $125,180     $     --      $ 594,173
Operating expenses:
  Operating, general and administrative........    241,341      68,984           --        310,325
  Depreciation and amortization................    249,952      51,688       11,981(a)     313,621
  Stock option compensation expense............     38,194          --           --         38,194
  Corporate expense charges....................     11,073          --           --         11,073
  Management fees..............................         --       4,381       (4,381)(b)         --
                                                 ---------    --------     --------      ---------
          Total operating expenses.............    540,560     125,053        7,600        673,213
                                                 ---------    --------     --------      ---------
Income (loss) from operations..................    (71,567)        127       (7,600)       (79,040)
Interest expense...............................   (157,669)    (27,067)         867(c)    (183,869)
Interest income................................     10,085         104                      10,189
Other income (expense).........................      2,840        (158)                      2,682
                                                 ---------    --------     --------      ---------
Loss before extraordinary items................  $(216,311)   $(26,994)    $ (6,733)     $(250,038)
                                                 =========    ========     ========      =========

-------------------------

(a) As a result of Paul G. Allen acquiring a controlling interest in Marcus Cable, a large portion of the purchase price was recorded as franchises ($2.5 billion) that are amortized over 15 years. This resulted in additional amortization for the period from January 1, 1999 through March 31, 1999. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                       WEIGHTED AVERAGE
                                                                         USEFUL LIFE       DEPRECIATION/
                                                         FAIR VALUE       (IN YEARS)       AMORTIZATION
                                                         ----------    ----------------    -------------
     Franchises........................................   $2,500.0            15              $ 40.8
     Cable distribution systems........................      720.0             8                21.2
     Land, buildings and improvements..................       28.3            10                 0.7
     Vehicles and equipment............................       13.6             3                 1.0
                                                                                              ------
          Total depreciation and amortization..........                                         63.7
          Less -- historical depreciation and
            amortization of Marcus.....................                                        (51.7)
                                                                                              ------
               Adjustment..............................                                       $ 12.0
                                                                                              ======

(b) Reflects the elimination of management fees.

(c) As a result of the acquisition of Marcus Cable by Paul G. Allen, the carrying value of outstanding debt was recorded at estimated fair value, resulting in a debt premium that is to be amortized as an offset to interest expense over the term of the debt. This resulted in a reduction of interest expense.

     NOTE B: Pro forma operating results for our recent acquisitions and pending acquisitions consist of the following (dollars in thousands):

                                                 SIX MONTHS ENDED JUNE 30, 1999
                               -------------------------------------------------------------------
                                                RECENT ACQUISITIONS -- HISTORICAL
                               -------------------------------------------------------------------
                                                           GREATER
                                                AMERICAN    MEDIA                          TOTAL
                               RENAISSANCE(A)   CABLE(A)   SYSTEMS   HELICON     OTHER     RECENT
                               --------------   --------   -------   --------   -------   --------
Revenues.....................     $20,396       $12,311    $42,348   $ 42,956   $ 9,157   $127,168
Operating expenses:
  Operating, general and
    administrative...........       9,382         6,465     26,067     26,927     4,921     73,762
  Depreciation and
    amortization.............       8,912         5,537      5,195     13,584     2,919     36,147
  Management fees............          --           369         --      2,148       298      2,815
                                  -------       -------    -------   --------   -------   --------
    Total operating
      expenses...............      18,294        12,371     31,262     42,659     8,138    112,724
Income (loss) from
  operations.................       2,102           (60)    11,086        297     1,019     14,444
Interest expense.............      (6,321)       (3,218)      (565)   (15,831)   (1,653)   (27,588)
Interest income..............         122            32         --        105        --        259
Other income (expense).......          --             2       (398)        --       (30)      (426)
                                  -------       -------    -------   --------   -------   --------
Income (loss) before income
  tax expense (benefit)......      (4,097)       (3,244)    10,123    (15,429)     (664)   (13,311)
Income tax (benefit)
  expense....................         (65)            5      4,535         --        --      4,475
                                  -------       -------    -------   --------   -------   --------
Income (loss) before
  extraordinary item.........     $(4,032)      $(3,249)   $ 5,588   $(15,429)  $  (664)  $(17,786)
                                  =======       =======    =======   ========   =======   ========

                                  SIX MONTHS ENDED JUNE 30, 1999
                               ------------------------------------
                                Pending Acquisitions -- Historical
                               ------------------------------------

                               INTERMEDIA                   Total
                                 SYSTEMS     RIFKIN(A)     Pending
                               -----------   ----------   ---------
Revenues.....................   $100,644      $105,592    $206,236
Operating expenses:
  Operating, general and
    administrative...........     55,248        59,987     115,235
  Depreciation and
    amortization.............     52,309        54,250     106,559
  Management fees............      1,566         1,701       3,267
                                --------      --------    --------
    Total operating
      expenses...............    109,123       115,938     225,061
Income (loss) from
  operations.................     (8,479)      (10,346)    (18,825)
Interest expense.............    (11,757)      (23,781)    (35,538)
Interest income..............        163            --         163
Other income (expense).......         (6)         (471)       (477)
                                --------      --------    --------
Income (loss) before income
  tax expense (benefit)......    (20,079)      (34,598)    (54,677)
Income tax (benefit)
  expense....................     (2,690)       (1,239)     (3,929)
                                --------      --------    --------
Income (loss) before
  extraordinary item.........   $(17,389)     $(33,359)   $(50,748)
                                ========      ========    ========

                                                     SIX MONTHS ENDED JUNE 30, 1999
                         --------------------------------------------------------------------------------------
                                          RECENT ACQUISITIONS                          Pending Acquisitions
                         ------------------------------------------------------    ----------------------------
                                                      Pro Forma                                    Pro Forma
                                      -----------------------------------------                 ---------------
                         HISTORICAL   ACQUISITIONS(B)   ADJUSTMENTS     TOTAL      HISTORICAL   ACQUISITIONS(B)
                         ----------   ---------------   -----------    --------    ----------   ---------------
Revenues...............   $127,168         $ 78          $     --      $127,246     $206,236        $ 7,803
Operating expenses:
  Operating, general
    and
    administrative.....     73,762           35            (8,999)(d)    64,798      115,235          4,112
  Depreciation and
    amortization.......     36,147           34            26,510(e)     62,691      106,559          1,041
  Corporate expense
    charges............         --           --             8,999(d)      8,999           --             --
  Management fees......      2,815           --                --         2,815        3,267            375
                          --------         ----          --------      --------     --------        -------
  Total operating
    expenses...........    112,724           69            26,510       139,303      225,061          5,528
Income (loss) from
  operations...........     14,444            9           (26,510)      (12,057)     (18,825)         2,275
Interest expense.......    (27,588)         (25)              380(f)    (27,233)     (35,538)        (1,336)
Interest income........        259           --                --           259          163             34
Other income
  (expense)............       (426)          --                (2)         (428)        (477)             5
                          --------         ----          --------      --------     --------        -------
Income (loss) before
  income tax expense
  (benefit)............    (13,311)         (16)          (26,132)      (39,459)     (54,677)           978
Income tax (benefit)
  expense..............      4,475           --            (4,475)(g)        --       (3,929)          (114)
                          --------         ----          --------      --------     --------        -------
Income (loss) before
  extraordinary item...   $(17,786)        $(16)         $(21,657)     $(39,459)    $(50,748)       $ 1,092
                          ========         ====          ========      ========     ========        =======

                              SIX MONTHS ENDED JUNE 30, 1999
                         -----------------------------------------
                                   Pending Acquisitions
                         -----------------------------------------
                                         Pro Forma
                         -----------------------------------------
                         DISPOSITIONS(C)   ADJUSTMENTS     Total
                         ---------------   -----------    --------
Revenues...............     $(32,414)       $     --      $181,625
Operating expenses:
  Operating, general
    and
    administrative.....      (15,822)             --       103,525
  Depreciation and
    amortization.......      (13,441)          2,739(e)     96,898
  Corporate expense
    charges............           --              --            --
  Management fees......       (1,118)             --         2,524
                            --------        --------      --------
  Total operating
    expenses...........      (30,381)          2,739       202,947
Income (loss) from
  operations...........       (2,033)         (2,739)      (21,322)
Interest expense.......            5         (34,406)(f)   (71,275)
Interest income........           --              --           197
Other income
  (expense)............           (5)             --          (477)
                            --------        --------      --------
Income (loss) before
  income tax expense
  (benefit)............       (2,033)        (37,145)      (92,877)
Income tax (benefit)
  expense..............           --           4,043(g)         --
                            --------        --------      --------
Income (loss) before
  extraordinary item...     $ (2,033)       $(41,188)     $(92,877)
                            ========        ========      ========

-------------------------

(a) Renaissance represents its results of operations through April 30, 1999, the date of its acquisition by Charter Holdings. American Cable represents its results of operations through May 7, 1999, the date of its acquisition by Charter Holdings. Rifkin includes the results of operations for the six months ended June 30, 1998 of Rifkin Acquisition Partners, L.L.L.P., Rifkin Cable Income Partners L.P., Indiana Cable Associates, Ltd. and R/N South Florida Cable Management Limited Partnership, all under common ownership, as follows (dollars in thousands):

                                         RIFKIN         RIFKIN      INDIANA    SOUTH
                                       ACQUISITION   CABLE INCOME    CABLE    FLORIDA    OTHER     TOTAL
                                       -----------   ------------   -------   -------   -------   --------
Revenues.............................   $ 48,584        $2,708      $4,251    $12,274   $37,775   $105,592
Income (loss) from operations........     (2,602)          166        (668)    (9,214)    1,972    (10,346)
Income (loss) before extraordinary
  item...............................    (13,197)           69      (1,072)   (10,449)   (8,710)   (33,359)

(b) Represents the historical results of operations for the period from January 1, 1999 through the date of purchase for acquisitions completed by Renaissance and Rifkin, and for the period from January 1, 1999 through June 30, 1999 for acquisitions completed subsequent to June 30, 1999.

    These acquisitions will be accounted for using the purchase method of accounting. A definitive written agreement exists for all acquisitions that have not yet closed. Purchase price and closing dates are as follows:

                                                               RENAISSANCE          RIFKIN
                                                               ACQUISITION       ACQUISITIONS
                                                              -------------    -----------------
Purchase price..............................................  $ 2.7 million    $165.0 million
Closing date................................................  February 1999    February 1999

Purchase price..............................................                   $53.8 million
Closing date................................................                   July 1999

(c) Represents the elimination of the operating results primarily related to the cable systems to be transferred to InterMedia as part of a swap of cable systems and to the sale of several smaller cable systems. A definitive written agreement exists for the disposition on these systems. The fair value of our systems to be transferred is $420 million. No material gain or loss is anticipated on the disposition as these systems were recently acquired and recorded at fair value at that time. It is anticipated that this transfer will close during the third or fourth quarter of 1999.

(d) Reflects a reclassification of expenses representing corporate expenses that would have occurred at Charter Investment.

(e) Represents additional amortization of franchises as a result of our recent and pending acquisitions. A large portion of the purchase price was allocated to franchises ($3.6 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                      WEIGHTED AVERAGE       DEPRECIATION/
                                                     FAIR VALUE    USEFUL LIFE (IN YEARS)    AMORTIZATION
                                                     ----------    ----------------------    -------------
Franchises.........................................   $3,576.0               15                 $ 114.5
Cable distribution systems.........................      628.6                8                    39.3
Land, buildings and improvements...................       19.6               10                     0.9
Vehicles and equipment.............................       32.4                3                     4.8
                                                                                                -------
     Total depreciation and amortization.................................................         159.5
     Less-historical depreciation and amortization.......................................        (130.3)
                                                                                                -------
          Adjustment.....................................................................       $  29.2
                                                                                                =======

(f) Reflects additional interest expense on borrowings, which will be used to finance the acquisitions as follows (dollars in millions):

$109.6 million of credit facilities at composite current
  rate of 7.4% drawn down in March 1999, included in Charter
  Holdings' historical cash.................................  $ 4.0
$1,570.8 million credit facilities at composite current rate
  of 7.4%...................................................   58.1
Interest expense prior to acquisition:
  $240.0 million of credit facilities for American Cable
     acquisition (acquired April 30, 1999) at 7.4%..........    5.9
  $381.1 million of credit facilities for Renaissance
     acquisition (acquired May 7, 1999) at composite current
     rate of 7.4%...........................................    9.2
  Renaissance senior discount notes (acquired May 7, 1999)
     at 10.0%...............................................    2.8
  $500.0 million of credit facilities for Greater Media
     acquisition (acquired June 30, 1999) at composite
     current rate of 7.4%...................................   18.5
                                                              -----
     Total pro forma interest expense.......................   98.5
     Less-historical interest expense from acquired
      companies.............................................  (64.5)
                                                              -----
          Adjustment........................................  $34.0
                                                              =====

     The Rifkin sellers may take up to $250 million in equity instead of cash. This would reduce interest expense by up to $9.2 million. Additionally, we have assumed that the Rifkin notes will be tendered. Should we be unable to purchase all or a portion of the Rifkin notes, interest expense will increase by up to $2.3 million.

(g) Reflects the elimination of income tax expense as a result of being acquired by a limited liability company.

     NOTE C: We have extinguished substantially all of our long-term debt, excluding borrowings of our previous credit facilities, and refinanced all previous credit facilities. See "Capitalization." The refinancing adjustment of lower interest expense consists of the following (dollars in millions):

                                                              INTEREST
                        DESCRIPTION                           EXPENSE
                        -----------                           --------
$600 million 8.25% senior notes.............................  $  24.8
$1,500 million 8.625% senior notes..........................     64.7
$1,475 million ($932 million carrying value) 9.92% senior
  discount notes............................................     45.4
Credit facilities ($652 million at composite current rate of
  7.4%).....................................................     24.8
Amortization of debt issuance costs.........................      7.8
Commitment fee on unused portion of our credit facilities
  ($240 million at 0.375%)..................................      0.5
                                                              -------
  Total pro forma interest expense..........................    168.0
  Less -- historical interest expense (net of Renaissance
     and American Cable interest expense consolidated in
     Charter Holdings)......................................   (174.9)
                                                              -------
     Adjustment.............................................  $  (6.9)
                                                              =======

An increase in the interest rate of 0.125% on all variable rate debt would result in an increase in interest expense of $2.2 million.

     NOTE D: Charter Investment provides corporate management and consulting services to us. See "Certain Relationships and Related Transactions."

     NOTE E: EBITDA represents earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a cable television company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE F:  EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE G: Adjusted EBITDA means EBITDA before corporate expenses, management fees and other income (expense) in accordance with the term "Consolidated EBITDA" used in the indentures governing the notes. See "Description of Notes" for a complete presentation of the methodology employed in calculating Adjusted EBITDA. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness and because it is used in the indentures to determine compliance with certain covenants. However, Adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because Adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by Adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE H: Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

     NOTE I: Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.

     NOTE J:  Basic customers are customers who receive basic cable service.

     NOTE K: Basic penetration represents basic customers as a percentage of homes passed.

     NOTE L: Premium units represent the total number of subscriptions to premium channels.

     NOTE M: Premium penetration represents premium units as a percentage of basic customers.

     NOTE N: Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at June 30, 1999.

                                                          UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                                 YEAR ENDED DECEMBER 31, 1998
                                  -------------------------------------------------------------------------------------------
                                   CHARTER                   RECENT                     PENDING      REFINANCING
                                  HOLDINGS     MARCUS     ACQUISITIONS                ACQUISITIONS   ADJUSTMENTS
                                  (NOTE A)    (NOTE B)      (NOTE C)      SUBTOTAL      (NOTE C)      (NOTE D)       TOTAL
                                  ---------   ---------   ------------   ----------   ------------   -----------   ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
Revenues........................  $ 601,953   $ 457,929    $ 268,460     $1,328,342    $ 328,981       $   --      $1,657,323
                                  ---------   ---------    ---------     ----------    ---------       ------      ----------
Operating expenses:
  Operating, general and
    administrative..............    304,555     236,595      138,524        679,674      167,686           --         847,360
  Depreciation and
    amortization................    370,406     258,348      141,535        770,289      186,485           --         956,774
  Stock option compensation
    expense.....................        845          --           --            845           --           --             845
  Corporate expense charges
    (Note E)....................     16,493      17,042        6,759         40,294           --           --          40,294
  Management fees...............         --          --        4,573          4,573       10,100           --          14,673
                                  ---------   ---------    ---------     ----------    ---------       ------      ----------
    Total operating expenses....    692,299     511,985      291,391      1,495,675      364,271           --       1,859,946
                                  ---------   ---------    ---------     ----------    ---------       ------      ----------
Loss from operations............    (90,346)    (54,056)     (22,931)      (167,333)     (35,290)          --        (202,623)
Interest expense................   (204,770)   (140,651)     (95,489)      (440,910)    (118,511)       7,500        (551,921)
Other income (expense)..........        518          --           84            602       (5,944)          --          (5,342)
                                  ---------   ---------    ---------     ----------    ---------       ------      ----------
Loss before extraordinary
  item..........................  $(294,598)  $(194,707)   $(118,336)    $ (607,641)   ($159,745)      $7,500      $ (759,886)
                                  =========   =========    =========     ==========    =========       ======      ==========
OTHER FINANCIAL DATA:
EBITDA (Note F).................  $ 280,578   $ 204,292    $ 118,688     $  603,558    $ 145,251                   $  748,809
EBITDA margin (Note G)..........       46.6%       44.6%        44.2%          45.4%        44.2%                        45.2%
Adjusted EBITDA (Note H)........  $ 297,398   $ 221,334    $ 129,936     $  648,668    $ 161,295                   $  809,963
Cash flows from operating
  activities....................    141,602     135,466       38,186        315,254       36,208                      351,462
Cash flows used in investing
  activities....................   (387,633)   (217,729)     (56,242)      (661,604)    (177,891)                    (839,495)
Cash flows from (used in)
  financing activities..........    210,306     109,924      (21,932)       298,298       45,184                      343,482
Cash interest expense...........                                                                                      436,432
Capital expenditures............    213,353     224,723       22,672        460,748       70,435                      531,183
Total debt to EBITDA............                                                                                          8.8x
Total debt to Adjusted EBITDA...                                                                                          8.1
EBITDA to cash interest
  expense.......................                                                                                          1.7
EBITDA to interest expense......                                                                                          1.4
Deficiency of earnings to cover
  fixed charges (Note I)........                                                                                   $  759,886
OPERATING DATA (AT END OF
  PERIOD, EXCEPT FOR AVERAGES):
Homes passed (Note J)...........  2,149,000   1,743,000      806,000      4,698,000      989,000                    5,687,000
Basic customers (Note K)........  1,255,000   1,062,000      562,000      2,879,000      738,000                    3,617,000
Basic penetration (Note L)......       58.4%       60.9%        69.7%          61.3%        74.6%                        63.6%
Premium units (Note M)..........    845,000     411,000      299,000      1,555,000      512,000                    2,067,000
Premium penetration (Note N)....       67.3%       38.7%        53.2%          54.0%        69.4%                        57.1%
Average monthly revenue per
  basic customer (Note O).......                                                                                   $    38.18

  See "Notes to the Unaudited Pro Forma Financial Statements."

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     NOTE A: Pro forma operating results for Charter Holdings, including the acquisition of us on December 23, 1998 by Paul G. Allen and the Sonic acquisition, consist of the following (dollars in thousands):

                                                                       12/24/98   1/1/98
                                                                       THROUGH    THROUGH
                                       1/1/98 THROUGH 12/23/98         12/31/98   5/20/98
                                  ----------------------------------   --------   -------
                                     CCA      CHARTERCOMM
                                    GROUP      HOLDINGS      CHARTER HOLDINGS      SONIC    ELIMINATIONS    SUBTOTAL
                                  ---------   -----------   -------------------   -------   ------------    ---------
Revenues........................  $ 324,432    $196,801     $ 49,731   $13,713    $17,276    $      --      $ 601,953
                                  ---------    --------     --------   -------    -------    ---------      ---------
Operating expenses:
  Operating, general and
    administrative..............    164,145      98,331       25,952     7,134      8,993           --        304,555
  Depreciation and
    amortization................    136,689      86,741       16,864     8,318      2,279           --        250,891
  Stock option compensation
    expense.....................         --          --           --       845         --           --            845
  Management fees/corporate
    expense charges.............     17,392      14,780        6,176       473         --           --         38,821
                                  ---------    --------     --------   -------    -------    ---------      ---------
    Total operating expenses....    318,226     199,852       48,992    16,770     11,272           --        595,112
                                  ---------    --------     --------   -------    -------    ---------      ---------
Income (loss) from operations...      6,206      (3,051)         739    (3,057)     6,004           --          6,841
Interest expense................   (113,824)    (66,121)     (17,277)   (2,353)    (2,624)       1,900(c)    (200,299)
Other income (expense)..........      4,668      (1,684)        (684)      133        (15)      (1,900)(c)        518
                                  ---------    --------     --------   -------    -------    ---------      ---------
Income (loss) before income
  taxes.........................   (102,950)    (70,856)     (17,222)   (5,277)     3,365           --       (192,940)
Provision for income taxes......         --          --           --        --      1,346           --          1,346
                                  ---------    --------     --------   -------    -------    ---------      ---------
Income (loss) before
  extraordinary item............  $(102,950)   $(70,856)    $(17,222)  $(5,277)   $ 2,019    $      --      $(194,286)
                                  =========    ========     ========   =======    =======    =========      =========


                                         PRO FORMA
                                  ------------------------

                                  ADJUSTMENTS      TOTAL
                                  -----------    ---------
Revenues........................   $      --     $ 601,953
                                   ---------     ---------
Operating expenses:
  Operating, general and
    administrative..............                   304,555
  Depreciation and
    amortization................     119,515(a)    370,406
  Stock option compensation
    expense.....................          --           845
  Management fees/corporate
    expense charges.............     (22,328)(b)    16,493
                                   ---------     ---------
    Total operating expenses....      97,187       692,299
                                   ---------     ---------
Income (loss) from operations...     (97,187)      (90,346)
Interest expense................      (4,471)(d)  (204,770)
Other income (expense)..........          --           518
                                   ---------     ---------
Income (loss) before income
  taxes.........................    (101,658)    (294,598)
Provision for income taxes......      (1,346)(e)        --
                                   ---------     ---------
Income (loss) before
  extraordinary item............   $(100,312)    $(294,598)
                                   =========     =========

-------------------------
(a) Represents additional amortization of franchises as a result of the acquisition of us by Mr. Allen. A large portion of the purchase price was allocated to franchises ($3.6 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                         WEIGHTED AVERAGE      DEPRECIATION/
                                                        FAIR VALUE    USEFUL LIFE (IN YEARS)   AMORTIZATION
                                                        ----------    ----------------------   -------------
Franchises..........................................     $3,600.0               15                $240.0
Cable distribution systems..........................      1,439.2               12                 115.3
Land, buildings and improvements....................         41.3               11                   3.5
Vehicles and equipment..............................         61.2                5                  11.6
                                                                                                  ------
     Total depreciation and amortization............                                               370.4
     Less-historical depreciation and
       amortization.................................                                              (250.9)
                                                                                                  ------
          Adjustment................................                                              $119.5
                                                                                                  ======

(b) Reflects the reduction in corporate expense charges of approximately $8.2 million to reflect the actual costs incurred. Management fees charged to CCA Group and CharterComm Holdings, companies not controlled by Charter Investment at that time, exceeded the allocated costs incurred by Charter Investment on behalf of those companies by $8.2 million. Also reflects the elimination of approximately $14.4 million of change of control payments under the terms of then-existing equity appreciation rights plans. Such payments were triggered by the acquisition of us by Mr. Allen. Such payments were made by Charter Investment and were not subject to reimbursement by us, but were allocated to us for financial reporting purposes. The equity appreciation rights plans were terminated in connection with the acquisition of us by Mr. Allen, and these costs will not recur.

(c) Represents the elimination of intercompany interest on a note payable from Charter Holdings to CCA Group.

(d) Reflects additional interest expense on $228.4 million of borrowings under our previous credit facilities used to finance the Sonic acquisition by us, using a composite current rate of 7.4% as follows (dollars in millions):

$228.4 million under previous credit facilities.............  $ 7.1
Less-historical Sonic interest expense......................   (2.6)
                                                              -----
          Adjustment........................................  $ 4.5
                                                              =====

(e) Reflects the elimination of provision for income taxes, as Charter Holdings will operate as a limited liability company and all income taxes will flow through to the members.

     NOTE B: Pro forma operating results for Marcus Cable consist of the following (dollars in thousands):

                                               YEAR ENDED                             PRO FORMA
                                              DECEMBER 31,   ------------------------------------------------------------
                                                  1998       ACQUISITIONS(A)   DISPOSITIONS(B)   ADJUSTMENTS      TOTAL
                                              ------------   ---------------   ---------------   -----------    ---------
Revenues....................................   $ 499,820         $2,620           $ (44,511)      $      --     $ 457,929
                                               ---------         ------           ---------       ---------     ---------
Operating expenses:
  Operating, general and administrative.....     271,638          1,225             (20,971)        (15,297)(c)   236,595
  Depreciation and
     amortization...........................     215,789             --                  --          42,559(d)    258,348
  Corporate expense charges.................          --                                             17,042(c)     17,042
  Management fees...........................       3,341             --                  --          (3,341)(c)        --
  Transaction and severance costs...........     135,379             --                  --        (135,379)(e)        --
                                               ---------         ------           ---------       ---------     ---------
     Total operating expenses...............     626,147          1,225             (20,971)        (94,416)      511,985
                                               ---------         ------           ---------       ---------     ---------
Income (loss) from
  operations................................    (126,327)         1,395             (23,540)         94,416       (54,056)
Interest expense............................    (159,985)            --                  --          19,334(d)   (140,651)
Other income (expense)......................     201,278             --            (201,278)             --            --
                                               ---------         ------           ---------       ---------     ---------
Income (loss) before extraordinary item.....   $ (85,034)        $1,395           $(224,818)      $ 113,750     $(194,707)
                                               =========         ======           =========       =========     =========

-------------------------

(a) Represents the results of operations of acquired cable systems prior to their acquisition in 1998 by Marcus Cable.

(b) Represents the elimination of the operating results and corresponding gain on sale of cable systems sold by Marcus Cable during 1998.

(c) Represents a reclassification to reflect the expenses totaling $15.3 million from operating, general and administrative to corporate expenses. Also reflects the elimination of management fees and the addition of corporate expense charges of $1.7 million for actual costs incurred by Charter Investment, on behalf of Marcus Cable. Management fees charged to Marcus Cable exceeded the costs incurred by Charter Investment by $1.3 million.

(d) As a result of the acquisition of Marcus Cable by Paul G. Allen, a large portion of the purchase price was recorded as franchises ($2.5 billion) that are amortized over 15 years. This resulted in additional amortization for year ended December 31, 1998. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                      WEIGHTED AVERAGE
                                                                        USEFUL LIFE       DEPRECIATION/
                                                        FAIR VALUE       (IN YEARS)       AMORTIZATION
                                                        ----------    ----------------    -------------
    Franchises........................................   $2,500.0            15              $ 167.1
    Cable distribution systems........................      720.0             8                 84.5
    Land, buildings and improvements..................       28.3            10                  2.7
    Vehicles and equipment............................       13.6             3                  4.0
                                                                                             -------
              Total depreciation and amortization.....                                         258.3
              Less-historical depreciation and
                amortization..........................                                        (215.8)
                                                                                             -------
                Adjustment............................                                       $  42.5
                                                                                             =======

     Additionally, the carrying value of outstanding debt was recorded at estimated fair value, resulting in a debt premium that is to be amortized as an offset to interest expense over the term of the debt. This resulted in a reduction in interest expense for the year ended December 31, 1998.

(e) As a result of the acquisition of Marcus Cable by Mr. Allen, Marcus Cable recorded transaction costs of approximately $135.4 million. These costs were primarily comprised of approximately $90.2 million in compensation paid to employees of Marcus Cable in settlement of specially designated Class B units and approximately $29.2 million of transaction fees paid to certain equity partners for investment banking services. In addition, Marcus Cable recorded costs related to employee and officer stay-bonus and severance arrangements of approximately $16.0 million.

     NOTE C: Pro forma operating results for our recent and pending acquisitions consist of the following (dollars in thousands):

                                              YEAR ENDED DECEMBER 31, 1998
                          ---------------------------------------------------------------------
                                            RECENT ACQUISITIONS -- HISTORICAL
                          ---------------------------------------------------------------------
                                                   GREATER
                                        AMERICAN    MEDIA                               TOTAL
                          RENAISSANCE    CABLE     SYSTEMS   HELICON       OTHER        RECENT
                          -----------   --------   -------   --------   ------------   --------
Revenues................   $ 41,524     $15,685    $78,635   $ 75,577     $15,812      $227,233
                           --------     -------    -------   --------     -------      --------
Operating expenses:
  Operating, general and
    administrative......     21,037       7,441     48,852     40,179       7,821       125,330
  Depreciation and
    amortization........     19,107       6,784      8,612     24,290       4,732        63,525
  Corporate expense
    charges.............         --          --         --         --          --            --
  Management fees.......         --         471         --      3,496          --         3,967
                           --------     -------    -------   --------     -------      --------
    Total operating
      expenses..........     40,144      14,696     57,464     67,965      12,553       192,822
                           --------     -------    -------   --------     -------      --------
Income from
  operations............      1,380         989     21,171      7,612       3,259        34,411
Interest expense........    (14,358)     (4,501)      (535)   (27,634)     (4,023)      (51,051)
Interest income.........        158         122         --         93          --           373
Other income
  (expense).............         --          --       (493)        --           5          (488)
                           --------     -------    -------   --------     -------      --------
Income (loss) before
  income tax expense
  (benefit).............    (12,820)     (3,390)    20,143    (19,929)       (759)      (16,755)
Income tax (benefit)
  expense...............        135          --      7,956         --          --         8,091
                           --------     -------    -------   --------     -------      --------
Income (loss) before
  extraordinary item....   $(12,955)    $(3,390)   $12,187   $(19,929)    $  (759)     $(24,846)
                           ========     =======    =======   ========     =======      ========

                              YEAR ENDED DECEMBER 31, 1998
                          ------------------------------------
                           PENDING ACQUISITIONS -- HISTORICAL
                          ------------------------------------

                          INTERMEDIA                   TOTAL
                            SYSTEMS     RIFKIN(A)     PENDING
                          -----------   ----------   ---------
Revenues................   $176,062      $124,382    $300,444
                           --------      --------    --------
Operating expenses:
  Operating, general and
    administrative......     86,753        63,815     150,568
  Depreciation and
    amortization........     85,982        47,657     133,639
  Corporate expense
    charges.............         --            --          --
  Management fees.......      3,147         4,106       7,253
                           --------      --------    --------
    Total operating
      expenses..........    175,882       115,578     291,460
                           --------      --------    --------
Income from
  operations............        180         8,804       8,984
Interest expense........    (25,449)      (30,482)    (55,931)
Interest income.........        341            --         341
Other income
  (expense).............     23,030        36,279      59,309
                           --------      --------    --------
Income (loss) before
  income tax expense
  (benefit).............     (1,898)       14,601      12,703
Income tax (benefit)
  expense...............      1,623        (4,178)     (2,555)
                           --------      --------    --------
Income (loss) before
  extraordinary item....   $ (3,521)     $ 18,779    $ 15,258
                           ========      ========    ========

                                                    YEAR ENDED DECEMBER 31, 1998
                       --------------------------------------------------------------------------------------
                                         RECENT ACQUISITIONS                         PENDING ACQUISITIONS
                       -------------------------------------------------------   ----------------------------
                                                    PRO FORMA                                    PRO FORMA
                                    ------------------------------------------                ---------------
                                                                       TOTAL
                       HISTORICAL   ACQUISITIONS(B)   ADJUSTMENTS     RECENT     HISTORICAL   ACQUISITIONS(B)
                       ----------   ---------------   -----------    ---------   ----------   ---------------
Revenues.............   $227,233        $41,227        $     --      $ 268,460    $300,444       $ 98,245
Operating expenses:
  Operating, general
    and
    administrative...    125,330         19,953          (6,759)(d)    138,524     150,568         52,689
  Depreciation and
    amortization.....     63,525         15,352          62,658(e)     141,535     133,639         21,224
  Corporate expense
    charges..........         --             --           6,759(d)       6,759          --             --
  Management fees....      3,967            606              --          4,573       7,253          3,783
                        --------        -------        --------      ---------    --------       --------
    Total operating
      expenses.......    192,822         35,911          62,658        291,391     291,460         77,696
                        --------        -------        --------      ---------    --------       --------
Income (loss) from
  operations.........     34,411          5,316         (62,658)       (22,931)      8,984         20,549
Interest expense.....    (51,051)        (5,787)        (38,651)(f)    (95,489)    (55,931)       (27,212)
Interest income......        373            157              --            530         341            175
Other income
  (expense)..........       (488)           139             (97)(g)       (446)     59,309            263
                        --------        -------        --------      ---------    --------       --------
Income (loss) before
  income tax expense
  (benefit)..........    (16,755)          (175)       (101,406)      (118,336)     12,703         (6,225)
Income tax expense
  (benefit)..........      8,091          1,191          (9,282)(h)         --      (2,555)           329
                        --------        -------        --------      ---------    --------       --------
Income (loss) before
  extraordinary
  item...............   $(24,846)       $(1,366)       $(92,124)     $(118,336)   $ 15,258       $ (6,554)
                        ========        =======        ========      =========    ========       ========

                              YEAR ENDED DECEMBER 31, 1998
                       ------------------------------------------
                                  PENDING ACQUISITIONS
                       ------------------------------------------
                                       PRO FORMA
                       ------------------------------------------
                                                          TOTAL
                       DISPOSITIONS(C)   ADJUSTMENTS     PENDING
                       ---------------   -----------    ---------
Revenues.............     $(69,708)       $      --     $ 328,981
Operating expenses:
  Operating, general
    and
    administrative...      (35,571)              --       167,686
  Depreciation and
    amortization.....      (40,812)          72,434(e)    186,485
  Corporate expense
    charges..........           --               --            --
  Management fees....         (936)              --        10,100
                          --------        ---------     ---------
    Total operating
      expenses.......      (77,319)          72,434       364,271
                          --------        ---------     ---------
Income (loss) from
  operations.........        7,611          (72,434)      (35,290)
Interest expense.....       19,544          (54,912)(f)  (118,511)
Interest income......           (9)              --           507
Other income
  (expense)..........         (379)         (65,644)(g)    (6,451)
                          --------        ---------     ---------
Income (loss) before
  income tax expense
  (benefit)..........       26,767         (192,990)     (159,745)
Income tax expense
  (benefit)..........          310            1,916(h)         --
                          --------        ---------     ---------
Income (loss) before
  extraordinary
  item...............     $ 26,457        $(194,906)    $(159,745)
                          ========        =========     =========

-------------------------

(a) Includes the results of operations of Rifkin Acquisition Partners, L.L.L.P., as follows (dollars in thousands):

                                                          RIFKIN
                                                        ACQUISITION     OTHER      TOTAL
                                                        -----------    -------    --------
Revenues..............................................    $89,921      $34,461    $124,382
Income from operations................................      1,040        7,764       8,804
Income (loss) before extraordinary item...............     24,419       (5,640)     18,779

(b) Represents the historical results of operations for the period from January 1, 1998 through the date of purchase for acquisitions completed by Renaissance, the InterMedia systems, Helicon and Rifkin, and for the period from January 1, 1998 through December 31, 1998 for acquisitions to be completed in 1999. A definitive written agreement exists for all acquisitions that have not yet closed.

    These acquisitions will be accounted for using the purchase method of accounting. Purchase price and the closing dates for significant acquisitions are as follows:

                                                         RENAISSANCE         INTERMEDIA        HELICON             RIFKIN
                                                         ACQUISITIONS        ACQUISITION     ACQUISITION        ACQUISITIONS
                                                     --------------------   -------------   -------------   --------------------
Purchase price.....................................    $309.5 million       $29.1 million   $26.1 million         $165.0 million
Closing date.......................................        April 1998       December 1998   December 1998          February 1999
Purchase price.....................................      $2.7 million                                              $53.8 million
Closing date.......................................     February 1999                                                  July 1999

    The InterMedia acquisition above is part of a "swap."

(c) Represents the elimination of the operating results primarily related to the cable systems to be transferred to InterMedia as part of a swap of cable systems and to the sale of several smaller cable systems. A definitive written agreement exists for the disposition on these systems. The fair value of the systems to be transferred is $420 million. No material gain or loss is anticipated on the disposition as these systems were recently acquired and recorded at fair value at that time. It is anticipated that this transfer will close during the third or fourth quarter of 1999.

(d) Reflects a reclassification of expenses representing corporate expenses that would have occurred at Charter Investment.

(e) Represents additional amortization of franchises as a result of our recent and pending acquisitions. A large portion of the purchase price was allocated to franchises ($3.6 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                  WEIGHTED AVERAGE
                                                        FAIR        USEFUL LIFE      DEPRECIATION/
                                                       VALUE         (IN YEARS)      AMORTIZATION
                                                     ----------   ----------------   -------------
Franchises.........................................   $3,576.0           15              238.4
Cable distribution systems.........................      628.6            8               78.4
Land, building and improvements....................       19.6           10                1.9
Vehicles and equipment.............................       32.4            3                9.3
                                                                                        ------
     Total depreciation and amortization...........                                      328.0
     Less-historical depreciation and                                                   (192.9)
       amortization................................
                                                                                        ------
       Adjustment..................................                                     $135.1
                                                                                        ======

(f) Reflects additional interest expense on borrowings which will be used to finance the acquisitions as follows (dollars in millions):

$1.0 billion of credit facilities at composite current rate
  of 7.4% drawn down in March 1999, included in Charter
  Holdings' historical cash.................................   $74.0
$1.8 billion of credit facilities at composite current rate
  of 7.4%...................................................   132.0
$83 million 10% senior discount notes -- Renaissance........     8.0
                                                              ------
  Total pro forma interest expenses.........................   214.0
  Less-historical interest expense from acquired
     companies..............................................  (120.4)
                                                              ------
     Adjustment.............................................   $93.6
                                                              ======

    The Rifkin sellers may take up to $250 million in equity instead of cash. This would reduce interest expense by up to $18.5 million. Additionally, we have assumed that the Rifkin notes will be tendered. Should we be unable to tender all or a portion of the Rifkin notes, interest expense will increase by up to $4.7 million.

(g) Represents the elimination of gain (loss) on the sale of cable television systems whose results of operations have been eliminated in (c) above.

(h) Reflects the elimination of income tax expense as a result of being acquired by a limited liability company.

     NOTE D: We have extinguished substantially all of our long-term debt, excluding borrowings of our previous credit facilities, and refinanced all previous credit facilities. See "Capitalization." The refinancing adjustment of lower interest expense consists of the following (dollars in millions):

                                                              INTEREST
DESCRIPTION                                                   EXPENSE
-----------                                                   --------
$600 million 8.25% senior notes.............................  $  49.6
$1,500 million 8.625% senior notes..........................    129.4
$1,475 million ($906 million carrying value) 9.92% senior
  discount notes............................................     90.0
Credit facilities ($652 million at composite current rate of
  7.4%).....................................................     48.2
Amortization of debt issuance costs.........................     16.0
Commitment fee on unused portion of credit facilities
  ($1,253 million at 0.375%)................................      4.7
                                                              -------
  Total pro forma interest expense..........................    337.9
  Less -- historical interest expense (including Marcus
     Cable).................................................   (345.4)
                                                              -------
     Adjustment.............................................  $  (7.5)
                                                              =======

     An increase in the interest rate of 0.125% on all variable rate debt would result in an increase in interest expense of $4.4 million.

     NOTE E: Charter Investment provided corporate management and consulting services to Charter Holdings in 1998 and to Marcus Cable beginning in October 1998. See "Certain Relationships and Related Transactions."

     NOTE F: EBITDA represents earnings (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a cable television company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE G:  EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE H: Adjusted EBITDA means EBITDA before corporate expenses, management fees and other income (expense) in accordance with the term "Consolidated EBITDA" used in the indentures governing the notes. See "Description of Notes" for a complete presentation of the methodology employed in calculating Adjusted EBITDA. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness and because it is used in the indentures to determine compliance with certain covenants. However, Adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because Adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by Adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE I: Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

     NOTE J: Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.

     NOTE K:  Basic customers are customers who receive basic cable service.

     NOTE L: Basic penetration represents basic customers as a percentage of homes passed.

     NOTE M: Premium units represent the total number of subscriptions to premium channels.

     NOTE N: Premium penetration represents premium units as a percentage of basic customers.

     NOTE O: Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at December 31, 1998.

                                                            UNAUDITED PRO FORMA BALANCE SHEET
                                                                   AS OF JUNE 30, 1999
                                           -------------------------------------------------------------------
                                                           RECENT                     PENDING
                                            CHARTER     ACQUISITIONS                ACQUISITIONS    PRO FORMA
                                            HOLDINGS      (NOTE A)      SUBTOTAL      (NOTE A)        TOTAL
                                           ----------   ------------   ----------   ------------   -----------
                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET
Cash and cash equivalents................  $  109,626    $(102,659)    $    6,967    $   (1,597)   $     5,370
Accounts receivable, net.................      32,487        3,478         35,965        18,656         54,621
Note receivable from parent company......      50,500           --         50,500            --         50,500
Prepaid expenses and other...............      10,181        2,327         12,508         3,141         15,649
                                           ----------    ---------     ----------    ----------    -----------
     Total current assets................     202,794      (96,854)       105,940        20,200        126,140
Property, plant and equipment............   1,764,499      108,862      1,873,361       451,089      2,324,450
Franchises...............................   6,591,972      592,003      7,183,975     1,926,369      9,110,344
Other assets.............................     128,209           --        128,209          (469)       127,740
                                           ----------    ---------     ----------    ----------    -----------
     Total assets........................  $8,687,474    $ 604,011     $9,291,485    $2,397,189    $11,688,674
                                           ==========    =========     ==========    ==========    ===========
Accounts payable and accrued expenses....  $  273,987    $  15,987     $  289,974    $   64,489    $   354,463
Payables to manager of cable television
  systems................................       4,741           --          4,741            --          4,741
                                           ----------    ---------     ----------    ----------    -----------
     Total current liabilities...........     278,728       15,987        294,715        64,489        359,204
Long-term debt...........................   5,134,310      588,024      5,722,334     1,007,700      6,730,034
Deferred management fees-related party...      17,004           --         17,004            --         17,004
Other long-term liabilities..............      53,310           --         53,310            --         53,310
Member's equity..........................   3,204,122           --      3,204,122     1,325,000      4,529,122
                                           ----------    ---------     ----------    ----------    -----------
     Total liabilities and member's
       equity............................  $8,687,474    $ 604,011     $9,291,485    $2,397,189    $11,688,674
                                           ==========    =========     ==========    ==========    ===========

     NOTE A: Pro forma balance sheet for our recent acquisitions, fully described in the "Business" section, and pending acquisitions consists of the following (dollars in thousands):

                                                                            AS OF JUNE 30, 1999
                                                  -----------------------------------------------------------------------
                                                  RECENT ACQUISITIONS -- HISTORICAL    PENDING ACQUISITIONS -- HISTORICAL
                                                  ----------------------------------   ----------------------------------
                                                                            TOTAL      INTERMEDIA                TOTAL
                                                   HELICON      OTHER       RECENT      SYSTEMS      RIFKIN     PENDING
                                                  ----------   --------   ----------   ----------   --------   ----------
Cash and cash equivalents.......................  $   6,894    $    73    $   6,967     $     --    $  7,156   $    7,156
Accounts receivable, net........................      1,859      1,619        3,478       16,009      13,118       29,127
Receivable from related party...................          6         --            6        5,250          --        5,250
Prepaid expenses and other......................      2,172        155        2,327          719       2,271        2,990
                                                  ---------    -------    ---------     --------    --------   ----------
  Total current assets..........................     10,931      1,847       12,778       21,978      22,545       44,523
Property, plant and equipment...................     88,252     20,610      108,862      231,382     297,318      528,700
Franchises......................................     12,811     54,956       67,767      226,040     437,479      663,519
Deferred income tax assets......................         --         --           --       15,288          --       15,288
Other assets....................................     79,964        126       80,090        5,535          --        5,535
                                                  ---------    -------    ---------     --------    --------   ----------
  Total assets..................................  $ 191,958    $77,539    $ 269,497     $500,223    $757,342   $1,257,565
                                                  =========    =======    =========     ========    ========   ==========
Accounts payable and accrued expenses...........     14,288      1,699       15,987       19,874      46,777       66,651
Current deferred revenue........................         --      1,076        1,076       11,778          --       11,778
Note payable to related party...................         --         --           --        4,607          --        4,607
                                                  ---------    -------    ---------     --------    --------   ----------
  Total current liabilities.....................     14,288      2,775       17,063       36,259      46,777       83,036
Deferred revenue................................         --         --           --           --          --           --
Deferred income taxes...........................         --         --           --           --       6,703        6,703
Long-term debt..................................    299,076     40,687      339,763           --     546,575      546,575
Note payable to related party, including accrued
  interest......................................      5,000         --        5,000      414,493          --      414,493
Other long-term liabilities, including
  redeemable preferred shares...................     21,162         --       21,162       18,168          --       18,168
Equity..........................................   (147,568)    34,077     (113,491)      31,303     157,287      188,590
                                                  ---------    -------    ---------     --------    --------   ----------
  Total liabilities and equity..................  $ 191,958    $77,539    $ 269,497     $500,223    $757,342   $1,257,565
                                                  =========    =======    =========     ========    ========   ==========

                                                               AS OF JUNE 30, 1999
                            -----------------------------------------------------------------------------------------
                                      RECENT ACQUISITIONS                           PENDING ACQUISITIONS
                            ----------------------------------------   ----------------------------------------------
                                           PRO FORMA                                     PRO FORMA
                            ----------------------------------------   ----------------------------------------------
                            HISTORICAL    ADJUSTMENTS        TOTAL     HISTORICAL   ACQUISITIONS(A)   DISPOSITIONS(B)
                            ----------   --------------    ---------   ----------   ---------------   ---------------
Cash and cash
  equivalents.............  $   6,967      $(109,626)(c)   $(102,659)  $    7,156       $   54           $  (8,807)
Accounts receivable,
  net.....................      3,478             --           3,478       29,127          830              (1,879)
Receivable from related
  party...................          6             (6)(e)          --        5,250            3
Prepaid expenses and
  other...................      2,327             --           2,327        2,990          348                (197)
                            ---------      ---------       ---------   ----------       ------           ---------
  Total current assets....     12,778       (109,632)        (96,854)      44,523        1,235             (10,883)
Property, plant and
  equipment...............    108,862             --         108,862      528,700        4,208             (81,819)
Franchises................     67,767        524,236(f)      592,003      663,519            6            (332,143)
Deferred income tax
  assets..................         --             --              --       15,288           --                  --
Other assets..............     80,090        (80,090)(h)          --        5,535           90                (469)
                            ---------      ---------       ---------   ----------       ------           ---------
  Total assets............  $ 269,497      $ 334,514       $ 604,011   $1,257,565       $5,539           $(425,314)
                            =========      =========       =========   ==========       ======           =========
Accounts payable and
  accrued expenses........  $  15,987      $      --       $  15,987   $   66,651       $  796           $  (5,314)
Current deferred
  revenue.................      1,076         (1,076)(d)          --       11,778           --                  --
Note payable to related
  party...................         --             --              --        4,607           --                  --
                            ---------      ---------       ---------   ----------       ------           ---------
  Total current
    liabilities...........     17,063         (1,076)         15,987       83,036          796              (5,314)
Deferred revenue..........         --             --              --           --          170                  --
Deferred income taxes.....         --             --              --        6,703           --                  --
Long-term debt............    339,763        248,261(j)      588,024      546,575        1,063            (420,000)
Note payable to related
  party, including accrued
  interest................      5,000         (5,000)(i)          --      414,493           --                  --
Other long-term
  liabilities.............     21,162        (21,162)(i)          --       18,168           --                  --
Equity....................   (113,491)       113,491(k)           --      188,590        3,510                  --
                            ---------      ---------       ---------   ----------       ------           ---------
  Total liabilities and
    equity................  $ 269,497      $ 334,514       $ 604,011   $1,257,565       $5,539           $(425,314)
                            =========      =========       =========   ==========       ======           =========

                               AS OF JUNE 30, 1999
                            --------------------------
                               PENDING ACQUISITIONS
                            --------------------------
                                    PRO FORMA
                            --------------------------
                            ADJUSTMENTS       TOTAL
                            -----------     ----------
Cash and cash
  equivalents.............  $       --      $   (1,597)
Accounts receivable,
  net.....................      (9,422)(d)      18,656
Receivable from related
  party...................      (5,253)(e)          --
Prepaid expenses and
  other...................          --           3,141
                            ----------      ----------
  Total current assets....     (14,675)         20,200
Property, plant and
  equipment...............          --         451,089
Franchises................   1,594,987(f)    1,926,369
Deferred income tax
  assets..................     (15,288)(g)          --
Other assets..............      (5,625)(h)        (469)
                            ----------      ----------
  Total assets............  $1,559,399      $2,397,189
                            ==========      ==========
Accounts payable and
  accrued expenses........  $       --      $   62,133
Current deferred
  revenue.................      (9,422)(d)       2,356
Note payable to related
  party...................      (4,607)(i)          --
                            ----------      ----------
  Total current
    liabilities...........     (14,029)         64,489
Deferred revenue..........        (170)(d)          --
Deferred income taxes.....      (6,703)(g)          --
Long-term debt............     880,062(j)    1,007,700
Note payable to related
  party, including accrued
  interest................    (414,493)(i)          --
Other long-term
  liabilities.............     (18,168)(i)          --
Equity....................   1,132,900(k)    1,325,000
                            ----------      ----------
  Total liabilities and
    equity................  $1,559,399      $2,397,189
                            ==========      ==========

-------------------------

(a) Represents the historical balance sheets as of June 30, 1999, of our recent and pending acquisitions.

(b) Represents the historical assets and liabilities as of June 30, 1999, of the cable systems to be transferred to InterMedia as part of a swap of cable systems. The cable systems being swapped will be accounted for at fair value. No material gain or loss is anticipated in conjunction with the swap. See the "Business" section.

(c) Represents the use of Charter Holdings cash for the recent and pending acquisitions. The sources of cash for the recent and pending acquisitions is as follows (dollars in millions):

     Charter Holdings' historical cash...........................  $  109.6
     Vulcan Cable III committed equity contributions.............   1,325.0
     Expected credit facilities draw down........................   1,570.8
     Helicon preferred limited liability company interests.......      25.0
                                                                   --------
                                                                   $3,030.4
                                                                   ========

(d) Represents the offset of advance billings against deferred revenue to be consistent with Charter Holdings' accounting policy and the elimination of deferred revenue.

(e) Reflects assets retained by the seller.

 (f) Substantial amounts of the purchase price in (c) above have been allocated to franchises based on estimated fair values. This results in an allocation of purchase price as follows (dollars in thousands):

                                     INTERMEDIA
                                      SYSTEMS     HELICON      RIFKIN      OTHER       TOTAL
                                     ----------   --------   ----------   --------   ----------
Working capital....................   $(20,493)   $ (3,363)  $  (23,796)  $    148   $  (47,504)
Property, plant and equipment......    149,563      88,252      301,526     20,610      559,951
Franchises.........................    744,099     465,111    1,182,270    126,892    2,518,372
Other..............................       (469)         --           --         --         (469)
                                      --------    --------   ----------   --------   ----------
                                      $872,700    $550,000   $1,460,000   $147,650   $3,030,350
                                      ========    ========   ==========   ========   ==========

 (g) Represents the elimination of deferred income tax assets and liabilities.

 (h) Represents the elimination of the unamortized historical cost of various assets based on the allocation of purchase price (see (f) above) as follows (dollars in thousands):

Subscriber lists............................................  $ (55,685)
Goodwill....................................................    (37,032)
Deferred financing costs....................................     (9,648)
Noncompete agreements.......................................     (7,783)
Other assets................................................     (3,427)
                                                              ---------
                                                               (113,575)
Less-accumulated amortization...............................    (27,860)
                                                              ---------
                                                              $ (85,715)
                                                              =========

 (i) Represents liabilities retained by the seller.

 (j) Represents the following (dollars in millions):

Long-term debt not assumed..................................  $ (227.5)
Helicon notes (to be called)................................    (115.0)
Rifkin notes (to be tendered)...............................    (125.0)
                                                              --------
     Total pro forma debt not assumed.......................    (467.5)
Additional borrowings under credit facilities...............   1,570.8
Helicon preferred limited liability company interests.......      25.0
                                                              --------
                                                              $1,128.3
                                                              ========

 (k) Represents the following (dollars in thousands):

Elimination of historical equity............................  $  (78,609)
Additional contributions....................................   1,325,000
                                                              ----------
                                                              $1,246,391
                                                              ==========

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data below for the years ended December 31, 1996 and 1997, for the periods from January 1, 1998, through December 23, 1998, and from December 24, 1998 through December 31, 1998, are derived from the consolidated financial statements of Charter Holdings. They have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The selected historical financial data for the period from October 1, 1995 through December 31, 1995, are derived from the predecessor of Charter Holdings' unaudited financial statements and are not included elsewhere in this prospectus. The selected historical financial data for the year ended December 31, 1994 and for the period from January 1, 1995 through September 30, 1995 are derived from the unaudited financial statements of Charter Holdings' predecessor business and are not included elsewhere in this prospectus. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Charter Holdings and related notes included elsewhere in this prospectus.

                                     PREDECESSOR OF
                                    CHARTER HOLDINGS                        CHARTER HOLDINGS
                                 ----------------------   ----------------------------------------------------
                                                                        YEAR ENDED
                                  YEAR ENDED    1/1/95    10/1/95      DECEMBER 31,       1/1/98     12/24/98
                                 DECEMBER 31,   THROUGH   THROUGH    -----------------   THROUGH     THROUGH
                                     1994       9/30/95   12/31/95    1996      1997     12/23/98    12/31/98
                                 ------------   -------   --------   -------   -------   --------   ----------
                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Revenues.......................    $  6,584     $ 5,324   $ 1,788    $14,881   $18,867   $ 49,731   $   13,713
Operating expenses:
  Operating, general and
     administrative............       3,247       2,581       931      8,123    11,767     25,952        7,134
  Depreciation and
     amortization..............       2,508       2,137       648      4,593     6,103     16,864        8,318
  Stock option compensation
     expense...................          --          --        --         --        --         --          845
  Management fees/corporate
     expense charges...........         106         224        54        446       566      6,176          473
                                   --------     -------   -------    -------   -------   --------   ----------
     Total operating
       expenses................       5,861       4,942     1,633     13,162    18,436     48,992       16,770
                                   --------     -------   -------    -------   -------   --------   ----------
Income (loss) from
  operations...................         723         382       155      1,719       431        739       (3,057)
Interest expense...............          --          --      (691)    (4,415)   (5,120)   (17,277)      (2,353)
Interest income................          26          --         5         20        41         44          133
Other income (expense).........          --          38        --        (47)       25       (728)          --
                                   --------     -------   -------    -------   -------   --------   ----------
Net income (loss)..............    $    749     $   420   $  (531)   $(2,723)  $(4,623)  $(17,222)  $   (5,277)
                                   ========     =======   =======    =======   =======   ========   ==========
Ratio of Earnings to Fixed
  Charges(a)...................       45.14x      34.00x       --         --        --         --           --
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets...................    $ 25,511     $26,342   $31,572    $67,994   $55,811   $281,969   $4,335,527
Total debt.....................      10,194      10,480    28,847     59,222    41,500    274,698    2,002,206
Members' equity (deficit)......      14,822      15,311       971      2,648    (1,975)    (8,397)   2,147,379

-------------------------
(a) Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense. Earnings for the period from October 1, 1995 through December 31, 1995, years ended December 31, 1996 and 1997, periods from January 1, 1998 through December 23, 1998, and the period from December 24, 1998 through December 31, 1998 were inadequate to cover fixed charges by $531, $2,723, $4,623, $17,222 and $4,432, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Reference is made to the "Certain Trends and Uncertainties" section below in this Management's Discussion and Analysis for discussion of important factors that could cause actual results to differ from expectations and non-historical information contained herein.

INTRODUCTION

     We do not believe that our historical financial condition and results of operations are accurate indicators of future results because of recent and pending significant events, including:

     (1) the acquisition of us by Paul G. Allen,

     (2) our merger with Marcus Holdings,

     (3) our recent and pending acquisitions,

     (4) the refinancing of our previous credit facilities, and

     (5) the purchase of publicly held notes that had been issued by several of our subsidiaries.

Provided below is a discussion of:

     (1) our operations and development prior to the acquisition of us by Mr. Allen,

     (2) the acquisition of us by Mr. Allen,

     (3) our merger with Marcus Holdings, and

     (4) our recent acquisitions and pending acquisitions.

ORGANIZATIONAL HISTORY

     Prior to our acquisition by Mr. Allen on December 23, 1998, and our merger with Marcus Holdings on April 7, 1999, our cable systems, excluding those cable systems acquired since January 1, 1999, were operated under four groups of companies. Three of these groups were comprised of companies that were managed by Charter Investment prior to our acquisition by Mr. Allen and the fourth group was comprised of companies that collectively were part of Marcus Cable.

     The following is an explanation of how:

     (1) Charter Communications Properties, the operating companies that formerly comprised CCA Group, Charter Communications, LLC and the Marcus companies became wholly owned subsidiaries of Charter Operating;

     (2) Charter Operating became a wholly owned subsidiary of Charter Holdings;

     (3) Charter Holdings became a wholly owned subsidiary of Charter Communications Holding Company; and

     (4) Charter Communications Holding Company became a wholly owned subsidiary of Charter Investment.

THE CHARTER COMPANIES

     Prior to Charter Investment acquiring the remaining interests it did not previously own in CCA Group and CharterComm Holdings, LLC, as described below, the operating subsidiaries were parties to separate management agreements with Charter Investment pursuant to which Charter Investment provided management and consulting services. The three groups which \formerly comprised the companies managed by Charter Investment prior to our acquisition by Mr. Allen were as follows:

     (1) Charter Communications Properties Holdings, LLC

          Charter Communications Properties Holdings, LLC was a wholly owned subsidiary of Charter Investment. The primary subsidiary of Charter Communications Properties Holdings which owned the cable systems was Charter Communications Properties. In connection with Mr. Allen's acquisition on December 23, 1998, Charter Communications Properties Holdings was merged out of existence. Charter Communications Properties became a direct, wholly owned subsidiary of Charter Investment.

     (2) CCA Group

          The controlling interests in CCA Group were held by affiliates of Kelso & Co. Charter Investment had only a minority interest. On December 21, 1998, prior to Mr. Allen's acquisition, the remaining interests it did not previously own in CCA Group were acquired by Charter Investment from the Kelso affiliates. Consequently, the companies comprising CCA Group became wholly owned subsidiaries of Charter Investment.

        CCA Group consisted of the following three sister companies:

             (i)  CCT Holdings, LLC,

             (ii)  CCA Holdings, LLC, and

             (iii) Charter Communications Long Beach, LLC.

          The cable systems were owned by the various subsidiaries of these three sister companies. The financial statements for these three sister companies historically were combined and the term "CCA Group" was assigned to these combined entities. In connection with Mr. Allen's acquisition on December 23, 1998, the three sister companies and some of the non-operating subsidiaries were merged out of existence, leaving certain of the operating subsidiaries owning all of the cable systems under this former group. These operating subsidiaries became indirect, wholly owned subsidiaries of Charter Investment.

     (3) CharterComm Holdings, LLC

          The controlling interests in CharterComm Holdings were held by affiliates of Charterhouse Group International Inc. Charter Investment had only a minority interest. On December 21, 1998, prior to Mr. Allen's acquisition, the remaining interests it did not previously own in CharterComm Holdings were acquired by Charter Investment from the Charterhouse affiliates. Consequently, CharterComm Holdings became a wholly owned subsidiary of Charter Investment.

          The cable systems were owned by the various subsidiaries of CharterComm Holdings. In connection with Mr. Allen's acquisition on December 23, 1998, some of the non-operating subsidiaries were merged out of existence, leaving certain of the operating subsidiaries owning all of the cable systems under this former group.

     CharterComm Holdings was merged out of existence. Charter Communications, LLC became a direct, wholly owned subsidiary of Charter Investment.

     In February 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment, and Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment's direct interests in the entities described above were transferred to Charter Operating. All of the prior management agreements were terminated and a new management agreement was entered into between Charter Investment and Charter Operating.

     In May 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's interests in Charter Holdings were transferred to Charter Communications Holding Company.

     Our acquisition by Mr. Allen became effective on December 23, 1998, through a series of transactions in which Mr. Allen acquired approximately 94% of the equity interests of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in debt we assumed. Charter Communications Properties, the operating companies that formerly comprised CCA Group and Charter Communications, LLC were contributed to Charter Operating subsequent to Mr. Allen's acquisition. Charter Communications Properties is deemed to be our predecessor. Consequently, the contribution of Charter Communications Properties was accounted for as a reorganization under common control. Accordingly, the accompanying financial statements for periods prior to December 24, 1998, include the accounts of Charter Communications Properties. The contributions of the operating companies that formerly comprised CCA Group and Charter Communications, LLC were accounted for in accordance with purchase accounting. Accordingly, the financial statements for periods after December 23, 1998, include the accounts of Charter Communications Properties, CCA Group and CharterComm Holdings.

MARCUS COMPANIES

     In April 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests. The owner of the remaining partnership interests retained voting control of Marcus Cable. In October 1998, Marcus Cable entered into a management consulting agreement with Charter Investment, pursuant to which Charter Investment provided management and consulting services to Marcus Cable and its subsidiaries which own the cable systems. This agreement placed the Marcus cable systems under common management with our cable systems.

     In February 1999, Marcus Holdings was formed and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings. In March 1999, Mr. Allen acquired the remaining interests in Marcus Cable, including voting control, which interests were transferred to Marcus Holdings. In April 1999, Mr. Allen merged Marcus Holdings into us, and the operating subsidiaries of Marcus Holdings and all of the cable systems they own came under the ownership of Charter Holdings. For financial reporting purposes, our merger with Marcus Holdings was accounted for as an acquisition of Marcus Holdings effective March 31, 1999, and accordingly, the results of operations of Marcus Holdings have been included in our financial statements since that date.

ACQUISITIONS

     In the second and third quarters of 1999, we acquired American Cable, the Greater Media systems, Renaissance, Helicon, Vista and certain cable assets of Cable Satellite of

South Miami for a total purchase price of approximately $1.9 billion and total debt assumed of $226 million. See "Business -- Acquisitions" and "Description of Certain Indebtedness." These acquisitions were funded through excess cash from the issuance of the original notes, additional borrowings under our credit facilities and the assumption of Renaissance notes and Helicon notes.

     In addition to these acquisitions, since the beginning of 1999, we have entered into definitive agreements to acquire the InterMedia systems and Rifkin, all as set forth in the table below. These acquisitions are expected to be funded through excess cash, additional borrowings under our credit facilities, additional equity contributions and the assumption of Rifkin notes. Rifkin sellers could elect to receive some of the purchase price in the form of preferred or common equity of Charter Holdings or, if mutually agreed to by the parties, of a parent of Charter Holdings. If issued, this equity would be valued between approximately $25 million and $250 million. The Rifkin notes are expected to be tendered after closing.

     As part of the transaction with InterMedia, we will "swap" some of our non-strategic cable systems located in Indiana, Montana, Utah and northern Kentucky, representing 143,000 basic customers, and pay cash of $873 million. The InterMedia systems serve approximately 412,000 customers in Georgia, North Carolina, South Carolina and Tennessee.

                                                                                 AS OF AND FOR THE
                                                                                 SIX MONTHS ENDED
                                                                                   JUNE 30, 1999
                                         ACTUAL OR                         -----------------------------
                                        ANTICIPATED          PURCHASE         BASIC          REVENUE
ACQUISITION                           ACQUISITION DATE        PRICE        SUBSCRIBERS   (IN THOUSANDS)
-----------                           ----------------       --------      -----------   --------------
Renaissance........................         4/99         $ 459 million        131,000       $ 30,807
American Cable.....................         5/99           240 million         69,000         17,958
Greater Media systems..............         6/99           500 million        174,000         42,348
Helicon............................         7/99           550 million        173,000         42,956
Other (Vista and certain cable
  assets of Cable Satellite).......    7/99 and 8/99       148 million         38,000          9,157
InterMedia systems.................  3rd or 4th Quarter   873 million +       412,000
                                            1999           systems swap      (143,000)
                                                                            ---------
                                                                              269,000        100,644
Rifkin.............................  3rd or 4th Quarter
                                            1999          1,460 million       462,000        105,592
                                                         ----------------   ---------       --------
    Total..........................                      $ 4.2 billion      1,316,000       $349,462
                                                         ================   =========       ========

     The systems acquired pursuant to these recent and pending acquisitions serve, in the aggregate, approximately 1.3 million customers. In addition, we are negotiating with several other potential acquisition candidates whose systems would further complement our regional operating clusters. We expect to finance our pending acquisitions and any other future acquisitions with additional borrowings under our credit facilities and with additional equity.

     Certain of these acquisitions were originally acquisitions of Charter Investment. Charter Investment subsequently assigned those acquisitions to us. Charter Investment and other affiliates are making other acquisitions. There is no present intention on their part to assign these other acquisitions to us.

PUBLIC OFFERING OF COMMON STOCK BY AN INDIRECT PARENT OF CHARTER HOLDINGS

     Charter Communications, Inc. filed a registration statement for an initial public offering of its Class A common stock. Charter Communications, Inc. expects to raise approximately $3.45 billion through its offering and will use these proceeds to purchase newly-issued membership interests in Charter Communications Holding Company, thereby becoming the controlling member of Charter Communications Holding Company. Charter Communications Holding Company will also raise additional equity through the issuance of membership interests to Vulcan Cable III. Charter Communications Holding Company will consequently be owned by Charter Investment, Charter Communications, Inc. and Vulcan Cable III. The equity interests of each of these owners has not yet been determined. We will continue to be 100% owned by Charter Communications Holding Company.

     The initial public offering will affect us in many ways, including the following:

     - Our Management. The current management agreement between Charter Operating and Charter Investment, described under the heading "Certain Relationships and Related Transactions," will be terminated and a new management agreement will be entered into between Charter Communications, Inc. and Charter Communications Holding Company. The new management agreement will have terms substantially identical to the existing management agreement except that the fees payable thereunder will only allow Charter Communications, Inc. to be reimbursed for its actual expenses. This agreement will apply to us and all of our subsidiaries.

     - Option Plan. After the initial public offering, each membership interest in Charter Communications Holding Company held as a result of an exercise of an option will automatically be exchanged into shares of Class A common stock of Charter Communications, Inc. Any shares of Class A common stock received in any such exchange will be subject to purchase by Mr. Allen or Charter Communications Holding Company in the event of the termination of the employment or consulting relationship of the optionee for cause as described in "Management -- Option Plan."

     - Business Activities. It is contemplated that, upon the completion of the initial public offering, we will not be permitted to engage in business activity other than the cable transmission of video, audio and data unless Mr. Allen first determines not to pursue the particular business activity. See "Risk Factors -- We will not be able to engage in any business other than the cable transmission of video, audio and data unless Mr. Allen first determines not to pursue that particular business activity."

OVERVIEW

     Approximately 85% of our revenues are primarily attributable to monthly subscription fees charged to customers for our basic, expanded basic and premium cable television programming services, equipment rental and ancillary services provided by our cable television systems. In addition, we derive other revenues from installation and reconnection fees charged to customers to commence or reinstate service, pay-per-view programming, where users are charged a fee for individual programs requested, advertising revenues and commissions related to the sale of merchandise by home shopping services. We have generated increases in revenues in each of the past three fiscal years, primarily through internal customer growth, basic and expanded tier rate increases and acquisitions as well as innovative marketing such as our MVP package of premium services. This entitles customers to receive a substantial discount on bundled premium services of HBO,

Showtime, Cinemax and The Movie Channel. The MVP package has increased premium revenue by 3.4% and premium cash flow by 5.5% in the initial nine months of this program. We are beginning to offer our customers several other services, which are expected to significantly contribute to our revenue. One of these services is digital cable, which provides subscribers with additional programming options. We are also offering high speed Internet access to the World Wide Web through cable modems. Cable modems can be attached to personal computers so that users can send and receive data over cable systems. Our television based Internet access allows us to offer the services provided by WorldGate, Inc., which provides users with TV based e-mail and other Internet access.

     Our expenses primarily consist of operating costs, general and administrative expenses, depreciation and amortization expense and management fees/corporate expense charges. Operating costs primarily include programming costs, cable service related expenses, marketing and advertising costs, franchise fees and expenses related to customer billings. Programming costs account for approximately 50 percent of our operating costs. Programming costs have increased in recent years and are expected to continue to increase due to additional programming being provided to customers, increased cost to produce or purchase cable programming, inflation and other factors affecting the cable television industry. In each year we have operated, our costs to acquire programming have exceeded customary inflationary increases. A significant factor with respect to increased programming costs is the rate increases and surcharges imposed by national and regional sports networks directly tied to escalating costs to acquire programming for professional sports packages in a competitive market. We have benefited in the past from our membership in an industry cooperative that provides members with volume discounts from programming networks. We believe our membership has minimized increases to our programming costs relative to what the increases would otherwise have been. We also believe that we should derive additional discounts from programming networks due to our increased size. Finally, we were able to negotiate favorable terms with premium networks in conjunction with the premium packages, which minimized the impact on margins and provided substantial volume incentives to grow the premium category. Although we believe that we will be able to pass future increases in programming costs through to customers, there can be no assurance that we will be able to do so.

     General and administrative expenses primarily include accounting and administrative personnel and professional fees. Depreciation and amortization expense relates to the depreciation of our tangible assets and the amortization of our franchise costs. Management fees/corporate expense charges are fees paid to or charges from Charter Investment for corporate management and consulting services. Charter Holdings records actual corporate expense charges incurred by Charter Investment on behalf of Charter Holdings. Prior to the acquisition of us by Mr. Allen, the CCA Group and CharterComm Holdings recorded management fees payable to Charter Investment equal to 3.0% to 5.0% of gross revenues plus certain expenses. In October 1998, Charter Investment began managing the cable operations of Marcus Holdings under a management fee arrangement. The Charter Operating credit facilities limit management fees to 3.5% of gross revenues.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. The principal reasons for our prior and anticipated net losses include the depreciation and amortization expenses associated with our acquisitions, the capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

RESULTS OF OPERATIONS

     The following discusses the results of operations for

     (1) Charter Holdings, comprised of Charter Communications Properties, for the six months ended June 30, 1998, and

     (2) Charter Holdings, comprised of the following for the six months ended June 30, 1999:

        - Charter Communications Properties, CCA Group and CharterComm Holdings for the entire period.

        - Marcus Holdings for the period from March 31, 1999 (date Paul G. Allen acquired voting control) through June 30, 1999.

        - Renaissance for the period from May 1, 1999 (acquisition date) through June 30, 1999.

        - American Cable for the period from May 8, 1999 (acquisition date) through June 30, 1999.

     The following table sets forth the percentages of revenues that items in the statements of operations constitute for the indicated periods.

                                                        SIX MONTHS ENDED
                                             ---------------------------------------
                                                  6/30/99               6/30/98
                                             ------------------    -----------------
                                                     (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
Revenues...................................  $ 468,993      100%   $15,129       100%
                                             ---------    -----    -------    ------
Operating expenses
  Operating, general and administrative
     costs.................................    241,341     51.5      8,378      55.4
  Depreciation and amortization............    249,952     53.3      5,312      35.1
  Stock option compensation expense........     38,194      8.1         --        --
  Management fees/corporate expense
     charges...............................     11,073      2.4        628       4.1
                                             ---------    -----    -------    ------
          Total operating expenses.........    540,560    115.3     14,318      94.6
                                             ---------    -----    -------    ------
Income (loss) from operations..............    (71,567)   (15.3)       811       5.4
Interest income............................     10,085      2.2         14       0.1
Interest expense...........................   (157,669)   (33.6)    (5,618)    (37.1)
Other income...............................      2,840      0.6          3        --
                                             ---------    -----    -------    ------
Loss before extraordinary item.............   (216,311)   (46.1)    (4,790)    (31.6)
Extraordinary item-loss from early
  extinguishment of debt...................      7,794      1.7         --        --
                                             ---------    -----    -------    ------
Net loss...................................  $(224,105)   (47.8)%  $(4,790)    (31.6)%
                                             =========    =====    =======    ======

PERIOD FROM JANUARY 1, 1999 THROUGH JUNE 30, 1999
COMPARED TO PERIOD FROM JANUARY 1, 1998 THROUGH JUNE 30, 1998

     REVENUES. Revenues increased by $453.9 million, or 3,006.0%, from $15.1 million for the period from January 1, 1998 through June 30, 1998 to $469.0 million for the period from January 1, 1999 through June 30, 1999. The increase in revenues primarily resulted from the acquisitions of CCA Group, CharterComm Holdings, Sonic, Marcus Holdings and Renaissance. Additional revenue from these entities included in Charter Holdings for the period ended June 30, 1999 were $179.5 million, $108.9 million, $26.2 million, $128.1 million and $10.4 million, respectively.

     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $232.9 million, or 2,772.6%, from $8.4 million for the period from January 1, 1998 through June 30, 1998 to $241.3 million for the period from January 1, 1999 through June 30, 1999. This increase was due primarily to the acquisitions of CCA Group, CharterComm Holdings, Sonic, Marcus Holdings and Renaissance. Additional operating, general and administrative expenses from these entities included in Charter Holdings for the period ended June 30, 1999 were $90.7 million, $54.2 million, $13.6 million, $69.5 million and $4.9 million, respectively.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $244.7 million, or 4,617.0%, from $5.3 million for the period from January 1, 1998 through June 30, 1998 to $250.0 million for the period from January 1, 1999 through June 30, 1999. There was a significant increase in amortization resulting from the acquisitions of CCA Group, CharterComm Holdings, Sonic, Marcus Holdings and Renaissance. Additional depreciation and amortization expense from these entities included in Charter Holdings for the period ended June 30, 1999 were $97.9 million, $67.4 million, $5.3 million, $65.6 million and $5.8 million, respectively.

     STOCK OPTION COMPENSATION EXPENSE. Stock option compensation expense increased by $38.2 million due to the granting of options to employees in December 1998, February 1999 and April 1999. The exercise prices of the options are less than the estimated fair values of the underlying membership interests on the date of grant resulting in compensation expense accrued over the vesting period of each grant that varies from four to five years.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Management fees/corporate expense charges increased by $10.5 million, or 1,750.0% from $0.6 million for the period from January 1, 1998 through June 30, 1998 to $11.1 million for the period from January 1, 1999 through June 30, 1999. The increase from the period from January 1, 1998 through June 30, 1998 compared to the period from January 1, 1999 through June 30, 1999 was the result of the acquisitions of CCA Group, CharterComm Holdings, Sonic, Marcus Holdings, Renaissance and American Cable.

     INTEREST INCOME. Interest income increased by $10.1 million, or 72,042.9%, from $.014 million for the period from January 1, 1998 to June 30, 1998 to $10.1 million for the period from January 1, 1999 to June 30, 1999. The increase was primarily due to investing excess cash that resulted from required credit facilities draw downs.

     INTEREST EXPENSE. Interest expense increased by $152.1 million, or 2,716.1%, from $5.6 million for the period from January 1, 1998 through June 30, 1998 to $157.7 million for the period from January 1, 1999 through June 30, 1999. This increase resulted primarily from interest on the notes at Charter Holdings, the credit facilities at Charter Operating and the financing of the acquisitions of CCA Group and CharterComm

Holdings. The interest expenses resulting from each of these transactions were $68.7 million, $44.9 million, $12.7 million, and $11.3 million, respectively.

     OTHER INCOME. Other income increased by $2.8 million, or 932.3%, from $.003 million for the period from January 1, 1998 to June 30, 1998 to $2.8 million for the period from January 1, 1999 to June 30, 1999. The increase was primarily due to the gain on the sale of certain aircrafts.

     NET LOSS. Net loss increased by $211.5 million, or 4,406.3%, from $4.8 million for the period from January 1, 1998 through June 30, 1998 to $216.3 million for the period from January 1, 1999 through June 30, 1999. The increase in revenues that resulted from the acquisitions of CCA Group, CharterComm Holdings, Sonic and Marcus Holdings was not sufficient to offset the significant costs related to the acquisitions.

RESULTS OF OPERATIONS

     The following discusses the results of operations for

     (1) Charter Holdings, comprised of Charter Communications Properties, for the period from January 1, 1998 through December 23, 1998 and for the years ended December 31, 1997 and 1996, and

     (2) Charter Holdings, comprised of Charter Communications Properties, CCA Group and CharterComm Holdings, for the period from December 24, 1998 through December 31, 1998.

     The following table sets forth the percentages of revenues that items in the statements of operations constitute for the indicated periods.

                                                  YEAR ENDED
                                                 DECEMBER 31,                     1/1/98              12/24/98
                                     ------------------------------------         THROUGH             THROUGH
                                           1996                1997              12/23/98             12/31/98
                                     ----------------    ----------------    -----------------    ----------------
                                                                (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
Revenues...........................  $14,881    100.0%   $18,867    100.0%   $ 49,731    100.0%   $13,713    100.0%
                                     -------    -----    -------    -----    --------    -----    -------    -----
Operating expenses
 Operating costs...................    5,888     39.5%     9,157     48.5%     18,751     37.7%     6,168     45.0%
 General and administrative
   costs...........................    2,235     15.0%     2,610     13.8%      7,201     14.5%       966      7.0%
 Depreciation and amortization.....    4,593     30.9%     6,103     32.4%     16,864     33.9%     8,318     60.7%
 Stock option compensation
   expense.........................       --       --         --       --          --       --        845      6.2%
 Management fees/corporate expense
   charges.........................      446      3.0%       566      3.0%      6,176     12.4%       473      3.4%
                                     -------    -----    -------    -----    --------    -----    -------    -----
 Total operating expenses..........   13,162     88.4%    18,436     97.7%     48,992     98.5%    16,770    122.3%
                                     -------    -----    -------    -----    --------    -----    -------    -----
Income (loss) from operations......    1,719     11.6%       431      2.3%        739      1.5%    (3,057)   (22.3%)
Interest income....................       20      0.1%        41      0.2%         44      0.1%       133      1.0%
Interest expense...................   (4,415)   (29.7%)   (5,120)   (27.1%)   (17,277)   (34.7%)   (2,353)   (17.2%)
Other income (expense).............      (47)    (0.3%)       25      0.1%       (728)    (1.5%)       --       --
                                     -------    -----    -------    -----    --------    -----    -------    -----
Net loss...........................  $(2,723)   (18.3%)  $(4,623)   (24.5%)  $(17,222)   (34.6%)  $(5,277)   (38.5%)
                                     =======    =====    =======    =====    ========    =====    =======    =====

PERIOD FROM DECEMBER 24, 1998, THROUGH DECEMBER 31, 1998

     This period is not comparable to any other period presented. The financial statements represent eight days of operations. This period not only contains the results of operations of Charter Communications Properties, but also the results of operations of those entities purchased in the acquisition of us. As a result, no comparison of the operating results for this eight-day period is presented.

PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998 COMPARED TO 1997

     REVENUES. Revenues increased by $30.8 million, or 163.6%, from $18.9 million in 1997 to $49.7 million for the period from January 1, 1998 through December 23, 1998. The increase in revenues primarily resulted from the acquisition of Sonic whose revenues for that period were $30.5 million.

     OPERATING EXPENSES. Operating expenses increased by $9.6 million, or 104.8%, from $9.2 million in 1997 to $18.8 million for the period from January 1, 1998 through December 23, 1998. This increase was due primarily to the acquisition of Sonic, whose operating expenses for that period were $11.5 million, partially offset by the loss of $1.4 million on the sale of a cable system in 1997.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $4.6 million, or 175.9%, from $2.6 million in 1997 to $7.2 million for the period from January 1, 1998 through December 23, 1998. This increase was due primarily to the acquisition of Sonic whose general and administrative expenses for that period were $4.4 million.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $10.8 million, or 176.3%, from $6.1 million in 1997 to $16.9 million for the period from January 1, 1998 through December 23, 1998. There was a significant increase in amortization resulting from the acquisition of Sonic. Incremental depreciation and amortization expenses of the acquisition of Sonic were $10.3 million.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $5.6 million, or 991.2% from $0.6 million in 1997 to $6.2 million for the period from January 1, 1998 through December 23, 1998. The increase from 1997 compared to the period from January 1, 1998 through December 23, 1998 was the result of additional Charter Investment charges related to equity appreciation rights plans of $3.8 million for the period from January 1, 1998 through December 23, 1998 and an increase of $1.5 million in management services provided by Charter Investment as a result of the acquisition of Sonic.

     INTEREST EXPENSE. Interest expense increased by $12.2 million, or 237.4%, from $5.1 million in 1997 to $17.3 million for the period from January 1, 1998 through December 23, 1998. This increase resulted primarily from the indebtedness of $220.6 million, including a note payable for $60.7 million, incurred in connection with the acquisition of Sonic resulting in $12.1 million of additional interest expense.

     NET LOSS. Net loss increased by $12.6 million, or 272.5%, from $4.6 million in 1997 to $17.2 million for the period from January 1, 1998 through December 23, 1998.

     The increase in revenues that resulted from cable television customer growth was not sufficient to offset the significant costs related to the acquisition of Sonic.

1997 COMPARED TO 1996

     REVENUES. Revenues increased by $4.0 million, or 26.8%, from $14.9 million in 1996 to $18.9 million in 1997. The primary reason for this increase is due to the acquisition of 5 cable systems in 1996 that increased customers by 58.9%.

     Revenues of Charter Properties, excluding the activity of any other systems acquired during the periods, increased by $0.7 million, or 8.9%, from $7.9 million in 1996 to $8.6 million in 1997.

     OPERATING EXPENSES. Operating expenses increased by $3.3 million, or 55.9%, from $5.9 million in 1996 to $9.2 million in 1997. This increase was primarily due to the acquisitions of the cable systems in 1996 and the loss of $1.4 million on the sale of a cable system in 1997.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $0.4 million, or 18.2%, from $2.2 million in 1996 to $2.6 million in 1997. This increase was primarily due to the acquisitions of the cable systems in 1996.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $1.5 million, or 32.6%, from $4.6 million in 1996 to $6.1 million in 1997. There was a significant increase in amortization resulting from the acquisitions of the cable systems in 1996.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $0.2 million, or 50.0%, from $0.4 million in 1996 to $0.6 million in 1997. These fees were 3.0% of revenues in both 1996 and 1997.

     INTEREST EXPENSE. Interest expense increased by $0.7 million, or 15.9%, from $4.4 million in 1996 to $5.1 million in 1997. This increase resulted primarily from the indebtedness incurred in connection with the acquisitions of several cable systems in 1996.

     NET LOSS. Net loss increased by $1.9 million, or 70.4%, from $2.7 million in 1996 to $4.6 million in 1997. The increase in net loss is primarily related to the $1.4 million loss on the sale of a cable system.

OUTLOOK

     Our business strategy emphasizes the increase of our operating cash flow by increasing our customer base and the amount of cash flow per customer. We believe that there are significant advantages in increasing the size and scope of our operations, including:

     - improved economies of scale in management, marketing, customer service, billing and other administrative functions;

     - reduced costs for our cable plants and our infrastructure in general;

     - increased leverage for negotiating programming contracts; and

     - increased influence on the evolution of important new technologies affecting our business.

     We seek to "cluster" cable systems in suburban and ex-urban areas surrounding selected metropolitan markets. We believe that such "clustering" offers significant opportunities to increase operating efficiencies and to improve operating margins and cash flow by spreading fixed costs over an expanding subscriber base. In addition, we believe that by concentrating "clusters" in markets, we will be able to generate higher growth in revenues and operating cash flow. Through strategic acquisitions and "swaps" of cable systems, we seek to enlarge the coverage of our current areas of operations, and, if feasible develop "clusters" in new geographic areas within existing regions. Swapping of cable systems allows us to trade systems that do not coincide with our operating strategy while gaining systems that meet our objectives. Several significant swaps have been announced. These swaps have demonstrated the industry's trend to cluster operations. To date, Charter Holdings has participated in one swap in connection with the transaction with InterMedia. We are currently negotiating other possible swap transactions.

LIQUIDITY AND CAPITAL RESOURCES

     Our business requires significant cash to fund acquisitions, capital expenditures, debt service costs and ongoing operations. We have historically funded and expect to fund future liquidity and capital requirements through cash flows from operations, equity contributions and financings, debt financings and borrowings under our credit facilities.

     Our historical cash flows from operating activities for 1998 were $145.8 million, and for the six months ended June 30, 1999, were $172.8 million. Pro forma for our recent and pending acquisitions and our merger with Marcus Holdings, our cash flows from operating activities for 1998 were $351.5 million, and for the six months ended June 30, 1999, were $260.9 million.

CAPITAL EXPENDITURES

     We have substantial ongoing capital expenditure requirements. We make capital expenditures primarily to upgrade, rebuild and expand our existing cable systems, as well as for system maintenance, the development of new products and services and converters. Converters are set-top devices added in front of a subscriber's television receiver to change the frequency of the cable television signals to a suitable channel. The television receiver is then able to tune and to allow access to premium service.

     Upgrading our cable systems will enable us to offer new products and services, including digital television, additional channels and tiers, expanded pay-per-view options, high-speed Internet access, and interactive services.

     For the three years ending December 31, 2001, we plan to spend $1.8 billion for capital expenditures including Marcus Cable, approximately $900 million of which will be used to upgrade and rebuild our existing systems to bandwidth capacity of 550 megahertz or greater and add two-way capability, so that we may offer advanced services. The remaining $900 million will be used for extensions of systems, development of new products and services, converters and system maintenance. Capital expenditures for 1999, 2000 and 2001 are expected to be approximately $600 million, $650 million, and $550 million, respectively. We also plan to spend an additional $700 million pro forma for our recent and pending acquisitions to upgrade our systems to bandwidth capacity of 550 megahertz or greater, so that we may offer advanced cable services. An additional $400 million pro forma for our recent and pending acquisitions will be used for plant extensions, new services, converters and system maintenance. We expect to finance 80% and 20% of the anticipated capital expenditures with distributions generated from operations and additional borrowings under our credit facilities, respectively. We cannot assure you that these amounts will be sufficient to accomplish our planned system upgrade, expansion and maintenance. See "Risk Factors -- Our Business -- We may not be able to obtain capital sufficient to fund our planned upgrades and to keep pace with technological developments." This could adversely affect our ability to offer new products and services and compete effectively, and could adversely affect our growth, financial condition and results of operations.

     For the six months ended June 30, 1999, we made capital expenditures, excluding the acquisitions of cable systems, of $263.3 million. The majority of the capital expenditures related to rebuilding existing cable systems.

FINANCING ACTIVITIES

     On March 17, 1999, we issued $3.6 billion principal amount of senior notes. The net proceeds of approximately $2.99 billion, combined with the borrowings under our credit facilities, were used to consummate tender offers for publicly held debt of several of our subsidiaries, as described below, refinance borrowings under our previous credit facilities and for working capital purposes.

     Semi-annual interest payments with respect to the 8.250% notes and the 8.625% notes will be approximately $89.4 million, commencing on October 1, 1999. No interest on the 9.920% notes will be payable prior to April 1, 2004. Thereafter, semiannual interest payments will be approximately $162.6 million in the aggregate, commencing on October 1, 2004.

     Concurrently with the issuance of the original notes, we refinanced substantially all of our previous credit facilities and Marcus Cable's existing credit facilities with new credit facilities entered into by Charter Operating. In February and March 1999, we commenced cash tender offers to purchase the 14% senior discount notes issued by Charter Communications Southeast Holdings, LLC, the 11.25% senior notes issued by Charter Communications Southeast, LLC, the 13.50% senior subordinated discount notes issued by Marcus Cable Operating Company, L.L.C., and the 14.25% senior discount notes issued by Marcus Cable. All notes except for $1.1 million in principal amount were paid off.

     Our credit facilities provide for two term facilities, one with a principal amount of $1.0 billion that matures September 2008 (Term A), and the other with the principal amount of $1.85 billion that matures on March 2009 (Term B). Our credit facilities also provide for a $1.25 billion revolving credit facility with a maturity date of September 2008. As of June 30, 1999, approximately $2.075 billion was available for borrowing under our credit facilities. After giving effect to our pending acquisitions, there will be approximately $648 million of borrowing availability under our new credit facilities. In addition, an uncommitted incremental term facility of up to $500 million with terms similar to the terms of the credit facilities is permitted under the credit facilities, but will be conditioned on receipt of additional new commitments from existing and new lenders.

     Amounts under our new credit facilities bear interest at a base rate or a eurodollar rate, plus a margin up to 2.75%. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. The weighted average interest rate for outstanding debt on June 30, 1999 was 7.4%. Furthermore, we have entered into interest rate protection agreements to reduce the impact of changes in interest rates on our debt outstanding under our credit facilities. See "-- Interest Rate Risk."

     We acquired Renaissance in April 1999. Renaissance has outstanding publicly held debt comprised of 10% senior discount notes due 2008 with a $163.2 million principal amount at maturity and an initial $100.0 million accreted value. The Renaissance notes do not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually in cash, on each April 15 and October 15, commencing October 15, 2003. The Renaissance notes are due on April 15, 2008. Due to the change of control of Renaissance, an offer to purchase the Renaissance notes was made at 101% of their accreted value, plus accrued and unpaid interest on June 28, 1999. Of the $163.175 million face amount of Renaissance notes outstanding, $48.762 million were repurchased. As of June 30, 1999, approximately $82.6 million carrying value of Renaissance notes were outstanding.

     We acquired Helicon in July 1999. As of June 30, 1999, Helicon had outstanding $115.0 million in principal amount of 11% senior secured notes due 2003. As a result of the acquisition, we will be required under the change of control covenant contained in the indenture for these notes to make an offer to purchase these notes at a price equal to 101% of their principal amount plus accrued interest. We plan to use availability under our credit facilities to repurchase the Helicon notes, which are currently callable.

     Following the Rifkin acquisition, we will likewise be required to make an offer to repurchase outstanding publicly held notes issued by Rifkin due to a change of control covenant contained in the indentures for these notes. As of June 30, 1999, $125.0 million aggregate principal amount of the Rifkin notes remains outstanding. We plan to use availability under our credit facilities to repurchase the Rifkin notes.

     Our significant amount of debt may adversely affect our ability to obtain financing in the future and react to changes in our business. Our debt requires us to comply with various financial and operating covenants that could adversely impact our ability to operate our business. See "Risk Factors -- Our
Business -- The agreements and instruments governing our debt contain restrictions and limitations which could significantly impact our ability to operate our business and repay the notes."

     For a more detailed description of our debt and the debt that we will assume or refinance in connection with our pending acquisitions, see "Description of Certain Indebtedness."

     The following table sets forth the sources and uses as of June 30, 1999, as discussed above, giving effect to additional borrowings under our credit facilities and additional equity contributions in connection with refinancing of our previous credit facilities and funding our pending acquisitions as if such transactions had occurred on that date. This presentation assumes that the Helicon notes are called and that we are successful in purchasing all the Rifkin notes in connection with our tender. This table also assumes that the Rifkin sellers do not elect to receive preferred or common equity of Charter Holdings or, if mutually agreed to by the parties, of a parent of Charter Holdings. This assumption is based on the fact that the terms of the equity have not been finalized and that seller participation has not been determined. Therefore, the cash portion of the purchase price of Rifkin has not been reduced.

            SOURCES:
            --------
Proceeds from issuance of notes:
  8.250% notes..................  $  598
  8.625% notes..................   1,495
  9.920% notes..................     906
Borrowings under our credit
  facilities:
  Tranche A.....................   1,000
  Tranche B.....................   1,850
  Revolver......................     602
Renaissance debt................      84
Helicon preferred limited
  liability company interests...      25
Vulcan Cable III committed
  equity contribution...........   1,325
                                  ------
                                  $7,885
                                  ======

             USES:
             -----
(DOLLARS IN MILLIONS)
Tender offers to retire:
  14.00% senior discount notes
     issued by Charter Southeast
     Holdings...................  $  141
  11.25% senior notes issued by
     Charter Southeast..........     141
  13.50% senior subordinated
     discount notes issued by
     Marcus Cable Operating
     Company....................     432
  14.25% senior discount notes
     used by Marcus Cable.......     291
Refinance previous credit
  facilities....................   2,521
Payments for pending
  acquisitions..................   4,234
Fees and expenses associated
  with issuance of notes........     125
                                  ------
                                  $7,885
                                  ======

     Prior to our acquisition by Paul G. Allen, we have received minimal equity contributions. In order to fund a portion of the pending acquisitions, Vulcan Cable III contributed $500 million on August 10, 1999 to Charter Communications Holding Company and has committed to contribute $825 million of additional equity, which will be in the form of cash and certain equity interests to be acquired in connection with the Rifkin acquisition, to Charter Communications Holding Company. Charter Communications Holding Company has committed to contribute this $1.325 billion to us.

CERTAIN TRENDS AND UNCERTAINTIES

     SUBSTANTIAL LEVERAGE. As of June 30, 1999, pro forma for our pending acquisitions and recent acquisitions completed since that date, our total debt was approximately $6.7 billion, our total member's equity was approximately $4.5 billion, and the deficiency of our earnings available to cover fixed charges was approximately $375 million. We anticipate incurring substantial additional debt in the future to fund the expansion, maintenance and the upgrade of our systems.

     Our ability to make payments on our debt, including the notes, and to fund our planned capital expenditures for upgrading our cable systems will depend on our ability to generate cash and secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current levels of operations, we believe that cash flow from operations and available cash, together with available borrowings under our credit facilities, will be adequate to meet our liquidity and capital needs for at least the next several years. However, there can be no assurance our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our credit facilities or from other sources of financing in an amount sufficient to enable us to repay our debt, to grow our business or to fund our other liquidity and capital needs.

     VARIABLE INTEREST RATES. A significant portion of our debt bears interest at variable rates that are linked to short-term interest rates. If interest rates rise, our costs relative to those obligations would also rise.

     RESTRICTIVE COVENANTS. Our credit facilities contain a number of significant covenants that, among other things, restrict the ability of our subsidiaries to:

     - pay dividends;

     - pledge assets;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - create liens; and

     - make certain investments or acquisitions.

     In addition, each of our credit facilities requires the particular borrower to maintain cash specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could permit acceleration of the debt. Any default under our credit facilities or our indentures may adversely affect our growth, our financial condition and our results of operations.

     IMPORTANCE OF GROWTH STRATEGY AND RELATED RISKS. We expect that a substantial portion of any of our future growth will be achieved through revenues from additional services and the acquisition of additional cable systems. We cannot assure you that we will be able to offer new services successfully to our customers or that those new services will generate revenues. In addition, the acquisition of additional cable systems may not have a positive net impact on our operating results. Acquisitions involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and difficulties in assimilation of the operations of the acquired companies, some or all of which could have a material adverse effect on our business, results of operations and financial condition. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations or obtain alternative financing.

     MANAGEMENT OF GROWTH. As a result of the acquisition of us by Paul G. Allen, our merger with Marcus Holdings and our recent and pending acquisitions, we have experienced and will continue to experience rapid growth that has placed and is expected to continue to place a significant strain on our management, operations and other resources. Our future success will depend in part on our ability to successfully integrate the operations acquired and to be acquired and to attract and retain qualified personnel. Historically, acquired entities have had minimal employee benefit related cost and all benefit plans have been terminated with acquired employees transferring to our 401(k) plan. No significant severance cost is expected in conjunction with the recent and pending acquisitions. The failure to retain or obtain needed personnel or to implement management, operating or financial systems necessary to successfully integrate acquired operations or otherwise manage growth when and as needed could have a material adverse effect on our business, results of operations and financial condition.

     In connection with our pending acquisitions, we have formed multi-disciplinary teams to formulate plans for establishing customer service centers, identifying property, plant and equipment requirements and possible reduction of headends. Headends are the control centers of a cable television system, where incoming signals are amplified, converted, processed and combined for transmission to customer. These teams also determine market position and how to attract "talented" personnel. Our goals include rapid transition in achieving performance objectives and implementing "best practice" procedures.

     REGULATION AND LEGISLATION. Cable systems are extensively regulated at the federal, state, and local level. These regulations have increased the administrative and operational expenses of cable television systems and affected the development of cable competition. Rate regulation of cable systems has been in place since passage of the Cable Television Consumer Protection and Competition Act of 1992, although the scope of this regulation recently was sharply contracted. Since March 31, 1999, rate regulation exists only with respect to the lowest level of basic cable service and associated equipment. Basic cable service is the service that cable customers receive for a threshold fee. This service usually includes local television stations, some distant signals and perhaps one or more non-broadcast services. This change affords cable operators much greater pricing flexibility, although Congress could revisit this issue if confronted with substantial rate increases.

     Cable operators also face significant regulation of their channel capacity. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access users, and unaffiliated commercial leased access programmers. This carriage burden could increase in the future, particularly if the Federal Communications Commission were to require cable systems to carry both the analog and digital versions of local broadcast signals or if it were to allow unaffiliated internet service providers seeking direct cable access to invoke commercial leased access rights originally devised for video programmers. The Federal Communications Commission is currently conducting proceedings in which it is considering both of these channel usage possibilities.

     There is also uncertainty whether local franchising authorities, the Federal Communications Commission, or the U.S. Congress will impose obligations on cable operators to provide unaffiliated Internet service providers with access to cable plant on non-discriminatory terms. If they were to do so, and the obligations were found to be lawful, it could complicate our operations in general, and our Internet operations in particular, from a technical and marketing standpoint. These access obligations could adversely impact our profitability and discourage system upgrades and the introduction of new products and services.

INTEREST RATE RISK

     The use of interest rate risk management instruments, such as interest rate exchange agreements, interest rate cap agreements and interest rate collar agreements, is required under the terms of our credit facilities. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Collars limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of December 31, 1998 (dollars in thousands):

                                          EXPECTED MATURITY DATE                                            FAIR VALUE AT
                           ----------------------------------------------------                             DECEMBER 31,
                             1999       2000       2001       2002       2003     THEREAFTER     TOTAL          1998
                           --------   --------   --------   --------   --------   ----------   ----------   -------------
DEBT
Fixed Rate...............        --         --         --         --         --   $  271,799   $  271,799    $  271,799
 Average Interest Rate...        --         --         --         --         --         13.5%        13.5%
Variable Rate............  $ 10,450   $ 21,495   $ 42,700   $113,588   $157,250   $1,381,038   $1,726,521    $1,726,521
 Average Interest Rate...       6.0%       6.1%       6.3%       6.5%       7.2%         7.6%         7.2%
INTEREST RATE INSTRUMENTS
Variable to Fixed
 Swaps...................  $130,000   $255,000   $180,000   $320,000   $370,000   $  250,000   $1,505,000    $ (28,977)
 Average Pay Rate........       4.9%       6.0%       5.8%       5.5%       5.6%         5.6%         5.6%
 Average Receive Rate....       5.0%       5.0%       5.2%       5.2%       5.4%         5.4%         5.2%
Caps.....................  $ 15,000         --         --         --         --           --   $   15,000            --
 Average Cap Rate........       8.5%        --         --         --         --           --          8.5%
Collar...................        --   $195,000   $ 85,000   $ 30,000         --           --   $  310,000    $  (4,174)
 Average Cap Rate........        --        7.0%       6.5%       6.5%        --           --          6.8%
 Average Floor Rate......        --        5.0%       5.1%       5.2%        --           --          5.0%

     The notional amounts of interest rate instruments, as presented in the above table, are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The estimated fair value approximates the proceeds (costs) to settle the outstanding contracts. Interest rates on variable debt are estimated using the average implied forward LIBOR rates for the year of maturity based on the yield curve in effect at December 31, 1998. While swaps, caps and collars represent an integral part of our interest rate risk management program, their incremental effect on interest expense for the years ended December 31, 1998, 1997, and 1996 was not significant.

     In March 1999, substantially all existing long-term debt, excluding borrowings of our previous credit facilities, was extinguished, and all previous credit facilities were refinanced with the credit facilities. The following table sets forth the fair values and contract terms of the long-term debt maintained by us as of June 30, 1999 (dollars in thousands):

                                          EXPECTED MATURITY DATE                                           FAIR VALUE AT
                            --------------------------------------------------                               JUNE 30,
                              1999       2000       2001      2002      2003     THEREAFTER     TOTAL          1999
                            --------   --------   --------   -------   -------   ----------   ----------   -------------
DEBT
Fixed Rate................        --         --         --        --        --   $3,109,310   $3,109,310   $  3,010,000
 Average Interest Rate....        --         --         --        --        --          9.0%         9.0%
Variable Rate.............        --         --         --   $25,313   $39,375   $1,960,312   $2,025,000   $  2,025,000
 Average Interest Rate....        --         --         --       6.5%      6.5%         6.8%         6.8%

     Interest rates on variable debt are estimated using the average implied forward LIBOR rates for the year of maturity based on the yield curve in effect at June 30, 1998.

YEAR 2000 ISSUES

     GENERAL. Many existing computer systems and applications, and other control devices and embedded computer chips use only two digits, rather than four, to identify a year in the date field, failing to consider the impact of the upcoming change in the century. Computer chips are the physical structure upon which integrated circuits are fabricated as components of systems, such as telephone systems, computers and memory systems. As a result, such systems, applications, devices, and chips could create erroneous results or might fail altogether unless corrected to properly interpret data related to the year 2000 and beyond. These errors and failures may result, not only from a date recognition problem in the particular part of a system failing, but may also result as systems, applications, devices and chips receive erroneous or improper data from third-parties suffering from the year 2000 problem. In addition, two interacting systems, applications, devices or chips, each of which has individually been fixed so that it will properly handle the year 2000 problem, could nonetheless result in a failure because their method of dealing with the problem is not compatible.

     These problems are expected to increase in frequency and severity as the year 2000 approaches. This issue impacts our owned or licensed computer systems and equipment used in connection with internal operations, including:

     - information processing and financial reporting systems;

     - customer billing systems;

     - customer service systems;

     - telecommunication transmission and reception systems; and

     - facility systems.

     THIRD PARTIES. We also rely directly and indirectly, in the regular course of business, on the proper operation and compatibility of third party systems. The year 2000 problem could cause these systems to fail, err, or become incompatible with our systems.

     If we or a significant third party on which we rely fails to become year 2000 ready, or if the year 2000 problem causes our systems to become internally incompatible or incompatible with such third party systems, our business could suffer from material disruptions, including the inability to process transactions, send invoices, accept customer orders or provide customers with our cable services. We could also face similar disruptions if the year 2000 problem causes general widespread problems or an economic crisis. We cannot now estimate the extent of these potential disruptions.

     STATE OF READINESS. We are addressing the Year 2000 problem with respect to our internal operations in three stages:

     (1) conducting an inventory and evaluation of our systems, components, and other significant infrastructure to identify those elements that reasonably could be expected to be affected by the year 2000 problems. This initiative has been completed;

     (2) remediating or replacing equipment that will fail to operate properly in the year 2000. We plan to be finished with the remediation by September 1999; and

     (3) testing of the remediation and replacement conducted in stage two. We plan to complete all testing by September 1999.

     Much of our assessment efforts in stage one have involved, and depend on, inquiries to third party service providers, who are the suppliers and vendors of various parts or components of our systems. Certain of these third parties that have certified the readiness of their products will not certify their interoperability within our fully integrated systems. We cannot assure you that these technologies of third parties, on which we rely, will be year 2000 ready or timely converted into year 2000 compliant systems compatible with our systems. Moreover, because a full test of our systems, on an integrated basis, would require a complete shut down of our operations, it is not practicable to conduct such testing. However, we are utilizing a third party, in cooperation with other cable operators, to test a "mock-up" of our major billing and plant components, including pay-per-view systems, as an integrated system. We are utilizing another third party to also conduct comprehensive testing on our advertising related scheduling and billing systems. In addition, we are evaluating the potential impact of third party failure and integration failure on our systems.

     RISKS AND REASONABLY LIKELY WORST CASE SCENARIOS. The failure to correct a material year 2000 problem could result in system failures leading to a disruption in, or failure of certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third-party suppliers and customers, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our results of operations, liquidity or financial condition. The year 2000 taskforce is expected to significantly reduce our level of uncertainty about the year 2000 problem and, in particular, about the year 2000 compliance and readiness of our material vendors.

     We are in the process of acquiring certain cable televisions systems, and have negotiated certain contractual rights in the acquisition agreements relating to the year 2000. We have included the acquired cable television systems in our year 2000 taskforce's plan. We are monitoring the remediation process for systems we are acquiring to ensure completion of remediation before or as we acquire these systems. We have found that these companies are following a three stage process similar to that outlined above and are on a similar time line. We are not currently aware of any likely material system failures relating to the year 2000 affecting the acquired systems.

     CONTINGENCY AND BUSINESS CONTINUATION PLAN. The year 2000 plan calls for suitable contingency planning for our at-risk business functions. We normally make contingency plans in order to avoid interrupted service providing video, voice and data products to our customers. The normal contingency planning is being reviewed and will be revised by August 1999, where appropriate, to specifically address year 2000 exposure with respect to service to customers.

     COST. We have incurred $5.6 million in costs to date directly related to addressing the year 2000 problem. We have redeployed internal resources and have selectively engaged outside vendors to meet the goals of our year 2000 program. We currently estimate the total cost of our year 2000 remediation programs, including recent acquisitions closed as of June 30, 1999, to be approximately $7.5 million. Although we will continue to make substantial capital expenditures in the ordinary course of meeting our telecommunications system upgrade goals through the year 2000, we will not specifically accelerate those expenditures to facilitate year 2000 readiness, and accordingly those expenditures are not included in the above estimate.

OPTIONS

     In accordance with an employment agreement between Charter Investment and Jerald L. Kent, the President and Chief Executive Officer of Charter Investment, and a related option agreement between Charter Communications Holding Company and Mr. Kent, an option to purchase 3% of the equity value of Charter Communications Holding Company, or 7,044,127 membership interests, was issued to Mr. Kent. The option vests over a four year period from the date of grant and expires ten years from the date of grant.

     In February 1999, Charter Holdings adopted an option plan, which was assumed by Charter Communications Holding Company in May 1999, providing for the grant of options to purchase up to 10% of the aggregate equity value of the subsidiaries of Charter Communications Holding Company as of February 1999. The option plan provides for grants of options to employees and consultants of Charter Communications Holding Company and its affiliates and consultants who provide services to Charter Communica-tions Holding Company. Options granted will be fully vested after five years from the date of grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.

                                                                                        OPTIONS
                                             OPTIONS OUTSTANDING                      EXERCISABLE
                          ---------------------------------------------------------   -----------
                          NUMBER OF    EXERCISE      TOTAL       REMAINING CONTRACT    NUMBER OF
                           OPTIONS      PRICE       DOLLARS       LIFE (IN YEARS)       OPTIONS
                          ----------   --------   ------------   ------------------   -----------
Outstanding as of
  January 1, 1999(1)....   7,044,127    $20.00    $140,882,540          9.4            1,761,032
Granted:
  February 9, 1999(2)...   9,050,881     20.00     181,017,620          9.5                   --
  April 5, 1999(2)......     443,200     20.73       9,187,536          9.7                   --
                          ----------    ------    ------------          ---            ---------
Outstanding as of
  June 30, 1999.........  16,538,208    $20.02    $331,087,696          9.5            1,761,032
                          ==========    ======    ============          ===            =========

---------------
(1) Granted to Jerald L. Kent pursuant to his employment agreement and related option agreement.

(2) Granted pursuant to the option plan.

     We follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for the option plans. Stock option compensation expense is recorded in the financial statements since the exercise prices are less than the estimated fair values of the underlying membership interests on the date of grant. Compensation expense is accrued over the vesting period of each grant that varies from four to five years.

ACCOUNTING STANDARD NOT YET IMPLEMENTED

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB No. 133" has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. We have not yet quantified the impacts of adopting SFAS No. 133 on our consolidated financial statements nor have we determined the timing or method of our adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (loss).

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

GENERAL

     We sold the original notes on March 17, 1999 in a transaction exempt from the registration requirements of the Securities Act of 1933. The initial purchasers of the notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act of 1933.

     In connection with the sale of original notes to the initial purchasers pursuant to the Purchase Agreement, dated March 12, 1999, among us and Goldman, Sachs & Co., Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., NationsBanc Montgomery Securities LLC, Salomon Smith Barney Inc., Credit Lyonnais Securities (USA), Inc., First Union Capital Markets Corp., Prudential Securities Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer Corp. and Nesbitt Burns Securities Inc., the holders of the original notes became entitled to the benefits of the exchange and registration rights agreements dated March 17, 1999, among us and the initial purchasers.

     Under the registration rights agreements, the issuers became obligated to file a registration statement in connection with an exchange offer within 90 days after March 17, 1999 and cause the exchange offer registration statement to become effective within 150 days after March 17, 1999. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreements. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to the issuers.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the issuers will accept all original notes properly tendered and not withdrawn prior to the expiration date. The issuers will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from the issuers cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for original notes, where original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

     We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuers and delivering new notes to such holders.

     If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "-- Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

     Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "-- Fees and Expenses."

SHELF REGISTRATION STATEMENT

     Pursuant to the registration rights agreements, if the exchange offer is not completed prior to the date on which the earliest of any of the following events occurs:

          (a) applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer,

          (b) any holder of notes notifies us that either:

             (1) such holder is not eligible to participate in the exchange offer, or

             (2) such holder participates in the exchange offer and does not receive freely transferable new notes in exchange for tendered original notes, or

          (c) the exchange offer is not completed within 180 days after March 17, 1999,

we will, at our cost:

     - file a shelf registration statement covering resales of the original notes,

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act at the earliest possible time, but no later than 90 days after the time such obligation to file arises, and

     - use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after the date as of which the Securities and Exchange Commission declares such shelf registration statement effective or the shelf registration otherwise becomes effective, or the time when all of the applicable original notes are no longer outstanding.

     If any of the events described occurs, we will refuse to accept any original notes and will return all tendered original notes.

     We will, if and when we file the shelf registration statement, provide to each holder of the original notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the original notes. A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling security-holder in the related prospectus and must deliver a prospectus to purchasers, a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the registration rights agreements, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

INCREASE IN INTEREST RATE

     If we are required to file the shelf registration statement and either

     (1) the shelf registration statement has not become effective or been declared effective on or before the 90th calendar day following the date such obligation to file arises, or

     (2) the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective, except as specifically permitted in the registration rights agreements, without being succeeded promptly by an additional registration statement filed and declared effective, the interest rate borne by the original notes will be increased by 0.25% per annum following such default, determined daily, from the date of such default until the date it is cured, and by an additional 0.25% per annum for each subsequent 90-day period. However, in no event will the interest rate borne by the original notes be increased by an aggregate of more than 1.0% per annum.

     The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payments dates as the original notes.

EXPIRATION DATE; EXTENSIONS; AMENDMENT

     We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the old notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

     In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right

          (a) to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "-- Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

          (b) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

     Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

     To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 9:00 a.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

     The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE 9:00 A.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO US.

     Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an "eligible institution", unless the original notes are tendered

     (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, are required to be guaranteed, such guarantee must be by an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent to the tendering holders of original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion to

     (a) purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "-- Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreements and

     (b) to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

     By tendering, each holder will represent to us that, among other things,

     (a) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

     (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes,

     (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes, and

     (d) such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at the Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in the Depository Trust Company's system may make book-entry delivery of original notes by causing the Depository Trust Company to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with the Depository Trust Company's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at the Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to Depository Trust Company does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their original notes and

          (a) whose original notes are not immediately available or

          (b) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

             (1) the tender is made through an eligible institution;

             (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed

        Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof or agent's message in lieu of the letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

             (3) such properly completed and executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 9:00 a.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of original notes previously accepted for exchange as of the original expiration date may not be withdrawn.

     To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 9:00 a.m., New York City time, on the expiration date. Any such notice of withdrawal must:

          (a) specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

          (b) identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at Depository Trust Company to be credited,

          (c) be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender and

          (d) specify the name in which any such original notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the Securities and Exchange Commission.

     If we determine in our reasonable discretion that the foregoing condition exists, we may

          (1) refuse to accept any original notes and return all tendered original notes to the tendering holders,

          (2) extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or

          (3) waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

EXCHANGE AGENT

     Harris Trust and Savings Bank has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to Harris Trust and Savings Bank addressed as follows:

                         For Information by Telephone:
                                 (212) 701-7637

                     By Hand or Overnight Delivery Service:
                         Harris Trust and Savings Bank
                      c/o Harris Trust Company of New York
                               Wall Street Plaza
                                 88 Pine Street
                                   19th Floor
                            New York, New York 10005
                   Attention: Reorganization Trust Department

                           By Facsimile Transmission:
                                 (212) 701-7637
                            (Telephone Confirmation)
                                 (212) 701-7624

     Harris Trust and Savings Bank is an affiliate of the trustee under the indentures governing the notes.

FEES AND EXPENSES

     We have agreed to bear the expenses of the exchange offer pursuant to the exchange and registration rights agreements. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

     The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of Harris Trust and Savings Bank as exchange agent, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer. Accordingly, such original notes may be resold only

     - to us, upon redemption of these notes or otherwise,

     - so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

     - in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us,

     - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or

     - under an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

REGULATORY APPROVALS

     We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

OTHER

     Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

                                    BUSINESS

GENERAL

     We offer a full range of traditional cable television services. Our service offerings include the following programming packages:

     - basic programming;

     - expanded basic programming;

     - premium service; and

     - pay-per-view television programming.

     As part of our "wired world" vision, we are also beginning to offer an array of new products and services including:

     - digital television;

     - high-speed Internet access; and

     - interactive video programming.

We are also exploring opportunities in telephony.

     These new products and services will take advantage of the significant bandwidth of our cable systems. We are accelerating the upgrade of our cable systems to more quickly provide these products and services.

     As of June 30, 1999, we served approximately 2.7 million cable television service customers in 22 states. We have entered into agreements to acquire additional cable systems that would have increased the number of our customers to 3.7 million as of that date.

     For the year ended December 31, 1998, pro forma for our merger with Marcus Holdings and the acquisitions we completed during 1998 and 1999, our revenues were approximately $1.3 billion. For the six months ended June 30, 1999, pro forma for our merger with Marcus Holdings and the acquisitions we completed during 1999, our revenues were approximately $721.4 million. Pro forma for our merger with Marcus Holdings and our recent and pending acquisitions, for the year ended December 31, 1998, our revenues would have been approximately $1.7 billion. Pro forma for our merger with Marcus Holdings and our recent and pending acquisitions, for the six months ended June 30, 1999, our revenues would have been approximately $903 million.

     Paul G. Allen, the principal owner of our ultimate parent company and one of the computer industry's visionaries, has long believed in a "wired world" in which cable technology will facilitate the convergence of television, computers and telecommunications. We believe cable's ability to deliver voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace.

BUSINESS STRATEGY

     Our objective is to increase our operating cash flow by increasing our customer base and the amount of cash flow per customer. To achieve this objective, we are pursuing the following strategies:

     INTEGRATE AND IMPROVE ACQUIRED CABLE SYSTEMS. We seek to rapidly integrate newly acquired cable systems and apply our core operating strategies to raise the financial and operating performance of these systems. Our integration process occurs in three stages:

          SYSTEM EVALUATION. We conduct an extensive evaluation of each system we acquire. This process begins prior to reaching an agreement to purchase the system and focuses on the system's:

        - business plan;

        - customer service standards;

        - management capabilities; and

        - technological capacity and compatibility.

     We also evaluate opportunities to consolidate headends and billing and other administrative functions. Based upon this evaluation, we formulate plans for customer service centers, plant upgrades, market positioning, new product and service launches and human resource requirements.

          IMPLEMENTATION OF OUR CORE OPERATING STRATEGIES. To achieve high standards for customer satisfaction and financial and operating performance, we:

        - attract and retain high quality local management;

        - empower local managers with a high degree of day-to-day operational autonomy;

        - set key financial and operating benchmarks for management to meet, such as revenue and cash flow per subscriber, subscriber growth, customer service and technical standards; and

        - provide incentives to all employees through grants of cash bonuses and stock options.

          ONGOING SUPPORT AND MONITORING. We provide local managers with regional and corporate management guidance, marketing and other support for implementation of their business plans. We monitor performance of our acquired cable systems on a frequent basis to ensure that performance goals can be met.

     The turn-around in our Fort Worth system, which our management team began to manage in October 1998, is an example of our success in integrating newly acquired cable systems into our operations. We introduced a customer care team that has worked closely with city governments to improve customer service and local government relations, and each of our customer service representatives attended a training program. We also conducted extensive training programs for our technical and engineering, dispatch, sales and support, and management personnel. We held a series of sales events and demonstrations to increase customer awareness and enhance our community exposure and reputation. We reduced the new employee hiring process from two to three weeks to three to five days.

     OFFER NEW PRODUCTS AND SERVICES. We intend to expand the array of products and services we offer to our customers to implement our "wired world" vision. Using digital technology, we plan to offer additional channels on our existing service tiers, create new service tiers, introduce multiple packages of premium services and increase the number of pay-per-view channels. We also plan to add digital music services and interactive program guides, which are comprehensive guides to television program listings that can be accessed by network, time, date or genre. In addition to these expanded cable services, we have begun to roll out advanced services, including interactive video programming and high-speed Internet access, and we are currently exploring opportunities in telephony. We have entered into agreements with several providers of high-speed Internet access and other interactive services, including EarthLink Network, Inc., High Speed Access Corp., WorldGate Communications, Inc., Wink Communications, Inc. and Excite@Home Corporation.

     UPGRADE THE BANDWIDTH CAPACITY OF OUR SYSTEMS. Over the next three years, we plan to spend approximately $1.2 billion to upgrade to 550 megahertz or greater the bandwidth of the systems we acquire through our pending acquisitions. Upgrading to at least 550 megahertz of bandwidth capacity will allow us to:

     - offer advanced services, such as digital television, Internet access and other interactive services;

     - increase channel capacity up to 82 analog channels, or even more programming channels if some of our bandwidth is used for digital services; and

     - permit two-way communication which will give our customers the ability to send and receive signals over the cable system so that high speed cable services, such as the Internet access, will not require a separate telephone line.

     As of June 30, 1999, approximately 91% of our customers were served by cable systems with at least 550 megahertz bandwidth capacity, and approximately 34% of our customers had two-way communication capability. By year end 2003, including all recent and pending acquisitions, we expect that approximately 94% of our customers will be served by cable systems with at least 550 megahertz bandwidth capacity and two-way communication capability.

     Our planned upgrades will reduce the number of headends from 1,243 in 1999 to 779 in 2003 including our pending acquisitions. Reducing the number of headends will reduce headend equipment and maintenance expenditures and, together with other upgrades, will provide enhanced picture quality and system reliability.

     MAXIMIZE CUSTOMER SATISFACTION. To maximize customer satisfaction, we operate our business to provide reliable, high-quality products and service offerings, superior customer service and attractive programming choices at reasonable rates. We have implemented stringent internal customer service standards which we believe meet or exceed those established by the National Cable Television Association, which is the Washington, D.C.-based trade association for the cable television industry. We believe that our customer service efforts have contributed to our superior customer growth, and will strengthen the Charter brand name and increase acceptance of our new products and services.

     EMPLOY INNOVATIVE MARKETING. We have developed and successfully implemented a variety of innovative marketing techniques to attract new customers and increase revenue per customer. Our marketing efforts focus on tailoring Charter branded entertainment and information services that provide value, choice, convenience and quality to our customers.

We use demographic "cluster codes" to address specific messages to target audiences through direct mail and telemarketing. Cluster codes identify customers by marketing type, such as young professionals, retirees or families. In addition, we promote our services on radio, in local newspapers and by door-to-door selling. In many of our systems, we offer discounts to customers who purchase multiple premium services such as Home Box Office or Showtime. We also have a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the link between quality service and the Charter brand name and to encourage customers to purchase higher service levels. We have begun to implement our marketing programs in all of the systems we have recently acquired.

     EMPHASIZE LOCAL MANAGEMENT AUTONOMY WHILE PROVIDING REGIONAL AND CORPORATE SUPPORT AND CENTRALIZED FINANCIAL CONTROLS. Our local cable systems are organized into seven operating regions. A regional management team oversees local system operations in each region. We believe that a strong management presence at the local system level:

     - improves our customer service;

     - increases our ability to respond to customer needs and programming preferences;

     - reduces the need for a large centralized corporate staff;

     - fosters good relations with local governmental authorities; and

     - strengthens community relations.

     Our regional management teams work closely with both local managers and senior management in our corporate office to develop budgets and coordinate marketing, programming, purchasing and engineering activities. Our centralized financial management enables us to set financial and operating benchmarks and monitor them on an ongoing basis. In order to attract and retain high quality managers at the local and regional operating levels, we provide a high degree of operational autonomy and accountability and cash and equity-based compensation. Charter Communications Holding Company has adopted a plan to distribute to employees and consultants, including members of corporate management and to key regional and system-level management personnel equity-based incentive compensation based on the equity value of Charter Communications Holding Company on a fully-diluted basis.

     CONCENTRATE OUR SYSTEMS IN TIGHTER GEOGRAPHICAL CLUSTERS. To improve operating margins and increase operating efficiencies, we seek to improve the geographic clustering of our cable systems by selectively swapping our cable systems for systems of other cable operators or acquiring systems in close proximity to our systems. We believe that by concentrating our systems in clusters, we will be able to generate higher growth in revenues and operating cash flow. Clustering enable us to improve operating efficiencies by consolidating headends and spread fixed costs over a larger subscriber base.

ACQUISITIONS

     Our primary criterion in considering acquisition and swapping opportunities is the financial return that we expect to ultimately realize. We consider each acquisition in the context of our overall existing and planned operations, focusing particularly on the impact on our size and scope and the ability to reinforce our clustering strategy, either directly or through future swaps or acquisitions. Other specific factors we consider in acquiring a cable system are:

     - demographic profile of the market as well as the number of homes passed and customers within the system;

     - per customer revenues and operating cash flow and opportunities to increase these financial benchmarks;

     - proximity to our existing cable systems or the potential for developing new clusters of systems;

     - the technological state of such system; and

     - the level of competition within the local market.

     We believe that there are significant advantages in increasing the size and scope of our operations, including:

     - improved economies of scale in management, marketing, customer service, billing and other administrative functions;

     - reduced costs for our cable plants and our infrastructure in general;

     - increased leverage for negotiating programming contracts; and

     - increased influence on the evolution of important new technologies affecting our business.

     See "Description of Certain Indebtedness" for a description of the material debt that we have assumed or intend to assume in connection with our recent and pending acquisitions.

     MERGER WITH MARCUS HOLDINGS. On April 7, 1999, the holding company parent of the Marcus companies, Marcus Holdings, merged into Charter Holdings, which was the surviving entity of the merger. The subsidiaries of Marcus Holdings became our subsidiaries. Paul G. Allen had entered into the agreement to purchase the Marcus cable systems in April 1998. During the period of obtaining the requisite regulatory approvals for the transaction, the Marcus systems came under common management with us in October 1998 pursuant to the terms of a management agreement. The Marcus systems continue to be under common operating management with us.

  RECENTLY COMPLETED ACQUISITIONS

     RENAISSANCE. In April 1999, we purchased Renaissance for approximately $459 million, consisting of $348 million in cash and $111 million of debt to be assumed. See "Description of Certain Indebtedness." As a result of our acquisition of Renaissance, we recently completed a tender offer for this publicly held debt due to the change of control. Holders of notes representing 30% of the outstanding principal amount of notes tendered their notes. Renaissance owns cable systems located in Louisiana, Mississippi and Tennessee, has approximately 131,000 customers and is being operated as part of our Southern region. For the six months ended June 30, 1999, Renaissance had revenues of approximately $30.8 million. For the year ended December 31, 1998, Renaissance had revenues of approximately $41.5 million. At year end 1998, approximately 31% of Renaissance's customers were served by systems with at least 550 megahertz bandwidth capacity.

     AMERICAN CABLE. In May 1999, we purchased American Cable for approximately $240 million. American Cable owns cable systems located in California serving approximately 69,000 customers and is being operated as part of our Western region. For the six months ended June 30, 1999, American Cable had revenues of approximately $18.0 million. For the year ended December 31, 1998, American Cable had revenues of approximately $15.7 million. At year-end 1998, none of the American Cable system's customers were served by systems with at least 550 megahertz bandwidth capacity or greater.

     GREATER MEDIA SYSTEMS. In June 1999, we purchased certain cable systems of Greater Media for approximately $500 million. The Greater Media systems are located in Massachusetts, have approximately 174,000 customers and are being operated as part of our Northeast Region. For the six months ended June 30, 1999, the Greater Media systems had revenues of approximately $42.3 million. For the year ended December 31, 1998, the Greater Media systems had revenues of approximately $78.6 million. At year end 1998, approximately 75% of the Greater Media systems customers were served by systems with at least 550 megahertz bandwidth capacity.

     HELICON. In July 1999, we acquired Helicon and affiliates for approximately $550 million, consisting of $410 million in cash, $115 million of debt, and $25 million in the form of preferred limited liability company interests of Charter-Helicon, LLC, a direct wholly owned subsidiary of Charter Communications, LLC. The holders of the preferred interest have the right to require Mr. Allen to purchase the interest until the fifth anniversary of the closing of the Helicon acquisition. The preferred interests will be redeemable at any time following the fifth anniversary of the Helicon acquisition or upon a change of control, and it must be redeemed on the tenth anniversary of the Helicon acquisition. Upon completion of the proposed initial public offering of Charter Communications, Inc., these limited liability company interests will be convertible into equity of Charter Communications, Inc. Helicon owns cable systems located in Alabama, Georgia, New Hampshire, North Carolina, West Virginia, South Carolina, Tennessee, Pennsylvania, Louisiana and Vermont, has approximately 173,000 customers and will be operated as part of our Southeast, Southern and Northeast regions. For the six months ended June 30, 1999, Helicon had revenues of approximately $43.0 million. For the year ended December 31, 1998, Helicon had revenues of approximately $75.6 million. At year end 1998, approximately 69% of Helicon's customers were served by systems with at least 550 megahertz bandwidth capacity. The debt we have assumed consists of public notes of Helicon. We will make an offer to repurchase the Helicon notes at a price equal to 101% of their principal amount, plus accrued interest, to the date of the purchase, due to the change of control of Helicon. See "Description of Certain Indebtedness."

     OTHER ACQUISITIONS. In July 1999, we acquired Vista. In August 1999, we acquired certain cable assets of Cable Satellite. These cable systems are located in Georgia and southern Florida, and serve a total of approximately 38,000 customers. The total purchase price for these acquisitions was approximately $148 million. For the six months ended June 30, 1999, these systems had revenues of approximately $9.2 million. For the year ended December 31, 1998, these systems had revenues of $15.8 million.

  PENDING ACQUISITIONS

     INTERMEDIA SYSTEMS. In April 1999, two of our subsidiaries, Charter Communications, LLC, and Charter Communications Properties, entered into agreements to purchase certain cable systems of InterMedia in exchange for cash in the amount of approximately $873 million and certain of our cable systems. The InterMedia systems serve approximately 412,000 customers in North Carolina, South Carolina, Georgia and Tennessee. As part of this transaction, we will "swap" some of our non-strategic cable systems serving approximately 143,000 customers located in Indiana, Montana, Utah and northern Kentucky. This transaction will result in a net increase of 269,000 customers concentrated in our Southeast and Southern regions. For the six months ended June 30, 1999, the

InterMedia systems had revenues of approximately $100.6 million. For the year ended December 31, 1998, the InterMedia systems had revenues of approximately $176.1 million. At year end 1998, approximately 79% of these customers were served by systems with at least 550 megahertz bandwidth capacity. Following regulatory approvals, we anticipate that acquisition of the InterMedia systems will close during the third or fourth quarter of 1999. There are no material termination or penalty provisions in the acquisition agreements if we do not close as of a certain date.

     RIFKIN. In April 1999, Charter Investment entered into agreements to purchase Rifkin for a purchase price of approximately $1.5 billion in cash and assumed debt. Charter Investment has assigned its rights under such agreements to our subsidiary, Charter Operating. Certain sellers under the agreements could elect to receive some or all of their pro rata portion of the purchase price in the form of preferred or common equity of Charter Holdings or, if mutually agreed to by the parties, of a parent of Charter Holdings. Depending on the level of seller interest, this equity, if issued, would be valued between approximately $25 million and $250 million. The cash portion of the purchase price would be reduced accordingly. However, because such terms have not been finalized, and seller participation has not been determined, we cannot be certain that any such equity will be issued or that the cash portion of the purchase price will be reduced below $1.5 billion. The debt to be assumed consists of public notes of Rifkin. As a result of our acquisition of Rifkin, we will make an offer to repurchase the Rifkin notes at a price equal to 101% of their principal amount, plus accrued interest, due to the change of control of Rifkin. See "Description of Certain Indebtedness." Additionally, pursuant to the membership interests purchase agreement, as amended, Vulcan Cable III will purchase the equity and debt of certain corporate holders of interests in Interlink Communications Partners, LLLP. The interests in Interlink will be contributed to Charter Holdings and ultimately to Charter Operating. See "Certain Relationships and Related Transactions -- Transactions with Paul G. Allen." Rifkin owns cable systems primarily in Florida, Georgia, Illinois, Indiana, Tennessee, Virginia and West Virginia serving approximately 462,000 customers. For the six months ended June 30, 1999, Rifkin had revenues of approximately $105.6 million. For the year ended December 31, 1998, Rifkin had revenues of approximately $124.4 million. At year end 1998, approximately 36% of Rifkin's customers were served by systems with at least 550 megahertz bandwidth capacity. Following regulatory approvals, we anticipate that this transaction will close during the third or fourth quarter of 1999. There are no material termination or penalty provisions in the acquisition agreements if we do not close as of a certain date. However, each party can require specific performance.

OUR CABLE SYSTEMS

     As of June 30, 1999, our systems consisted of approximately 74,000 miles of coaxial cable and approximately 9,200 sheath miles of fiber optic cable passing approximately 4.6 million households and serving approximately 2.7 million customers. Coaxial cable is a type of cable used for broadband data and cable systems. This type of cable has excellent broadband frequency characteristics, noise immunity and physical durability. The cable is connected from each node to individual homes or buildings. A node is a single connection to a cable system's main high-capacity fiber optic cable that is shared by a number of customers. A sheath mile is the actual length of cable in miles. Fiber optic cable is a communication medium that uses hair-thin glass fibers to transmit signals over long distances with minimum signal loss or distortion. As of June 30, 1999, approximately 14% of our customers are served by systems with at least 550 megahertz bandwidth capacity, approximately 38% have at least 750 megahertz bandwidth capacity and approximately

35% were served by systems capable of providing two-way interactive communication capability. Such two-way interactive communication capability includes two-way Internet connections, services provided by Wink Communications, Inc., which are interactive services that provide additional information and statistics about programs or the option to order an advertised product while customers are viewing such programs or advertisement, and interactive program guides. These amounts do not reflect the impact of our pending acquisitions or acquisitions closed since June 30, 1999.

     CORPORATE MANAGEMENT. We are managed from the corporate offices of Charter Investment in St. Louis, Missouri. The senior management of Charter Investment at these offices consist of approximately 200 people led by Jerald L. Kent. They are responsible for coordinating and overseeing our operations, including certain critical functions such as marketing and engineering, that are conducted by personnel at the regional and local system level. The corporate office also performs certain financial control functions such as accounting, finance and acquisitions, payroll and benefit administration, internal audit, purchasing and programming contract administration on a centralized basis.

     OPERATING REGIONS. To manage and operate our systems, we have established two divisions that contain a total of seven operating regions: Western; Central; MetroPlex (Dallas/Fort Worth); North Central; Northeast; Southeast; and Southern. Each of the two divisions is managed by a Senior Vice President who reports directly to Mr. Kent and is responsible for overall supervision of the operating regions within. Each region is managed by a team consisting of a Senior Vice President or a Vice President, supported by operational, marketing and engineering personnel. Within each region, certain groups of cable systems are further organized into clusters. We believe that much of our success is attributable to our operating philosophy which emphasizes decentralized management, with decisions being made as close to the customer as possible.

     The following table provides an overview of selected technical, operating and financial data for each of our operating regions as of and for the six months ended June 30, 1999. The following table does not reflect the impact of our pending acquisitions or acquisitions closed since June 30, 1999. Upon completion of our merger with Marcus Holdings and our recent and pending acquisitions, our systems will pass approximately 6.0 million homes serving approximately 3.7 million customers.

      SELECTED TECHNICAL, OPERATING AND FINANCIAL DATA BY OPERATING REGION
                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                                                 NORTH
                               WESTERN    CENTRAL   METROPLEX   CENTRAL   NORTHEAST   SOUTHEAST   SOUTHERN     TOTAL
                              ---------   -------   ---------   -------   ---------   ---------   --------   ---------
TECHNICAL DATA:
Miles of coaxial cable......      8,600     8,800      5,700     10,000      7,500      16,700     16,500       73,800
Density(a)..................        128        68         85         61         21          46         42           60
Headends....................         23        34         16         86         18          60         79          316
Planned headend
  eliminations..............          3         3          1         30         --          11          8           56
Plant bandwidth(b):
450 megahertz or less.......       32.1%     53.7%      28.0%      41.9%      49.4%       37.9%      55.4%        43.3%
550 megahertz...............        7.0%     10.2%      14.4%       9.5%      38.6%       24.0%      23.6%        14.1%
750 megahertz or greater....       60.9%     36.1%      57.6%      48.6%      18.1%       38.1%      12.1%        37.8%
Two-way capability..........       48.6%     49.0%      68.9%      64.3%      10.9%       16.8%      15.1%        33.8%
OPERATING DATA:
Homes passed................  1,101,000   594,000    487,000    606,000    376,000     775,000    692,000    4,631,000
Basic customers.............    575,000   368,000    187,000    402,000    301,000     453,000    449,000    2,735,000
Basic penetration...........       52.2%     62.0%      38.4%      66.3%      80.1%       58.5%      64.9%        59.1%
Premium units...............    365,000   217,000    172,000    146,000    265,000     288,000    221,000    1,674,000
Premium penetration.........       63.5%     59.0%      92.0%      36.3%      88.0%       63.6%      49.2%        61.2%
FINANCIAL DATA:
Revenues, in millions.......  $   122.8   $  82.3    $  25.9    $  46.1    $  32.0     $  89.1    $  70.8    $   469.0

-------------------------

(a) Represents homes passed divided by miles of coaxial cable.

(b) Represents percentage of basic customers within a region served by the indicated plant bandwidth.

     WESTERN REGION. The Western region consists of cable systems serving approximately 575,000 customers located entirely in the state of California, with approximately 474,000 customers located within the Los Angeles metropolitan area. These customers reside primarily in the communities of Pasadena, Alhambra, Glendale, Long Beach and Riverside. We also have approximately 101,000 customers in central California, principally located in the communities of San Luis Obispo, West Sacramento and Turlock. The Western region will also be responsible for managing the approximately 169,000 customers associated with the recent acquisition of American Cable and 190,000 customers associated with the pending acquisition of Rifkin. According to National Decision Systems, the projected median household growth in the counties currently served by this region's systems is 5.2% for the period ending 2003, which the projected U.S. median household growth for the same period.

     The Western region's cable systems have been significantly upgraded with approximately 78% of the region's customers served by cable systems with at least 550 megahertz bandwidth capacity as of June 30, 1999. The planned upgrade of the Western region's cable systems will reduce the number of headends from 21 to 18 by December 31, 2001. We expect that by December 31, 2001, 99% of this region's customers will be served by systems with at least 550 megahertz bandwidth capacity and two-way communication capability.

     CENTRAL REGION. The Central region consists of cable systems serving approximately 368,000 customers of which approximately 250,000 customers reside in and around St. Louis County or in adjacent areas in Illinois, and over 94% are served by two headends. The remaining approximately 118,000 of these customers reside in Indiana, and these systems are primarily classic cable systems serving small to medium-sized communities. The Indiana systems will be "swapped" as part of the InterMedia transaction. See "-- Recent Events." The Central region will also be responsible for managing approximately 112,000 customers associated with the pending acquisition of Rifkin. According to National Decision Systems, the projected median household growth in the counties currently served by this region's systems is 4.7% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.

     At June 30, 1999, approximately 63.9% of the Central region's customers were served by cable systems with at least 550 megahertz bandwidth capacity. The majority of the cable plants in the Illinois systems have been upgraded to 750 megahertz bandwidth capacity. The planned upgrade of the Central region's cable systems will reduce the number of headends from 34 to 31 by December 31, 2001. We have begun a three-year project, scheduled for completion in 2001, to upgrade the cable plant in St. Louis County, serving approximately 178,000 customers, to 870 megahertz bandwidth capability. We expect that by December 31, 2001, approximately 89% of this region's customers will be served by cable systems with at least 550 megahertz bandwidth capacity and two-way communication capability.

     METROPLEX REGION. The MetroPlex region consists of cable systems serving approximately 187,000 customers of which approximately 131,000 are served by the Fort Worth system. The systems in this region serve one of the fastest growing areas of Texas. The anticipated population growth combined with the existing low basic penetration rate of approximately 43% offers significant potential to increase the total number of customers and the associated revenue and cash flow in this region. According to National Decision Systems, the projected median household growth in the counties served by this region's systems is 8.4% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.

     The MetroPlex region's cable systems have been significantly upgraded with approximately 72% of the region's customers served by cable systems with at least 550 megahertz bandwidth capacity as of June 30, 1999. In 1997, we began to upgrade the Fort Worth system to 870 megahertz of bandwidth capacity. We expect to complete this project during 1999. The planned upgrade of the MetroPlex region's cable systems will reduce the number of headends from 16 to 15 by December 31, 2001. We expect that by December 31, 2001, approximately 98% of this region's customers will be served by cable systems with at least 550 megahertz bandwidth capacity and two-way communication capability.

     NORTH CENTRAL REGION. The North Central region consists of cable systems serving approximately 402,000 customers. These customers are primarily located throughout the state of Wisconsin, along with a small system of approximately 27,000 customers in Rosemont, Minnesota, a suburb of Minneapolis. Within the state of Wisconsin, the four largest operating clusters are located in and around Eau Claire, Fond du Lac, Janesville and Wausau. According to National Decision Systems, the projected median household growth in the counties served by this region's systems is 5.4% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.

     At June 30, 1999, approximately 51.4% of the North Central region's customers were served by cable systems with at least 550 megahertz bandwidth capacity. The planned upgrade of the North Central region's cable systems will reduce the number of headends from 86 to 56 by December 31, 2001. We plan to rebuild much of the region's cable plant, and expect that by December 31, 2001, approximately 93% of this region's customers will be served by cable systems with capacity between 550 megahertz and 750 megahertz of bandwidth capacity and two-way communication capability.

     NORTHEAST REGION. The Northeast region consists of cable systems serving approximately 301,000 customers residing in the states of Connecticut and Massachusetts. These systems serve the communities of Newtown and Willimantic, Connecticut, and areas in and around Pepperell, Massachusetts, and are included in the New York, Hartford, and Boston areas of demographic influence. The Northeast region will be responsible for managing the approximately 175,000 customers associated with the recent acquisition of cable systems from Greater Media and approximately 56,000 customers associated with the pending acquisition of Helicon. According to National Decision Systems, the projected median household growth in the counties currently served by this region's systems is 3.7% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.

     At June 30, 1999, approximately 49% of the Northeast region's customers were served by cable systems with at least 550 megahertz of bandwidth capacity. We have begun to rebuild this region's cable plant, and expect that by December 31, 2001, all of this region's customers will be served by cable systems with at least 750 megahertz bandwidth capacity and two-way communication capability.

     SOUTHEAST REGION. The Southeast region consists of cable systems serving approximately 453,000 customers residing primarily in small to medium-sized communities in North Carolina, South Carolina, Georgia and eastern Tennessee. There are significant clusters of cable systems in and around the cities and counties of Greenville/Spartanburg, South Carolina; Hickory and Asheville, North Carolina; Henry County, Georgia, a suburb of Atlanta; and Johnson City, Tennessee. These areas have experienced rapid population growth over the past few years, contributing to the high rate of internal customer growth for these systems. According to National Decision Systems, the projected median household growth in the counties currently served by this region's systems is 6.9% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period. In addition, the Southeast region will be responsible for managing an aggregate of 541,000 customers associated with the Helicon, InterMedia, Rifkin, Vista and Cable Satellite acquisitions.

     At June 30, 1999, approximately 61.9% of the Southeast region's customers were served by cable systems with at least 550 megahertz bandwidth capacity. The planned upgrade of the Southeast region's cable systems will reduce the number of headends from 60 to 49 by December 31, 2001. The rebuild program for this region is anticipated to result in approximately 94% of this region's customer base being served by December 31, 2001 served by cable systems with at least 550 megahertz bandwidth capacity and two-way communication capability.

     SOUTHERN REGION. The Southern region consists of cable systems serving approximately 449,000 customers located primarily in the states of Louisiana, Alabama, Kentucky, Mississippi and central Tennessee. In addition, the Southern region includes systems in Kansas, Colorado, Utah and Montana. The Southern region has significant clusters of cable systems in and around the cities of Birmingham, Alabama; Nashville, Tennessee; and New Orleans, Louisiana. According to National Decision Systems, the projected median household growth in the counties currently served by this region's systems is 6.3% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period. In addition, the Southern region will be responsible for managing an aggregate of 335,000 customers associated with the Helicon, InterMedia and Rifkin acquisitions.

     At June 30, 1999, approximately 42% of the Southern region's customers were served by cable systems with at least 550 megahertz bandwidth capacity. The planned upgrade of the Southeast region's cable systems will reduce the number of headends from 59 to 51 by December 31, 2001. The rebuild program for this region is anticipated to result in approximately 75% of this region's customer base being served by cable systems with at least 550 megahertz bandwidth capacity and two-way communication capability by December 31, 2001.

     PLANT AND TECHNOLOGY OVERVIEW. We have engaged in an aggressive program to upgrade our existing cable plant over the next three years. As such, we intend to invest approximately $1.8 billion through December 31, 2001, with approximately one-half of that amount used to rebuild and upgrade our existing cable plant. The remaining capital will be spent on plant extensions, new services, converters and system maintenance.

     The following table describes the current technological state of our systems and the anticipated progress of planned upgrades through 2001, based on the percentage of our customers who will have access to the bandwidth and other features shown:

                                LESS THAN                     750 MEGAHERTZ    TWO-WAY
                              550 MEGAHERTZ   550 MEGAHERTZ    OR GREATER     CAPABILITY
                              -------------   -------------   -------------   ----------
June 30, 1999...............      43.3%           14.1%           37.8%          33.8%
December 31, 1999...........      23.9%           20.1%           56.0%          65.2%
December 31, 2000...........      12.9%           22.2%           64.9%          81.4%
December 31, 2001...........       7.7%           21.5%           70.8%          91.8%

     We have adopted the hybrid fiber optic/coaxial architecture, a type of cable distribution network generally referred to as the HFC architecture, as the standard for our ongoing systems upgrades. The HFC architecture combines the use of fiber optic cable, which can carry hundreds of video, data and voice channels over extended distances, with coaxial cable, which requires a more extensive signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we connect fiber optic cable to individual nodes serving an average of 800 homes or commercial buildings. We believe that this network design provides high capacity and superior signal quality, and will enable us to provide the newest forms of telecommunications services to our customers. The primary advantages of HFC architecture over traditional coaxial cable networks include:

     - increased channel capacity of cable systems;

     - reduced number of amplifiers, which are devices to compensate for signal loss caused by coaxial cable, needed to deliver signals from the headend to the home, resulting in improved signal quality and reliability;

     - reduced number of homes that need to be connected to an individual node, improving the capacity of the network to provide high-speed Internet access and reducing the number of households affected by disruptions in the network; and

     - sufficient dedicated bandwidth for two-way services, which avoids reverse signal interference problems that can otherwise occur when you have two-way communication capability.

     The HFC architecture will enable us to offer new and enhanced services. Such services include additional channels and tiers, expanded pay-per-view options, high-speed Internet access, wide area network, which permits a network of computers to be connected together beyond an area, point-to-point data service, which is a service that provides a data connection with only two end points that can switch data links from one point to the other, and digital advertising insertion, which is the insertion of local, regional and national programming. The upgrades will facilitate our new services in two primary ways:

     - greater bandwidth allows us to send more information through our systems. This provides us with the capacity to provide new services in addition to our current services. As a result, we will be able to roll out digital cable programming in addition to existing analog channels offered to customers who do not wish to subscribe to a package of digital services.

     - enhanced design configured for two-way communication with the customer allows us to provide cable Internet services without telephone support and other interactive services, such as an interactive program guide, impulse pay-per-view that gives the subscriber the ability to select pay-per-view programming through the cable system without placing a separate call, video-on-demand and interactive services provided by Wink, that cannot be offered without upgrading the bandwidth capacity of our systems.

     This HFC architecture will also position us to offer cable telephony services in the future, using either Internet protocol technology, which is a technology that allows telephone services to be conducted over the Internet, or switch-based technology, which is a more standard technology used to connect the public switch telephone network, the worldwide voice telephone network accessible to all those with telephones and access privileges.

PRODUCTS AND SERVICES

     We offer our customers a full array of traditional cable television services and programming and we have begun to offer new and advanced high bandwidth services such as high-speed Internet access. We plan to continually enhance and upgrade these services, including adding new programming and other telecommunications services, and will continue to position cable television as an essential service.

     TRADITIONAL CABLE TELEVISION SERVICES. More than 87% of our customers subscribe to both "basic" and "expanded basic" service and generally, receive a line-up of between 33 to 85 channels of television programming, depending on the bandwidth capacity of the system. Customers who pay additional amounts can also subscribe for additional channels, either individually or in packages of several channels, as add-ons to the basic channels. Approximately 25% of our customers subscribe for premium channels, with additional customers subscribing for other special add-on packages. We tailor both our basic line-up and our additional channel offerings to each system in response to demographics, programming preferences, competition, price sensitivity and local regulation.

     Our traditional cable television service offerings include the following:

     - BASIC CABLE. All of our customers receive basic cable services, which generally consist of local broadcast television, local community programming, including governmental and public access, and limited satellite programming. As of June 30, 1999, the average monthly fee was $11.90 for basic service.

     - EXPANDED BASIC CABLE. This expanded tier includes a group of satellite-delivered or non-broadcast channels, such as Entertainment and Sports Programming Network (ESPN), Cable News Network (CNN) and Lifetime Television in addition to the basic channel line. As of June 30, 1999, the average monthly fee was $16.15 for expanded basic service.

     - PREMIUM CHANNELS. These channels provide unedited, commercial-free movies, sports and other special event entertainment programming. Home Box Office (HBO), Cinemax and Showtime are typical examples. We offer subscriptions to these channels either individually or in premium channel packages. As of June 30, 1999, the average monthly fee was $5.90 per premium subscription.

     - PAY-PER-VIEW. These channels allow customers to pay to view a single showing of a recently released movie, a one-time special sporting event or music concerts on an unedited, commercial-free basis. We currently charge a fee that ranges from $2.95 to $8.95 for movies. For special events, such as championship boxing matches, we have charged a fee of up to $50.95.

     We have employed a variety of targeted marketing techniques to attract new customers by focusing on delivering value, choice, convenience and quality. We employ direct mail and telemarketing, utilizing demographic "cluster codes" to target specific messages to target audiences. In many of our systems, we offer discounts to customers who purchase premium services on a limited trial basis in order to encourage a higher level of service subscription. We also have a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the decision to subscribe and to encourage customers to purchase higher service levels.

     NEW PRODUCTS AND SERVICES. A variety of emerging technologies and the rapid growth of Internet usage have presented us with substantial opportunities to provide new or expanded products and services to our customers and to expand our sources of revenue.

The desire for such new technologies and the use of the Internet by businesses in particular have triggered a significant increase in our commercial market penetration. As a result, we are in the process of introducing a variety of new or expanded services beyond the traditional offerings of analog television programming for the benefit of both our residential and commercial customers. These new products include:

     - digital television and its related enhancements;

     - high-speed Internet access, through television set-top converter boxes, cable modems installed in personal computers and traditional telephone Internet access;

     - interactive services, such as Wink; and

     - telephony and data transmission services which are private network services interconnecting locations for a customer.

     We believe that we are well positioned to compete with other providers of these services due to the high bandwidth of cable technology and our ability to access homes and businesses.

     DIGITAL TELEVISION. As part of upgrading our systems, we are installing headend equipment capable of delivering digitally encoded cable transmissions to a two-way digital-capable set-top converter box in the customer's home. This digital connection offers significant advantages. For example, we can compress the digital signal to allow the transmission of up to twelve digital channels in the bandwidth normally used by one analog channel. This will allow us to increase both programming and service offerings, including near video-on-demand for pay-per-view customers which is a service that allows many users to request the same videos at the same time or anytime. We expect to increase the amount of services purchased by our customers.

     Digital services customers may receive a mix of additional television programming, an electronic program guide and up to 40 channels of digital music. The additional programming falls into four categories which are targeted toward specific markets:

     - additional basic channels, which are marketed in systems primarily serving rural communities;

     - additional premium channels, which are marketed in systems serving both rural and suburban communities;

     - "multiplexes" of premium channels to which a customer previously subscribed, which allows multiple channels of programming to be carried over a common transmission medium. Consequently, programming provided by HBO or Showtime can be varied as to time of broadcast or varied based on programming content, and then marketed in systems serving both rural and suburban communities; and

     - additional pay-per-view programming, such as more pay-per-view options and/or frequent showings of the most popular films to provide near video-on-demand, which are more heavily marketed in systems primarily serving both rural and suburban communities.

     As part of our current pricing strategy for digital services, we have established a retail rate of $4.95 to $8.95 per month for the digital set-top converter and the delivery of "multiplexes" of premium services, additional pay-per-view channels, digital music and an electronic programming guide. Some of our systems also offer additional basic and expanded basic tiers of service. These tiers of services retail for $6.95 per month. As of June 30, 1999, we had in excess of 8,700 customers subscribing to digital services offered by 16 of our cable systems, which serve approximately 330,000 basic cable customers. By December 31, 1999, we anticipate that approximately 1.6 million of our customers will be served by cable systems capable of delivering digital services.

     INTERNET ACCESS. We currently provide Internet access to our customers by two principal means:

     (1) through cable modems attached to personal computers, either directly or through an outsourcing contract with an Internet service provider; and

     (2) through television access, via a service such as WorldGate.

     We also provide Internet access in some markets through traditional dial-up telephone modems, using a service provider. Modems convert digital signals to analog signals and vice-versa and are used to send digital data signals over the telephone network, which is usually analog.

     The principal advantage of cable Internet connections is the high speed of data transfer over a cable system. We currently offer these services to our residential customers over coaxial cable at speeds that can range up to approximately 50 times the speed of a conventional 28.8 kilobits per second telephone modem. Furthermore, a two-way communication cable system using the HFC architecture can support the entire connection at cable modem speeds without any need for a separate telephone line. If the cable system only supports one-way signals from the headend to the customer, the customer must use a separate telephone line to send signals to the provider, although such customer still receives the benefit of high speed cable access when downloading information, which is the primary reason for using cable as an Internet connection. In addition to Internet access over our traditional coaxial cable system, we also provide our commercial customers fiber optic cable access at a price that we believe is less than 25% of the price offered by the telephone companies.

     In the past, cable Internet connections have provided customers with widely varying access speeds because each customer accessed the Internet by sending and receiving data through a node. Users connecting simultaneously through a single node share the bandwidth of that node, so that a users' connection speeds may diminish as additional users connect through the same node. To induce users to switch to our Internet services, however, we guarantee our cable modem customers the minimum access speed selected from several speed options we offer. We also provide higher guaranteed access speeds for customers willing to pay an additional cost. In order to meet these guarantees, we are increasing the bandwidth of our systems and "splitting" nodes easily and cost-effectively to reduce the number of customers per node.

     We have deployed cable modem-based Internet access services in 28 markets including: Los Angeles, California; St. Louis, Missouri; and Fort Worth, Texas. As of June 30, 1999, we provided Internet access service to approximately 13,460 homes and 160 businesses. The following table indicates the historical and projected availability of Internet access services in our systems, pro forma for our recent and pending acquisitions as of the dates indicated. These numbers reflect the number of homes who have access to these services provided through us. The percentage of these customers who have subscribed for these services is currently a small percentage.

                                                            HOMES PASSED BY
                                                         ADVANCED DATA SERVICES
                                                   ----------------------------------
                                                   JUNE 30, 1999    DECEMBER 31, 1999
                                                   --------------   -----------------
                                                      (ACTUAL)         (PROJECTED)
High-speed internet access via cable modems:
  EarthLink/Charter Pipeline.....................       671,600         1,101,100
  High Speed Access..............................       661,300           775,800
  Excite@Home....................................       387,900           841,200
  Convergence.com................................             0           404,100
  In-House/Other.................................             0           273,700
                                                     ----------         ---------
     Total cable modems..........................     1,720,800         3,395,900
                                                     ==========         =========

Internet access via WorldGate....................       425,900           499,900
                                                     ----------         ---------

     - CABLE MODEM-BASED INTERNET ACCESS. Generally, we offer Internet access through cable modems to our customers in systems that have been upgraded to at least 550 megahertz bandwidth capacity. We have an agreement with EarthLink, an independent Internet service provider, to provide as a private label service Charter Pipeline(TM), which is a cable modem-based, high-speed Internet access service we offer. We currently charge a monthly usage fee of between $24.95 and $34.95. Our customers have the option to lease a cable modem for $10 to $15 a month or to purchase a modem for between $300 and $400. As of June 30, 1999, we offered EarthLink Internet access to approximately 660,000 of our homes passed and have approximately 5,800 customers.

     We have a relationship with High Speed Access to offer Internet access in some of our smaller systems. High Speed Access also provides Internet access services to our customers under the Charter Pipeline(TM) brand name. Although the Internet access service is provided by High Speed Access, the Internet "domain name" of our customer's e-mail address and web site, if any, is "Charter.net," allowing the customer to switch or expand to our other Internet services without a change of e-mail address. High Speed Access provides turnkey service, bears all capital, operating and marketing costs of providing the service, and seeks to build economies of scale in our smaller systems that we cannot efficiently build ourselves by simultaneously contracting to provide the same services to other small geographically contiguous systems. Turnkey service is a complete service, including sales, marketing, installation, service and support. We receive 50% of the monthly $39.95 service fee. As of June 30, 1999, High Speed Access offers Internet access to approximately 670,000 of our homes passed and approximately 7,000 customers have signed up for the service. During the remaining six months of 1999, High Speed Access plans to launch this service in an additional 15 systems, covering approximately 429,500 additional homes passed. Vulcan Ventures, Inc., a company controlled by Paul G. Allen, has an equity investment in High Speed Access. See "Certain Relationships and Related Transactions."

     We also have a revenue sharing agreement with Excite@Home, under which Excite@Home currently provides Internet service to customers in our systems serving Fort Worth, University Park and Highland Park, Texas. The Excite@Home network provides high-speed, cable modem-based Internet access using the cable infrastructure. As of June 30, 1999, we offered the @Home broadband Internet service to approximately 388,000 of our homes passed and have approximately 3,000 customers.

     We actively market our cable modem service to businesses in every one of our systems where we have the capability to offer such service. Our marketing efforts are often door-to-door, and we have established a separate division whose function is to make businesses aware that this type of Internet access is available through us. We also provide several virtual local area networks, which permit networks of computers to be connected within a given area and are more commonly referred to as LANs. These LANs are established for municipal and educational facilities, including Cal Tech, the City of Pasadena and the City of West Covina in our Los Angeles cluster.

     - TV-BASED INTERNET ACCESS THROUGH WORLDGATE. We have a non-exclusive agreement with WorldGate to provide its TV-based e-mail and Internet access to our cable customers. WorldGate's technology is only available to cable systems with two-way capability. WorldGate offers easy, low-cost Internet access to customers at connection speeds ranging up to 128 kilobits per second. For a monthly fee, we provide our customers e-mail and Internet access without using a PC, obtaining an additional telephone line or tying up an existing line, or purchasing any additional equipment. Instead, the customer accesses the Internet through the set-top box, which the customer already has on his television set, and a wireless keyboard, that is provided with the service, which interfaces with the box. WorldGate works on both advanced analog and digital platforms and, therefore, can be installed utilizing the analog converters already deployed. Analog converters are devices to convert analog signals to digital signals. In contrast, other converter-based, non-PC Internet access products require a digital platform and a digital converter prior to installation.

     Customers who opt for television-based Internet access are generally first-time users who prefer this more user-friendly interface. Of these users, 41% use WorldGate at least once a day, and 77% use it at least once a week. Although the WorldGate service bears the WorldGate brand name, the Internet "domain name" of the customers who use this service is "Charter.net." This allows the customer to switch or expand to our other Internet services without a change of e-mail address.

     We first offered WorldGate to customers on the upgraded portion of our systems in St. Louis in April 1998. We are also currently offering this service in our systems in Logan, Utah, Maryville, Illinois and Newtown, Connecticut, and plan to introduce it in eight additional systems by December 31, 1999. Charter Investment owns a minority interest in WorldGate. See "Certain Relationships and Related Transactions." As of June 30, 1999, we provided WorldGate Internet service to approximately 4,300 customers.

     WINK-ENHANCED PROGRAMMING. We have formed a relationship with Wink, which sells technology to embed interactive features, such as additional information and statistics about a program or the option to order an advertised product, into programming and advertisements. A customer with a Wink-enabled set-top converter box and a Wink-enabled cable provider sees an icon flash on the screen when additional Wink features are available to enhance a program or advertisement. By pressing the select button on a standard remote control, a viewer of a Wink-enhanced program is able to access additional information regarding such program, including, for example, information on prior episodes or the program's characters. A viewer watching an advertisement would be able to access additional information regarding the advertised product and may also be able to utilize the two-way transmission features to order a product. We have bundled Wink service with our traditional cable services in both our advanced analog and digital platforms. Wink services are provided free of charge. Vulcan Ventures, Inc., a company controlled by Paul G. Allen, has made an equity investment in Wink. See "Certain Relationships and Related Transactions."

     Various programming networks, including CNN, NBC, ESPN, HBO, Showtime, Lifetime, VH1, the Weather Channel, and Nickelodeon, are currently producing over 1,000 hours of Wink-enhanced programming per week. Under certain revenue-sharing arrangements, we will modify our headend technology to allow Wink-enabled programming to be offered on our systems. Each time one of our customers uses Wink to request certain additional information or order an advertised product we receive fees from Wink.

     TELEPHONE SERVICES. We expect to be able to offer cable telephony services in the near future using our systems' direct, two-way connections to homes and other buildings. We are exploring technologies using Internet protocol telephony, as well as traditional switching technologies that are currently available, to transmit digital voice signals over our systems. Traditional switching technologies include standard technologies used to connect the public switch telephone network. AT&T and other telephone companies have already begun to pursue strategic partnering and other programs which make it attractive for us to acquire and develop this alternative Internet protocol technology. For the last two years, we have sold telephony services as a competitive access provider in the state of Wisconsin through Marcus FiberLink LLC, one of our subsidiaries. A competitive access provider provides telecommunication connection to the Internet. We are currently looking to expand our services as a competitive access provider into other states.

     MISCELLANEOUS SERVICES. We also offer paging services to our customers in certain markets. As of June 30, 1999, we had approximately 9,400 paging customers. We also lease our fiber-optic cable plant and equipment to commercial and non-commercial users of data and voice telecommunications services.

CUSTOMER SERVICE AND COMMUNITY RELATIONS

     Providing a high level of service to our customers has been a central driver of our historical success. Our emphasis on system reliability, engineering support and superior customer satisfaction is key to our management philosophy. In support of our commitment to customer satisfaction, we operate a 24-hour customer service hotline in most systems and offer on-time installation and service guarantees. It is our policy that if an installer is late for a scheduled appointment the customer receives free installation, and if a service technician is late for a service call the customer receives a $20 credit. Our on-time service call rate was 99.8% in 1997, and 99.7% in 1998.

     As of June 30, 1999, we maintained eight call centers located in our seven regions, which are responsible for handling call volume for more than 55% of our customers. They are staffed with dedicated personnel who provide service to our customers 24 hours a day, seven days a week. We believe operating regional call centers allows us to provide "localized" service, which also reduces overhead costs and improves customer service. We have invested significantly in both personnel and in equipment to ensure that these call centers are professionally managed and employ state-of-the-art technology. We also maintain approximately 170 field offices, and employ approximately 2,100 customer service representatives throughout the systems. Our customer service representatives receive extensive training to develop customer contact skills and product knowledge critical to successful sales and high rates of customer retention. We have approximately 2,300 technical employees who are encouraged to enroll in courses and attend regularly scheduled on-site seminars conducted by equipment manufacturers to keep pace with the latest technological developments in the cable television industry. We utilize surveys, focus groups and other research tools as part of our efforts to determine and respond to customer needs. We believe that all of this improves the overall quality of our services and the reliability of our systems, resulting in fewer service calls from customers.

     We are also committed to fostering strong community relations in the towns and cities our systems serve. We support many local charities and community causes in various ways, including marketing promotions to raise money and supplies for persons in need and in-kind donations that include production services and free air-time on major cable networks. Recent charity affiliations include campaigns for "Toys for Tots," United Way, local theatre, children's museums, local food banks and volunteer fire and ambulance corps. We also participate in the "Cable in the Classroom" program, whereby cable television companies throughout the United States provide schools with free cable television service. In addition, we install and provide free basic cable service to public schools, government buildings and non-profit hospitals in many of the communities in which we operate. We also provide free cable modems and high-speed Internet access to schools and public libraries in our franchise areas. We place a special emphasis on education, and regularly award scholarships to employees who intend to pursue courses of study in the communications field.

SALES AND MARKETING

     PERSONNEL RESOURCES. We have a centralized team responsible for coordinating the marketing efforts of our individual systems. For most of our systems with over 30,000 customers we have a dedicated marketing manager, while smaller systems are handled regionally. We believe our success in marketing comes in large part from new and innovative ideas, and good interaction between our corporate office, which handles programs and administration, and our field offices, which implement the various programs. We are also continually monitoring the regulatory arena, customer perception, competition, pricing and product preferences to increase our responsiveness to our customer base. Our customer service representatives are given the incentive to use their daily contacts with customers as opportunities to sell our new service offerings.

     MARKETING STRATEGY. Our long-term marketing objective is to increase cash flow through deeper market penetration and growth in revenue per household. To achieve this objective and to position our service as an indispensable consumer service, we are pursuing the following strategies:

     - increase the number of rooms per household with cable;

     - introduce new cable products and services;

     - design product offerings to enable greater opportunity for customer choices;

     - create a variety of service packages to promote the sale of premium services and niche programming;

     - offer customers more value through discounted bundling of products;

     - increase the availability of advanced digital services within the home;

     - target households based on demographic data;

     - develop specialized programs to attract former customers, those that have never subscribed and illegal users of the service; and

     - employ Charter branding of products to promote customer awareness and loyalty.

     We have innovative marketing programs which utilize market research on selected systems, compare the data to national research and tailor a marketing program for individual markets. We gather detailed customer information through our regional marketing representatives and use Claritas Corporation's geodemographic data program and consulting services to create unique packages of services and marketing programs. These marketing efforts and the follow-up analysis provide consumer information down to the city block or suburban subdivision level, which allows us to create very targeted marketing programs.

     We seek to maximize our revenue per customer through the use of "tiered" packaging strategies to market premium services and to develop and promote niche programming services.

     We regularly use targeted direct mail campaigns to sell these tiers and services to our existing customer base. We are developing an in-depth profile database that goes beyond existing and former customers to include all homes passed. This database information is expected to improve our targeted direct marketing efforts, bringing us closer toward our objective of increasing total customers as well as sales per customer for both new and existing customers. For example, using customer profile data currently available, we are able to identify those customers that have children under a specified age who do not currently subscribe to The Disney Channel, which then enables us to target our marketing efforts with respect to The Disney Channel to specific addresses. In 1998, we were chosen by Claritas, sponsor of a national marketing competition across all industries, as the first place winner in their media division, which includes cable systems operations, telecommunications and newspapers, for our national segmenting and targeted marketing program.

     Our marketing professionals have also received numerous industry awards within the last two years, including the Cable and Telecommunication Association of Marketers' awards for consumer research and best advertising and marketing programs.

     In 1998, we introduced a new package of premium services. Customers receive a substantial discount on bundled premium services of HBO, Showtime, Cinemax and The Movie Channel. We were able to negotiate favorable terms with premium networks, which allowed minimal impact on margins and provided substantial volume incentives to grow the premium category. The MVP package has increased premium household penetration, premium revenue and cash flow. As a result of this package, HBO recognized us as a top performing customer. We are currently introducing this same premium strategy in the systems we have recently acquired.

     We expect to continue to invest significant amounts of time, effort and financial resources in the marketing and promotion of new and existing services. To increase customer penetration and increase the level of services used by our customers, we utilize a coordinated array of marketing techniques, including door-to-door solicitation, telemarketing, media advertising and direct mail solicitation. We believe we have one of the cable television industry's highest success rates in attracting and retaining customers who have never before subscribed to cable television. Historically, "nevers" are the most difficult customer to attract. Furthermore, we have succeeded in retaining these "nevers."

PROGRAMMING SUPPLY

     GENERAL. We believe that offering a wide variety of conveniently scheduled programming is an important factor influencing a customer's decision to subscribe to and retain our cable services. We devote considerable resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential customers of basic and premium services. We rely on extensive market research, customer demographics and local programming preferences to determine channel offerings in each of our markets. See "-- Sales and Marketing."

     PROGRAMMING SOURCES. We obtain basic and premium programming from a number of suppliers, usually pursuant to a written contract. We obtain approximately 50% of our programming through contracts entered into directly with a programming supplier. We obtain the rest of our programming through TeleSynergy, Inc. which offers its partners contract benefits in buying programming by virtue of volume discounts available to a larger buying base. Programming tends to be made available to us for a flat fee per customer. However, some channels are available without cost to us. In connection with the launch of a new channel, we may receive a distribution fee to support the channel launch, a portion of which is applied to marketing expenses associated with the channel launch. The amounts we receive in distribution fees are not significant. For home shopping channels, we may receive a percentage of the amount spent in home shopping purchases by our customers on channels we carry. In 1998, pro forma for our merger with Marcus Holdings such revenues totalled approximately $5 million.

     Our programming contracts generally continue for a fixed period of time, usually from three to ten years. Although longer contract terms are available, we prefer to limit contracts to three years so that we retain flexibility to change programming and include new channels as they become available. Some program suppliers offer marketing support or volume discount pricing structures. Some of our programming agreements with premium service suppliers offer cost incentives under which premium service unit prices decline as certain premium service growth thresholds are met.

     PROGRAMMING COSTS. Our cable programming costs have increased in recent years and are expected to continue to increase due to factors including:

     - system acquisitions;

     - additional programming being provided to customers;

     - increased cost to produce or purchase cable programming; and

     - inflationary increases.

The combined programming cost of Charter Holdings, CCA Group and CharterComm Holdings were equal to approximately 21% of revenues in 1998. In every year we have operated, our costs to acquire programming have exceeded customary inflationary and cost-of-living type increases. Sports programming costs have increased significantly over the past several years. In addition, contracts to purchase sports programming sometimes contain built-in cost increases for programming added during the term of the contract which we may or may not have the option to add to our service offerings.

     Under rate regulation of the Federal Communications Commission, cable operators may increase their rates to customers to cover increased costs for programming, subject to certain limitations. See "Regulation and Legislation." We now contract through TeleSynergy for more approximately 50% of our programming. We believe our partnership in TeleSynergy limits increases in our programming costs relative to what the increases would otherwise be, although given our increased size and purchasing ability, the effect may not be material. This is because some programming suppliers offer advantageous pricing terms to cable operators whose number of customers exceeds thresholds established by such programming suppliers. Our increase in size in 1999 should provide increased bargaining power resulting in an ability to limit increases in programming costs. Management believes it will, as a general matter, be able to pass increases in its programming costs through to customers, although we cannot assure you that it will be possible.

RATES

     Pursuant to the FCC's rules, we have set rates for cable-related equipment, such as converter boxes and remote control devices, and installation services. These rates are based on actual costs plus a 11.25% rate of return, and we have separated these charges from our charges for providing the cable service.

     Rates charged to customers vary based on the market served and service selected, and are typically adjusted on an annual basis. As of June 30, 1999, the average monthly fee was $11.36 for basic service and $20.66 for expanded basic service. Regulation of the expanded basic service was eliminated by federal law as of March 31, 1999 and such rates are now based on market conditions. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new customers. We believe our rate practices are in accordance with Federal Communications Commission Guidelines and are consistent with those prevailing in the industry generally. See "Regulation and Legislation."

THEFT PROTECTION

     The unauthorized tapping of cable plant and the unauthorized receipt of programming using cable converters purchased through unauthorized sources are problems which continue to challenge the entire cable industry. We have adopted specific measures to combat the unauthorized use of our plant to receive programming. For instance, in several of our regions, we have instituted a "perpetual audit" whereby each technician is required to check at least four other nearby residences during each service call to determine if there are any obvious signs of piracy, namely, a drop line leading from the main cable line into other homes. Addresses where the technician observes drop lines are then checked against our customer billing records. If the address is not found in the billing records, a sales representative calls on the unauthorized user to correct the "billing discrepancy" and persuade the user to become a formal customer. In our experience, approximately 25% of unauthorized users who are solicited in this fashion become customers. Billing records are then closely monitored to guard against these new customers reverting to their status as unauthorized users. Unauthorized users who do not convert are promptly disconnected and, in certain instances, flagrant violators are referred for prosecution. In addition, we have prosecuted individuals who have sold cable converters programmed to receive our signals without proper authorization.

FRANCHISES

     As of June 30, 1999, our systems operated pursuant to an aggregate of 1,247 franchises, permits and similar authorizations issued by local and state governmental authorities. Each franchise is awarded by a governmental authority and is usually not transferable unless the granting governmental authority consents. Most franchises are subject to termination proceedings in the event of a material breach. In addition, most franchises require us to pay the granting authority a franchise fee of up to 5.0% of gross revenues generated by cable television services under the franchise, i.e., the maximum amount that may be charged under the Communications Act.

     Our franchises have terms which range from 4 years to more than 32 years. Prior to the scheduled expiration of most franchises, we initiate renewal proceedings with the granting authorities. This process usually takes three years but can take a longer period of time and often involves substantial expense. The Communications Act provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals. If a renewal is withheld and the granting authority takes over operation of the affected cable system or awards it to another party, the granting authority must pay the existing cable operator the "fair market value" of the system. The Communications Act also established comprehensive renewal procedures requiring that an incumbent franchisee's renewal application be evaluated on its own merit and not as part of a comparative process with competing applications. In connection with the franchise renewal process, many governmental authorities require the cable operator make certain commitments, such as technological upgrades to the system, which may require substantial capital expenditures. We cannot assure you, however, that any particular franchise will be renewed or that it can be renewed on commercially favorable terms. Our failure to obtain renewals of our franchises, especially those in major metropolitan areas where we have the most customers, would have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors--Our Industry--Our franchises are subject to non-renewal or termination." The following table summarizes our systems' franchises by year of expiration, and approximate number of basic customers as of June 30, 1999, and does not reflect acquisitions closed since June 30, 1999 and pending acquisitions.

                                                PERCENTAGE                   PERCENTAGE
                                  NUMBER OF      OF TOTAL     TOTAL BASIC     OF TOTAL
YEAR OF FRANCHISE EXPIRATION      FRANCHISES    FRANCHISES     CUSTOMERS     CUSTOMERS
----------------------------      ----------    ----------    -----------    ----------
Prior to December 31, 1999......      132           10%          382,700          14%
2000 to 2002....................      234           19%          602,100          22%
2003 to 2005....................      263           21%          519,200          19%
2006 or after...................      618           50%        1,231,000          45%
                                    -----          ---         ---------        ----
     Total......................    1,247          100%        2,735,000         100%

     Under the Telecommunications Act of 1996, cable operators are not required to obtain franchises in order to provide telecommunications services, and granting authorities are prohibited from limiting, restricting or conditioning the provision of such services. In addition, granting authorities may not require a cable operator to provide telecommunications services or facilities, other than institutional networks, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also limits franchise fees to an operator's cable-related revenues and clarifies that they do not apply to revenues that a cable operator derives from providing new telecommunications services.

     We believe our relations with the franchising authorities under which our systems are operated are generally good. Substantially all of the material franchises relating to our systems eligible for renewal have been renewed or extended at or prior to their stated expiration dates.

COMPETITION

     We face competition in the areas of price, service offerings, and service reliability. We compete with other providers of television signals and other sources of home entertainment. In addition, as we expand into additional services such as digital television, Internet access, interactive services and Internet protocol telephony, we face competition from other cable systems operators providing such services as well as from other providers of each type of service we will provide.

     To date, we believe that we have not lost a significant number of customers, or a significant amount of revenue, to our competitors' systems. However, competition from other providers of the technologies we expect to offer in the future may have a negative impact on our business in the future.

     Through mergers such as the recent merger of Tele-Communications, Inc. and AT&T, customers will come to expect a variety of services from a single provider. While the TCI/AT&T merger has no direct or immediate impact on our business, it encourages providers of cable and telecommunications services to expand their service offerings. It also encourages consolidation in the cable industry as cable operators recognize the competitive benefits of a large customer base and expanded financial resources.

     Key competitors today include:

     - BROADCAST TELEVISION. Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using a traditional "off-air" antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through "off-air" reception compared to the services provided by the local cable system. The recent licensing of digital spectrum by the Federal Communications Commission will provide incumbent television broadcast licensees with the ability to deliver high definition television pictures and multiple digital-quality program streams, as well as advanced digital services such as subscription video.

     - DBS. Direct broadcast satellite, known as DBS, is a satellite service of one or more entertainment or information program channels that can be received directly using an antenna on the subscriber's premises. DBS has emerged as significant competition to cable systems. The DBS industry has grown rapidly over the last several years, far exceeding the growth rate of the cable television industry, and now serves approximately 10 million subscribers nationwide. DBS service allows the subscriber to receive video services directly via satellite using a relatively small dish antenna. Moreover, video compression technology allows DBS providers to offer more than 100 digital channels, thereby surpassing the typical cable system. DBS, however, is limited in the local programming it can provide because of the current capacity limitations of satellite technology. In addition, existing copyright rules restrict the ability of DBS providers to offer local broadcast programming. Congress is now considering legislation that would remove these legal obstacles. After recent mergers, the two primary DBS providers are DirecTV, Inc., and EchoStar Communications Corporation. America Online Inc., the nation's leading provider of Internet services has recently announced a plan to invest $1.5 billion in Hughes Electronics Corp., DirecTV, Inc.'s parent company, and these companies intend to jointly market America Online's prospective Internet television service to DirecTV's DBS customers.

     - TRADITIONAL OVERBUILDS. Cable television systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. Although still relatively uncommon, it is possible that a franchising authority, which is the government entity that grants a cable operator a franchise to construct and operate a cable television system within the bounds of that entity's governmental authority, might grant a second franchise to another cable operator. That franchise might contain terms and conditions more favorable than those afforded us. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system's cable system, may be able to avoid local franchising requirements. Well financed businesses from outside the cable industry, such as the public utilities which already possess fiber optic and other transmission lines in the areas they serve may over time become competitors. There has been a recent increase in the number of cities that have constructed their own cable systems, in a manner similar to city-provided utility services. Constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that in order to be successful, a competitor's overbuild would need to be able to serve the homes and businesses in the overbuilt area on a more cost-effective basis than us. Any such overbuild operation would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming.

     We are aware of overbuild situations in six of our systems located in Newnan, Columbus and West Point, Georgia; Barron, Wisconsin; and Lanett and Valley, Alabama. Approximately 44,000 basic customers, approximately 1.6% of our total basic customers, are passed by these overbuilds. Additionally, we have been notified that franchises have been awarded, and present potential overbuild situations, in four of our systems located in Southlake, Roanoke and Keller, Texas and Willimantic, Connecticut. These potential overbuild areas service an aggregate of approximately 45,000 basic customers or approximately 1.6% of our total basic customers. In response to such overbuilds, these systems have been designated priorities for the upgrade of cable plant and the launch of new and enhanced services. We have upgraded each of these systems to at least 750 megahertz two-way HFC architecture, with the exceptions of our systems in Columbus, Georgia, and Willimantic, Connecticut. Upgrades to at least 750 megahertz two-way HFC architecture with respect to these two systems are expected to be completed by December 31, 2000 and December 31, 2001, respectively.

     - TELEPHONE COMPANIES. The competitive environment has been significantly affected both by technological developments and regulatory changes enacted in The Telecommunications Act of 1996 which were designed to enhance competition in the cable television and local telephone markets. Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable television business. The 1996 Telecom Act modified this cross-ownership restriction, making it possible for local exchange carriers who have considerable resources to provide a wide variety of video services competitive with services offered by cable systems.

     As we expand our offerings to include telecommunications services, we will be subject to competition from other telecommunications providers. The telecommunications industry is highly competitive and includes competitors with greater financial and personnel resources, who have brand name recognition and long-standing relationships with regulatory authorities. Moreover, mergers, joint ventures and alliances among franchised, wireless or private cable television operators, local exchange carriers and others may result in providers capable of offering cable television, Internet and telecommunications services in direct competition with us.

     Several telephone companies have obtained or are seeking cable television franchises from local governmental authorities and are constructing cable systems. Cross-subsidization by local exchange carriers of video and telephony services poses a strategic advantage over cable operators seeking to compete with local exchange carriers that provide video services. In addition, local exchange carriers provide facilities for the transmission and distribution of voice and data services, including Internet services, in competition with our existing or potential interactive services ventures and businesses, including Internet service, as well as data and other non-video services. We cannot predict the likelihood of success of the broadband services offered by our competitors or the impact on us of such competitive ventures. The entry of telephone companies as direct competitors in the video marketplace, however, is likely to become more widespread and could adversely affect the profitability and valuation of the systems.

     - SMATV. Additional competition is posed by satellite master antenna television systems, known as "SMATV systems," serving multiple dwelling units. SMATV systems are systems using one central antenna to receive signals and deliver them to a concentrated grouping of television sets. Multiple dwelling units are units that include condominiums, apartment complexes and private residential communities. These private cable systems may enter into exclusive agreements with multiple dwelling units, which may preclude us from serving residents of these private complexes. These private cable systems can offer both improved reception of local television stations and many of the same satellite-delivered program services which are offered by cable systems. SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. In addition, some of our current and potential competitors may be exempt from some or all of the regulations that we are subject to, and this could provide these competitors with a competitive advantage to certain of our current and potential competitors.

     - WIRELESS DISTRIBUTION. Cable television systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems or "wireless cable," known as MMDS. MMDS is a collection of various distribution services and microwave radio authorizations that can be combined to provide up to 28 channels of entertainment, education and information. MMDS uses low-power microwave frequencies to transmit television programming over-the-air to paying customers. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology is likely to increase significantly the channel capacity of their systems both analog and digital MMDS services require unobstructed "line of sight" transmission paths. While no longer as significant a competitor, analog MMDS has impacted our customer growth in Riverside and Sacramento, California and Missoula, Montana. Digital MMDS is a more significant competitor, presenting potential challenges to us in Los Angeles, California and Atlanta, Georgia.

PROPERTIES

     Our principal physical assets consist of cable television plant and equipment, including signal receiving, encoding and decoding devices, headend reception facilities, distribution systems and customer drop equipment for each of its cable television systems. Our cable television plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches. The physical components of our cable television systems require maintenance and periodic upgrading to keep pace with technological advances. We own or lease real property for signal reception sites and business offices in many of the communities served by its systems and for its principal executive offices. We own most of our service vehicles.

     We own the real property housing our regional data center in Town & Country, Missouri, as well as the regional office for the Northeast Region in Newtown, Connecticut and additional owned real estate located in Hickory, North Carolina; Hammond,

Louisiana; and West Sacramento and San Luis Obispo, California. In addition, we lease space for our regional data center located in Dallas, Texas and additional locations for business offices throughout our operating regions. Our headend locations are generally located on owned or leased parcels of land, and we generally own the towers on which our equipment is located.

     All of our properties and assets are subject to liens securing payment of indebtedness under the existing credit facilities. We believe that our properties are in good operating condition and are suitable and adequate for our business operations.

EMPLOYEES

     Neither Charter Holdings nor Charter Capital has any employees. As of June 30, 1999, our operating subsidiaries had approximately 4,980 full-time equivalent employees of which 280 were represented by the International Brotherhood of Electrical Workers. We believe we have a good relationship with such employees and have never experienced a work stoppage.

INSURANCE

     We have insurance to cover risks incurred in the ordinary course of business, including general liability, property coverage, business interruption and workers' compensation insurance in amounts typical of similar operators in the cable industry and with reputable insurance providers. As is typical in the cable industry, we do not insure our underground plant. We believe our insurance coverage is adequate.

LEGAL PROCEEDINGS

     We are involved from time to time in routine legal matters incidental to our business. We believe that the resolution of such matters will not have a material adverse impact on our financial position or results of operations.

ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 to register this exchange offer. This prospectus, which forms a part of the registration statement, does not contain all the information included in that registration statement. For further information about us and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-1232. Copies of such material may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can also review such material by accessing the Securities and Exchange Commission's internet web site at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission.

     We intend to furnish to each holder of the new notes annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. We will also furnish to each holder of the new notes such other reports as may be required by law.

                           REGULATION AND LEGISLATION

     The following summary addresses the key regulatory developments and legislation affecting the cable television industry.

     The operation of a cable system is extensively regulated by the Federal Communications Commission, some state governments and most local governments. The 1996 Telecom Act has altered the regulatory structure governing the nation's communications providers. It removes barriers to competition in both the cable television market and the local telephone market. Among other things, it also reduces the scope of cable rate regulation and encourages additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.

     The 1996 Telecom Act requires the Federal Communications Commission to undertake a host of implementing rulemakings. Moreover, Congress and the Federal Communications Commission have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect our operations, and there have been calls in Congress and at the Federal Communications Commission to maintain or even tighten cable regulation in the absence of widespread effective competition.

     CABLE RATE REGULATION. The 1992 Cable Act imposed an extensive rate regulation regime on the cable television industry, which limited the ability of cable companies to increase subscriber fees. Under that regime, all cable systems are subject to rate regulation, unless they face "effective competition" in their local franchise area. Federal law now defines "effective competition" on a community-specific basis as requiring satisfaction of conditions rarely satisfied in the current marketplace.

     Although the Federal Communications Commission has established the underlying regulatory scheme, local government units, commonly referred to as local franchising authorities, are primarily responsible for administering the regulation of the lowest level of cable -- the basic service tier, which typically contains local broadcast stations and public, educational, and government access channels. Before a local franchising authority begins basic service rate regulation, it must certify to the Federal Communications Commission that it will follow applicable federal rules. Many local franchising authorities have voluntarily declined to exercise their authority to regulate basic service rates. Local franchising authorities also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services.

     As of June 30, 1999, approximately 21% of our local franchising authorities were certified to regulate basic tier rates. The 1992 Cable Act permits communities to certify and regulate rates at any time, so that it is possible that additional localities served by the systems may choose to certify and regulate rates in the future.

     The Federal Communications Commission itself directly administers rate regulation of cable programming service tiers, which is expanded basic programming offering more services than basic programming, which typically contain satellite-delivered programming. Under the 1996 Telecom Act, the Federal Communications Commission can regulate cable programming service tier rates only if a local franchising authority first receives at least two rate complaints from local subscribers and then files a formal complaint with the Federal Communications Commission. When new cable programming service tier rate complaints are filed, the Federal Communications Commission considers only whether the incremental increase is justified and it will not reduce the previously established cable programming service tier rate. We currently have rate complaints relating to approximately 240,000 subscribers pending at the Federal Communications Commission. Significantly, the Federal Communications Commission's authority to regulate cable programming service tier rates expired on March 31, 1999. The Federal Communications Commission has taken the position that it will still adjudicate cable programming service tier complaints filed after this sunset date, but no later than 180 days after the last cable programming service tier rate increase imposed prior to March 31, 1999, and will strictly limit its review, and possibly refund orders, to the time period predating the sunset date. We do not believe any adjudications regarding these pre-sunset complaints will have a material adverse effect on our business. The elimination of cable programming service tier regulation, which is the rate regulation of a particular level of packaged programming services, typically referring to the expanded basic level of services, in a prospective basis affords us substantially greater pricing flexibility.

     Under the rate regulations of the Federal Communications Commission, most cable systems were required to reduce their basic service tier and cable programming service tier rates in 1993 and 1994, and have since had their rate increases governed by a complicated price cap scheme that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. The Federal Communications Commission has modified its rate adjustment regulations to allow for annual rate increases and to minimize previous problems associated with regulatory lag. Operators also have the opportunity to bypass this "benchmark" regulatory scheme in favor of traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Cost of service regulation is a traditional form of rate regulation, under which a utility is allowed to recover its costs of providing the regulated service, plus a reasonable profit. The Federal Communications Commission and Congress have provided various forms of rate relief for smaller cable systems owned by smaller operators. Premium cable services offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product. However, federal law requires that the basic service tier be offered to all cable subscribers and limits the ability of operators to require purchase of any cable programming service tier if a customer seeks to purchase premium services offered on a per-channel or per-program basis, subject to a technology exception which sunsets in 2002.

     As noted above, regulation by the Federal Communications Commission of cable programming service tier rates for all systems, regardless of size, sunset pursuant to the 1996 Telecom Act on March 31, 1999. Certain legislators, however, have called for new rate regulations if unregulated cost rates increase dramatically. The 1996 Telecom Act also relaxes existing "uniform rate" requirements by specifying that uniform rate requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing still may be made to the Federal Communications Commission.

     CABLE ENTRY INTO TELECOMMUNICATIONS. The 1996 Telecom Act creates a more favorable environment for us to provide telecommunication services beyond traditional video delivery. It provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. A cable operator is authorized under the 1996 Telecom Act to provide telecommunication services without obtaining a separate local franchise. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles, beginning in 2001, if the operator provides telecommunications service, as well as cable service, over its plant. The Federal Communications Commission recently clarified that a cable operator's favorable pole rates are not endangered by the provision of Internet access.

     Cable entry into telecommunications will be affected by the regulatory landscape now being developed by the Federal Communications Commission and state regulators. One critical component of the 1996 Telecom Act to facilitate the entry of new telecommunications providers, including cable operators, is the interconnection obligation imposed on all telecommunications carriers. In July 1997, the Eighth Circuit Court of Appeals vacated certain aspects of the Federal Communications Commission initial interconnection order but most of that decision was reversed by the U.S. Supreme Court in January 1999. The Supreme Court effectively upheld most of the Federal Communications Commission interconnection regulations. Although these regulations should enable new telecommunications entrants to reach viable interconnection agreements with incumbent carriers, many issues, including whether the Federal Communications Commission ultimately can mandate that incumbent carriers make available specific network elements, remains subject to further Federal Communications Commission review. Aggressive regulation by the Federal Communications Commission in this area, if upheld by the courts, would make it easier for us to provide telecommunications service.

     INTERNET SERVICE. Although there is at present no significant federal regulation of cable system delivery of Internet services, and the Federal Communications Commission recently issued a report to Congress finding no immediate need to impose such regulation, this situation may change as cable systems expand their broadband delivery of Internet services. In particular, proposals have been advanced at the Federal Communications Commission and Congress that would require cable operators to provide access to unaffiliated Internet service providers and online service providers. Certain Internet service providers also are attempting to use existing modes of access that are commercially leased to gain access to cable system delivery. A petition on this issue is now pending before the Federal Communications Commission. Finally, some local franchising authorities are considering the imposition of mandatory Internet access requirements as part of cable franchise renewals or transfers. A federal district court in Portland, Oregon recently upheld the legal ability of local franchising authority to impose such conditions, but an appeal has been filed. Other local authorities have imposed or may impose mandatory Internet access requirements on cable operators. These developments could, if they become widespread, burden the capacity of cable systems and complicate our own plans for providing Internet service.

     TELEPHONE COMPANY ENTRY INTO CABLE TELEVISION. The 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the historic telephone company/cable cross-ownership ban. Local exchange carriers, including the regional telephone companies, can now compete with cable operators both inside and outside their telephone service areas with certain regulatory safeguards. Because of their resources, local exchange carriers could be formidable competitors to traditional cable operators, and certain local exchange carriers have begun offering cable service.

     Various local exchange carriers currently are seeking to provide video programming services within their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission.

     Under the 1996 Telecom Act, local exchange carriers or any other cable competitor providing video programming to subscribers through broadband wire should be regulated as a traditional cable operator, subject to local franchising and federal regulatory requirements, unless the local exchange carrier or other cable competitor elects to deploy its broadband plant as an open video system. To qualify for favorable open video system status, the competitor must reserve two-thirds of the system's activated channels for unaffiliated entities. The Fifth Circuit Court of Appeals recently reversed certain of the Federal Communications Commission's open video system rules, including its preemption of local franchising. That decision may be subject to further appeal. It is unclear what effect this ruling will have on the entities pursuing open video system operation.

     Although local exchange carriers and cable operators can now expand their offerings across traditional service boundaries, the general prohibition remains on local exchange carrier buyouts of co-located cable systems. Co-located cable systems are cable systems serving an overlapping territory. Cable operator buyouts of co-located local exchange carrier systems, and joint ventures between cable operators and local exchange carriers in the same market. The 1996 Telecom Act provides a few limited exceptions to this buyout prohibition, including a carefully circumscribed "rural exemption." The 1996 Telecom Act also provides the Federal Communications Commission with the limited authority to grant waivers of the buyout prohibition.

     ELECTRIC UTILITY ENTRY INTO TELECOMMUNICATIONS/CABLE TELEVISION. The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable television, notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the Federal Communications Commission for operating authority. Like telephone companies, electric utilities have substantial resources at their disposal, and could be formidable competitors to traditional cable systems. Several such utilities have been granted broad authority by the Federal Communications Commission to engage in activities which could include the provision of video programming.

     ADDITIONAL OWNERSHIP RESTRICTIONS. The 1996 Telecom Act eliminates statutory restrictions on broadcast/cable cross-ownership, including broadcast network/cable restrictions, but leaves in place existing Federal Communications Commission regulations prohibiting local cross-ownership between co-located television stations and cable systems.

     Pursuant to the 1992 Cable Act, the Federal Communications Commission adopted rules precluding a cable system from devoting more than 40% of its activated channel capacity to the carriage of affiliated national video program services. Although the 1992 Cable Act also precluded any cable operator from serving more than 30% of all U.S. domestic cable subscribers, this provision has been stayed pending further judicial review and Federal Communications Commission rulemaking.

     MUST CARRY/RETRANSMISSION CONSENT. The 1992 Cable Act contains broadcast signal carriage requirements. Broadcast signal carriage is the transmission of broadcast television signals over a cable system to cable customers. These requirements, among other things, allow local commercial television broadcast stations to elect once every three years between a "must carry" status or a "retransmission consent" status. Less popular stations typically elect must carry, which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to require a cable system to carry the station. More popular stations, such as those affiliated with a national network, typically elect retransmission consent, which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to negotiate for payments for granting permission to the cable operator to carry the stations. Must carry requests can dilute the appeal of a cable system's programming offerings because a cable system with limited channel capacity may be required to forego carriage of popular channels in favor of less popular broadcast stations electing must carry. Retransmission consent demands may require substantial payments or other concessions. Either option has a potentially adverse effect on our business. The burden associated with must carry may increase substantially if broadcasters proceed with planned conversion to digital transmission and the Federal Communications Commission determines that cable systems must carry all analog and digital broadcasts in their entirety. This burden would reduce capacity available for more popular video programming and new internet and telecommunication offerings. A rulemaking is now pending at the Federal Communications Commission regarding the imposition of dual digital and analog must carry.

     ACCESS CHANNELS. Local franchising authorities can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity, up to 15% in some cases, for commercial leased access by unaffiliated third parties. The Federal Communications Commission has adopted rules regulating the terms, conditions and maximum rates a cable operator may charge for commercial leased access use. We believe that requests for commercial leased access carriages have been relatively limited. A new request has been forwarded to the Federal Communications Commission, however, requesting that unaffiliated Internet service providers be found eligible for commercial leased access. Although we do not believe such use is in accord with the governing statute, a contrary ruling could lead to substantial leased activity by Internet service providers and disrupt our own plans for Internet service.

     ACCESS TO PROGRAMMING. To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business posture, the 1992 Cable Act precludes video programmers affiliated with cable companies from favoring their cable operators over new competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. Recently, there has been increased interest in further restricting the marketing practices of cable programmers, including subjecting programmers who are not affiliated with cable operators to all of the existing program access requirements, and subjecting terrestrially delivered programming to the program access requirements. Terrestrially delivered programming is programming delivered other than by satellite. These changes should not have a dramatic impact on us, but would limit potential competitive advantages we now enjoy.

     INSIDE WIRING; SUBSCRIBER ACCESS. In an order issued in 1997, the Federal Communications Commission established rules that require an incumbent cable operator upon expiration of a multiple dwelling unit service contract to sell, abandon, or remove "home run" wiring that was installed by the cable operator in a multiple dwelling unit building. These inside wiring rules are expected to assist building owners in their attempts to replace existing cable operators with new programming providers who are willing to pay the building owner a higher fee, where such a fee is permissible. The Federal

Communications Commission has also proposed abrogating all exclusive multiple dwelling unit service agreements held by incumbent operators, but allowing such contracts when held by new entrants. In another proceeding, the Federal Communications Commission has preempted restrictions on the deployment of private antenna on rental property within the exclusive use of a tenant, such as balconies and patios. This Federal Communications Commission ruling may limit the extent to which we along with multiple dwelling unit owners may enforce certain aspects of multiple dwelling unit agreements which otherwise prohibit, for example, placement of digital broadcast satellite receiver antennae in multiple dwelling unit areas under the exclusive occupancy of a renter. These developments may make it even more difficult for us to provide service in multiple dwelling unit complexes.

     OTHER REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION. In addition to the Federal Communications Commission regulations noted above, there are other regulations of the Federal Communications Commission covering such areas as:

     - equal employment opportunity,

     - subscriber privacy,

     - programming practices, including, among other things,

        (1) syndicated program exclusivity, which is a Federal Communications Commission rule which requires a cable system to delete particular programming offered by a distant broadcast signal carried on the system which duplicates the programming for which a local broadcast station has secured exclusive distribution rights,

        (2) network program nonduplication,

        (3) local sports blackouts,

        (4) indecent programming,

        (5) lottery programming,

        (6) political programming,

        (7) sponsorship identification,

        (8) children's programming advertisements, and

        (9) closed captioning,

     - registration of cable systems and facilities licensing,

     - maintenance of various records and public inspection files,

     - aeronautical frequency usage,

     - lockbox availability,

     - antenna structure notification,

     - tower marking and lighting,

     - consumer protection and customer service standards,

     - technical standards,

     - consumer electronics equipment compatibility, and

     - emergency alert systems.

     The Federal Communications Commission recently ruled that cable customers must be allowed to purchase cable converters from third parties and established a multi-year phase-in during which security functions, which would remain in the operator's exclusive control, would be unbundled from basic converter functions, which could then be satisfied by third party vendors. The Federal Communications Commission has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of Federal Communications Commission licenses needed to operate certain transmission facilities used in connection with cable operations.

     COPYRIGHT. Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool, that varies depending on the size of the system, the number of distant broadcast television signals carried, and the location of the cable system, cable operators can obtain blanket permission to retransmit copyrighted material included in broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect our ability to obtain desired broadcast programming. We cannot predict the outcome of this legislative activity. Copyright clearances for nonbroadcast programming services are arranged through private negotiations.

     Cable operators distribute locally originated programming and advertising that use music controlled by the two principal major music performing rights organizations, the Association of Songwriters, Composers, Artists and Producers and Broadcast Music, Inc.. The cable industry and Broadcast Music have reached a standard licensing agreement, and negotiations with the Association of Songwriters are ongoing. Although we cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees we may be required to pay for past and future use of association-controlled music, we do not believe such license fees will be significant to our business and operations.

     STATE AND LOCAL REGULATION. Cable television systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Federal law now prohibits local franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for non-compliance and may be terminable if the franchisee failed to comply with material provisions.

     The specific terms and conditions of franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, service rates, franchising fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. A number of states, including Connecticut, subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, local franchising authorities cannot insist on franchise fees exceeding 5% of the system's gross cable-related revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming.

     Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the local franchising authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and service or increased franchise fees as a condition of renewal. Similarly, if a local franchising authority's consent is required for the purchase or sale of a cable system or franchise, such local franchising authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, most franchises have been renewed for and consents granted to cable operators that have provided satisfactory services and have complied with the terms of their franchise.

     Under the 1996 Telecom Act, cable operators are not required to obtain franchises for the provision of telecommunications services, and local franchising authorities are prohibited from limiting, restricting, or conditioning the provision of such services. In addition, local franchising authorities may not require a cable operator to provide any telecommunications service or facilities, other than institutional networks under certain circumstances, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also provides that franchising fees are limited to an operator's cable-related revenues and do not apply to revenues that a cable operator derives from providing new telecommunications services.

                                   MANAGEMENT

     Charter Holdings is a holding company with no operations. Charter Capital is a direct wholly owned finance subsidiary of Charter Holdings that exists solely for the purpose of serving as co-obligor of the notes and has no operations. Neither Charter Holdings nor Charter Capital has any employees. We are managed by Charter Investment pursuant to a management agreement between Charter Investment and Charter Operating, covering all of our operating subsidiaries. See "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors who are responsible for providing significant services with respect to our management and operations. There are two directors of Charter Holdings, one director of Charter Capital and three directors of Charter Investment.

EXECUTIVE OFFICERS AND DIRECTORS            AGE                       POSITION
--------------------------------            ---                       --------
Paul G. Allen.............................  46    Chairman of the Board of Charter Investment
William D. Savoy..........................  34    Director of Charter Holdings and Charter
                                                  Investment
Jerald L. Kent............................  43    President, Chief Executive Officer and Director
                                                  of Charter Holdings, Charter Capital and Charter
                                                    Investment
Barry L. Babcock..........................  52    Vice Chairman of Charter Investment
Howard L. Wood............................  60    Vice Chairman of Charter Investment
David G. Barford..........................  41    Senior Vice President Operations of Charter
                                                    Investment -- Western Division
Mary Pat Blake............................  44    Senior Vice President -- Marketing and
                                                  Programming of Charter Investment
Eric A. Freesmeier........................  46    Senior Vice President -- Administration of
                                                  Charter Investment
Thomas R. Jokerst.........................  50    Senior Vice President -- Advanced Technology
                                                    Development of Charter Investment
Kent D. Kalkwarf..........................  39    Senior Vice President and Chief Financial Officer
                                                  of Charter Holdings, Charter Capital and Charter
                                                    Investment
Ralph G. Kelly............................  42    Senior Vice President -- Treasurer of Charter
                                                  Holdings, Charter Capital and Charter Investment
David L. McCall...........................  44    Senior Vice President Operations of Charter
                                                    Investment -- Eastern Division
John C. Pietri............................  49    Senior Vice President -- Engineering of Charter
                                                    Investment
Steven A. Schumm..........................  46    Executive Vice President, Assistant to the
                                                  President of Charter Holdings, Charter Capital
                                                    and Charter Investment
Curtis S. Shaw............................  50    Senior Vice President, General Counsel and
                                                  Secretary of Charter Holdings, Charter Capital
                                                    and Charter Investment

     The following sets forth certain biographical information with respect to the executive officers named in the chart above.

     PAUL G. ALLEN is the Chairman of the board of directors of Charter Investment. Mr. Allen has been a private investor for more than five years, with interests in a wide variety of companies, many of which focus on multimedia digital communications. Such companies include Interval Research Corporation, of which Mr. Allen is a director, Vulcan Ventures, Inc., of which Mr. Allen is the President, Chief Executive Officer and Chairman of the Board, Vulcan Northwest, Inc., of which Mr. Allen is the Chairman of the Board, Vulcan Programming, Inc. and Vulcan Cable III. In addition, Mr. Allen is the owner and the Chairman of the Board of the Portland Trail Blazers of the National Basketball Association, and is the owner and the Chairman of the Board of the Seattle Seahawks of the National Football League. Mr. Allen currently serves as a director of Microsoft Corporation and USA Networks, Inc. and also serves as a director of various private corporations.

     WILLIAM D. SAVOY is a director of Charter Holdings and Charter Investment. Since 1990, Mr. Savoy has been an officer and a director for many affiliates of Mr. Allen, including Vice President and a director of Vulcan Ventures, President of Vulcan Northwest, President and a director of Vulcan Programming and President and director of Vulcan Cable III. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and also serves as director of Harbinger Corporation, High Speed Access Corp., Metricom, Inc., Telescan, Inc., Ticketmaster Online -- CitySearch, U.S. Satellite Broadcasting Co., Inc., and USA Networks, Inc. Mr. Savoy holds a B.S. in Computer Science, Accounting and Finance from Atlantic Union College.

     JERALD L. KENT is a co-founder of Charter Investment, and President and Chief Executive Officer and director of Charter Holdings, Charter Capital and Charter Investment and has previously held the position of Chief Financial Officer of Charter Investment. Prior to co-founding Charter Investment, Mr. Kent was associated with Cencom Cable Associates, Inc., where he served as Executive Vice President and Chief Financial Officer. Mr. Kent also served Cencom as Senior Vice President of Finance from May 1987, Senior Vice President of Acquisitions and Finance from July 1988, and Senior Vice President and Chief Financial Officer from January 1989. Mr. Kent is a member of the board of directors of High Speed Access Corp. and Cable Television Laboratories. Prior to that time, Mr. Kent was employed by Arthur Andersen LLP, certified public accountants, where he attained the position of tax manager. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees with honors from Washington University (St. Louis).

     BARRY L. BABCOCK is a co-founder of Charter Investment and Vice Chairman of Charter Investment and has been involved in the cable industry since 1979. Prior to founding Charter Investment in 1994, Mr. Babcock was associated with Cencom, where he served as the Executive Vice President from February 1986 to September 1991, and was named Chief Operating Officer in May of 1986. Mr. Babcock was one of the founders of Cencom Cable Associates, Inc. and, prior to the duties he assumed in early 1986, was responsible for all of Cencom's in-house legal work, contracts and governmental relations. Mr. Babcock serves as the Chairman of the board of directors of Community Telecommunications Association. He also serves as a director of the National Cable Television Association, Cable in the Classroom and Mercantile Bank -- St. Louis.

Mr. Babcock, an attorney, received his undergraduate and J.D. degrees from the University of Oklahoma.

     HOWARD L. WOOD is a co-founder of Charter Investment and Vice Chairman of Charter Investment. Prior to founding Charter Investment, Mr. Wood was associated with Cencom. Mr. Wood joined Cencom as President, Chief Financial Officer and Director and assumed the additional position of Chief Executive Officer effective January 1, 1989. Prior to that time, Mr. Wood was a partner in Arthur Andersen LLP, certified public accountants, where he served as Partner-in-Charge of the St. Louis Tax Division from 1973 until joining Cencom. Mr. Wood is a certified public accountant and a member of the American Institute of Certified Public Accountants. He also serves as a director of VanLiner Group, Inc., First State Bank and Gaylord Entertainment Company. Mr. Wood also serves as Commissioner for the Missouri Department of Conservation. He is also a past Chairman of the Board and former director of the St. Louis College of Pharmacy. Mr. Wood graduated with honors from Washington University (St. Louis) School of Business.

     DAVID G. BARFORD is Senior Vice President Operations of Charter
Investment -- Western Division, where he has primary responsibility for all cable operations in the Central, Western, North Central and MetroPlex Regions. Prior to joining Charter Investment in July 1995, he served as Vice President of Operations and New Business Development for Comcast Cable, where he held various senior marketing and operating roles since November 1986. Mr. Barford received a B.A. degree from California State University, Fullerton and an M.B.A. from National University in La Jolla, California.

     MARY PAT BLAKE is Senior Vice President -- Marketing and Programming of Charter Investment and is responsible for all aspects of marketing, sales and programming and advertising sales. Prior to joining Charter Investment in August 1995, Ms. Blake was active in the emerging business sector, and formed Blake Investments, Inc. in September 1993, which created, operated and sold a branded coffeehouse and bakery. From September 1990 to August 1993, Ms. Blake served as Director -- Marketing for Brown Shoe Company. Ms. Blake has 18 years of experience with senior management responsibilities in marketing, sales, finance, systems, and general management with companies such as The West Coast Group, Pepsico Inc.-Taco Bell Division, General Mills, Inc. and ADP Network Services, Inc. Ms. Blake received a B.S. degree from the University of Minnesota, and an M.B.A. degree from the Harvard Business School.

     ERIC A. FREESMEIER joined Charter Investment as Senior Vice
President -- Administration in April 1998 and is responsible for human resources, public relations and communications, corporate facilities and aviation. From 1986 until joining Charter Investment, he served in various executive management positions at Edison Brothers Stores, Inc., a specialty retail company. His most recent position was Executive Vice President -- Human Resources and Administration. From 1974 to 1986, Mr. Freesmeier held management and executive positions with Montgomery Ward, a national mass merchandise retailer, and its various subsidiaries. Mr. Freesmeier holds Bachelor of Business degrees in marketing and industrial relations from the University of Iowa and a Masters of Management degree in finance from Northwestern University's Kellogg Graduate School of Management.

     THOMAS R. JOKERST is Senior Vice President -- Advanced Technology Development of Charter Investment. Prior to his appointment to this position, Mr. Jokerst held the position of Senior Vice President -- Engineering since December 1993. Prior to joining Charter Investment, from March 1991 to March 1993, Mr. Jokerst served as Vice President --

Office of Science and Technology for CableTelevision Laboratories in Boulder, Colorado. From June 1976 to March 1993, Mr. Jokerst was Director of Engineering for the midwest region of Continental Cablevision. Mr. Jokerst participates in professional activities with the NCTA, SCTE and Cable Television Laboratories. Mr. Jokerst is a graduate of Ranken Technical Institute in St. Louis with a degree in Communications Electronics and Computer Technology and of Southern Illinois University in Carbondale, Illinois with a degree in Electronics Technology.

     KENT D. KALKWARF is Senior Vice President and Chief Financial Officer of Charter Holdings, Charter Capital and Charter Investment. Prior to joining Charter Investment, Mr. Kalkwarf was a senior tax manager for Arthur Andersen LLP, from 1982 to July 1995. Mr. Kalkwarf has extensive experience in cable, real estate and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

     RALPH G. KELLY is Senior Vice President -- Treasurer of Charter Holdings, Charter Capital and Charter Investment. Mr. Kelly joined Charter Investment in 1993 as Vice President -- Finance, a position he held until early 1994 when he became Chief Financial Officer of CableMaxx, Inc., a wireless cable television operator. Mr. Kelly returned to Charter Investment as Senior Vice
President -- Treasurer in February 1996, and has responsibility for treasury operations, investor relations and financial reporting. From 1984 to 1993, Mr. Kelly was associated with Cencom where he held the positions of Controller from 1984 to 1989 and Treasurer from 1990 to 1993. Mr. Kelly is a certified public accountant and was in the audit division of Arthur Andersen LLP from 1979 to 1984. Mr. Kelly received his undergraduate degree in accounting from the University of Missouri -- Columbia and his M.B.A. from Saint Louis University.

     DAVID L. MCCALL is Senior Vice President Operations of Charter
Investment -- Eastern Division. Mr. McCall joined Charter Investment in January 1995 as Regional Vice President Operations and he has primary responsibility for all cable system operations managed by Charter Investment in the Southeast, Southern and Northeast Regions of the United States. Prior to joining Charter Investment, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom, from 1983 to 1994. As a Regional Manager of Cencom, Mr. McCall's responsibilities included supervising all aspects of operations for systems located in North Carolina, South Carolina and Georgia, consisting of over 142,000 customers. From 1977 to 1982, Mr. McCall was System Manager of Coaxial Cable Developers (known as Teleview Cablevision) in Simpsonville, South Carolina. Mr. McCall has served as a director of the South Carolina Cable Television Association for the past ten years.

     JOHN C. PIETRI joined Charter Investment in November 1998 as Senior Vice President -- Engineering. Prior to joining Charter Investment, Mr. Pietri was with Marcus in Dallas, Texas for eight years, most recently serving as Senior Vice President and Chief Technical Officer. Prior to Marcus, Mr. Pietri served as Regional Technical Operations Manager for West Marc Communications in Denver, Colorado, and before that he served as Operations Manager with Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

     STEVEN A. SCHUMM is Executive Vice President, Assistant to the President of Charter Holdings, Charter Capital and Charter Investment. Mr. Schumm joined Charter Investment in December 1998 and currently directs the MIS Regulatory and Financial Controls Groups. Prior to joining Charter Investment, Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP. Mr. Schumm was with Ernst & Young

LLP for 24 years and was a partner of the firm for 14 of those years. Mr. Schumm held various management positions with Ernst & Young LLP, including the Director of Tax Services for the three-city area of St. Louis, Kansas City and Wichita and then National Director of Industry Tax Services. He served as one of 10 members comprising the Firm's National Tax Committee. Mr. Schumm earned a B.S. degree from St. Louis University with a major in accounting.

     CURTIS S. SHAW is Senior Vice President, General Counsel and Secretary of Charter Holdings, Charter Capital and Charter Investment and is responsible for all legal aspects of their businesses, government relations and the duties of the corporate secretary. Mr. Shaw joined Charter Investment in February 1997. Prior to joining Charter Investment, Mr. Shaw served as corporate Counsel to NYNEX since 1988. From 1983 until 1988 Mr. Shaw served as Associate General Counsel for Occidental Chemical Corporation, and, from 1986 until 1988, also as Vice President and General Counsel of its largest operating division. Mr. Shaw has 25 years of experience as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. with honors from Trinity College and a J.D. from Columbia University School of Law.

DIRECTOR COMPENSATION

     The directors of Charter Holdings and Charter Capital are not entitled to any compensation for serving as a director, nor are they paid any fees for attendance at any meeting of the board of directors. Directors may be reimbursed for the actual reasonable costs incurred in connection with attendance at such board meetings.

EXECUTIVE COMPENSATION

     None of the executive officers listed above has ever received any compensation from Charter Holdings or Charter Capital, nor do such individuals expect to receive compensation from Charter Holdings or Charter Capital at any time in the future. Such executive officers receive their compensation from Charter Investment, except for Mr. McCall, who is compensated by an operating subsidiary. Charter Investment is entitled to receive management fees from us for providing its management and consulting services. See "Certain Relationships and Related Transactions."

     The following table sets forth information regarding the compensation paid by Charter Investment during its last completed fiscal year to the President and Chief Executive Officer and each of the other four most highly compensated executive officers as of December 31, 1998. This compensation was paid to these executive officers by certain of our subsidiaries and affiliates for their services to these entities.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                 ANNUAL COMPENSATION                AWARD
                                       ---------------------------------------   ------------
                              YEAR                                  OTHER         SECURITIES
                              ENDED                                ANNUAL         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  DEC. 31   SALARY($)   BONUS($)    COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
---------------------------  -------   ---------   --------    ---------------   ------------   ---------------
Jerald L. Kent............    1998      790,481    641,353              --         7,044,127(1)          18,821(2)
  President and Chief
    Executive Officer
Barry L. Babcock..........    1998      575,000    925,000(3)            --               --             41,866(4)
  Vice Chairman
Howard L. Wood............    1998      575,000    675,000(5)            --               --             15,604(6)
  Vice Chairman
David G. Barford..........    1998      220,000    225,000(7)            --               --          8,395,235(8)
  Senior Vice President of
    Operations -- Western
    Division
Curtis S. Shaw............    1998      190,000     80,000               --               --          8,182,303(9)
  Senior Vice President,
    General Counsel and
    Secretary

---------------
 (1) Options for membership interests in Charter Communications Holding Company granted pursuant to an employment agreement and a related option agreement.

 (2) Includes $4,000 in 401(k) plan matching contribution, $918 in life insurance premiums, $418 in gasoline reimbursement and $13,485 attributed to personal use of Charter Investment's airplane.

 (3) Includes $500,000 earned as a one-time bonus upon signing of an employment agreement.

 (4) Includes $4,000 in 401(k) plan matching contributions, $2,493 in life insurance premiums, $970 in gasoline reimbursement and $34,403 attributed to personal use of Charter Investment's airplane.

 (5) Includes $250,000 earned as a one-time bonus upon signing of an employment agreement.

 (6) Includes $4,000 in 401(k) plan matching contributions, $4,050 in life insurance premiums, $1,242 in gasoline reimbursement and $6,312 attributed to personal use of Charter Investment's airplane.

 (7) Includes $150,000 received as a one-time bonus after completion of three years of employment.

 (8) Includes $4,000 in 401(k) plan matching contribution, $347 in life insurance premiums, and $8,390,888 received in March 1999, in connection with a one-time change of control payment under the terms of a previous equity appreciation rights plan. Such payment was triggered by the acquisition of us by Paul G. Allen on December 23, 1998, but is income for 1999.

 (9) Includes $2,529 in 401(k) plan matching contribution, $807 in life insurance premiums, and $8,178,967 received in March 1999, in connection with a one-time change of control payment under the terms of a previous equity appreciation rights plan. Such payment was triggered by the acquisition of us by Paul G. Allen on December 23, 1998, but is income for 1999.

1998 OPTION GRANTS

     The following table shows individual grants of options made to certain executive officers during the fiscal year ended December 31, 1998.

                                                                              POTENTIAL REALIZABLE VALUE
                       NUMBER OF                                               AT ASSUMED ANNUAL RATES
                       MEMBERSHIP    % OF TOTAL                                 OF MEMBERSHIP INTEREST
                       INTERESTS      OPTIONS                                     PRICE APPRECIATION
                       UNDERLYING    GRANTED TO                                   FOR OPTION TERM(1)
                        OPTIONS      EMPLOYEES      EXERCISE     EXPIRATION   --------------------------
NAME                    GRANTED       IN 1998         PRICE         DATE          5%            10%
----                   ----------   ------------   -----------   ----------   -----------   ------------
Jerald L. Kent.......  7,044,127(2)       100%       $20.00       12/22/08    $88,600,272   $224,530,486
Barry L. Babcock.....         --         --              --             --             --             --
Howard L. Wood.......         --         --              --             --             --             --
David G. Barford.....         --         --              --             --             --             --
Curtis S. Shaw.......         --         --              --             --             --             --

---------------
(1) This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the Securities and Exchange Commission and do not represent our estimate or projection of future prices.

(2) Options for membership interests in Charter Communications Holding Company granted pursuant to an employment agreement and a related option agreement which amends the options granted under the employment agreement. The agreements provide that Mr. Kent receive an option to purchase 3% of the equity value of all of the cable systems managed by Charter Investment. Accordingly, Mr. Kent currently has an option to purchase 3% of the membership interests of Charter Communications Holding Company. The option has a term of 10 years and vested one fourth on December 23, 1998, with the remaining vesting monthly at a rate of 1/36th on the first of each month for months 13 through 48.

1998 AGGREGATED OPTION EXERCISES AND OPTION VALUE TABLE

     The following table sets forth for certain executive officers information concerning the options granted during the fiscal year ended December 31, 1998, and the value of unexercised options as of December 31, 1998.

                                           NUMBER OF                  VALUE OF UNEXERCISED
                                     SECURITIES UNDERLYING                IN-THE-MONEY
                                      UNEXERCISED OPTIONS                  OPTIONS AT
                                      AT DECEMBER 31, 1998            DECEMBER 31, 1998(1)
                                  ----------------------------    ----------------------------
                                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                  -----------    -------------    -----------    -------------
Jerald L. Kent..................   1,761,032       5,283,095              --              --
Barry L. Babcock................          --              --              --              --
Howard L. Wood..................          --              --              --              --
David G. Barford................          --              --              --              --
Curtis S. Shaw..................          --              --              --              --

---------------
(1) No options were in-the-money as of December 31, 1998.

1999 OPTION GRANTS

     The following table shows individual grants of options made to certain executive officers during 1999, as of June 30, 1999. All such grants were made under the option plan.

                            NUMBER OF                                 AGGREGATE VALUE OF OPTIONS TO HOLDER IF
                            MEMBERSHIP                                     CHARTER COMMUNICATIONS, INC.'S
                            INTERESTS                                     COMMON STOCK PRICE PER SHARE AT
                            UNDERLYING                                          SOME FUTURE DATE IS:
                             OPTIONS        EXERCISE     EXPIRATION   ----------------------------------------
NAME                         GRANTED          PRICE         DATE        $22.00        $26.00         $30.00
----                      --------------   -----------   ----------   ----------   ------------   ------------
Jerald L. Kent..........            --           --             --           --             --             --
Barry L. Babcock........      65,000         $20.00         2/9/09     $130,000     $  390,000     $  650,000
Howard L. Wood..........      65,000         $20.00         2/9/09     $130,000     $  390,000     $  650,000
David G. Barford........     200,000         $20.00         2/9/09     $400,000     $1,200,000     $2,000,000
Curtis S. Shaw..........     200,000         $20.00         2/9/09     $400,000     $1,200,000     $2,000,000

OPTION PLAN

     Charter Holdings adopted a plan on February 9, 1999, which was assumed by Charter Communications Holding Company on May 25, 1999, providing for the grant of options to purchase up to 25,009,798 membership interests in Charter Communications Holding Company, which is equal to 10% of the aggregate equity value of the subsidiaries of Charter Communications Holding Company as of February 9, 1999, the date of adoption of the plan. The plan provides for grants of options to employees and consultants of Charter Communications Holding Company and its affiliates. The plan is intended to promote the long-term financial interest of Charter Communications Holding Company and its affiliates by encouraging eligible individuals to acquire an ownership position in Charter Communications Holding Company and its affiliates and providing incentives for performance. As of June 30, 1999, there were a total of 9,494,081 options granted under the plan. Of those, 9,050,881 options were granted on February 9, 1999 with an exercise price of $20.00 and 443,200 options were granted on April 5, 1999 with an exercise price of $20.73. One-fourth of the options granted on February 9, 1999 vest on April 3, 2000 and the remainder vest 1/45 on each monthly anniversary following April 3, 2000. One-fourth of the options granted on April 5, 1999 vest on the 15 month anniversary from April 5, 1999, with the remainder vesting 1/45 on each monthly anniversary for 45 months following the 15 month anniversary. The options expire after ten years from the date of grant. Under the terms of the plan, following the consummation of the initial public offering of Charter Communications, Inc., each membership unit held as a result of exercise of options will be exchanged automatically for shares of Class A common stock of Charter Communications, Inc. on a one-for-one basis.

     Any unvested options issued under the plan vest immediately upon a change of control of Charter Communications Holding Company. Options will not vest upon a change of control, however, to the extent that any such acceleration of vesting would result in the disallowance of specified tax deductions that would otherwise be available to Charter Communications Holding Company or any of its affiliates or to the extent that any optionee would be liable for any excise tax under a specified section of the tax code. In the plan, a change of control includes:

          (1) a sale of more than 49.9% of the outstanding membership interests in the Charter Communications Holding Company, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company;

          (2) a merger or consolidation of Charter Communications Holding Company with or into any other corporation or entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company; or

          (3) any other transactions or event, including a sale of the assets of Charter Communications Holding Company, that results in Mr. Allen holding less than 50.1% of the voting power of the surviving entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company.

     If an optionee's employment with or service to Charter Communications Holding Company or its affiliates is terminated other than for cause prior to an initial public offering, the optionee has the right, for a period of thirty (30) days, to put to Charter Communications Holding Company or Mr. Allen at Mr. Allen's option,

     (1) all vested options, and

     (2) all membership interests in Charter Communications Holding Company owned by such optionee, whether or not obtained by the exercise of options granted under the plan,

in each case at a purchase price calculated based on the fair market value of Charter Communications Holding Company. If an optionee does not exercise his put right as described above, Charter Communications Holding Company has the right for a period of sixty (60) days to purchase from the optionee all vested options at a price equal to an option spread calculated based on fair market value or, with respect to membership interests, the fair market value of the membership interests obtained by the exercise of any options. Any such payments would be paid to the optionee in the form of cash or a ten-year note, at the option of Mr. Allen or Charter Communications Holding Company.

     If an optionee's employment with or service to Charter Communications Holding Company or its affiliates is terminated other than for cause prior to an initial public offering, the optionee has the right for a period of sixty (60) days to exercise any vested options. Any options not so exercised terminate after this 60-day period. For all purposes under the plan, an initial public offering includes a public offering of the common stock of Charter Communications Holding Company's parent.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

     The limited liability company agreement of Charter Holdings and the certificate of incorporation of Charter Capital limit the liability of their respective directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a limited liability company and a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

          (1) any breach of the director's duty of loyalty to the corporation and its stockholders;

          (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

          (4) any transaction from which the director derived an improper personal benefit.

     The limited liability company agreement of Charter Holdings and the by-laws of Charter Capital provide that directors and officers shall be indemnified for acts or omissions performed or omitted that are determined, in good faith, to be in our best interest. No such indemnification is available for actions constituting bad faith, willful misconduct or fraud.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Charter Holdings and Charter Capital pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MANAGEMENT AGREEMENT WITH CHARTER INVESTMENT

     We have a management agreement with Charter Investment. The management agreement provides that Charter Investment will manage us and all of our subsidiaries on a day-to-day basis, in exchange for fees. See "Certain Relationship and Related Transactions."

                            PRINCIPAL EQUITY HOLDERS

     Charter Holdings is a direct, wholly owned subsidiary of Charter Communications Holding Company. The beneficial ownership of the equity of Charter Communications Holding Company is as set forth in the table below. Charter Capital is a direct, wholly owned finance subsidiary of Charter Holdings.

NAME AND ADDRESS                      CLASS HELD    AMOUNT HELD    PERCENTAGE HELD
----------------                     ------------   -----------    ---------------
Charter Investment, Inc. ..........  Membership     217,585,246(1)      90.02%
  12444 Powerscourt Drive            interests
  St. Louis, MO 63131

Vulcan Cable III Inc. .............  Membership      24,119,633(2)       9.98%
  110 110th Street, N.E.             interests
  Suite 500
  Bellevue, WA 98004

---------------
(1) Paul G. Allen may be deemed to be the beneficial owner of these membership interests by virtue of his ownership of approximately 97% of Charter Investment.

(2) Paul G. Allen may be deemed to be the beneficial owner of these membership interests by virtue of his ownership of 100% of Vulcan Cable III.

     There are several events that may occur in the future. If these events occur, they will modify the current ownership of Charter Communications Holding Company. These events include the completion of the initial public offering of Class A common stock by Charter Communications, Inc., and the additional equity contributions to Charter Communications Holding Company by Vulcan Cable III. In addition, Jerald L. Kent, our President and Chief Executive Officer, has an option to purchase 3% of the equity value of Charter Communications Holding Company. We are currently unable to determine the percentages of future equity ownership of Charter Communications Holding Company that will result from any of these events. Charter Communications Holding Company will continue to own 100% of Charter Holdings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain transactions in which we and our directors, executive officers and affiliates, including the directors and executive officers of Charter Investment, are involved in. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

MERGER WITH MARCUS

     On April 23, 1998, Paul G. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests in Marcus Cable. The aggregate purchase price was approximately $1.4 billion, excluding $1.8 billion in debt assumed. On February 22, 1999, Marcus Holdings was formed, and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests of Marcus Cable.

     On December 23, 1998, Mr. Allen acquired approximately 94% of the equity of Charter Investment for an aggregate purchase price of approximately $2.2 billion, excluding $2.0 billion in debt assumed. On February 9, 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment. On February 10, 1999, Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment's equity interests in its operating subsidiaries were subsequently transferred to Charter Operating. On May 25, 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's equity interests in Charter Holdings were transferred to Charter Communications Holding Company.

     In March 1999, we paid $20 million to Vulcan Northwest, an affiliate of Mr. Allen, for reimbursement of direct costs incurred in connection with Mr. Allen's acquisition of Marcus Cable. Such costs were principally comprised of financial, advisory, legal and accounting fees.

     On April 7, 1999, Mr. Allen merged Marcus Holdings into Charter Holdings. Charter Holdings survived the merger, and the operating subsidiaries of Marcus Holdings became subsidiaries of Charter Holdings.

     At the time we issued the original notes, this merger had not yet occurred. Consequently, Marcus Holdings was a party to the indentures governing the notes as a guarantor of our obligations. Charter Holdings loaned some of the proceeds from the sale of the original notes to Marcus Holdings, which amounts were used to complete the cash tender offers for then-outstanding notes of subsidiaries of Marcus Holdings. Marcus Holdings issued a promissory note in favor of Charter Holdings. The promissory note was in the amount of $1.7 billion, with an interest rate of 9.92% and a maturity date of April 1, 2007. Marcus Holdings guaranteed its obligations under the promissory note by entering into a pledge agreement in favor of Charter Holdings pursuant to which Marcus Holdings pledged all of its equity interests in Marcus Cable as collateral for the payment and performance of the promissory note. Charter Holdings pledged this promissory note to the trustee under the indentures as collateral for the equal and ratable benefit of the holders of the notes. Upon the closing of the merger, and in accordance with the terms of the notes and the indentures:

     - the guarantee issued by Marcus Holdings was automatically terminated;

     - the promissory note issued by Marcus Holdings was automatically extinguished, with no interest having accrued or being paid; and

     - the pledge in favor of Charter Holdings of the equity interests in Marcus Cable as collateral under the promissory note and the pledge in favor of the trustee of the promissory note as collateral for the notes were automatically released.

MANAGEMENT AGREEMENTS

     PREVIOUS MANAGEMENT AGREEMENTS. Prior to March 18, 1999, pursuant to a series of management agreements with certain of our subsidiaries, Charter Investment provided management and consulting services to us. In exchange for these services, Charter Investment was entitled to receive management fees of 3% to 5% of the gross revenues of all of our systems plus reimbursement of expenses. However, our previous credit facilities limited such management fees to 3% of gross revenues. The balance of management fees payable under the previous management agreements were accrued. Payment is at the discretion of Charter Investment. Certain deferred portions of management fees bore interest at the rate of 8% per annum. Following the closing of our current credit facilities, the previous management agreements were replaced by a new management agreement. The other material terms of our previous management agreements are substantially similar to the material terms of the new management agreement.

     PREVIOUS MANAGEMENT AGREEMENT WITH MARCUS. On October 6, 1998, Marcus Cable entered into a management consulting agreement with Charter Investment pursuant to which Charter Investment agreed to provide certain management and consulting services to Marcus Cable and its subsidiaries, in exchange for a fee equal to 3% of the gross revenues of Marcus Cable's systems plus reimbursement of expenses. Management fees expensed by Marcus Cable during the period from October 1998 to December 31, 1998 were approximately $3.3 million. Upon our merger with Marcus Holdings and the closing of our current credit facilities, this agreement was terminated and the subsidiaries of Marcus Cable now receive management and consulting services from Charter Investment under the new management agreement.

     THE NEW MANAGEMENT AGREEMENT. On February 23, 1999, Charter Investment entered into a new management agreement with Charter Operating, which was amended and restated as of March 17, 1999. Upon the closing of our current credit facilities on March 18, 1999, our previous management agreements and the management consulting agreement with Marcus Cable terminated and the new management agreement became operative. Pursuant to the new management agreement, Charter Investment has agreed to manage and operate the cable television systems owned by our subsidiaries, as well as any cable television systems we may subsequently acquire in the future. The term of the new management agreement is ten years.

     The new management agreement provides that we will reimburse Charter Investment for all expenses, costs, losses, liabilities or damages incurred by it in connection with our ownership or operation of our cable television systems. If Charter Investment pays or incurs any such expenses, costs, losses, liabilities or damages, it will be reimbursed. In addition to any reimbursement of expenses, Charter Investment is paid a yearly management fee equal to 3.5% of our gross revenues. Gross revenues include all revenues from the operation of our cable systems, including, without limitation, subscriber payments, advertising revenues, and revenues from other services provided by our cable systems. Gross revenues do not include interest income or income from investments unrelated to our cable systems.

     Payment of the management fee to Charter Investment is permitted under our current credit facilities, but ranks below our payment obligations under our current credit facilities. In the event any portion of the management fee due and payable is not paid by us, it is deferred and accrued as a liability. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid. As of June 30, 1999, no interest had been accrued.

     The management fee is payable to Charter Investment quarterly in arrears. If the current management agreement is terminated, Charter Investment is entitled to receive the fee payable for an entire quarter, even if termination occurred before the end of that quarter. Additionally, Charter Investment is entitled to receive payment of any deferred amount.

     Pursuant to the terms of the new management agreement, we have agreed to indemnify and hold harmless Charter Investment and its shareholders, directors, officers and employees. This indemnity extends to any and all claims or expenses, including reasonable attorneys' fees, incurred by them in connection with any action not constituting gross negligence or willful misconduct taken by them in good faith in the discharge of their duties to us.

     The total management fees, including expenses, earned by Charter Investment under all management agreements were as follows:

                                                                TOTAL FEES
YEAR                                               FEES PAID      EARNED
----                                               ---------    ----------
                                                       (IN THOUSANDS)
Six Months Ended June 30, 1999...................   $23,388      $20,796
Year Ended December 31, 1998.....................    17,073       27,500
Year Ended December 31, 1997.....................    14,772       20,290
Year Ended December 31, 1996.....................    11,792       15,443

     As of June 30, 1999, approximately $17.0 million remains unpaid for all management agreements.

     MANAGEMENT AGREEMENT WITH CHARTER COMMUNICATIONS, INC. Upon the closing of the initial public offering by Charter Communications, Inc. of its Class A common stock, Charter Communications, Inc. intends to enter into a management agreement with Charter Communications Holding Company. This management agreement will provide that Charter Communications, Inc. will manage and operate the cable television systems owned or to be acquired by Charter Communications Holding Company and its subsidiaries.

     The terms of the Charter Communications, Inc. management agreement will be substantially similar to the terms of the Charter Operating management agreement, except that Charter Communications, Inc. will not be paid a yearly 3.5% management fee. Charter Communications, Inc. will be entitled to reimbursement from Charter Communications Holding Company for all expenses, costs, losses, liabilities and damages incurred by Charter Communications, Inc. under the service agreement described below.

     SERVICES AGREEMENT WITH CHARTER INVESTMENT. Upon the closing of Charter Communications, Inc.'s initial public offering, Charter Communications, Inc. intends to enter into a services agreement with Charter Investment. The services agreement will provide that Charter Investment will provide to Charter Communications, Inc. the personnel and services it requires to fulfill Charter Communications, Inc.'s obligations as the sole manager of Charter Communications Holding Company and its subsidiaries pursuant to the Charter Communications, Inc. management agreement and the Charter Operating management agreement. Charter Investment will not receive a fee for providing the personnel and services, but it will be entitled to reimbursement of all of its expenses in connection with its performance under the services agreements.

CONSULTING AGREEMENT

     On March 10, 1999, Charter Holdings entered into a consulting agreement with Vulcan Northwest and Charter Investment. Pursuant to the terms of the consulting agreement, we retained Vulcan Northwest and Charter Investment to provide advisory, financial and other consulting services with respect to acquisitions of the business, assets or stock of other companies by us or by any of our subsidiaries. Such services include participation in the evaluation, negotiation and implementation of these acquisitions. The agreement expires on December 31, 2000, and automatically renews for successive one-year terms unless otherwise terminated.

     All reasonable out-of-pocket expenses incurred by Vulcan Northwest and Charter Investment are our responsibility and must be reimbursed. We must also pay Vulcan Northwest and Charter Investment a fee for their services rendered for each acquisition made by us or any of our subsidiaries. This fee equals 1% of the aggregate value of such acquisition. Neither Vulcan Northwest nor Charter Investment will receive a fee in connection with the American Cable, Renaissance, Greater Media, Helicon, Vista, Cable Satellite, InterMedia and Rifkin acquisitions. No such fee is planned to be paid to either Vulcan Northwest or Charter Investment in connection with other acquisitions being made by our affiliates. We have also agreed to indemnify and hold harmless Vulcan Northwest and Charter Investment, and their respective officers, directors, stockholders, agents, employees and affiliates, for all claims, actions, demands and expenses that arise out of this consulting agreement and the services they provide us.

     Mr. Allen owns 100% of Vulcan Northwest and is the Chairman of the Board. William D. Savoy, another of our directors, is the President and a director of Vulcan Northwest.

PROMISSORY NOTE

     In the second quarter of 1999, we loaned $50.0 million to Charter Communications Holding Company, maturing on April 14, 2006. The promissory note bears interest at 7.5% compounded annually. For the six months ended June 30, 1999, Charter Holdings recognized $0.5 million of interest income pertaining to this promissory note.

TRANSACTIONS WITH PAUL G. ALLEN

     On December 21, 1998, Mr. Allen contributed approximately $431 million to Charter Investment and received non-voting common stock of Charter Investment. Such non-voting common stock was converted to voting common stock on December 23, 1998.

     On December 23, 1998, Mr. Allen contributed approximately $1.3 billion to Charter Investment and received voting common stock of Charter Investment. Additionally,

Charter Investment borrowed approximately $6.2 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment. On the same date, Mr. Allen also contributed approximately $223.5 million to Vulcan Cable II, Inc., a company owned by Mr. Allen. Vulcan II was merged with and into Charter Investment.

     On January 5, 1999, Charter Investment borrowed approximately $132.2 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment. On the same date, Mr. Allen also acquired additional voting common stock of Charter Investment from Jerald L. Kent, Howard L. Wood and Barry L. Babcock for an aggregate purchase price of approximately $176.7 million.

     On January 11, 1999, Charter Investment borrowed $25 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment.

     On March 16, 1999, Charter Investment borrowed approximately $124.8 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment.

     The $431 million contribution was used to redeem stock of certain shareholders in Charter Investment. The $1.3 billion and $223.5 million contributions by Mr. Allen were used by Charter Investment to purchase the remaining interest in CCA Group and CharterComm Holdings. All other contributions to Charter Investment by Mr. Allen were used in operations of Charter Investment and were not contributed to Charter Holdings.

     On July 22, 1999, Charter Communications Holding Company and Mr. Allen entered into a membership interests purchase agreement. The agreement was assigned by Mr. Allen to Vulcan Cable III by an amendment dated August 10, 1999. Pursuant to the agreement, Vulcan Cable III has committed to purchase membership interests of Charter Communications Holding Company for a total of $1.325 billion. Vulcan Cable III has contributed $500 million on August 10, 1999, and will contribute an additional $825 million in the form of cash and certain equity interests to be acquired in connection with the Rifkin acquisition. Charter Communications Holding Company has committed to contribute this $1.325 billion to us. In return, Vulcan Cable III will have received 63,917,028 membership interests in Charter Communications Holding Company. Mr. Allen will also receive the right to use up to eight digital channels in each of our cable systems. We have agreed and are in the process of finalizing a contract to license these channels to Mr. Allen. The number of channels licensed in each system will depend on the bandwidth of the particular system. We believe that this transaction will be on terms at least as favorable to us as Mr. Allen would negotiate with other cable operators.

ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     As described under "-- Business Relationships," Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to a number of our subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business effective upon the completion of the initial public offering by Charter Communications,

Inc. of its Class A common stock, Charter Communications Holding Company and Charter Communications, Inc. will have agreed, until all of its shares of Class B common stock held by Mr. Allen have automatically converted into shares of Class A common stock, not to engage in any business activity outside the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephone services, and data on cable television systems owned or managed by us from time to time. Charter Communications, Inc. will also agree with Mr. Allen that, should we wish to pursue a business activity outside of this scope, we must first offer Mr. Allen the opportunity to pursue that particular business activity. If he decides not to do so and consents to our engaging in the business activity, we will be able to do so and the Charter Communications, Inc. certificate of incorporation and Charter Communications Holding Company's operating agreement would be amended accordingly. As long as Mr. Allen is a director of Charter Communications, Inc., he will be required to present to Charter Communications, Inc. any opportunity he may have to acquire, directly or indirectly, a majority ownership interest in any cable television system or any company whose principal business is the ownership, operation or management of cable television systems. However, except for the foregoing, Charter Communications Holding Company and Charter Communications, Inc. will agree that Mr. Allen does not have an obligation to present to Charter Communications, Inc. business opportunities in which both Mr. Allen and we might have an interest and that he may exploit such opportunities for his own account. The Charter Communications, Inc. certificate of incorporation and Charter Communications Holding Company's operating agreement will contain provisions to that effect.

ASSIGNMENTS OF ACQUISITIONS

     On January 1, 1999, Charter Investment entered into a membership purchase agreement with ACEC Holding Company, LLC for the acquisition of American Cable. On February 23, 1999, Charter Investment assigned its rights and obligations under this agreement to one of our subsidiaries, Charter Communications Entertainment II, LLC, effective as of March 8, 1999, or such earlier date as mutually agreed to by the parties. The acquisition of American Cable was completed in April 1999.

     On February 17, 1999, Charter Investment entered into an asset purchase agreement with Greater Media, Inc. and Greater Media Cablevision, Inc. for the acquisition of the Greater Media systems. On February 23, 1999, Charter Investment assigned its rights and obligations under this agreement to one of our subsidiaries, Charter Communications Entertainment I, LLC. The acquisition of the Greater Media systems was completed in April 1999.

     On April 26, 1999, Charter Investment entered into,

     - a purchase and sale agreement with Rifkin Acquisition Partners, L.L.L.P. and the sellers listed in such purchase and sale agreement,

     - a purchase and sale agreement with Interlink Communications Partners, LLLP and the sellers listed in such purchase and sale agreement. and

     - an indemnity agreement with the sellers listed in such indemnity agreement,

for the acquisition of Rifkin. On June 30, 1999, Charter Investment assigned is rights and obligations under each of these agreements to Charter Operating. Both Charter Investment and Charter Operating remain liable to the Rifkin sellers for the performance and fulfillment of the covenants, duties and obligations of the buyer under these agreements.

EMPLOYMENT AGREEMENTS

     Jerald L. Kent. Effective as of August 28, 1998, Jerald L. Kent entered into an employment agreement with Paul G. Allen for a three-year term with automatic one-year renewals. The employment agreement was assigned from Mr. Allen to Charter Investment as of December 23, 1998. Under this agreement, Mr. Kent agrees to serve as President and Chief Executive Officer of Charter Investment, with responsibility for the nationwide general management, administration and operation of all present and future business of Charter Investment and its subsidiaries. During the initial term of the agreement, Mr. Kent will receive a base salary of $1,250,000, or such higher rate as may from time to time be determined by the board of directors in its discretion. In addition, Mr. Kent will be eligible to receive an annual bonus in an aggregate amount not to exceed $625,000, to be determined by the board based on an assessment of the performance of Mr. Kent as well as the achievement of certain financial targets.

     Under the agreement, Mr. Kent is entitled to participate in any disability insurance, pension, or other benefit plan afforded to employees generally or executives of Charter Investment. Mr. Kent will be reimbursed by Charter Investment for life insurance premiums up to $30,000 per year, and is granted personal use of Charter Investment's airplane. Mr. Kent was also granted a car valued at up to $100,000 and membership fees and dues for his membership in a country club of his choice, but has not exercised either of these benefits. He may exercise them in the future. Also under this agreement and a related agreement, Mr. Kent received an option to purchase three percent (3%) of the net equity value of Charter Communications Holding Company. The option has a term of ten years and vested twenty-five percent (25%) on December 23, 1998. The remaining seventy-five percent (75%) will vest 1/36 on the first day of each of 36 months commencing on the first day of the thirteenth month following December 23, 1998.

     Charter Investment agrees to indemnify and hold harmless Mr. Kent to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Kent of his duties.

     In the event of the expiration of the agreement in accordance with its terms as a result of Charter Investment giving Mr. Kent notice of its intention not to extend the initial term, or a termination of the agreement by Mr. Kent for good reason or by Charter Investment without cause, (a) Charter Investment will pay to Mr. Kent an amount equal to the aggregate base salary due to Mr. Kent and the board shall consider additional amounts, if any, to be paid to Mr. Kent and (b) any unvested options of Mr. Kent shall immediately vest.

     Barry L. Babcock. Effective as of December 23, 1998, Barry L. Babcock entered into an employment agreement with Paul G. Allen for a one-year term with automatic one-year renewals. The employment agreement was assigned from Mr. Allen to Charter Investment as of December 23, 1998. Under this agreement, Mr. Babcock agrees to serve as Vice Chairman of Charter Investment with responsibilities including the government and public relations of Charter Investment. During the initial term of the agreement, Mr. Babcock will receive a base salary of $625,000, or such higher rate as may be determined by the Chief Executive Officer in his discretion. In addition, Mr. Babcock will be eligible to receive an annual bonus to be determined by the board of directors in its discretion. Mr. Babcock received a one time payment as part of his employment agreement of $500,000.

     Under the agreement, Mr. Babcock is entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or executives of Charter Investment. Mr. Babcock is also granted personal use of Charter Investment's airplane. Charter Investment agrees to grant options to Mr. Babcock to purchase its stock as determined by the board of directors in its discretion, pursuant to an option plan to be adopted by Charter Investment.

     Charter Investment agrees to indemnify and hold harmless Mr. Babcock to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Babcock of his duties.

     In the event of the termination of the agreement by Charter Investment without cause or by Mr. Babcock for good reason, (a) Charter Investment will pay to Mr. Babcock an amount equal to the aggregate base salary due to Mr. Babcock for the remainder of the term of the agreement and (b) vested options, if any, of Mr. Babcock, will be redeemed for cash for the amount of the spread. Unvested options will be treated as set forth in the option plan to be adopted as discussed above.

     Howard L. Wood. Effective as of December 23, 1998, Howard L. Wood entered into an employment agreement with Paul G. Allen for a one-year term with automatic one-year renewals. The employment agreement was assigned from Mr. Allen to Charter Investment as of December 23, 1998. Under this agreement, Mr. Wood agrees to be employed as an officer of Charter Investment. During the initial term of the agreement, Mr. Wood will receive a base salary of $312,500, or such higher rate as may be determined by the Chief Executive Officer in his discretion. In addition, Mr. Wood will be eligible to receive an annual bonus to be determined by the board of directors in its discretion. Mr. Wood received a one time payment as part of his employment agreement of $250,000. Under the agreement, Mr. Wood is entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or executives of Charter Investment. Mr. Wood is also granted personal use of Charter Investment's airplane.

     Charter Investment agrees to indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Wood of his duties.

     In the event of the termination of the agreement by Charter Investment without cause or by Mr. Wood for good reason, Charter Investment will pay to Mr. Wood an amount equal to the aggregate base salary due to Mr. Wood for the remainder of the term of the agreement.

INSURANCE

     We receive insurance and workers' compensation coverage through Charter Investment. Charter Investment's insurance policies provide coverage for Charter Investment and its

     - subsidiaries, and associated, affiliated and inter-related companies,

     - majority (51% or more) owned partnerships and joint ventures,

     - interest in (or its subsidiaries' interest in) any other partnerships, joint ventures or limited liability companies,

     - interest in (or its subsidiaries' interest in) any company or organization coming under its active management or control, and

     - any entity or party required to be insured under any contract or agreement,

which may now exist, may have previously existed, or may hereafter be created or acquired.

     Charter Investment expensed approximately $5,498,000 for the six months ended June 30, 1999, approximately $603,000 for the year ended December 31, 1998, approximately $172,100 for the year ended December 31, 1997, and approximately $108,000, for the year ended December 31, 1996, relating to insurance allocations.

BUSINESS RELATIONSHIPS

     Paul G. Allen or certain affiliates of Mr. Allen, own equity interests or warrants to purchase equity interests in various entities which provide a number of our subsidiaries with services or programming. Among these entities are High Speed Access, WorldGate, Wink, ZDTV, LLC, USA Networks and Oxygen Media, Inc. These affiliates include Charter Investment and Vulcan Ventures. Mr. Allen owns 100% of the equity of Vulcan Ventures, and is the President, Chief Executive Officer and Chairman of the Board. Mr. Savoy is also a Vice President and a director of Vulcan Ventures.

     HIGH SPEED ACCESS. High Speed Access is a provider of high-speed Internet access over cable modems. In November 1998, Charter Investment entered into a systems access and investment agreement with Vulcan Ventures and High Speed Access and a related network services agreement with High Speed Access. Additionally, Vulcan Ventures and High Speed Access entered into a programming content agreement. Under these agreements, High Speed Access will have exclusive access to at least 750,000 of our homes with an installed cable drop from our cable system or which is eligible for a cable drop by virtue of our cable system passing the home. The term of the systems access and investment agreement continues until midnight of the day High Speed Access ceases to provide High Speed Access services to cable subscribers in any geographic area or region. The term of the network services agreement is, as to a particular cable system, five years from the date revenue billing commences for that cable system and, following this initial term, the network services agreement automatically renews itself on a year-to-year basis. Additionally, we can terminate our exclusivity rights, on a system-by-system basis, if High Speed Access fails to meet performance benchmarks or otherwise breaches the agreements including their commitment to provide content designated by Vulcan Ventures. The programming content agreement is effective until terminated for any breach and will automatically terminate upon the expiration of the systems access and investment agreement. During the term of the agreements, High Speed Access has agreed not to deploy WorldGate, Web TV, digital television or related products in the market areas of any committed system or in any area in which we operate a cable system. All of Charter Investment's operations take place at the subsidiary level and it is through Charter Investment that we derive our rights and obligations with respect to High Speed Access. Under the terms of the network services agreement, we split revenue with High Speed Access based on set percentages of gross revenues in each category of service. The programming content agreement provides each of Vulcan Ventures and High Speed Access with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. Operations began in the first quarter of 1999. Net receipts from High Speed Access for the six months ended June 30, 1999 were approximately $24,000.

     Concurrently with entering into these agreements, High Speed Access issued 8 million shares of Series B convertible preferred stock to Vulcan Ventures at a purchase price of $2.50 per share. Vulcan Ventures also subscribed to purchase
2.5 million shares of

Series C convertible preferred stock at a purchase price of $5.00 per share on or before November 25, 2000, and received an option to purchase an additional
2.5 million shares of Series C convertible preferred stock at a purchase price of $5.00 per share. In April 1999, Vulcan Ventures purchased the entire 5 million shares of Series C convertible preferred stock for $25 million in cash. The shares of Series B and Series C convertible preferred stock issued to Vulcan Ventures automatically converted at a price of $3.23 per share into 20.15 million shares of common stock upon completion of High Speed Access' initial public offering in June 1999. Additionally, High Speed Access granted Vulcan Ventures warrants to purchase up to 5 million shares of common stock at a purchase price of $5.00 per share. These warrants were converted to warrants to purchase up to approximately 7,739,938 shares of common stock at a purchase price of $3.23 per share upon completion of High Speed Access' initial public offering. Vulcan Ventures subsequently assigned the warrants to Charter Investment.

     In addition, Jerald L. Kent, our President and Chief Executive Officer and a director of Charter Holdings, Mr. Savoy and another individual, who performs management services for the issuers, are also directors of High Speed Access Corp.

     WORLDGATE. WorldGate is a provider of Internet access through cable television systems. On November 7, 1997, Charter Investment signed an affiliation agreement with WorldGate pursuant to which WorldGate's services will be offered to some of our customers. The term of the agreement is five years unless terminated by either party for failure of the other party to perform any of its obligations or undertakings required under the agreement. The agreement automatically renews for additional successive two year periods upon expiration of the initial five year term. All of Charter Investment's operations take place at the subsidiary level and it is through Charter Investment that we derive our rights and obligations with respect to WorldGate. Pursuant to the agreement, we have agreed to use our reasonable best efforts to deploy the WorldGate Internet access service within a portion of our cable television systems and to install the appropriate headend equipment in all of our major markets in those systems. Major markets for purposes of this agreement include those in which we have more than 25,000 customers. We incur the cost for the installation of headend equipment. In addition, we have agreed to use our reasonable best efforts to deploy such service in all non-major markets that are technically capable of providing interactive pay-per-view service, to the extent we determine that it is economically practical. When WorldGate has a telephone return path service available, we will, if economically practical, use all reasonable efforts to install the appropriate headend equipment and deploy the WorldGate service in our remaining markets. Telephone return path service is the usage of telephone lines to connect to the Internet to transmit data to receive data. We have also agreed to market the WorldGate service within our market areas. We pay a monthly subscriber access fee to WorldGate based on the number of subscribers to the WorldGate service. We have the discretion to determine what fees, if any, we will charge our subscribers for access to the WorldGate service. We started offering WorldGate service in 1998. For the six-months ended June 30, 1999, we paid to WorldGate approximately $570,000. For the year ended December 31, 1998, we paid to WorldGate approximately $276,000. We charged our subscribers approximately $76,000 for the six months ended June 30, 1999, and approximately $22,000 for the year ended December 31, 1998.

     On November 24, 1997, Charter Investment acquired 70,423 shares of WorldGate's Series B preferred stock at a purchase price of $7.10 per share. On February 3, 1999, a subsidiary of Charter Holdings acquired 90,909 shares of Series C preferred stock at a purchase price of $11.00 per share. As a result of a stock split, each share of Series B preferred stock will convert into two-thirds of a share of WorldGate's common stock, and each share of Series C preferred stock will convert into two-thirds of a share of WorldGate's common stock. Upon completion of WorldGate's initial public offering, each series of preferred stock will automatically convert into common stock.

     WINK. Wink offers an enhanced broadcasting system that adds interactivity and electronic commerce opportunities to traditional programming and advertising. Viewers can, among other things, find news, weather and sports information on-demand and order products through use of a remote control. On October 8, 1997, Charter Investment signed a cable affiliation agreement with Wink to deploy this enhanced broadcasting technology in our systems. The term of the agreement is three years. Either party has the right to terminate the agreement for the other party's failure to comply with any of its respective material obligations under the agreement. All of Charter Investment's operations take place at the subsidiary level and it is through Charter Investment that we derive our rights and obligations with respect to Wink. Pursuant to the agreement, Wink granted us the non-exclusive license to use their software to deliver the enhanced broadcasting to all of our cable systems. For the first year of the agreement, we pay a monthly license fee to Wink which is based on the number of our subscribers in our operating areas. After the first year of the agreement we pay a fixed monthly license fee to Wink regardless of the number of our subscribers in our operating areas. We also supply all server hardware required for deployment of Wink services. In addition, we agreed to promote and market the Wink service to our customers within the area of each system in which such service is being provided. We share in the revenue Wink generates from all fees collected by Wink for transactions generated by our customers. The amount of revenue shared is based on the number of transactions per month. As of June 30, 1999, no revenue or expenses have been recognized as a result of this agreement.

     On November 30, 1998, Vulcan Ventures acquired 1,162,500 shares of Wink's Series C preferred stock for approximately $9.3 million. In connection with such acquisition, Wink issued to Vulcan Ventures warrants to purchase shares of common stock. Additionally, Microsoft Corporation, of which Mr. Allen is a director, also owns an equity interest in Wink.

     ZDTV. ZDTV operates a cable television channel which broadcasts shows about technology and the Internet. Pursuant to a carriage agreement which Charter Investment intends to enter into with ZDTV, ZDTV has agreed to provide us with their programming for broadcast via our cable television systems at no cost. The term of the proposed carriage agreement, with respect to each of our cable systems, is from the date of launch of ZDTV on that cable system until April 30, 2008. The term expires on the same day for each of our cable systems, regardless of when any individual cable system launches ZDTV. All of Charter Investment's operations take place at the subsidiary level and it is through Charter Investment that we derive our rights and obligations with respect to ZDTV. The carriage agreement grants us a limited non-exclusive right to receive and to distribute ZDTV to our subscribers in digital or analog format. The carriage agreement does not grant us the right to distribute ZDTV over the Internet. We pay a monthly subscriber fee to ZDTV for the ZDTV programming based on the number of our subscribers subscribing to ZDTV. Additionally, we agreed to use commercially reasonable efforts to publicize the programming schedule of ZDTV in each of our cable systems that offers or will offer ZDTV. Upon reaching a specified threshold number of ZDTV subscribers, then, in the event ZDTV inserts any infomercials, advertorials and/or home shopping into in the ZDTV programming, we receive from ZDTV a percentage of net product revenues resulting from our distribution of these services. ZDTV may not offer its services to any other cable operator which serves the same or fewer number of subscribers at a more favorable rate or on more favorable carriage terms. As of June 30, 1999, no expenses have been recognized as a result of these agreements.

     On February 5, 1999, Vulcan Programming acquired an approximate one-third interest in ZDTV. Mr. Allen owns 100% of Vulcan Programming. Mr. Savoy is the President and a director of Vulcan Programming. The remaining approximate two-thirds interest in ZDTV is owned by Ziff-Davis Inc. Vulcan Ventures acquired approximately 3% of the interests in Ziff-Davis. The total investment made by Vulcan Programming and Vulcan Ventures was $54 million.

     USA NETWORKS. USA Networks operates USA Network and The Sci-Fi Channel, which are cable television networks. USA Networks also operates Home Shopping Network, which is a retail sales program available via cable television systems. On May 1, 1994, Charter Investment signed an affiliation agreement with USA Networks. Pursuant to this affiliation agreement, USA Networks has agreed to provide their programming for broadcast via our cable television systems. The term of the affiliation agreement is until December 30, 1999. All of Charter Investment's operations take place at the subsidiary level and it is through Charter Investment that we derive our rights and obligations with respect to USA Networks. The affiliation agreement grants us the nonexclusive right to cablecast the USA Network programming service. We pay USA Networks a monthly fee for the USA Network programming service number based on the number of subscribers in each of our systems and the number and percentage of such subscribers receiving the USA Network programming service. Additionally, we agreed to use best efforts to publicize the schedule of the USA Network programming service in the television listings and program guides which we distribute. We have paid to USA Networks for programming approximately $4,931,614 for the six months ended June 30, 1999, approximately $556,000 for the year ended December 31, 1998, approximately $204,000 for the year ended December 31, 1997, and approximately $134,000 for the year ended December 31, 1996. In addition, we received commissions from Home Shopping Network for sales generated by our customers totaling approximately $794,000 for the six months ended June 30, 1999, approximately $121,000 for the year ended December 31, 1998, approximately $62,000 for the year ended December 31, 1997, and approximately $35,000 for the year ended December 31, 1996.

     Mr. Allen and Mr. Savoy are also directors of USA Networks. As of April 1999, Mr. Allen also owned approximately 12.4%, and Mr. Savoy owned less than 1%, of the common stock of USA Networks.

     OXYGEN MEDIA, INC. Oxygen expects to begin providing content aimed at the female audience for distribution over the Internet and cable television systems. Vulcan Ventures has agreed to invest up to $100 million in Oxygen. In addition, Charter Investment has agreed to enter into a carriage agreement with Oxygen pursuant to which we intend to carry Oxygen programming content on our cable systems. As of June 30, 1999, no expenses have been recognized as a result of these agreements.

     Mr. Allen and his affiliates have, and in the future likely will make, numerous investments outside of Charter Communications Holding Company. We cannot assure you that in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, that such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates. Upon completion of the initial public offering by Charter Communications, Inc.

of its Class A common stock, Charter Communications, Inc. will have entered into an agreement with Mr. Allen governing the allocation of corporate opportunities as they arise.

     We have not instituted any formal plan or arrangement to address potential conflicts of interest.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following description is qualified in its entirety by reference to the credit facilities and related documents governing such debt.

CHARTER OPERATING CREDIT FACILITIES

     On March 18, 1999, all of our then-existing senior debt, consisting of seven separate credit facilities, was refinanced with proceeds of the sale of the original notes and proceeds of our initial senior secured credit facilities. The borrower under our initial senior secured credit facilities is Charter Operating. The initial senior secured credit facilities were arranged by Chase Securities, Inc., NationsBank Montgomery Securities LLC and TD Securities (USA) Inc. The initial senior secured credit facilities provided for borrowings of up to $2.75 billion.

     The initial senior secured credit facilities were increased on April 30, 1999 by $1.35 billion of additional senior secured credit facilities. Obligations under the credit facilities are guaranteed by Charter Operating's parent, Charter Holdings, and by Charter Operatings' subsidiaries. The obligations under the credit facilities are secured by pledges by Charter Operating of inter-company obligations and the ownership interests of Charter Operating and its subsidiaries, but are not secured by the other assets of Charter Operating or its subsidiaries. The guarantees are secured by pledges of inter-company obligations and the ownership interests of Charter Holdings in Charter Operating, but are not secured by the other assets of Charter Holdings or Charter Operating.

     The initial senior secured credit facilities of $4.1 billion consist of:

     - an eight and one-half year reducing revolving loan in the amount of $1.25 billion;

     - an eight and one-half year Tranche A term loan in the amount of $1.0 billion; and

     - a nine-year Tranche B term loan in the amount of $1.85 billion.

     The credit facilities provide for the amortization of the principal amount of the Tranche A term loan facility and the reduction of the revolving loan facility beginning on June 30, 2002 with respect to the Tranche A term loan and on March 31, 2004 with respect to the revolving credit facility, with a final maturity date of September 18, 2007. The amortization of the principal amount of the Tranche B term loan facility is substantially "back-ended," with more than ninety percent of the principal balance due in the year of maturity. The credit facilities also provide for an incremental term facility, of up to $500 million which is conditioned upon receipt of additional new commitments from lenders. If the incremental term facility becomes available, up to 50% of the borrowings under it may be repaid on terms substantially similar to that of the Tranche A term loan and the remaining portion on terms substantially similar to the Tranche B term loan. The credit facilities also contain provisions requiring mandatory loan prepayments under certain circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business.

     Interest rate margins depend upon performance measured by a "leverage ratio," or, the ratio of indebtedness to annualized operating cash flow. Annualized operating cash flow is defined as the immediately preceding quarter's operating cash flow, before management fees, multiplied by four. This leverage ratio is based on the debt of Charter Operating and its subsidiaries, exclusive of the outstanding notes and other debt for money borrowed, of Charter Holdings.

     The Charter Operating credit facilities provide Charter Operating with two interest rate options, to which a margin is added: a base rate option, generally, the "prime rate" of interest, and an interest rate option based on an interbank eurodollar rate. The Charter Operating credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     Under most circumstances, acquisitions and investments may be made without the consent of the lenders as long as our operating cash flow for the four complete quarters preceding the acquisition or investment equals or exceeds 1.75 times the sum of our cash interest expense plus any restricted payments, on a pro forma basis after giving effect to the acquisition or investment.

     The Charter Operating credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the indebtedness, in the event that either:

     (1) Mr. Allen, including his estate, heirs and certain other related entities, fails to maintain a 51% direct or indirect voting and economic interest in Charter Operating, provided that after the consummation of an initial public offering by Charter Holdings or an affiliate of Charter Holdings, the economic interest percentage may be reduced to 25%, or

     (2) a change of control occurs under the indentures governing the notes.

     The various negative covenants place limitations on our ability and the ability of our subsidiaries to, among other things, incur debt, pay dividends, incur liens, make acquisitions, investments or asset sales, or enter into transactions with affiliates. Distributions by Charter Operating under the credit facilities to Charter Holdings to pay interest on the notes are generally permitted, except during the existence of a default under such credit facilities. If the 8.250% notes are not refinanced prior to six months before their maturity date, the entire amount outstanding of the Charter Operating credit facilities will become due and payable.

RENAISSANCE NOTES

     The original Renaissance notes and new Renaissance notes were issued by Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Capital Corporation, with Renaissance Media Group LLC as the guarantor, and the United States Trust Company of New York as the trustee. Renaissance Media Group, which is the direct or indirect parent company of these issuers, is now a subsidiary of Charter Operating. The Renaissance notes and the Renaissance guarantee are unsecured, unsubordinated debt of the issuers and the guarantor, respectively. In October 1998, the issuers exchanged $163.175 million of the original issued and outstanding 10% senior discount notes due 2008 for an equivalent value of 10% senior discount notes due April 15, 2008. The form and terms of the new Renaissance notes are the same in all material respects as the form and terms of the original Renaissance notes except that the issuance of the new Renaissance notes have been registered under the Securities Act.

     There will not be any payment of interest in respect of the Renaissance notes prior to October 15, 2003. Interest on the new Renaissance notes shall be paid semi-annually in cash at a rate of 10% per annum beginning on October 15, 2003. The new Renaissance notes are redeemable at the option of the issuer, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the issuers may redeem up to 35% of the original aggregate principal amount at maturity of the new Renaissance notes with the proceeds of one or more sales of capital stock at 110% of their accreted value on the redemption date, provided that after any such redemption at least $106 million aggregate principal amount at maturity of Renaissance notes remains outstanding.

     Upon a change of control, the issuers will be required to make an offer to purchase the new Renaissance notes at a purchase price equal to 101% of their accreted value on the date of the purchase, plus accrued interest, if any. Our acquisition of Renaissance triggered this requirement. In May 1999, we made an offer to repurchase the Renaissance notes, and the holders of Renaissance, representing 30% of the total principal amount outstanding tendered their Renaissance notes for repurchase. As of June 30, 1999, $114.4 million aggregate principal amount of Renaissance notes with a carrying value of $82.6 million remains outstanding.

     The indenture contains certain covenants that restrict the ability of the issuers and their restricted subsidiaries to:

     - incur additional debt;

     - create liens;

     - engage in sale-leaseback transactions;

     - pay dividends or make contributions in respect of their capital stock;

     - redeem capital stock;

     - make investments or certain other restricted payments;

     - sell assets;

     - issue or sell stock of restricted subsidiaries;

     - enter into transactions with stockholders or affiliates; or

     - effect a consolidation or merger.

HELICON NOTES

     On November 3, 1993, The Helicon Group, L.P. and Helicon Capital Corp. jointly issued $115.0 million aggregate principal amount of 11% senior secured notes due 2003. On February 3, 1994, the issuers exchanged the original Helicon notes for an equivalent value of new Helicon notes. The form and terms of the new Helicon notes are the same as the form and terms of the corresponding original Helicon notes, except that the new Helicon notes were registered under the Securities Act of 1933 and, therefore, the new Helicon notes do not bear legends restricting their transfer.

     The Helicon notes are senior obligations of the issuers and are secured by substantially all of the cable assets, subject to a number of exceptions. The Helicon notes may be redeemed at the option of the issuers specified in whole or in part at any time at specified redemption prices plus accrued interest to the date of redemption. Notwithstanding the foregoing, at any time on or before November 1, 1996, the issuers may redeem up to 33 1/3% of the aggregate principal amount of the Helicon notes with the proceeds of one or more equity offerings within 120 days of such equity offering at a redemption price equal to 111% of the accreted value of the Helicon notes, plus accrued interest to the date of redemption. The Helicon notes were issued with original issue discount.

     The issuers are required to redeem $25 million principal amount of the Helicon notes on each of November 1, 2001 and November 1, 2002. Upon specified change of control events, the issuers are required to make an offer to purchase all of the Helicon notes at a price equal to 101% of their accreted value until November 1, 1996, and at a price equal to 101% of their principal amount thereafter, plus, in each case, accrued interest to the date of purchase. Our acquisition of Helicon triggered this obligation. We intend to repurchase the Helicon notes within 120 days of the Helicon acquisition. As of June 30, 1999, $115.0 million aggregate principal amount of the Helicon notes remains outstanding.

     The indenture governing the Helicon notes restrict, among other things, the ability of the issuers and some of their subsidiaries to:

     - incur additional debt;

     - make specified distributions;

     - redeem equity interests;

     - enter into transactions with affiliates; and

     - merge or consolidate with or sell substantially all of the assets of the issuers.

DEBT TO BE ASSUMED IN CONNECTION WITH OUR PENDING ACQUISITIONS.

RIFKIN NOTES

     The Rifkin notes were issued by Rifkin Acquisition Partners, L.L.L.P. and Rifkin Acquisition Capital Corp. as co-issuers, subsidiaries of the partnership other than Rifkin Acquisition Capital Corp. as guarantors, and Marine Midland Bank as trustee. In March 1996, the issuers exchanged $125.0 million aggregate principal amount of the originally issued and outstanding 11 1/8% senior subordinated notes due 2006 for an equivalent value of new 11 1/8% senior subordinated notes due 2006. The form and terms of the new Rifkin notes are substantially identical to the form and terms of the original Rifkin notes except that the new Rifkin notes have been registered under the Securities Act and, therefore, do not bear legends restricting the transfer thereof. Interest on the Rifkin notes accrues at the rate of 11 1/8% per annum and is payable in cash semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 1996.

     The Rifkin notes are redeemable at the issuers' option, in whole or in part, at any time on or after January 15, 2001, at 105.563% of the principal amount together with accrued and unpaid interest, if any, to the date of the redemption. This redemption premium declines over time to 100% of the principal amount, plus accrued and unpaid interest, if any, on or after 2005. In addition, at any time prior to January 15, 1999, the issuers, at their option, may redeem up to 25% of the aggregate principal amount of the Rifkin notes with the net proceeds of one or more public equity offerings or strategic equity investments in which the issuers receive proceeds of not less than $25 million, at a redemption price equal to 111 1/8% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption. Following any such redemption, the aggregate principal amount of the Rifkin notes outstanding must equal at least 75% of the aggregate principal amount of the Rifkin notes originally issued.

     Upon the occurrence of a change of control, each holder of Rifkin notes will have the right to require the issuers to purchase all or a portion of such holder's notes at 101% of the principal amount thereof, together with accrued and unpaid interest, to the date of purchase. Our acquisition of Rifkin will trigger this requirement. We intend to repurchase the Rifkin notes within 120 days of the Rifkin acquisition.

     The Rifkin notes are jointly and severally guaranteed on a senior subordinated basis by specified subsidiaries of the issuers. The guarantees of the Rifkin notes will be general unsecured obligations of the guarantors and will be subordinated in right of to all existing and future senior debt of the guarantors. As of June 30, 1999, $125.0 million aggregate principal amount of the Rifkin notes remains outstanding.

     Among other restrictions, the indentures governing the Rifkin notes contain covenants which limit the ability of the issuers and specified subsidiaries to:

     - assume additional debt and issue specified additional equity interests;

     - make restricted payments;

     - enter into transactions with affiliates;

     - incur liens;

     - make specified contributions and payments to Rifkin Acquisition Partners, L.L.L.P.;

     - transfer specified assets to subsidiaries; and

     - merge, consolidate, and transfer all or substantially all of the assets of Rifkin Acquisition Partners, L.L.L.P. to another person.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

     The original notes were issued and the new notes will be issued under three separate indentures, each dated as of March 17, 1999, among the issuers and Harris Trust and Savings Bank, as trustee. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended.

     The form and terms of the new notes are the same in all material respects to the form and terms of the original notes, except that the new notes will have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting the transfer thereof. The original notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions.

     The original notes were sold prior to our merger with Marcus Holdings. At the sale of the original notes, Marcus Holdings guaranteed the notes and issued a promissory note to Charter Holdings for certain amounts loaned by Charter Holdings to subsidiaries of Marcus Holdings. When we merged with Marcus Holdings both the guarantee and the promissory note issued automatically became, under the terms of the indentures, ineffective. Consequently, all references in the indentures and the notes to the guarantor, the guarantee or the promissory note, and all matters related thereto, including, without limitation, the pledges of any collateral are no longer applicable.

     The following description is a summary of the material provisions of the indentures. It does not restate the indentures in their entirety. We urge you to read the indentures because they, and not this description, define your rights as holders of these notes. Copies of the indentures are available as set forth under "Business -- Additional Information."

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     - are general unsecured obligations of the issuers;

     - are effectively subordinated in right of payment to all existing and future secured Indebtedness of the issuers to the extent of the value of the assets securing such Indebtedness and to all liabilities, including trade payables, of Charter Holdings' Subsidiaries, other than Charter Capital;

     - are equal in right of payment to all existing and future unsubordinated, unsecured Indebtedness of the issuers; and

     - are senior in right of payment to any future subordinated Indebtedness of the issuers.

PRINCIPAL, MATURITY AND INTEREST OF NOTES

8.250% NOTES

     The 8.250% notes are limited in aggregate principal amount to $600 million, and will be issued in denominations of $1,000 and integral multiples of $1,000. The 8.250% notes will mature on April 1, 2007.

     Interest on the 8.250% notes will accrue at the rate of 8.250% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 1999. The issuers will make each interest payment to the holders of record of these 8.250% notes on the immediately preceding March 15 and September 15.

     Interest on the 8.250% notes will accrue from the date of original issuance of the original notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

8.625% NOTES

     The 8.625% notes are limited in aggregate principal amount to $1.5 billion, and will be issued in denominations of $1,000 and integral multiples of $1,000. The 8.625% notes will mature on April 1, 2009.

     Interest on the 8.625% notes will accrue at the rate of 8.625% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 1999. The issuers will make each interest payment to the holders of record of these 8.625% notes on the immediately preceding March 15 and September 15.

     Interest on the 8.625% notes will accrue from the date of original issuance of the original notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

9.920% NOTES

     The 9.920% notes are limited in aggregate principal amount at maturity to $1.475 billion and originally were issued at an issue price of $613.94 per $1,000 principal amount at maturity, representing a yield to maturity of 9.920%, calculated on a semi-annual bond equivalent basis, calculated from March 17, 1999. The issuers will issue 9.920% notes, in denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity. The 9.920% notes will mature on April 1, 2011.

     Cash interest on the 9.920% notes will not accrue prior to April 1, 2004. Thereafter, cash interest on the 9.920% notes will accrue at a rate of 9.920% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2004. The issuers will make each interest payment to the holders of record of the 9.920% notes on the immediately preceding March 15 and September 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The 9.920% notes will accrete at a rate of 9.920% per year to an aggregate amount of $1.475 billion as of April 1, 2004. For United States federal income tax purposes, holders of the 9.920% notes will be required to include amounts in gross income in advance of the receipt of the cash payments to which the income is attributable. See "Certain Federal Tax Considerations."

RANKING

     As a holding company, Charter Holdings does not hold substantial assets other than its direct or indirect investments in and advances to its operating subsidiaries. Our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. As a result, our cash flow and our ability to meet our debt service obligations on the notes will depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, equity distributions or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on the notes. In addition, our subsidiaries' ability to make any such loans or distributions to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. Our credit facilities place limitations on the ability of our subsidiaries to pay dividends and enter into certain transactions with affiliates. Our credit facilities also contain financial covenants that could limit the payment of dividends. However distributions generally will be permitted by the credit facilities to pay interest on the notes except during the existence of a default under the credit facilities.

     Because of our holding company structure, the notes will be subordinate to all liabilities of our subsidiaries. Creditors of our subsidiaries will have the right to be paid before holders of the notes from any assets of our subsidiaries. At June 30, 1999, on a pro forma basis giving effect to our acquisitions closed since that date, all of our outstanding indebtedness, including our credit facilities, was incurred by our subsidiaries. At that date, our subsidiaries' liabilities on a pro forma basis totaled approximately $4.1 billion and all such liabilities would have ranked senior to the new notes. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise.

OPTIONAL REDEMPTION

8.250% NOTES

     The 8.250% notes are not redeemable at the issuers' option prior to maturity.

8.625% NOTES

     At any time prior to April 1, 2002, the issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the 8.625% notes on a pro rata basis or nearly as pro rata as practicable, at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

          (1) at least 65% of the aggregate principal amount of 8.625% notes remains outstanding immediately after the occurrence of such redemption excluding 8.625% notes held by Charter Holdings and its Subsidiaries; and

          (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the 8.625% notes will not be redeemable at the issuers' option prior to April 1, 2004.

     On or after April 1, 2004, the issuers may redeem all or a part of the 8.625% notes upon not less than 30 nor more than 60 days notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................   104.313%
2005........................................................   102.875%
2006........................................................   101.438%
2007 and thereafter.........................................   100.000%

9.920% NOTES

     At any time prior to April 1, 2002, the issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount at maturity of the 9.920% notes on a pro rata basis or nearly as pro rata as practicable, at a redemption price of 109.920% of the Accreted Value thereof, with the net cash proceeds of one or more Equity Offerings; provided that

          (1) at least 65% of the aggregate principal amount at maturity of 9.920% notes remains outstanding immediately after the occurrence of such redemption, excluding 9.920% notes held by Charter Holdings and its Subsidiaries; and

          (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the 9.920% notes will not be redeemable at the issuers' option prior to April 1, 2004.

     On or after April 1, 2004, the issuers may redeem all or a part of the 9.920% notes upon not less than 30 nor more than 60 days notice, at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................   104.960%
2005........................................................   103.307%
2006........................................................   101.653%
2007 and thereafter.........................................   100.000%

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     If a Change of Control occurs, each holder of notes will have the right to require the issuers to repurchase all or any part, equal to $1,000 or an integral multiple thereof, of that holder's notes pursuant to a "Change of Control offer." In the Change of Control offer, the issuers will offer a "Change of Control payment" in cash equal to

     (x) with respect to the 8.250% notes and the 8.625% notes, 101% of the aggregate principal amount thereof repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase and

     (y) with respect to the 9.920% notes, 101% of the Accreted Value plus, for any Change of Control offer occurring after the Full Accretion Date, accrued and unpaid interest, if any, on the date of purchase. Within ten days following any Change of Control, the issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on a certain date, the "Change of Control payment date," specified in such notice, pursuant to the procedures required by the indentures and described in such notice. The issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 or any successor rules, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

     On the Change of Control payment date, the issuers will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control offer;

          (2) deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by the issuers.

     The paying agent will promptly mail to each holder of notes so tendered the Change of Control payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount at maturity of $1,000 or an integral multiple thereof.

     The provisions described above that require the issuers to make a Change of Control offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indentures are applicable. Except as described above with respect to a Change of Control, the indentures do not contain provisions that permit the holders of the notes to require that the issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The issuers will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control offer made by the issuers and purchases all notes validly tendered and not withdrawn under such Change of Control offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Charter Holdings and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Charter Holdings and its Subsidiaries, taken as a whole, another Person or group may be uncertain.

ASSET SALES

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Charter Holdings or a Restricted Subsidiary of Charter Holdings receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) such fair market value is determined by Charter Holdings' board of directors and evidenced by a resolution of such board of directors set forth in an officers' certificate delivered to the trustee; and

          (3) at least 75% of the consideration therefor received by Charter Holdings or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

     For purposes of this provision, each of the following shall be deemed to be cash:

          (a) any liabilities shown on Charter Holdings' or such Restricted Subsidiary's most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Charter Holdings or such Restricted Subsidiary from further liability;

          (b) any securities, notes or other obligations received by Charter Holdings or any such Restricted Subsidiary from such transferee that are converted by Charter Holdings or such Restricted Subsidiary into cash, Cash Equivalents or readily marketable securities within 60 days after receipt thereof, to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion; and

          (c) Productive Assets.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Charter Holdings or a Restricted Subsidiary of Charter Holdings may apply such Net Proceeds at its option:

          (1) to repay debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries, other than Indebtedness represented by a guarantee of a Restricted Subsidiary of Charter Holdings; or

          (2) to invest in Productive Assets; provided that any Net Proceeds which Charter Holdings or a Restricted Subsidiary of Charter Holdings has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25.0 million, the issuers will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions requiring offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds, which amount includes the entire amount of the Net Proceeds. The offer price in any Asset Sale Offer will be payable in cash and equal to

     (x) with respect to the 8.250% notes and the 8.625% notes, 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and

     (y) with respect to the 9.925% notes, 100% of the Accreted Value thereof plus, after the Full Accretion Date, accrued and unpaid interest, if any, to the date of purchase. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Charter Holdings may use such Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the applicable trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on, or the Accreted Value ceases to increase on, as the case may be, notes or portions of them called for redemption.

CERTAIN COVENANTS

     Set forth in this section are summaries of certain covenants contained in the indentures. The covenants summarized are the following:

     - Limitations on restricted payments by Charter Holdings and its Restricted Subsidiaries. Restricted payments include

        - dividends and other distributions on equity interests,

        - purchases, redemptions on other acquisitions of equity interests, and

        - purchases, redemptions, defeasance or other acquisitions of subordinated debt.

     - Limitations on restricted investments by Charter Holdings or its Restricted Subsidiaries. Restricted investments include investments other than

        - investments in Restricted Subsidiaries, cash equivalents,

        - non-cash consideration from an asset sale made in compliance with the indenture,

        - investments with the net cash proceeds of the issuance and sale of equity interests,

        - investments in productive assets not to exceed in the $150 million,

        - other investments not exceeding $50 million in any person,

        - investments in customers and suppliers which either generate accounts receivable or are accepted in settlement of bona fide disputes, and

        - the investment in Marcus Cable Holdings, LLC.

        This covenant also limits Charter Holdings from allowing any Restricted Subsidiary from becoming an Unrestricted Subsidiary.

     - Limitations on the occurrence of Indebtedness and issuance of preferred stock generally unless the leverage ratio is not greater than 8.75 to 1.0 on a pro forma basis. This does not prohibit the incurrence of permitted debt which includes:

        - borrowings up to $3.5 billion under the credit facilities,

        - existing indebtedness,

        - capital lease obligations, mortgage financings or purchase money obligations in an aggregate amount of up to $25 million at any one time outstanding for the purchase, construction or improvement of productive assets,

        - permitted refinancing indebtedness,

        - intercompany indebtedness,

        - hedging obligations,

        - up to $300 million of additional indebtedness,

        - additional indebtedness not exceeding 200% of the net cash proceeds from the sale of equity interests to the extent not used to make restricted payments or permitted investments, and

        - the accretion or amortization of original issue discount and the write up of indebtedness in accordance with purchase accounting.

     - Prohibitions against the creation of liens except permitted liens.

     - Prohibitions against restrictions on the ability of any Restricted Subsidiary to pay dividends or make other distributions on its capital stock to Charter Holdings or any Restricted Subsidiary, make loans or advances to Charter Holdings or its Restricted Subsidiaries or transfer properties or assets to Charter Holdings or any of its Restricted Subsidiaries. This covenant, however, does not prohibit restrictions under

        - existing indebtedness,

        - the notes and the indentures,

        - applicable law,

        - the terms of indebtedness or capital stock of a person acquired by Charter Holdings or any of its Restricted Subsidiaries,

        - customary non-assignment provisions in leases,

        - purchase money obligations,

        - agreements for the sale or other disposition of a Restricted Subsidiary restricting distributions pending its sale,

        - permitted refinancing indebtedness,

        - liens securing indebtedness permitted under the indentures,

        - joint venture agreements,

        - under ordinary course contracts with customers that restrict cash, other deposits or net worth,

        - indebtedness permitted under the indentures, and

        - restrictions that are not materially more restrictive than customary provisions in comparable financings which management determines will not materially impair Charter Holdings' ability to make payments required under the notes.

     - Prohibitions against mergers, consolidations or the sale of all or substantially all of an issuer's assets unless

        - the issuer is the surviving corporation or the person formed by the merger or consolidation or acquiring the assets is organized under the law of the United States, any state or the District of Columbia,

        - such person assumes all obligations under the notes and the indentures,

        - no default or event of default exists, and

        - Charter Holdings or the person formed by the merger or consolidation or acquiring all or substantially all the assets could incur at least $1.00 of additional indebtedness under the leverage ratio or have a leverage ratio after giving effect to the transaction no greater than the leverage ratio of the issuer immediately prior to the transaction.

     - Prohibitions against transactions with affiliates, unless Charter Holdings delivers to the trustee:

             - for transactions exceeding $15.0 million a resolution approved by a majority of the board of directors certifying that the transaction complies with the covenant; and

             - for transactions exceeding $50.0 million a fairness opinion of an accounting, appraisal or investment banking firm of national standing.

               Certain transactions are not subject to the covenant including:

             - existing employment agreements and new employment agreements entered into in the ordinary course of business and consistent with past practice; and

             - management fees under agreements existing as of March 17, 1999 or after March 17, 1999 if the percentage fees are not higher than those under agreements existing on March 17, 1999.

     - Limitations on sale and leaseback transactions exceeding three years.

     - Prohibitions against consent payments to holders of notes unless paid to all consenting holders.

During any period of time that

     (a) either the 8.250% notes, the 8.625% notes or the 9.920% notes have Investment Grade Ratings from both Rating Agencies, and

     (b) no Default or Event of Default has occurred and is continuing under the applicable indenture,

Charter Holdings and its Restricted Subsidiaries will not be subject to the provisions of the indenture described under

         - "-- Incurrence of Indebtedness and Issuance of preferred stock,"

         - "-- Restricted Payments,"

         - "-- Asset Sales,"

         - "-- Sale and Leaseback Transactions,"

         - "-- Dividend and Other Payment Restrictions Affecting Subsidiaries,"

         - "-- Transactions with Affiliates,"

         - "-- Investments" and

         - clause (4) of the first paragraph of "-- Merger, Consolidation and Sale of Assets".

     If Charter Holdings and its Restricted Subsidiaries are not subject to these covenants for any period of time and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the applicable notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then Charter Holdings and its Restricted Subsidiaries will be subject again to these covenants. Compliance with the covenant with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if such covenant had been in effect during the entire period of time from the issue date.

     The new notes will not have Investment Grade Ratings from the Rating Agencies upon issuance. Consequently, the covenants listed above remain applicable to Charter Holdings and its Restricted Subsidiaries.

RESTRICTED PAYMENTS

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Charter Holdings' or any of its Restricted Subsidiaries' Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving Charter Holdings or any of its Restricted Subsidiaries, or to the direct or indirect holders of Charter Holdings' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such, other than dividends or distributions payable in Equity Interests, other than Disqualified Stock, of Charter Holdings or, in the case of Charter Holdings and its Restricted Subsidiaries, to Charter Holdings or a Restricted Subsidiary of Charter Holdings;

          (2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving Charter Holdings, any Equity Interests of Charter Holdings or any direct or indirect parent of Charter

     Holdings or any Restricted Subsidiary of Charter Holdings, other than, in the case of Charter Holdings and its Restricted Subsidiaries, any such Equity Interests owned by Charter Holdings or any Restricted Subsidiary of Charter Holdings; or

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, other than the notes, except a payment of interest or principal at the Stated Maturity thereof.

     All such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as "Restricted Payments," unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2) Charter Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of preferred stock"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Charter Holdings and each of its Restricted Subsidiaries after the date of the indentures, excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and
     (8) of the next succeeding paragraph, shall not exceed, at the date of determination, the sum of:

             (a) an amount equal to 100% of combined Consolidated EBITDA of Charter Holdings since the date of the indentures to the end of Charter Holdings' most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.2 times the combined Consolidated Interest Expense of Charter Holdings since the date of the indentures to the end of Charter Holdings' most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus

             (b) an amount equal to 100% of Capital Stock Sale Proceeds less any such Capital Stock Sale Proceeds used in connection with

                  (i) an Investment made pursuant to clause (6) of the
             definition of "Permitted Investments" or

                  (ii) the incurrence of Indebtedness pursuant to clause (10) of
             "Incurrence of Indebtedness and Issuance of preferred stock," plus

             (c) $100.0 million.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indentures;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Charter Holdings in exchange for, or out of the net proceeds of, the substantially concurrent sale, other than to a Subsidiary of Charter Holdings, of Equity Interests of Charter Holdings, other than Disqualified Stock; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Charter Holdings or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) regardless of whether a Default then exists, the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of Capital Stock of Charter Holdings to pay federal, state or local income tax liabilities that would arise solely from income of Charter Holdings or any of its Restricted Subsidiaries, as the case may be, for the relevant taxable period and attributable to them solely as a result of Charter Holdings, and any intermediate entity through which the holder owns such shares or any of their Restricted Subsidiaries being a limited liability company, partnership or similar entity for federal income tax purposes;

          (5) regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of Charter Holdings to the holders of its common Equity Interests on a pro rata basis;

          (6) the payment of any dividend on Charter Holdings preferred stock or the redemption, repurchase, retirement or other acquisition of Charter Holdings preferred stock in an amount not in excess of its aggregate liquidation value;

          (7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Charter Holdings held by any member of Charter Holdings' management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indentures; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of Charter Holdings; and

          (8) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction.

     The amount of all Restricted Payments, other than cash shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Charter Holdings or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the board of directors of Charter Holdings whose resolution with respect thereto shall be delivered to the trustee. Such board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million. Not later than the date of making any Restricted Payment, the Charter Holdings shall deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indentures.

INVESTMENTS

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) make any Restricted Investment; or

          (2) allow any Restricted Subsidiary of Charter Holdings to become an Unrestricted Subsidiary, unless, in each case:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (2) Charter Holdings would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of preferred stock."

     An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     (a) Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness, including Acquired Debt, and Charter Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock unless the Leverage Ratio would have been not greater than 8.75 to 1.0 determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

     So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Charter Holdings and its Restricted Subsidiaries of Indebtedness under the Credit Facilities; provided that the aggregate principal amount of all Indebtedness of Charter Holdings and its Restricted Subsidiaries outstanding under the Credit Facilities, after giving effect to such incurrence, does not exceed an amount equal to $3.5 billion less the aggregate amount of all Net Proceeds of Asset Sales applied by Charter Holdings or any of its Subsidiaries in the case of an Asset Sale since the date of the indentures to repay Indebtedness under the Credit Facilities, pursuant to the covenant described above under the caption "-- Asset Sales";

          (2) the incurrence by Charter Holdings and its Restricted Subsidiaries of Existing Indebtedness, other than the Credit Facilities;

          (3) the incurrence on March 17, 1999 by Charter Holdings and its Restricted Subsidiaries of Indebtedness represented by the notes;

          (4) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement, including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration, of Productive Assets of Charter Holdings or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $75 million at any time outstanding;

          (5) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness, other than intercompany Indebtedness, that was permitted by the indentures to be incurred under the first paragraph of this covenant or clauses (2) or (3) of this paragraph;

          (6) the incurrence by Charter Holdings or any of its Restricted Subsidiaries, of intercompany Indebtedness between or among Charter Holdings and any of its Wholly Owned Restricted Subsidiaries; provided, that this clause does not permit Indebtedness between Charter Holdings or any of its Restricted Subsidiaries, as creditor or debtor, as the case may be, unless otherwise permitted by the indentures; provided, further, that:

             (a) if Charter Holdings is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Charter Holdings or a Wholly Owned Restricted Subsidiary thereof, and
        (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Charter Holdings or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Charter Holdings or any of its Restricted Subsidiaries, as the case may be, that was not permitted by this clause (6);

          (7) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indentures to be outstanding;

          (8) the guarantee by Charter Holdings of Indebtedness of Charter Holdings or a Restricted Subsidiary of Charter Holdings, that was permitted to be incurred by another provision of this covenant;

          (9) the incurrence by Charter Holdings or any of its Restricted Subsidiaries, of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed $300 million;

          (10) the incurrence by Charter Holdings or any of its Restricted Subsidiaries, of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed 200% of the net cash proceeds received by Charter Holdings from the sale of its Equity Interests, other than Disqualified Stock, after the date of the indentures to the extent such net cash proceeds have not been applied to make Restricted Payments or to effect other transactions pursuant to the covenant described above under the subheading "-- Restricted Payments" or to make Permitted Investments pursuant to clause (6) of the definition thereof;

          (11) the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness

          (a) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or

          (b) is entitled to be incurred pursuant to the first paragraph of this covenant,

Charter Holdings will be permitted to classify and from time to time to reclassify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above, and in part under any one or more of the clauses listed above, to the extent that such Indebtedness satisfies the criteria for such clauses.

     (b) Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of Charter Holdings consummate a Subordinated Debt Financing or a preferred stock Financing. A "Subordinated Debt Financing" or a "preferred stock Financing", as the case may be, with respect to any Restricted Subsidiary of Charter Holdings shall mean a public offering or private placement, whether pursuant to Rule 144A under the Securities Act or otherwise, of Subordinated Notes or preferred stock, whether or not such preferred stock constitutes Disqualified Stock, as the case may be, of such Restricted Subsidiary to one or more purchasers, other than to one or more Affiliates of Charter Holdings. "Subordinated Notes" with respect to any Restricted Subsidiary of Charter Holdings shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary, including, without limitation, Indebtedness under the Credit Facilities. The foregoing limitation shall not apply to

          (i) any Indebtedness or preferred stock of any Person existing at the time such Person is merged with or into or became a Subsidiary of Charter Holdings; provided that such Indebtedness or preferred stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, Charter Holdings, and

          (ii) any Indebtedness or preferred stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or preferred stock is issued to the seller or sellers of such stock or assets; provided that such Restricted Subsidiary is not obligated to register such Indebtedness or preferred stock under the Securities Act or obligated to provide information pursuant to Rule 144A under the Securities Act.

LIENS

     Charter Holdings will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     Charter Holdings will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Charter Holdings, to:

          (1) pay dividends or make any other distributions on its Capital Stock to Charter Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Charter Holdings or any of its Restricted Subsidiaries;

          (2) make loans or advances to Charter Holdings or any of its Restricted Subsidiaries or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Charter Holdings or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) Existing Indebtedness as in effect on the date of the indentures, including, without limitation, the Credit Facilities and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indentures;

          (2) the indentures and the notes;

          (3) applicable law;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Charter Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition, except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indentures to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary of Charter Holdings that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limit the right of Charter Holdings or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant "-- Incurrence of Indebtedness and Issuance of preferred stock"; provided that such restrictions are no more restrictive than the terms contained in the Credit Facilities as in effect on March 17, 1999; and

          (13) restrictions that are not materially more restrictive than customary provisions in comparable financings and the management of Charter Holdings determines that such restrictions will not materially impair Charter Holdings' ability to make payments as required under the notes.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     Neither of the issuers may, directly or indirectly:

          (1) consolidate or merge with or into another Person, whether or not such issuer is the surviving corporation; or

          (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

             (1) either:

             (a) such issuer, is the surviving corporation; or

             (b) the Person formed by or surviving any such consolidation or merger, if other than such issuer, or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with either issuer is a limited liability company or other Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the notes;

             (2) the Person formed by or surviving any such consolidation or merger, if other than Charter Holdings, or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Charter Holdings under the notes, in the case of Charter Holdings, and the indentures pursuant to agreements reasonably satisfactory to the trustee;

             (3) immediately after such transaction no Default or Event of Default exists; and

             (4) Charter Holdings or the Person formed by or surviving any such consolidation or merger, if other than Charter Holdings, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either

                  (A) be permitted to incur at least $1.00 of additional
             Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of preferred stock" or

                  (B) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

     In addition, Charter Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Charter Holdings and any of its Wholly Owned Subsidiaries.

TRANSACTIONS WITH AFFILIATES

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to Charter Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Charter Holdings or such Restricted Subsidiary with an unrelated Person; and

          (2) Charter Holdings delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the board of directors of Charter Holdings set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the board of directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) existing employment agreement entered into by Charter Holdings or any of its Subsidiaries and any employment agreement entered into by Charter Holdings or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Charter Holdings or such Restricted Subsidiary;

          (2) transactions between or among Charter Holdings and/or its Restricted Subsidiaries;

          (3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Charter Holdings, and customary indemnification and insurance arrangements in favor of directors, regardless of affiliation with Charter Holdings, or any of its Restricted Subsidiaries;

          (4) payment of management fees pursuant to management agreements either

             (A) existing on March 17, 1999 or

             (B) entered into after March 17, 1999,

        to the extent that such management agreements provide for percentage fees no higher than the percentage fees existing under the management agreements existing on March 17, 1999;

          (5) Restricted Payments that are permitted by the provisions of the indentures described above under the caption "-- Restricted Payments"; and

          (6) Permitted Investments.

SALE AND LEASEBACK TRANSACTIONS

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Charter Holdings may enter into a sale and leaseback transaction if:

          (1) Charter Holdings could have

             (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of preferred stock" and

             (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens"; and

          (2) the transfer of assets in that sale and leaseback transaction is permitted by, and Charter Holdings applies the proceeds of such transaction in compliance with, the covenant described above under the caption
     "-- Asset Sales."

     The foregoing restrictions do not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, of not in excess of three years.

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     Charter Holdings will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Charter Holdings, except in respect of the Credit Facilities (the "Guaranteed Indebtedness") unless

     (1) such Restricted Subsidiary of Charter Holdings simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a "Subsidiary Guarantee") of the payment of the notes by such Restricted Subsidiary, and

     (2) until one year after all the notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Charter Holdings or any other Restricted Subsidiary of Charter Holdings as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

PAYMENTS FOR CONSENT

     Charter Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indentures or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, Charter Holdings will furnish to the holders of notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if Charter Holdings were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and, with respect to the annual information only, a report on the annual financial statements by Charter Holdings' independent public accountants; and

          (2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if Charter Holdings were required to file such reports.

     If Charter Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Charter Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Charter Holdings.

     In addition, whether or not required by the Securities and Exchange Commission, Charter Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations, unless the Securities and Exchange Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on the notes;

          (2) default in payment when due of the principal of or premium, if any, on the notes;

          (3) failure by Charter Holdings or any of its Restricted Subsidiaries, to comply with the provisions described under the captions "-- Change of Control" or "-- Merger, Consolidation, or Sale of Assets";

          (4) failure by Charter Holdings or any of its Restricted Subsidiaries, for 30 days after written notice thereof has been given to Charter Holdings by the trustee or to Charter Holdings and the trustee by holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of their other covenants or agreements in the indentures;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Charter Holdings or any of its Restricted Subsidiaries, or the payment of which is guaranteed by Charter Holdings or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indentures, if that default:

             (a) is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

          (6) failure by Charter Holdings or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100.0 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days; and

          (7) Charter Holdings or any of its Significant Subsidiaries pursuant to or within the meaning of bankruptcy law:

             (a) commences a voluntary case,

             (b) consents to the entry of an order for relief against it in an involuntary case,

             (c) consents to the appointment of a custodian of it or for all or substantially all of its property, or

             (d) makes a general assignment for the benefit of its creditors; or

          (8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

             (a) is for relief against Charter Holdings or any of its Significant Subsidiaries in an involuntary case;

             (b) appoints a custodian of Charter Holdings or any of its Significant Subsidiaries or for all or substantially all of the property of Charter Holdings or any of its Significant Subsidiaries; or

             (c) orders the liquidation of Charter Holdings or any of its Significant Subsidiaries;

     and the order or decree remains unstayed and in effect for 60 consecutive days.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Charter Holdings, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes of each series may declare their respective notes to be due and payable immediately.

     Holders of the notes may not enforce the indentures or the notes except as provided in the indentures. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes of each series may direct the trustee in its exercise of any trust or power with respect to that series. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding of each series by notice to the trustee may on behalf of the holders of all of the notes of such series waive any existing Default or Event of Default and its consequences under the indentures except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     Charter Holdings will be required to deliver to the trustee annually a statement regarding compliance with the indentures. Upon becoming aware of any Default or Event of Default, Charter Holdings will be required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS AND
STOCKHOLDERS

     No director, officer, employee, incorporator, member or stockholder of Charter Holdings, as such, shall have any liability for any obligations of Charter Holdings under the notes, the indentures, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Charter Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the Accreted Value or principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

          (2) Charter Holdings' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Charter Holdings' obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indentures.

     In addition, Charter Holdings may, at its option and at any time, elect to have the obligations of Charter Holdings released with respect to certain covenants that are described in the indentures ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Charter Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Charter Holdings must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Charter Holdings shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

             (a) Charter Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or

             (b) since the date of the indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Charter Holdings shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing either:

             (a) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or

             (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indentures, to which Charter Holdings or any of its Restricted Subsidiaries is a party or by which Charter Holdings or any of its Restricted Subsidiaries is bound;

          (6) Charter Holdings must have delivered to the trustee an opinion of counsel to the effect that after the 91st day assuming no intervening bankruptcy, that no holder is an insider of Charter Holdings following the deposit and that such deposit would not be deemed by a court of competent jurisdiction a transfer for the benefit of either issuer in its capacity as such, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) Charter Holdings must deliver to the trustee an officers' certificate stating that the deposit was not made by Charter Holdings with the intent of preferring the holders of notes over the other creditors of Charter Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Charter Holdings or others; and

          (8) Charter Holdings must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

     Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation

     (a) have become due and payable or

     (b) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the issuers.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided below, the indentures or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding notes of each series. This includes consents obtained in connection with a purchase of notes, a tender offer for notes, or an exchange offer for notes. Any existing Default or compliance with any provision of the indentures or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes of each series. This includes consents obtained in connection with a purchase of notes, a tender offer for notes, or an exchange offer for notes. Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the payment provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of holders";

          (3) reduce the rate of or extend the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indentures relating to waivers of past Defaults or the rights of holders of notes to receive payments of Accreted Value or principal of, or premium, if any, or interest on the notes;

          (7) waive a redemption payment with respect to any note, other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders";

          (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, Charter Holdings and the trustee may amend or supplement the indentures or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of Charter Holdings' obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Charter Holdings' assets;

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indentures of any such holder; or

          (5) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indentures under the Trust Indenture Act or otherwise as necessary to comply with applicable law.

GOVERNING LAW

     The indentures and the notes will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Charter Holdings, the indentures limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indentures provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indentures without charge by writing to Charter Investment, Inc., 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will initially be issued in the form of global securities held in book-entry form. The notes will be deposited with the trustee as custodian for the Depository Trust Company, and the Depository Trust Company or its nominee will initially be the sole registered holder of the notes for all purposes under the indentures. Unless it is exchanged in whole or in part for debt securities in definitive form as described below, a global security may not be transferred. However, transfers of the whole security between the Depository Trust Company and its nominee or their respective successors are permitted.

     Upon the issuance of a global security, the Depository Trust Company or its nominee will credit on its internal system the principal amount at maturity of the individual beneficial interest represented by the global security acquired by the persons in this offering. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the Depository Trust Company or persons that hold interests through participants. Ownership of beneficial interests will be shown on, and the transfer of that the Depository Trust Company or its nominee relating to interests of participants and the records of participants relating to interests of persons other than participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     Principal and interest payments on global securities registered in the name of the Depository Trust Company's nominee will be made in immediate available funds to the Depository Trust Company's nominee as the registered owner of the global securities. The issuers and the trustee will treat the Depository Trust Company's nominee as the owner of the global securities for all other purposes as well. Accordingly, the issuers, the trustee, any paying agent and the initial purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is the Depository Trust Company's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of the Depository Trust Company, the issuers, the trustee or the initial purchasers.

     So long as the Depository Trust Company or its nominee is the registered owner or holder of the global security, the Depository Trust Company or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

     (1) receiving payment on the notes;

     (2) receiving notices; and

     (3) for all other purposes under the indentures and the notes.

Beneficial interests in the notes will be evidenced only by, and transfers of the notes will be effected only through, records maintained by the Depository Trust Company and its participants.

     Except as described above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the indentures. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the Depository Trust Company. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. Under existing industry practices, if the issuers request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the indentures, the Depository Trust Company would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depository Trust Company has advised the issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account with the Depository Trust Company interests in the global security are credited. Further, the Depository Trust Company will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction.

     Although the Depository Trust Company has agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants of the Depository Trust Company, it is under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of the issuers, the trustee, any agent of the issuers or the initial purchasers will have any responsibility for the performance by the Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     The Depository Trust Company has provided the following information to us. The Depository Trust Company is a:

     (1) limited-purpose trust company organized under the New York Banking Law;

     (2) a banking organization within the meaning of the New York Banking Law;

     (3) a member of the United States Federal Reserve System;

     (4) a clearing corporation within the meaning of the New York Uniform Commercial Code; and

     (5) a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

CERTIFICATED NOTES

     Notes represented by a global security are exchangeable for certificated notes only if:

     (1) the Depository Trust Company notifies the issuers that it is unwilling or unable to continue as depository or if the Depository Trust Company ceases to be a registered clearing agency, and a successor depository is not appointed by the issuers within 90 days;

     (2) the issuers determine not to require all of the notes to be represented by a global security and notifies the trustee of its decision; or

     (3) an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the notes represented by the global security has occurred and is continuing.

     Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in the names as the Depository Trust Company or its nominee may direct. However, a global security is only exchangeable for a global security of like denomination to be registered in the name of the Depository Trust Company or its nominee. If a global security becomes exchangeable for certificated notes:

     (1) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000;

     (2) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of the issuers maintained for these purposes; and

     (3) no service charge will be made for any issuance of the certificated notes, although the issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACCRETED VALUE" is defined to mean, for any Specific Date, the amount calculated pursuant to (1), (2), (3) or (4) for each $1,000 of principal amount at maturity of the 9.920% notes:

          (1) if the Specified Date occurs on one or more of the following dates, each a "Semi-Annual Accrual Date", the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL
ACCRUAL DATE                                       ACCRETED VALUE
------------                                       --------------
March 17, 1999...................................    $  613.94
October 1, 1999..................................       646.88
April 1, 2000....................................       678.96
October 1, 2000..................................       712.64
April 1, 2001....................................       747.99
October 1, 2001..................................       785.09
April 1, 2002....................................       824.03
October 1, 2002..................................       864.90
April 1, 2003....................................       907.80
October 1, 2003..................................       952.82
April 1, 2004....................................    $1,000.00

          (2) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of

             (a) $613.94 and

             (b) an amount equal to the product of

                  (x) the Accreted Value for the first Semi-Annual Accrual Date less $613.94 multiplied by

                  (y) a fraction, the numerator of which is the number of days from March 17, 1999 to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from March 17, 1999 to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (3) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of

             (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and

             (b) an amount equal to the product of

                  (1) the Accreted Value for the immediately following
             Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by

                  (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (4) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "ACQUIRED DEBT" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "AFFILIATE TRANSACTION" is set forth above under the caption "-- Certain Covenants -- Transaction with Affiliates."

     "ASSET ACQUISITION" means

     (a) an Investment by Charter Holdings or any of its Restricted Subsidiaries, in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Charter Holdings or any of its Restricted Subsidiaries, or shall be merged with or into Charter Holdings or any of its Restricted Subsidiaries, or

     (b) the acquisition by Charter Holdings or any of its Restricted Subsidiaries, of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "ASSET SALE" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Charter Holdings and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indentures described above under the caption "-- Change of Control" and/or the provisions described above under the caption
     "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests by any of Charter Holdings' Restricted Subsidiaries or the sale of Equity Interests in any of Charter Holdings' Restricted Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that:

             (a) involves assets having a fair market value of less than $100 million; or

             (b) results in net proceeds to Charter Holdings and its Restricted Subsidiaries of less than $100 million;

          (2) a transfer of assets between or among Charter Holdings and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of Charter Holdings to Charter Holdings or to another Wholly Owned Restricted Subsidiary of Charter Holdings;

          (4) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" and a Restricted Investment that is permitted by the covenant described above under the caption "-- Investments"; and

          (5) the incurrence of Permitted Liens and the disposition of assets related to such Permitted Liens by the secured party pursuant to a foreclosure.

     "ASSET SALE OFFER" means a situation in which the issuers commence an offer to all holders to purchase notes pursuant to Section 4.11 of the indentures.

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person," as such term is used in Section 13(d)(3) of the Exchange Act, such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

     "CABLE RELATED BUSINESS" means the business of owning cable television systems and businesses ancillary, complementary and related thereto.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

          (4) any other interest, other than any debt obligation, or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CAPITAL STOCK SALE PROCEEDS" means the aggregate net cash proceeds, including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm, received by Charter Holdings since the date of the indentures

          (x) as a contribution to the common equity capital or from the issue or sale of Equity Interests of Charter Holdings, other than Disqualified Stock, or

          (y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Charter Holdings that have been converted into or exchanged for such Equity Interests, other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of Charter Holdings.

     "CASH EQUIVALENTS" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of not more than twelve months from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having a rating of at least "P-1" from Moody's or at least "A-1" from S&P and in each case maturing within twelve months after the date of acquisition;

          (6) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least "Aaa" or "P-1" by Moody's or "AAA" or "A-1" by S&P;

          (7) auction-rate preferred stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least "Aaa" by Moody's or "AAA" by S&P;

          (8) securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least "A" by Moody's or S&P; and

          (9) money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through
     (8) of this definition.

     "CHANGE OF CONTROL" means the occurrence of any of the following:

          (1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Charter Holdings and its Subsidiaries, taken as a whole, to any "person," as such term is used in
     Section 13(d)(3) of the Exchange Act, other than Paul G. Allen or a Related Party of Mr. Allen;

          (2) the adoption of a plan relating to the liquidation or dissolution of Charter Holdings;

          (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person," as defined above, other than Paul G. Allen and Related Parties and any entity formed for the purpose of owning Capital Stock of Charter Holdings, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Charter Holdings, measured by voting power rather than number of shares, unless Paul G. Allen or a Related Party Beneficially Owns, directly or indirectly a greater percentage of Voting Stock of Charter Holdings, measured by voting power rather than the number of shares, than such person;

          (4) after Charter Holdings' initial public offering, the first day on which a majority of the members of the board of directors of Charter Holdings are not Continuing Directors; or

          (5) Charter Holdings consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Charter Holdings, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Charter Holdings is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Charter Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock, other than Disqualified Stock, of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

     "CONSOLIDATED EBITDA" means with respect to any Person, for any period, the net income of such Person and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income:

          (1) Consolidated Interest Expense;

          (2) income taxes;

          (3) depreciation expense;

          (4) amortization expense;

          (5) all other non-cash items, extraordinary items, nonrecurring and unusual items and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income, all as determined on a consolidated basis for Charter Holdings and its Restricted Subsidiaries in conformity with GAAP;

          (6) amounts actually paid during such period pursuant to a deferred compensation plan; and

          (7) for purposes of the covenant "-- Incurrence of Indebtedness and Issuance of preferred stock" only, Management Fees;

provided that Consolidated EBITDA shall not include:

             (x) the net income, or net loss, of any Person that is not a Restricted Subsidiary ("Other Person"), except

                  (I) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period and

                  (II) with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

             (y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the covenant described under the subheading "Certain Covenants -- Restricted Payments," and in such case, except to the extent includable pursuant to clause (x) above, the net income or net loss, of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

             (z) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, other than any agreement or instrument evidencing Indebtedness or preferred stock outstanding on the date of the indenture or incurred or issued thereafter in compliance with the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of preferred stock;" provided that

                  (a) the terms of any such agreement restricting the
             declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment, beyond any applicable period of grace, contained in such agreement or instrument, and

                  (b) such terms are determined by such Person to be customary in comparable financings and such restrictions are determined by the issuers not to materially affect the issuers' ability to make principal or interest payments on the notes when due.

     "CONSOLIDATED INDEBTEDNESS" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

          (1) the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

          (2) the total amount of Indebtedness of any other Person, that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

          (3) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, without duplication, the sum of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; and

          (2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and

          (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof, but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof, in each case, on a consolidated basis and in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the board of directors of Charter Holdings who:

          (1) was a member of such board of directors on the date of the indentures; or

          (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or whose election or appointment was previously so approved.

     "COVENANT DEFEASANCE" is set forth above under the caption "-- Legal Defeasance and Covenant Defeasance."

     "CREDIT FACILITIES" means, with respect to Charter Holdings, and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "DISPOSITION" means, with respect to any Person, any merger, consolidation or other business combination involving such Person, whether or not such Person is the Surviving

Person, or the sale, assignment, or transfer, lease conveyance or other disposition of all or substantially all of such Person's assets or Capital Stock.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Charter Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Charter Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments."

     "EVENTS OF DEFAULT" are set forth above under the caption "-- Events of Default and Remedies."

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

     "EQUITY OFFERING" means any private or underwritten public offering of Qualified Capital Stock of Charter Holdings which the gross proceeds to Charter Holdings are at least $25 million.

     "EXCESS PROCEEDS" means any Net Proceeds from Asset Sales that are not applied to repay debt under the Credit Facilities or other Indebtedness or invested in Productive Assets, in accordance with the indenture.

     "EXISTING INDEBTEDNESS" means Indebtedness of Charter Holdings and its Restricted Subsidiaries in existence on the date of the indentures, until such amounts are repaid.

     "FULL ACCRETION DATE" means April 1, 2004, the first date on which the Accreted Value of the 9.920% notes has accreted to an amount equal to the principal amount at maturity of the 9.920% notes.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on March 17, 1999.

     "GUARANTEE" or "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.

     "GUARANTEED INDEBTEDNESS" is set forth above under the caption "-- Certain Covenants -- Limitations on Issuances of Guarantees of Indebtedness."

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          (2) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

          (3) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

     "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof;

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations;

          (5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6) representing the notional amount of any Hedging Obligations,

if and to the extent any of the preceding items, other than letters of credit and Hedging Obligations, would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person, and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "INVESTMENT GRADE RATING" means a rating equal to or higher than Baa3, or the equivalent, by Moody's and BBB-, or the equivalent, by S&P.

     "LEGAL DEFEASANCE" is set forth above under the caption "-- Legal Defeasance and Covenant Defeasance."

     "LEVERAGE RATIO" means, as of any date, the ratio of:

          (1) the Consolidated Indebtedness of Charter Holdings on such date to

          (2) the aggregate amount of combined Consolidated EBITDA for Charter Holdings for the most recently ended fiscal quarter for which internal financial statements are available multiplied by four (the "Reference Period").

     In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to

          (1) the issuance of the notes;

          (2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock or other preferred stock of a Restricted Subsidiary, and the application of the proceeds therefrom, giving rise to the need to make such calculation and any incurrence or issuance, and the application of the proceeds therefrom, or repayment of other Indebtedness or Disqualified Stock or other preferred stock or a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence, and the application of the proceeds thereof, or the repayment, as the case may be, occurred on the first day of the Reference Period;

          (3) any Dispositions or Asset Acquisitions, including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries, including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition, incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or preferred stock, made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition, Asset Acquisition, including the incurrence, assumption or liability for any such Indebtedness Disqualified Stock or preferred stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the Securities and Exchange Commission, had occurred on the first day of the Reference Period.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

     "MANAGEMENT FEES" means the fee payable to Charter Investment pursuant to the management agreement between Charter Investment and Charter Operating, as such agreement exists on March 17, 1999, including any amendment or replacement thereof, provided that any such amendment or replacement is not more disadvantageous to the holders of the notes in any material respect from such management agreement existing on March 17, 1999.

     "MOODY'S" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "NET PROCEEDS" means the aggregate cash proceeds received by Charter Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof, including amounts distributable in respect of owners', partners' or members' tax liabilities resulting from such sale, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

     "NON-RECOURSE DEBT" means Indebtedness:

          (1) as to which neither Charter Holdings nor any of its Restricted Subsidiaries

             (a) provides credit support of any kind, including any undertaking, agreement or instrument that would constitute Indebtedness,

             (b) is directly or indirectly liable as a guarantor or otherwise, or

             (c) constitutes the lender;

          (2) no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit upon notice, lapse of time or both any holder of any other Indebtedness, other than the notes, of Charter Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Charter Holdings or any of its Restricted Subsidiaries.

     "PAYMENT DEFAULT" is set forth above under the caption "-- Events of Default and Remedies."

     "PERMITTED DEBT" is set forth above under the caption "-- Certain Covenants -- Incurrence of indebtedness and Issuance of preferred stock."

     "PERMITTED INVESTMENTS" means:

          (1) any Investment by Charter Holdings in a Restricted Subsidiary of Charter Holdings, or any Investment by a Restricted Subsidiary of Charter Holdings in Charter Holdings;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by Charter Holdings or any Restricted Subsidiary of Charter Holdings in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of Charter Holdings; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Charter Holdings or a Restricted Subsidiary of Charter Holdings;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) Investment made out of the net cash proceeds of the issue and sale, other than to a Subsidiary of Charter Holdings, of Equity Interests, other than Disqualified Stock, of Charter Holdings to the extent that

             (a) such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described above under the subheading "-- Restricted Payments," or

             (b) such net cash proceeds have not been used to incur Indebtedness pursuant to clause (10) of the covenant described above under the subheading "-- Incurrence of Indebtedness and Issuance of preferred stock";

          (6) Investments in Productive Assets having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes is value, when taken together with all other Investments made pursuant to this clause (6) since March 17, 1999, not to exceed $150 million; provided that either Charter Holdings or any of its Restricted Subsidiaries, after giving effect to such Investments, will own at least 20% of the Voting Stock of such Person;

          (7) other Investments in any Person having an aggregate fair market value, measured on the date each such Investment was made and without giving effect to subsequent changes in value, when taken together with all other Investments made pursuant to this clause (7) since the date of the indentures, not to exceed $50 million;

          (8) Investments in customers and suppliers in the ordinary course of business which either

             (A) generate accounts receivable, or

             (B) are accepted in settlement of bona fide disputes; and

          (9) Charter Holdings' investment in Marcus Cable Holdings, LLC, as outstanding on March 17, 1999.

     "PERMITTED LIENS" means:

          (1) Liens on the assets of Charter Holdings securing Indebtedness and other Obligations under clause (1) of the covenant "-- Incurrence of Indebtedness and Issuance of preferred stock";

          (2) Liens in favor of Charter Holdings and Liens on the assets of any Restricted Subsidiary of Charter Holdings in favor of any other Restricted Subsidiary of Charter Holdings;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Charter Holdings; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Charter Holdings;

          (4) Liens on property existing at the time of acquisition thereof by Charter Holdings; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) purchase money mortgages or other purchase money liens, including without limitation any Capitalized Lease Obligations, incurred by Charter Holdings upon any fixed or capital assets acquired after March 17, 1999 or purchase money mortgages, including without limitation Capitalized Lease Obligations, on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

             (a) such mortgage or lien does not extend to or cover any of the assets of Charter Holdings, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds, including insurance proceeds, products, rents and profits thereof, and

             (b) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges, costs and expenses, including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration, and incurred in connection therewith, or the obligation under such Capitalized Lease Obligation, only;

          (7) Liens existing on the date of the indentures, other than in connection with the Credit Facilities;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (9) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (10) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (11) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers' acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

          (12) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Charter Holdings or any of its Restricted Subsidiaries;

          (13) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

          (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

          (15) Liens arising from the rendering of a final judgment or order against Charter Holdings or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

          (16) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect Charter Holdings or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (18) Liens consisting of any interest or title of licensor in the property subject to a license;

          (19) Liens on the Capital Stock of Unrestricted Subsidiaries;

          (20) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

          (21) Liens incurred in the ordinary course of business of Charter Holdings, with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

          (22) Liens in favor of the trustee arising under the provisions in the indentures under the subheading "-- Compensation and Indemnity"; and

          (23) Liens in favor of the trustee for its benefit and the benefit of holders of the notes, as their respective interests appear.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Charter Holdings or any of its Restricted Subsidiaries, issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Charter Holdings or any of its Restricted Subsidiaries, other than intercompany Indebtedness, provided that unless permitted otherwise by the indentures, no Indebtedness of Charter Holdings or any of its Restricted Subsidiaries may be issued in exchange for, or the net proceeds of are used to extend, refinance, renew, replace, defease or refund Indebtedness of Charter Holdings or any of its Restricted Subsidiaries; provided, further, that:

          (1) the principal amount, or accreted value, if applicable, of such Permitted Refinancing Indebtedness does not exceed the principal amount of, or accreted value, if applicable, plus accrued interest and premium, if any, on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Charter Holdings or by any of its Restricted Subsidiaries who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PERSON" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "PRODUCTIVE ASSETS" means assets, including assets of a referent Person owned directly or indirectly through ownership of Capital Stock, of a kind used or useful in the Cable Related Business.

     "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Stock.

     "RATING AGENCIES" means Moody's and S&P.

     "RELATED PARTY" means:

          (1) the spouse or an immediate family member, estate or heir of Mr. Allen; or

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Mr. Allen and/or such other Persons referred to in the immediately preceding clause
     (1).

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED PAYMENTS" are set forth above under the caption "-- Certain Covenants -- Restricted Payments."

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary of Charter Holdings which is a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on March 17, 1999, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBORDINATED DEBT FINANCING" means, with respect to any restricted subsidiary of Charter Holdings or the guarantor, a public offering or private placement, whether pursuant to Rule 144A under the Securities Act or otherwise, of subordinated notes or preferred stock, whether or not such preferred stock constitutes disqualified stock, as the case may be, of such restricted subsidiary to one or more purchasers, other than to one or more affiliates of Charter Holdings or the guarantor.

     "SUBORDINATED NOTES" are set forth above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of preferred stock."

     "SUBSIDIARY" means, with respect to any Person:

          (1) any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person, or a combination thereof, and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also has the right to control the management of such entity pursuant to contract or otherwise; and

          (2) any partnership

             (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

             (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person, or any combination thereof.

     "SUBSIDIARY GUARANTEE" is set forth above under the caption "-- Certain Covenants -- Limitations on Issuances of Guarantees of Indebtedness."

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Charter Holdings that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Charter Holdings or any Restricted Subsidiary of Charter Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Charter Holdings or any Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Charter Holdings unless such terms constitute Investments permitted by the covenant described above under the heading
     "-- Investments";

          (3) is a Person with respect to which neither Charter Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation

             (a) to subscribe for additional Equity Interests or

             (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Charter Holdings or any of its Restricted Subsidiaries; and

          (5) has at least one director on its board of directors that is not a director or executive officer of Charter Holdings or any of its Restricted Subsidiaries or has at least one executive officer that is not a director or executive officer of Charter Holdings or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Charter Holdings as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Investments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indentures and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Charter Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of preferred stock," Charter Holdings shall be in default of such covenant. The board of directors of Charter Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Charter Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

          (1) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of preferred stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

          (2) no Default or Event of Default would be in existence following such designation.

     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying

             (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

             (b) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following sets forth the opinion of Paul, Hastings, Janofsky & Walker LLP, our legal counsel, as to the material United States federal income tax consequences of

     (1) the exchange offer relevant to U.S. holders, and

     (2) the ownership and disposition of the new notes relevant to U.S. holders and, in certain circumstances, non-U.S. holders.

     The following deals only with notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended. The following does not address special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding notes as part of a hedging or conversion transaction, a straddle or a constructive sale. Furthermore, the following is based upon the provisions of the Internal Revenue Code and regulations, rulings and judicial decisions promulgated under the Internal Revenue Code and judicial decisions as of the date hereof. Such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     We have not sought, and will not seek, any rulings from the IRS with respect to the positions discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange offer and ownership or disposition of the original notes or new notes, or that any such position would not be sustained.

     As used herein, a "United States person" is

     (1) a citizen or resident of the U.S.,

     (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof,

     (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source,

     (4) a trust if

          (A) a United States court is able to exercise primary supervision over the administration of the trust, and

          (B) one or more United States persons have the authority to control all substantial decisions of the trust,

     (5) a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Internal Revenue Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Internal Revenue Code, and

     (6) any person otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income.

     A U.S. holder is a beneficial owner of a note who is a United States person. A non-U.S. holder is a beneficial owner of a note that is not a U.S. holder.

THE EXCHANGE OFFER

     Pursuant to the exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered with the Securities and Exchange Commission and therefore will not be subject to transfer restrictions. The exchange pursuant to the exchange offer as described above will not result in a taxable event. Accordingly,

     (1) no gain or loss will be realized by a U.S. holder upon receipt of a new note,

     (2) the holding period of the new note will include the holding period of the original note exchanged therefor and

     (3) the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

PAYMENTS OF INTEREST ON THE 8.250% NOTES AND THE 8.625% NOTES.

     Interest on the 8.250% notes and the 8.625% notes, as the case may be, will be taxable to a U.S. holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. holder's regular method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT ON THE 9.920% NOTES

     The 9.920% notes will be issued with original issue discount. Such notes will be issued with original issue discount because they will be issued at an issue price which is substantially less than their stated principal amount at maturity, and because interest on such notes will not be payable until October 1, 2004. Each U.S. holder will be required to include in income in each year, in advance of receipt of cash payments on such notes to which such income is attributable, original issue discount income as described below.

     The amount of original issue discount with respect to the 9.920% notes will be equal to the excess of

     (1) the note's "stated redemption price at maturity," over

     (2) its "issue price."

     The issue price of the 9.920% notes will be equal to the price to the public at which a substantial amount of such notes is initially sold for money, excluding any sales to a bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler. The stated redemption price at maturity of such a note is the total of all payments provided by the 9.920% notes, including stated interest payments.

     A U.S. holder of such a note is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such original issue discount for all days during the taxable year on which the holder holds such note. The daily portions of original issue discount required to be included in such holder's gross income in a taxable year will be determined on a constant yield basis. A pro rata portion of the original issue discount on such note which is attributable to the "accrual period" in which such day is included will be allocated to each day during the taxable year in which the holder holds the 9.920% notes. Accrual periods with respect to such a note may be of any length and may vary in length over the term of the 9.920% notes as long as

     (1) no accrual period is longer than one year, and

     (2) each scheduled payment of interest or principal on such note occurs on either the first or final day of an accrual period.

     The amount of original issue discount attributable to each accrual period will be equal to the product of

     (1) the "adjusted issue price" at the beginning of such accrual period, and

     (2) the "yield to maturity" of the instrument, stated in a manner appropriately taking into account the length of the accrual period.

     The yield to maturity is the discount rate that, when used in computing the present value of all payments to be made under the 9.920% notes, produces an amount equal to the issue price of such notes. The adjusted issue price of such a note at the beginning of an accrual period is generally defined as the issue price of such note plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less any cash payments made on the 9.920% notes. Accordingly, a U.S. holder of such a note will be required to include original issue discount in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such income. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of a 9.920%
note is the difference between

     (A) the amount payable at the maturity of such note, and

     (B) such note's adjusted issue price as of the beginning of the final accrual period.

     Payments on the 9.920% notes, including principal and stated interest payments, are not separately included in a U.S. holder's income. Such payments are treated first as payments of accrued original issue discount to the extent of such accrued original issue discount and the excess as payments of principal, which reduce the U.S. holder's adjusted tax basis in such notes.

EFFECT OF MANDATORY AND OPTIONAL REDEMPTION ON ORIGINAL ISSUE DISCOUNT

     In the event of a change of control, we will be required to offer to redeem all of the notes, at redemption prices specified elsewhere in this prospectus. If we receive net proceeds from one or more equity offerings, we may, at our option, use all or a portion of such net proceeds to redeem in the aggregate up to 35% of the aggregate principal amount at maturity of the 8.625% notes and up to 35% of the aggregate principal amount at maturity of the 9.920% notes, provided that at least 65% of the aggregate principal amount of the 8.625% notes and of the aggregate principal amount at maturity of the 9.920% notes remain outstanding after each such redemption. Computation of the yield and maturity of the notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of March 17, 1999, the stated payment schedule of the notes, that does not reflect the change of control event or equity offering event, is significantly more likely than not to occur. We have determined that, based on all of the facts and circumstances as of the issue date, it is significantly more likely than not that the notes will be paid according to their stated schedule.

     We may redeem the 8.625% notes and the 9.920% notes, in whole or in part, at any time on or after April 1, 2004, at redemption prices specified plus accrued and unpaid stated interest, if any, on the notes so redeemed but excluding the date of redemption. The United States Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under United States Treasury Regulations, solely for the purposes of the accrual of original issue discount, it is assumed that an issuer will exercise any option to redeem a debt instrument if such exercise would lower the yield to maturity of the debt instrument. We will not be presumed to redeem the notes prior to their stated maturity under these rules because the exercise of such options would not lower the yield to maturity of the notes.

     U.S. holders may wish to consult their own tax advisors regarding the treatment of such contingencies.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder will recognize gain or loss in an amount equal to the difference between

     (1) the amount of cash and the fair market value of other property received in the exchange, and

     (2) the holder's adjusted tax basis in such note.

     Amounts attributable to accrued but unpaid interest on the 8.250% notes and the 8.625% notes will be treated as ordinary interest income. A holder's adjusted tax basis in a note will equal the purchase price paid by such holder for the note increased by the amount of any market discount, and in the case of a 9.920% note by any original issue discount previously included in income by such holder with respect to such note, and decreased by the amount of any amortized bond premium applied to reduce interest on the notes, and in the case of a 9.920% note by any payments received on such note.

     Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement, or other taxable disposition, the note has been held for more than 12 months. The maximum rate of tax on long-term capital gains with respect to notes held by an individual currently is 20%. The deductibility of capital losses is subject to certain limitations.

MARKET DISCOUNT

     A holder receives a "market discount" when it

             (1) purchases an 8.250% note or an 8.625% note for an amount below the issue price, or

             (2) purchases a 9.920% note for an amount below the adjusted issue price on the date of purchase, as determined in accordance with the original issue discount rules above.

     Under the market discount rules, a U.S. holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such notes.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue such discount on a constant interest rate method. A U.S. holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest rate method. If this election is made, the holder's basis in the note will be increased to reflect the amount of income recognized and the rules described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

AMORTIZABLE BOND PREMIUM; ACQUISITION PREMIUM

     A U.S. holder that:

     (1) purchases an 8.250% note or an 8.625% note for an amount in excess of the principal amount, or

     (2) purchases a 9.920% note for an amount in excess of the stated redemption price will be considered to have purchased such note with "amortizable bond premium." A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as applied with respect to each accrual period of the note, and allocated ratably to each day within an accrual period in a manner substantially similar to the method of calculating daily portions of original issue discount, as described above. However, because the notes may be optionally redeemed for an amount that is in excess of their principal amount, special rules apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. holder's interest income, including original issue discount income, from the note. Bond premium on a note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized upon disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

     A U.S. holder that purchases a 9.920% note for an amount that is greater than the adjusted issue price of such note on the date of purchase, as determined in accordance with the original issue discount rules, above, will be considered to have purchased such note at an "acquisition premium." A holder of a 9.920% note that is purchased at an acquisition premium may reduce the amount of the original issue discount otherwise includible in income with respect to such note by the "acquisition premium fraction." The acquisition premium fraction is that fraction the numerator of which is the excess of the holder's adjusted tax basis in such note immediately after its acquisition over the adjusted issue price of such note, and the denominator of which is the excess of the sum of all amounts payable on such note after the purchase date over the adjusted issue price of such note. Alternatively, a holder of a 9.920% note that is purchased at an acquisition premium may elect to compute the original issue discount accrual on such note by treating the purchase as a purchase of such note at original issuance, treating the purchase price as the issue price, and applying the original issue discount rules thereto using a constant yield method.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     The payment to a non-U.S. holder of interest on a note will not be subject to United States federal withholding tax pursuant to the "portfolio interest exception," provided that

     (1) the non-U.S. holder does not actually or constructively own 10% or more of the capital or profits interest in us and is not a "controlled foreign corporation" that is related to us within the meaning of the Internal Revenue Code and

     (2) either

          (A) the beneficial owner of the notes certifies to us or our agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on United States Treasury Form W-8, or a suitable substitute form, or

          (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such non-U.S. holder in the ordinary course of its trade or business certifies under penalties of perjury that such Form W-8, or suitable substitute form, has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     Recently adopted Treasury Regulations that will be effective January 1, 2001 provide alternative methods for satisfying the certification requirement described in (2) above. These regulations will generally require, in the case of notes held by a foreign partnership, that the certificate described in (2) above be provided by the partners rather than by the foreign partnership, and that the partnership provide certain information including a United States tax identification number. For purposes of the United States federal withholding tax, payment of interest includes the amount of any payment that is attributable to original issue discount that accrued while such non-U.S. holder held the note.

     If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest, including original issue discount, made to such non-U.S. holder will be subject to a 30% withholding tax, unless the beneficial owner of the note provides us or our paying agent, as the case may be, with a properly executed

     (1) Internal Revenue Service Form 1001, or successor form, claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or

     (2) Internal Revenue Service Form 4224, or successor form, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a non-U.S. holder of a note is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, such non-U.S. holder will be subject to United States federal income tax on such interest including original issue discount in the same manner as if it were a U.S. holder. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

     Any capital gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note by a non-U.S. holder generally will not be subject to United States federal income tax provided

     (1) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States,

     (2) in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, and

     (3) the non-U.S. holder is not subject to tax pursuant to the provisions of United States federal income tax law applicable to certain expatriates.

FEDERAL ESTATE TAX

     Subject to applicable estate tax treaty provisions, notes held by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be subject to United States federal estate tax if the interest on the notes qualifies for the portfolio interest exemption from United States federal withholding tax under the rules described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest, including accruals of original issue discount, on a note, and to the proceeds of the sale or redemption of a note before maturity. We, our agent, a broker, the trustee or the paying agent under the indentures governing the notes, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a U.S. holder fails to furnish his taxpayer identification number, certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Certain U.S. holders, including all corporations, are not subject to backup withholding and information reporting requirements.

     Non-U.S. holders other than corporations may be subject to backup withholding and information reporting requirements. However, backup withholding and information reporting requirements do not apply to payments of portfolio interest, including original issue discount, made by us or a paying agent to non-U.S. holders if the appropriate certification is received, provided that the payor does not have actual knowledge that the holder is a U.S. holder. If any payments of principal and interest are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker," as defined in the applicable Treasury Regulations, pays the proceeds of the sale, redemption or other disposition of note or a coupon to the seller of such note or coupon, backup withholding and information reporting requirements will not apply. Information reporting requirements, but not backup withholding, will apply, however, to a payment by a foreign office of a broker that is a United States person or is a foreign person that derives 50% of more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation," that is, a foreign corporation controlled by certain United States shareholders, with respect to the United States unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a non-U.S. holder or otherwise establishes an exemption.

     In October 1997, Treasury regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments in respect of a note or proceeds from the sale of a note that are made after December 31, 2000. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the backup withholding requirements. Holders of the notes should consult their tax advisers concerning the possible application of such regulations to any payments made on or with respect to the notes.

     Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder's United

States federal income tax liability, provided that the required information is furnished to the IRS.

     We must report annually to the IRS and to each non-U.S. holder any interest that is subject to withholding, or that is exempt from United States federal withholding tax pursuant to a tax treaty, or interest that is exempt from United States federal withholding tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of original notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than original notes acquired directly from us or any of our affiliates may exchange such original notes for new notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities acknowledges that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the new notes will be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreements (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

     The consolidated financial statements of Charter Communications Holdings, LLC and subsidiaries, the combined financial statements of CCA Group, the consolidated financial statements of CharterComm Holdings, L.P. and subsidiaries, the combined financial statements of Greater Media Cablevision Systems, the financial statements of Sonic Communications Cable Television Systems and the financial statements of Long Beach Acquisition Corp., included in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of Marcus Cable Holdings, LLC as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, and the combined financial statements of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Renaissance Media Group LLC, the combined financial statements of the Picayune MS, LaFourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA, and Jackson TN cable television systems, the financial statements of Indiana Cable Associates, Ltd. and the consolidated financial statements of R/N South Florida Cable Management Limited Partnership, included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this prospectus, and are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of InterMedia Cable Systems (comprised of components of InterMedia Partners and InterMedia Capital Partners IV, L.P.), the financial statements of Rifkin Cable Income Partners L.P., and the consolidated financial statements of Rifkin Acquisition Partners, L.L.L.P., included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants. The entities and periods covered by these audits are indicated in their reports. Such financial statements have been so included in reliance on the reports of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The legality of the notes offered hereby and certain other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                      CHARTER COMMUNICATIONS HOLDINGS, LLC

                         INDEX TO FINANCIAL STATEMENTS

CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION:

     Separate financial statements of Charter Communications Holdings Capital Corporation have not been presented as this entity had no operations and substantially no assets or equity. Accordingly, management has determined that these financial statements are not material.

                                                               PAGE
                                                               ----
CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES:
  Report of Independent Public Accountants..................    F-6
  Consolidated Balance Sheet as of December 31, 1998........    F-7
  Consolidated Statement of Operations for the Period from
     December 24, 1998, Through December 31, 1998...........    F-8
  Consolidated Statement of Cash Flows for the Period from
     December 24, 1998, Through December 31, 1998...........    F-9
  Notes to Consolidated Financial Statements................   F-10
  Report of Independent Public Accountants..................   F-25
  Consolidated Balance Sheet as of December 31, 1997........   F-26
  Consolidated Statements of Operations for the Period From
     January 1, 1998, Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................   F-27
  Consolidated Statements of Shareholder's Investment for
     the Period From January 1, 1998 Through December 23,
     1998 and for the Years Ended December 31, 1997 and
     1996...................................................   F-28
  Consolidated Statements of Cash Flows for the Period From
     January 1, 1998, Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................   F-29
  Notes to Consolidated Financial Statements................   F-30
MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES:
  Independent Auditors' Report..............................   F-41
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................   F-42
  Consolidated Statements of Operations for Each of the
     Years in the Three-Year Period Ended December 31,
     1998...................................................   F-43
  Consolidated Statements of Members' Equity/Partners'
     Capital for Each of the Years in the Three-Year Period
     Ended December 31, 1998................................   F-44
  Consolidated Statements of Cash Flows for Each of the
     Years in the Three-Year Period Ended December 31,
     1998...................................................   F-45
  Notes to Consolidated Financial Statements................   F-46
CCA GROUP:
  Report of Independent Public Accountants..................   F-58
  Combined Balance Sheet as of December 31, 1997............   F-59
  Combined Statements of Operations for the Period From
     January 1, 1998, Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................   F-60
  Combined Statements of Shareholders' Deficit for the
     Period From January 1, 1998, Through December 23, 1998
     and for the Years Ended December 31, 1997 and 1996.....   F-61
  Combined Statements of Cash Flows for the Period From
     January 1, 1998, Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................   F-62
  Notes to Combined Financial Statements....................   F-63

                                                               PAGE
                                                               ----
CHARTERCOMM HOLDINGS, L.P.:
  Report of Independent Public Accountants..................   F-78
  Consolidated Balance Sheet as of December 31, 1997........   F-79
  Consolidated Statements of Operations for the Period From
     January 1, 1998 Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................   F-80
  Consolidated Statements of Partner's Capital for the
     Period From January 1, 1998 Through December 23, 1998
     and for the Years Ended December 31, 1997 and 1996.....   F-81
  Consolidated Statements of Cash Flows for the Period From
     January 1, 1998 Through December 23, 1998 and for the
     Years Ended December 31, 1997 and 1996.................   F-82
  Notes to Consolidated Financial Statements................   F-83
GREATER MEDIA CABLEVISION SYSTEMS:
  Report of Independent Public Accountants..................   F-97
  Combined Balance Sheets as of September 30, 1998 and
     1997...................................................   F-98
  Combined Statements of Income for the Nine Months Ended
     June 30, 1999 and 1998 (unaudited) and for the Years
     Ended September 30, 1998, 1997 and 1996................   F-99
  Combined Statements of Changes in Net Assets for the Years
     Ended September 30, 1996, 1997 and 1998................  F-100
  Combined Statements of Cash Flows for the Nine Months
     Ended June 30, 1999 and 1998 (unaudited) and for the
     Years Ended September 30, 1998, 1997 and 1996..........  F-101
  Notes to Combined Financial Statements....................  F-102
RENAISSANCE MEDIA GROUP LLC:
  Report of Independent Auditors............................  F-108
  Consolidated Balance Sheet as of December 31, 1998........  F-109
  Consolidated Statement of Operations for the Year Ended
     December 31, 1998......................................  F-110
  Consolidated Statement of Changes in Members' Equity for
     the Year Ended December 31, 1998.......................  F-111
  Consolidated Statement of Cash Flows for the Year Ended
     December 31, 1998......................................  F-112
  Notes to Consolidated Financial Statements for the Year
     Ended December 31, 1998................................  F-113
PICAYUNE MS, LAFOURCHE, LA, ST. TAMMANY LA, ST. LANDRY LA,
  POINTE COUPEE LA AND JACKSON TN CABLE TELEVISION SYSTEMS:
  Report of Independent Auditors............................  F-123
  Combined Balance Sheet as of April 8, 1998................  F-124
  Combined Statement of Operations for the Period from
     January 1, 1998 through April 8, 1998..................  F-125
  Combined Statement of Changes in Net Assets for the Period
     from January 1, 1998 through April 8, 1998.............  F-126
  Combined Statement of Cash Flows for the Period from
     January 1, 1998 through April 8, 1998..................  F-127
  Notes to Combined Financial Statements....................  F-128
  Report of Independent Auditors............................  F-135
  Combined Balance Sheets as of December 31, 1996 and
     1997...................................................  F-136
  Combined Statements of Operations for the Years Ended
     December 31, 1995, 1996 and 1997.......................  F-137
  Combined Statements of Changes in Net Assets for the Years
     Ended December 31, 1996 and 1997.......................  F-138
  Combined Statements of Cash Flows for the Years Ended
     1995, 1996 and 1997....................................  F-139
  Notes to Combined Financial Statements....................  F-140

                                                               PAGE
                                                               ----
HELICON PARTNERS I, L.P. AND AFFILIATES:
  Independent Auditors' Report..............................  F-148
  Combined Balance Sheets as of December 31, 1997 and
     1998...................................................  F-149
  Combined Statements of Operations for Each of the Years in
     the Three-Year Period Ended December 31, 1998..........  F-150
  Combined Statements of Changes in Partners' Deficit for
     Each of the Years in the Three-Year Period Ended
     December 31, 1998......................................  F-151
  Combined Statements of Cash Flows for Each of the Years in
     the Three-Year Period Ended December 31, 1998..........  F-152
  Notes to Combined Financial Statements....................  F-153
INTERMEDIA CABLE SYSTEMS (comprised of components of
  InterMedia Partners and InterMedia Capital Partners IV,
  L.P.):
  Report of Independent Accountants.........................  F-166
  Combined Balance Sheets at December 31, 1998 and 1997.....  F-167
  Combined Statements of Operations for the Years Ended
     December 31, 1998 and 1997.............................  F-168
  Combined Statement of Changes in Equity for the Years
     Ended December 31, 1998 and 1997.......................  F-169
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1998 and 1997.............................  F-170
  Notes to Combined Financial Statements....................  F-171
RIFKIN CABLE INCOME PARTNERS L.P.:
  Report of Independent Accountants.........................  F-184
  Balance Sheet at December 31, 1997 and 1998...............  F-185
  Statement of Operations for Each of the Three Years in the
     Period Ended December 31, 1998.........................  F-186
  Statement of Partners' Equity (Deficit) for Each of the
     Three Years in the Period Ended December 31, 1998......  F-187
  Statement of Cash Flows for Each of the Three Years in the
     Period Ended December 31, 1998.........................  F-188
  Notes to Financial Statements.............................  F-189
RIFKIN ACQUISITION PARTNERS, L.L.L.P.:
  Report of Independent Accountants.........................  F-193
  Consolidated Balance Sheet at December 31, 1998 and
     1997...................................................  F-194
  Consolidated Statement of Operations for Each of the Three
     Years in the Period Ended December 31, 1998............  F-195
  Consolidated Statement of Cash Flows for Each of the Three
     Years in the Period Ended December 31, 1998............  F-196
  Consolidated Statement of Partners' Capital (Deficit) for
     Each of the Three Years in the Period Ended December
     31, 1998...............................................  F-197
  Notes to Consolidated Financial Statements................  F-198
INDIANA CABLE ASSOCIATES, LTD.:
  Report of Independent Auditors............................  F-212
  Balance Sheet as December 31, 1997 and 1998...............  F-213
  Statement of Operations for the Years Ended December 31,
     1996, 1997 and 1998....................................  F-214
  Statement of Partners' Deficit for the Years Ended
     December 31, 1996, 1997 and 1998.......................  F-215
  Statement of Cash Flows for the Years Ended December 31,
     1996, 1997 and 1998....................................  F-216
  Notes to Financial Statements.............................  F-217

                                                               PAGE
                                                               ----
R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP:
  Report of Independent Auditors............................  F-222
  Consolidated Balance Sheet as of December 31, 1997 and
     1998...................................................  F-223
  Consolidated Statement of Operations for the Years Ended
     December 31, 1996, 1997 and 1998.......................  F-224
  Consolidated Statement of Partners' Equity (Deficit) for
     the Years Ended December 31, 1996, 1997 and 1998.......  F-225
  Consolidated Statement of Cash Flows for the Years Ended
     December 31, 1996, 1997 and 1998.......................  F-226
  Notes to Consolidated Financial Statements................  F-227
SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS:
  Report of Independent Public Accountants..................  F-231
  Statement of Operations and Changes in Net Assets for the
     Period from April 1, 1998, through May 20, 1998........  F-232
  Statement of Cash Flows for the Period from April 1, 1998, through May 20, 1998...................................  F-233
  Notes to Financial Statements.............................  F-234
LONG BEACH ACQUISITION CORP.:
  Report of Independent Public Accountants..................  F-237
  Statement of Operations for the Period from April 1, 1997, through May 23, 1997...................................  F-238
  Statement of Stockholder's Equity for the Period from
     April 1, 1997, through May 23, 1997....................  F-239
  Statement of Cash Flows for the Period from April 1, 1997, through May 23, 1997...................................  F-240
  Notes to Financial Statements.............................  F-241
CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES
  Condensed Consolidated Balance Sheets as of June 30, 1999
     (unaudited) and December 31, 1998......................  F-246
  Condensed Consolidated Statements of Operations for the
     Six Months Ended June 30, 1999 and 1998 (unaudited)....  F-247
  Condensed Consolidated Statements of Cash Flows for the
     Six Months Ended June 30, 1999 and 1998 (unaudited)....  F-248
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................  F-249
MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES:
  Consolidated Statements of Operations for the Three Months
     Ended March 31, 1999 and Six Months Ended June 30, 1998
     (unaudited)............................................  F-257
  Consolidated Statements of Cash Flows for the Three Months
     Ended March 31, 1999 and Six Months Ended June 30, 1998
     (unaudited)............................................  F-258
  Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................  F-259
RENAISSANCE MEDIA GROUP LLC:
  Consolidated Statement of Operations for the Four Months
     Ended April 30, 1999 and Six Months Ended June 30, 1998
     (unaudited)............................................  F-262
  Consolidated Statement of Cash Flows for the Four Months
     Ended April 30, 1999 and Six Months Ended June 30, 1998
     (unaudited)............................................  F-263
  Notes to Consolidated Financial Statements................  F-264
HELICON PARTNERS I, L.P. AND AFFILIATES:
  Unaudited Condensed Combined Balance Sheet as of June 30,
     1999...................................................  F-267
  Unaudited Condensed Combined Statements of Operations for
     the Six-Month Periods Ended June 30, 1998 and 1999.....  F-268
  Unaudited Condensed Combined Statements of Changes in
     Partners' Deficit for the Six-Month Period Ended June
     30, 1999...............................................  F-269
  Unaudited Condensed Combined Statements of Cash Flows for
     the Six-Month Periods Ended June 30, 1998 and 1999.....  F-270
  Notes to Unaudited Condensed Combined Financial
     Statements.............................................  F-271

                                                               PAGE
                                                               ----
INTERMEDIA CABLE SYSTEMS (comprised of components of
  InterMedia Partners and InterMedia Capital Partners IV,
  L.P.):
  Combined Balance Sheets as of June 30, 1999 (unaudited)
     and December 31, 1998..................................  F-273
  Combined Statements of Operations for the Six Months Ended
     June 30, 1999 and 1998 (unaudited).....................  F-274
  Combined Statement of Changes in Equity for the Six Months
     Ended June 30, 1999 (unaudited) and for the Year Ended
     December 31, 1998......................................  F-275
  Combined Statements of Cash Flows for the Six Months Ended
     June 30, 1999 and 1998 (unaudited).....................  F-276
  Notes to Condensed Combined Financial Statements
     (unaudited)............................................  F-277
RIFKIN CABLE INCOME PARTNERS L.P.:
  Balance Sheet at December 31, 1998 and June 30, 1999
     (unaudited)............................................  F-284
  Statement of Operations for the Six Months Ended June 30,
     1998 and 1999 (unaudited)..............................  F-285
  Statement of Partners' Equity for the Six Months Ended
     June 30, 1998 and 1999 (unaudited).....................  F-286
  Statement of Cash Flows for the Six Months Ended June 30,
     1998 and 1999 (unaudited)..............................  F-287
  Notes to Financial Statements.............................  F-288
RIFKIN ACQUISITION PARTNERS, L.L.L.P.:
  Consolidated Balance Sheet at June 30, 1999 (unaudited)
     and December 31, 1998..................................  F-290
  Consolidated Statement Of Operations for the Six Months
     Ended June 30, 1999 and 1998 (unaudited)...............  F-291
  Consolidated Statement of Cash Flow for the Six Months
     Ended June 30, 1999 and 1998 (unaudited)...............  F-292
  Consolidated Statements of Partners' Capital (Deficit) for
     the Six Months Ended June 30, 1999 and 1998
     (unaudited)............................................  F-293
  Notes to Consolidated Financial Statements................  F-294
INDIANA CABLE ASSOCIATES, LTD.:
  Balance Sheet as of June 30, 1999 (unaudited).............  F-296
  Statement of Operations for the Six Months Ended June 30,
     1998 and 1999 (unaudited)..............................  F-297
  Statement of Cash Flows for the Six Months Ended June 30,
     1998 and 1999 (unaudited)..............................  F-298
  Statement of Partners' Deficit (unaudited)................  F-299
  Notes to Financial Statement (unaudited)..................  F-300
R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP
  Consolidated Balance Sheet as of June 30, 1999
     (unaudited)............................................  F-302
  Consolidated Statement of Operations for the Six Months
     Ended June 30, 1998 and 1999 (unaudited)...............  F-303
  Consolidated Statement of Partners' Equity................  F-304
  Consolidated Statement of Cash Flows for the Six Months
     Ended June 30, 1998 and 1999 (unaudited)...............  F-305
  Notes to Consolidated Financial Statement (unaudited).....  F-306

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying consolidated balance sheet of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1998, and the related consolidated statements of operations and cash flows for the period from December 24, 1998, through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the period from December 24, 1998, through December 31, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999 (except with respect to the matters discussed in Notes 1 and 13, as to which the date is April 19, 1999)

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31, 1998
                                                              -----------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $    9,573
  Accounts receivable, net of allowance for doubtful
     accounts of $1,728.....................................         15,108
  Prepaid expenses and other................................          2,519
                                                                 ----------
     Total current assets...................................         27,200
                                                                 ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................        716,242
  Franchises, net of accumulated amortization of $5,253.....      3,590,054
                                                                 ----------
                                                                  4,306,296
                                                                 ----------
OTHER ASSETS................................................          2,031
                                                                 ----------
                                                                 $4,335,527
                                                                 ==========
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................     $   10,450
  Accounts payable and accrued expenses.....................        127,586
  Payables to manager of cable television systems -- related
     party..................................................          4,334
                                                                 ----------
     Total current liabilities..............................        142,370
                                                                 ----------
LONG-TERM DEBT..............................................      1,991,756
                                                                 ----------
DEFERRED MANAGEMENT FEES -- RELATED PARTY...................         15,561
                                                                 ----------
OTHER LONG-TERM LIABILITIES.................................         38,461
                                                                 ----------
MEMBERS' EQUITY -- 100 UNITS ISSUED AND OUTSTANDING.........      2,147,379
                                                                 ----------
                                                                 $4,335,527
                                                                 ==========

The accompanying notes are an integral part of this consolidated statement.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                              DECEMBER 24,
                                                              1998, THROUGH
                                                              DECEMBER 31,
                                                                  1998
                                                              -------------
REVENUES....................................................     $13,713
                                                                 -------
OPERATING EXPENSES:
  Operating costs...........................................       6,168
  General and administrative................................         966
  Depreciation and amortization.............................       8,318
  Stock option compensation expense.........................         845
  Corporate expense charges -- related party................         473
                                                                 -------
                                                                  16,770
                                                                 -------
     Loss from operations...................................      (3,057)
                                                                 -------
OTHER INCOME (EXPENSE):
  Interest income...........................................         133
  Interest expense..........................................      (2,353)
                                                                 -------
                                                                  (2,220)
                                                                 -------
     Net loss...............................................     $(5,277)
                                                                 =======

The accompanying notes are an integral part of this consolidated statement.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                               DECEMBER 24,
                                                              1998, THROUGH
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $   (5,277)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................         8,318
     Stock option compensation expense......................           845
     Changes in assets and liabilities --
       Receivables, net.....................................        (8,753)
       Prepaid expenses and other...........................          (211)
       Accounts payable and accrued expenses................        10,227
       Payables to manager of cable television systems......           473
       Other operating activities...........................         2,022
                                                                ----------
          Net cash provided by operating activities.........         7,644
                                                                ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (13,672)
                                                                ----------
          Net cash used in investing activities.............       (13,672)
                                                                ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................        14,200
                                                                ----------
          Net cash provided by financing activities.........        14,200
                                                                ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         8,172
CASH AND CASH EQUIVALENTS, beginning of period..............         1,401
                                                                ----------
CASH AND CASH EQUIVALENTS, end of period....................    $    9,573
                                                                ==========
CASH PAID FOR INTEREST......................................    $    5,538
                                                                ==========
NONCASH TRANSACTION -- Transfer of cable television
  operating subsidiaries from the parent company (see Note
  1)........................................................    $2,151,811
                                                                ==========

The accompanying notes are an integral part of this consolidated statement.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     Charter Communications Holdings, LLC (Charter Holdings), a Delaware limited liability company, was formed in February 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter), formerly Charter Communications, Inc. Charter, through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter for an aggregate purchase price of $211 million, excluding $214 million in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter acquired 100% of the interests it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed from unrelated third parties for fair value. Charter previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of CharterComm Holdings and CCA Group are included in the financial statements from the date of acquisition. In February 1999, Charter transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Holdings, Charter Communications Operating, LLC (Charter Operating). This transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     As a result of the change in ownership of CCP, CharterComm Holdings and CCA Group, Charter Holdings has applied push-down accounting in the preparation of the consolidated financial statements. Accordingly, Charter Holdings increased its members' equity by $2.2 billion to reflect the amounts paid by Paul G. Allen and Charter. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.6 billion. The allocation of the purchase price is based, in part, on preliminary information which is subject to adjustment upon obtaining complete valuation information of intangible assets. The valuation information is expected to be finalized in the third quarter of 1999. Management believes that finalization of the purchase price will not have a material impact on the results of operations or financial position of Charter Holdings.

     On April 23, 1998, Paul G. Allen and a company controlled by Paul G. Allen, (the "Paul G. Allen Companies") purchased substantially all of the outstanding partnership interests in Marcus Cable Company L.L.C. (Marcus Cable) for $1.4 billion, excluding $1.8 billion in assumed liabilities. The owner of the remaining partnership interest retained voting control of Marcus Cable. In February 1999, Marcus Cable Holdings, LLC (Marcus Holdings) was formed and Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings. On March 31, 1999, Paul G. Allen purchased the remaining partnership interests in Marcus Cable, including voting control. On April 7, 1999, Marcus Holdings was merged into Charter Holdings and Marcus Cable was transferred to Charter Holdings. For financial reporting purposes, the merger was accounted for as an acquisition

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES of Marcus Cable effective March 31, 1999, the date Paul G. Allen obtained voting control of Marcus Cable. Accordingly, the results of operations of Marcus Cable have not been included in the financial statements for the period ended December 31, 1998.

     The consolidated financial statements of Charter Holdings include the accounts of Charter Operating and CCP and the accounts of CharterComm Holdings and CCA Group and their subsidiaries since December 23, 1998 (date acquired by Charter) and are collectively referred to as the "Company" herein. All subsidiaries are wholly owned. All material intercompany transactions and balances have been eliminated. The Company derives its primary source of revenues by providing various levels of cable television programming and services to residential and business customers. As of December 31, 1998, the Company provided cable television services to customers in 20 states in the U.S.

     The consolidated financial statements of Charter Holdings for periods prior to December 24, 1998, are not presented herein since, as a result of the Paul Allen Transaction and the application of push down accounting, the financial information as of December 31, 1998, and for the period from December 24, 1998, through December 31, 1998, is presented on a different cost basis than the financial information as of December 31, 1997, and for the periods prior to December 24, 1998. Such information is not comparable.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1998, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems................................    3-15 years
Buildings and leasehold improvements......................    5-15 years
Vehicles and equipment....................................     3-5 years

FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1998, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Company's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenues.

INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

INCOME TAXES

     Income taxes are the responsibility of the individual members or partners and are not provided for in the accompanying consolidated financial statements. In addition, certain subsidiaries are corporations subject to income taxes but have no operations and, therefore, no material income tax liabilities or assets.

SEGMENTS

     In 1998, Charter Holdings adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." Segments have been identified based upon management responsibility. Charter Holdings operates in one segment, cable services.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

     In addition to the acquisitions by Charter of CharterComm Holdings and CCA Group, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $291,800 and $342,100 in 1998 and 1997, respectively, all prior to December 24, 1998. The Company also refinanced substantially all of its long-term debt in March 1999 (see Note 12).

     Unaudited pro forma operating results as though the acquisitions and refinancing discussed above, including the Paul Allen Transaction, had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                       YEAR ENDED
                                                      DECEMBER 31
                                                 ----------------------
                                                   1998         1997
                                                 ---------    ---------
Revenues.......................................  $ 601,953    $ 550,259
Loss from operations...........................    (90,346)    (129,009)
Net loss.......................................   (294,598)    (329,323)

     The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the results of operations or financial position of the Company had these transactions been completed as of the assumed date or which may be obtained in the future.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

3.  MEMBERS' EQUITY:

     For the period from December 24, 1998, through December 31, 1998, members' equity consisted of the following:

Balance, December 24, 1998.................................  $2,151,811
Net loss...................................................      (5,277)
Stock option compensation..................................         845
                                                             ----------
Balance, December 31, 1998.................................  $2,147,379
                                                             ==========

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1998:

Cable distribution systems.................................  $  661,749
Land, buildings and leasehold improvements.................      26,670
Vehicles and equipment.....................................      30,590
                                                             ----------
                                                                719,009
Less -- Accumulated depreciation...........................      (2,767)
                                                             ----------
                                                             $  716,242
                                                             ==========

     For the period from December 24, 1998, through December 31, 1998, depreciation expense was $2,767.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1998:

Accrued interest............................................  $ 30,809
Franchise fees..............................................    12,534
Programming costs...........................................    11,856
Capital expenditures........................................    15,560
Accrued income taxes........................................    15,205
Accounts payable............................................     7,439
Other accrued liabilities...................................    34,183
                                                              --------
                                                              $127,586
                                                              ========

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

6.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1998:

Credit Agreements (including CCP, CCA Group and CharterComm
  Holdings)................................................  $1,726,500
Senior Secured Discount Debentures.........................     109,152
11 1/4% Senior Notes.......................................     125,000
Current maturities.........................................     (10,450)
Unamortized net premium....................................      41,554
                                                             ----------
                                                             $1,991,756
                                                             ==========

CCP CREDIT AGREEMENT

     CCP maintains a credit agreement (the "CCP Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $60,000 that matures on June 30, 2006, and the other with the principal amount of $80,000 that matures on June 30, 2007. The CCP Credit Agreement also provides for a $90,000 revolving credit facility with a maturity date of June 30, 2006. Amounts under the CCP Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.88%. The variable interest rates ranged from 7.44% to 8.19% at December 31, 1998.

CC-I, CC-II COMBINED CREDIT AGREEMENT

     Charter Communications, LLC and Charter Communications II, LLC, subsidiaries of CharterComm Holdings, maintains a combined credit agreement (the "Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $200,000 that matures on June 30, 2007, and the other with the principal amount of $150,000 that matures on December 31, 2007. The Combined Credit Agreement also provides for a $290,000 revolving credit facility, with a maturity date of June 30, 2007. Amounts under the Combined Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.0%. The variable interest rates ranged from 6.69% to 7.31% at December 31, 1998. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

CHARTERCOMM HOLDINGS -- SENIOR SECURED DISCOUNT DEBENTURES

     CharterComm Holdings issued $146,820 of Senior Secured Discount Debentures (the "Debentures") for proceeds of $75,000. The Debentures are effectively subordinated to the claims and creditors of CharterComm Holdings' subsidiaries, including the lenders under the Combined Credit Agreement. The Debentures are redeemable at the Company's option at amounts decreasing from 107% to 100% of principal, plus accrued and unpaid interest to the redemption date, beginning on March 15, 2001. The issuer is required to make an offer to purchase all of the Debentures, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Debentures Indenture. No interest is payable on the Debentures prior to

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

March 15, 2001. Thereafter, interest on the Debentures is payable semiannually in arrears beginning September 15, 2001, until maturity on March 15, 2007.

CHARTERCOMM HOLDINGS -- 11 1/4% SENIOR NOTES

     CharterComm Holdings issued $125,000 aggregate principal amount of 11 1/4% Senior Notes (the "11 1/4% Notes"). The Notes are effectively subordinated to the claims of creditors of CharterComm Holdings' subsidiaries, including the lenders under the Combined Credit Agreements. The 11 1/4% Notes are redeemable at the Company's option at amounts decreasing from 106% to 100% of principal, plus accrued and unpaid interest to the date of redemption, beginning on March 15, 2001. The issuer is required to make an offer to purchase all of the 11 1/4% Notes, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the 11 1/4% Notes indenture. Interest is payable semiannually on March 15 and September 15 until maturity on March 15, 2006.

     As of December 24, 1998, the Debentures and 11 1/4% Notes were recorded at their estimated fair values resulting in an increase in the carrying values of the debt and an unamortized net premium as of December 31, 1998. The premium will be amortized to interest expense over the estimated remaining lives of the debt using the interest method. As of December 31, 1998, the effective interest rates on the Debentures and 11 1/4% Notes were 10.7% and 9.6%, respectively.

CCE-I CREDIT AGREEMENT

     Charter Communications Entertainment I LLC, a subsidiary of CCA Group, maintains a credit agreement (the "CCE-I Credit Agreement"), which provides for a $280,000 term loan that matures on September 30, 2006, and $85,000 fund loan that matures on March 31, 2007, and a $175,000 revolving credit facility with a maturity date of September 30, 2006. Amounts under the CCE-I Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.75%. The variable interest rates ranged from 6.88% to 8.06% at December 31, 1998. A quarterly commitment fee of between 0.375% and 0.5% per annum is payable on the unborrowed balance of the revolving credit facility.

CCE-II COMBINED CREDIT AGREEMENT

     Charter Communications Entertainment II, LLC and Long Beach LLC, subsidiaries of CCA Group, maintain a credit agreement (the "CCE-II Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $100,000 that matures on March 31, 2005, and the other with the principal amount of $90,000 that matures on March 31, 2006. The CCE-II Combined Credit Agreement also provides for a $185,000 revolving credit facility, with a maturity date of March 31, 2005. Amounts under the CCE-II Combined Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.5%. The variable rates ranged from 6.56% to 7.59% at December 31, 1998. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

CCE CREDIT AGREEMENT

     Charter Communications Entertainment, LLC, a subsidiary of CCA Group, maintains a credit agreement (the "CCE Credit Agreement") which provides for a term loan facility with the principal amount of $130,000 that matures on September 30, 2007. Amounts under the CCE Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin up to 3.25%. The variable interest rate at December 31, 1998, was 8.62%.

CCE-II HOLDINGS CREDIT AGREEMENT

     CCE-II Holdings, LLC, a subsidiary of CCA Group, entered into a credit agreement (the "CCE-II Holdings Credit Agreement"), which provides for a term loan facility with the principal amount of $95,000 that matures on September 30, 2006. Amounts under the CCE-II Holdings Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 3.25%. The variable rate at December 31, 1998, was 8.56%.

     Based upon outstanding indebtedness at December 31, 1998, and the amortization of term and fund loans, and scheduled reductions in available borrowings of the revolving credit facilities, aggregate future principal payments on the total borrowings under all debt agreements at December 31, 1998, are as follows:

YEAR                                                           AMOUNT
----                                                         ----------
1999.......................................................  $   10,450
2000.......................................................      21,495
2001.......................................................      42,700
2002.......................................................     113,588
2003.......................................................     157,250
Thereafter.................................................   1,652,837
                                                             ----------
                                                             $1,998,320
                                                             ==========

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1998, is as follows:

                                            CARRYING      NOTIONAL        FAIR
DEBT                                         VALUE         AMOUNT        VALUE
----                                       ----------    ----------    ----------
Charter Credit Agreements (including CCP,
  CCA Group and CharterComm
  Holdings)..............................  $1,726,500    $       --    $1,726,500
Senior Secured Discount Debentures.......     138,102            --       138,102
11 1/4% Senior Notes.....................     137,604            --       137,604
INTEREST RATE HEDGE AGREEMENTS
Swaps....................................     (23,216)    1,105,000       (23,216)
Caps.....................................          --        15,000            --
Collars..................................      (4,174)      310,000        (4,174)

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     As the long-term debt under the credit agreements bears interest at current market rates, their carrying amount approximates market value at December 31, 1998. The fair values of the 11 1/4% Notes and the Debentures are based on quoted market prices.

     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.66% at December 31, 1998. The weighted average interest rate for the Company's interest rate cap agreements was 8.55% at December 31, 1998. The weighted average interest rates for the Company's interest rate collar agreements were 8.61% and 7.31% for the cap and floor components, respectively, at December 31, 1998.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

8.  RELATED-PARTY TRANSACTIONS:

     Charter provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are determined based on the number of basic customers. Such costs totaled $128 for the period from December 24, 1998, through December 31, 1998. All other costs incurred by Charter on behalf of the Company are recorded as expenses in the accompanying consolidated financial statements and are included in corporate expense charges -- related party. Management believes that costs incurred by Charter on Charter Holdings behalf and included in the accompanying financial statements are not materially different than costs Charter Holdings would have incurred as a stand alone entity.

     Charter utilizes a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to Charter Holdings as determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year.

     The Company is charged a management fee based on percentages of revenues or a flat fee plus additional fees based on percentages of operating cash flows, as stipulated in the management agreements between Charter and the operating subsidiaries. To the extent management fees charged to the Company are greater
(less) than the corporate expenses incurred by Charter, the Company will record distributions to (capital contributions from) Charter. For the period from December 24, 1998, through December 31, 1998, the management fee charged to the Company approximated the corporate expenses incurred by Charter on behalf of the Company. As of December 31, 1998, management fees currently payable of $473 are included in payables to manager of cable television systems-related party. Beginning in 1999, the management fee will be based on 3.5% of revenues as permitted by the new debt agreements of the Company (see Note 12).

     Charter, Paul G. Allen and certain affiliates of Mr. Allen own equity interests or warrants to purchase equity interests in various entities which provide services or programming to the Company, including High Speed Access Corp. (High Speed Access), WorldGate Communications, Inc. (WorldGate), Wink Communications, Inc. (Wink), ZDTV, USA Networks, Inc. (USA Networks) and Oxygen Media Inc. (Oxygen Media). In addition, certain officers or directors of the Company also serve as directors of High Speed Access and USA Networks. The Company and its affiliates do not hold controlling interests in any of these companies.

     Certain of the Company's cable television subscribers receive cable modem-based internet access through High Speed Access and TV-based internet access through WorldGate. For the period from December 24, 1998, through December 31, 1998, revenues attributable to these services were less than 1% of total revenues.

     The Company receives or will receive programming and certain interactive features embedded into the programming for broadcast via its cable television systems from Wink, ZDTV, USA Networks and Oxygen Media. The Company pays a fee for the programming service generally based on the number of subscribers receiving the service. Such fees for the period from December 24, 1998, through December 31, 1998, were less than 1% of total operating costs. In addition, the Company receives commissions from USA Networks for home shopping sales generated by its customers. Such revenues for the period from December 24, 1998, through December 31, 1998, were less than 1% of total revenues.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

9.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from December 24, 1998, through December 31, 1998, were $70. Future minimum lease payments are as follows:

1999........................................................  $2,843
2000........................................................   2,034
2001........................................................   1,601
2002........................................................     626
2003........................................................     366
Thereafter..................................................   1,698

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from December 24, 1998, through December 31, 1998, was $137.

LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's consolidated financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

10.  EMPLOYEE BENEFIT PLANS:

     The Company's employees may participate in 401(k) plans (the "401(k) Plans"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company made contributions to the 401(k) Plans totaling $20 for the period from December 24, 1998, through December 31, 1998.

11.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (loss).

12.  PARENT COMPANY ONLY FINANCIAL STATEMENTS

     As a result of the limitations on and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter Holdings, the parent company. Charter Holdings (parent company only) financial statements are presented below.

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                                 BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                             DECEMBER 31, 1998
                                                             -----------------
ASSETS
INVESTMENT IN CHARTER OPERATING............................     $2,147,379
                                                                ==========
MEMBERS' EQUITY
MEMBERS' EQUITY............................................     $2,147,379
                                                                ==========

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                            DECEMBER 24, 1998,
                                                                 THROUGH
                                                            DECEMBER 31, 1998
                                                            ------------------
EQUITY IN LOSS OF CHARTER OPERATING.......................      $   (5,277)
                                                                ==========
  Net loss................................................      $   (5,277)
                                                                ==========

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                          STATEMENT OF MEMBERS' EQUITY
                             (DOLLARS IN THOUSANDS)

Balance, December 24, 1998.................................     $2,151,811
Net loss...................................................         (5,277)
Stock option compensation..................................            845
                                                                ----------
Balance, December 31, 1998.................................     $2,147,379
                                                                ==========

     The investment in Charter Operating is accounted for on the equity method. No statement of cash flows has been presented as Charter Holdings (parent company only) had no cash flow activity.

13.  SUBSEQUENT EVENTS:

     Through April 19, 1999, the Company has entered into definitive agreements to purchase eight cable television companies, including a swap of cable television systems, for approximately $4.6 billion. The swap of cable television systems will be recorded at the fair value of the systems exchanged. The acquisitions are expected to close no later than March 31, 2000. The acquisitions will be accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired businesses will be included in the financial statements from the dates of acquisitions.

     In March 1999, concurrent with the issuance of $600.0 million 8.250% Senior Notes due 2007, $1.5 billion 8.625% Senior Notes due 2009 and $1.475 billion 9.920% Senior Discount Notes due 2011 (collectively, the "CCH Notes"), the Company extinguished substantially all long-term debt, excluding borrowings of the Company under its credit agreements, and refinanced substantially all existing credit agreements at various subsidiaries with a new credit agreement (the "CCO Credit Agreement") entered into by Charter Operating. Charter Holdings expects to record an extraordinary loss of approximately $8 million in conjunction with the extinguishment of substantially all long-term debt and the refinancing of its credit agreements.

     The CCO Credit Agreement provides for two term facilities, one with a principal amount of $1.0 billion that matures September 2008 (Term A), and the other with the principal amount of $1.85 billion that matures on March 2009 (Term B). The CCO Credit Agreement also provides for a $1.25 billion revolving credit facility with a maturity date of September 2008. Amounts under the CCO Credit Agreement bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin up to 2.75%. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. On March 17, 1999, the Company borrowed $1.75 billion under Term B and invested the excess cash of $1.0 billion in short-term investments.

     Charter Communications Holdings Capital Corporation is a co-issuer of the CCH Notes and is a wholly owned finance subsidiary of Charter Holdings with no independent assets or operations.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     In accordance with an employment agreement between Charter and the President and Chief Executive Officer of Charter and a related option agreement between Charter Communications Holdings Company, LLC (CCHC), parent of Charter Holdings, and the President and Chief Executive Officer of Charter, 7,044,127 options to purchase 3% of the net equity value of CCHC were issued to the President and Chief Executive Officer of Charter. The options vest over a four year period from the date of grant and expire ten years from the date of grant.

     In February 1999, the Company adopted an option plan providing for the grant of options to purchase up to 10% of the aggregate equity value of the subsidiaries of CCHC as of February 1999. The option plan provides for grants of options to employees and consultants of CCHC and its affiliates and consultants who provide services to CCHC. Options granted vest over five years from the date of grant. However, if there has not been a public offering of the equity interests of CCHC or an affiliate, vesting will occur only upon termination of employment for any reason, other than for cause or disability. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.

     Options outstanding as of March 31, 1999, are as follows:

                                 OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                       ----------------------------------------  -------------------
      EXERCISE              NUMBER OF       REMAINING CONTRACT        NUMBER OF
        PRICE                OPTIONS          LIFE (IN YEARS)          OPTIONS
---------------------  -------------------  -------------------  -------------------
       $20.00              16,095,008               9.8               1,761,032

     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for the option plans. Stock option compensation expense of $845 has been recorded in the financial statements since the exercise price is less than the estimated fair value of the underlying membership interests on the date of grant. Estimated fair value was determined by the Company using the valuation inherent in the Paul Allen Transaction and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being accrued over the vesting period of each grant that varies from four to five years. As of March 31, 1999, deferred compensation remaining to be recognized in future periods totalled $160 million. Had compensation expense for the option plans been determined based on the fair value at the grant dates under the provisions of SFAS No. 123, the Company's net loss would have been $5.5 million for the period from December 24, 1998, through December 31, 1998. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 44.00%, risk free rate of 5.00%, and expected option lives of 10 years.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying consolidated balance sheet of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholder's investment and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   626
  Accounts receivable, net of allowance for doubtful
     accounts of $52........................................        579
  Prepaid expenses and other................................         32
                                                                -------
     Total current assets...................................      1,237
                                                                -------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................     25,530
  Franchises, net of accumulated amortization of $3,829.....     28,195
                                                                -------
                                                                 53,725
                                                                -------
OTHER ASSETS................................................        849
                                                                -------
                                                                $55,811
                                                                =======
LIABILITIES AND SHAREHOLDER'S INVESTMENT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................    $ 3,082
  Payables to manager of cable television systems -- related
     party..................................................        114
                                                                -------
     Total current liabilities..............................      3,196
                                                                -------
LONG-TERM DEBT..............................................     41,500
                                                                -------
NOTE PAYABLE TO RELATED PARTY, including accrued interest...     13,090
                                                                -------
SHAREHOLDER'S INVESTMENT:
  Common stock, $.01 par value, 100 shares authorized, one
     issued and outstanding.................................         --
  Paid-in capital...........................................      5,900
  Accumulated deficit.......................................     (7,875)
                                                                -------
     Total shareholder's investment.........................     (1,975)
                                                                -------
                                                                $55,811
                                                                =======

The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                  PERIOD FROM
                                                  JANUARY 1,         YEAR ENDED
                                                 1998, THROUGH      DECEMBER 31
                                                 DECEMBER 23,    ------------------
                                                     1998         1997       1996
                                                 -------------   -------    -------
REVENUES.......................................    $ 49,731      $18,867    $14,881
                                                   --------      -------    -------
OPERATING EXPENSES:
  Operating costs..............................      18,751        9,157      5,888
  General and administrative...................       7,201        2,610      2,235
  Depreciation and amortization................      16,864        6,103      4,593
  Corporate expense allocation -- related
     party.....................................       6,176          566        446
                                                   --------      -------    -------
                                                     48,992       18,436     13,162
                                                   --------      -------    -------
     Income from operations....................         739          431      1,719
                                                   --------      -------    -------
OTHER INCOME (EXPENSE):
  Interest income..............................          44           41         20
  Interest expense.............................     (17,277)      (5,120)    (4,415)
  Other, net...................................        (728)          25        (47)
                                                   --------      -------    -------
                                                    (17,961)      (5,054)    (4,442)
                                                   --------      -------    -------
     Net loss..................................    $(17,222)     $(4,623)   $(2,723)
                                                   ========      =======    =======

The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF SHAREHOLDER'S INVESTMENT
                             (DOLLARS IN THOUSANDS)

                                    COMMON    PAID-IN    ACCUMULATED
                                    STOCK     CAPITAL      DEFICIT       TOTAL
                                    ------    -------    -----------    --------
BALANCE, December 31, 1995........    $--     $ 1,500     $   (529)     $    971
  Capital contributions...........    --        4,400           --         4,400
  Net loss........................    --           --       (2,723)       (2,723)
                                      --      -------     --------      --------
BALANCE, December 31, 1996........    --        5,900       (3,252)        2,648
  Net loss........................    --           --       (4,623)       (4,623)
                                      --      -------     --------      --------
BALANCE, December 31, 1997........    --        5,900       (7,875)       (1,975)
  Capital contributions...........    --       10,800           --        10,800
  Net loss........................    --           --      (17,222)      (17,222)
                                      --      -------     --------      --------
BALANCE, December 23, 1998........    $--     $16,700     $(25,097)     $ (8,397)
                                      ==      =======     ========      ========

The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                          PERIOD FROM
                                                          JANUARY 1,          YEAR ENDED
                                                         1998, THROUGH        DECEMBER 31
                                                         DECEMBER 23,     -------------------
                                                             1998          1997        1996
                                                         -------------    -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................    $ (17,222)     $(4,623)   $ (2,723)
  Adjustments to reconcile net loss to net cash
    provided by operating activities --
    Depreciation and amortization......................       16,864        6,103       4,593
    Loss on sale of cable television system............           --        1,363          --
    Amortization of debt issuance costs, debt discount
      and interest rate cap agreements.................          267          123          --
    (Gain) loss on disposal of property, plant and
      equipment........................................          (14)         130          --
    Changes in assets and liabilities, net of effects
      from acquisitions --
      Receivables, net.................................           10         (227)          6
      Prepaid expenses and other.......................         (125)          18         312
      Accounts payable and accrued expenses............       16,927          894       3,615
      Payables to manager of cable television
         systems.......................................        5,288         (153)        160
      Other operating activities.......................          569           --          --
                                                           ---------      -------    --------
      Net cash provided by operating activities........       22,564        3,628       5,963
                                                           ---------      -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...........      (15,364)      (7,880)     (5,894)
  Payments for acquisitions, net of cash acquired......     (167,484)          --     (34,069)
  Proceeds from sale of cable television system........           --       12,528          --
  Other investing activities...........................         (486)          --          64
                                                           ---------      -------    --------
      Net cash provided by (used in) investing
         activities....................................     (183,334)       4,648     (39,899)
                                                           ---------      -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.........................      217,500        5,100      31,375
  Repayments of long-term debt.........................      (60,200)     (13,375)     (1,000)
  Capital contributions................................        7,000           --       4,400
  Payment of debt issuance costs.......................       (3,487)         (12)       (638)
                                                           ---------      -------    --------
      Net cash provided by (used in) financing
         activities....................................      160,813       (8,287)     34,137
                                                           ---------      -------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...           43          (11)        201
CASH AND CASH EQUIVALENTS, beginning of period.........          626          637         436
                                                           ---------      -------    --------
CASH AND CASH EQUIVALENTS, end of period...............    $     669      $   626    $    637
                                                           =========      =======    ========
CASH PAID FOR INTEREST.................................    $   7,679      $ 3,303    $  2,798
                                                           =========      =======    ========

The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Charter Communications Holdings, LLC (Charter Holdings), a Delaware limited liability company, was formed in February 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter), formerly Charter Communications, Inc. Charter, through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter for an aggregate purchase price of $211 million, excluding $214 million in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter acquired 100% of the interest it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed from unrelated third parties for fair value. Charter previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting, and accordingly results of operations of CarterComm Holdings and CCA Group are included in the financial statements of Charter Holdings from the date of acquisition. In February 1999, Charter transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Holdings, Charter Communications Operating, LLC (Charter Operating). The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     The accompanying financial statements include the accounts of CCP, Charter's wholly owned cable operating subsidiary, representing the financial statements of Charter Holdings and subsidiaries (the Company) for all periods presented. The accounts of CharterComm Holdings and CCA Group are not included since these companies were not owned and controlled by Charter prior to December 23, 1998.

     As a result of the change in ownership of CCP, CharterComm Holdings and CCA Group, Charter Holdings has applied push-down accounting in the preparation of the consolidated financial statements effective December 23, 1998. Accordingly, the financial statements of Charter Holdings for periods ended on or before December 23, 1998, are presented on a different cost basis than the financial statements for the periods after December 23, 1998 (not presented herein), and are not comparable.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems................................    3-15 years
Buildings and leasehold improvements......................    5-15 years
Vehicles and equipment....................................     3-5 years

     In 1997, the Company shortened the useful lives from 10 years to 5 years of certain plant and equipment included in cable distribution systems associated with costs of new customer installations. As a result, additional depreciation of $550 was recorded during 1997. The estimated useful lives were shortened to be more reflective of average customer lives.

FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Company's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenues.

INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

INCOME TAXES

     The Company files a consolidated income tax return with Charter. Income taxes are allocated to the Company in accordance with the tax-sharing agreement between the Company and Charter.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1998, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $228,400, comprising $167,500 in cash and $60,900 in a note payable to Seller. The excess of cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $207,600 and is included in franchises.

     In 1996, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $34,100. The excess of the cost of properties acquired over

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES the amounts assigned to net tangible assets at the date of acquisition was $24,300 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair values at the acquisition dates.

     Unaudited pro forma operating results as though the acquisition discussed above, excluding the Paul Allen Transaction, had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                       PERIOD FROM
                                                    JANUARY 1, 1998,
                                                         THROUGH         YEAR ENDED
                                                    DECEMBER 23, 1998       1997
                                                    -----------------    ----------
                                                              (UNAUDITED)
Revenues..........................................      $ 67,007          $ 63,909
Loss from operations..............................        (7,097)           (7,382)
Net loss..........................................       (24,058)          (26,099)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  SALE OF FT. HOOD SYSTEM:

     In February 1997, the Company sold the net assets of the Ft. Hood system, which served customers in Texas, for an aggregate sales price of approximately $12,500. The sale of the Ft. Hood system resulted in a loss of $1,363, which is included in operating costs in the accompanying statement of operations for the year ended December 31, 1997.

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems..................................    $29,061
Land, buildings and leasehold improvements..................        447
Vehicles and equipment......................................      1,744
                                                                -------
                                                                 31,252
Less- Accumulated depreciation..............................     (5,722)
                                                                -------
                                                                $25,530
                                                                =======

     For the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, depreciation expense was $6,249, $3,898 and $2,371, respectively.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest............................................    $  292
Capital expenditures........................................       562
Franchise fees..............................................       426
Programming costs...........................................       398
Accounts payable............................................       298
Other.......................................................     1,106
                                                                ------
                                                                $3,082
                                                                ======

6.  LONG-TERM DEBT:

     The Company maintained a revolving credit agreement (the "Old Credit Agreement") with a consortium of banks for borrowings up to $47,500, of which $41,500 was outstanding at December 31, 1997. In 1997, the Credit Agreement was amended to reflect the impact of the sale of a cable television system. The debt bears interest, at the Company's option, at rates based on the prime rate of the Bank of Montreal (the agent bank), or LIBOR, plus the applicable margin based upon the Company's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.44% to 7.63% at December 31, 1997.

     In May 1998, the Company entered into a credit agreement (the "CCP Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $60,000 that matures on June 30, 2006, and the other with the principal amount of $80,000 that matures on June 30, 2007. The CCP Credit Agreement also provides for a $90,000 revolving credit facility with a maturity date of June 30, 2006. Amounts under the CCP Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.88%.

     Commencing March 31, 1999, and at the end of each quarter thereafter, available borrowings under the revolving credit facility shall be reduced on an annual basis by 3.5% in 1999, 7.0% in 2000, 9.0% in 2001, 10.5% in 2002 and
16.5% in 2003. Commencing March 31, 2000, and at the end of each quarter thereafter, available borrowings under the term loan shall be reduced on an annual basis by 6.0% in 2000, 8.0% in 2001, 11.0% in 2002 and 16.5% in 2003.
Commencing March 31, 2000, and at the end of each quarter thereafter, available borrowings under the other term loan shall be reduced on an annual basis by 1.0% in 2000, 1.0% in 2001, 1.0% in 2002 and 1.0% in 2003.

     The credit agreement requires the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. This agreement also contains substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

7.  NOTE PAYABLE TO RELATED PARTY:

     As of December 31, 1997, the Company holds a promissory note payable to CCT Holdings Corp., a company managed by Charter and acquired by Charter effective December 23, 1998. The promissory note bears interest at the rates paid by CCT Holdings Corp. on a note payable to a third party. Principal and interest are due on September 29, 2005.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                   CARRYING    NOTIONAL     FAIR
                                                    VALUE       AMOUNT      VALUE
                                                   --------    --------    -------
Debt
CCP Credit Agreement.............................  $41,500     $    --     $41,500
Interest Rate Hedge Agreements
Caps.............................................       --      15,000          --
Collars..........................................       --      20,000         (74)

     As the long-term debt under the credit agreements bears interest at current market rates, its carrying amount approximates market value at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's financial position or results of operations.

9.  INCOME TAXES:

     At December 31, 1997, the Company had net operating loss carryforwards of $9,594, which if not used to reduce taxable income in future periods, expire in the years 2010 through 2012. As of December 31, 1997, the Company's deferred income tax assets were offset by valuation allowances and deferred income tax liabilities resulting primarily from differences in accounting for depreciation and amortization.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

10.  RELATED-PARTY TRANSACTIONS:

     Charter provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are determined based on the number of basic customers. Such costs totaled $437, $220 and $131, respectively for the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996. All other costs incurred by Charter on behalf of the Company are expensed in the accompanying financial statements and are included in corporate expense allocations -- related party. The cost of these services is allocated based on the number of basic customers. Management considers these allocations to be reasonable for the operations of the Company.

     Charter utilizes a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to Charter Holdings as determined by independent actuaries, at the present value of the actuarially computed present and future liabilities for such benefits. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year.

The Company is charged a management fee based on percentages of revenues as stipulated in the management agreement between Charter and the Company. For the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, the management fee charged to the Company approximated the corporate expenses incurred by Charter on behalf of the Company. Management fees currently payable of $114 are included in payables to manager of cable television systems -- related party as of December 31, 1997.

11.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, were $278, $130 and $91, respectively.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $421, $271 and $174, respectively.

LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

12.  EMPLOYEE BENEFIT PLAN:

401(k) PLAN

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. The Company contributed $74, $29 and $22 for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, respectively.

APPRECIATION RIGHTS PLAN

     Certain employees of Charter participate in the 1995 Charter Communications, Inc. Appreciation Rights Plan (the "Plan"). The Plan permits Charter to grant 1,500,000 units to certain key employees, of which 1,251,500 were outstanding at December 31, 1997. Units received by an employee vest at a rate of 20% per year, unless otherwise provided in the participant's Appreciation Rights Unit Agreement. The appreciation rights entitle the participants to receive payment, upon termination or change in control of Charter, of the excess of the unit value over the base value (defined as the appreciation value) for each vested unit. The unit value is based on Charter's adjusted equity, as defined in the Plan. Deferred compensation expense recorded by Charter is based on the appreciation value since the grant date and is being amortized over the vesting period.

     As a result of the acquisition of Charter by Paul G. Allen, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter in 1999. The cost of this plan was allocated to the Company based on the number of basic customers. Management considers this allocation to be reasonable for the operations of the Company. For the period January 1, 1998, through December 23, 1998, the Company expensed $3,800, included in corporate expense allocation, for the cost of this plan.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

13.  PARENT COMPANY ONLY FINANCIAL STATEMENTS

     As a result of the limitations on and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter Holdings, the parent company. Charter Holdings (parent company only) financial statements are presented below.

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                                 BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
LIABILITIES
INVESTMENT IN CHARTER OPERATING.............................    $(1,975)
                                                                =======
SHAREHOLDER'S INVESTMENT
Common Stock................................................    $    --
Paid-in-capital.............................................      5,900
Accumulated deficit.........................................     (7,875)
                                                                -------
                                                                $(1,975)
                                                                =======

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                   PERIOD FROM           YEAR ENDED
                                                 JANUARY 1, 1998        DECEMBER 31
                                                     THROUGH         ------------------
                                                DECEMBER 23, 1998     1997       1996
                                                -----------------    -------    -------
EQUITY IN LOSS OF CHARTER OPERATING...........      $(17,222)        $(4,623)   $(2,723)
                                                    --------         -------    -------
  Net loss....................................      $(17,222)        $(4,623)   $(2,723)
                                                    ========         =======    =======

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                     STATEMENT OF SHAREHOLDER'S INVESTMENT
                             (DOLLARS IN THOUSANDS)

                                         COMMON    PAID-IN    ACCUMULATED
                                         STOCK     CAPITAL      DEFICIT       TOTAL
                                         ------    -------    -----------    --------
BALANCE, December 31, 1995.............    $--     $ 1,500     $   (529)     $    971
  Capital Contribution.................    --        4,400           --         4,400
  Net loss                                 --           --       (2,723)       (2,723)
                                           --      -------     --------      --------
BALANCE, December 31, 1996.............    --        5,900       (3,252)        2,648
  Net loss.............................    --           --       (4,623)       (4,623)
                                           --      -------     --------      --------
BALANCE, December 31, 1997.............    --        5,900       (7,875)       (1,975)
  Capital Contribution.................    --       10,800           --        10,800
  Net loss.............................    --           --      (17,222)      (17,222)
                                           --      -------     --------      --------
BALANCE, December 23, 1998.............    $--     $16,700     $(25,097)     $ (8,397)
                                           ==      =======     ========      ========

     The investment in Charter Operating is accounted for on the equity method. No statement of cash flows has been presented as Charter Holdings (parent company only) had no cash flow activity.

14.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

                          INDEPENDENT AUDITORS' REPORT

The Members
Marcus Cable Holdings, LLC:

     We have audited the accompanying consolidated balance sheets of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, members' equity/partners' capital and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                              /s/ KPMG LLP

Dallas, Texas
February 19, 1999
  (except for the fourth and seventh paragraphs of Note 1 which are as of August 25, 1999 and April 7, 1999, respectively)

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                            ------------------------
                                                               1998          1997
                                                               ----          ----
ASSETS
----------------------------------------------------------------------
Current assets:
  Cash and cash equivalents...............................  $      813    $    1,607
  Accounts receivable, net of allowance of $1,800 in 1998
     and $1,904 in 1997...................................      16,055        23,935
  Prepaid expenses and other..............................       6,094         2,105
                                                            ----------    ----------
          Total current assets............................      22,962        27,647
Investment in cable television systems:
  Property, plant and equipment...........................     741,021       706,626
  Franchises..............................................     783,742       945,125
  Noncompetition agreements...............................       4,425         6,770
Other assets..............................................      52,928        64,300
                                                            ----------    ----------
                                                            $1,605,078    $1,750,468
                                                            ==========    ==========
LIABILITIES AND MEMBERS' EQUITY/PARTNERS' CAPITAL
----------------------------------------------------------------------
Current liabilities:
  Current maturities of long-term debt....................  $   77,500    $   67,499
  Accrued liabilities.....................................      66,985        68,754
                                                            ----------    ----------
          Total current liabilities.......................     144,485       136,253
Long-term debt............................................   1,354,919     1,531,927
Other long-term liabilities...............................       1,390         2,261
Members' equity/partners' capital.........................     104,284        80,027
                                                            ----------    ----------
                                                            $1,605,078    $1,750,468
                                                            ==========    ==========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                       YEAR ENDED DECEMBER 31,
                                                 -----------------------------------
                                                   1998         1997         1996
                                                 ---------    ---------    ---------
Revenues:
  Cable services.............................    $ 499,265    $ 473,701    $ 432,172
  Management fees -- related party...........          555        5,614        2,335
                                                 ---------    ---------    ---------
          Total revenues.....................      499,820      479,315      434,507
                                                 ---------    ---------    ---------
Operating expenses:
  Selling, service and system management.....      193,725      176,515      157,197
  General and
     administrative..........................       77,913       72,351       73,017
  Transaction and severance costs............      135,379           --           --
  Management fees -- related party...........        3,341           --           --
  Depreciation and amortization..............      215,789      188,471      166,429
                                                 ---------    ---------    ---------
          Total operating expenses...........      626,147      437,337      396,643
                                                 ---------    ---------    ---------
          Operating income (loss)............     (126,327)      41,978       37,864
                                                 ---------    ---------    ---------
Other (income) expense:
  Interest expense...........................      159,985      151,207      144,376
  Gain on sale of assets.....................     (201,278)          --       (6,442)
                                                 ---------    ---------    ---------
          Total other (income) expense.......      (41,293)     151,207      137,934
                                                 ---------    ---------    ---------
          Loss before extraordinary
            item.............................      (85,034)    (109,229)    (100,070)
Extraordinary item -- loss on early
  retirement of debt.........................       (9,059)          --           --
                                                 ---------    ---------    ---------
          Net loss...........................    $ (94,093)   $(109,229)   $(100,070)
                                                 =========    =========    =========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY/PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                        MARCUS
                                           CLASS B       CABLE
                               GENERAL     LIMITED    PROPERTIES,     VULCAN
                               PARTNERS   PARTNERS      L.L.C.      CABLE, INC.     TOTAL
                               --------   --------    -----------   -----------     -----
Balance at December 31,
  1995.......................  $(21,396)  $ 310,722          --            --     $ 289,326
  Net loss...................      (200)    (99,870)         --            --      (100,070)
                               --------   ---------    --------      --------     ---------
Balance at December 31,
  1996.......................   (21,596)    210,852          --            --       189,256
  Net loss...................      (218)   (109,011)         --            --      (109,229)
                               --------   ---------    --------      --------     ---------
Balance at December 31,
  1997.......................   (21,814)    101,841          --            --        80,027
  Net loss -- January 1, 1998
     to April 22, 1998.......      (224)   (111,838)         --            --      (112,062)
  Capital contributions......        --          --          --       118,350       118,350
  Reorganization of limited
     partnership to limited
     liability company.......    22,038       9,997     (22,038)       (9,997)           --
  Net income -- April 23,
     1998 to December 31,
     1998....................        --          --         683        17,286        17,969
                               --------   ---------    --------      --------     ---------
Balance at December 31,
  1998.......................  $     --   $      --    $(21,355)     $125,639     $ 104,284
                               ========   =========    ========      ========     =========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1998         1997         1996
                                                                ----         ----         ----
Cash flows from operating activities:
  Net loss..................................................  $ (94,093)   $(109,229)   $(100,070)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Extraordinary item -- loss on early retirement of
     debt...................................................      9,059           --           --
    Gain on sale of assets..................................   (201,278)          --       (6,442)
    Depreciation and amortization...........................    215,789      188,471      166,429
    Non cash interest expense...............................     82,416       72,657       63,278
    Changes in assets and liabilities, net of working
     capital adjustments for acquisitions:
      Accounts receivable, net..............................      7,880       (6,439)         (70)
      Prepaid expenses and other............................     (4,017)          95         (574)
      Other assets..........................................        413         (385)        (502)
      Accrued liabilities...................................     (1,769)       9,132       (3,063)
                                                              ---------    ---------    ---------
         Net cash provided by operating activities:.........     14,400      154,302      118,986
                                                              ---------    ---------    ---------
Cash flows from investing activities:
  Acquisition of cable systems..............................    (57,500)     (53,812)     (10,272)
  Proceeds from sale of assets, net of cash acquired and
    selling costs...........................................    401,432           --       20,638
  Additions to property, plant and equipment................   (224,723)    (197,275)    (110,639)
  Other.....................................................       (689)          --           --
                                                              ---------    ---------    ---------
         Net cash provided by (used in) investing
           activities:......................................    118,520     (251,087)    (100,273)
                                                              ---------    ---------    ---------
Cash flows from financing activities:
  Borrowings under Senior Credit Facility...................    217,750      226,000       65,000
  Repayments under Senior Credit Facility...................   (359,500)    (131,250)     (95,000)
  Repayments of notes and debentures........................   (109,344)          --           --
  Payment of debt issuance costs............................        (99)      (1,725)          --
  Cash contributed by member................................    118,350           --           --
  Payments on other long-term liabilities...................       (871)        (667)         (88)
                                                              ---------    ---------    ---------
         Net cash provided by (used in) financing
           activities.......................................   (133,714)      92,358      (30,088)
                                                              ---------    ---------    ---------
Net decrease in cash and cash equivalents...................       (794)      (4,427)     (11,375)
Cash and cash equivalents at the beginning of the period....      1,607        6,034       17,409
                                                              ---------    ---------    ---------
Cash and cash equivalents at the end of the period..........  $     813    $   1,607    $   6,034
                                                              =========    =========    =========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $  81,765    $  81,155    $  83,473
                                                              =========    =========    =========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     Marcus Cable Holdings, LLC ("MCHLLC"), a Delaware limited liability company, was formed in February 1999 as parent of Marcus Cable Company, L.L.C. ("MCCLLC"), formerly Marcus Cable Company, L.P. ("MCCLP"). MCCLP was formed as a Delaware limited partnership and was converted to a Delaware limited liability company on June 9, 1998 (see Note 3). MCHLLC and its subsidiaries (collectively, the "Company") derive their primary source of revenues by providing various levels of cable television programming and services to residential and business customers. The Company's operations are conducted through Marcus Cable Operating Company, L.L.C. ("MCOC"), a wholly-owned subsidiary of the Company. The Company operates its cable television systems primarily in Texas, Wisconsin, Indiana, California and Alabama.

     The accompanying consolidated financial statements include the accounts of MCHLLC, which is the predecessor of MCCLLC, and its subsidiary limited liability companies and corporations. All significant intercompany accounts and transactions have been eliminated in consolidation.

     On April 23, 1998, Vulcan Cable, Inc. and Paul G. Allen (collectively referred to as "Vulcan") acquired all of the outstanding limited partnership interests and substantially all of the general partner interest in MCCLP for cash payments of $1,392,000 ("the Vulcan Acquisition"). Under the terms of the purchase agreement, the owner of the remaining 0.6% general partner interest in the Company (the "Minority Interest"), which represents 100% of the voting control of the Company, could cause Vulcan to purchase the 0.6% general partner interest under certain conditions, or Vulcan could cause the Minority Interest to sell its interest to Vulcan under certain conditions, at a fair value of not less than $8,000.

     The accompanying consolidated financial statements do not reflect the application of purchase accounting for the Vulcan Acquisition because the Securities and Exchange Commission staff challenged such accounting treatment since, as of December 31, 1998, Vulcan had not acquired voting control of the Company. On March 31, 1999, Vulcan acquired voting control of the Company by its acquisition of the Minority Interest for cash consideration.

     In connection with the Vulcan Acquisition, the Company incurred transaction costs of approximately $119,345, comprised primarily of $90,200 of compensation paid to employees of the Company by Vulcan in settlement of specially designated Class B units in MCCLP ("EUnit") granted in past periods by the general partner of MCCLP, and $24,000 of transaction fees paid to certain equity partners for investment banking services. These transaction costs have been included in the accompanying consolidated statement of operations for the year ended December 31, 1998.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter Communications, Inc. ("Charter"). Beginning in October 1998, Charter managed the operations of the Company.

     In March 1999, Charter transferred all of its cable television operating subsidiaries to a subsidiary, Charter Communications Holdings, LLC (Charter Holdings) in connection with the issuance of Senior Notes and Senior Discount Notes totaling $3.6 billion. These

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES operating subsidiaries were then transferred to Charter Communications Operating, LLC ("Charter Operating"). On April 7, 1999, the cable operations of the Company were transferred to Charter Operating subsequent to the purchase by Paul G. Allen of the Minority Interest.

     As a result of the Vulcan Acquisition, the Company recognized severance and stay-on bonus compensation of $16,034, which is included in Transaction and Severance Costs in the accompanying statement of operations for the year ended December 31, 1998. As of December 31, 1998, 35 employees and officers of the Company had been terminated and $13,634 had been paid under severance and bonus arrangements. By March 31, 1999, an additional 50 employees will be terminated. The remaining balance of $2,400 is to be paid by April 30, 1999 and an additional $400 in stay-on bonuses will be recorded as compensation in 1999 as the related services are provided.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1998 and 1997, cash equivalents consist of certificates of deposit and money market funds. These investments are carried at cost which approximates market value.

  (b) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for maintenance and repairs are charged to expense as incurred and equipment replacements and betterments are capitalized.

     Depreciation is provided by the straight-line method over the estimated useful lives of the related assets as follows:

Cable distribution systems.............  3-10 years
Buildings and leasehold improvements...  5-15 years
Vehicles and equipment.................   3-5 years

  (c) FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the estimated lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company. Accumulated amortization was $317,335 and $264,600 at December 31, 1998 and 1997, respectively.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

  (d) NONCOMPETITION AGREEMENTS

     Noncompetition agreements are amortized using the straight-line method over the term of the respective agreements. Accumulated amortization was $20,267 and $19,144 at December 31, 1998 and 1997, respectively.

  (e) OTHER ASSETS

     Debt issuance costs are amortized to interest expense over the term of the related debt. Going concern value of acquired cable systems is amortized using the straight-line method over a period up to 10 years.

  (f) IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

  (g) REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1998 and 1997, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

     Management fee revenues are recognized concurrently with the recognition of revenues by the managed cable television system, or as a specified monthly amount as stipulated in the management agreement. Incentive management fee revenue is recognized upon performance of specified actions as stipulated in the management agreement.

  (h) INCOME TAXES

     Income taxes are the responsibility of the individual members and are not provided for in the accompanying financial statements. The Company's subsidiary corporations are subject to federal income tax but have had no operations and therefore, no taxable income since inception.

  (i) INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain of its debt agreements. Interest rate swaps and caps are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating thereby creating fixed rate debt. Interest

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES rate caps are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

  (j) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (k) ACCOUNTING STANDARD NOT IMPLEMENTED

     In June 1998, the Financial Accounting Standards Boards adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Financial Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility of earnings
(loss).

(3) CAPITAL STRUCTURE

  PARTNERS' CAPITAL

  (a) CLASSES OF PARTNERSHIP INTERESTS

     The MCCLP partnership agreement (the "Partnership Agreement") provided for Class B Units and Convertible Preference Units. Class B Units consisted of General Partner Units ("GP Units") and Limited Partner Units ("LP Units"). To the extent that GP Units had the right to vote, GP Units voted as Class B Units together with Class B LP Units. Voting rights of Class B LP Units were limited to items specified under the Partnership Agreement. Prior to the dissolution of the Partnership on June 9, 1998, there were 18,848.19 GP Units and 294,937.67 Class B LP Units outstanding.

     The Partnership Agreement also provided for the issuance of a class of Convertible Preference Units. These units were entitled to a general distribution preference over the Class B LP Units and were convertible into Class B LP Units. The Convertible Preference

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

Units could vote together with Class B Units as a single class, and the voting percentage of each Convertible Preference Unit, at a given time, was based on the number of Class B LP Units into which such Convertible Preference Unit is then convertible. MCCLP had issued 7,500 Convertible Preference Units with a distribution preference and conversion price of two thousand dollars per unit.

     The Partnership Agreement permitted the General Partner, at its sole discretion, to issue up to 31,517 Employee Units (classified as Class B Units) to key individuals providing services to the Company. Employee Units were not entitled to distributions until such time as all units have received certain distributions as calculated under provisions of the Partnership Agreement ("subordinated thresholds"). At December 31, 1997 28,033.20 Employee Units were outstanding with a subordinated threshold ranging from $1,600 to $1,750 per unit (per unit amounts in whole numbers). In connection with the Vulcan Acquisition, the amount paid to EUnit holders of $90,200 was recognized as Transaction and Severance Costs in the year ended December 31, 1998.

  (b) ALLOCATION OF INCOME AND LOSS TO PARTNERS

     MCCLP incurred losses from inception. Losses were allocated as follows:

     (1) First, among the partners whose capital accounts exceed their unreturned capital contributions in proportion to such excesses until each such partner's capital account equals its unreturned capital contribution; and

     (2) Next, to the holders of Class B Units in accordance with their unreturned capital contribution percentages.

     The General Partner was allocated a minimum of 0.2% to 1% of income or loss at all times, depending on the level of capital contributions made by the partners.

  MEMBERS' EQUITY

     Upon completion of the Vulcan Acquisition, Vulcan collectively owned 99.4% of MCCLP through direct ownership of all LP Units and through 80% ownership of Marcus Cable Properties, Inc. ("MCPI"), the general partner of Marcus Cable Properties, L.P. ("MCPLP"), the general partner of MCCLP. The Minority Interest owned the voting common stock, or the remaining 20% of MCPI. In July 1998, Vulcan contributed $20,000 in cash to the Company relating to certain employee severance arrangements.

     On June 9, 1998, MCCLP was converted into a Delaware limited liability company with two members: Vulcan Cable, Inc., with 96.2% ownership, and Marcus Cable Properties, L.L.C. ("MCPLLC") (formerly MCPLP), with 3.8% ownership. Vulcan Cable, Inc. owns approximately 25.6% and MCPI owns approximately 74.4% of MCPLLC, with Vulcan's interest in MCPI unchanged. As there was no change in ownership interests, the historical partners' capital balances at June 9, 1998 were transferred to and became the initial equity of MCCLLC, and thus the accompanying statement of members' equity has been presented as if the conversion of MCCLP into MCCLLC occurred on April 23, 1998, the date of the Vulcan Acquisition (see Note 1).

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

     As of December 31, 1998, MCCLLC has 100 issued and outstanding membership units. Income and losses of MCCLLC are allocated to the members in accordance with their ownership interests. Members are not personally liable for obligations of MCCLLC.

(4) ACQUISITIONS AND DISPOSITIONS

     In 1998, the Company acquired cable television systems in the Birmingham, Alabama area for a purchase price of $57,500. The excess of the cost of properties acquired over the amounts assigned to net tangible assets and noncompetition agreements as of the date of acquisition was approximately $44,603 and is included in franchises.

     Additionally, in 1998, the Company completed the sale of certain cable television systems for an aggregate net sales price of $401,432, resulting in a total gain of $201,278.

     In 1997, the Company acquired cable television systems in the Dallas-Ft. Worth, Texas area for a purchase price of $35,263. The excess of the cost of properties acquired over the amounts assigned to net tangible assets as of the date of acquisition was $15,098 and is included in franchises.

     Additionally, in July 1997, the Company completed an exchange of cable television systems in Indiana and Wisconsin. According to the terms of the trade agreement, in addition to the contribution of its systems, the Company paid $18,549.

     In 1996, the Company acquired cable television systems in three separate transactions for an aggregate purchase price of $10,272. The excess of the cost of properties acquired over the amounts assigned to net tangible assets as of the date of acquisition was $4,861 and is included in franchises.

     Additionally, in 1996, the Company completed the sale of cable television systems in Washington, D.C. for a sale price of $20,638. The sale resulted in a gain of $6,442.

     The above acquisitions were accounted for using the purchase method of accounting and, accordingly, results of operations of the acquired assets have been included in the accompanying consolidated financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair market values at the dates of acquisition. The cable system trade discussed above was accounted for as a nonmonetary exchange and, accordingly, the additional cash contribution was allocated to tangible and intangible assets based on recorded amounts of the nonmonetary assets relinquished.

     Unaudited pro forma operating results as though 1998 and 1997 acquisitions and divestitures discussed above had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows for the years ended December 31, 1998 and 1997:

                                               1998         1997
                                               ----         ----
                                                  (UNAUDITED)
Revenues...................................  $ 444,738    $ 421,665
Operating income (loss)....................   (148,472)       9,064
Net loss...................................   (150,841)    (142,143)

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31:

                                                1998         1997
                                                ----         ----
Cable distribution systems.................     996,804    $ 878,721
Vehicles and other.........................      40,243       37,943
Land and buildings.........................      18,861       17,271
                                             ----------    ---------
                                              1,055,908      933,935
Accumulated depreciation...................    (314,887)    (227,309)
                                             ----------    ---------
                                             $  741,021    $ 706,626
                                             ==========    =========

     Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $129,663, $96,220, and $72,281, respectively.

(6) OTHER ASSETS

     Other assets consist of the following at December 31, 1998 and 1997:

                                                  1998       1997
                                                 -------    -------
Debt issuance costs............................  $41,079    $45,225
Going concern value............................   37,274     37,274
Other..........................................      677      1,090
                                                 -------    -------
                                                  79,030     83,589
Accumulated amortization.......................  (26,102)   (19,289)
                                                 -------    -------
                                                 $52,928    $64,300
                                                 =======    =======

(7) ACCRUED LIABILITIES

     Accrued liabilities consist of the following at December 31, 1998 and 1997:

                                                  1998       1997
                                                 -------    -------
Accrued operating liabilities..................  $26,334    $27,923
Accrued programming costs......................    9,539      9,704
Accrued franchise fees.........................    8,907     10,131
Accrued property taxes.........................    4,586      5,125
Accrued interest...............................    3,752      7,949
Other accrued liabilities......................   13,867      7,922
                                                 -------    -------
                                                 $66,985    $68,754
                                                 =======    =======

(8) LONG-TERM DEBT

     The Company has outstanding the following borrowings on long-term debt arrangements at December 31, 1998 and 1997:

                                               1998          1997
                                            ----------    ----------
Senior Credit Facility....................  $  808,000    $  949,750
13 1/2% Senior Subordinated Discount
  Notes...................................     383,236       336,304
14 1/4% Senior Discount Notes.............     241,183       213,372
11 7/8% Senior Debentures.................          --       100,000
                                            ----------    ----------
                                             1,432,419     1,599,426
Less current maturities...................      77,500        67,499
                                            ----------    ----------
                                            $1,354,919    $1,531,927
                                            ==========    ==========

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

     The Company, through MCOC, maintains a senior credit facility ("Senior Credit Facility"), which provides for two term loan facilities, one with a principal amount of $490,000 that matures on December 31, 2002 ("Tranche A") and the other with a principal amount of $300,000 million that matures on April 30, 2004 ("Tranche B"). The Senior Credit Facility provides for scheduled amortization of the two term loan facilities which began in September 1997. The Senior Credit Facility also provides for a $360,000 revolving credit facility ("Revolving Credit Facility"), with a maturity date of December 31, 2002. Amounts outstanding under the Senior Credit Facility bear interest at either the: i) Eurodollar rate, ii) prime rate, or iii) CD base rate or Federal Funds rate, plus a margin of up to 2.25%, which is subject to certain quarterly adjustments based on the ratio of MCOC's total debt to annualized operating cash flow, as defined. The variable interest rates ranged from 6.23% to 7.75% and 5.97% to 8.00% at December 23, 1998, and December 31, 1997, respectively. A quarterly commitment fee ranging from 0.250% to 0.375% per annum is payable on the unused commitment under the Senior Credit Facility.

     On October 16, 1998, the Company entered into an agreement to amend its Senior Credit Facility. The amendment provides for, among other items, a reduction in the permitted leverage and cash flow ratios, a reduction in the interest rate charge under the Senior Credit Facility and a change in the restriction related to the use of cash proceeds from asset sales to allow such proceeds to be used to redeem the 11 7/8% Senior Debentures.

     In 1995, the Company issued $299,228 of 14 1/4% Senior Discount Notes due December 15, 2005 (the "14 1/4% Notes") for net proceeds of $150,003. The
14 1/4% Notes are unsecured and rank pari passu to the 11 7/8% Debentures (defined below). The 14 1/4% Notes are redeemable at the option of MCHLLC at amounts decreasing from 107% to 100% of par beginning on June 15, 2000. No interest is payable until December 15, 2000. Thereafter interest is payable semi-annually until maturity. The discount on the 14 1/4% Notes is being accreted using the effective interest method. The unamortized discount was $85,856 at December 31, 1997.

     In 1994, the Company, through MCOC, issued $413,461 face amount of 13 1/2% Senior Subordinated Discount Notes due August 1, 2004 (the "13 1/2% Notes") for net proceeds of $215,000. The 13 1/2% Notes are unsecured, are guaranteed by MCHLLC and are redeemable, at the option of MCOC, at amounts decreasing from 105% to 100% of par beginning on August 1, 1999. No interest is payable on the 13 1/2% Notes until February 1, 2000. Thereafter, interest is payable semi-annually until maturity. The discount on the 13 1/2% Notes is being accreted using the effective interest method. The unamortized discount was $77,157 at December 31, 1997.

     In 1993, the Company issued $100,000 principal amount of 11 7/8% Senior Debentures due October 1, 2005 (the "11 7/8% Debentures"). The 11 7/8% Debentures were unsecured and were redeemable at the option of the Company on or after October 1, 1998 at amounts decreasing from 105.9% to 100% of par at October 1, 2002, plus accrued interest, to the date of redemption. Interest on the 11 7/8% Debentures was payable semi-annually each April 1 and October 1 until maturity.

     On July 1, 1998, $4,500 face amount of the 14 1/4% Notes and $500 face amount of the 11 7/8% Notes were tendered for gross tender payments of $3,472 and $520 respectively. The payments resulted in a gain on the retirement of the debt of $753. On December 11,

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

1998, the 11 7/8% Notes were redeemed for a gross payment of $107,668, including accrued interest. The redemption resulted in a loss on the retirement of the debt of $9,059.

     The 14 1/4% Notes, 13 1/2% Notes, 11 7/8% Debentures and Senior Credit Facility are all unsecured and require the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying and fair values of the Company's significant financial instruments as of December 31, 1998 and 1997 are as follows:

                                                  1998                  1997
                                           -------------------   -------------------
                                           CARRYING     FAIR     CARRYING     FAIR
                                            VALUE      VALUE      VALUE      VALUE
                                           --------    -----     --------    -----
Senior Credit Facility...................  $808,000   $808,000   $949,750   $949,750
13 1/2% Notes............................   383,236    418,629    336,304    381,418
14 1/4% Notes............................   241,183    279,992    213,372    258,084
11 7/8% Debentures.......................        --         --    100,000    108,500

     The carrying amount of the Senior Credit Facility approximates fair value as the outstanding borrowings bear interest at market rates. The fair values of the 14 1/4% Notes, 13 1/2% Notes, and 11 7/8% Debentures, are based on quoted market prices. The Company had interest rate swap agreements covering a notional amount of $500,000 at December 31, 1998 and 1997. The fair value of such swap agreements was ($5,761) at December 31, 1998.

     The weighted average interest pay rate for the interest rate swap agreements was 5.7% at December 31, 1998, and 1997. Certain of these agreements allow for optional extension by the counterparty or for automatic extension in the event that one month LIBOR exceeds a stipulated rate on any monthly reset date. Approximately $100,000 notional amount included in the $500,000 notional amount described above is also modified by an interest rate cap agreement which resets monthly.

     The notional amounts of the interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair values of the interest rate hedge agreements generally reflect the estimated amounts that the Company would receive or (pay) (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's Senior Credit Facility thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of the major counterparties.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

(10) RELATED PARTY TRANSACTIONS

     The Company and Charter entered into a management agreement on October 6, 1998 whereby Charter began to manage the day-to-day operations of the Company. In consideration for the management consulting services provided by Charter, Marcus pays Charter an annual fee equal to 3% of the gross revenues of the cable system operations, plus expenses. From October 6, 1998 to December 31, 1998, management fees under this agreement were $3,341.

     Prior to the consummation of the Vulcan Acquisition, affiliates of Goldman Sachs owned limited partnership interests in MCCLP. Maryland Cable Partners, L.P. ("Maryland Cable"), which was controlled by an affiliate of Goldman Sachs, owned the Maryland Cable systems. MCOC managed the Maryland Cable systems under the Maryland Cable Agreement. Pursuant to such agreement, MCOC earned a management fee equal to 4.7% of the revenues of Maryland Cable.

     Effective January 31, 1997, Maryland Cable was sold to a third party. Pursuant to the Maryland Cable Agreement, MCOC recognized incentive management fees of $5,069 during the twelve months ended December 31, 1997 in conjunction with the sale. Although MCOC is no longer involved in the active management of the Maryland Cable systems, MCOC has entered into an agreement with Maryland Cable to oversee the activities, if any, of Maryland Cable through the liquidation of the partnership. Pursuant to such agreement, MCOC earns a nominal monthly fee. During the year ended December 31, 1998, MCOC earned total management fees of $555. Including the incentive management fees noted above, during the years ended December 31, 1997 and 1996, MCOC earned total management fees of $5,614 and $2,335, respectively.

(11) EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) plan for its employees whereby employees that qualify for participation under the plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches participant contributions up to a maximum of 2% of a participant's salary. For the years ended December 31, 1998, 1997 and 1996, the Company made contributions to the plan of $765, $761 and $480, respectively.

(12) COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the years ended December 31, 1998, 1997 and 1996 were $3,394, $3,230, and $2,767, respectively.
The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense for pole attachments for the years ended December 31, 1998, 1997 and 1996 were $4,081, $4,314, and $4,008, respectively.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount returned by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

  LITIGATION

     In Alabama, Indiana, Texas and Wisconsin, customers have filed punitive class action lawsuits on behalf of all person residing in those respective states who are or were potential customers of the Company's cable television service, and who have been charged a processing fee for delinquent payment of their cable bill. The actions challenge the legality of the processing fee and seek declaratory judgment, injunctive relief and unspecified damages. In Alabama and Wisconsin, the Company has entered into joint speculation and case management orders with attorneys for plaintiffs. A Motion to Dismiss is pending in Indiana. The Company intends to vigorously defend the actions. At this stage of the actions, the Company is not able to project the expenses of defending the actions or the potential outcome of the actions, including the impact on the consolidated financial position or results of operations.

     The Company is also party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(13) SUBSEQUENT EVENT (UNAUDITED)

     In March 1999, concurrent with the issuance of Senior Notes and Senior Discount Notes, the combined company (Charter and the Company, see note 1) extinguished all long-term debt, excluding borrowings of Charter and the Company under their respective credit agreements, and refinanced all existing credit agreements at various subsidiaries of the Company and Charter with a new credit agreement entered into by a wholly owned subsidiary of the combined company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CCA Group:

     We have audited the accompanying combined balance sheet of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc. (collectively CCA Group) and subsidiaries as of December 31, 1997, and the related combined statements of operations, shareholders' deficit and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of CCA Group and subsidiaries as of December 31, 1997, and the combined results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

                                   CCA GROUP

                  COMBINED BALANCE SHEET -- DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    4,501
  Accounts receivable, net of allowance for doubtful
     accounts of $926.......................................       9,407
  Prepaid expenses and other................................       1,988
  Deferred income tax asset.................................       5,915
                                                              ----------
          Total current assets..............................      21,811
                                                              ----------
RECEIVABLE FROM RELATED PARTY, including accrued interest...      13,090
                                                              ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................     352,860
  Franchises, net of accumulated amortization of $132,871...     806,451
                                                              ----------
                                                               1,159,311
                                                              ----------
OTHER ASSETS................................................      13,731
                                                              ----------
                                                              $1,207,943
                                                              ==========
                 LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   25,625
  Accounts payable and accrued expenses.....................      48,554
  Payables to manager of cable television systems -- related
     party..................................................       1,975
                                                              ----------
          Total current liabilities.........................      76,154
                                                              ----------
DEFERRED REVENUE............................................       1,882
                                                              ----------
DEFERRED INCOME TAXES.......................................     117,278
                                                              ----------
LONG-TERM DEBT, less current maturities.....................     758,795
                                                              ----------
DEFERRED MANAGEMENT FEES....................................       4,291
                                                              ----------
NOTES PAYABLE, including accrued interest...................     348,202
                                                              ----------
SHAREHOLDERS' DEFICIT:
  Common stock..............................................           1
  Additional paid-in capital................................     128,499
  Accumulated deficit.......................................    (227,159)
                                                              ----------
          Total shareholders' deficit.......................     (98,659)
                                                              ----------
                                                              $1,207,943
                                                              ==========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                  PERIOD FROM
                                                   JANUARY 1,
                                                     1998,             YEAR ENDED
                                                    THROUGH           DECEMBER 31
                                                  DECEMBER 23,    --------------------
                                                      1998          1997        1996
                                                  ------------      ----        ----
REVENUES........................................   $ 324,432      $289,697    $233,392
                                                   ---------      --------    --------
EXPENSES:
  Operating costs...............................     135,705       122,917     102,977
  General and administrative....................      28,440        26,400      18,687
  Depreciation and amortization.................     136,689       116,080      96,547
  Management fees -- related parties............      17,392        11,414       8,634
                                                   ---------      --------    --------
                                                     318,226       276,811     226,845
                                                   ---------      --------    --------
     Income from operations.....................       6,206        12,886       6,547
                                                   ---------      --------    --------
OTHER INCOME (EXPENSE):
  Interest income...............................       4,962         2,043       1,883
  Interest expense..............................    (113,824)     (108,122)    (88,999)
  Other, net....................................        (294)          171      (2,504)
                                                   ---------      --------    --------
                                                    (109,156)     (105,908)    (89,620)
                                                   ---------      --------    --------
     Net loss...................................   $(102,950)     $(93,022)   $(83,073)
                                                   =========      ========    ========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                  COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIT
                             (DOLLARS IN THOUSANDS)

                                                 ADDITIONAL
                                       COMMON     PAID-IN      ACCUMULATED
                                       STOCK      CAPITAL        DEFICIT        TOTAL
                                       ------    ----------    -----------      -----
BALANCE, December 31, 1995...........   $ 1       $ 99,999      $ (51,064)    $  48,936
  Net loss...........................    --             --        (83,073)      (83,073)
                                        ---       --------      ---------     ---------
BALANCE, December 31, 1996...........     1         99,999       (134,137)      (34,137)
  Capital contributions..............    --         28,500             --        28,500
  Net loss...........................    --             --        (93,022)      (93,022)
                                        ---       --------      ---------     ---------
BALANCE, December 31, 1997...........     1        128,499       (227,159)      (98,659)
  Capital contributions..............    --          5,684             --         5,684
  Net loss...........................    --             --       (102,950)     (102,950)
                                        ---       --------      ---------     ---------
BALANCE, December 23, 1998...........   $ 1       $134,183      $(330,109)    $(195,925)
                                        ===       ========      =========     =========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                          PERIOD FROM
                                                           JANUARY 1,
                                                             1998,             YEAR ENDED
                                                            THROUGH            DECEMBER 31
                                                          DECEMBER 23,    ---------------------
                                                              1998          1997        1996
                                                          ------------      ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................   $(102,950)     $(93,022)   $ (83,073)
  Adjustments to reconcile net loss to net cash provided
     by operating activities --
     Depreciation and amortization......................     136,689       116,080       96,547
     Amortization of debt issuance costs and non cash
       interest cost....................................      44,701        49,107       39,927
     (Gain) loss on sale of property, plant and
       equipment........................................         511          (156)       1,257
     Changes in assets and liabilities, net of effects
       from acquisitions --
       Accounts receivable, net.........................       4,779           222       (1,393)
       Prepaid expenses and other.......................         243          (175)         216
       Accounts payable and accrued expenses............       3,849         8,797        3,855
       Payables to manager of cable television systems,
          including deferred management fees............       3,485           784          448
       Deferred revenue.................................       1,336           559         (236)
       Other operating activities.......................       5,583        (3,207)       1,372
                                                           ---------      --------    ---------
       Net cash provided by operating activities........      98,226        78,989       58,920
                                                           ---------      --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment............     (95,060)      (82,551)     (56,073)
  Payments for acquisitions, net of cash acquired.......          --      (147,187)    (122,017)
  Other investing activities............................      (2,898)       (1,296)          54
                                                           ---------      --------    ---------
     Net cash used in investing activities..............     (97,958)     (231,034)    (178,036)
                                                           ---------      --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..........................     300,400       162,000      127,000
  Repayments of long-term debt..........................     (64,120)      (39,580)     (13,100)
  Payments of debt issuance costs.......................      (8,442)       (3,360)      (3,126)
  Repayments under notes payable........................    (230,994)           --           --
  Capital contributions.................................          --        28,500           --
                                                           ---------      --------    ---------
     Net cash provided by (used in) financing
       activities.......................................      (3,156)      147,560      110,774
                                                           ---------      --------    ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS...............      (2,888)       (4,485)      (8,342)
CASH AND CASH EQUIVALENTS, beginning of period..........       4,501         8,986       17,328
                                                           ---------      --------    ---------
CASH AND CASH EQUIVALENTS, end of period................   $   1,613      $  4,501    $   8,986
                                                           =========      ========    =========
CASH PAID FOR INTEREST..................................   $ 179,781      $ 49,687    $  51,434
                                                           =========      ========    =========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND BASIS OF PRESENTATION

     CCA Group consists of CCA Holdings Corp. (CCA Holdings), CCT Holdings Corp. (CCT Holdings) and Charter Communications Long Beach, Inc. (CC-LB), all Delaware corporations (collectively referred to as "CCA Group" or the "Company") and their subsidiaries. The combined financial statements of each of these companies have been combined by virtue of their common ownership and management. All material intercompany transactions and balances have been eliminated.

     CCA Holdings commenced operations in January 1995 in connection with consummation of the Crown Transaction (as defined below). The accompanying financial statements include the accounts of CCA Holdings; its wholly-owned subsidiary, CCA Acquisition Corp. (CAC); CAC's wholly-owned subsidiary, Cencom Cable Entertainment, Inc. (CCE); and Charter Communications Entertainment I, L.P. (CCE-I), which is controlled by CAC through its general partnership interest. Through December 23, 1998, CCA Holdings was approximately 85% owned by Kelso Investment Associates V, L.P., an investment fund, together with an affiliate (collectively referred to as "Kelso" herein) and certain other individuals and approximately 15% by Charter Communications, Inc. (Charter), manager of CCE-I's cable television systems.

     CCT Holdings was formed on January 6, 1995. CCT Holdings commenced operations in September 1995 in connection with consummation of the Gaylord Transaction (as defined below). The accompanying financial statements include the accounts of CCT Holdings and Charter Communications Entertainment II, L.P. (CCE-II), which is controlled by CCT Holdings through its general partnership interest. Through December 23, 1998, CCT Holdings was owned approximately 85% by Kelso and certain other individuals and approximately 15% by Charter, manager of CCE-II's cable television systems.

     In January 1995, CAC completed the acquisition of certain cable television systems from Crown Media, Inc. (Crown), a subsidiary of Hallmark Cards, Incorporated (Hallmark) (the "Crown Transaction"). On September 29, 1995, CAC and CCT Holdings entered into an Asset Exchange Agreement whereby CAC exchanged a 1% undivided interest in all of its assets for a 1.22% undivided interest in certain assets to be acquired by CCT Holdings from an affiliate of Gaylord Entertainment Company, Inc. (Gaylord). Effective September 30, 1995, CCT Holdings acquired certain cable television systems from Gaylord (the "Gaylord Transaction"). Upon execution of the Asset Purchase Agreement, CAC and CCT Holdings entered into a series of agreements to contribute the assets acquired under the Crown Transaction to CCE-I and certain assets acquired in the Gaylord acquisition to CCE-II. Collectively, CCA Holdings and CCT Holdings own 100% of CCE-I and CCE-II.

     CC-LB was acquired by Kelso and Charter in May 1997. The accompanying financial statements include the accounts of CC-LB and its wholly owned subsidiary, Long Beach Acquisition Corp. (LBAC) from the date of acquisition. Through December 23, 1998, CC-LB was owned approximately 85% by Kelso and certain other individuals and approximately 15% by Charter, manager of LBAC's cable television systems.

                                   CCA GROUP

     Effective December 23, 1998, Paul G. Allen acquired 94% of Charter through a series of transactions. In conjunction with Mr. Allen's acquisition, Charter acquired 100% of the outstanding stock of CCA Holdings, CCT Holdings and CC-LB on December 23, 1998.

     In 1998, CCE-I provided cable television service to customers in Connecticut, Illinois, Massachusetts, Missouri and New Hampshire, CCE-II provided cable television service to customers in California and LBAC provided cable television service to customers in Long Beach, California, and certain surrounding areas.

  CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a residence are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems...........................    3-15 years
Buildings and leasehold improvements.................    5-15 years
Vehicles and equipment...............................     3-5 years

In 1997, the Company shortened the estimated useful lives of certain property, plant and equipment for depreciation purposes. As a result, additional depreciation of $8,123 was recorded during 1997.

  FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are amortized using the straight-line method over 15 years.

  OTHER ASSETS

     Debt issuance costs are amortized to interest expense over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

                                   CCA GROUP

  INCOME TAXES

     Income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes."

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1997, CC-LB acquired the stock of LBAC for an aggregate purchase price, net of cash acquired, of $147,200. In connection with the completion of this acquisition, LBAC recorded $55,900 of deferred income tax liabilities resulting from differences between the financial reporting and tax basis of certain assets acquired. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $190,200 and is included in franchises.

     In 1996, the Company acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $122,000. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the dates of acquisition was $100,200 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of the acquisitions.

     Unaudited pro forma operating results for the 1997 acquisitions as though the acquisitions had been made on January 1, 1997, with pro forma adjustments to give effect to amortization of franchises, interest expense and certain other adjustments as follows:

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                            1997
                                                         (UNAUDITED)
                                                        -------------
Revenues............................................      $303,797
Income from operations..............................        14,108
Net loss............................................       (94,853)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  RECEIVABLE FROM RELATED PARTY:

     In connection with the transfer of certain assets acquired in the Gaylord Transaction to Charter Communications Properties, Inc. (CCP), Charter Communications Properties Holding Corp. (CCP Holdings), the parent of CCP and a wholly owned subsidiary of Charter, entered into a $9,447 promissory note with CCT Holdings. The promissory note

                                   CCA GROUP
bears interest at the rates paid by CCT Holdings on the Gaylord Seller Note. Principal and interest are due on September 29, 2005. Interest income has been accrued based on an average rate of interest over the life of the Gaylord Seller Note, which approximates 15.4% and totaled $1,899 for the period from January 1, 1998, through December 23, 1998, and $1,806 and $1,547 for the years ended December 31, 1997 and 1996, respectively. As of December 31, 1997, interest receivable totaled $3,643.

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems............................    $ 426,241
Land, buildings and leasehold improvements............       15,443
Vehicles and equipment................................       24,375
                                                          ---------
                                                            466,059
Less -- Accumulated depreciation......................     (113,199)
                                                          ---------
                                                          $ 352,860
                                                          =========

     Depreciation expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $72,914, $59,599 and $39,575, respectively.

5.  OTHER ASSETS:

     Other assets consists of the following at December 31, 1997:

Debt issuance costs.....................................    $13,416
Note receivable.........................................      2,100
Other...................................................      1,342
                                                            -------
                                                             16,858
Less -- Accumulated amortization........................     (3,127)
                                                            -------
                                                            $13,731
                                                            =======

6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest........................................    $ 8,389
Franchise fees..........................................      6,434
Programming expenses....................................      5,855
Accounts payable........................................      4,734
Public education and governmental costs.................      4,059
Salaries and related benefits...........................      3,977
Capital expenditures....................................      3,629
Other...................................................     11,477
                                                            -------
                                                            $48,554
                                                            =======

                                   CCA GROUP

7.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1997:

CCE-I:
  Term loans.............................................  $274,120
  Fund loans.............................................    85,000
  Revolving credit facility..............................   103,800
                                                           --------
                                                            462,920
                                                           --------
CCE-II:
  Term loans.............................................   105,000
  Revolving credit facility..............................   123,500
                                                           --------
                                                            228,500
                                                           --------
LBAC:
  Term loans.............................................    85,000
  Revolving credit facility..............................     8,000
                                                           --------
                                                             93,000
                                                           --------
          Total debt.....................................   784,420
Less -- Current maturities...............................   (25,625)
                                                           --------
          Total long-term debt...........................  $758,795
                                                           ========

  CCE-I CREDIT AGREEMENT

     CCE-I maintains a credit agreement (the "CCE-I Credit Agreement"), which provides for a $280,000 term loan that matures on September 30, 2006, an $85,000 fund loan that matures on March 31, 2007, and a $175,000 revolving credit facility with a maturity date of September 30, 2006. Amounts under the CCE-I Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.75%. The variable interest rate ranged from 6.88% to 8.06% at December 23, 1998, and from 7.63% to 8.50% and 7.63% to 8.38%
at December 31, 1997 and 1996, respectively.

     Commencing June 30, 2002, and at the end of each calendar quarter thereafter, available borrowings under the revolving credit facility and the term loan shall be reduced on an annual basis by 12.0% in 2002 and 15.0% in 2003. Commencing June 30, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the fund loan shall be reduced on an annual basis by 0.75% in 2002 and 1.0% in 2003. A quarterly commitment fee of between 0.375% and 0.5% per annum is payable on the unborrowed balance of the revolving credit facility.

  COMBINED CREDIT AGREEMENT

     CCE-II and LBAC maintain a credit agreement (the "Combined Credit Agreement") which provides for two term loan facilities, one with the principal amount of $100,000 that matures on March 31, 2005, and the other with the principal amount of $90,000 that matures on March 31, 2006. The Combined Credit Agreement also provides for a $185,000 revolving credit facility, with a maturity date of March 31, 2005. Amounts under the Combined Credit Agreement bear interest at either the LIBOR Rate or Base

                                   CCA GROUP

Rate, as defined, plus a margin of up to 2.5%. The variable interest rate ranged from 6.56% to 7.59% at December 23, 1998, and from 7.50% to 8.38% at December 31, 1997, respectively.

     Commencing March 31, 2001, and at the end of each quarter thereafter, available borrowings under the revolving credit facility and one term loan shall be reduced on an annual basis by 5.0% in 2001, 15.0% in 2002 and 18.0% in 2003. Commencing in December 31, 1999, and at the end of each quarter thereafter, available borrowings under the other term loan shall be reduced on annual basis by 0.5% in 1999, 0.8% in 2000, 1.0% in 2001, 1.0% in 2002 and 1.0% in 2003. A
quarterly commitment fee of between 0.25% and 0.375% per annum, based upon the intercompany indebtedness of the Company, is payable on the unborrowed balance of the revolving credit facility.

  CCE CREDIT AGREEMENT

     In October 1998, Charter Communications Entertainment, L.P. (CCE L.P.), a 98% direct and indirect owner of CCE-I and CCE-II and indirectly owned subsidiary of the Company, entered into a credit agreement (the "CCE L.P. Credit Agreement") which provides for a term loan facility with the principal amount of $130,000 that matures on September 30, 2007. Amounts under the CCE L.P. Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 3.25%. The variable interest rate at December 23, 1998, was 8.62%.

     Commencing June 30, 2002, and the end of each calendar quarter thereafter, the available borrowings for the term loan shall be reduced on an annual basis by 0.75% in 2002 and 1.0% in 2003.

  CCE-II HOLDINGS CREDIT AGREEMENT

     CCE-II Holdings, LLC (CCE-II Holdings), a wholly owned subsidiary of CCE L.P. and the parent of CCE-II, entered into a credit agreement (the "CCE-II Holdings Credit Agreement") in November 1998, which provides for a term loan facility with the principal amount of $95,000 that matures on September 30, 2006. Amounts under the CCE-II Holdings Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 3.25%. The variable rate at December 23, 1998, was 8.56%.

     Commencing June 30, 2002, and at the end of each quarter thereafter, available borrowings under the revolving credit facility and one term loan shall be reduced on an annual basis by 0.5% in 2002 and 1.0% in 2003.

     The credit agreements require the Company to comply with various financial and nonfinancial covenants, including the maintenance of annualized operating cash flow to fixed charge ratio, as defined, not to exceed 1.0 to 1.0. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens asset sales and certain other items.

                                   CCA GROUP

8.  NOTES PAYABLE:

     Notes payable consists of the following at December 31, 1997:

HC Crown Note............................................  $ 82,000
Accrued interest on HC Crown Note........................    36,919
Gaylord Seller Note......................................   165,688
Accrued interest on Gaylord Seller Note..................    63,595
                                                           --------
          Total..........................................  $348,202
                                                           ========

     In connection with the Crown Transaction, the Company entered into an $82,000 senior subordinated loan agreement with a subsidiary of Hallmark, HC Crown Corp., and pursuant to such loan agreement issued a senior subordinated note (the "HC Crown Note"). The HC Crown Note was an unsecured obligation. The HC Crown Note was limited in aggregate principal amount to $82,000 and has a stated maturity date of December 31, 1999 (the "Stated Maturity Date"). Interest has been accrued at 13% per annum, compounded semiannually, payable upon maturity. In October 1998, the Crown Note and accrued interest was paid in full.

     In connection with the Gaylord Transaction, CCT Holdings entered into a $165,700 subordinated loan agreement with Gaylord (the "Gaylord Seller Note"). Interest expense has been accrued based on an average rate of interest over the life of the Gaylord Seller Note, which approximated 15.4%.

     In connection with the Gaylord Transaction, CCT Holdings, CCE L.P. and Gaylord entered into a contingent payment agreement (the "Contingent Agreement"). The Contingent Agreement indicates CCE L.P. will pay Gaylord 15% of any amount distributed to CCT Holdings in excess of the total of the Gaylord Seller Note, Crown Seller Note and $450,000. In conjunction with the Paul G. Allen acquisition of Charter and the Company, Gaylord was paid an additional $132,000 pursuant to the Contingent Agreement and the Gaylord Seller Note was paid in full.

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                                  1997
                                                    --------------------------------
                                                    CARRYING    NOTIONAL      FAIR
                                                     VALUE       AMOUNT      VALUE
                                                    --------    --------     -----
DEBT
Debt under credit agreements......................  $784,420    $     --    $784,420
HC Crown Note (including accrued interest)........   118,919          --     118,587
Gaylord Seller Note (including accrued
  interest).......................................   229,283          --     214,074
INTEREST RATE HEDGE AGREEMENTS
Swaps.............................................        --     405,000      (1,214)
Caps..............................................        --     120,000          --
Collars...........................................        --     190,000        (437)

                                   CCA GROUP

     As the long-term debt under the credit agreements bear interest at current market rates, their carrying amount approximates fair market value at December 31, 1997. Fair value of the HC Crown Note is based upon trading activity at December 31, 1997. Fair value of the Gaylord Seller Note is based on current redemption value.

     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.82% at December 31, 1997. The weighted average interest rate for the Company's interest rate cap agreements was 8.49% at December 31, 1997. The weighted average interest rates for the Company's interest rate collar agreements were 9.04% and 7.57% for the cap and floor components, respectively, at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's Senior Credit Facility thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the results of operations or the financial position of the Company.

                                   CCA GROUP

10.  COMMON STOCK:

     The Company's common stock consist of the following at December 31, 1997:

CCA Holdings:
  Common stock -- Class A, voting, $.01 par value, 100,000
     shares authorized; 75,515 shares issued and
     outstanding............................................    $ 1
  Common stock -- Class B, voting, $.01 par value, 20,000
     shares authorized; 4,300 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 5,000
     shares authorized; 185 shares issued and outstanding...     --
                                                                ---
                                                                  1
                                                                ---
CCT Holdings:
  Common stock -- Class A, voting, $.01 par value, 20,000
     shares authorized; 16,726 shares issued and
     outstanding............................................     --
  Common stock -- Class B, voting, $.01 par value, 4,000
     shares authorized; 3,000 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 1,000
     shares authorized; 275 shares issued and outstanding...     --
                                                                ---
CC-LB:
  Common stock -- Class A, voting, $.01 par value, 31,000
     shares authorized, 27,850 shares issued and
     outstanding............................................     --
  Common stock -- Class B, voting, $.01 par value, 2,000
     shares authorized, 1,500 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 2,000
     shares authorized, 650 shares issued and outstanding...     --
                                                                ---
          Total common stock................................    $ 1
                                                                ===

  CCA HOLDINGS

     The Class A Voting Common Stock (CCA Class A Common Stock) and Class C Nonvoting Common Stock (CCA Class C Common Stock) have certain preferential rights upon liquidation of CCA Holdings. In the event of liquidation, dissolution or "winding up" of CCA Holdings, holders of CCA Class A and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CCA Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CCA Holdings are insufficient to permit payment to Class A and Class C shareholders for their full preferential amounts, all assets of CCA Holdings shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amounts, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     Upon the occurrence of any Conversion Event (as defined within the Amended and Restated Certificate of Incorporation) Class C shareholders may convert any or all of their outstanding shares into the same number of Class A shares. Furthermore, CCA Holdings

                                   CCA GROUP
may automatically convert outstanding Class C shares into the same number of Class A shares.

     CCA Holdings is restricted from making cash dividends on its common stock until the balance outstanding under the HC Crown Note is repaid.

     Charter and Kelso entered into a Stockholders' Agreement providing for certain restrictions on the transfer, sale or purchase of CCA Holdings' common stock.

  CCT HOLDINGS

     The Class A Voting Common Stock (CCT Class A Common Stock) and Class C Nonvoting Common Stock (CCT Class C Common Stock) have certain preferential rights upon liquidation of CCT Holdings. In the event of liquidation, dissolution or "winding up" of CCT Holdings, holders of CCT Class A Common Stock and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CCT Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CCT Holdings are insufficient to permit payment to Class A Common Stock and Class C shareholders for their full preferential amount, all assets of the Company shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amount, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     Upon the occurrence of any Conversion Event (as defined within the Amended and Restated Certificate of Incorporation), Class C shareholders may convert any or all of their outstanding shares into the same number of Class A shares. Furthermore, CCT Holdings may automatically convert outstanding Class C shares into the same number of Class A shares.

     CCT Holdings is restricted from making cash dividends on its common stock until the balance outstanding under the note payable to seller is repaid.

     Charter and Kelso entered into a Stockholders' Agreement providing for certain restrictions on the transfer, sale or purchase of CCT Holdings' common stock.

  CC-LB

     The Class A Voting Common Stock (CC-LB Class A Common Stock) and Class C Nonvoting Common Stock (CC-LB Class C Common Stock) have certain preferential rights upon liquidation of CC-LB. In the event of liquidation, dissolution or "winding up" of CC-LB, holders of CC-LB Class A Common Stock and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CC-LB Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A, Class B and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CC-LB are insufficient to permit payment to Class A and Class C shareholders for their full preferential amount,

                                   CCA GROUP
all assets of the Company shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amount, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     CC-LB Class C Common Stock may be converted into CC-LB Class A Common Stock upon the transfer of CC-LB Class C Common Stock to a person not affiliated with the seller. Furthermore, CC-LB may automatically convert outstanding Class C shares into the same number of Class A shares.

11.  RELATED PARTY TRANSACTIONS:

     Charter provides management services to the Company under the terms of a contract which provides for annual base fees equal to $9,277 and $9,485 for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, respectively, plus an additional fee equal to 30% of the excess, if any, of operating cash flow (as defined in the management agreement) over the projected operating cash flow. Payment of the additional fee is deferred due to restrictions provided within the Company's credit agreements. Deferred management fees bear interest at 8.0% per annum. The additional fees for the periods from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, totaled $2,160, $1,990 and $1,255, respectively. In addition, the Company receives financial advisory services from an affiliate of Kelso, under terms of a contract which provides for fees equal to $1,064 and $1,113 per annum as of January 1, 1998, through December 23, 1998, and December 31, 1997, respectively. Management and financial advisory service fees currently payable of $2,281 are included in payables to manager of cable television systems -- related party at December 31, 1997.

     The Company pays certain acquisition advisory fees to an affiliate of Kelso and Charter, which typically equal approximately 1% of the total purchase price paid for cable television systems acquired. Total acquisition fees paid to the affiliate of Kelso for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to the affiliate of Kelso in 1997 and 1996 were $-0- and $1,400, respectively. Total acquisition fees paid to Charter for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charter in 1997 and 1996 were $-0- and $1,400, respectively.

     The Company and all entities managed by Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year. Charges are determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. The Company is allocated its share of the charges monthly based upon its total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Company. For the period from January 1, 1998, through December 23, 1998, the Company expensed $1,950 relating to insurance allocations. During 1997 and 1996, the Company expensed $1,689 and $2,065, respectively, relating to insurance allocations.

                                   CCA GROUP

     Beginning in 1996, the Company and other entities managed by Charter employed the services of Charter's National Data Center (the "National Data Center"). The National Data Center performs certain customer billing services and provides computer network, hardware and software support to the Company and other affiliated entities. The cost of these services is allocated based on the number of customers. Management considers this allocation to be reasonable for the operations of the Company. For the period from January 1, 1998, through December 23, 1998, the Company expensed $843 relating to these services. During 1997 and 1996, the Company expensed $723 and $466 relating to these services, respectively.

     CCE-I maintains a regional office. The regional office performs certain operational services on behalf of CCE-I and other affiliated entities. The cost of these services is allocated to CCE-I and affiliated entities based on their number of customers. Management considers this allocation to be reasonable for the operations of CCE-I. From the period January 1, 1998, through December 23, 1998, the Company expensed $1,926 relating to these services. During 1997 and 1996, CCE-I expensed $861 and $799, respectively, relating to these services.

12.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, was $2,222. Rent expense incurred under these leases during 1997 and 1996 was $1,956 and $1,704, respectively.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expensed incurred for pole attachments for the period from January 1, 1998, through December 23, 1998, was $2,430. Rent expense incurred for pole attachments during 1997 and 1996 was $2,601 and $2,330, respectively.

  LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

13.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of

                                   CCA GROUP
judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

14.  INCOME TAXES:

     Deferred tax assets and liabilities are recognized for the estimated future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets

                                   CCA GROUP
and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred income tax expense or benefit is the result of changes in the liability or asset recorded for deferred taxes. A valuation allowance must be established for any portion of a deferred tax asset for which it is more likely than not that a tax benefit will not be realized.

     For the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, no current provision (benefit) for income taxes was recorded. The effective income tax rate is less than the federal rate of 35% primarily due to providing a valuation allowance on deferred income tax assets.

     Deferred taxes are comprised of the following at December 31, 1997:

Deferred income tax assets:
  Accounts receivable...................................  $     252
  Other assets..........................................      7,607
  Accrued expenses......................................      4,740
  Deferred revenue......................................        624
  Deferred management fees..............................      1,654
  Tax loss carryforwards................................     80,681
  Tax credit carryforward...............................      1,360
  Valuation allowance...................................    (40,795)
                                                          ---------
          Total deferred income tax assets..............     56,123
                                                          ---------
Deferred income tax liabilities:
  Property, plant and equipment.........................    (38,555)
  Franchise costs.......................................   (117,524)
  Other.................................................    (11,407)
                                                          ---------
          Total deferred income tax liabilities.........   (167,486)
                                                          ---------
          Net deferred income tax liability.............  $(111,363)
                                                          =========

     At December 31, 1997, the Company had net operating loss (NOL) carryforwards for regular income tax purposes aggregating $204,400, which expire in various years from 1999 through 2012. Utilization of the NOLs carryforwards is subject to certain limitations.

15.  EMPLOYEE BENEFIT PLANS:

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. For the period from January 1, 1998, through December 23, 1998, the Company contributed $585 to the 401(k) plan. During 1997 and 1996, the Company contributed approximately $499 and $435 to the 401(k) Plan, respectively.

     Certain employees of the Company are participants in the 1996 Charter Communications/Kelso Group Appreciation Rights Plan (the "Plan"). The Plan covers certain key employees and consultants within the group of companies and partnerships

                                   CCA GROUP
controlled by affiliates of Kelso and managed by Charter. The Plan permits the granting of up to 1,000,000 units, of which 705,000 were outstanding at December 31, 1997. Unless otherwise provided in a particular instance, units vest at a rate of 20% per annum. The Plan entitles participants to receive payment of the appreciated unit value for vested units, upon the occurrence of certain events specified in the Plan (i.e. change in control, employee termination) The units do not represent a right to an equity interest to any entities within the CCA Group. Compensation expense is based on the appreciated unit value and is amortized over the vesting period.

     As a result of the acquisition of Charter and the Company, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter in 1999. For the period from January 1, 1998, through December 23, 1998, the Company recorded $5,684 of expense, included in management fees, and a contribution from Charter related to the Appreciation Rights Plan.

16.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

17.  SUBSEQUENT EVENT:

     Subsequent to December 23, 1998, CCA Holdings, CCT Holdings and CC-LB converted to limited liability companies and are now known as CCA Holdings LLC, CCT Holdings LLC and Charter Communications Long Beach, LLC, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CharterComm Holdings, L.P.:

     We have audited the accompanying consolidated balance sheet of CharterComm Holdings, L.P. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, partners' capital and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CharterComm Holdings, L.P. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                CONSOLIDATED BALANCE SHEET -- DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  2,742
  Accounts receivable, net of allowance for doubtful
     accounts of $330.......................................     3,158
  Prepaid expenses and other................................       342
                                                              --------
          Total current assets..............................     6,242
                                                              --------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................   235,808
  Franchises, net of accumulated amortization of $119,968...   480,201
                                                              --------
                                                               716,009
                                                              --------
OTHER ASSETS................................................    16,176
                                                              --------
                                                              $738,427
                                                              ========

                       LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $  5,375
  Accounts payable and accrued expenses.....................      30,507
  Payables to manager of cable television systems -- related
     party..................................................       1,120
                                                                --------
          Total current liabilities.........................      37,002
                                                                --------
DEFERRED REVENUE............................................       1,719
                                                                --------
LONG-TERM DEBT, less current maturities.....................     666,662
                                                                --------
DEFERRED MANAGEMENT FEES....................................       7,805
                                                                --------
DEFERRED INCOME TAXES.......................................       5,111
                                                                --------
REDEEMABLE PREFERRED LIMITED UNITS -- 577.81 units,
  issued and outstanding....................................      20,128
                                                                --------
PARTNERS' CAPITAL:
  General Partner...........................................          --
  Common Limited Partners -- 220.24 units issued and
     outstanding............................................          --
                                                                --------
          Total partners' capital...........................          --
                                                                --------
                                                                $738,427
                                                                ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                  PERIOD FROM
                                                   JANUARY 1,
                                                     1998,             YEAR ENDED
                                                    THROUGH           DECEMBER 31
                                                  DECEMBER 23,    --------------------
                                                      1998          1997        1996
                                                  ------------      ----        ----
REVENUES........................................    $196,801      $175,591    $120,280
                                                    --------      --------    --------
OPERATING EXPENSES:
  Operating costs...............................      83,745        75,728      50,970
  General and administrative....................      14,586        12,607       9,327
  Depreciation and amortization.................      86,741        76,535      53,133
  Management fees -- related party..............      14,780         8,779       6,014
                                                    --------      --------    --------
                                                     199,852       173,649     119,444
                                                    --------      --------    --------
     Income (loss) from operations..............      (3,051)        1,942         836
                                                    --------      --------    --------
OTHER INCOME (EXPENSE):
  Interest income...............................         211           182         233
  Interest expense..............................     (66,121)      (61,498)    (41,021)
  Other, net....................................      (1,895)           17        (468)
                                                    --------      --------    --------
                                                     (67,805)      (61,299)    (41,256)
                                                    --------      --------    --------
     Loss before extraordinary item.............     (70,856)      (59,357)    (40,420)
EXTRAORDINARY ITEM -- Loss on early retirement
  of debt.......................................      (6,264)           --          --
                                                    --------      --------    --------
     Net loss...................................     (77,120)      (59,357)    (40,420)
REDEMPTION PREFERENCE ALLOCATION:
  Special Limited Partner units.................          --            --        (829)
  Redeemable Preferred Limited units............          --            --      (4,081)
NET LOSS ALLOCATED TO REDEEMABLE PREFERRED
  LIMITED UNITS.................................      20,128         2,553       4,063
                                                    --------      --------    --------
     Net loss applicable to partners' capital
       accounts.................................    $(56,992)     $(56,804)   $(41,267)
                                                    ========      ========    ========
NET LOSS ALLOCATION TO PARTNERS' CAPITAL
  ACCOUNTS:
  General Partner...............................    $(56,992)     $(21,708)   $(38,391)
  Common Limited Partners.......................          --       (35,096)     (2,876)
                                                    --------      --------    --------
                                                    $(56,992)     $(56,804)   $(41,267)
                                                    ========      ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                             (DOLLARS IN THOUSANDS)

                                                                 COMMON
                                                    GENERAL     LIMITED
                                                    PARTNER     PARTNERS     TOTAL
                                                    -------     --------     -----
BALANCE, December 31, 1995........................  $ 29,396    $  2,202    $ 31,598
  Capital contributions...........................    30,703       2,300      33,003
  Allocation of net loss..........................   (38,391)     (2,876)    (41,267)
                                                    --------    --------    --------
BALANCE, December 31, 1996........................    21,708       1,626      23,334
  Capital contributions...........................        --      33,470      33,470
  Allocation of net loss..........................   (21,708)    (35,096)    (56,804)
                                                    --------    --------    --------
BALANCE, December 31, 1997........................        --          --          --
  Capital contributions...........................     4,920          --       4,920
  Allocation of net loss..........................   (56,992)         --     (56,992)
                                                    --------    --------    --------
BALANCE, December 23, 1998........................  $(52,072)   $     --    $(52,072)
                                                    ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                    PERIOD FROM
                                                     JANUARY 1,
                                                       1998,
                                                      THROUGH      YEAR ENDED DECEMBER 31,
                                                    DECEMBER 23,   -----------------------
                                                        1998          1997         1996
                                                    ------------      ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................   $ (77,120)    $ (59,357)   $ (40,420)
  Adjustments to reconcile net loss to net cash
     provided by operating activities --
     Extraordinary item -- Loss on early
       retirement of debt.........................       6,264            --           --
     Depreciation and amortization................      86,741        76,535       53,133
     Amortization of debt issuance costs, debt
       discount and interest rate cap
       agreements.................................      14,563        14,212        9,564
     Loss on disposal of property, plant and
       equipment..................................       1,714           203          367
     Changes in assets and liabilities, net of
       effects from acquisition --
       Accounts receivable, net...................       2,000           369         (303)
       Prepaid expenses and other.................        (203)          943          245
       Accounts payable and accrued expenses......      (1,970)        3,988        9,911
       Payables to manager of cable television
          systems, including deferred management
          fees....................................       9,456         3,207        3,479
       Deferred revenue...........................         770           (82)         452
       Other operating activities.................       5,378            --           --
                                                     ---------     ---------    ---------
       Net cash provided by operating
          activities..............................      47,593        40,018       36,428
                                                     ---------     ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment......     (85,044)      (72,178)     (48,324)
  Payments for acquisitions, net of cash
     acquired.....................................      (5,900)     (159,563)    (145,366)
  Other investing activities......................       5,280         1,577       (2,089)
                                                     ---------     ---------    ---------
     Net cash used in investing activities........     (85,664)     (230,164)    (195,779)
                                                     ---------     ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt....................     547,400       231,250     260,576
  Repayments of long-term debt....................    (505,300)      (67,930)    (34,401)
  Partners' capital contributions.................          --        29,800          --
  Payment of debt issuance costs..................      (3,651)       (3,593)    (11,732)
  Payment of Special Limited Partnership units....          --            --     (43,243)
  Repayments of note payable -- related party.....          --            --     (15,000)
  Payments for interest rate cap agreements.......          --            --         (35)
                                                     ---------     ---------   ---------
     Net cash provided by financing activities....      38,449       189,527     156,165
                                                     ---------     ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................         378          (619)     (3,186)
CASH AND CASH EQUIVALENTS, beginning of period....       2,742         3,361       6,547
                                                     ---------     ---------   ---------
CASH AND CASH EQUIVALENTS, end of period..........   $   3,120     $   2,742   $   3,361
                                                     =========     =========   =========
CASH PAID FOR INTEREST............................   $  61,559     $  42,538   $  28,860
                                                     =========     =========   =========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND BASIS OF PRESENTATION

     CharterComm Holdings, L.P. (CharterComm Holdings) was formed in March 1996 with the contributions of Charter Communications Southeast Holdings, L.P. (Southeast Holdings), Charter Communications, L.P. (CC-I) and Charter Communications II, L.P. (CC-II). This contribution was accounted for as a reorganization under common control and, accordingly, the consolidated financial statements and notes have been restated to include the results and financial position of Southeast Holdings, CC-I and CC-II.

     Through December 23, 1998, CharterComm Holdings was owned 75.3% by affiliates of Charterhouse Group International, Inc., a privately owned investment firm (collectively referred to herein as "Charterhouse"), indirectly owned 5.7% by Charter Communications, Inc. (Charter), manager of the Partnership's (as defined below) cable television systems, and owned 19.0% primarily by other institutional investors.

     Effective December 23, 1998, Paul G. Allen acquired 94% of Charter through a series of transactions. In conjunction with Mr. Allen's acquisition, Charter acquired 100% of the outstanding partnership interests in CharterComm Holdings on December 23, 1998.

     The accompanying consolidated financial statements include the accounts of CharterComm Holdings and its subsidiaries collectively referred to as the "Partnership" herein. All significant intercompany balances and transactions have been eliminated in consolidation.

     In 1998, the Partnership through its subsidiaries provided cable television service to customers in Alabama, Georgia, Kentucky, Louisiana, North Carolina, South Carolina and Tennessee.

  CASH EQUIVALENTS

     The Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems.............................  3-15 years
Buildings and leasehold improvements...................  5-15 years
Vehicles and equipment.................................   3-5 years

     In 1997, the Partnership shortened the estimated useful lives of certain property, plant and equipment for depreciation purposes. As a result, an additional $4,775 of depreciation was recorded during 1997.

  FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. In addition, approximately $100,000 of franchise rights are being amortized over a period of 3 to 11 years.

  OTHER ASSETS

     Debt issuance costs are being amortized to interest expense over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

  IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

  REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1997, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Partnership ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Partnership's customers and

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenue.

  INTEREST RATE HEDGE AGREEMENTS

     The Partnership manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Partnership's interest rate swap agreements require the Partnership to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Partnership to reduce the impact of rising interest rates on floating rate debt.

     The Partnership's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

  OTHER INCOME (EXPENSE)

     Other, net includes gain and loss on disposition of property, plant and equipment, and other miscellaneous items, all of which are not directly related to the Partnership's primary line of business. In 1996, the Partnership recorded $367 of nonoperating losses for its portion of insurance deductibles pertaining to damage caused by hurricanes to certain cable television systems.

  INCOME TAXES

     Income taxes are the responsibility of the partners and are not provided for in the accompanying financial statements except for Peachtree Cable TV, Inc. (Peachtree), an indirect wholly owned subsidiary, which is a C corporation and for which taxes are presented in accordance with SFAS No. 109.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1998, the Partnership acquired cable television systems in one transaction for a purchase price net of cash acquired, of $5,900. The excess cost of properties acquired over

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the amounts assigned to net tangible assets at the date of acquisition was $5,000 and is included in franchises.

     In 1997, the Partnership acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $159,600. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $126,400 and is included in franchises.

     In 1996, the Partnership acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $145,400. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $118,200 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition.

     Unaudited pro forma operating results for the 1997 acquisitions as though the acquisitions had been made on January 1, 1997, with pro forma adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows.

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                             1997
                                                         ------------
                                                         (UNAUDITED)
Revenues...............................................    $182,770
Income from operations.................................       2,608
Net loss...............................................     (61,389)

     The unaudited pro forma information does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  DISTRIBUTIONS AND ALLOCATIONS:

     For financial reporting purposes, redemption preference allocations, profits and losses are allocated to partners in accordance with the liquidation provision of the applicable partnership agreement.

     As stated in the Partnership Agreement, the Partnership may make distributions to the partners out of all available funds at such times and in such amounts as the General Partner may determine in its sole discretion.

4.  REDEEMABLE PREFERRED LIMITED UNITS:

     As of December 31, 1995, certain Redeemable Preferred Limited Partner units of CC-I and CC-II were outstanding. During 1996, the Partnership issued certain Redeemable Preferred Limited Partner units of CharterComm Holdings.

     The Preferred Limited Partners' preference return has been reflected as an addition to the Redeemable Preferred Limited Partner units, and the decrease has been allocated to

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the General Partner and Common Limited Partner consistent with the liquidation and distribution provisions in the partnership agreements.

     At December 23, 1998, the balance related to the CharterComm Holdings Preferred Limited Partner units was as follows:

Contribution, March 1996.................................  $ 20,052
  1996 redemption preference allocation..................     2,629
  Allocation of net loss.................................        --
                                                           --------
Balance, December 31, 1996...............................    22,681
  1997 redemption preference allocation..................        --
  Allocation of net loss.................................    (2,553)
                                                           --------
Balance, December 31, 1997...............................    20,128
  1998 redemption preference allocation..................        --
  Allocation of net loss.................................   (20,128)
                                                           --------
Balance, December 23, 1998...............................  $     --
                                                           ========

     The 1998 and 1997 redemption preference allocations of $4,617 and $4,020, respectively, have not been reflected in the Preferred Limited Partners' capital accounts since the General Partner and Common Limited Partners' capital accounts have been reduced to $-0-.

5.  SPECIAL LIMITED PARTNER UNITS (CC-I):

     Prior to March 28, 1996, certain Special Limited Partner units of CC-I were outstanding. CC-I's profits were allocated to the Special Limited Partners until allocated profits equaled the unrecovered preference amount (preference amounts range from 6% to 17.5% of the unrecovered initial cost of the partnership units and unrecovered preference amounts per annum). When there was no profit to allocate, the preference return was reflected as a decrease in Partners' Capital.

     In accordance with a purchase agreement and through the use of a capital contribution from Charter Communications Southeast, L.P. (Southeast), a wholly owned subsidiary of Southeast Holdings, resulting from the proceeds of the Notes (see Note 9), CC-I paid the Special Limited Partners $43,243 as full consideration for their partnership interests on March 28, 1996.

6.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems...............................  $274,837
Land, buildings and leasehold improvements...............     5,439
Vehicles and equipment...................................    14,669
                                                           --------
                                                            294,945
Less -- Accumulated depreciation.........................   (59,137)
                                                           --------
                                                           $235,808
                                                           ========

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $44,307, $33,634 and $16,997, respectively.

7.  OTHER ASSETS:

     Other assets consist of the following at December 31, 1997:

Debt issuance costs.......................................  $18,385
Other assets..............................................    3,549
                                                            -------
                                                             21,934
Less -- Accumulated amortization..........................   (5,758)
                                                            -------
                                                            $16,176
                                                            =======

     As a result of the payment and termination of the CC-I Credit Agreement and CC-II Credit Agreement (see Note 9), debt issuance costs of $6,264 were written off as an extraordinary loss on early retirement of debt for the period from January 1, 1998, through December 23, 1998.

8.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest..........................................  $ 9,804
Franchise fees............................................    3,524
Programming costs.........................................    3,391
Accounts payable..........................................    2,479
Capital expenditures......................................    2,099
Salaries and related benefits.............................    2,079
Other.....................................................    7,131
                                                            -------
                                                            $30,507
                                                            =======

9.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1997:

Senior Secured Discount Debentures.......................  $146,820
11 1/4% Senior Notes.....................................   125,000
Credit Agreements:
  CC-I...................................................   112,200
  CC-II..................................................   339,500
                                                           --------
                                                            723,520
Less:
  Current maturities.....................................    (5,375)
  Unamortized discount...................................   (51,483)
                                                           --------
                                                           $666,662
                                                           ========

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  SENIOR SECURED DISCOUNT DEBENTURES

     On March 28, 1996, Southeast Holdings and CharterComm Holdings Capital Corporation (Holdings Capital), a wholly owned subsidiary of Southeast Holdings (collectively the "Debentures Issuers"), issued $146,820 of Senior Secured Discount Debentures (the "Debentures") for proceeds of $75,000. Proceeds from the Debentures were used to pay fees and expenses related to the issuance of the Debentures and the balance of $72,400 was a capital contribution to Southeast. The Debentures are secured by all of Southeast Holdings' ownership interest in Southeast and rank pari passu in right and priority of payment to all other existing and future indebtedness of the Debentures Issuers. The Debentures are effectively subordinated to the claims of creditors of Southeast Holdings' subsidiaries, including the Combined Credit Agreement (as defined herein). The Debentures are redeemable at the Debentures Issuers' option at amounts decreasing from 107% to 100% of principal, plus accrued and unpaid interest to the redemption date, beginning on March 15, 2001. The Debentures Issuers are required to make an offer to purchase all of the Debentures, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Debentures Indenture. No interest is payable on the Debentures prior to March 15, 2001. Thereafter, interest on the Debentures is payable semiannually in arrears beginning September 15, 2001, until maturity on March 15, 2007. The discount on the Debentures is being accreted using the effective interest method at an interest rate of 14% from the date of issuance to March 15, 2001.

  11 1/4% SENIOR NOTES

     Southeast and CharterComm Capital Corporation (Southeast Capital), a wholly owned subsidiary of Southeast (collectively the "Notes Issuers"), issued $125,000 aggregate principal amount of 11 1/4% Senior Notes (the "Notes"). The Notes are senior unsecured obligations of the Notes Issuers and rank pari passu in right and priority of payment to all other existing and future indebtedness of the Notes Issuers. The Notes are effectively subordinated to the claims of creditors of Southeast's subsidiaries, including the lenders under the Combined Credit Agreement. The Notes are redeemable at the Notes Issuers' option at amounts decreasing from 105.625% to 100% of principal, plus accrued and unpaid interest to the date of redemption, beginning on March 15, 2001. The Notes Issuers are required to make an offer to purchase all of the Notes, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Notes Indenture. Interest is payable semiannually on March 15 and September 15 until maturity on March 15, 2006.

     Southeast and Southeast Holdings are holding companies with no significant assets other than their direct and indirect investments in CC-I and CC-II. Southeast Capital and Holdings Capital were formed solely for the purpose of serving as co-issuers and have no operations. Accordingly, the Notes Issuers and Debentures Issuers must rely upon distributions from CC-I and CC-II to generate funds necessary to meet their obligations, including the payment of principal and interest on the Notes and Debentures.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  COMBINED CREDIT AGREEMENT

     In June 1998, CC-I and CC-II (the "Borrowers") replaced their existing credit agreements and entered into a combined credit agreement (the "Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $200,000 that matures on June 30, 2007, and the other with the principal amount of $150,000 that matures on December 31, 2007. The Combined Credit Agreement also provides for a $290,000 revolving credit facility, with a maturity date of June 30, 2007. Amounts under the Combined Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.0%. The variable interest rates ranged from 6.69% to 7.31% at December 23, 1998.

     Commencing March 31, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the revolving credit facility and the $200,000 term loan shall be reduced on an annual basis by 11.0% in 2002 and 14.6% in 2003. Commencing March 31, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the $150,000 term loan shall be reduced on an annual basis by 1.0% in 2002 and 1.0% in 2003. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

     The Debentures, Notes and Combined Credit Agreement require the Partnership to comply with various financial and nonfinancial covenants including the maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 5.25 to 1 at December 23, 1998. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

  CC-I CREDIT AGREEMENT

     CC-I maintained a credit agreement (the "CC-I Credit Agreement") with a consortium of banks for borrowings up to $127,200, consisting of a revolving line of credit of $63,600 and a term loan of $63,600. Interest accrued, at CC-I's option, at rates based upon the Base Rate, as defined in the CC-I Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit plus the applicable margin based upon CC-I's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.75% to 8.00% and 7.44% to 7.50% at December 31, 1997 and 1996, respectively.

     In June 1998, the CC-I Credit Agreement was repaid and terminated in conjunction with the establishment of the Combined Credit Agreement.

  CC-II CREDIT AGREEMENT

     CC-II maintained a credit agreement (the "CC-II Credit Agreement") with a consortium of banks for borrowings up to $390,000, consisting of a revolving credit facility of $215,000, and two term loans totaling $175,000. Interest accrued, at CC-II's option, at rates based upon the Base Rate, as defined in the CC-II Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit plus the applicable margin based upon CC-II's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.63% to 8.25% and 7.25% to 8.125% at December 31, 1997 and 1996, respectively.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In June 1998, the CC-II Credit Agreement was repaid and terminated in conjunction with the establishment of the Combined Credit Agreement.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                            CARRYING    NOTIONAL      FAIR
                                             VALUE       AMOUNT      VALUE
                                            --------    --------     -----
DEBT
Senior Secured Discount Debentures........  $ 95,337    $     --    $115,254
11 1/4% Senior Notes......................   125,000          --     136,875
CC-I Credit Agreement.....................   112,200          --     112,200
CC-II Credit Agreement....................   339,500          --     339,500

INTEREST RATE HEDGE AGREEMENTS
CC-I:
  Swaps...................................        --     100,000        (797)
CC-II:
  Swaps...................................        --     170,000      (1,030)
  Caps....................................        --      70,000          --
  Collars.................................        --      55,000        (166)

     As the CC-I and CC-II Credit Agreements bear interest at current market rates, their carrying amounts approximate fair market values at December 31, 1997. The fair value of the Notes and the Debentures is based on current redemption value.

     The weighted average interest pay rate for CC-I interest rate swap agreements was 8.07% at December 31, 1997.

     The weighted average interest pay rate for CC-II interest rate swap agreements was 8.03% at December 31, 1997. The weighted average interest rate for CC-II interest cap agreements was 8.48% at December 31, 1997. The weighted average interest rates for CC-II interest rate collar agreements were 9.01% and 7.61% for the cap and floor components, respectively, at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Partnership's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Partnership would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Partnership's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Partnership's credit

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

facilities thereby reducing the exposure to credit loss. The Partnership has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the results of operations or the financial position of the Partnership.

11.  INCOME TAXES:

     The book value of the Partnership's net assets (excluding Peachtree) exceeds its tax reporting basis by $2,919 as of December 31, 1997.

     As of December 31, 1997, temporary differences and carryforwards that gave rise to deferred income tax assets and liabilities for Peachtree are as follows:

Deferred income tax assets:
  Accounts receivable.....................................  $     4
  Accrued expenses........................................       29
  Deferred management fees................................      111
  Deferred revenue........................................       24
  Tax loss carryforwards..................................      294
  Tax credit carryforwards................................      361
                                                            -------
          Total deferred income tax assets................      823
                                                            -------
Deferred income tax liabilities:
  Property, plant and equipment...........................   (1,372)
  Franchises and other assets.............................   (4,562)
                                                            -------
          Total deferred income tax liabilities...........   (5,934)
                                                            -------
          Net deferred income tax liability...............  $(5,111)
                                                            =======

12.  RELATED PARTY TRANSACTIONS:

     Charter provides management services to the Partnership under the terms of contracts which provide for fees equal to 5% of the Partnership's gross service revenues. The debt agreements prohibit payment of a portion of such management fees (40% for both CC-I and CC-II) until repayment in full of the outstanding indebtedness. The remaining 60% of management fees, are paid quarterly through December 31, 1998. Thereafter, the entire fee may be deferred if a multiple of EBITDA, as defined, does not exceed outstanding indebtedness of CC-I and CC-II. In addition, payments due on the Notes and Debentures shall be paid before any deferred management fees are paid. Expenses recognized under the contracts for the period from January 1, 1998, through December 23, 1998, were $9,860. Expenses recognized under the contracts during 1997 and 1996 were $8,779 and $6,014, respectively. Management fees currently payable of $1,432 are included in payables to manager of cable television systems -- related party at December 31, 1997.

     The Partnership and all entities managed by Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Charges are determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. The Partnership is allocated its share of the charges monthly based upon its total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $1,831 relating to insurance allocations. During 1997 and 1996, the Partnership expensed $1,524 and $1,136, respectively, relating to insurance allocations.

     The Partnership employs the services of Charter's National Data Center (the "National Data Center"). The National Data Center performs certain customer billing services and provides computer network, hardware and software support for the Partnership and other entities managed by Charter. The cost of these services is allocated based on the number of basic customers. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $685 relating to these services. During 1997 and 1996, the Partnership expensed $606 and $345, respectively, relating to these services.

     CC-I, CC-II and other entities managed by Charter maintain regional offices. The regional offices perform certain operational services. The cost of these services is allocated based on number of basic customers. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $3,009 relating to these services. During 1997 and 1996, the Partnership expensed $1,992 and $1,294, respectively, relating to these services.

     The Partnership pays certain acquisition advisory fees to Charter and Charterhouse for cable television systems acquired. Total acquisition fees paid to Charter for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charter in 1997 and 1996 were $982 and $1,738, respectively. Total acquisition fees paid to Charterhouse for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charterhouse in 1997 and 1996 were $982 and $1,738, respectively.

     During 1997, the ownership of CharterComm Holdings changed as a result of CharterComm Holdings receiving a $25,000 cash contribution from an institutional investor, a $3,000 cash contribution from Charterhouse and a $2,000 cash contribution from Charter, as well as the transfer of assets and liabilities of a cable television system through a series of transactions initiated by Charter and Charterhouse. Costs of $200 were incurred in connection with the cash contributions. These contributions were contributed to Southeast Holdings which, in turn, contributed them to Southeast.

13.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Partnership leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the period from January 1, 1998,

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

through December 23, 1998, was $642. Rent expense incurred under leases during 1997 and 1996 was $615 and $522, respectively.

     The Partnership also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Partnership anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, was $3,261. Rent expense incurred for pole attachments during 1997 and 1996 was $2,930 and $2,092, respectively.

  LITIGATION

     The Partnership is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Partnership's consolidated financial position or results of operations.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount returned by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

14.  EMPLOYEE BENEFIT PLANS:

     The Partnership's employees may participate in Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Partnership contributes an amount equal to 50% of the first 5% of contributions by each employee. For the period from January 1, 1998, through December 23, 1998, the Partnership contributed $305. During 1997 and 1996, the Partnership contributed $262 and $149, respectively.

     Certain Partnership employees participate in the 1996 Charter Communications/ Charterhouse Group Appreciation Rights Plan (the "Appreciation Rights Plan"). The Appreciation Rights Plan covers certain key employees and consultants within the group of companies and partnerships controlled by Charterhouse and managed by Charter. The Plan permits the granting of up to 1,000,000 units, of which 925,000 were outstanding at December 31, 1997. Unless otherwise provided in a particular instance, units vest at a rate of 20% per annum. The Plan entitles participants to receive payment of the appreciated unit value for vested units, upon the occurrence of certain events specified in the Plan (i.e. change in control, employee termination). The units do not represent a right to an equity interest in CharterComm Holdings. Compensation expense is based on the appreciated unit value and is amortized over the vesting period.

     As a result of the acquisition of Charter and the Partnership, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter in 1999. For the period from January 1, 1998, through December 23, 1998, the Partnership recorded $4,920 of expense, included in management fees, and a contribution from Charter related to the Appreciation Rights Plan.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Partnership has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

16.  SUBSEQUENT EVENT:

     Subsequent to December 31, 1998, CharterComm Holdings, L.P. and all of its subsidiaries converted to limited liability companies and are now known as CharterComm Holdings LLC and subsidiaries.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Greater Media, Inc.:

     We have audited the accompanying combined balance sheets of Greater Media Cablevision Systems (see Note 1) (collectively, the "Combined Systems") included in Greater Media, Inc., as of September 30, 1998 and 1997, and the related combined statements of income, changes in net assets, and cash flows for each of the three years in the period ended September 30, 1998. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/  ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 2, 1999

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1998       1997
                                                               ----       ----
Current assets:
  Cash and cash equivalents.................................  $ 4,080    $ 3,680
  Accounts receivable (less allowance for doubtful accounts
     of $308 (unaudited), $244 and $337)....................    2,755      2,739
  Prepaid expenses and other current assets.................    2,746      1,949
                                                              -------    -------
          Total current assets..............................    9,581      8,368
Property and equipment, net.................................   54,468     41,971
Intangible assets, net......................................    2,690      1,647
Other assets................................................       77        103
                                                              -------    -------
          Total assets......................................  $66,816    $52,089
                                                              =======    =======
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 7,125    $ 5,299
  Customers' prepayments and deferred installation
     revenue................................................    1,910      1,815
                                                              -------    -------
          Total current liabilities.........................    9,035      7,114
Other long-term liabilities.................................    3,650      3,920
Net assets..................................................   54,131     41,055
                                                              -------    -------
          Total liabilities and net assets..................  $66,816    $52,089
                                                              =======    =======

     The accompanying notes are an integral part of these combined balance sheets.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                     NINE MONTHS ENDED
                                          JUNE 30,         YEAR ENDED SEPTEMBER 30,
                                     ------------------   ---------------------------
                                      1999       1998      1998      1997      1996
                                      ----       ----      ----      ----      ----
                                        (UNAUDITED)
NET REVENUES.......................  $62,469    $57,536   $77,127   $73,436   $66,816
                                     -------    -------   -------   -------   -------
OPERATING EXPENSES:
  Operating expenses...............   26,248     24,262    32,665    31,115    29,460
  General and administrative.......    9,150      8,282    10,869    11,211    10,321
  Corporate charges................    3,175      2,898     3,888     3,696     3,365
  Depreciation and amortization....    7,398      5,717     8,183     7,368     7,353
                                     -------    -------   -------   -------   -------
                                      45,971     41,159    55,605    53,390    50,499
                                     -------    -------   -------   -------   -------
     Income from operations........   16,498     16,377    21,522    20,046    16,317
OTHER INCOME (EXPENSES):
Interest expense, net..............     (705)      (308)     (504)     (307)     (764)
Other..............................     (365)        34      (532)     (957)     (366)
                                     -------    -------   -------   -------   -------
INCOME BEFORE PROVISION IN LIEU OF
  INCOME TAXES.....................   15,428     16,103    20,486    18,782    15,187
Provision in lieu of income taxes
  (Note 6).........................    6,646      6,247     8,008     7,964     5,987
                                     -------    -------   -------   -------   -------
Net income.........................  $ 8,782    $ 9,856   $12,478   $10,818   $ 9,200
                                     =======    =======   =======   =======   =======

   The accompanying notes are an integral part of these combined statements.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

                                                                 TOTAL
                                                                 -----
Balance, September 30, 1995.................................    $ 42,185
  Net income................................................       9,200
  Provision in lieu of income taxes.........................       5,987
  Net payments to affiliates................................     (17,038)
                                                                --------
Balance, September 30, 1996.................................      40,334
  Net income................................................      10,818
  Provision in lieu of income taxes.........................       7,964
  Net payments to affiliates................................     (18,061)
                                                                --------
Balance, September 30, 1997.................................      41,055
  Net income (unaudited)....................................      12,478
  Provision in lieu of income taxes (unaudited).............       8,008
  Net payments to affiliates (unaudited)....................      (7,410)
                                                                --------
Balance, September 30, 1998 (unaudited).....................    $ 54,131
                                                                ========

     The accompanying notes are an integral part of these combined statements.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                            NINE MONTHS
                                               ENDED
                                             JUNE 30,           YEAR ENDED SEPTEMBER 30,
                                        -------------------   ----------------------------
                                          1999       1998      1998      1997       1996
                                          ----       ----      ----      ----       ----
                                            (UNAUDITED)
Net income............................  $  8,782   $  9,856   $12,478   $10,818   $  9,200
Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Provision in lieu of income taxes...     6,646      6,247     8,008     7,964      5,987
  Depreciation and amortization.......     7,398      5,717     8,183     7,368      7,353
  (Gain) loss on sale of fixed
     assets...........................       465        171       300       715        274
Changes in assets and liabilities:
  Accounts receivable, prepaid
     expenses and other assets........    (1,431)    (4,045)     (813)   (1,115)      (498)
  Other assets........................        10         31        24       (30)       (11)
  Accounts payable and accrued
     expenses.........................      (178)       144     1,825      (440)    (1,900)
  Customers' prepayments and deferred
     installation revenue.............       242         (7)       96       367         94
  Customers' deposits and deferred
     revenue..........................       (24)      (174)     (270)      (69)       466
                                        --------   --------   -------   -------   --------

Net cash provided by operating
  activities..........................    21,910     17,940    29,831    25,578     20,965
                                        --------   --------   -------   -------   --------
Cash flow from investing activities:
Capital expenditures..................   (13,797)   (15,700)  (21,049)   (7,587)    (5,122)
Proceeds from disposition of property
  and equipment.......................        --        250        72        --        128
Purchase of licenses..................      (512)       (49)   (1,044)      (99)        --
                                        --------   --------   -------   -------   --------
Net cash used in investing
  activities..........................   (14,309)   (15,499)  (22,021)   (7,686)    (4,994)
                                        --------   --------   -------   -------   --------
Cash flow from financing activities:

Net payments to affiliates............       (34)    (3,941)   (7,410)  (18,061)   (17,038)
                                        --------   --------   -------   -------   --------
Net increase (decrease) in cash and
  cash equivalents....................     7,567     (1,500)      400      (169)    (1,067)
Cash and cash equivalents, beginning
  of year.............................     4,080      3,680     3,680     3,849      4,916
                                        --------   --------   -------   -------   --------
Cash and cash equivalents, end of
  year................................  $ 11,647   $  2,180   $ 4,080   $ 3,680   $  3,849
                                        ========   ========   =======   =======   ========
Supplemental disclosure of cash flow
  information:
  Non-affiliate interest paid during
     the year.........................  $    264   $     42   $   296   $   155   $    447
                                        ========   ========   =======   =======   ========

   The accompanying notes are an integral part of these combined statements.

                       GREATER MEDIA CABLEVISION SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION, BASIS OF PRESENTATION AND OPERATIONS

     Greater Media Cablevision Systems is the owner and operator of the following Massachusetts-based cable television systems: Auburn, Boylston, Chicopee, Dudley, East Longmeadow, Easthampton, Grafton, Hampden, Holden, Leicester, Ludlow, Millbury, Northborough, Northbridge, Oxford, Paxton, Southampton, Southborough, Southbridge, Spencer, Sturbridge, Upton, Webster, West Boylston, West Brookfield, Westborough, Wilbraham and Worcester ("the Combined Systems"). The Combined Systems are wholly-owned by Greater Media Cablevision, Inc. ("the Company"). The combined financial statements do not include the accounts of Greater Philadelphia Cablevision, Inc. or Greater Philadelphia Cablevision Limited Partnership (the "Philadelphia System"), which are also wholly-owned by the Company. The Company is a wholly-owned subsidiary of Greater Media, Inc. ("the Parent"). In February 1999, the Parent and the Company entered into an agreement ("Sales Agreement") to sell the net assets of the Company including the Combined Systems but excluding the Philadelphia Systems to Charter Communications Holdings, LLC.

     Significant intercompany accounts and transactions between the Combined Systems have been eliminated in the combined financial statements. Significant accounts and transactions with the Parent and other affiliates are disclosed as related party transactions (See Note 7).

     The Combined Systems primarily provide cable television services to subscribers in central and western Massachusetts.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

     Maintenance and repair costs are expensed when incurred. For financial reporting purposes, depreciation is provided on the straight-line method based on the following estimated useful lives:

                     CLASSIFICATION                          YEARS
                     --------------                          -----
Land improvements........................................       20
Buildings................................................    15-40
Furniture, fixtures and equipment........................     3-15
Trunk and distribution systems...........................     7-12

  INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill amortized over forty years and costs incurred in obtaining and renewing cable franchises which are amortized over the life of the respective franchise agreements.

                       GREATER MEDIA CABLEVISION SYSTEMS

  REVENUES

     Cable revenues from basic and premium services are recognized when the related services are provided.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  QUARTERLY RESULTS

     The financial statements included herein as of December 31, 1998 and for the three months ended December 31, 1998 and 1997 have been prepared by the Company without audit. In the opinion of management, all adjustments have been made which are of a normal recurring nature necessary to present fairly the Combined Systems' financial position as of December 31, 1998 and the results of operations, changes in net assets and cash flows for the three months ended December 31, 1998 and 1997. Certain information and footnote disclosures have been condensed or omitted for these periods. The results for interim periods are not necessarily indicative of results for the entire year.

2.  PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid and other current assets consist of the following at September 30:

                                                    1998      1997
                                                    ----      ----
Franchise grant..................................  $1,445    $  604
Corporate business tax...........................   1,015       882
Other............................................     286       463
                                                   ------    ------
Prepaid expenses and other current assets........  $2,746    $1,949
                                                   ======    ======

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at September 30:

                                                 1998        1997
                                                 ----        ----
Land and land improvements...................  $  1,229    $  1,134
Buildings....................................     4,521       4,521
Furniture, fixtures and equipment............     5,503       4,822
Trunk and distribution systems...............   109,253      97,042
Construction in progress.....................     9,026       4,450
                                               --------    --------
                                                129,532     111,969
Accumulated depreciation.....................   (75,064)    (69,998)
                                               --------    --------
Property and equipment, net..................  $ 54,468    $ 41,971
                                               ========    ========

                       GREATER MEDIA CABLEVISION SYSTEMS

     Depreciation expense for the years ended September 30, 1998, 1997 and 1996 was $8,081, $7,337, and $7,314, respectively. Construction in progress results primarily from costs to upgrade the systems to fiber optic technologies in the areas served by the Combined Systems.

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following at September 30:

                                                    1998      1997
                                                    ----      ----
Franchise agreements.............................  $3,230    $2,883
Customer lists...................................   1,751     1,751
Organization expenses............................     146       146
Goodwill.........................................   2,260     1,510
Covenant not to compete..........................      40        40
                                                   ------    ------
                                                    7,427     6,330
Accumulated amortization.........................   4,737     4,683
                                                   ------    ------
Intangible assets, net...........................  $2,690    $1,647
                                                   ======    ======

     Amortization expense for the years ended September 30, 1998, 1997 and 1996 was $102, $31 and $39, respectively.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at September 30:

                                                    1998      1997
                                                    ----      ----
Accounts payable.................................  $4,733    $3,544
Rate refund liability............................     923       481
Programming expenses.............................     586       557
Other............................................     883       717
                                                   ------    ------
                                                   $7,125    $5,299
                                                   ======    ======

6.  INCOME TAXES

     The Combined Systems are included in the consolidated federal income tax return of the Parent. However, the Parent is responsible for tax payments applicable to the Combined Systems. The combined financial statements reflect a provision in lieu of income taxes as if the combined systems were filing on a separate company basis. Accordingly, the Combined Systems have included the provision in lieu of income taxes as a component of net assets for all periods presented.

     The provision in lieu of income taxes approximates the amount of tax computed using U.S. statutory rates, after reflecting state income tax expense of $2,053, $1,924 and $1,486, for 1998, 1997 and 1996, respectively.

                       GREATER MEDIA CABLEVISION SYSTEMS

     As the Sales Agreement represents a sale of assets, Charter Communications Holdings, LLC will have new tax basis in the Combined Systems' assets and liabilities acquired.

7.  RELATED PARTY TRANSACTIONS

     The Company and each of its subsidiaries are guarantors of the Parent Company's debt.

     The combined statements include the charge for certain corporate expenses incurred by the Parent on behalf of the Combined Systems. Such charges amounted to $3,888, $3,696, and $3,365 for the three years ended September 30, 1998, 1997 and 1996. Management believes that these costs are reasonable and reflect costs of doing business that the Combined Systems would have incurred on a stand-alone basis.

     The Combined Systems charge an affiliate interest on certain balances, aggregating $15,000 per year, at an annual rate of 12%. Interest income on such balances amounted to $1,800 for each of the three years in the period ended September 30, 1998. In addition, the Combined Systems are required to pay the Parent interest on certain balances, at an annual rate of 12%. Interest expense on such balances amounted to $2,340 for each of these years in the period ended September 30, 1998, all which were due during the periods presented. The amounts described above and certain non-interest bearing amounts due affiliates are included in Net Assets in the Combined Systems balance sheet. As a result of the Sales Agreement, such amounts will be assumed by the Parent. The interest income and expense have been netted in the accompanying statement of operations.

8.  EMPLOYEE BENEFIT PLAN

  401(k) PLAN

     The Combined Systems' employees participate in the Greater Media, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 12% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Parent contributes an amount equal to 50% of the participant's contribution, limited to the lessor of 3% of the participant's compensation or $1 per year.

     The Combined Systems expense relating to the 401(k) Plan was $140, $127, and $96 in 1998, 1997, and 1996, respectively.

  PENSION

     Employees of the Combined Systems participate in a pension plan sponsored by the Parent. The Combined Systems allocable share of the pension expense amounted to $105, $204 and $217 during the years ended September 30, 1998, 1997 and 1996, respectively. As a result of the Sales Agreement, the Combined Systems' employees will be fully vested with respect to their plan benefits, although no additional benefits will accrue to such employees in the future. In addition, the Parent will be responsible for the allocable pension liability ($838 at September 30, 1998) and will continue to administer the plan on behalf of the Combined Systems' employees after the sale is consummated.

                       GREATER MEDIA CABLEVISION SYSTEMS

9.  COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain facilities and equipment under noncancellable operating leases. Leases and rental costs charged to expense for the years ended September 30, 1998, 1997 and 1996, was $2,124, $2,133 and $1,636, respectively.
Rent expense incurred under leases for the years ended September 30, 1998, 1997 and 1996, was $678, $665 and $660, respectively. Future minimum lease payments are as follows:

1999........................................    $  690
2000........................................       618
2001........................................       524
2002........................................       402
2003........................................       396
Thereafter..................................     3,267

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended September 30, 1998, 1997 and 1996, was $1,008, $840 and $578,
respectively.

  LITIGATION

     The Company is party to lawsuits that arise in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's combined financial position or results of operations.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

                       GREATER MEDIA CABLEVISION SYSTEMS

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. The Company may be required to refund additional amounts in the future.

     The Combined Systems believe that they have complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if a company is unable to justify its basic rates. The Combined Systems are unable to estimate at this time the amount of refunds, if any, that may be payable by the Combined Systems in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Combined Systems do not believe that the amount of any such refunds would have a material adverse effect on their financial position or results of operations.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Combined Systems cannot predict the ultimate effect of the 1996 Telecom Act on their financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Combined Systems.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Combined Systems are subject to state regulation in Massachusetts.

10. SUBSEQUENT EVENT (UNAUDITED)

     On June 30, 1999, Charter Communications Entertainment I, LLC, an indirect subsidiary of Charter Communications Holdings Company, LLC purchased the Combined Systems for an aggregate purchase price of $500 million plus a working capital adjustment. Effective with this change of ownership, the Combined Systems will be managed by Charter Investment, Inc.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  Renaissance Media Group LLC

     We have audited the accompanying consolidated balance sheet of Renaissance Media Group LLC as of December 31, 1998 and the related consolidated statements of operations, changes in members' equity, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Renaissance Media Group LLC at December 31, 1998, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                              /s/ ERNST & YOUNG LLP

New York, New York
February 22, 1999
except for Note 11, as to which
the date is February 24, 1999

                          RENAISSANCE MEDIA GROUP LLC
                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                 ASSETS

Cash and cash equivalents...................................    $  8,482
Accounts receivable -- trade (less allowance for doubtful
  accounts of $92)..........................................         726
Accounts receivable -- other................................         584
Prepaid expenses and other assets...........................         340
Escrow deposit..............................................         150
Investment in cable television systems:
  Property, plant and equipment.............................      71,246
  Less: Accumulated depreciation............................      (7,294)
                                                                --------
                                                                  63,952
                                                                --------
  Cable television franchises...............................     236,489
  Less: Accumulated amortization............................     (11,473)
                                                                --------
                                                                 225,016
                                                                --------
  Intangible assets.........................................      17,559
  Less: Accumulated amortization............................      (1,059)
                                                                --------
                                                                  16,500
                                                                --------
       Total investment in cable television systems.........     305,468
                                                                --------
          Total assets......................................    $315,750
                                                                ========

                    LIABILITIES AND MEMBERS' EQUITY

Accounts payable............................................    $  2,042
Accrued expenses(a).........................................       6,670
Subscriber advance payments and deposits....................         608
Deferred marketing support..................................         800
Advances from Holdings......................................         135
Debt........................................................     209,874
                                                                --------
          Total Liabilities.................................     220,129
                                                                --------

Members' Equity:
Paid in capital.............................................     108,600
Accumulated deficit.........................................     (12,979)
                                                                --------
       Total members' equity................................      95,621
                                                                --------
          Total liabilities and members' equity.............    $315,750
                                                                ========

---------------
(a) includes accrued costs from transactions with affiliated companies of $921.

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

REVENUES....................................................    $ 41,524
                                                                --------
COSTS & EXPENSES
  Service Costs(a)..........................................      13,326
  Selling, General & Administrative.........................       7,711
  Depreciation & Amortization...............................      19,107
                                                                --------
     Operating Income.......................................       1,380
     Interest Income........................................         158
     Interest (Expense) (b).................................     (14,358)
                                                                --------
     (Loss) Before Provision for Taxes......................     (12,820)
     Provision for Taxes....................................         135
                                                                --------
     Net (Loss).............................................    $(12,955)
                                                                ========

---------------
(a) includes costs from transactions with affiliated companies of $7,523.

(b) includes $676 of amortization of deferred financing costs.

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC

              CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                     PAID                      TOTAL
                                                      IN       ACCUMULATED    MEMBER'S
                                                   CAPITAL      (DEFICIT)      EQUITY
                                                   -------     -----------    --------
Contributed Members' Equity -- Renaissance Media
  Holdings LLC and Renaissance Media LLC.........  $ 15,000     $    (24)     $14,976
Additional capital contributions.................    93,600           --       93,600
Net (Loss).......................................        --      (12,955)     (12,955)
                                                   --------     --------      -------
Balance December 31, 1998........................  $108,600     $(12,979)     $95,621
                                                   ========     ========      =======

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

OPERATING ACTIVITIES:
Net (loss)..................................................    $(12,955)
Adjustments to non-cash and non-operating items:
  Depreciation and amortization.............................      19,107
  Accretion on Senior Discount Notes........................       7,363
  Other non-cash charges....................................         730
  Changes in operating assets and liabilities:
     Accounts receivable -- trade, net......................        (726)
     Accounts receivable -- other...........................        (584)
     Prepaid expenses and other assets......................        (338)
     Accounts payable.......................................       2,031
     Accrued expenses.......................................       6,660
     Subscriber advance payments and deposits...............         608
     Deferred marketing support.............................         800
                                                                --------
Net cash provided by operating activities...................      22,696
                                                                --------
INVESTING ACTIVITIES:
  Purchased cable television systems:
     Property, plant and equipment..........................     (65,580)
     Cable television franchises............................    (235,412)
     Cash paid in excess of identifiable assets.............      (8,608)
  Escrow deposit............................................        (150)
  Capital expenditures......................................      (5,683)
  Cable television franchises...............................      (1,077)
  Other intangible assets...................................        (526)
                                                                --------
Net cash (used in) investing activities.....................    (317,036)
                                                                --------
FINANCING ACTIVITIES:
  Debt acquisition costs....................................      (8,323)
  Principal repayments on bank debt.........................      (7,500)
  Advances from Holdings....................................          33
  Proceeds from bank debt...................................     110,000
  Proceeds from 10% Senior Discount Notes...................     100,012
  Capital contributions.....................................     108,600
                                                                --------
Net cash provided by financing activities...................     302,822
                                                                --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       8,482
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1997..............          --
                                                                --------
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1998..............    $  8,482
                                                                ========
SUPPLEMENTAL DISCLOSURES:
  INTEREST PAID.............................................    $  4,639
                                                                ========

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Renaissance Media Group LLC ("Group") was formed on March 13, 1998 by Renaissance Media Holdings LLC ("Holdings"). Holdings is owned by Morgan Stanley Capital Partners III, L.P. ("MSCP III"), Morgan Stanley Capital Investors, L.P. ("MSCI"), MSCP III 892 Investors, L.P. ("MSCP Investors" and, collectively, with its affiliates, MSCP III and MSCI and their respective affiliates, the "Morgan Stanley Entities"), Time Warner and the Management Investors. On March 20, 1998, Holdings contributed to Group its membership interests in two wholly-owned subsidiaries; Renaissance Media (Louisiana) LLC ("Louisiana") and Renaissance Media (Tennessee) LLC ("Tennessee"), which were formed on January 7, 1998. Louisiana and Tennessee acquired a 76% interest and 24% interest, respectively, in Renaissance Media LLC ("Media") from Morgan Stanley Capital Partners III, Inc. ("MSCP"), on February 13, 1998 through an acquisition of entities under common control accounted for as if it were a pooling of interests. As a result, Media became a subsidiary of Group and Holdings. Group and its aforementioned subsidiaries are collectively referred to as the "Company". On April 9, 1998, the Company acquired (the "Acquisition") six cable television systems (the "Systems") from TWI Cable, Inc. ("TWI Cable"), a subsidiary of Time Warner Inc. ("Time Warner"). See Note 3. Prior to this Acquisition, the Company had no operations other than start-up related activities.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NEW ACCOUNTING STANDARDS

     During fiscal 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133").

     FAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company will adopt FAS 133 as of January 1, 2000. The impact of the adoption on the Company's consolidated financial statements is not expected to be material.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

     CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Company generally extends credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the Company's financial condition.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

     ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $491 in 1998.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and investments in short-term, highly liquid securities, which have maturities when purchased of three months or less.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at purchased and capitalized cost. Capitalized internal costs principally, consist of employee costs and interest on funds borrowed during construction. Capitalized labor, materials and associated overhead amounted to approximately $1,429 in 1998. Replacements, renewals and improvements to installed cable plant are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation expense for the year ended December 31, 1998 amounted to $7,314. Property, plant and equipment is depreciated using the straight-line method over the following estimated service lives:

Buildings and leasehold improvements........................    5 - 30 years
Cable systems, equipment and subscriber devices.............    5 - 30 years
Transportation equipment....................................    3 -  5 years
Furniture, fixtures and office equipment....................    5 - 10 years

     Property, plant and equipment at December 31, 1998 consisted of:

  Land......................................................    $   432
  Buildings and leasehold improvements......................      1,347
  Cable systems, equipment and subscriber devices...........     62,740
  Transportation equipment..................................      2,181
  Furniture, Fixtures and office equipment..................        904
  Construction in progress..................................      3,642
                                                                -------
                                                                 71,246
Less: accumulated depreciation..............................     (7,294)
                                                                -------
          Total.............................................    $63,952
                                                                =======

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     CABLE TELEVISION FRANCHISES AND INTANGIBLE ASSETS

     Cable television franchise costs include the assigned fair value, at the date of acquisition, of the franchises from purchased cable television systems. Intangible assets include goodwill, deferred financing and other intangible assets. Cable television franchises and intangible assets are amortized using the straight-line method over the following estimated useful lives:

Cable television franchises.................................        15 years
Goodwill....................................................        25 years
Deferred financing and other intangible assets..............    2 - 10 years

     Intangible assets at December 31, 1998 consisted of:

Goodwill....................................................    $ 8,608
Deferred Financing Costs....................................      8,323
Other intangible assets.....................................        628
                                                                -------
                                                                 17,559
Less: accumulated amortization..............................     (1,059)
                                                                -------
          Total.............................................    $16,500
                                                                =======

     The Company periodically reviews the carrying value of its long-lived assets, including property, plant and equipment, cable television franchises and intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized to the extent that the carrying value of such asset is greater than its fair value.

     ESTIMATES USED IN FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  ACQUISITIONS

     TWI CABLE

     On April 9, 1998, the Company acquired six cable television systems from TWI Cable. The systems are clustered in southern Louisiana, western Mississippi and western Tennessee. This Acquisition represented the first acquisition by the Company. The purchase price for the systems was $309,500 which was paid as follows: TWI Cable received $300,000 in cash, inclusive of an escrow deposit of $15,000, and a $9,500 (9,500 units) equity interest in Renaissance Media Holdings LLC, the parent company of Group. In addition to the purchase price, the Company incurred approximately $1,385 in transaction costs, exclusive of financing costs.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     The Acquisition was accounted for using the purchase method and, accordingly, results of operations are reported from the date of the Acquisition (April 9, 1998). The excess of the purchase price over the estimated fair value of the tangible assets acquired has been allocated to cable television franchises and goodwill in the amount of $235,387 and $8,608, respectively.

     DEFFNER CABLE

     On August 31, 1998, the Company acquired the assets of Deffner Cable, a cable television company located in Gadsden, Tennessee. The purchase price was $100 and was accounted for using the purchase method. The allocation of the purchase price is subject to change, although management does not believe that any material adjustment to such allocation is expected.

     BAYOU VISION, INC.

     On February 3, 1999, Media acquired the cable television assets of Bayou Vision, Inc. and Gulf South Cable, Inc. serving approximately 1,950 subscribers in the Villages of Estherwood, Morse and Mermentau and Acadia and Livingston Parish, Louisiana. The cash purchase price was approximately $2,700 and was paid out of available Company funds.

     Unaudited Pro Forma summarized results of operations for the Company for the year ended December 31, 1998 and 1997, assuming the Acquisition, Notes (as hereinafter defined) offering and Credit Agreement (as hereinafter defined) had been consummated on January 1, 1998 and 1997, are as follows:

                                                       YEAR ENDED DECEMBER 31
                                                       ----------------------
                                                         1997         1998
                                                         ----         ----
Revenues.............................................  $ 50,987     $ 56,745
Expenses.............................................    53,022       55,210
                                                       --------     --------
Operating (loss) income..............................    (2,035)       1,535
Interest expense and other expenses..................   (19,740)     (19,699)
                                                       --------     --------
Net (Loss)...........................................  $(21,775)    $(18,164)
                                                       ========     ========

4.  DEBT

     As of December 31, 1998, debt consisted of:

10.00% Senior Discount Notes at Accreted Value(a)...........    $107,374
Credit Agreement(b).........................................     102,500
                                                                --------
                                                                $209,874
                                                                ========

     (a) On April 9, 1998, in connection with the Acquisition described in Note 3, the Company issued $163,175 principal amount at maturity, $100,012 initial accreted value, of 10.00% senior discount notes due 2008 ("Notes"). The Notes pay no interest until April 15, 2003. From and after April 15, 2003 the Notes will bear interest, payable semi-

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

annually in cash, at a rate of 10% per annum on April 15 and October 15 of each year, commencing October 15, 2003. The Notes are due on April 15, 2008.

     (b) On April 9, 1998, Renaissance Media entered into a credit agreement among Morgan Stanley & Co. Incorporated as Placement Agent, Morgan Stanley Senior Funding Inc., as Syndication Agent, the Lenders, CIBC Inc., as Documentation Agent and Bankers Trust Company as Administrative Agent (the "Credit Agreement"). The aggregate commitments under the Credit Agreement total $150,000, consisting of a $40,000 revolver, $60,000 Tranche A Term Loans and $50,000 Tranche B Term Loans (collectively the "Term Loans"). The revolving credit and term loans are collateralized by a first lien position on all present and future assets and the member's interest of Media, Louisiana and Tennessee. The Credit Agreement provides for interest at varying rates based upon various borrowing options and the attainment of certain financial ratios and for commitment fees of 1/2% on the unused portion of the revolver. The effective interest rate, including commitment fees and amortization of related deferred financing costs and the interest-rate cap, for the year ended December 31, 1998 was 8.82%.

     On April 9, 1998, $110,000 was borrowed under the Credit Agreement's Tranche A and B Term Loans. On June 23, 1998, $7,500 was repaid resulting in $102,500 of outstanding Tranche A and B Term Loans as of December 31, 1998.

     As of December 31, 1998, the Company had unrestricted use of the $40,000 revolver. No borrowings had been made by the Company under the revolver through that date.

     Annual maturities of borrowings under the Credit Agreement for the years ending December 31 are as follows:

1999........................................................    $    776
2000........................................................       1,035
2001........................................................       2,701
2002........................................................       9,506
2003........................................................      11,590
2004........................................................      11,590
Thereafter..................................................      65,302
                                                                --------
                                                                 102,500
Less: Current portion.......................................        (776)
                                                                --------
                                                                $101,724
                                                                ========

     The Credit Agreement and the Indenture pursuant to which the Notes were issued contain restrictive covenants on the Company and subsidiaries regarding additional indebtedness, investment guarantees, loans, acquisitions, dividends and merger or sale of the subsidiaries and require the maintenance of certain financial ratios.

     Total interest cost incurred for the year ended December 31, 1998, including commitment fees and amortization of deferred financing and interest-rate cap costs was $14,358, net of capitalized interest of $42.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

5.  INTEREST RATE-CAP AGREEMENT

     The Company purchases interest-rate cap agreements that are designed to limit its exposure to increasing interest rates and are designated to its floating rate debt. The strike price of these agreements exceeds the current market levels at the time they are entered into. The interest rate indices specified by the agreements have been and are expected to be highly correlated with the interest rates the Company incurs on its floating rate debt. Payments to be received as a result of the specified interest rate index exceeding the strike price are accrued in other assets and are recognized as a reduction of interest expense (the accrual accounting method). The cost of these agreements is included in other assets and amortized to interest expense ratably during the life of the agreement. Upon termination of an interest-rate cap agreement, any gain is deferred in other liabilities and amortized over the remaining term of the original contractual life of the agreement as a reduction of interest expense.

     On December 1, 1997, the Company purchased an interest-rate cap agreement from Morgan Stanley Capital Services Inc. The carrying value as of December 31, 1998 was $47. The fair value of the interest-rate cap, which is based upon the estimated amount that the Company would receive or pay to terminate the cap agreement as of December 31, 1998, taking into consideration current interest rates and the credit worthiness of the counterparties, approximates its carrying value.

     The following table summarizes the interest-rate cap agreement:

NOTIONAL                                        INITIAL
PRINCIPAL             EFFECTIVE   TERMINATION   CONTRACT   FIXED RATE
 AMOUNT      TERM       DATE         DATE         COST     (PAY RATE)
---------    ----     ---------   -----------   --------   ----------
$100,000    2 years    12/1/97      12/1/99       $100        7.25%

6.  TAXES

     For the year ended December 31, 1998, the provision for income taxes has been calculated on a separate company basis. The components of the provision for income taxes are as follows:

                                                                YEAR ENDED
                                                             DECEMBER 31, 1998
                                                             -----------------
Federal:
  Current..................................................        $ --
  Deferred.................................................          --
State:
  Current..................................................         135
  Deferred.................................................          --
                                                                   ----
     Provision for income taxes............................        $135
                                                                   ====

     The Company's current state tax liability results from its obligation to pay franchise tax in Tennessee and Mississippi and tax on capital in New York.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     The Company has a net operating loss ("NOL") carryforward for income tax purposes which is available to offset future taxable income. This NOL totals approximately $14,900 and expires in the year 2018. The Company has established a valuation allowance to offset the entire potential future tax benefit of the NOL carryforward and, therefore, has recognized no deferred tax asset with respect to the NOL.

     Louisiana and Tennessee have elected to be treated as corporations for federal income tax purposes and have not recorded any tax benefit for their losses as the realization of theses losses by reducing future taxable income in the carry forward period is uncertain at this time.

7.  RELATED PARTY TRANSACTIONS

     (a) TRANSACTIONS WITH MORGAN STANLEY ENTITIES

     In connection with the Acquisition, Media entered into the Credit Agreement with Morgan Stanley Senior Funding Inc. and Morgan Stanley & Co. Incorporated acted as the Placement Agent for the Notes. In connection with these services the Morgan Stanley Entities received customary fees and expense reimbursement.

     (b) TRANSACTIONS WITH TIME WARNER AND RELATED PARTIES

     In connection with the Acquisition, Media entered into an agreement with Time Warner, pursuant to which Time Warner manages the Company's programming in exchange for providing the Company access to certain Time Warner programming arrangements.

     (c) Transactions with Management

     Prior to the consummation of the Acquisition described in Note 3, Media paid fees in 1998 to six senior executives of the Company who are investors in the Company (the "Management Investors") for services rendered prior to their employment by Media relating to the Acquisition and the Credit Agreement. These fees totaled $287 and were recorded as transaction and financing costs.

     (d) DUE TO MANAGEMENT INVESTORS

     Prior to the formation of the Company, the Management Investors advanced $1,000 to Holdings, which was used primarily for working capital purposes. Upon formation of the Company, Holdings contributed certain assets and liabilities to Group and the $1,000 advance from the Management Investors was recorded as paid in capital.

     (e) TRANSACTIONS WITH BOARD MEMBER

     The Company has utilized the law firm of one of its board members for legal services for the Acquisition, financing agreements and various ongoing legal matters. These fees totaled approximately $1,348 for the year ended December 31, 1998.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

8.  ACCRUED EXPENSES

     Accrued expenses as of December 31, 1998 consist of the following:

Accrued programming costs...................................    $1,986
Accrued interest............................................     1,671
Accrued franchise fees......................................     1,022
Accrued legal and professional fees,........................       254
Accrued salaries, wages and benefits........................       570
Accrued property and sales tax..............................       637
Other accrued expenses......................................       530
                                                                ------
                                                                $6,670
                                                                ======

9.  EMPLOYEE BENEFIT PLAN

     Effective April 9, 1998, the Company began sponsoring a defined contribution plan which covers substantially all employees (the "Plan"). The Plan provides for contributions from eligible employees up to 15% of their compensation. The Company's contribution to the Plan is limited to 50% of each eligible employee's contribution up to 10% of his or her compensation. The Company has the right in any year to set the amount of the Company's contribution percentage. Company matching contributions to the Plan for the year ended December 31, 1998 were approximately $97. All participant contributions and earnings are fully vested upon contribution and company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years.

10.  COMMITMENTS AND CONTINGENCIES

     (a) LEASES

     The Company had rental expense under various lease and rental agreements primarily for offices, tower sites and warehouses of approximately $125 in 1998. In addition, the Company rents utility poles in its operations generally under short term arrangements, but the Company expects these arrangements to recur. Total rent expense for utility poles was approximately $620 in 1998. Future minimum annual rental payments under noncancellable leases are as follows:

1999......................................    $162
2000......................................      38
2001......................................      24
2002......................................      20
2003 and thereafter.......................      66
                                              ----
     Total................................    $310
                                              ====

     (b) EMPLOYMENT AGREEMENTS

     Media has entered into employment agreements with six senior executives who are also investors in Holdings. Under the conditions of five of the agreements the employment term is five years, expiring in April 2003 and requires Media to continue salary payments

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

(including any bonus) through the term if the executive's employment is terminated by Media without cause, as defined in the employment agreement. Media's obligations under the employment agreements may be reduced in certain situations based on actual operating performance relative to the business plan, death or disability or by actions of the other senior executives.

     The employment agreement for one senior executive has a term of one year and may be renewed annually. This agreement has been renewed through April 8, 2000.

     (c) OTHER AGREEMENTS

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, Time Warner agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) by 1999 (approximately $23 million). This agreement with the FCC has been assumed by the Company as part of the Acquisition.

11.  SUBSEQUENT EVENT

     On February 23, 1999, Holdings entered into an agreement with Charter Communications, LLC and Charter Communications, Inc., to sell 100% of its members' equity in the Company for approximately $459,000, subject to certain closing conditions. This transaction is expected to close during the third quarter of 1999.

12.  YEAR 2000 ISSUES (UNAUDITED)

     The Company relies on computer systems, related software applications and other control devices in operating and monitoring all major aspects of its business, including, but not limited to, its financial systems (such as general ledger, accounts payable, payroll and fixed asset modules), subscriber billing systems, internal networks and telecommunications equipment. The Company also relies, directly and indirectly, on the external systems of various independent business enterprises, such as its suppliers and financial organizations, for the accurate exchange of data.

     The Company continues to assess the likely impact of Year 2000 issues on its business operations, including its material information technology ("IT") and non-IT applications. These material applications include all billing and subscriber information systems, general ledger software, payroll systems, accounting software, phone switches and certain headend applications, all of which are third party supported.

     The Company believes it has identified all systems that may be affected by Year 2000 Issues. Concurrent with the identification phase, the Company is securing compliance determinations relative to all identified systems. For those systems that the Company believes are material, compliance programs have been received or such systems have been certified by independent parities as Year 2000 compliant. For those material systems that are subject to compliance programs, the Company expects to receive Year 2000 certifications from independent parties by the second quarter 1999. Determinations of Year

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

2000 compliance requirements for less mission critical systems are in progress and are expected to be completed in the second quarter of 1999.

     With respect to third parties with which the Company has a material relationship, the Company believes its most significant relationships are with financial institutions, who receive subscriber monthly payments and maintain Company bank accounts, and subscriber billing and management systems providers. We have received compliance programs which if executed as planned should provide a high degree of assurance that all Year 2000 issues will be addressed by mid 1999.

     The Company has not incurred any material Year 2000 costs to date, and excluding the need for contingency plans, does not expect to incur any material Year 2000 costs in the future because most of its applications are maintained by third parties who have borne Year 2000 compliance costs.

     The Company cannot be certain that it or third parties supporting its systems have resolved or will resolve all Year 2000 issues in a timely manner. Failure by the Company or any such third party to successfully address the relevant Year 2000 issues could result in disruptions of the Company's business and the incurrence of significant expenses by the Company. Additionally, the Company could be affected by any disruption to third parties with which the Company does business if such third parties have not successfully addressed their Year 2000 issues.

     Failure to resolve Year 2000 issues could result in improper billing to the Company's subscribers which could have a major impact on the recording of revenue and the collection of cash as well as create significant customer dissatisfaction. In addition, failure on the part of the financial institutions with which the Company relies on for its cash collection and management services could also have a significant impact on collections, results of operations and the liquidity of the Company.

     The Company has not yet finalized contingency plans necessary to handle the most likely worst case scenarios. Before concluding as to possible contingency plans, the Company must determine whether the material service providers contemplate having such plans in place. In the event that contingency plans from material service providers are not in place or are deemed inadequate, management expects to have such plans in place by the third quarter of 1999.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  TWI Cable, Inc.

     We have audited the accompanying combined balance sheet of the Picayune MS, Lafourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA, and Jackson TN cable television systems, (collectively, the "Combined Systems") included in TWI Cable, Inc. ("TWI Cable"), as of April 8, 1998, and the related combined statements of operations, changes in net assets and cash flows for the period from January 1, 1998 through April 8, 1998. These combined financial statements are the responsibility of the Combined Systems' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, included in TWI Cable, at April 8, 1998, and the combined results of their operations and their cash flows for the period from January 1, 1998 through April 8, 1998, in conformity with generally accepted accounting principles.

                                              /s/ ERNST & YOUNG LLP

New York, New York
February 22, 1999

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                APRIL 8, 1998
                                                                -------------
                           ASSETS
Cash and cash equivalents...................................      $      7
Receivables, less allowance of $116.........................           576
Prepaid expenses and other assets...........................           438
Property, plant and equipment, net..........................        35,992
Cable television franchises, net............................       195,907
Goodwill and other intangibles, net.........................        50,023
                                                                  --------
          Total assets......................................      $282,943
                                                                  ========
                 LIABILITIES AND NET ASSETS
Accounts payable............................................      $     63
Accrued programming expenses................................           978
Accrued franchise fees......................................           616
Subscriber advance payments and deposits....................           593
Deferred income taxes.......................................        61,792
Other liabilities...........................................           747
                                                                  --------
          Total liabilities.................................        64,789
          Total net assets..................................       218,154
                                                                  --------
          Total liabilities and net assets..................      $282,943
                                                                  ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  FOR THE
                                                                PERIOD FROM
                                                              JANUARY 1, 1998
                                                                  THROUGH
                                                               APRIL 8, 1998
                                                              ---------------
REVENUES....................................................      $15,221
COSTS AND EXPENSES:
Operating and programming...................................        3,603
Selling, general and administrative.........................        4,134
Depreciation and amortization...............................        5,031
(Gain) on disposal of fixed assets..........................          (96)
                                                                  -------
          Total costs and expenses..........................       12,672
                                                                  -------
Operating income............................................        2,549
Provision for income taxes..................................        1,191
                                                                  -------
Net income..................................................      $ 1,358
                                                                  =======

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                  COMBINED STATEMENT OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Balance at December 31, 1997................................    $224,546
  Repayment of advances from Parent.........................     (17,408)
  Advances from Parent......................................       9,658
  Net income................................................       1,358
                                                                --------
Balance at April 8, 1998....................................    $218,154
                                                                ========

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    FOR THE
                                                                  PERIOD FROM
                                                                JANUARY 1, 1998
                                                                    THROUGH
                                                                 APRIL 8, 1998
                                                                ---------------
OPERATING ACTIVITIES:
Net income..................................................        $  1,358
Adjustments for noncash and nonoperating items:
  Income tax expense........................................           1,191
  Depreciation and amortization.............................           5,031
  (Gain) on disposal of fixed assets........................             (96)
  Changes in operating assets and liabilities:
     Receivables, prepaids and other assets.................             289
     Accounts payable, accrued expenses and other
      liabilities...........................................            (770)
     Other balance sheet changes............................              (4)
                                                                    --------
Net cash provided by operations.............................           6,999
                                                                    --------
INVESTING ACTIVITIES:
Capital expenditures........................................            (613)
                                                                    --------
Net cash used in investing activities.......................            (613)
                                                                    --------
FINANCING ACTIVITIES:
Net repayment of advances from Parent.......................          (7,750)
                                                                    --------
Net cash (used in) financing activities.....................          (7,750)
INCREASE IN CASH AND CASH EQUIVALENTS.......................          (1,364)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............           1,371
                                                                    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................        $      7
                                                                    ========

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The cable television systems operating in the metropolitan areas of Picayune, Mississippi; Lafourche, Louisiana; St. Tammany, Louisiana; St. Landry, Louisiana; Pointe Coupee, Louisiana; and Jackson, Tennessee (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements, which expire at various times beginning in 1999. The Combined Systems' operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of coaxial and fiber-optic cables.

     Prior to January 4, 1996, the Combined Systems were included in certain subsidiaries of Cablevision Industries Corporation ("CVI"). On January 4, 1996, CVI merged into a wholly owned subsidiary of Time Warner Inc. (the "CVI Merger"). On October 1, 1996, Time Warner Inc. ("Time Warner") completed a reorganization amongst certain of its wholly owned cable television subsidiaries whereby CVI was renamed TWI Cable Inc. ("TWI Cable").

  BASIS OF PRESENTATION

     TWI Cable has sold the Combined Systems to Renaissance Media Holdings LLC ("Renaissance") pursuant to an Asset Purchase Agreement with Renaissance, dated November 14, 1997 (see Note 8). Accordingly, the accompanying combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. Effective as of January 1, 1996, the Combined Systems' financial statements reflect the new basis of accounting arising from Time Warner's merger with CVI. Based on Time Warner's allocation of the purchase price, the assets and liabilities of the Combined Systems were revalued resulting in goodwill allocated to the Combined Systems of approximately $52,971,000, which is being amortized over its estimated life of 40 years. In addition, approximately $220,981,000 was allocated to cable television franchises and other intangible assets, which is being amortized over periods up to 20 years.

     The combined statements have been adjusted to include the allocation of certain corporate expenses incurred by Time Warner Cable and/or TWI Cable on the Combined Systems' behalf, based upon the number of Combined System subscribers managed by Time Warner Cable and the ratio of Combined System subscribers to total TWI Cable subscribers, respectively. These allocations reflect all costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note 3. Management believes that these allocations are reasonable.

  BASIS OF COMBINATION

     The combined financial statements include the assets, liabilities, revenues, expenses, income, loss and cash flows of the Combined Systems, as if the Combined Systems were a single company. Significant intercompany accounts and transactions between the Combined

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Systems have been eliminated. Significant accounts and transactions with Time Warner and its affiliates are disclosed as related party transactions (see Note
3).

  USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the financial condition of the Combined Systems.

  REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

  FRANCHISE FEES

     Local governmental authorities impose franchise fees on the cable television systems owned by the Combined Systems ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Combined Systems' customers and such fees are not included as revenue or as a franchise fee expense.

  ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $105,000 for the period from January 1, 1998 through April 8, 1998.

  STATEMENT OF CASH FLOWS

     The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. The excess of such cash receipts over payments is included in net assets. Amounts shown

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 1996 and 1997. The average net intercompany payable balances was $166,522,000 for the period from January 1, 1998 through April 8, 1998.

     For purposes of this statement, cash and cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor, overhead and interest. Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements...........................    5-20 years
Cable television equipment...........................    5-15 years
Furniture, fixtures and other equipment..............    3-10 years

     Property, plant and equipment consist of:

                                                        APRIL 8, 1998
                                                        -------------
                                                        (IN THOUSANDS)
Land and buildings..................................       $  2,255
Cable television equipment..........................         40,276
Furniture, fixtures and other equipment.............          2,308
Construction in progress............................          1,183
                                                           --------
                                                             46,022
Less accumulated depreciation.......................        (10,030)
                                                           --------
          Total.....................................       $ 35,992
                                                           ========

  INTANGIBLE ASSETS

     The Combined Systems amortized goodwill over periods up to 40 years and cable television franchises over periods up to 20 years, both using the straight-line method. For the period from January 1, 1998 through April 8, 1998 amortization of goodwill amounted to $360,000 and amortization of cable television franchises amounted to $3,008,000. Accumulated amortization of intangible assets amounted to $28,114,000 at April 8, 1998.

  IMPAIRMENT

     Management separately reviews the carrying value of acquired long-lived assets for each acquired entity on a quarterly basis to determine whether an impairment may exist. Management considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of long-lived assets can be recovered. Upon a determination that the carrying value of long-lived assets will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

impairment. An impairment charge is measured as a deficiency in estimated discounted future cash flows of the acquired business to recover the carrying value related to the long-lived assets.

  INCOME TAXES

     Income taxes have been provided using the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates.

2.  EMPLOYEE BENEFIT PLANS

     Following the CVI Merger, the Combined Systems began participation in the Time Warner Cable Pension Plan (the "Pension Plan"), a non-contributory defined benefit pension plan, and the Time Warner Cable Employee Savings Plan (the "Savings Plan") which are administered by a committee appointed by the Board of Representatives of Time Warner Entertainment Company, L.P. ("TWE"), an affiliate of Time Warner, and which cover substantially all employees.

     Benefits under the Pension Plan are determined based on formulas which reflect an employee's years of service and compensation levels during the employment period. Pension expense for the period from January 1, 1998 through April 8, 1998 totaled $61,000.

     The Combined Systems' contributions to the Savings Plan are limited to 6.67% of an employee's eligible compensation during the plan year. The Board of Representatives of TWE has the right in any year to set the maximum amount of the Combined Systems' contribution. Defined contribution plan expense for the period from January 1, 1998 through April 8, 1998 totaled $38,000.

     The Combined Systems have no material obligations for other post retirement benefits.

3.  RELATED PARTIES

     In the normal course of conducting business, the Combined Systems had various transactions with Time Warner and its affiliates, generally on terms resulting from a negotiation between the affected units that in management's view resulted in reasonable allocations.

  PROGRAMMING

     Included in the Combined Systems' operating expenses are charges for programming and promotional services provided by Home Box Office, Turner Broadcasting System, Inc. and other affiliates of Time Warner. These charges are based on customary rates and are in the ordinary course of business. These charges totaled $1,164,000 for the period from January 1, 1998 through April 8, 1998. Accrued related party expenses for these

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

programming and promotional services included in accrued programming expenses approximated $409,000 for the period from January 1, 1998 through April 8, 1998.

  MANAGEMENT FEES

     TWI Cable entered into a management service arrangement with Time Warner Cable ("TWC"), pursuant to which TWC is responsible for the management and operation of TWI Cable, which includes the Combined Systems. The management fees paid to TWC by TWI Cable are based on an allocation of the corporate expenses of TWC's cable division in proportion to the respective number of subscribers of all cable systems managed by TWC's cable division. The allocation of the TWI Cable management fee to the Combined Systems approximated $486,000 for the period from January 1, 1998 through April 8, 1998.

     Other divisional expenses allocated to the Combined Systems approximated $299,000 for the period from January 1, 1998 through April 8, 1998.

4.  INTEREST EXPENSE

     Prior to the CVI Merger, the Jackson, Tennessee system was included in Cablevision Industries Limited Partnership and Combined Entities ("CILP"). The Jackson system was charged interest expense in connection with CILP's (a) senior and subordinated bank credit agreements; and (b) senior unsecured subordinated Series A and Series B notes payable to CVI. The remaining five systems comprising the Combined Systems were included in Cablevision Industries of the Southeast, Inc. and Combined Entities ("CIOS"). These systems were charged interest expense in connection with CIOS's (a) bank revolving credit agreement; and (b) junior and senior subordinated debt to CVI.

5.  INCOME TAXES

     Effective January 4, 1996, the Combined Systems are included in the consolidated federal income tax return of Time Warner. Prior to January 4, 1996, the Combined Systems were included in the consolidated federal income tax return of CVI. The provision for income taxes has been calculated on a separate company basis. The components of the provision for income taxes are as follows:

                                                      FOR THE PERIOD
                                                   FROM JANUARY 1, 1998
                                                         THROUGH
                                                      APRIL 8, 1998
                                                   --------------------
                                                      (IN THOUSANDS)
Federal:
  Current........................................         $   --
  Deferred.......................................            962
State:
  Current........................................             --
  Deferred.......................................            229
                                                          ------
     Net provision for income taxes..............         $1,191
                                                          ======

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Combined Systems did not, and will not, have a tax sharing agreement with either Time Warner, TWI Cable or CVI. Therefore, the Combined Systems have not and will not be compensated for the utilization of the Combined Systems' tax losses, by Time Warner, TWI Cable or CVI. In addition, the Combined Systems have not and will not be required to make payments to either Time Warner or TWI Cable for the current tax provision of the Combined Systems.

     The differences between the income tax provision expected at the U.S. federal statutory income tax rate and the total income tax provision are due to nondeductible goodwill amortization and state taxes.

     Significant components of the Combined Systems' deferred tax assets and liabilities, as calculated on a separate company basis, are as follows:

                                                        APRIL 8, 1998
                                                        -------------
                                                       (IN THOUSANDS)
Deferred tax liabilities:
  Amortization.....................................        $57,817
  Depreciation.....................................          4,181
                                                           -------
          Total gross deferred tax liabilities.....         61,998
                                                           -------
Deferred tax assets:
  Tax loss carryforwards...........................            160
  Allowance for doubtful accounts..................             46
                                                           -------
          Total deferred tax assets................            206
                                                           -------
          Net deferred tax liability...............        $61,792
                                                           =======

     On a separate company basis, the Combined Systems have tax loss carryforwards of approximately $400,000 at April 8, 1998. However, if the Combined Systems are acquired in an asset purchase, the tax loss carryforwards, and net deferred tax liabilities relating to temporary differences will not carry over to Renaissance (see Note 8).

6.  COMMITMENTS AND CONTINGENCIES

     The Combined Systems had rental expense of approximately $244,000 for the period from January 1, 1998 through April 8, 1998 under various lease and rental agreements for offices, utility poles, warehouses and computer equipment. Future minimum annual rental payments under noncancellable leases will approximate $1,000,000 annually over the next five years.

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, TWC has agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) over the next three years (approximately $25 million at December 31, 1997). This agreement with the FCC, which extends to the Combined Systems, will be assumed by Renaissance as it relates to the Combined Systems in accordance with the Asset Purchase Agreement.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7.  OTHER LIABILITIES

     Other liabilities consist of:

                                                        APRIL 8, 1998
                                                        -------------
                                                        (IN THOUSANDS)
Compensation........................................         $279
Data Processing Costs...............................          161
Sales and other taxes...............................          146
Copyright Fees......................................           35
Pole Rent...........................................           93
Other...............................................           33
                                                             ----
          Total.....................................         $747
                                                             ====

8.  SUBSEQUENT EVENT

     The sale of the Combined Systems, in connection with the Asset Purchase Agreement with Renaissance, closed on April 9, 1998 at the purchase price of $309,500,000.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
     TWI Cable Inc.

     We have audited the accompanying combined balance sheets of the Picayune MS, Lafourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA, and Jackson TN cable television systems, (collectively, the "Combined Systems") included in TWI Cable, Inc. ("TWI Cable"), as of December 31, 1996 and 1997, the related combined statements of operations, changes in net assets and cash flows for the years then ended. In addition, we have audited the combined statement of operations and cash flows for the year ended December 31, 1995 of the Predecessor Combined Systems. These combined financial statements are the responsibility of the Combined Systems' or the Predecessor's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Systems, included in TWI Cable or the Predecessor, at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                              /s/ ERNST & YOUNG LLP

New York, New York
March 16, 1998

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                                ----        ----
                                      ASSETS
Cash and cash equivalents...................................  $    570    $  1,371
Receivables, less allowance of $71 and $116 for the years
  ended December 31, 1996 and 1997, respectively............       794       1,120
Prepaid expenses and other assets...........................        45         183
Property, plant and equipment, net..........................    36,966      36,944
Cable television franchises, net............................   209,952     198,913
Goodwill and other intangibles, net.........................    51,722      50,383
                                                              --------    --------
          Total assets......................................  $300,049    $288,914
                                                              ========    ========
                            LIABILITIES AND NET ASSETS
Accounts payable............................................  $  1,640    $    652
Accrued programming expenses................................       847         904
Accrued franchise fees......................................       736         835
Subscriber advance payments and deposits....................        66         407
Deferred income taxes.......................................    58,340      60,601
Other liabilities...........................................       945         969
                                                              --------    --------
          Total liabilities.................................    62,574      64,368
          Total net assets..................................   237,475     224,546
                                                              --------    --------
          Total liabilities and net assets..................  $300,049    $288,914
                                                              ========    ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                          YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------
                                                   1995            1996              1997
                                                   ----            ----              ----
                                               (PREDECESSOR)    (INCLUDED IN TWI CABLE INC.)
REVENUES.....................................     $43,549        $47,327           $50,987
COSTS AND EXPENSES:
Operating and programming....................      13,010         12,413            12,101
Selling, general and administrative..........       9,977         12,946            13,823
Depreciation and amortization................      17,610         18,360            18,697
(Gain) loss on disposal of fixed assets......          --           (244)              620
                                                  -------        -------           -------
          Total costs and expenses...........      40,597         43,475            45,241
                                                  -------        -------           -------
Operating income.............................       2,952          3,852             5,746
Interest expense.............................      11,871             --                --
                                                  -------        -------           -------
(Loss) income before income tax (benefit)
  expense....................................      (8,919)         3,852             5,746
Income tax (benefit) expense.................      (3,567)         1,502             2,262
                                                  -------        -------           -------
Net (loss) income............................     $(5,352)       $ 2,350           $ 3,484
                                                  =======        =======           =======

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Contribution by Parent......................................    $250,039
  Repayment of advances from Parent.........................     (47,895)
  Advances from Parent......................................      32,981
  Net income................................................       2,350
                                                                --------
Balance at December 31, 1996................................     237,475
  Repayment of advances from Parent.........................     (50,661)
  Advances from Parent......................................      34,248
  Net income................................................       3,484
                                                                --------
Balance at December 31, 1997................................    $224,546
                                                                ========

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            YEAR ENDED DECEMBER 31,
                                                  -------------------------------------------
                                                     1995             1996           1997
                                                     ----             ----           ----
                                                  (PREDECESSOR) (INCLUDED IN TWI CABLE INC.)
OPERATING ACTIVITIES:
Net (loss) income...............................   $(5,352)        $   2,350       $  3,484
     Adjustments for noncash and nonoperating
       items:
     Income tax (benefit) expense...............    (3,567)            1,502          2,262
     Depreciation and amortization..............    17,610            18,360         18,697
     (Gain) loss on disposal
       of fixed assets..........................        --              (244)           620
     Changes in operating assets and
       liabilities:
       Receivables, prepaids and other
          assets................................      (196)              944           (464)
       Accounts payable, accrued expenses and
          other liabilities.....................      (972)              176           (466)
       Other balance sheet changes..............        --                --           (529)
                                                   -------         ---------       --------
Net cash provided by operations.................     7,523            23,088         23,604
INVESTING ACTIVITIES:
Purchase of Predecessor cable systems, net of
  cash acquired.................................        --          (249,473)            --
Capital expenditures............................    (7,376)           (8,170)        (6,390)
                                                   -------         ---------       --------
Net cash used in investing activities...........    (7,376)         (257,643)        (6,390)
FINANCING ACTIVITIES:
Advance from Parent for purchase of
  Predecessor...................................        --           250,039             --
Net repayment of advances from Parent...........        --           (14,914)       (16,413)
                                                   -------         ---------       --------
Net cash provided by (used in) financing
  activities....................................        --           235,125        (16,413)
INCREASE IN CASH AND CASH EQUIVALENTS...........       147               570            801
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD........................................       419                 0            570
                                                   -------         ---------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......   $   566         $     570       $  1,371
                                                   =======         =========       ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The cable television systems operating in the metropolitan areas of Picayune, Mississippi; Lafourche, Louisiana; St. Tammany, Louisiana; St. Landry, Louisiana; Pointe Coupee, Louisiana; and Jackson, Tennessee (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements, which expire at various times beginning in 1999. The Combined Systems' operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of coaxial and fiber-optic cables.

     Prior to January 4, 1996, the Combined Systems were included in certain subsidiaries of Cablevision Industries Corporation ("CVI"). On January 4, 1996, CVI merged into a wholly owned subsidiary of Time Warner Inc. (the "CVI Merger"). On October 1, 1996, Time Warner Inc. ("Time Warner") completed a reorganization amongst certain of its wholly owned cable television subsidiaries whereby CVI was renamed TWI Cable Inc. ("TWI Cable").

  BASIS OF PRESENTATION

     TWI Cable has committed to sell the Combined Systems to Renaissance Media Holdings LLC ("Renaissance") pursuant to an Asset Purchase Agreement with Renaissance, dated November 14, 1997. Accordingly, the accompanying combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. Effective as of January 1, 1996, the Combined Systems' financial statements reflect the new basis of accounting arising from Time Warner's merger with CVI. Based on Time Warner's allocation of the purchase price, the assets and liabilities of the Combined Systems were revalued resulting in goodwill allocated to the Combined Systems of approximately $52,971,000, which is being amortized over its estimated life of 40 years. In addition, approximately $220,981,000 was allocated to cable television franchises and other intangible assets, which is being amortized over periods up to 20 years. The Combined Systems' financial statements through December 31, 1995 reflect the historical cost of their assets and liabilities and results of their operations.

     The combined statements have been adjusted to include the allocation of certain corporate expenses incurred by Time Warner Cable and/or TWI Cable on the Combined Systems' behalf, based upon the number of Combined System subscribers managed by Time Warner Cable and the ratio of Combined System subscribers to total TWI Cable subscribers, respectively. These allocations reflect all costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note 3. Management believes that these allocations are reasonable.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  BASIS OF COMBINATION

     The combined financial statements include the assets, liabilities, revenues, expenses, income, loss and cash flows of the Combined Systems, as if the Combined Systems were a single company. Significant intercompany accounts and transactions between the Combined Systems have been eliminated. Significant accounts and transactions with Time Warner and its affiliates are disclosed as related party transactions (see Note 3).

  USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the financial condition of the Combined Systems.

  REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

  FRANCHISE FEES

     Local governmental authorities impose franchise fees on the cable television systems owned by the Combined Systems ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Combined Systems' customers. Prior to January 1997, franchise fees were not separately itemized on customers' bills. Such fees were considered part of the monthly charge for basic services and equipment, and therefore were reported as revenue and expense in the Combined Systems' financial results. Management began the process of itemizing such fees on all customers' bills beginning in January 1997. In conjunction with itemizing these charges, the Combined Systems began separately collecting the franchise fee on all revenues subject to franchise fees. As a result, such fees are no longer included as revenue or as franchise

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

fee expense. The net effect of this change is a reduction in 1997 revenue and franchise fee expense of approximately $1,500,000 versus the comparable period in 1996.

  ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $308,000, $632,000 and $510,000 for the years ended 1995, 1996 and 1997, respectively.

  STATEMENT OF CASH FLOWS

     The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. The excess of such cash receipts over payments is included in net assets. Amounts shown as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 1996 and 1997. The average net intercompany payable balances were $173,348,000 and $170,438,000 for the years ended December 31, 1996 and 1997, respectively.

     For purposes of this statement, cash and cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor, overhead and interest. Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements.............................  5-20 years
Cable television equipment.............................  5-15 years
Furniture, fixtures and other equipment................  3-10 years

Property, plant and equipment consist of:

                                                            DECEMBER 31,
                                                         ------------------
                                                          1996       1997
                                                          ----       ----
Land and buildings.....................................  $ 2,003    $ 2,265
Cable television equipment.............................   32,324     39,589
Furniture, fixtures and other equipment................    1,455      2,341
Construction in progress...............................    5,657      1,028
                                                         -------    -------
                                                          41,439     45,223
Less accumulated depreciation..........................   (4,473)    (8,279)
                                                         -------    -------
          Total........................................  $36,966    $36,944
                                                         =======    =======

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  INTANGIBLE ASSETS

     During 1996 and 1997, the Combined Systems amortized goodwill over periods up to 40 years and cable television franchises over periods up to 20 years, both using the straight-line method. Prior to the CVI Merger, goodwill and cable television franchises were amortized over 15 years using the straight-line method. For the years ended 1995, 1996, and 1997, amortization of goodwill amounted to $8,199,000, $1,325,000, and $1,325,000, respectively, and amortization of cable television franchises amounted to $1,284,000, $11,048,000, and $11,048,000, respectively. Accumulated amortization of intangible assets at December 31, 1996 and 1997 amounted to $12,373,000 and $24,746,000, respectively.

  IMPAIRMENT

     Management separately reviews the carrying value of acquired long-lived assets for each acquired entity on a quarterly basis to determine whether an impairment may exist. Management considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of long-lived assets can be recovered. Upon a determination that the carrying value of long-lived assets will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as a deficiency in estimated discounted future cash flows of the acquired business to recover the carrying value related to the long-lived assets.

  INCOME TAXES

     Income taxes have been provided using the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates.

2. EMPLOYEE BENEFIT PLANS

     Following the CVI Merger, the Combined Systems began participation in the Time Warner Cable Pension Plan (the "Pension Plan"), a non-contributory defined benefit pension plan, and the Time Warner Cable Employee Savings Plan (the "Savings Plan") which are administered by a committee appointed by the Board of Representatives of Time Warner Entertainment Company, L.P. ("TWE"), an affiliate of Time Warner, and which cover substantially all employees.

     Benefits under the Pension Plan are determined based on formulas which reflect an employee's years of service and compensation levels during the employment period. Pension expense for the years ended December 31, 1996 and 1997 totaled $184,000 and $192,000, respectively.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Combined Systems' contributions to the Savings Plan are limited to 6.67% of an employee's eligible compensation during the plan year. The Board of Representatives of TWE has the right in any year to set the maximum amount of the Combined Systems' contribution. Defined contribution plan expense for the years ended December 31, 1996 and 1997 totaled $107,000 and $117,000, respectively.

     Prior to the CVI Merger, substantially all employees were eligible to participate in a profit sharing plan or a defined contribution plan. The profit sharing plan provided that the Combined Systems may contribute, at the discretion of their board of directors, an amount up to 15% of compensation for all eligible participants out of its accumulated earnings and profits, as defined. Profit sharing expense amounted to approximately $31,000 for the year ended December 31, 1995.

     The defined contribution plan contained a qualified cash or deferred arrangement pursuant to Internal Revenue Code Section 401(k). This plan provided that eligible employees may contribute from 2% to 10% of their compensation to the plan. The Combined Systems matched contributions of up to 4% of the employees' compensation. The expense for this plan amounted to approximately $96,000 for the year ended December 31, 1995.

     The Combined Systems have no material obligations for other post retirement benefits.

3. RELATED PARTIES

     In the normal course of conducting business, the Combined Systems had various transactions with Time Warner and its affiliates, generally on terms resulting from a negotiation between the affected units that in management's view resulted in reasonable allocations.

  PROGRAMMING

     Included in the Combined Systems' 1996 and 1997 operating expenses are charges for programming and promotional services provided by Home Box Office, Turner Broadcasting System, Inc. and other affiliates of Time Warner. These charges are based on customary rates and are in the ordinary course of business. For the year ended December 31, 1996 and 1997, these charges totaled $3,260,000 and $3,458,000, respectively. Accrued related party expenses for these programming and promotional services included in accrued programming expenses approximated $327,000 and $291,000 for the years ended December 31, 1996 and 1997, respectively. There were no such programming and promotional service related party transactions in 1995.

  MANAGEMENT FEES

     TWI Cable entered into a management service arrangement with Time Warner Cable ("TWC"), pursuant to which TWC is responsible for the management and operation of TWI Cable, which includes the Combined Systems. The management fees paid to TWC by TWI Cable are based on an allocation of the corporate expenses of TWC's cable

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

division in proportion to the respective number of subscribers of all cable systems managed by TWC's cable division. The allocation of the TWI Cable management fee to the Combined Systems approximated $1,432,000 and $1,715,000 for the years ended December 31, 1996 and 1997, respectively.

     Other divisional expenses allocated to the Combined Systems approximated $1,301,000 and $1,067,000 for the years ended December 31, 1996 and 1997, respectively.

4. INTEREST EXPENSE

     Prior to the CVI Merger, the Jackson, Tennessee system was included in Cablevision Industries Limited Partnership and Combined Entities ("CILP"). The Jackson system was charged interest expense in connection with CILP's (a) senior and subordinated bank credit agreements; and (b) senior unsecured subordinated Series A and Series B notes payable to CVI. The remaining five systems comprising the Combined Systems were included in Cablevision Industries of the Southeast, Inc. and Combined Entities ("CIOS"). These systems were charged interest expense in connection with CIOS's (a) bank revolving credit agreement; and (b) junior and senior subordinated debt to CVI.

5. INCOME TAXES

     Effective January 4, 1996, the Combined Systems are included in the consolidated federal income tax return of Time Warner. Prior to January 4, 1996, the Combined Systems were included in the consolidated federal income tax return of CVI. The provision (benefit) for income taxes has been calculated on a separate company basis. The components of the provision (benefit) for income taxes are as follows:

                                   YEAR ENDED DECEMBER 31,
                                 ---------------------------
                                  1995       1996      1997
                                  ----       ----      ----
                                       (IN THOUSANDS)
FEDERAL:
  Current......................  $    --    $   --    $   --
  Deferred.....................   (2,881)    1,213     1,826
STATE:
  Current......................       --        --        --
  Deferred.....................     (686)      289       436
                                 -------    ------    ------
  Net provision (benefit) for
     income taxes..............  $(3,567)   $1,502    $2,262
                                 =======    ======    ======

     The Combined Systems did not, and will not, have a tax sharing agreement with either Time Warner, TWI Cable or CVI. Therefore, the Combined Systems have not and will not be compensated for the utilization of the Combined Systems' tax losses, by Time Warner, TWI Cable or CVI. In addition, the Combined Systems have not and will not be required to make payments to either Time Warner or TWI Cable for the current tax provision of the Combined Systems.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The differences between the income tax provision (benefit) expected at the U.S. federal statutory income tax rate and the total income tax provision (benefit) are due to nondeductible goodwill amortization and state taxes.

     Significant components of the Combined Systems' deferred tax assets and liabilities, as calculated on a separate company basis, are as follows:

                                       YEAR ENDED DECEMBER 31,
                                       ------------------------
                                         1996           1997
                                         ----           ----
                                            (IN THOUSANDS)
DEFERRED TAX LIABILITIES:
  Amortization.......................   $61,266        $58,507
  Depreciation.......................     3,576          4,060
                                        -------        -------
          Total gross deferred tax
            liabilities..............    64,842         62,567
                                        -------        -------
DEFERRED TAX ASSETS:
  Tax loss carryforwards.............     6,474          1,920
  Allowance for doubtful accounts....        28             46
                                        -------        -------
          Total deferred tax
            assets...................     6,502          1,966
                                        -------        -------
  Net deferred tax liability.........   $58,340        $60,601
                                        =======        =======

     On a separate company basis, the Combined Systems have tax loss carryforwards of approximately $4.8 million at December 31, 1997. However, if the Combined Systems are acquired in an asset purchase, the tax loss carryforwards, and net deferred tax liabilities relating to temporary differences will not carry over to Renaissance (see Note 8).

6. COMMITMENTS AND CONTINGENCIES

     The Combined Systems had rental expense of approximately $642,000, $824,000, and $843,000 for the years ended December 31, 1995, 1996 and 1997, respectively, under various lease and rental agreements for offices, utility poles, warehouses and computer equipment. Future minimum annual rental payments under noncancellable leases will approximate $1,000,000 annually over the next five years.

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, TWC has agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) over the next three years (approximately $22 million). This agreement with the FCC, which extends to the Combined Systems, will be assumed by Renaissance as it relates to the Combined Systems in accordance with the Asset Purchase Agreement.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. OTHER LIABILITIES

     Other liabilities consist of:

                                                           DECEMBER 31,
                                                           ------------
                                                          1996     1997
                                                          ----     ----
                                                          (IN THOUSANDS)
Compensation............................................  $217     $250
Data Processing Costs...................................   100       90
Sales and other taxes...................................   101       90
Copyright Fees..........................................    85       83
Pole Rent...............................................    66       63
Other...................................................   376      393
                                                          ----     ----
     Total..............................................  $945     $969
                                                          ====     ====

8. SUBSEQUENT EVENT (UNAUDITED)

     The sale of the Combined Systems, in connection with the Asset Purchase Agreement with Renaissance, closed on April 9, 1998 at the purchase price of $309,500,000.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Helicon Partners I, L.P.:

We have audited the accompanying combined balance sheets of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998, and the related combined statements of operations, changes in partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                              /s/ KPMG LLP

New York, New York
March 26, 1999

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                      1997             1998
                                                  -------------    -------------
ASSETS (NOTES 8 AND 9)
Cash and cash equivalents (note 2)..............  $   4,372,281    $   5,130,561
Receivables from subscribers....................      1,439,720        1,631,931
Prepaid expenses and other assets...............      2,205,794        3,469,228
Property, plant and equipment, net (notes 3, 4,
  and 11).......................................     80,104,377       86,737,580
Intangible assets and deferred costs, net (notes
  3 and 5)......................................     85,066,665       94,876,847
                                                  -------------    -------------
          Total assets..........................  $ 173,188,837    $ 191,846,147
                                                  =============    =============
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..............................  $   7,416,901    $   8,037,193
  Accrued expenses..............................      1,539,116        1,589,240
  Subscriptions received in advance.............      1,018,310          819,564
  Accrued interest..............................      3,760,360        3,742,456
  Due to principal owner (note 7)...............      5,000,000        5,000,000
  Senior secured notes (note 8).................    115,000,000      115,000,000
  Loans payable to banks (note 9)...............     85,776,641      120,266,922
  12% subordinated notes, net of unamortized
     discount of $2,889,541 in 1997 and
     $2,543,869 in 1998 (note 10)...............     37,249,948       42,672,085
  Redeemable partnership interests (note 10)....      6,437,142       16,253,906
  Other notes payable (note 11).................      5,747,076        5,448,804
  Due to affiliates, net (note 6)...............         71,474          247,042
                                                  -------------    -------------
          Total liabilities.....................    269,016,968      319,077,212
                                                  -------------    -------------
Commitments (notes 8, 9, 10, 11 and 13)
Partners' deficit (note 12):
  Preferred limited partners....................      7,649,988        8,567,467
  Accumulated partners' deficit.................   (103,477,119)    (135,797,532)
  Less capital contribution receivable..........         (1,000)          (1,000)
                                                  -------------    -------------
          Total partners' deficit...............    (95,828,131)    (127,231,065)
                                                  -------------    -------------
          Total liabilities and partners'
             deficit............................  $ 173,188,837    $ 191,846,147
                                                  =============    =============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                             1996           1997           1998
                                         ------------   ------------   ------------
Revenues...............................  $ 42,061,537   $ 59,957,434   $ 75,576,810
                                         ------------   ------------   ------------
Operating expenses:
  Operating expenses (note 13).........    11,395,509     17,408,265     22,687,850
  General and administrative expenses
     (notes 6 and 13)..................     7,244,663      9,762,931     13,365,824
  Marketing expenses...................     1,235,553      2,266,627      3,521,893
  Depreciation and amortization........    12,556,023     19,411,813     24,290,088
  Management fee charged by affiliate
     (note 6)..........................     2,103,077      2,997,872      3,496,271
  Corporate and other expenses.........       426,672        549,222        602,987
                                         ------------   ------------   ------------
          Total operating expenses.....    34,961,497     52,396,730     67,964,913
                                         ------------   ------------   ------------
  Operating income.....................     7,100,040      7,560,704      7,611,897
                                         ------------   ------------   ------------
Interest expense (note 7)..............   (17,418,266)   (23,586,227)   (27,633,714)
Interest income........................       563,362        154,037         92,967
                                         ------------   ------------   ------------
                                          (16,854,904)   (23,432,190)   (27,540,747)
                                         ------------   ------------   ------------
  Loss before extraordinary item.......    (9,754,864)   (15,871,486)   (19,928,850)
                                         ------------   ------------   ------------
Extraordinary item -- write-off of
  deferred financing costs (note 9)....            --             --     (1,657,320)
                                         ------------   ------------   ------------
  Net loss.............................  $ (9,754,864)  $(15,871,486)  $(21,586,170)
                                         ============   ============   ============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                       PARTNERS' DEFICIT
                                                   -------------------------
                                      PREFERRED                   CLASS A        CAPITAL
                                       LIMITED      GENERAL       LIMITED      CONTRIBUTION
                                       PARTNERS     PARTNER      PARTNERS       RECEIVABLE        TOTAL
                                      ----------   ---------   -------------   ------------   -------------
Balance at December 31, 1995........  $       --   $(307,994)  $ (67,144,287)    $(1,000)     $ (67,453,281)
Issuance of preferred limited
  partnership interests (note 10)...   6,250,000     (62,500)     (6,187,500)         --                 --
Partner capital contributions (note
  10)...............................          --       1,500              --          --              1,500
Distribution of additional preferred
  partnership interests (note 10)...     558,430      (5,584)       (552,846)         --                 --
Net loss............................          --     (97,549)     (9,657,315)         --         (9,754,864)
                                      ----------   ---------   -------------     -------      -------------
Balance at December 31, 1996........   6,808,430    (472,127)    (83,541,948)     (1,000)       (77,206,645)
Distribution of additional preferred
  partnership interests (note 10)...     841,558      (8,416)       (833,142)         --                 --
Accretion of redeemable partnership
  interests (note 10)...............          --     (27,500)     (2,722,500)         --         (2,750,000)
Net loss............................          --    (158,715)    (15,712,771)         --        (15,871,486)
                                      ----------   ---------   -------------     -------      -------------
Balance at December 31, 1997........   7,649,988    (666,758)   (102,810,361)     (1,000)       (95,828,131)
Distribution of additional preferred
  partnership interests (note 10)...     917,479      (9,175)       (908,304)         --                 --
Accretion of redeemable partnership
  interests (note 10)...............          --     (98,168)     (9,718,596)         --         (9,816,764)
Net loss............................          --    (215,861)    (21,370,309)         --        (21,586,170)
                                      ----------   ---------   -------------     -------      -------------
Balance at December 31, 1998........  $8,567,467   $(989,962)  $(134,807,570)    $(1,000)     $(127,231,065)
                                      ==========   =========   =============     =======      =============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                  1996            1997            1998
                                                              ------------    ------------    ------------
Cash flows from operating activities:
  Net loss..................................................  $ (9,754,864)   $(15,871,486)   $(21,586,170)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Extraordinary item......................................            --              --       1,657,320
    Depreciation and amortization...........................    12,556,023      19,411,813      24,290,088
    Gain on sale of equipment...............................       (20,375)         (1,069)        (29,323)
    Interest on 12% subordinated notes paid through the
      issuance of additional notes..........................     1,945,667       4,193,819       4,961,241
    Interest on other notes payable added to principal......       168,328         185,160              --
    Amortization of debt discount and deferred financing
      costs.................................................     2,115,392         849,826         919,439
    Change in operating assets and liabilities, net of
      acquisitions:
      Decrease (increase) in receivables from subscribers...       176,432        (496,146)        (79,535)
      Increase in prepaid expenses and other assets.........      (269,156)       (976,491)     (1,255,018)
      Increase in financing costs incurred..................    (4,525,331)       (434,000)     (2,200,000)
      Increase in accounts payable and accrued expenses.....     2,182,762       2,957,524         681,037
      Increase (decrease) in subscriptions received in
         advance............................................       119,277         325,815        (208,803)
      Increase (decrease) in accrued interest...............     1,613,630         376,158         (17,904)
                                                              ------------    ------------    ------------
         Total adjustments..................................    16,062,649      26,392,409      28,718,542
                                                              ------------    ------------    ------------
         Net cash provided by operating activities..........     6,307,785      10,520,923       7,132,372
                                                              ------------    ------------    ------------
Cash flows from investing activities:
  Purchases of property, plant and equipment................    (8,987,766)    (15,824,306)    (13,538,978)
  Proceeds from sale of equipment...........................        21,947          23,270         118,953
  Cash paid for net assets of cable television systems
    acquired................................................   (35,829,389)    (70,275,153)    (26,063,284)
  Cash paid for net assets of internet businesses
    acquired................................................       (40,000)       (993,760)             --
  Increase in intangible assets and deferred costs..........      (127,673)       (308,759)       (183,018)
                                                              ------------    ------------    ------------
         Net cash used in investing activities..............   (44,962,881)    (87,378,708)    (39,666,327)
                                                              ------------    ------------    ------------
Cash flows from financing activities:
  Capital contributions.....................................         1,500              --              --
  Decrease in restricted cash...............................            --       1,000,000              --
  Proceeds from issuance of 12% subordinated notes and
    redeemable partnership interests........................    34,000,000              --              --
  Proceeds from bank loans..................................     8,900,000      77,285,000     104,000,000
  Repayment of bank loans...................................      (952,777)     (1,505,581)    (69,509,719)
  Repayment of other notes payable..........................      (527,514)     (1,145,989)     (1,362,995)
  Advances to affiliates....................................    (3,207,996)     (3,412,411)     (8,856,491)
  Repayments of advances to affiliates......................     3,479,336       2,986,778       9,021,440
                                                              ------------    ------------    ------------
         Net cash provided by financing activities..........    41,692,549      75,207,797      33,292,235
                                                              ------------    ------------    ------------
         Net increase (decrease) in cash and cash
           equivalents......................................     3,037,453      (1,649,988)        758,280
Cash and cash equivalents at beginning of year..............     2,984,816       6,022,269       4,372,281
                                                              ------------    ------------    ------------
Cash and cash equivalents at end of year....................  $  6,022,269    $  4,372,281    $  5,130,561
                                                              ============    ============    ============
Supplemental cash flow information:
  Interest paid.............................................  $ 11,575,250    $ 17,981,264    $ 21,770,938
                                                              ============    ============    ============
  Other non-cash items:
    Acquisition of property, plant and equipment through
      issuance of other notes payable.......................  $  1,222,000    $    917,815    $  1,025,319
                                                              ============    ============    ============
    Issuance of notes payable in connection with the
      acquisition of cable television and internet systems,
      net of imputed interest...............................  $    569,500    $  1,914,479              --
                                                              ============    ============    ============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998

1.  ORGANIZATION AND NATURE OF BUSINESS

     Helicon Partners I, L.P. ("the Partnership") was organized as a limited partnership on November 30, 1994 under the laws of the State of Delaware. On April 8, 1996, Baum Investments, Inc. acquired a 1% general partnership interest in the Partnership through an initial capital contribution of $1,500 and the existing limited partners of The Helicon Group, L.P. ("THGLP"), formed in 1993, exchanged their limited partnership interests in THGLP for all Class A Common Limited Partnership Interests and Preferred Limited Partnership Interests in the Partnership. As a result of this exchange, THGLP became 99% owned by the Partnership. The Partnership now owns all of the limited partnership interests in THGLP and Baum Investments, Inc. continues to be the general partner of THGLP and to own a 1% general partnership interest in THGLP. The Partnership also owns a 99% interest and THGLP a 1% interest in HPI Acquisition Co., LLC ("HPIAC"), a Delaware limited liability company formed on February 7, 1996. The Partnership also owned an 89% limited partnership interest and Baum Investments, Inc. a 1% general partnership interest in Helicon OnLine, L. P. ("HOL"), a Delaware limited partnership formed May 31, 1997. On June 29, 1998, the net assets of HOL were transferred to THGLP in settlement of the inter-company loans THGLP had made to HOL. The Partnership, THGLP, HPIAC and HOL are referred to collectively herein as the Company.

     On March 22, 1999, Helicon Partners I, L. P. (HPI), Baum Investments, Inc. and all the holders of partnership interests in HPI entered into a purchase agreement by and among Charter Communications, Inc, Charter Communications, LLC and Charter Helicon, LLC (collectively the "Charter Entities") providing for the sale of all such partnership interests and Helicon Corp.'s interest in the management agreements with THGLP and HPIAC to the Charter Entities. The sale price is $550 million which amount will be reduced by any outstanding indebtedness assumed by the Charter Entities.

     The Company operates cable television systems located in Pennsylvania, West Virginia, North Carolina, South Carolina, Louisiana, Vermont, New Hampshire, Georgia and Tennessee. The Company also offers a broad range of Internet access service, including dial-up access, dedicated high speed access, both two-way and asymmetrical ("Hybrid"), high speed cable modem access, World Wide Web design and hosting services and other value added services such as paging and private network systems within the Company's cable service and contiguous areas.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) PRINCIPLES OF COMBINATION

     The accompanying financial statements include the accounts of the Partnership, THGLP and HPIAC and HOL which have been combined because of common ownership and control. They also reflect the accounts of THGLP's subsidiary, Helicon Capital Corp. ("HCC"), which has nominal assets and no operations since its incorporation. All intercompany accounts and transactions have been eliminated in combination.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

b) PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

     Under the terms of the partnership agreements of the Partnership and THGLP, profits, losses and distributions will be made to the general and Class A Limited Partners pro-rata based on their respective partnership interest.

     Holders of Preferred Limited Partnership Interests are entitled to an aggregate preference on liquidation of $6,250,000 plus cumulative in-kind distributions of additional Preferred Limited Partnership interests at an annual rate of 12%.

c) REVENUE RECOGNITION

     Revenue is recognized as services are provided to subscribers. Subscription revenues billed in advance for services are deferred and recorded as income in the period in which services are rendered.

d) Property, Plant and Equipment

     Property, plant and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets.

e) INTANGIBLE ASSETS AND DEFERRED COSTS

     Intangible assets and deferred costs are carried at cost and are amortized using the straight-line method over the estimated useful lives of the respective assets. The Company periodically reviews the amortization periods of their intangible assets and deferred costs. The Company evaluates whether there has been a permanent impairment in the value of these assets by considering such factors including projected undiscounted cash flows, current market conditions and changes in the cable television industry that would impact the recoverability of such assets, among other things.

f) INCOME TAXES

     No provision for Federal or state income taxes has been made in the accompanying combined financial statements since any liability for such income taxes is that of the partners and not of the Partnership or its affiliates. Certain assets have a basis for income tax purposes that differs from the carrying value for financial reporting purposes, primarily due to differences in depreciation methods. As a result of these differences, at December 31, 1997 and 1998 the net carrying value of these assets for financial reporting purposes exceeded the net basis for income tax purposes by approximately $22 million and $27 million respectively.

g) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents, consisting of amounts on deposit in money market accounts, checking accounts and certificates of deposit, were $4,372,281 and $5,130,561 at December 31, 1997 and 1998, respectively.

h) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities to prepare these combined financial statements in

                    HELICON PARTNERS I, L.P. AND AFFILIATES
conformity with generally accepted accounting principles. Actual results could differ from those estimates.

i) INTEREST RATE CAP AGREEMENTS

     The cost paid is amortized over the life of the agreements.

j) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Receivables, Accounts Payable and Accrued Expenses

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, current receivables, notes receivable, accounts payable, and accrued expenses approximate fair values.

Senior Secured Notes and Long-term Debt

     For the Senior Secured Notes, fair values are based on quoted market prices. The fair market value at December 31, 1997 and 1998 was approximately $123,000,000 and $120,000,000, respectively. For long-term debt, their values approximate carrying value due to the short-term maturity of the debt and/or fluctuating interest.

Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholder's equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. The Company has no items that qualify as comprehensive income.

3.  ACQUISITIONS

Cable Acquisitions

     On January 31, 1995, THGLP acquired a cable television system, serving approximately 1,100 (unaudited) subscribers in the Vermont communities of Bradford, South Royalton and Chelsea. The aggregate purchase price was approximately $350,000 and was allocated to the net assets acquired which included property and equipment and intangible assets.

     In June and July, 1996, HPIAC completed the acquisitions of all the operating assets of the cable television systems, serving approximately 26,000 (unaudited) subscribers, in the areas of Jasper and Skyline, Tennessee and Summerville, Trenton, Menlo, Decatur and Chatsworth, Georgia (collectively referred to as the Tennessee cluster).

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     The aggregate purchase price of $36,398,889, including acquisition costs of $742,837, was allocated to the net assets acquired based on their estimated fair value. Such allocation is summarized as follows:

Land............................................    $    25,000
Cable television system.........................     17,876,244
Other property, plant and equipment.............        185,000
Subscriber lists................................     17,474,762
Noncompete agreement............................          1,000
Other intangible assets.........................        742,837
Other net operating items.......................         94,046
                                                    -----------
Total aggregate purchase price..................    $36,398,889
                                                    ===========

     A portion of the purchase price was paid through the issuance of notes to the sellers of one of the systems totaling $750,000. Such notes were reported net of imputed interest of $180,500 computed at 9% per annum (see note 11).

     On January 16, 1997, HPIAC acquired an adjacent cable television system serving approximately 2,256 (unaudited) subscribers in the communities of Ten Mile and Hamilton, Tennessee. The aggregate purchase price was approximately $2,960,294 and was allocated to the net assets acquired which included property, equipment and intangible assets, based on their estimated fair value.

     On January 31, 1997, THGLP acquired a cable television system, serving approximately 823 (unaudited) subscribers in the West Virginia counties of Wirt and Wood. The aggregate purchase price was approximately $1,053,457, and was allocated to the net assets acquired which included property, equipment and intangible assets, based on their estimated fair value.

     On April 18, 1997, HPIAC acquired a cable television system serving approximately 839 (unaudited) subscribers in the communities of Charleston and Calhoun, Tennessee. The aggregate purchase price was approximately $1,055,693 and was allocated to the net assets acquired which included property and equipment and intangible assets, based on their estimated fair value.

     On June 26, 1997, HPIAC acquired the net assets of cable television systems serving approximately 21,500 (unaudited) subscribers primarily in the North Carolina communities of Avery County and surrounding areas and in the South Carolina community of Anderson County. The aggregate purchase price was approximately $45,258,279, including acquisition costs of $547,235, and was allocated to the net assets acquired which included property, plant, equipment and intangible assets, based on their estimated fair value.

     On June 26, 1997, THGLP acquired the net assets of a cable television system serving approximately 11,000 (unaudited) subscribers in the North Carolina communities of Watauga County, Blowing Rock, Beech Mountain and the town of Boone. The aggregate purchase price was $19,947,430 and was allocated to the net assets acquired which included, property, plant, equipment and intangible assets, based on their estimated fair value.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     The aggregate purchase price of the 1997 cable acquisitions was $70,275,153 and was allocated to the net assets acquired based on their estimated fair market value as follows:

Land..............................................  $   158,500
Cable television system...........................   21,320,900
Vehicles..........................................    1,473,600
Computer equipment................................      240,000
Subscriber lists..................................   46,925,173
Organization and other costs......................      688,816
Other net operating items.........................     (531,836)
                                                    -----------
Total aggregate purchase price....................  $70,275,153
                                                    ===========

     On December 31, 1998, HPIAC acquired the net assets of cable television systems serving approximately 11,225 (unaudited) subscribers primarily in the North Carolina community of Roanoke Rapids. The aggregate purchase price was $26,063,284 including acquisition costs of $535,875 and was allocated to the net assets acquired, which included, property, equipment and intangible assets, based on their estimated fair value.

Land..............................................  $   250,000
Cable television system...........................    4,258,000
Other property, plant and equipment...............    1,103,375
Subscriber lists..................................   19,805,000
Organization and other costs......................      535,875
Other net operating items.........................      111,034
                                                    -----------
Total aggregate purchase price....................  $26,063,284
                                                    ===========

Internet Acquisitions

     On March 22, 1996, THGLP acquired the net assets of a telephone dial-up internet access provider ("ISP") serving approximately 350 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was approximately $40,000.

     On April 1, 1997, the Partnership acquired the net assets of a telephone dial-up ISP serving approximately 2,500 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was $757,029.

     On May 31, 1997, the Partnership acquired the net assets of a telephone dial-up ISP serving approximately 1,800 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was $213,629.

     On November 14, 1997, HOL acquired the net assets of a telephone dial-up ISP serving approximately 1,744 (unaudited) customers in and around the area of Johnstown, Pennsylvania. The aggregate purchase price was $348,927.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     On December 17, 1997, HOL acquired the net assets of a telephone dial-up ISP serving 1,571 (unaudited) customers in and around the area of Plainfield, Vermont. The aggregate purchase price was $497,307.

     On December 17, 1997, HOL acquired the net assets of a telephone dial-up ISP serving approximately 2,110 (unaudited) customers in and around the area of Wells River, Vermont. The aggregate purchase price was $673,170.

     The aggregate purchase price of the 1997 ISP acquisitions was $2,490,062 and was allocated to the net assets acquired, based on their estimated fair value. Such allocation is summarized as follows:

Internet service equipment.........................  $  237,064
Customer lists.....................................   1,409,768
Non-compete Agreement..............................     883,097
Other intangible assets............................      35,000
Other net operating items..........................     (74,867)
                                                     ----------
Total aggregate purchase price.....................  $2,490,062
                                                     ==========

     A portion of the purchase price was paid through the issuance of notes to the Sellers totaling $1,801,000. Such notes were reported net of imputed interest of $304,698 computed at 9% per annum (see Note 11).

     The operating results relating to the above acquisitions, effective with their acquisition dates, are included in the accompanying combined financial statements.

4.  PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net is summarized as follows at December 31:

                                                            ESTIMATED USEFUL
                                1997            1998         LIFE IN YEARS
                            ------------    ------------    ----------------
Land......................  $    121,689    $    320,689         --
Cable television system...   124,684,403     140,441,324      5 to 20
Internet service
  equipment...............     1,281,362       2,483,602       2 to 3
Office furniture and
  fixtures................       677,672         728,253      5 and 10
Vehicles..................     3,536,358       4,570,990      3 and 5
Building..................       805,525       1,585,384      5 and 10
Building and leasehold
  Improvements............       398,843         445,820       1 to 5
Computers.................     3,232,355       4,159,506       3 to 5
                            ------------    ------------
                             134,738,207     154,735,568
Less accumulated
  depreciation............   (54,633,830)    (67,997,988)
                            ------------    ------------
                            $ 80,104,377    $ 86,737,580
                            ============    ============

                    HELICON PARTNERS I, L.P. AND AFFILIATES

5.  INTANGIBLE ASSETS AND DEFERRED COSTS

     Intangible assets and deferred costs are summarized as follows at December 31:

                                                            ESTIMATED USEFUL
                                  1997           1998        LIFE IN YEARS
                              ------------   ------------   ----------------
Covenants not-to-compete....  $ 14,270,120   $ 14,270,120        5
Franchise agreements........    19,650,889     19,650,889     9 to 17
Goodwill....................     1,703,760      1,703,760       20
Subscriber lists............    82,292,573    102,097,573     6 to 10
Financing costs.............     9,414,809      9,291,640     8 to 10
Organization and other
  costs.....................     3,631,650      4,306,777     5 to 10
                              ------------   ------------
                               130,963,801    151,320,760
Less accumulated
  amortization..............   (45,897,136)   (56,443,913)
                              ------------   ------------
                              $ 85,066,665   $ 94,876,847
                              ============   ============

6.  TRANSACTIONS WITH AFFILIATES

     Amounts due from/to affiliates result from management fees, expense allocations and temporary non-interest bearing loans. The affiliates are related to the Company through common-ownership.

     The Partnership is managed by Helicon Corp., an affiliated management company. During 1996, 1997 and 1998, the Partnership was charged management fees of $2,103,077, $2,997,872, and $3,496,271, respectively. In 1997 and 1998,
$2,685,172 and $3,231,362 of the management fees were paid and $312,700 and $172,476 were deferred, in accordance with the terms of the Partnership's credit agreements, respectively. Management fees are calculated based on the gross revenues of the systems. Additionally, during 1996, 1997 and 1998, THGLP was also charged $980,000, $713,906, and $1,315,315, respectively, for certain costs incurred by this related party on their behalf.

     In May 1997, immediately after the formation of HOL, HPI sold 10% of its limited partner interest in HOL to certain employees of Helicon Corp. Such interests were sold at HPI's proportionate carrying value of HOL of $83,631 in exchange for notes receivable from these individuals. These notes are due upon the liquidation of HOL or the sale of all or substantially all of its assets.

     On June 26, 1998, the notes were cancelled in consideration of the return by the Helicon employees of their 10% limited partnership interests.

7.  DUE TO PRINCIPAL OWNER

     Mr. Theodore Baum, directly or indirectly, is the principal owner of 96.17% of the general and limited partnership interests of the Partnership (the "Principal Owner"). Due to Principal Owner consists of $5,000,000 at December 31, 1997 and 1998 payable by THGLP. Beginning on November 3, 1993, interest on the $5,000,000 due to the Principal Owner did not accrue and in accordance with the provisions of the Senior Secured Notes

                    HELICON PARTNERS I, L.P. AND AFFILIATES
was not paid for twenty four months. Interest resumed on November 3, 1995 (see
Note 8). The principal may only be repaid thereafter subject to the passage of certain limiting tests under the covenants of the Senior Secured Notes. Prior to the issuance of the Senior Secured Notes, amounts due to Principal Owner bore interest at varying rates per annum based on the prime rate and were due on demand. Interest expense includes $521,701 in 1996 and $530,082 in 1997 and $524,880 in 1998 related to this debt.

8.  SENIOR SECURED NOTES

     On November 3, 1993, THGLP and HCC (the "Issuers"), through a private placement offering, issued $115,000,000 aggregate principal amount of 11% Senior Secured Notes due 2003 (the "Senior Secured Notes"), secured by substantially all the assets of THGLP. The Senior Secured Notes were issued at a substantial discount from their principal amount and generated net proceeds to the Issuers of approximately $105,699,000. Interest is payable on a semi-annual basis in arrears on November 1 and May 1, beginning on May 1, 1994. Until November 1, 1996 the Senior Secured Notes bore interest at the rate of 9% per annum. After November 1, 1996, the Senior Secured Notes bear interest at the rate of 11% per annum. The discount on the Senior Secured Notes has been amortized over the term of the Senior Secured Notes so as to result in an effective interest rate of 11% per annum.

     The Senior Secured Notes may be redeemed at the option of the Issuers in whole or in part at any time on or after November 1, 1997 at the redemption price of 108% reducing ratably to 100% of the principal amount, in each case together with accrued interest to the redemption date. The Issuers are required to redeem $25,000,000 principal amount of the Senior Secured Notes on each of November 1, 2001 and November 1, 2002. The indenture under which the Senior Secured Notes were issued contains various restrictive covenants, the more significant of which are, limitations on distributions to partners, the incurrence or guarantee of indebtedness, the payment of management fees, other transactions with officers, directors and affiliates, and the issuance of certain types of equity interests or distributions relating thereto.

9.  LOANS PAYABLE TO BANKS

     On July 12, 1996, HPIAC entered into $85,000,000 of senior secured credit facilities ("Facilities") with a group of banks and The First National Bank of Chicago, as agent. The Facilities were comprised of a $55,000,000 senior secured two and one-half year revolving credit facility, converting on December 31, 1998 to a five and one-half year amortizing term loan due June 30, 2004 ("Facility A"); and, a $30,000,000 senior secured, amortizing, multiple draw nine year term loan facility due June 30, 2005 ("Facility B"). The Facilities financed certain permitted acquisitions, transaction expenses and general corporate purposes. Interest on outstanding borrowings was payable at specified margins over either LIBOR or the higher of the corporate base rate of The First National Bank of Chicago or the rates on overnight Federal funds transactions with members of the Federal Reserve System. The margins varied based on the Company's total leverage ratio, as defined, at the time of an advance. As of December 31, 1997, the amounts outstanding were $30,000,000 under Facility B and $35,500,000 outstanding under Facility A. Interest

                    HELICON PARTNERS I, L.P. AND AFFILIATES
was payable at LIBOR plus 3.50% for Facility B and LIBOR plus 3.00% for Facility
A. In addition, HPIAC paid a commitment fee of .5% of the unused balance of the Facilities.

     On December 15, 1998, the Facilities were repaid in full together with accrued interest thereon from the proceeds of the new credit agreements (see below).

     In connection with the early retirement of the aforementioned bank debt, HPIAC wrote off related unamortized deferred financing costs totaling $1,657,320. Such amount has been classified as an extraordinary item in the accompanying 1998 combined statement of operations.

     In connection with the aforementioned Facilities, HPIAC entered into an interest rate cap agreement to reduce its exposure to interest rate risk. Interest rate cap transactions generally involve the exchange of fixed and floating rate interest payment obligations and provide for a ceiling on interest to be paid, respectively, without the exchange of the underlying notional principal amount. These types of transactions involve risk of counterpart nonperformance under the terms of the contract. At December 31, 1997, HPIAC had cap agreements with aggregate notional amounts of $42,500,000 expiring through March 29, 2000. On December 15, 1998, in connection with the early retirement of the related bank debt, the cap agreements were terminated and HPIAC wrote off the unamortized costs of these cap agreements.

     On December 15, 1998, HPIAC entered into credit agreements with a group of banks and Paribas, as agent, providing maximum borrowings of $110,000,000 (the 1998 Credit Facilities). The agreements include (i) a senior secured Credit Agreement consisting of a $35,000,000 A Term Loan, maturing on December 31, 2005, $45,000,000 B Term Loan, maturing on December 31, 2006 and a $10,000,000
Revolving Commitment, maturing on December 31, 2005 and (ii) a Loan Agreement consisting of a $20,000,000 Hybrid Facility, maturing on December 31, 2007.

     As of December 31, 1998, the A Term Loan, B Term Loan and Hybrid Facility were fully drawn down and there was nothing outstanding under the Revolving Commitment. The principal cash payments required under the Company's credit agreements for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003 are estimated to aggregate $0, $812,500, $3,950,000, $5,700,000 and
$7,450,000, respectively.

     Interest is payable at LIBOR plus an applicable margin, which is based on a ratio of loans outstanding to annualized EBITDAM, as defined in the agreement and can not exceed 3.00% for A Term Loan and Revolving Commitments, 3.25% for B Term Loan and 4.50% for the Hybrid Facility. In addition, the Company pays a commitment fee of .50% of the unused balance of the Revolving Commitment.

     The 1998 Credit Facilities are secured by a first perfected security interest in all of the assets of HPIAC and a pledge of all equity interests of HPIAC. The credit agreement contains various restrictive covenants that include the achievement of certain financial ratios relating to interest, fixed charges, leverage, limitations on capital expenditures, incurrence or guarantee of indebtedness, other transactions with affiliates and distributions to members. In addition, management fees in the aggregate cannot exceed 5% of gross revenues of HPIAC.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     On June 26, 1997, THGLP entered into a $20,000,000 senior secured credit facility with Banque Paribas, as Agent (the 1997 Credit Facility). On January 5, 1999, the 1997 Credit Facility was restated and amended. The facility is non-amortizing and is due November 1, 2000. Borrowings under the facility financed the acquisition of certain cable television assets in North Carolina (see note 3). Interest on the $20,000,000 outstanding is payable at specified margins over either LIBOR or the rate of interest publicly announced in New York City by The Chase Manhattan Bank from time to time as its prime commercial lending rate. The margins vary based on the THGLP's total leverage ratio, as defined, at the time of an advance. Currently interest is payable at LIBOR plus 2.75%.

     The 1997 Credit Facility is secured by a first perfected security interest in all of the assets of the Partnership and a pledge of all equity interests of the THGLP. The credit agreement contains various restrictive covenants that include the achievement of certain financial ratios relating to interest, fixed charges, leverage, limitations on capital expenditures, incurrence or guarantee of indebtedness, transactions with affiliates, distributions to members and management fees which accrue at 5% of gross revenues.

     Also included in loans payable to banks is a mortgage note of $266,922 payable to a bank that is secured by THGLP's office building in Vermont. The interest is payable at Prime plus 1% and the mortgage note is due March 1, 2012.

     Principal payments on the mortgage note are summarized as follows at December 31, 1998:

YEAR ENDING DECEMBER 31                                 AMOUNT
-----------------------                                --------
1999.................................................  $ 10,581
2000.................................................    11,631
2001.................................................    12,786
2002.................................................    14,055
2003 and thereafter..................................   217,869
                                                       --------
                                                       $266,922
                                                       ========

10.  SUBORDINATED NOTES AND REDEEMABLE PARTNERSHIP INTERESTS

     In April 1996 the Partnership sold to unrelated investors, $34,000,000 aggregate principal amount of its 12% Subordinated Notes (the "Subordinated Notes") and warrants to purchase 2,419.1 units (the "Units") of Class B Common Limited Partnership Interests representing in the aggregate 24.191% of the outstanding limited partner interests of the Partnership on a fully diluted basis (the "Warrants"). Of the $34,000,000 of gross proceeds, $3,687,142 was determined to be the value of the Warrants, and $30,312,858 was allocated to the Subordinated Notes. The discount on the Subordinated Notes is being amortized over the term of these Notes.

     The Subordinated Notes are subordinated to the senior indebtedness of the Partnership and are due April 1, 2004. Interest is payable semi-annually on each October 1 and April 1 in cash or through the issuance of additional Subordinated Notes, at the option of the Partnership. In October 1996, April 1997, October 1997, April 1998 and

                    HELICON PARTNERS I, L.P. AND AFFILIATES

October 1998, the Partnership elected to satisfy interest due through the issuance of $1,945,667, $2,156,740, $2,037,079, $2,408,370 and $2,552,871,
respectively, additional Subordinated Notes. After September 2001, a holder or holders of no less than 33 1/3% of the aggregate principal amount of the Subordinated Notes can require the Partnership to repurchase their Subordinated Notes at a price equal to the principal amount thereof plus accrued interest. The Partnership has an option to redeem the Subordinated Notes at 102% of the aggregate principal amount after the fifth anniversary of their issuance, at 101% of the aggregate principal amount after the sixth anniversary of issuance and at 100% of the aggregate principal amount after the seventh anniversary of issuance.

     Holders of the Warrants have the right to acquire the Units at any time for a price of $1,500 per Unit. After September 2001, a holder or holders of at least 33 1/3% of the Warrants can require the Partnership to either purchase their Warrants at their interest in the Net Equity Value of the Partnership or seek a purchaser for all of the assets or equity interests of the Partnership. Net Equity Value pursuant to the terms of the underlying agreements is the estimated amount of cash that would be available for distribution to the Partnership interests upon a sale of all of the assets of the Partnership and its subsequent dissolution and liquidation. The Net Equity Value is the amount agreed to by the Partnership and 66 2/3% of the holders of the Subordinated Notes and Warrants or, absent such agreement, determined through a specified appraisal process.

     The Partnership estimated the Net Equity Value of the Warrants to be approximately $43,250,000 at December 31, 1998 and $16,750,000 at December 31, 1997. Such estimate as of December 31, 1998 reflects the amount that the holders of the warrants have agreed to accept for their interests assuming the proposed sale of all of the interests of the partnership is consummated (see note 14). The increase in the estimated Net Equity Value over the original carrying value of the Warrants is being accreted evenly over the period beginning with the date of the increase and September 2001. Such accretion is being reflected in the accompanying financial statements as an increase in the carrying value of the Warrants and a corresponding reduction in the carrying value of the capital accounts of the General and Class A Limited Partners.

     The agreements underlying the Subordinated Notes and the Warrants contain various restrictive covenants that include limitations on incurrence or guarantee of indebtedness, transactions with affiliates, and distributions to partners. In addition, management fees in the aggregate cannot exceed 5% of gross revenues of the Partnership.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

11.  OTHER NOTES PAYABLE

     Other Notes payable consists of the following at December 31:

                                                           1997          1998
                                                        ----------    ----------
Promissory note in consideration for acquisition of a
  cable television system, accruing interest at 10%
  per annum on principal and accrued interest which is
  added to principal on certain specified dates;
  interest becomes payable on January 1, 1998 and the
  principal is payable in full on August 20, 2000       $2,036,765    $2,036,765
Non-interest bearing promissory notes issued in
  connection with the acquisition of a cable
  television system. Principal payments begin on July
  16, 1997, in the amount of $70,000 and four
  installments in the amount of $170,000 on each July
  16 thereafter. Such notes are reported net of
  imputed interest of $141,116 and $101,732 in 1997
  and 1998, respectively, computed at 9% per annum         538,884       408,268
Non-interest bearing promissory notes issued in
  connection with the acquisitions of the internet
  businesses. Principal payments are due in January,
  February, and March of each year and continue
  quarterly thereafter through June, 2001. Such notes
  are reported net of imputed interest of $180,727 and
  $146,441 in the 1997 and 1998, respectively,
  computed at 9% per annum                               1,398,478     1,021,474
Installment notes, collateralized by vehicles and
  other equipment and payable in monthly installments,
  at interest rates between 5.5% to 14.25% per annum,
  through January, 2003                                  1,772,949     1,982,297
                                                        ----------    ----------
                                                        $5,747,076    $5,448,804
                                                        ==========    ==========

     Principal payments due on the above notes payable are summarized as follows at December 31, 1998:

YEAR ENDING DECEMBER 31                                AMOUNT
-----------------------                              ----------
1999.............................................    $1,337,476
2000.............................................     3,276,529
2001.............................................       678,349
2002.............................................       140,944
2003.............................................        15,506
                                                     ----------
                                                     $5,448,804
                                                     ==========

                    HELICON PARTNERS I, L.P. AND AFFILIATES

12.  PARTNERS' DEFICIT

     During 1993, the Principal Owner contributed a $6,500,000 unsecured, non-interest bearing personal promissory note due on demand to the general partner of THGLP. Additionally, the Principal Owner contributed to THGLP an unsecured, non-interest bearing personal promissory note in the aggregate principal amount of $24,000,000 (together with the $6,500,000 note, the "Baum Notes"). The Baum Notes have been issued for the purpose of THGLP's credit enhancement. Although the Baum Notes are unconditional, they do not become payable except (i) in increasing amounts presently up to $19,500,000 and in installments thereafter to a maximum of $30,500,000 on December 16, 1996 and
(ii) at such time after such dates as THGLP's creditors shall have exhausted all claims against THGLP's assets.

13.  COMMITMENTS

     The Partnership and affiliates leases telephone and utility poles on an annual basis. The leases are self renewing. Pole rental expense for the years ended December 31, 1996, 1997 and 1998 was $609,075, $873,264 and $982,306,
respectively.

     In connection with certain lease and franchise agreements, the Partnership, from time to time, issues security bonds.

     The Partnership and affiliates utilizes certain office space under operating lease agreements which expire at various dates through August 2013 and contain renewal options. At December 31, 1998 the future minimum rental commitments under such leases were as follows:

YEAR ENDING DECEMBER 31
-----------------------
1999.............................................    $  166,825
2000.............................................       142,136
2001.............................................       141,727
2002.............................................       147,912
2003.............................................       151,412
Thereafter.......................................     1,418,017
                                                     ----------
                                                     $2,168,029
                                                     ==========

     Office rent expense was $102,801 in 1996, $203,506 in 1997 and $254,955 in
1998.

14.  SUBSEQUENT EVENTS

     On March 22, 1999, Helicon Partners I, L. P. (HPI), Baum Investments, Inc. and all the holders of partnership interests in HPI entered into a purchase agreement by and among Charter Communications, Inc, Charter Communications, LLC and Charter Helicon, LLC (collectively the "Charter Entities") providing for the sale of all such partnership interests and Helicon Corp.'s interest in the management agreements with THGLP and HPIAC to the Charter Entities. The sale price is $550 million which amount will be reduced by any outstanding indebtedness assumed by the Charter Entities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of InterMedia Partners
and InterMedia Capital Partners IV, L.P.

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of InterMedia Cable Systems (comprised of components of InterMedia Partners and InterMedia Capital Partners IV, L.P.), at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of InterMedia Partners and InterMedia Capital Partners IV, L.P.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
April 20, 1999

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1997
                                                             --------   --------
ASSETS
Accounts receivable, net of allowance for doubtful accounts
  of $899 and $680, respectively...........................  $ 14,425   $ 13,017
Receivables from affiliates................................     5,623      1,719
Prepaid expenses...........................................       423        626
Other current assets.......................................       350        245
                                                             --------   --------
          Total current assets.............................    20,821     15,607
Intangible assets, net.....................................   255,356    283,562
Property and equipment, net................................   218,465    179,681
Deferred income taxes......................................    12,598     14,221
Other non-current assets...................................     2,804      1,140
                                                             --------   --------
          Total assets.....................................  $510,044   $494,211
                                                             ========   ========
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities...................  $ 19,230   $ 20,934
Deferred revenue...........................................    11,104      8,938
Payables to affiliates.....................................     3,158      2,785
Income taxes payable.......................................                  285
                                                             --------   --------
          Total current liabilities........................    33,492     32,942
Note payable to InterMedia Partners IV, L.P................   396,579    387,213
Deferred channel launch revenue............................     4,045      2,104
                                                             --------   --------
          Total liabilities................................   434,116    422,259
                                                             --------   --------
Commitments and contingencies..............................
Mandatorily redeemable preferred shares....................    14,184     13,239
Equity.....................................................    61,744     58,713
                                                             --------   --------
          Total liabilities and equity.....................  $510,044   $494,211
                                                             ========   ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                             FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1997
                                                             --------   --------
REVENUES
Basic and cable services...................................  $125,920   $112,592
Pay services...............................................    23,975     24,467
Other services.............................................    26,167     25,519
                                                             --------   --------
                                                              176,062    162,578
COSTS AND EXPENSES
Program fees...............................................    39,386     33,936
Other direct expenses......................................    16,580     16,500
Selling, general and administrative expenses...............    30,787     29,181
Management and consulting fees.............................     3,147      2,870
Depreciation and amortization..............................    85,982     81,303
                                                             --------   --------
                                                              175,882    163,790
                                                             --------   --------
Profit/(loss) from operations..............................       180     (1,212)
                                                             --------   --------
OTHER INCOME (EXPENSE)
Interest expense...........................................   (25,449)   (28,458)
Gain on sale/exchange of cable systems.....................    26,218     10,006
Interest and other income..................................       341        429
Other expense..............................................    (3,188)    (1,431)
                                                             --------   --------
                                                               (2,078)   (19,454)
Loss before income tax benefit (expense)...................    (1,898)   (20,666)
Income tax benefit (expense)...............................    (1,623)     4,026
                                                             --------   --------
NET LOSS...................................................  $ (3,521)  $(16,640)
                                                             ========   ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                    COMBINED STATEMENT OF CHANGES IN EQUITY
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1996................................  $ 69,746
Net loss....................................................   (16,640)
Accretion for mandatorily redeemable preferred shares.......      (882)
Net contributions from parent...............................     6,489
                                                              --------
Balance at December 31, 1997................................    58,713
Net loss....................................................    (3,521)
Accretion for mandatorily redeemable preferred shares.......      (945)
Net cash contributions from parent..........................     6,350
In-kind contribution from parent............................     1,147
                                                              --------
Balance at December 31, 1998................................  $ 61,744
                                                              ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                            FOR THE YEAR ENDED
                                                               DECEMBER 31,
                                                           --------------------
                                                             1998        1997
                                                           --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss...............................................  $ (3,521)   $(16,640)
  Adjustments to reconcile net loss to cash flows from
     operating activities:
     Depreciation and amortization.......................    85,982      81,303
     Loss and disposal of fixed assets...................     3,177         504
     Gain on sale/exchange of cable systems..............   (26,218)    (10,006)
     Changes in assets and liabilities:
       Accounts receivable...............................    (1,395)     (2,846)
       Receivables from affiliates.......................    (3,904)       (639)
       Prepaid expenses..................................       203        (251)
       Other current assets..............................      (106)        (10)
       Deferred income taxes.............................     1,623      (4,311)
       Other non-current assets..........................      (517)        (58)
       Accounts payable and accrued liabilities..........    (2,073)      4,436
       Deferred revenue..................................     1,208       1,399
       Payables to affiliates............................       373         469
       Accrued interest..................................    25,449      28,458
       Deferred channel launch revenue...................     2,895       2,817
                                                           --------    --------
          Cash flows from operating activities...........    83,176      84,625
                                                           --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of property and equipment.................   (72,673)    (87,253)
     Sale/exchange of cable systems......................      (398)     11,157
     Intangible assets...................................      (372)       (506)
                                                           --------    --------
          Cash flows from investing activities...........   (73,443)    (76,602)
                                                           --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net contributions from parent.......................     6,350       6,489
     Net repayment of borrowings.........................   (16,083)    (14,512)
                                                           --------    --------
          Cash flows from financing activities...........    (9,733)     (8,023)
                                                           --------    --------
Net change in cash.......................................        --          --
                                                           --------    --------
CASH AT BEGINNING OF PERIOD..............................        --          --
                                                           --------    --------
CASH AT END OF PERIOD....................................  $     --    $     --
                                                           ========    ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

THE CHARTER TRANSACTIONS

     InterMedia Partners, a California limited partnership ("IP-I"), and InterMedia Capital Partners IV, L.P., a California limited partnership, ("ICP-IV", together with IP-I, "InterMedia") are affiliated through common control and management. Robin Media Group, Inc., a Nevada corporation, ("RMG") is a majority owned subsidiary of ICP-IV. On April 20, 1999, InterMedia and certain of its affiliates entered into agreements (the "Agreements") with affiliates of Charter Communications, Inc. ("Charter") to sell and exchange certain of their cable television systems ("the Charter Transactions").

     Specifically, ICP-IV and its affiliates have agreed to sell certain of their cable television systems in Tennessee and Gainsville, Georgia through a combination of asset sales and the sale of its equity interests in RMG, and to exchange their systems in and around Greenville and Spartanburg, South Carolina for Charter systems located in Indiana, Kentucky, Utah and Montana. Immediately upon Charter's acquisition of RMG, IP-I will exchange its cable television systems in Athens, Georgia, Asheville and Marion, North Carolina and Cleveland, Tennessee for RMG's cable television systems located in middle Tennessee.

     The Charter Transactions are expected to close during the third or fourth quarter of 1999. The cable systems retained by Charter upon consummation of the Charter Transactions, together with RMG, are referred to as the "InterMedia Cable Systems," or the "Systems."

PRESENTATION

     The accompanying combined financial statements represent the financial position of the InterMedia Cable Systems as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the years then ended. The Systems being sold or exchanged do not individually or collectively comprise a separate legal entity. Accordingly, the combined financial statements have been carved-out from the historical accounting records of InterMedia.

CARVE-OUT METHODOLOGY

     Throughout the periods covered by the combined financial statements, the individual cable systems were operated and accounted for separately. However, the Charter Transactions exclude certain systems (the "Excluded Systems") which were operated as part of the Marion, North Carolina and western Tennessee systems throughout 1997 and 1998. For purposes of carving out and excluding the results of operations and financial position of the Excluded Systems from the combined financial statements, management has estimated the revenues, expenses, assets and liabilities associated with each Excluded System based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the Marion, North Carolina and western Tennessee systems, respectively. Management believes the basis used for these allocations is reasonable. The

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Systems were a separate legal entity.

     Management and consulting fees represent an allocation of management fees charged to IP-I and ICP-IV by InterMedia Capital Management, a California limited partnership ("ICM") and InterMedia Management, Inc. ("IMI"), respectively. Prior to January 1, 1998, InterMedia Capital Management IV, L.P. ("ICM-IV") provided such management and consulting services to ICP-IV. ICM and ICM-IV are limited partners of IP-I and ICP-IV, respectively. IMI is the managing member of each of the general partners of IP-I and ICP-IV. These fees are charged at a fixed amount per annum and have been allocated to the Systems based upon the allocated contributed capital of the individual systems as compared to the total contributed capital of InterMedia's subsidiaries.

     As more fully described in Note 9 -- "Related Party Transactions," certain administrative services are also provided by IMI and are charged to all affiliates based on relative basic subscriber percentages.

CASH AND INTERCOMPANY ACCOUNTS

     Under InterMedia's centralized cash management system, cash requirements of its individual operating units were generally provided directly by InterMedia and the cash generated or used by the Systems was transferred to/from InterMedia, as appropriate, through intercompany accounts. The intercompany account balances between InterMedia and the individual operating units, except RMG's intercompany note payable to InterMedia Partners IV, L.P. ("IP-IV") as described in Note 7 -- "Note Payable to InterMedia Partners IV, L.P." are not intended to be settled. Accordingly, the balances, other than RMG's note payable to IP-IV, are included in equity and all net cash generated from operations, investing activities and financing activities have been included in the Systems' net contribution from parent in the combined statements of cash flows.

     IP-I and ICP-IV or its subsidiaries maintain all external debt to fund and manage InterMedia's operations on a centralized basis. The combined financial statements present only the debt and related interest expense of RMG, which is assumed and repaid by Charter pursuant to the Charter Transactions. See Note
7 -- "Note Payable to InterMedia Partners IV, L.P." Debt, unamortized debt issue costs and interest expense related to the financing of the cable systems not owned by RMG have not been allocated to the InterMedia Cable Systems. As such, the level of debt, unamortized debt issue costs and related interest expense presented in the combined financial statements are not representative of the debt that would be required or interest expenses incurred if InterMedia Cable Systems were a separate legal entity.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Cable television service revenue is recognized in the period in which services are provided to customers. Deferred revenue generally represents revenue billed in advance and deferred until cable service is provided.

PROPERTY AND EQUIPMENT

     Additions to property and equipment, including new customer installations, are recorded at cost. Self-constructed fixed assets include materials, labor and overhead. Costs of disconnecting and reconnecting cable service are expensed. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and improvements are capitalized. Capitalized fixed assets are written down to recoverable values whenever recoverability through operations or sale of the systems becomes doubtful. Gains and losses on disposal of property and equipment are included in the Systems' statements of operations when the assets are sold or retired from service.

     Depreciation is computed using the double-declining balance method over the following estimated useful lives:

                                                                YEARS
                                                                ------
Cable television plant......................................    5 - 10
Buildings and improvements..................................        10
Furniture and fixtures......................................     3 - 7
Equipment and other.........................................    3 - 10

INTANGIBLE ASSETS

     The Systems have franchise rights to operate cable television systems in various towns and political subdivisions. Franchise rights are being amortized over the lesser of the remaining franchise lives or the base ten and twelve-year terms of IP-I and ICP-IV, respectively. The remaining lives of the franchises range from one to eighteen years.

     Goodwill represents the excess of acquisition costs over the fair value of net tangible and franchise assets acquired and liabilities assumed and is being amortized on a straight-line basis over the base ten or twelve-year term of IP-I and ICP-IV, respectively.

     Capitalized intangibles are written down to recoverable values whenever recoverability through operations or sale of the systems becomes doubtful. Each year, the Systems evaluate the recoverability of the carrying value of their intangible assets by assessing whether the projected cash flows, including projected cash flows from sale of the systems, is sufficient to recover the unamortized costs of these assets.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

INCOME TAXES

     Income taxes reported in InterMedia Cable Systems' combined financial statements represent the tax effects of RMG's results of operations. RMG as a corporation is the only entity within InterMedia Cable Systems which reports a provision/benefit for income taxes. No provision or benefit for income taxes is reported by any of the other cable systems within the InterMedia Cable Systems structure because these systems are currently owned by various partnerships, and, as such, the tax effects of these cable systems' results of operations accrue to the partners.

     RMG accounts for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables, payables, deferred revenue and accrued liabilities approximates fair value due to their short maturity.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (FAS
130), which establishes standards for reporting and disclosure of comprehensive income and its components. FAS 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Systems' total comprehensive loss for all periods presented herein did not differ from those amounts reported as net loss in the combined statement of operations.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

3. SALE AND EXCHANGE OF CABLE PROPERTIES

SALE

     On December 5, 1997, RMG sold its cable television assets serving approximately 7,400 (unaudited) basic subscribers in and around Royston and Toccoa, Georgia. The sale resulted in a gain, calculated as follows:

Proceeds from sale..........................................  $11,212
Net book value of assets sold...............................   (1,206)
                                                              -------
Gain on sale................................................  $10,006
                                                              =======

EXCHANGE

     On December 31, 1998, certain of the Systems' cable television assets located in and around western and eastern Tennessee ("Exchanged Assets"), serving approximately 10,600 (unaudited) basic subscribers, plus cash of $398 were exchanged for other cable television assets located in and around western and eastern Tennessee, serving approximately 10,000 (unaudited) basic subscribers.

     The cable television assets received have been recorded at fair market value, allocated as follows:

Property and equipment......................................  $ 5,141
Franchise rights............................................   24,004
                                                              -------
          Total.............................................  $29,145
                                                              =======

     The exchange resulted in a gain of $26,218 calculated as the difference between the fair value of the assets received and the net book value of the Exchanged Assets less cash paid of $398.

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                           DECEMBER 31,
                                                       --------------------
                                                         1998        1997
                                                       ---------   --------
Franchise rights.....................................  $ 332,157   $302,308
Goodwill.............................................     58,505     58,772
Other................................................        345      6,392
                                                       ---------   --------
                                                         391,007    367,472
Accumulated amortization.............................   (135,651)   (83,910)
                                                       ---------   --------
                                                       $ 255,356   $283,562
                                                       =========   ========

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                           DECEMBER 31,
                                                        -------------------
                                                          1998       1997
                                                        --------   --------
Land..................................................  $  1,068   $  1,898
Cable television plant................................   231,937    138,117
Building and improvements.............................     5,063      4,657
Furniture and fixtures................................     3,170      2,009
Equipment and other...................................    25,396     21,808
Construction-in-progress..............................    18,065     49,791
                                                        --------   --------
                                                         284,699    218,280
Accumulated depreciation..............................   (66,234)   (38,599)
                                                        --------   --------
                                                        $218,465   $179,681
                                                        ========   ========

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                             DECEMBER 31,
                                                           -----------------
                                                            1998      1997
                                                           -------   -------
Accounts payable.........................................  $ 1,780   $ 2,996
Accrued program costs....................................    1,897     1,577
Accrued franchise fees...................................    4,676     4,167
Accrued copyright fees...................................      406       762
Accrued capital expenditures.............................    5,215     5,179
Accrued payroll costs....................................    1,784     1,789
Accrued property and other taxes.........................      862     1,851
Other accrued liabilities................................    2,610     2,613
                                                           -------   -------
                                                           $19,230   $20,934
                                                           =======   =======

7. NOTE PAYABLE TO INTERMEDIA PARTNERS IV, L.P.

     RMG's note payable to IP-IV consists of the following:

                                                        DECEMBER 31,
                                                     -------------------
                                                       1998       1997
                                                     --------   --------
Intercompany revolving credit facility, $1,200,000
  commitment as of December 31, 1998, interest
  currently at 6.86% payable on maturity, matures
  December 31, 2006................................  $396,579   $387,213
                                                     ========   ========

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     RMG's debt is outstanding under an intercompany revolving credit facility executed with IP-IV. The revolving credit facility currently provides for $1,200,000 of available credit.

     RMG's intercompany revolving credit facility requires repayment of the outstanding principal and accrued interest on the earlier of (i) December 31, 2006, or (ii) acceleration of any of IP-IV's obligations to repay under its bank debt outstanding under its revolving credit facility ("IP-IV Revolving Credit Facility") and term loan agreement ("IP-IV Term Loan", together with the IP-IV Revolving Credit Facility, the "IP-IV Bank Facility") dated July 30, 1996.

     Interest rates under RMG's intercompany revolving credit facility are calculated monthly and are referenced to those made available under the IP-IV Bank Facility. Interest rates ranged from 6.84% to 7.92% during 1998.

     Charter has an obligation to assume and repay RMG's intercompany revolving credit facility pursuant to the Charter Transactions.

     Advances under the IP-IV Bank Facility are available under interest rate options related to the base rate of the administrative agent for the IP-IV Bank Facility ("ABR") or LIBOR. Effective October 20, 1997, pursuant to an amendment to the IP-IV Bank Facility, interest rates on borrowings under the IP-IV Term Loan vary from LIBOR plus 1.75% to LIBOR plus 2.00% or ABR plus 0.50% to ABR plus 0.75% based on IP-IV's ratio of debt outstanding to annualized quarterly operating cash flow ("Senior Debt Ratio"). Interest rates vary on borrowings under the IP-IV Revolving Credit Facility from LIBOR plus 0.625% to LIBOR plus 1.50% or ABR to ABR plus 0.25% based on IP-IV's Senior Debt Ratio. Prior to the amendment, interest rates on borrowings under the IP-IV Term Loan were at LIBOR plus 2.375% or ABR plus 1.125%; and, interest rates on borrowings under the IP-IV Revolving Credit Facility varied from LIBOR plus 0.75% to LIBOR plus 1.75% or ABR to ABR plus 0.50% based on IP-IV's Senior Debt Ratio. The IP-IV Bank Facility requires quarterly payment of fees on the unused portion of the IP-IV Revolving Credit Facility of 0.375% per annum when the Senior Debt Ratio is greater than 4.0:1.0 and at 0.25% when the Senior Debt Ratio is less than or equal to 4.0:1.0.

     The terms and conditions of RMG's intercompany debt agreement are not necessarily indicative of the terms and conditions which would be available if the Systems were a separate legal entity.

8. MANDATORILY REDEEMABLE PREFERRED SHARES

     RMG has Redeemable Preferred Stock outstanding at December 31, 1998 and 1997, which has an annual dividend of 10.0% and participates in any dividends paid on the common stock at 10.0% of the dividend per share paid on the common stock. The Redeemable Preferred Stock bears a liquidation preference of $12,000 plus any accrued but unpaid dividends at the time of liquidation and is mandatorily redeemable on September 30, 2006 at the liquidation preference amount. Under the Agreements, upon

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

consummation of the Charter Transactions, Charter has an obligation to redeem RMG's Redeemable Preferred Stock at the liquidation preference amount.

9. RELATED PARTY TRANSACTIONS

     ICM and IMI provide certain management services to IP-I and ICP-IV, respectively, for per annum fixed fees, of which 20% per annum is deferred and payable in each following year in order to support InterMedia's debt. Prior to January 1, 1998, ICM-IV provided such management services to ICP-IV. InterMedia's management fees for the years ended December 31, 1998 and 1997 amounted to $5,410, and $6,395, respectively, of which $3,147 and $2,870, respectively, has been charged to the Systems.

     IMI has entered into agreements with both IP-I and ICP-IV to provide accounting and administrative services at cost. Under the terms of the agreements, the expenses associated with rendering these services are charged to the Systems and other affiliates based upon relative basic subscriber percentages. Management believes this method to be reflective of the actual cost. During 1998 and 1997, IMI administrative fees charged to the Systems totaled $3,657 and $4,153, respectively. Receivable from affiliates at December 31, 1998 and 1997 includes $52 and $1,080, respectively, of advances to IMI, net of administrative fees charged by IMI and operating expenses paid by IMI on behalf of the Systems.

     IP-I is majority-owned, and ICP-IV is owned in part, by Tele-Communications, Inc. ("TCI"). As affiliates of TCI, IP-I and ICP-IV are able to purchase programming services from a subsidiary of TCI. Management believes that the overall programming rates made available through this relationship are lower than the Systems could obtain separately. Such volume rates may not continue to be available in the future should TCI's ownership interest in InterMedia significantly decrease. Program fees charged by the TCI subsidiary to the Systems for the years ended December 31, 1998 and 1997 amounted to $30,884 and $26,815, respectively. Payable to affiliates includes programming fees payable to the TCI subsidiary of $2,918 and $2,335 at December 31, 1998 and 1997, respectively.

     On January 1, 1998 an affiliate of TCI entered into agreements with InterMedia to manage the Systems' advertising business and related services for an annual fixed fee per advertising sales subscriber as defined by the agreements. In addition to the annual fixed fee TCI is entitled to varying percentage shares of the incremental growth in annual cash flows from advertising sales above specified targets. Management fees charged by the TCI subsidiary for the year ended December 31, 1998 amount to $292. Receivable from affiliates at December 31, 1998 includes $3,437 of receivable from TCI for advertising sales.

     As part of its normal course of business the Systems are involved in transactions with affiliates of InterMedia which own and operate cable television systems. Such transactions include purchases and sales of inventories used in construction of cable plant at cost. Receivable from affiliates at December 31, 1998 and 1997 includes $2,134 and $639,

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

respectively, of receivables from affiliated systems. Payable to affiliates at December 31, 1998 and 1997 includes $208 and $181, respectively, of payables to affiliated systems.

10. CABLE TELEVISION REGULATION

     Cable television legislation and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past, and may in the future, materially affect the Systems and the cable television industry.

     The cable industry is currently regulated at the federal and local levels under the Cable Act of 1984, the Cable Act of 1992 ("the 1992 Act"), the Telecommunications Act of 1996 (the "1996 Act") and regulations issued by the Federal Communications Commission ("FCC") in response to the 1992 Act. FCC regulations govern the determination of rates charged for basic, expanded basic and certain ancillary services, and cover a number of other areas including customer services and technical performance standards, the required transmission of certain local broadcast stations and the requirement to negotiate retransmission consent from major network and certain local television stations. Among other provisions, the 1996 Act eliminated rate regulation on the expanded basic tier effective March 31, 1999.

     Current regulations issued in conjunction with the 1992 Act empower the FCC and/or local franchise authorities to order reductions of existing rates which exceed the maximum permitted levels and to require refunds measured from the date a complaint is filed in some circumstances or retroactively for up to one year in other circumstances. Management believes it has made a fair interpretation of the 1992 Act and related FCC regulations in determining regulated cable television rates and other fees based on the information currently available. However, complaints have been filed with the FCC on rates for certain franchises and certain local franchise authorities have challenged existing and prior rates. Further complaints and challenges could be forthcoming, some of which could apply to revenue recorded in 1998, 1997 and prior years. Management believes that the effect, if any, of these complaints and challenges will not be material to the Systems' financial position or results of operations.

     Many aspects of regulation at the federal and local levels are currently the subject of judicial review and administrative proceedings. In addition, the FCC is required to conduct rulemaking proceedings to implement various provisions of the 1996 Act. It is not possible at this time to predict the ultimate outcome of these reviews or proceedings or their effect on the Systems.

11. COMMITMENTS AND CONTINGENCIES

     The Systems are committed to provide cable television services under franchise agreements with remaining terms of up to eighteen years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Current FCC regulations require that cable television operators obtain permission to retransmit major network and certain local television station signals. The Systems have entered into long-term retransmission agreements with all applicable stations in exchange for in-kind and/or other consideration.

     InterMedia has been named in purported and certified class actions in various jurisdictions concerning late fee charges and practices. Certain cable systems owned by InterMedia charge late fees to customers who do not pay their cable bills on time. These late fee cases challenge the amount of the late fees and the practices under which they are imposed. The Plaintiffs raise claims under state consumer protection statutes, other state statutes, and common law. Plaintiffs generally allege that the late fees charged by InterMedia's cable systems, including the Systems in the States of Tennessee, South Carolina and Georgia are not reasonably related to the costs incurred by the cable systems as a result of the late payment. Plaintiffs seek to require cable systems to reduce their late fees on a prospective basis and to provide compensation for alleged excessive late fee charges for past periods. These cases are either at the early stages of the litigation process or are subject to a case management order that sets forth a process leading to mediation. Based upon the facts available management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial condition of the Systems.

     Under existing Tennessee laws and regulations, the Systems pay an Amusement Tax in the form of a sales tax on programming service revenues generated in Tennessee in excess of charges for the basic and expanded basic levels of service. Under the existing statute, only the service charges or fees in excess of the charges for the "basic cable" television service package are exempt from the Amusement Tax. Related regulations clarify the definition of basic cable to include two tiers of service, which InterMedia's management and other operators in Tennessee have interpreted to mean both the basic and expanded basic level of services.

     The Tennessee Department of Revenue ("TDOR") has proposed legislation which would replace the Amusement Tax under the existing statute with a new sales tax on all cable service revenues in excess of twelve dollars per month. The new tax would be computed at a rate approximately equal to the existing effective tax rate.

     Unless InterMedia and other cable operators in Tennessee support the proposed legislation, the TDOR has suggested that it would assess additional taxes on prior years' expanded basic service revenues. The TDOR can issue an assessment for prior periods up to three years. Management estimates that the amount of such an assessment for the Systems, if made for all periods not previously audited, would be approximately $5.4 million. InterMedia's management believes that it is possible but not likely that the TDOR can make such an assessment and prevail in defending it.

     InterMedia's management believes it has made a valid interpretation of the current Tennessee statute and regulations and that it has properly determined and paid all sales taxes due. InterMedia further believes that the legislative history of the current statute and

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

related regulations, as well as the TDOR's history of not making assessments based on audits of prior periods, support InterMedia's interpretation. InterMedia and other cable operators in Tennessee are aggressively defending their past practices on calculation and payment of the Amusement Tax and are discussing with the TDOR modifications to their proposed legislation which would clarify the statute and would minimize the impact of such legislation on the Systems' results of operations.

     The Systems are subject to other claims and litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation or other claims will not have a material effect on the Systems' financial position or results of operations.

     The Systems have entered into pole rental agreements and lease certain of its facilities and equipment under non-cancelable operating leases. Minimum rental commitments at December 31, 1998 for the next five years and thereafter under non-cancelable operating leases related to the Systems are as follows:

1999........................................................  $155
2000........................................................   144
2001........................................................   136
2002........................................................    35
2003........................................................     7
                                                              ----
                                                              $477
                                                              ====

     Rent expense, including pole rental agreements, for the years ended December 31, 1998 and 1997 was $2,817 and $2,828, respectively.

12. INCOME TAXES

     Income tax (expense) benefit consists of the following:

                                                          DECEMBER 31,
                                                        ----------------
                                                         1998      1997
                                                        -------   ------
Current federal.......................................  $    --   $ (285)
Deferred federal......................................   (1,454)   3,813
Deferred state........................................     (169)     498
                                                        -------   ------
                                                        $(1,623)  $4,026
                                                        =======   ======

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Deferred income taxes relate to temporary differences as follows:

                                                        DECEMBER 31,
                                                    --------------------
                                                      1998       1997
                                                    --------   ---------
Property and equipment............................  $ (7,258)  $  (6,786)
Intangible assets.................................   (12,930)     (8,336)
                                                    --------   ---------
                                                     (20,188)    (15,122)
Loss carryforward - federal.......................    31,547      29,058
Loss carryforward - state.........................       297          --
Other.............................................       942         285
                                                    --------   ---------
                                                    $ 12,598   $  14,221
                                                    ========   =========

     At December 31, 1998, RMG had net operating loss carryforwards for federal income tax purposes aggregating $92,785, which expire through 2018. RMG is a loss corporation as defined in Section 382 of the Internal Revenue Code. Therefore, if certain substantial changes in RMG's ownership should occur, there could be a significant annual limitation on the amount of loss carryforwards which can be utilized.

     InterMedia's management has not established a valuation allowance to reduce the deferred tax assets related to RMG's unexpired net operating loss carryforwards. Due to an excess of appreciated asset value over the tax basis of RMG's net assets, management believes it is more likely than not that the deferred tax assets related to unexpired net operating losses will be realized.

     A reconciliation of the tax benefit computed at the statutory federal rate and the tax (expense) benefit reported in the accompanying combined statements of operations is as follows:

                                                         DECEMBER 31,
                                                      ------------------
                                                       1998       1997
                                                      -------   --------
Tax benefit at federal statutory rate...............  $   626   $  4,454
State taxes, net of federal benefit.................       73        498
Goodwill amortization...............................   (2,309)    (2,056)
Realization of acquired tax benefit.................       --        346
Other...............................................      (13)       784
                                                      -------   --------
                                                      $(1,623)  $  4,026
                                                      =======   ========

13. CHANNEL LAUNCH REVENUE

     During the years ended December 31, 1998 and 1997, the Systems were credited $2,646 and $5,072, respectively, representing their share of payments received by IP-I and ICP-IV from certain programmers to launch and promote their new channels. Also, during 1998 the Systems recorded a receivable from a programmer, of which $1,791 remains outstanding at December 31, 1998, for the launch and promotion of its new channel. Of

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

the total amount credited the Systems recognized advertising revenue of $586 and $1,182 during the year ended December 31, 1998 and 1997, respectively, for advertisements provided by the Systems to promote the new channels. The remaining payments and receivable credited from the programmers are being amortized over the respective terms of the program agreements which range between five and ten years. For the years ended December 31, 1998 and 1997, the Systems amortized and recorded as other service revenue $956 and $894 respectively.

14. SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     In connection with RMG's sale of its cable television assets located in Royston and Toccoa, Georgia in December 1997, as described in Note 3 -- "Sale and Exchange of Cable Properties," net cash proceeds received were as follows:


Proceeds from sale..........................................  $11,212
Receivable from buyer.......................................      (55)
                                                              -------
          Net proceeds received from buyer..................  $11,157
                                                              =======

     In connection with the exchange of certain cable assets in and around western and eastern Tennessee on December 31, 1998, as described in Note 3, the Systems paid cash of $398.

     In December 1998, IP-IV contributed its 4.99% partner interest in a limited partnership to RMG. The book value of the investment at the time of the contribution was $1,147.

     Total accretion on RMG's Redeemable Preferred Stock for the years ended December 31, 1998 and 1997 amounted to $945 and $882, respectively.

15. EMPLOYEE BENEFIT PLANS

     The Systems participate in the InterMedia Partners Tax Deferred Savings Plan which covers all full-time employees who have completed at least six months of employment. The plan provides for a base employee contribution of 1% and a maximum of 15% of compensation. The Systems' matching contributions under the plan are at the rate of 50% of the employee's contribution, up to a maximum of 5% of compensation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Cable Income Partners L.P.

In our opinion, the accompanying balance sheet and the related statements of operations, of partners' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Rifkin Cable Income Partners L.P. (the "Partnership") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 19, 1999

                       RIFKIN CABLE INCOME PARTNERS L. P.

                                 BALANCE SHEET

                                                       12/31/97       12/31/98
                                                      -----------    -----------
ASSETS
Cash and cash equivalents...........................  $   381,378    $    65,699
Customer accounts receivable, net of allowance for
  doubtful accounts of $12,455 in 1997 and $18,278
  in 1998...........................................       49,585         51,523
Other receivables...................................      123,828        133,278
Prepaid expenses and deposits.......................       81,114         70,675
Property, plant and equipment, at cost:
  Cable television transmission and distribution
     systems and related equipment..................    8,536,060      8,758,525
  Land, buildings, vehicles and furniture and
     fixtures.......................................      618,671        623,281
                                                      -----------    -----------
                                                        9,154,731      9,381,806
  Less accumulated depreciation.....................   (3,847,679)    (4,354,685)
                                                      -----------    -----------
     Net property, plant and equipment..............    5,307,052      5,027,121
Franchise costs and other intangible assets, net of
  accumulated amortization of $1,819,324 in 1997 and
  $2,033,405 in 1998................................    2,005,342      1,772,345
                                                      -----------    -----------
          Total assets..............................  $ 7,948,299    $ 7,120,641
                                                      ===========    ===========
LIABILITIES AND PARTNERS' EQUITY
Accounts payable and accrued liabilities............  $   365,392    $   396,605
Customer deposits and prepayments...................      177,307        126,212
Interest payable....................................       58,093             --
Long-term debt......................................    4,914,000             --
Interpartnership debt...............................           --      2,865,426
                                                      -----------    -----------
          Total liabilities.........................    5,514,792      3,388,243
Commitments and contingencies (Notes 4 and 8)
Partners' equity:
  General partner...................................      263,171        822,837
  Limited partners..................................    2,170,336      2,909,561
                                                      -----------    -----------
          Total partner's equity....................    2,433,507      3,732,398
                                                      -----------    -----------
          Total liabilities and partners' equity....  $ 7,948,299    $ 7,120,641
                                                      ===========    ===========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF OPERATIONS

                                                           YEARS ENDED
                                               ------------------------------------
                                                12/31/96     12/31/97     12/31/98
                                               ----------   ----------   ----------
REVENUE:
Service......................................  $4,104,841   $4,491,983   $4,790,052
Installation and other.......................     206,044      239,402      345,484
                                               ----------   ----------   ----------
          Total revenue......................   4,310,885    4,731,385    5,135,536
COSTS AND EXPENSES:
Operating expense............................     643,950      691,700      671,968
Programming expense..........................     787,124      879,939    1,077,540
Selling, general and administrative
  expense....................................     683,571      663,903      622,774
Depreciation.................................     535,559      602,863      628,515
Amortization.................................     377,749      332,770      199,854
Management fees..............................     215,544      236,569      256,777
Loss (gain) on disposal of assets............       1,530        2,980       (2,138)
                                               ----------   ----------   ----------
          Total costs and expenses...........   3,245,027    3,410,724    3,455,290
                                               ----------   ----------   ----------
Operating income.............................   1,065,858    1,320,661    1,680,246
Interest expense.............................     533,294      448,530      362,439
                                               ----------   ----------   ----------
Net income before extraordinary item.........     532,564      872,131    1,317,807
Extraordinary item -- Loss on early
  retirement of debt (Note 1)................          --           --       18,916
                                               ----------   ----------   ----------
Net income...................................  $  532,564   $  872,131   $1,298,891
                                               ==========   ==========   ==========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                    STATEMENT OF PARTNERS' EQUITY (DEFICIT)

                                             GENERAL      LIMITED
                                             PARTNER      PARTNERS       TOTAL
                                            ---------    ----------    ----------
Partners' equity (deficit), December 31,
  1995....................................  $(299,131)   $1,427,630    $1,128,499
Net income................................    229,471       303,093       532,564
Equity distribution.......................    (42,953)      (56,734)      (99,687)
                                            ---------    ----------    ----------
Partners' equity (deficit), December 31,
  1996....................................   (112,613)    1,673,989     1,561,376
Net income................................    375,784       496,347       872,131
                                            ---------    ----------    ----------
Partners' equity, December 31, 1997.......    263,171     2,170,336     2,433,507
Net income................................    559,666       739,225     1,298,891
                                            ---------    ----------    ----------
Partners' equity December 31, 1998........  $ 822,837    $2,909,561    $3,732,398
                                            =========    ==========    ==========

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF CASH FLOWS

                                                        YEARS ENDED
                                           --------------------------------------
                                            12/31/96      12/31/97     12/31/98
                                           -----------   ----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................  $   532,564   $  872,131   $ 1,298,891
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization.......      913,308      935,633       828,369
     Amortization of deferred loan
       cost..............................       18,970       18,970        14,228
     Loss on early retirement of debt....           --           --        18,916
     Loss (gain) on disposal of fixed
       assets............................        1,530        2,980        (2,138)
     Decrease (increase) in customer
       accounts receivables..............          521       (5,729)       (1,938)
     Increase in other receivables.......      (45,274)     (56,059)       (9,450)
     Decrease in prepaid expense and
       other.............................       40,737       13,230        10,439
     Increase (decrease) in accounts
       payable and accrued liabilities...     (207,035)      61,625        31,213
     Increase (decrease) in customer
       deposits and prepayment...........          673      (63,524)      (51,095)
     Increase (decrease) in interest
       payable...........................       35,638       (3,145)      (58,093)
                                           -----------   ----------   -----------
       Net cash provided by operating
          activities.....................    1,291,632    1,776,112     2,079,342
                                           -----------   ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and
     equipment...........................     (824,359)    (679,394)     (415,534)
  Additions to other intangible assets,
     net of refranchises.................           --         (112)           --
  Net proceeds from the sale of assets...       18,255       57,113        69,087
  Sales tax related to Florida assets
     sold in 1994........................      (14,694)          --            --
                                           -----------   ----------   -----------
       Net cash used in investing
          activities.....................     (820,798)    (622,393)     (346,447)
                                           -----------   ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from interpartnership debt....           --           --     4,265,426
  Payments of long-term debt.............     (715,000)    (871,000)   (4,914,000)
  Payments of interpartnership debt......           --           --    (1,400,000)
  Partners' capital distributions........      (99,687)          --            --
                                           -----------   ----------   -----------
       Net cash used in financing
          activities.....................     (814,687)    (871,000)   (2,048,574)
                                           -----------   ----------   -----------
Net increase (decrease) in cash and cash
  equivalents............................     (343,853)     282,719      (315,679)
Cash and cash equivalents at beginning of
  period.................................      442,512       98,659       381,378
                                           -----------   ----------   -----------
Cash and cash equivalents at end of
  period.................................  $    98,659   $  381,378   $    65,699
                                           ===========   ==========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid..........................  $   455,124   $  431,722   $   406,304
                                           ===========   ==========   ===========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Rifkin Cable Income Partners L.P. (the "Partnership") was formed in 1986 as a limited partnership under the laws of the State of Delaware. The Partnership owns, operates and develops cable television systems in Missouri and New Mexico. Rifkin Cable Management Partners L.P., an affiliate of Rifkin & Associates, Inc. (Note 3), is the general partner of the Partnership.

     The Partnership Agreement (the "Agreement") establishes the respective rights, obligations and interests of the partners. The Agreement provides that net income or loss, certain capital events, and cash distributions (all as defined in the Agreement) are generally allocated 43% to the general partner and 57% to the limited partners.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP

     During 1998, Interlink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnership. ICP acquired the limited partner interests, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Partnership's franchises to ICP. Once obtained, ICP will then purchase the general partner interest in the Partnership, and the Partnership will, by operation of law, be consolidated into ICP.

REVENUE RECOGNITION

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the periods shown.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings..........................................  21-30 years
Cable television transmission and distribution
  systems and related equipment....................   3-15 years
Vehicles and furniture and fixtures................    3-5 years

                       RIFKIN CABLE INCOME PARTNERS L.P.

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from eight to twenty-five years. The carrying value of intangibles is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows. The Partnership's management believes that there has been no impairment thereof as of December 31, 1998.

OTHER INTANGIBLE ASSETS

     Loan costs of the Partnership have been deferred and have been amortized to interest expense utilizing the straight-line method over the term of the related debt. Use of the straight-line method approximates the results of the application of the interest method. The net amount remaining at December 31, 1997 was $37,886.

     On December 30, 1998, the loan with a financial institution was paid in full (Note 2). The related deferred loan costs and associated accumulated amortization were written off and an extraordinary loss of $18,916 was recorded.

CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

INCOME TAXES

     No provision for Federal or State income taxes is necessary in the financial statements of the Partnership, because as a partnership, it is not subject to Federal or State income tax as the tax effect of its activities accrues to the partners.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnership to expense all start up costs related to opening a new facility, introduction of anew product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnership's 1999 fiscal year. Management believes that SOP 98-5 will have no material effect on its financial position or the results of operations.

                       RIFKIN CABLE INCOME PARTNERS L.P.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation.

2.  DEBT

     The Partnership had a term loan with a financial institution which required varying quarterly payments. At December 31, 1997, the term loan had a balance of $4,914,000. At December 30, 1998, the term loan had a balance of $4,216,875; at that date, the total balance and accrued interest were paid in full.

     On that same date, the Partnership obtained a new interpartnership loan with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principle payments are due at the discretion of the management of ICP, resulting in no minimum required annual principle payments. The balance of the interpartnership loan at December 31, 1998 was $2,865,426. The effective interest rate at December 31, 1998 was 8.5%.

3.  MANAGEMENT AGREEMENT

     The Partnership has entered into a management agreement with Rifkin and Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall act as manager of the Partnership's CATV systems, and shall be entitled to annual compensation of 5% of the Partnership's CATV revenues, net of certain CATV programming costs. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction included the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed in total on the Statement of Operations.

4.  COMMITMENTS AND RENTAL EXPENSE

     The Partnership leases certain real and personal property under noncancelable operating leases expiring through the year 2001. Future minimum lease payments under such noncancelable leases as of December 31, 1998 are:
$30,000 for each year 1999, 2000 and 2001, totaling $90,000.

     Total rental expense for the years ended December 31, 1996, 1997 and 1998 was $60,323, $68,593 and $68,776, respectively, including $27,442, $36,822 and
$36,716, respectively, relating to cancelable pole rental agreements.

5.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions

                       RIFKIN CABLE INCOME PARTNERS L.P.

and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $2,693, $3,653 and $2,680, respectively.

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Partnership to estimate the fair values of financial instruments as disclosed herein:

     Cash and Cash Equivalents, Customer Accounts Receivable, Other Receivables, Accounts Payable and Accrued Liabilities and Customer Deposits and Prepayments:
The carrying value amount approximates fair value because of the short period to maturity.

     Debt: The carrying value amount approximates the fair value because the Partnership's interpartnership debt was obtained on December 30, 1998.

7.  CABLE REREGULATION

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act) and has amended it at various times since.

     The total effects of the present law are, at this time, still unknown. However, one provision of the present law further redefines a small cable system, and exempts these systems from rate regulation on the upper tiers of cable service. The Partnership is awaiting an FCC rulemaking implementing the present law to determine whether its systems qualify as small cable systems.

8.  LITIGATION

     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Acquisition Partners, L.L.L.P.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, partners' capital (deficit) and cash flows present fairly, in all material respects, the financial position of Rifkin Acquisition Partners, L.L.L.P. and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 19, 1999

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                           CONSOLIDATED BALANCE SHEET

                                                      12/31/98        12/31/97
                                                    ------------    ------------
ASSETS
Cash and cash equivalents.........................  $  2,324,892    $  1,902,555
Customer accounts receivable, net of allowance for
  doubtful accounts of $444,839 in 1998 and
  $425,843 in 1997................................     1,932,140       1,371,050
Other receivables.................................     5,637,771       4,615,089
Prepaid expenses and other........................     2,398,528       1,753,257
Property, plant and equipment at cost:
  Cable television transmission and distribution
     systems and related equipment................   149,376,914     131,806,310
  Land, buildings, vehicles and furniture and
     fixtures.....................................     7,421,960       7,123,429
                                                    ------------    ------------
                                                     156,798,874     138,929,739
  Less accumulated depreciation...................   (35,226,773)    (26,591,458)
                                                    ------------    ------------
          Net property, plant and equipment.......   121,572,101     112,338,281
Franchise costs and other intangible assets, net
  of accumulated amortization of $67,857,545 in
  1998 and $53,449,637 in 1997....................   183,438,197     180,059,655
                                                    ------------    ------------
          Total assets............................  $317,303,629    $302,039,887
                                                    ============    ============
LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued liabilities..........  $ 11,684,594    $ 11,690,894
Customer deposits and prepayments.................     1,676,900       1,503,449
Interest payable..................................     7,242,954       7,384,509
Deferred tax liability, net.......................     7,942,000      12,138,000
Notes payable.....................................   224,575,000     229,500,000
                                                    ------------    ------------
          Total liabilities.......................   253,121,448     262,216,852
Commitments and contingencies (Notes 8 and 14)
Redeemable partners' interests....................    10,180,400       7,387,360
Partners' capital (deficit):
  General partner.................................    (1,991,018)     (1,885,480)
  Limited partners................................    55,570,041      34,044,912
  Preferred equity interest.......................       422,758         276,243
                                                    ------------    ------------
Total partners' capital...........................    54,001,781      32,435,675
                                                    ------------    ------------
          Total liabilities and partners'
             capital..............................  $317,303,629    $302,039,887
                                                    ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                         YEARS ENDED
                                          -----------------------------------------
                                           12/31/98       12/31/97       12/31/96
                                          -----------   ------------   ------------
REVENUE:
Service.................................  $82,498,638   $ 78,588,503   $ 66,433,321
Installation and other..................    7,422,675      5,736,412      4,852,124
                                          -----------   ------------   ------------
          Total revenue.................   89,921,313     84,324,915     71,285,445
COSTS AND EXPENSES:
Operating expense.......................   13,305,376     14,147,031     10,362,671
Programming expense.....................   18,020,812     15,678,977     14,109,527
Selling, general and administrative
  expense...............................   13,757,090     12,695,176     11,352,870
Depreciation............................   15,109,327     14,422,631     11,725,246
Amortization............................   22,104,249     24,208,169     23,572,457
Management fees.........................    3,147,246      2,951,372      2,475,381
Loss on disposal of assets..............    3,436,739      7,834,968      1,357,180
                                          -----------   ------------   ------------
          Total costs and expenses......   88,880,839     91,938,324     74,955,332
                                          -----------   ------------   ------------
Operating income (loss).................    1,040,474     (7,613,409)    (3,669,887)
Gain from the sale of assets (Note 4)...  (42,863,060)            --             --
Interest expense........................   23,662,248     23,765,239     21,607,174
                                          -----------   ------------   ------------
Income (loss) before income taxes.......   20,241,286    (31,378,648)   (25,277,061)
Income tax benefit......................   (4,177,925)    (5,335,000)    (3,645,719)
                                          -----------   ------------   ------------
Net income (loss).......................  $24,419,211   $(26,043,648)  $(21,631,342)
                                          ===========   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                      YEARS ENDED
                                                       ------------------------------------------
                                                         12/31/98       12/31/97       12/31/96
                                                       ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................  $ 24,419,211   $(26,043,648)  $(21,631,342)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization...................    37,213,576     38,630,800     35,297,703
     Amortization of deferred loan costs.............       989,760        989,760        970,753
     Gain on sale of assets (Note 4).................   (42,863,060)            --             --
     Loss on disposal of fixed assets................     3,436,739      7,834,968      1,357,180
     Deferred tax benefit............................    (4,196,000)    (5,335,000)    (3,654,000)
     Increase in customer accounts receivables.......      (300,823)      (186,976)      (117,278)
     Increase in other receivables...................      (474,599)    (1,992,714)      (994,681)
     (Increase) decrease in prepaid expenses and
       other.........................................      (684,643)        23,015       (494,252)
     Increase in accounts payable and accrued
       liabilities...................................        34,073      1,753,656      3,245,736
     Increase (decrease) in customer deposits and
       prepayments...................................       (86,648)       231,170        164,824
     Increase (decrease) in interest payable.........      (141,555)       600,248      6,692,988
                                                       ------------   ------------   ------------
          Net cash provided by operating
             activities..............................    17,346,031     16,505,279     20,837,631
                                                       ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of cable systems, net (Note 3).........    (2,212,958)   (19,359,755)   (71,797,038)
  Additions to property, plant and equipment.........   (26,354,756)   (28,009,253)   (16,896,582)
  Additions to cable television franchises, net of
     retirements.....................................      (151,695)        72,162     (1,182,311)
  Net proceeds from the sale of cable systems (Note
     4)..............................................    16,533,564             --             --
  Net proceeds from the other sales of assets........       247,216        306,890        197,523
                                                       ------------   ------------   ------------
          Net cash used in investing activities......   (11,938,629)   (46,989,956)   (89,678,408)
                                                       ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from isssuance of senior subordinated
     notes...........................................            --             --    125,000,000
  Proceeds from long-term bank debt..................    22,500,000     38,000,000     18,000,000
  Deferred loan costs................................            --             --     (6,090,011)
  Payments of long-term bank debt....................   (27,425,000)    (7,000,000)   (82,000,000)
  Partners' capital contributions....................            --             --     15,000,000
  Equity distributions to partners...................       (60,065)            --             --
                                                       ------------   ------------   ------------
          Net cash provided by (used in) financing
             activities..............................    (4,985,065)    31,000,000     69,909,989
                                                       ------------   ------------   ------------
Net increase in cash.................................       422,337        515,323      1,069,212
Cash and cash equivalents at beginning of period.....     1,902,555      1,387,232        318,020
                                                       ------------   ------------   ------------
Cash and cash equivalents at end of period...........  $  2,324,892   $  1,902,555   $  1,387,232
                                                       ============   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid......................................  $ 22,737,443   $ 22,098,732   $ 13,866,995
                                                       ============   ============   ============
  Noncash investing activities:
     Proceeds from the sale of Michigan assets held
       in escrow.....................................  $    500,000   $         --   $         --
                                                       ============   ============   ============
     Trade value related to the trade sale of
       Tennessee assets..............................  $ 46,668,000   $         --   $         --
                                                       ============   ============   ============
     Trade value related to trade acquisition of
       Tennessee assets..............................  $(46,668,000)  $         --   $         --
                                                       ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

             CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                                PREFERRED        GENERAL       LIMITED
                             EQUITY INTEREST     PARTNER       PARTNERS        TOTAL
                             ---------------   -----------   ------------   ------------
Partners' capital (deficit)
  at December 31, 1995.....     $ 562,293      $(1,085,311)  $ 69,421,043   $ 68,898,025
Partners' capital
  contributions............            --          150,000     14,850,000     15,000,000
Accretion of redeemable
  partners' interest.......            --         (157,730)    (1,104,110)    (1,261,840)
Net loss...................      (129,788)        (216,313)   (21,285,241)   (21,631,342)
                                ---------      -----------   ------------   ------------
Partners' capital (deficit)
  at December 31, 1996.....       432,505       (1,309,354)    61,881,692     61,004,843
Accretion of redeemable
  partners' interest.......            --         (315,690)    (2,209,830)    (2,525,520)
Net loss...................      (156,262)        (260,436)   (25,626,950)   (26,043,648)
                                ---------      -----------   ------------   ------------
Partners' capital (deficit)
  at December 31, 1997.....       276,243       (1,885,480)    34,044,912     32,435,675
Accretion of redeemable
  partners' interest.......            --         (349,130)    (2,443,910)    (2,793,040)
Net income.................       146,515          244,192     24,028,504     24,419,211
Partners' equity
  distribution.............            --             (600)       (59,465)       (60,065)
                                ---------      -----------   ------------   ------------
Partners' capital (deficit)
  at December 31, 1998.....     $ 422,758      $(1,991,018)  $ 55,570,041   $ 54,001,781
                                =========      ===========   ============   ============

     The Partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL INFORMATION

     Rifkin Acquisition Partners, L.L.L.P. ("the Partnership") was formed pursuant to the laws of the State of Colorado. The Partnership and its subsidiaries are hereinafter referred to on a consolidated basis as the "Company." The Company owns, operates, and develops cable television systems in Georgia, Tennessee, and Illinois. Rifkin Acquisition Management, L.P., an affiliate of Rifkin & Associates, Inc. (Note 7), is the general partner of the Partnership ("General Partner").

     The Partnership operates under a limited liability limited partnership agreement (the "Partnership Agreement") which establishes contribution requirements, enumerates the rights and responsibilities of the partners and advisory committee, provides for allocations of income, losses and distributions, and defines certain items relating thereto. The Partnership Agreement provides that net income or loss, certain defined capital events, and cash distributions, all as defined in the Partnership Agreement, are generally allocated 99% to the limited partners and 1% to the general partner.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the following entities:

- Rifkin Acquisition Partners,          - Cable Equities of Colorado, Ltd.
  L.L.L.P.                                (CEC)
- Cable Equities of Colorado            - Cable Equities, Inc. (CEI)
  Management Corp. (CEM)                - Rifkin Acquisition Capital Corp.
                                          (RACC)

     The financial statements for 1997 and 1996 also included the following entities:

- Rifkin/Tennessee, Ltd. (RTL)          - FNI Management Corp. (FNI)

     Effective January 1, 1998, both the RTL and FNI entities were dissolved and the assets were transferred to the Partnership.

     All significant intercompany accounts and transactions have been eliminated.

REVENUE AND PROGRAMMING

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the periods shown.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed, includes amounts for material, labor, overhead and interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

depreciation are removed from the accounts and any gain or loss is recognized. Capitalized interest was not significant for the periods shown.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings..........................................  27-30 years
Cable television transmission and distribution
  systems and related equipment....................   3-15 years
Vehicles and furniture and fixtures................    3-5 years

     Expenditures for maintenance and repairs are expensed as incurred.

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from one to twenty years. The carrying value of franchise costs is assessed for recoverability by management based on an analysis of undiscounted future expected cash flows from the underlying operations of the Company. Management believes that there has been no impairment thereof as of December 31, 1998.

OTHER INTANGIBLE ASSETS

     Certain loan costs have been deferred and are amortized to interest expense utilizing the straight-line method over the remaining term of the related debt. Use of the straight-line method approximates the results of the application of the interest method. The net amounts remaining at December 31, 1998 and 1997 were $6,176,690 and $7,166,450, respectively.

CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

REDEEMABLE PARTNERS' INTERESTS

     The Partnership Agreement provides that if a certain partner dies or becomes disabled, that partner (or his personal representative) shall have the option, exercisable by notice given to the partners at any time within 270 days after his death or disability (except that if that partner dies or becomes disabled prior to August 31, 2000, the option may not be exercised until August 31, 2000 and then by notice by that partner or his personal representative given to the partners within 270 days after August 31, 2000) to sell, and require the General Partner and certain trusts controlled by that partner to sell, and the Partnership to purchase, up to 50% of the partnership interests owned by any of such partners and certain current and former members of management of Rifkin & Associates, Inc. that requests to sell their interest, for a purchase price equal to the fair market value of those interests determined by appraisal in accordance with the Partnership Agreement. Accordingly, the current fair value of such partnership interests have been reclassified outside of partners' capital.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnership to expense all start up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnership's 1999 fiscal year. Management believes that SOP 98-5 will have no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 financial statement presentation. Such reclassification had no effect on the net loss as previously stated.

2.  SUBSEQUENT EVENT

     On February 12, 1999, the Company signed a letter of intent for the partners to sell all of their partnership interests to Charter Communications ("Charter"). The Company and Charter are expected to sign a purchase agreement and complete the sale during the third quarter of 1999.

3.  ACQUISITION OF CABLE PROPERTIES

1998 ACQUISITIONS

     At various times during the second half of 1998, the Company completed three separate acquisitions of cable operating assets. Two of the acquisitions serve communities in Gwinnett County, Georgia (the "Georgia Systems"). These acquisitions were accounted for using the purchase method of accounting.

     The third acquisition resulted from a trade of the Company's systems serving the communities of Paris and Piney Flats, Tennessee for the operating assets of another cable operator serving primarily the communities of Lewisburg and Crossville, Tennessee (the "Tennessee Trade"). The trade was for cable systems that are similar in size and was accounted for based on fair market value. Fair market value was established at $3,000 per customer relinquished, which was based on recent sales transactions of similar cable systems. The transaction included the payment of approximately $719,000, net, of additional cash (Note 4).

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The combined purchase price was allocated based on estimated fair values from an independent appraisal to property, plant and equipment and franchise cost as follows (dollars in thousands):

                                                  GEORGIA    TENNESSEE
                                                  SYSTEMS      TRADE       TOTAL
                                                  -------    ---------    -------
Fair value of assets relinquished (Note 4)......  $   --      $46,668     $46,668
Cash paid.......................................   1,392          719       2,111
Acquisition Costs (appraisal, transfer fees and
  direct costs).................................      26           76         102
                                                  ------      -------     -------
Total acquisition cost..........................  $1,418      $47,463     $48,881
                                                  ======      =======     =======
Allocation:
Current assets..................................  $   (2)     $   447     $   445
Current liabilities.............................      (1)        (397)       (398)
Property, plant and equipment...................     333       11,811      12,144
Franchise Cost..................................   1,088       35,602      36,690
                                                  ------      -------     -------
Total cost allocated............................  $1,418      $47,463     $48,881
                                                  ======      =======     =======

     The fair value of assets relinquished from the Tennessee Trade was treated as a noncash transaction on the Consolidated Statement of Cash Flows. The cash acquisition costs were funded by proceeds from the Company's reducing revolving loan with a financial institution.

     The following combined pro forma information presents a summary of consolidated results of operations for the Company as if the Tennessee Trade acquisitions had occurred at the beginning of 1997, with pro forma adjustments to show the effect on depreciation and amortization for the acquired assets, management fees on additional revenues and interest expense on additional debt (dollars in thousands):

                                                YEARS ENDED
                                          -----------------------
                                          12/31/98     12/31/97
                                          --------    -----------
                                                      (UNAUDITED)
Total revenues..........................  $89,921      $ 84,325
Net income (loss).......................   19,447       (29,631)

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Tennessee Trade actually been acquired on January 1, 1997.

1997 ACQUISITIONS

     On April 1, 1997, the Company acquired the cable operating assets of two cable systems serving the Tennessee communities of Shelbyville and Manchester (the "Manchester Systems"), for an aggregate purchase price of approximately $19.7 million of which $495,000 was paid as escrow in 1996. The acquisition was accounted for using the

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

purchase method of accounting, and was funded by proceeds from the Company's reducing revolving loan with a financial institution. No pro forma information giving the effect of the acquisitions is shown due to the results being immaterial.

1996 ACQUISITIONS

     On March 1, 1996, the Company acquired certain cable operating assets ("Mid-Tennessee Systems") from Mid-Tennessee CATV, L.P., and on April 1, 1996 acquired the cable operating assets ("RCT Systems") from Rifkin Cablevision of Tennessee, Ltd. Both Mid-Tennessee CATV, L.P. and Rifkin Cablevision of Tennessee, Ltd. were affiliates of the General Partner. The acquisition costs were funded by $15 million of additional partner contributions and the remainder from a portion of the proceeds received from the issuance of $125 million of 11 1/8% Senior Subordinated Notes due 2006 (see Note 6).

     The acquisitions were recorded using the purchase method of accounting. The results of operations of the Mid-Tennessee Systems have been included in the consolidated financial statements since March 1, 1996, and the results of the RCT Systems have been included in the consolidated financial statements since April 1, 1996. The combined purchase price was allocated based on estimated fair values from an independent appraisal to property, plant and equipment and franchise cost as follows (dollars in thousands):

Cash paid, net of acquired cash.......................  $71,582
Acquisition costs (appraisal, transfer fees, and
  direct costs).......................................      215
                                                        -------
Total acquisition cost................................  $71,797
                                                        =======
Allocation:
Current assets........................................  $   624
Current liabilities...................................     (969)
Property, plant and equipment.........................   24,033
Franchise cost and other intangible assets............   48,109
                                                        -------
Total cost allocated..................................  $71,797
                                                        =======

     The following combined pro forma information presents a summary of consolidated results of operations for the Company as if the Mid-Tennessee Systems and the RCT Systems acquisitions had occurred at the beginning of 1996, with pro forma adjustments to show the effect on depreciation and amortization for the acquired assets, management fees on additional revenues and interest expense on additional debt (dollars in thousands):

                                                     YEAR ENDED
                                                     -----------
                                                      12/31/96
                                                     -----------
                                                     (UNAUDITED)
Total revenues.....................................   $ 74,346
Net loss...........................................    (22,558)

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Mid-Tennessee Systems and the RCT Systems actually been acquired on January 1, 1996.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

4.  SALE OF ASSETS

     On February 4, 1998, the Company sold all of its operating assets in the state of Michigan (the "Michigan Sale") to another cable operator for cash. In addition, on December 31, 1998, the Company traded certain cable systems in Tennessee (the "Tennessee Trade") for similar-sized cable systems (Note 3). Both sales resulted in a gain recognized by the Company as follows (dollars in thousands):

                                         MICHIGAN    TENNESSEE
                                           SALE        TRADE       TOTAL
                                         --------    ---------    -------
Fair value of assets relinquished......  $    --      $46,668     $46,668
Original cash proceeds.................   16,931           --      16,931
Adjustments for value of assets and
  liabilities assumed..................      120          (17)        103
                                         -------      -------     -------
Net proceeds...........................   17,051       46,651      63,702
Net book value of assets sold..........   11,061        9,778      20,839
                                         -------      -------     -------
Net gain from sale.....................  $ 5,990      $36,873     $42,863
                                         =======      =======     =======

     The Michigan Sale proceeds amount includes $500,000 that is currently being held in escrow. This amount and the fair value of assets relinquished, related to the Tennessee Trade, were both treated as noncash transactions on the Consolidated Statement of Cash Flows.

     The cash proceeds from the Michigan Sale were used by the Company to reduce its revolving and term loans with a financial institution.

5.  INCOME TAXES

     Although the Partnership is not a taxable entity, two corporations (the "subsidiaries") are included in the consolidated financial statements. These subsidiaries are required to pay taxes on their taxable income, if any.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The following represents a reconciliation of pre-tax losses as reported in accordance with generally accepted accounting principles and the losses attributable to the partners and included in their individual income tax returns:

                                      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                       12/31/98        12/31/97        12/31/96
                                     ------------    ------------    ------------
Pre-tax income (loss) as
  reported.........................  $ 20,241,286    $(31,378,648)   $(25,277,061)
(Increase) decrease due to:
  Separately taxed book results of
     corporate subsidiaries........     9,397,000      15,512,000       9,716,000
  Effect of different depreciation
     and amortization methods for
     tax and book purposes.........    (1,360,000)     (2,973,000)     (3,833,000)
Additional tax gain from the sale
  of Michigan(Note 4)..............     2,068,000              --              --
Book gain from trade sale of
  Tennessee assets(Note 4).........   (36,873,000)             --              --
Additional tax loss from
  dissolution of FNI stock.........    (7,235,000)             --              --
Other..............................        81,714         (45,052)        (22,539)
                                     ------------    ------------    ------------
Tax loss attributed to the
  partners.........................  $(13,680,000)   $(18,884,700)   $(19,416,600)
                                     ============    ============    ============

     The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     As a result of a change in control in 1995, the book value of the Company's net assets was increased to reflect their fair market value. In connection with this revaluation, a deferred income tax liability in the amount of $22,801,000 was established to provide for future taxes payable on the revised valuation of the net assets. A deferred tax benefit of $4,196,000, $5,335,000 and $3,654,000 was recognized for the years ended December 31, 1998, 1997 and 1996, respectively, reducing the liability to $7,942,000.

     Deferred tax assets (liabilities) were comprised of the following at December 31, 1998 and 1997:

                                      12/31/98        12/31/97
                                    ------------    ------------
Deferred tax assets resulting from
  loss carryforwards..............  $ 11,458,000    $  9,499,000
Deferred tax liabilities resulting
  from depreciation and
  amortization....................   (19,400,000)    (21,637,000)
                                    ------------    ------------
Net deferred tax liability........  $ (7,942,000)   $(12,138,000)
                                    ============    ============

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     As of December 31, 1998 and 1997, the subsidiaries have net operating loss carryforwards ("NOLs") for income tax purposes of $30,317,000 and $25,264,000, respectively, substantially all of which are limited. The NOLs will expire at various times between the years 2000 and 2013.

     In 1998, one of the corporate entities was dissolved. The existing NOL's were used to offset taxable income down to $87,751, resulting in a current tax for 1998 of $18,075.

     Under the Internal Revenue Code of 1986, as amended (the "Code"), the subsidiaries generally would be entitled to reduce their future federal income tax liabilities by carrying the unused NOLs forward for a period of 15 years to offset their future income taxes. The subsidiaries' ability to utilize any NOLs in future years may be restricted, however, in the event the subsidiaries undergo an "ownership change" as defined in Section 382 of the Code. In the event of an ownership change, the amount of NOLs attributable to the period prior to the ownership change that may be used to offset taxable income in any year thereafter generally may not exceed the fair market value of the subsidiary immediately before the ownership change (subject to certain adjustments) multiplied by the applicable long-term, tax exempt rate published by the Internal Revenue Service for the date of the ownership change. Two of the subsidiaries underwent an ownership change on September 1, 1995 pursuant to
Section 382 of the Code. As such, the NOLs of the subsidiaries are subject to limitation from that date forward. It is the opinion of management that the NOLs will be released from this limitation prior to their expiration dates and, as such, have not been limited in their calculation of deferred taxes.

     The provision for income tax expense (benefit) differs from the amount which would be computed by applying the statutory federal income tax rate of 35% to pre-tax income before extraordinary loss as a result of the following:

                                                       YEARS ENDED
                                        -----------------------------------------
                                          12/31/98       12/31/97      12/31/96
                                        ------------   ------------   -----------
Tax expense (benefit) computed at
  statutory rate......................  $  7,084,450   $(10,982,527)  $(8,846,971)
  Increase (decrease) due to:
  Tax benefit (expense) for
     non-corporate loss...............   (10,373,252)     5,900,546     5,446,721
  Permanent differences between
     financial statement income and
     taxable income...................       (36,200)        84,500        48,270
  State income tax....................      (247,000)      (377,500)     (252,590)
  Tax benefit from dissolved
     corporation......................      (148,925)            --            --
  Other...............................      (456,998)        39,981       (41,149)
                                        ------------   ------------   -----------
  Income Tax Benefit..................  $ (4,177,925)  $ (5,335,000)  $(3,645,719)
                                        ============   ============   ===========

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

6.  NOTES PAYABLE

     Debt consisted of the following:

                                    DECEMBER 31,    DECEMBER 31,
                                        1998            1997
                                    ------------    ------------
Senior Subordinated Notes.........  $125,000,000    $125,000,000
Tranche A Term Loan...............    21,575,000      25,000,000
Tranche B Term Loan...............    40,000,000      40,000,000
Reducing Revolving Loan...........    35,000,000      36,500,000
Senior Subordinated Debt..........     3,000,000       3,000,000
                                    ------------    ------------
                                    $224,575,000    $229,500,000
                                    ============    ============

     The Notes and loans are collateralized by substantially all of the assets of the Company.

     On January 26, 1996, the Company and its wholly-owned subsidiary, RACC (the "Issuers"), co-issued $125,000,000 of 11 1/8% Senior Subordinated Notes (the "Notes") to institutional investors. These notes were subsequently exchanged on June 18, 1996 for publicly registered notes with identical terms. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year. The Notes, which mature on January 15, 2006, can be redeemed in whole or in part, at the Issuers' option, at any time on or after January 15, 2001, at redeemable prices contained in the Notes plus accrued interest. In addition, at any time on or prior to January 15, 1999, the Issuers, at their option, may redeem up to 25% of the principle amount of the Notes issued to institutional investors of not less than $25,000,000. At December 31, 1998 and 1997, all of the Notes were outstanding (see also Note 10).

     The Company has a $25,000,000 Tranche A term loan with a financial institution. This loan requires quarterly payments of $1,875,000 plus interest commencing on March 31, 2000. Any unpaid balance is due March 31, 2003. The agreement requires that what it defines as excess proceeds from the sale of a cable system be used to retire Tranche A term debt. As a result of the Michigan sale (Note 4), there was $3,425,000 of excess proceeds used to pay principal in 1998. The interest rate on the Tranche A term loan is either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%.

     The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rate at December 31, 1998 and 1997 was 7.59% and 8.24%, respectively.

     In addition, the Company has a $40,000,000 Tranche B term loan, which requires principal payments of $2,000,000 on March 31, 2002, $18,000,000 on March 31, 2003, and $20,000,000 on March 31, 2004. The Tranche B term loan bears an interest rate of 9.75% and is payable quarterly.

     The Company also has a reducing revolving loan providing for borrowing up to $20,000,000 at the Company's discretion, subject to certain restrictions, and an additional $60,000,000 available to finance acquisitions subject to certain restrictions. On March 4,

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

1998, the reducing revolving loan agreement was amended to revise the scheduled reduction in revolving commitments. The additional financing amounts available at December 31, 1998 and 1997 were $45,000,000 and $52,500,000, respectively. At
December 31, 1998, the full $20,000,000 available had been borrowed, and $15,000,000 had been drawn against the $45,000,000 commitment. At December 31, 1997, the full $20,000,000 available had been borrowed, and $16,500,000 had been drawn against the $52,500,000 commitment. The amount available for borrowing will decrease annually during its term with changes over the four years following December 31, 1998 as follows: 1999 -- $2,500,000 reduction per quarter, and 2000 through 2002 -- $3,625,000 per quarter. Any unpaid balance is due on March 31, 2003. The revolving loan bears an interest rate of either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%. The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rates at December 31, 1998 and 1997 was 8.08% and 8.29%, respectively. The reducing revolving loan includes a commitment fee of 1/2% per annum on the unborrowed balance.

     Certain mandatory prepayments may also be required, commencing in fiscal 1997, on the Tranche A term loan, the Tranche B term loan, and the reducing revolving credit based on the Company's cash flow calculations, proceeds from the sale of a cable system or equity contributions. Based on the 1998 calculation and the Michigan sale, $3,425,000 of prepayments were required. Optional prepayments are allowed, subject to certain restrictions. The related loan agreement contains covenants limiting additional indebtedness, dispositions of assets, investments in securities, distribution to partners, management fees and capital expenditures. In addition, the Company must maintain certain financial levels and ratios. At December 31, 1998, the Company was in compliance with these covenants.

     The Company also has $3,000,000 of senior subordinated debt payable to a Rifkin Partner. The debt has a scheduled maturity, interest rate and interest payment schedule identical to that of the Notes, as discussed above.

     Based on the outstanding debt as of December 31, 1998, the minimum aggregate maturities for the five years following 1998 are none in 1999, $7,500,000 in 2000, $16,500,000 in 2001, $23,075,000 in 2002 and $29,500,000 in
2003.

7.  RELATED PARTY TRANSACTIONS

     The Company entered into a management agreement with Rifkin & Associates, Inc. (Rifkin). The management agreement provides that Rifkin will act as manager of the Company's CATV systems and be entitled to annual compensation of 3.5% of the Company's revenue. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction included the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed in total on the Consolidated Statement of Operations.

     The Company is associated with a company to purchase certain cable television programming at a discount. Rifkin acted as the agent and held the deposit funds required for the Company to participate.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     Effective September 1, 1998, Rifkin conveyed this contract and deposit amount to RML. The deposit amount recorded at December 31, 1998 and 1997 was $2,139,274 and $1,225,274, respectively. The Company subsequently received $1,225,274 of the December 31, 1998 balance.

     The Company paid approximately $550,000 to a law firm in connection with the public offering in 1996. A partner of this law firm is a relative of one of the Company's partners.

8.  COMMITMENTS AND RENTAL EXPENSE

     The Company leases certain real and personal property under noncancelable operating leases expiring through the year 2007. Future minimum lease payments under such noncancelable leases as of December 31, 1998 are: $316,091 in 1999; $249,179 in 2000; $225,768 in 2001; $222,669 in 2002; and $139,910 in 2003; and
$344,153 thereafter, totaling $1,497,770.

     Total rental expense and the amount included therein which pertains to cancelable pole rental agreements were as follows for the periods indicated:

                                          TOTAL       CANCELABLE
                                          RENTAL      POLE RENTAL
PERIOD                                   EXPENSE        EXPENSE
------                                  ----------    -----------
Year Ended December 31, 1998..........  $1,592,080    $1,109,544
Year Ended December 31, 1997..........  $1,577,743    $1,061,722
Year Ended December 31, 1996..........  $1,294,084    $  874,778

9.  COMPENSATION PLANS AND RETIREMENT PLANS

EQUITY INCENTIVE PLAN

     In 1996, the Company implemented an Equity Incentive Plan (the "Plan") in which certain Rifkin & Associates' executive officers and key employees, and certain key employees of the Company are eligible to participate. Plan participants in the aggregate, have the right to receive (i) cash payments of up to 2.0% of the aggregate value of all partnership interests of the Company (the "Maximum Incentive Percentage"), based upon the achievement of certain annual Operating Cash Flow (as defined in the Plan) targets for the Company for each of the calendar years 1996 through 2000, and (ii) an additional cash payment equal to up to 0.5% of the aggregate value of all partnership interests of the Company (the "Additional Incentive Percentage"), based upon the achievement of certain cumulative Operating Cash Flow targets for the Company for the five-year period ended December 31, 2000. Subject to the achievement of such annual targets and the satisfaction of certain other criteria based on the Company's operating performance, up to 20% of the Maximum Incentive Percentage will vest in each such year; provided, that in certain events vesting may accelerate. Payments under the Plan are subject to certain restrictive covenants contained in the Notes.

     No amounts are payable under the Plan except upon (i) the sale of substantially all of the assets or partnership interests of the Company or (ii) termination of a Plan participant's employment with Rifkin & Associates or the Company, as applicable, due to

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

(a) the decision of the Advisory Committee to terminate such participant's employment due to disability, (b) the retirement of such participant with the Advisory Committee's approval or (c) the death of such Participant. The value of amounts payable pursuant to clause (i) above will be based upon the aggregate net proceeds received by the holders of all of the partnership interests in the Company, as determined by the Advisory Committee, and the amounts payable pursuant to clause (ii) above will be based upon the Enterprise Value determined at the time of such payment. For purposes of the Plan, Enterprise Value generally is defined as Operating Cash Flow for the immediately preceding calendar year times a specified multiple and adjusted based on the Company's working capital.

     The amount expensed for the years ended December 31, 1998, 1997 and 1996 relating to this plan were $1,119,996, $859,992 and $660,000, respectively.

RETIREMENT BENEFITS

     The Company has a 401(k) plan for employees that have been employed by the Company for at least one year. Employees of the Company can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Company matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years. The Company's matching contributions for the years ended December 31, 1998, 1997 and 1996 were $50,335, $72,707 and $42,636, respectively.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Company to estimate the fair values of financial instruments as disclosed herein:

     Cash and Cash Equivalents, Customer Accounts Receivable, Other Receivables, Accounts Payable and Accrued Liabilities and Customer Deposits and Prepayments:
The carrying value amount approximates fair value because of the short period to maturity.

     Debt: The fair value of bank debt is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements. The fair value of public Senior Subordinated Notes is based on the market quoted trading value. The fair value of the Company's debt is estimated at $236,137,500 and is carried on the balance sheet at $224,575,000.

11.  CABLE REREGULATION

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act) and has amended it at various times since.

     The total effects of the present law are, at this time, still unknown. However, one provision of the present law further redefines a small cable system, and exempts these systems from rate regulation on the upper tiers of cable service. The Partnership is

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

awaiting an FCC rulemaking implementing the present law to determine whether its systems qualify as small cable systems.

12.  SUMMARIZED FINANCIAL INFORMATION

     CEM, CEI and CEC (collective, the "Guarantors") are all wholly-owned subsidiaries of the Company and, together with RACC, constitute all of the Partnership's direct and indirect subsidiaries. As discussed in Note 1, RTL and FNI were dissolved on January 1, 1998 and the assets were transferred to the Company, however, prior thereto, RTL and FNI, as wholly-owned subsidiaries of the Company, were Guarantors. Each of the Guarantors provides a full, unconditional, joint and several guaranty of the obligations under the Notes discussed in Note 6. Separate financial statements of the Guarantors are not presented because management has determined that they would not be material to investors.

     The following tables present summarized financial information of the Guarantors on a combined basis as of December 31, 1998 and 1997 and for the years ended December 31, 1998, and 1997 and 1996.

                               12/31/98        12/31/97
       BALANCE SHEET         ------------    ------------
Cash.......................  $    373,543    $    780,368
Accounts and other
  receivables, net.........     3,125,830       3,012,571
Prepaid expenses...........       791,492         970,154
Property, plant and
  equipment net............    48,614,536      66,509,120
Franchise costs and other
  intangible assets, net...    56,965,148     103,293,631
Accounts payable and
  accrued liabilities......    22,843,354      18,040,588
Other liabilities..........       980,536       1,122,404
Deferred taxes payable.....     7,942,000      12,138,000
Notes payable..............   140,050,373     167,200,500
Equity (deficit)...........   (61,945,714)    (23,935,648)

                              YEAR ENDED      YEAR ENDED      YEAR ENDED
                               12/31/98        12/31/97        12/31/96
 STATEMENTS OF OPERATIONS    ------------    ------------    ------------
Total revenue..............  $ 29,845,826    $ 47,523,592    $ 42,845,044
          Total costs and
             expenses......   (31,190,388)    (53,049,962)    (43,578,178)
Interest expense...........   (14,398,939)    (17,868,497)    (16,238,221)
Income tax benefit.........     4,177,925       5,335,000       3,645,719
                             ------------    ------------    ------------
Net loss...................  $(11,565,576)   $(18,059,867)   $(13,325,636)
                             ============    ============    ============

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

13.  QUARTERLY INFORMATION (UNAUDITED)

     The following interim financial information of the Company presents the 1998 and 1997 consolidated results of operations on a quarterly basis (in thousands):

                                         QUARTERS ENDED 1998
                           ------------------------------------------------
                           MARCH 31(A)    JUNE 30    SEPT. 30    DEC. 31(B)
                           -----------    -------    --------    ----------
Revenue..................    $22,006      $22,296    $22,335      $23,284
Operating income
  (loss).................        295          511     (1,522)       1,756
Net income (loss)........      1,437       (4,458)    (5,907)      33,347

-------------------------

     (a) First quarter includes a $5,900 gain from the sale of Michigan assets (Note 4).

     (b) Fourth quarter includes a $36,873 gain from the trade sale of certain Tennessee assets (Note 4).

                                           QUARTERS ENDED 1997
                                ------------------------------------------
                                MARCH 31    JUNE 30    SEPT. 30    DEC. 31
                                --------    -------    --------    -------
Revenue.......................  $19,337     $21,331    $21,458     $22,199
Operating loss................   (1,220)     (2,818)    (2,777)       (798)
Net loss......................   (5,998)     (6,890)    (8,127)     (5,029)

14.  LITIGATION

     The Company could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Company will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Company's financial position or results of operations.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Indiana Cable Associates, Ltd.

We have audited the accompanying balance sheet of Indiana Cable Associates, Ltd. as of December 31, 1997 and 1998, and the related statements of operations, partners' deficit and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indiana Cable Associates, Ltd. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado
February 19, 1999

                         INDIANA CABLE ASSOCIATES, LTD.

                                 BALANCE SHEET
                           DECEMBER 31, 1997 AND 1998

                                                         1997           1998
                                                      -----------    -----------
ASSETS (PLEDGED)
Cash and cash equivalents...........................  $    82,684    $   108,619
Customer accounts receivable, less allowance for
  doubtful accounts of $18,311 in 1997 and $24,729
  in 1998...........................................       87,154         85,795
Other receivables...................................      257,236        295,023
Prepaid expenses and deposits.......................      172,614        152,575
Property, plant and equipment, at cost:
  Buildings.........................................       78,740         91,682
  Transmission and distribution systems and related
     equipment......................................   10,174,650     11,336,892
  Office furniture and equipment....................      144,137        161,327
  Spare parts and construction inventory............      435,554        742,022
                                                      -----------    -----------
                                                       10,833,081     12,331,923
  Less accumulated depreciation.....................    7,624,570      8,008,158
                                                      -----------    -----------
     Net property, plant and equipment..............    3,208,511      4,323,765
Other assets, at cost less accumulated amortization
  (Note 3)..........................................    5,817,422      5,083,029
                                                      -----------    -----------
          Total assets..............................  $ 9,625,621    $10,048,806
                                                      ===========    ===========
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable and accrued liabilities..........  $   718,716    $   897,773
  Customer prepayments..............................       50,693         47,458
  Interest payable..................................       32,475             --
  Long-term debt (Note 4)...........................   10,650,000             --
  Interpartnership debt (Note 4)....................           --      9,606,630
                                                      -----------    -----------
          Total liabilities.........................   11,451,884     10,551,861
Commitments (Notes 5 and 6)
Partners' deficit:
  General partner...................................      (66,418)       (20,106)
  Limited partner...................................   (1,759,845)      (482,949)
                                                      -----------    -----------
Total partners' deficit.............................   (1,826,263)      (503,055)
                                                      -----------    -----------
          Total liabilities and partners' deficit...  $ 9,625,621    $10,048,806
                                                      ===========    ===========

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF OPERATIONS

                                                           YEARS ENDED
                                               ------------------------------------
                                                12/31/96     12/31/97     12/31/98
                                               ----------   ----------   ----------
REVENUE:
Service......................................  $6,272,049   $6,827,504   $7,165,843
Installation and other.......................     538,158      622,699      773,283
                                               ----------   ----------   ----------
          Total revenue......................   6,810,207    7,450,203    7,939,126
COSTS AND EXPENSES:
Operating expense............................     989,456    1,142,932      974,617
Programming expense..........................   1,474,067    1,485,943    1,727,089
Selling, general and administrative
  expense....................................   1,112,441    1,142,247    1,128,957
Depreciation.................................     889,854      602,554      537,884
Amortization.................................     718,334      718,335      707,539
Management fees..............................     340,510      372,510      396,956
Loss on disposal of assets...................       6,266          639       74,714
                                               ----------   ----------   ----------
          Total costs and expenses...........   5,530,928    5,465,160    5,547,756
                                               ----------   ----------   ----------
Operating income.............................   1,279,279    1,985,043    2,391,370
Interest expense.............................   1,361,415    1,292,469      970,160
                                               ----------   ----------   ----------
Net income (loss) before extraordinary
  item.......................................     (82,136)     692,574    1,421,210
Extraordinary item--loss on early retirement
  of debt (Note 3 and 4).....................          --           --       98,002
                                               ----------   ----------   ----------
Net income (loss)............................  $  (82,136)  $  692,574   $1,323,208
                                               ==========   ==========   ==========

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                         STATEMENT OF PARTNERS' DEFICIT

                                           GENERAL       LIMITED
                                           PARTNERS     PARTNERS         TOTAL
                                           --------    -----------    -----------
Partners' deficit at December 31, 1995...  $(87,783)   $(2,348,918)   $(2,436,701)
  Net loss for the year ended December
     31, 1996............................    (2,875)       (79,261)       (82,136)
                                           --------    -----------    -----------
Partners' deficit at December 31, 1996...   (90,658)    (2,428,179)    (2,518,837)
  Net income for the year ended December
     31, 1997............................    24,240        668,334        692,574
                                           --------    -----------    -----------
Partners' deficit at December 31, 1997...   (66,418)    (1,759,845)    (1,826,263)
  Net income for the year ended December
     31, 1998............................    46,312      1,276,896      1,323,208
                                           --------    -----------    -----------
Partners' deficit at December 31, 1998...  $(20,106)   $  (482,949)   $  (503,055)
                                           ========    ===========    ===========

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF CASH FLOWS

                                                                        YEARS ENDED
                                                         ------------------------------------------
                                                          12/31/96       12/31/97        12/31/98
                                                         -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................  $   (82,136)   $   692,574    $  1,323,208
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization.....................    1,608,188      1,320,889       1,245,423
     Amortization of deferred loan costs...............       48,764         72,922          23,149
     Loss on disposal of assets........................        6,266            639          74,714
     Loss on write-off of deferred loan cost associated
       with early retirement of debt...................           --             --          95,832
     Decrease (increase) in customer accounts
       receivable......................................      (13,110)         1,536           1,359
     Increase in other receivables.....................      (80,843)      (108,256)        (37,787)
     Decrease (increase) in prepaid expenses and
       deposits........................................      (53,259)        (5,928)         20,039
     Increase (decrease) in accounts payable and
       accrued liabilities.............................     (190,357)      (147,971)        179,057
     Increase (decrease) in customer prepayments.......       16,355        (13,190)         (3,235)
     Decrease in interest payable......................      (12,314)       (39,471)        (32,475)
                                                         -----------    -----------    ------------
          Net cash provided by operating activities....    1,247,554      1,773,744       2,889,284
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...........     (675,244)      (592,685)     (1,732,831)
  Proceeds from sale of assets.........................      227,025         23,662           4,979
                                                         -----------    -----------    ------------
          Net cash used in investing activities........     (448,219)      (569,023)     (1,727,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.........................    2,000,000      1,450,000      10,636,421
  Proceeds from interpartnership debt..................           --             --       9,606,630
  Deferred loan cost...................................      (70,000)       (29,776)        (92,127)
  Payments of long-term debt...........................   (2,200,000)    (3,100,000)    (21,286,421)
                                                         -----------    -----------    ------------
          Net cash used in financing activities........     (270,000)    (1,679,776)     (1,135,497)
                                                         -----------    -----------    ------------
Net increase (decrease) in cash and cash equivalents...      529,335       (475,055)         25,935
Cash and cash equivalents at beginning of year.........       28,404        557,739          82,684
                                                         -----------    -----------    ------------
Cash and cash equivalents at end of year...............  $   557,739    $    82,684    $    108,619
                                                         ===========    ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid........................................  $ 1,324,965    $ 1,258,078    $    947,606
                                                         ===========    ===========    ============

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  GENERAL INFORMATION

GENERAL INFORMATION:

     Indiana Cable Associates, Ltd. (the "Partnership"), a Colorado limited partnership, was organized in March 1987 for the purpose of acquiring and operating cable television systems and related operations in Indiana and Illinois.

     For financial reporting purposes, Partnership profits or losses are allocated 3.5% to the general partners and 96.5% to the limited partners. Limited partners are not required to fund any losses in excess of their capital contributions.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP:

     Interlink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnership. ICP acquired all of the limited partner interests, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Partnership's franchises to ICP. Once these are obtained, ICP will then purchase the general partner interest in the Partnership, and the Partnership will, by operation of law, be consolidated into ICP.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT:

     The Partnership records additions to property, plant and equipment at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable.

     For financial reporting purposes, the Partnership uses the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Buildings and improvements.........................  5-30 years
Transmission and distribution systems and related
  equipment........................................  3-15 years
Office furniture and equipment.....................     5 years

OTHER ASSETS:

     Other assets are carried at cost and are amortized on a straight-line basis over the following lives:

Franchises                         --  the terms of the franchises
                                       (10-19 1/2 years)
Goodwill                           --  the term of the Partnership
                                       agreement (12 3/4 years)
Deferred loan costs                --  the term of the debt (1-6 years)
Organization costs                 --  5 years

                         INDIANA CABLE ASSOCIATES, LTD.

INCOME TAXES:

     No provision for the payment or refund of income taxes has been provided for the Partnership since the partners are responsible for reporting their distributive share of Partnership net income or loss in their personal capacities.

CASH AND CASH EQUIVALENTS:

     The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION:

     Customer fees are recorded as revenue in the period the service is provided.

FAIR VALUE OF FINANCIAL INVESTMENTS:

     The carrying values of cash and cash equivalents, customer accounts receivable, accounts payable and interpartnership debt approximate fair value.

USE OF ESTIMATES:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

IMPACT OF YEAR 2000 (UNAUDITED):

     The Partnership recognizes that certain of its time-sensitive computer programs and product distribution equipment may be affected by conversion to the year 2000. During 1998, management began their evaluation of the information systems, product distribution facilities, and vendor and supplier readiness. To date, considerable progress has been made to complete the evaluation process, to integrate and test compliance installations, and to prepare contingency plans. In addition, third party suppliers are either fully compliant or are expected to be compliant by December 31, 1999. Management expects to have all systems compliant, or have a contingency plan in effect that will result in minimal impact on the operations.

NEW ACCOUNTING PRONOUNCEMENT:

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnerships to expense all start-up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnerships' 1999 fiscal year. Organization costs are all fully amortized resulting in SOP 98-5 having no material effect on its financial position or the results of operations.

                         INDIANA CABLE ASSOCIATES, LTD.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION:

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on the net income or loss as previously stated.

3.  OTHER ASSETS

     At December 31, 1997 and 1998, other assets consisted of the following:

                                                 1997           1998
                                              -----------    -----------
Franchises..................................  $13,144,332    $12,996,580
Goodwill....................................      378,336        378,336
Deferred loan costs.........................       26,854             --
Organization costs..........................       63,393         63,393
                                              -----------    -----------
                                               13,612,915     13,438,309
Less accumulated amortization...............    7,795,493      8,355,280
                                              -----------    -----------
                                              $ 5,817,422    $ 5,083,029
                                              ===========    ===========

     On December 31, 1997, the loan agreement with a financial institution was amended (Note 4). At that time, the original loan's costs, which were fully amortized, and the accumulated amortization were written off. The bank loan amendment required the payment of additional loan costs which will be amortized over the remaining term of the bank loan.

     On August 31, 1998, the loan with a financial institution and the subordinated debt loan with two investor groups were paid in full (Note 4). The related deferred loan costs and associated accumulated amortization were written off and $9,263 was recorded as an extraordinary loss. On December 30, 1998, the new loan agreement with a financial institution was paid in full (Note 4). The related deferred loan costs and associated accumulated amortization were written off and $86,569 was recorded as an extraordinary loss.

4.  DEBT

     The Partnership had a revolving credit agreement with a financial institution which provided for borrowing up to $7,000,000 with a maturity date of December 31, 1997, at which time the balance of the loan was $4,650,000. On December 31, 1997, the credit agreement was amended to reduce the amount available to borrow to $5,200,000 and extend the maturity date to December 31, 1998. The Partnership also had subordinated term notes with two investors totalling $6,000,000 at December 31, 1997. Total outstanding loans at December 31, 1997 were $10,650,000. On August 31, 1998, the revolving credit loan and subordinated term notes had a balance of $3,450,000 and $6,000,000, respectively; at that date, the total balance of $10,650,000 and accrued interest were paid in full. On that same date, the Partnership obtained a new credit agreement with a financial institution. The new credit agreement provided for a senior term note payable in the amount of $7,500,000 and a revolving credit loan which provided for borrowing up to

                         INDIANA CABLE ASSOCIATES, LTD.

$7,500,000. At December 30, 1998, the term note and revolving credit had a balance of $7,500,000 and $1,950,000, respectively; at that date, the total balance of $9,450,000 and accrued interest were paid in full. The Partnership also incurred a LIBOR break fee of $2,170 in conjunction with the retirement of debt which was recorded as an extraordinary item.

     Also on December 30, 1998, the Partnership obtained a new interpartnership loan agreement with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP, resulting in no minimum required annual principal payments. The balance of the interpartnership loan at December 31, 1998 was $9,606,630. The effective interest rate at December 31, 1998 was 8.5%.

5.  MANAGEMENT AGREEMENT

     The Partnership has entered into a management agreement with Rifkin and Associates, Inc., (Rifkin) whose sole stockholder is affiliated with a general partner of the Partnership. The agreement provides that Rifkin shall manage the Partnership and shall receive annual compensation equal to 2 1/2% of gross revenues and an additional 2 1/2% if a defined cash flow level is met. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction was the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed on the Statement of Operations.

6.  LEASE COMMITMENTS

     At December 31, 1998, the Partnership had lease commitments under long-term operating leases as follows:

1999..................................................  $27,408
2000..................................................    6,300
2001..................................................    2,700
2002..................................................    1,500
2003..................................................    1,500
Thereafter............................................   10,500
                                                        -------
          Total.......................................  $49,908
                                                        =======

     Rent expense, including pole rent, was as follows for the periods indicated:

                                                        TOTAL
                                                        RENTAL
PERIOD                                                 EXPENSE
------                                                 --------
Year Ended December 31, 1996.........................  $105,590
Year Ended December 31, 1997.........................    98,693
Year Ended December 31, 1998.........................   104,155

                         INDIANA CABLE ASSOCIATES, LTD.

7.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $4,723, $8,769 and $8,639, respectively.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
R/N South Florida Cable Management
Limited Partnership

We have audited the accompanying consolidated balance sheet of R/N South Florida Cable Management Limited Partnership as of December 31, 1997 and 1998, and the related consolidated statements of operations, partners' equity (deficit) and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of R/N South Florida Cable Management Limited Partnership at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.

                                              /s/ ERNST & YOUNG LLP

Denver, Colorado
February 19, 1999

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1997 AND 1998

                                                         1997           1998
ASSETS (PLEDGED)                                      -----------    -----------
Cash and cash equivalents...........................  $   362,619    $   678,739
Customer accounts receivable, less allowance for
  doubtful accounts of $85,867 in 1997 and $84,474
  in 1998...........................................      569,296        455,339
Other receivables...................................    1,180,507      1,691,593
Prepaid expenses and deposits.......................      416,455        393,022
Property, plant and equipment, at cost:
Transmission and distribution system and related
  equipment.........................................   22,836,588     27,981,959
Office furniture and equipment......................      704,135        755,398
Leasehold improvements..............................      546,909        549,969
Construction in process and spare parts inventory...      718,165        744,806
                                                      -----------    -----------
                                                       24,805,797     30,032,132
Less accumulated depreciation.......................    9,530,513     11,368,764
                                                      -----------    -----------
          Net property, plant and equipment.........   15,275,284     18,663,368
Other assets, at cost less accumulated amortization
  (Note 2)..........................................    6,806,578      5,181,012
                                                      -----------    -----------
          Total assets..............................  $24,610,739    $27,063,073
                                                      ===========    ===========

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Liabilities:
Accounts payable and accrued liabilities............  $ 2,994,797    $ 2,356,540
Interest payable....................................      287,343             --
Customer prepayments................................      699,332        690,365
Long-term debt (Note 3).............................   29,437,500             --
Interpartnership debt (Note 3)......................           --     31,222,436
                                                      -----------    -----------
          Total liabilities.........................   33,418,972     34,269,341
Commitments (Notes 4 and 5)
Partners' equity (deficit):
  General partner...................................      (96,602)       (81,688)
  Limited partner...................................   (9,582,050)    (8,104,718)
  Special limited partner...........................      870,419        980,138
                                                      -----------    -----------
Total partners' equity (deficit)....................   (8,808,233)    (7,206,268)
                                                      -----------    -----------
          Total liabilities and partners' deficit...  $24,610,739    $27,063,073
                                                      ===========    ===========

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                          YEARS ENDED
                                            ---------------------------------------
                                             12/31/96      12/31/97      12/31/98
                                            -----------   -----------   -----------
REVENUES:
Service...................................  $16,615,767   $17,520,883   $18,890,202
Installation and other....................    1,732,681     2,425,742     3,158,742
                                            -----------   -----------   -----------
                                             18,348,448    19,946,625    22,048,944
COSTS AND EXPENSES:
Operating expense.........................    2,758,704     3,489,285     3,707,802
Programming expense.......................    4,075,555     4,014,850     4,573,296
Selling, general and administrative
  expense.................................    3,979,002     4,087,845     4,537,535
Depreciation..............................    1,787,003     1,912,905     2,256,765
Amortization..............................    1,350,195     1,287,588     1,293,674
Management fees...........................      733,938       797,863       881,958
Loss on disposal of assets................      373,860       513,177       178,142
                                            -----------   -----------   -----------
          Total costs and expenses........   15,058,257    16,103,513    17,429,172
                                            -----------   -----------   -----------
Operating income..........................    3,290,191     3,843,112     4,619,772
Interest expense..........................    2,528,617     2,571,976     2,583,338
                                            -----------   -----------   -----------
Net income before extraordinary item......      761,574     1,271,136     2,036,434
Extraordinary item -- loss on early
  retirement of debt (Note 2).............           --            --       434,469
                                            -----------   -----------   -----------
Net income................................  $   761,574   $ 1,271,136   $ 1,601,965
                                            ===========   ===========   ===========

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

              CONSOLIDATED STATEMENT OF PARTNERS' EQUITY (DEFICIT)

                                                              SPECIAL
                                    GENERAL      LIMITED      LIMITED
                                   PARTNERS      PARTNERS     PARTNERS      TOTAL
                                   ---------   ------------   --------   ------------
Partners' equity (deficit) at
  December 31, 1995..............  $(115,526)  $(11,456,616)  $731,199   $(10,840,943)
  Net income for the year ended
     December 31, 1996...........      7,090        702,324     52,160        761,574
                                   ---------   ------------   --------   ------------
Partners' equity (deficit) at
  December 31, 1996..............   (108,436)   (10,754,292)   783,359    (10,079,369)
  Net income for the year ended
     December 31, 1997...........     11,834      1,172,242     87,060      1,271,136
                                   ---------   ------------   --------   ------------
Partners' equity (deficit) at
  December 31, 1997..............    (96,602)    (9,582,050)   870,419     (8,808,233)
  Net income for the year ended
     December 31, 1998...........     14,914      1,477,332    109,719      1,601,965
                                   ---------   ------------   --------   ------------
Partners' equity (deficit) at
  December 31, 1998..............  $ (81,688)  $ (8,104,718)  $980,138   $ (7,206,268)
                                   =========   ============   ========   ============

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                               YEARS ENDED
                                                ------------------------------------------
                                                 12/31/96       12/31/97        12/31/98
                                                -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................  $   761,574    $ 1,271,136    $  1,601,965
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization............    3,137,198      3,200,493       3,550,439
     Amortization of deferred loan cost.......       68,898         79,108          89,788
     Loss on early retirement of debt.........           --             --         434,469
     Loss on disposal of assets...............      373,860        513,177         178,142
     Decrease (increase) in customer accounts
       receivable.............................        1,420       (152,229)        113,957
     Increase in other receivables............     (377,553)      (506,325)       (511,086)
     Decrease (increase) in prepaid expenses
       and deposits...........................     (114,720)       115,734          23,433
     Increase (decrease) in accounts payable
       and accrued liabilities................      122,512        513,839        (638,257)
     Increase (decrease) in customer
       prepayments............................          362        208,021          (8,967)
     Increase (decrease) in interest
       payable................................          180         16,207        (287,343)
                                                -----------    -----------    ------------
          Net cash provided by operating
             activities.......................    3,973,731      5,259,161       4,546,540
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
     equipment................................   (4,000,631)    (4,288,776)     (5,915,434)
  Additions to other assets, net of
     refranchises.............................      (10,600)      (164,560)       (186,790)
  Proceeds from the sale of assets............       16,674         70,865          92,443
                                                -----------    -----------    ------------
          Net cash used in investing
             activities.......................   (3,994,557)    (4,382,471)     (6,009,781)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt................    2,750,000      3,850,000       5,550,000
  Proceeds from interpartnership debt.........           --             --      31,222,436
  Payments of long-term debt..................   (2,604,913)    (4,562,500)    (34,987,500)
  Deferred loan costs.........................           --       (132,727)         (5,575)
                                                -----------    -----------    ------------
          Net cash provided by (used in)
             financing activities.............      145,087       (845,227)      1,779,361
                                                -----------    -----------    ------------
Net increase in cash and cash equivalents.....      124,261         31,463         316,120
Cash and cash equivalents at beginning of the
  year........................................      206,895        331,156         362,619
                                                -----------    -----------    ------------
Cash and cash equivalents at end of year......  $   331,156    $   362,619    $    678,739
                                                ===========    ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid...............................  $ 2,412,038    $ 2,441,662    $  2,780,893
                                                ===========    ===========    ============

See accompanying notes

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND ORGANIZATION:

     The accompanying consolidated financial statements include the accounts of R/N South Florida Cable Management Limited Partnership (the "Partnership") and its substantially wholly-owned subsidiary Rifkin/Narragansett South Florida CATV Limited Partnership (the "Operating Partnership"). Each partnership is a Florida Limited Partnership. The Partnership was organized in 1988 for the purpose of being the general partner to the Operating Partnership which is engaged in the installation, ownership, operation and management of cable television systems in Florida.

     In 1992, the Partnership adopted an amendment to the Partnership agreement (the "Amendment") and entered into a Partnership Interest Purchase Agreement whereby certain Special Limited Partnership interests were issued in the aggregate amount of $1,250,000. These new Special Limited Partners are affiliated with the current General and Limited Partners of the Partnership. The Amendment provides for the methods under which the gains, losses, adjustments and distributions are allocated to the accounts of the Special Limited Partners.

     For financial reporting purposes, partnership profits or losses are allocated to the limited partners, special limited partners and general partners in the following ratios: 92.22%, 6.849% and .931%, respectively. Limited partners and special limited partners are not required to fund any losses in excess of their capital contributions.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP:

     InterLink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnerships. ICP acquired all of the limited partner interests of the Operating Partnership, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Operating Partnership's franchises to ICP. Once obtained, ICP will then purchase the general partner interest, and the Partnership, by operation of law, will consolidate into ICP.

PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment additions are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable.

     For financial reporting purposes, the Operating Partnership uses the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Transmission and distribution systems and related
  equipment.......................................      15 years
Office furniture and equipment....................    3-15 years
Leasehold improvements............................     5-8 years

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

OTHER ASSETS:

     Other assets are carried at cost and are amortized on a straight-line basis over the following lives:

Franchises..............  -- the terms of the franchises (3-13 years)
Goodwill................  -- 40 years
Organization costs......  -- 5 years
Deferred loan costs.....  -- the term of the debt (8 years)

INCOME TAXES:

     No provision for the payment or refund of income taxes has been provided since the partners are responsible for reporting their distributive share of partnerships net income or loss in their personal capacities.

CASH AND CASH EQUIVALENTS:

     The Partnerships consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION:

     Customer fees are recorded as revenue in the period the service is provided.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying values of cash and cash equivalents, customer accounts receivable, accounts payable and interpartnership debt approximate fair value.

USE OF ESTIMATES:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

IMPACT OF YEAR 2000 (UNAUDITED):

     The Partnerships recognize that certain of its time-sensitive computer programs and product distribution equipment may be affected by conversion to the year 2000. During 1998, management began their evaluation of the information systems, product distribution facilities, and vendor and supplier readiness. To date, considerable progress has been made to complete the evaluation process, to integrate and test compliance installations, and to prepare contingency plans. In addition, third party suppliers are either fully compliant or are expected to be compliant by December 31, 1999. Management expects to have all systems compliant, or have a contingency plan in effect that will result in minimal impact on the operations.

NEW ACCOUNTING PRONOUNCEMENT:

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the costs of Start-Up Activities," which requires the Partnerships to expense all start-up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnerships' 1999 fiscal year. The organization costs are fully amortized, resulting in SOP 98-5 having no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION:

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on the net income as previously stated.

2.  OTHER ASSETS

     At December 31, 1997 and 1998, other assets consisted of the following:

                                         1997           1998
                                      -----------    -----------
Franchises and other................  $14,348,984    $14,535,774
Goodwill............................    3,429,845      3,429,845
Deferred loan costs.................      694,819             --
Organization costs..................       23,218         23,218
                                      -----------    -----------
                                       18,496,866     17,988,837
Less accumulated amortization.......   11,690,288     12,807,825
                                      -----------    -----------
                                      $ 6,806,578    $ 5,181,012
                                      ===========    ===========

     On December 30, 1998, the Partnerships' loan with a financial institution was paid in full (Note 3). The related deferred loan costs and associated accumulated amortization were written off and an extraordinary loss of $434,469 was recorded.

3.  DEBT

     The Partnerships had senior term note payable and a revolving credit loan agreement with a financial institution. The senior term note payable was a $29,500,000 loan which required varying quarterly payments which commenced on September 30, 1996. On June 30, 1997, the loan agreement was amended to defer the June 30, 1997 and September 30, 1997 principal payments and restructured the required principal payment amounts due through December 31, 2003. The revolving credit loan provided for borrowing up to $3,000,000 at the discretion of the Partnerships. On June 30, 1997, the loan agreement was amended to increase the amount provided for borrowing under the revolving credit loan to $3,750,000. At December 31, 1997, the term notes and the revolving credit loan had a balance of $28,387,500 and $1,050,000, respectively, with a total balance of $29,437,500.
At December 30, 1998, the term notes and the revolving credit loan had a balance of $27,637,500 and $3,300,000, respectively; at that date, the total balance of $30,937,500 and accrued interest were paid in full.

     Also on December 30, 1998, the Partnerships obtained a new interpartnership loan agreement with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP, resulting in no minimum required annual principal payments. The balance of the

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP interpartnership loan at December 31, 1998 was $31,222,436. The effective interest rate at December 31, 1998 was 8.5%.

4.  MANAGEMENT AGREEMENT

     The Partnerships have entered into a management agreement with Rifkin & Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall manage the Operating Partnership and shall be entitled to annual compensation of 4% of gross revenues. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction was the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed on the Consolidated Statement of Operations.

5.  LEASE COMMITMENTS

     At December 31, 1998, the Operating Partnership had lease commitments under long-term operating leases as follows:

1999.................................................  $195,437
2000.................................................   189,643
2001.................................................   116,837
                                                       --------
          Total......................................  $501,917
                                                       ========

     Rent expense, including pole rent, was as follows for the periods indicated:

                                                        TOTAL
                                                        RENTAL
PERIOD                                                 EXPENSE
------                                                 --------
Year Ended December 31, 1996.......................    $262,231
Year Ended December 31, 1997.......................     279,655
Year Ended December 31, 1998.......................     295,107

6.  RETIREMENT BENEFITS

     The Operating Partnership has a 401(k) plan for its employees that have been employed by the Operating Partnership for at least one year. Employees of the Operating Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Operating Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Operating Partnership contributions and earnings vest 20% per year of employment with the Operating Partnership, becoming fully vested after five years. The Operating Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $15,549, $23,292 and $20,652, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying statements of operations and changes in net assets and cash flows of Sonic Communications Cable Television Systems for the period from April 1, 1998, through May 20, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Sonic Communications Cable Television Systems for the period from April 1, 1998, through May 20, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
February 5, 1999

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

               STATEMENT OF OPERATIONS AND CHANGES IN NET ASSETS
            FOR THE PERIOD FROM APRIL 1, 1998, THROUGH MAY 20, 1998

REVENUES....................................................    $ 6,343,226
                                                                -----------
OPERATING EXPENSES:
  Operating costs...........................................      1,768,393
  General and administrative................................      1,731,471
  Depreciation and amortization.............................      1,112,057
                                                                -----------
                                                                  4,611,921
                                                                -----------
     Income from operations.................................      1,731,305
INTEREST EXPENSE............................................        289,687
                                                                -----------
     Income before provision for income taxes...............      1,441,618
PROVISION IN LIEU OF INCOME TAXES...........................        602,090
                                                                -----------
     Net income.............................................        839,528
NET ASSETS, April 1, 1998...................................     55,089,511
                                                                -----------
NET ASSETS, May 20, 1998....................................    $55,929,039
                                                                ===========

The accompanying notes are an integral part of this statement.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM APRIL 1, 1998, THROUGH MAY 20, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $   839,528
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................      1,112,057
     Changes in assets and liabilities --
       Accounts receivable, net.............................         49,980
       Prepaid expenses and other...........................        171,474
       Accounts payable and accrued expenses................     (1,479,682)
                                                                -----------
          Net cash provided by operating activities.........        693,357
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (470,530)
  Payments of franchise costs...............................       (166,183)
                                                                -----------
          Net cash used in investing activities.............       (636,713)
                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt................................        (41,144)
                                                                -----------
          Net cash used in financing activities.............        (41,144)
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         15,500
                                                                -----------
CASH AND CASH EQUIVALENTS, beginning of period..............        532,238
                                                                -----------
CASH AND CASH EQUIVALENTS, end of period....................    $   547,738
                                                                ===========

The accompanying notes are an integral part of this statement.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Sonic Communications Cable Television Systems (the Company) operates cable television systems in California and Utah.

     Effective May 21, 1998, the Company's net assets were acquired by Charter Communications Holdings, LLC.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     The Company depreciates its cable distribution systems using the straight-line method over estimated useful lives of 5 to 15 years for systems acquired on or after April 1, 1981. Systems acquired before April 1, 1981, are depreciated using the declining balance method over estimated useful lives of 8 to 20 years.

     Vehicles, machinery, office, and data processing equipment and buildings are depreciated using the straight-line or declining balance method over estimated useful lives of 3 to 25 years. Capital leases and leasehold improvements are amortized using the straight-line or declining balance method over the shorter of the lease term or the estimated useful life of the asset.

INTANGIBLES

     The excess of amounts paid over the fair values of tangible and identifiable intangible assets acquired in business combinations are amortized using the straight-line method over the life of the franchise. Identifiable intangible assets such as franchise rights, noncompete agreements and subscriber lists are amortized using the straight-line method over their useful lives, generally 3 to 15 years.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of May 20, 1998, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

INTEREST EXPENSE

     Interest expense relates to a note payable to a stockholder of the Company, which accrues interest at 7.8% per annum.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  COMMITMENTS AND CONTINGENCIES:

FRANCHISES

     The Company has committed to provide cable television services under franchise agreements with various governmental bodies for remaining terms up to 13 years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from April 1, 1998, through May 20, 1998, were $59,199.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from April 1, 1998, through May 20, 1998, was $64,159.

3.  INCOME TAXES:

     The results of the Company are included in the consolidated federal income tax return of its parent, Sonic Enterprises, Inc., which is responsible for tax payments applicable to the Company. The financial statements reflect a provision in lieu of income taxes as if the Company was filing on a separate company basis. Accordingly, the Company has included the provision in lieu of income taxes in the accompanying statement of operations.

     The provision in lieu of income taxes approximates the amount of tax computed using U.S. statutory rates, after reflecting state income tax expense of $132,510 for the period from April 1, 1998, through May 20, 1998.

4.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject to judicial proceeding and administrative or legislative proposals. Legislation and regulations

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. For the period from April 1, 1998, through May 20, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the ownership of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company are unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Systems.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Long Beach Acquisition Corp.:

     We have audited the accompanying statements of operations, stockholder's equity and cash flows of Long Beach Acquisition Corp. (a Delaware corporation) for the period from April 1, 1997, through May 23, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Long Beach Acquisition Corp. for the period from April 1, 1997, through May 23, 1997, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  July 31, 1998

                          LONG BEACH ACQUISITION CORP.

                            STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

SERVICE REVENUES............................................    $ 5,313,282
                                                                -----------
EXPENSES:
  Operating costs...........................................      1,743,493
  General and administrative................................      1,064,841
  Depreciation and amortization.............................      3,576,166
  Management fees -- related parties........................        230,271
                                                                -----------
                                                                  6,614,771
                                                                -----------
     Loss from operations...................................     (1,301,489)
INTEREST EXPENSE............................................        753,491
                                                                -----------
     Net loss...............................................    $(2,054,980)
                                                                ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                       STATEMENT OF STOCKHOLDER'S EQUITY
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

                        CLASS A,     SENIOR
                         VOTING    REDEEMABLE    ADDITIONAL                       TOTAL
                         COMMON     PREFERRED      PAID-IN     ACCUMULATED    STOCKHOLDER'S
                         STOCK        STOCK        CAPITAL       DEFICIT         EQUITY
                        --------   -----------   -----------   ------------   -------------
BALANCE,
  April 1, 1997.......    $100     $11,000,000   $33,258,723   $(51,789,655)   $(7,530,832)
  Net loss............      --              --            --     (2,054,980)    (2,054,980)
                          ----     -----------   -----------   ------------    -----------
BALANCE,
  May 23, 1997........    $100     $11,000,000   $33,258,723   $(53,844,635)   $(9,585,812)
                          ====     ===========   ===========   ============    ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(2,054,980)
  Adjustments to reconcile net loss to net cash provided by
     operating activities-
     Depreciation and amortization..........................      3,576,166
     Changes in assets and liabilities, net of effects from
      acquisition-
       Accounts receivable, net.............................       (830,725)
       Prepaid expenses and other...........................        (19,583)
       Accounts payable and accrued expenses................       (528,534)
       Other current liabilities............................        203,282
                                                                -----------
          Net cash provided by operating activities.........        345,626
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (596,603)
                                                                -----------
          Net cash used in investing activities.............       (596,603)
                                                                -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................       (250,977)
CASH AND CASH EQUIVALENTS, beginning of period..............      3,544,462
                                                                -----------
CASH AND CASH EQUIVALENTS, end of period....................    $ 3,293,485
                                                                ===========
CASH PAID FOR INTEREST......................................    $ 1,316,462
                                                                ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                         NOTES TO FINANCIAL STATEMENTS
                                  MAY 23, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Long Beach Acquisition Corp. (LBAC or the "Company") was a wholly owned corporation of KC Cable Associates, L.P., a partnership formed through a joint venture agreement between Kohlberg, Kravis, Roberts & Co. (KKR) and Cablevision Industries Corporation (CVI). The Company was formed to acquire cable television systems serving Long Beach, California, and surrounding areas.

     On May 23, 1997, the Company executed a stock purchase agreement with Charter Communications Long Beach, Inc. (CC-LB) whereby CC-LB purchased all of the outstanding stock of the Company for an aggregate purchase price, net of cash acquired, of $150.9 million. Concurrent with this stock purchase, CC-LB was acquired by Charter Communications, Inc. (Charter) and Kelso Investment Associates V, L.P., an investment fund (Kelso).

     As of May 23, 1997, LBAC provided cable television service to subscribers in southern California.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided on a straight-line basis over the estimated useful life of the related asset as follows:

Leasehold improvements...........................  Life of respective lease
Cable systems and equipment......................                5-10 years
Subscriber devices...............................                   5 years
Vehicles.........................................                   5 years
Furniture, fixtures and office equipment.........                5-10 years

FRANCHISES

     Franchises include the assigned fair value of the franchise from purchased cable television systems. These franchises are amortized on a straight-line basis over six years, the remaining life of the franchise at acquisition.

                          LONG BEACH ACQUISITION CORP.

INTANGIBLE ASSETS

     Intangible assets include goodwill, which is amortized over fifteen years; subscriber lists, which are amortized over seven years; a covenant not to compete which is amortized over five years; organization costs which are amortized over five years and debt issuance costs which are amortized over ten years, the life of the loan.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system. As of May 23, 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation service revenues.

INCOME TAXES

     LBAC's income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes."

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          LONG BEACH ACQUISITION CORP.

2.  STOCKHOLDER'S EQUITY:

     For the period from April 1, 1997, through May 23, 1997, stockholder's equity consisted of the following:

Stockholder's (deficit) equity:
  Common stock -- Class A, voting $1 par value, 100 shares
     authorized, issued and outstanding.....................    $        100
  Common stock -- Class B, nonvoting, $1 par value, 1,000
     shares authorized, no shares issued....................              --
  Senior redeemable preferred stock, no par value, 110,000
     shares authorized, issued and outstanding, stated at
     redemption value.......................................      11,000,000
  Additional paid-in capital................................      33,258,723
  Accumulated deficit.......................................     (53,844,635)
                                                                ------------
     Total stockholder's (deficit) equity...................    $ (9,585,812)
                                                                ============

3.  INTEREST EXPENSE:

     The Company has the option of paying interest at either the Base Rate of the Eurodollar rate, as defined, plus a margin which is based on the attainment of certain financial ratios. The weighted average interest rate for the period from April 1, 1997, through May 23, 1997, was 7.3%.

4.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject to judicial proceeding and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of May 23, 1997, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

                          LONG BEACH ACQUISITION CORP.

     The Company believes that it has complied in all material respects with the ownership of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company are unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

5.  RELATED-PARTY TRANSACTIONS:

     The Company has entered into a management agreement (the "Management Agreement") with CVI under which CVI manages the operations of the Company for an annual management fee equal to 4% of gross operating revenues, as defined. Management fees under this agreement amounted to $210,100 for the period from April 1, 1997, through May 23, 1997. In addition, the Company has agreed to pay a monitoring fee of two dollars per basic subscriber, as defined, per year for services provided by KKR. Monitoring fees amounted to $20,171 for the period from April 1, 1997, through May 23, 1997.

6.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under these leases for the period from April 1, 1997, through May 23, 1997, was $67,600.

     The Company rents utility poles in its operations. Generally, pole rental agreements are short term, but LBAC anticipates that such rentals will recur. Rent expense for pole attachments for the period from April 1, 1997, through May 23, 1997, was $12,700.

                          LONG BEACH ACQUISITION CORP.

LITIGATION

     The Company is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

7.  INCOME TAXES:

     The Company has not recognized the tax benefit associated with its taxable loss for the period from April 1, 1997, through May 23, 1997, as the Company believes the benefit will likely not be realized.

8.  EMPLOYEE BENEFIT PLANS:

     Substantially all employees of the Company are eligible to participate in a defined contribution plan containing a qualified cash or deferred arrangement pursuant to IRC Section 401(k). The plan provides that eligible employees may contribute up to 10% of their compensation to the plan. The Company made no contributions to the plan for the period from April 1, 1997, through May 23, 1997.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                SUCCESSOR
                                                       ---------------------------
                                                        JUNE 30,      DECEMBER 31,
                                                          1999            1998
                                                       -----------    ------------
                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................  $  109,626      $    9,573
  Accounts receivable, net of allowance for doubtful
     accounts of $3,833 and $1,728, respectively.....      32,487          15,108
  Note receivable from parent company................      50,500              --
  Prepaid expenses and other.........................      10,181           2,519
                                                       ----------      ----------
          Total current assets.......................     202,794          27,200
                                                       ----------      ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment......................   1,764,499         716,242
  Franchises.........................................   6,591,972       3,590,054
                                                       ----------      ----------
                                                        8,356,471       4,306,296
                                                       ----------      ----------
OTHER ASSETS.........................................     128,209           2,031
                                                       ----------      ----------
                                                       $8,687,474      $4,335,527
                                                       ==========      ==========
LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt...............  $       --      $   10,450
  Accounts payable and accrued expenses..............     273,987         127,586
  Payables to manager of cable television systems -
     related party...................................       4,741           4,334
                                                       ----------      ----------
          Total current liabilities..................     278,728         142,370
                                                       ----------      ----------
LONG-TERM DEBT.......................................   5,134,310       1,991,756
                                                       ----------      ----------
DEFERRED MANAGEMENT FEES - RELATED PARTY.............      17,004          15,561
OTHER LONG-TERM LIABILITIES..........................      53,310          38,461
                                                       ----------      ----------
MEMBER'S EQUITY......................................   3,204,122       2,147,379
                                                       ----------      ----------
                                                       $8,687,474      $4,335,527
                                                       ==========      ==========

The accompanying notes are an integral part of these condensed consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                                                 JUNE 30
                                                         ------------------------
                                                           1999          1998
                                                         SUCCESSOR    PREDECESSOR
                                                         ------------------------
REVENUES...............................................  $ 468,993      $15,129
                                                         ---------      -------
OPERATING EXPENSES:
  Operating, general and administrative................    241,341        8,378
  Depreciation and amortization........................    249,952        5,312
  Stock option compensation expense....................     38,194           --
  Corporate expense charges -- related party...........     11,073          628
                                                         ---------      -------
                                                           540,560       14,318
                                                         ---------      -------
     (Loss) income from operations.....................    (71,567)         811
                                                         ---------      -------
OTHER INCOME (EXPENSE):
  Interest expense.....................................   (157,669)      (5,618)
  Interest income......................................     10,085           14
  Other, net...........................................      2,840            3
                                                         ---------      -------
                                                          (144,744)      (5,601)
                                                         ---------      -------
     Loss before extraordinary item....................   (216,311)      (4,790)
EXTRAORDINARY ITEM- Loss from early extinguishment of
  debt.................................................      7,794           --
                                                         ---------      -------
     Net loss..........................................  $(224,105)     $(4,790)
                                                         =========      =======

The accompanying notes are an integral part of these condensed consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30
                                                           ------------------------
                                                              1999         1998
                                                           SUCCESSOR    PREDECESSOR
                                                           ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................  $ (224,105)   $  (4,790)
  Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Depreciation and amortization.......................     249,952        5,312
     Stock option compensation expense...................      38,194           --
     Amortization of non-cash interest expense...........      42,166          802
     Gain on disposal of property, plant and equipment...      (1,806)          --
     Loss from early extinguishment of debt..............       7,794           --
  Changes in assets and liabilities, net of effects from
     acquisitions --
     Accounts receivable, net............................       1,180       (1,291)
     Prepaid expenses and other..........................        (282)         (78)
     Accounts payable and accrued expenses...............      19,384       10,068
     Payables to manager of cable television systems,
       including deferred management fees................      14,592          356
     Other operating activities..........................      (1,245)          --
                                                           ----------    ---------
       Net cash provided by operating activities.........     145,824       10,379
                                                           ----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.............    (205,450)      (2,240)
  Note receivable from parent company....................     (50,500)          --
  Payments for acquisitions, net of cash required........  (1,084,574)    (167,484)
  Loan to Marcus Cable Holdings..........................  (1,680,142)          --
  Other investing activities.............................      (8,684)          --
                                                           ----------    ---------
       Net cash used in investing activities.............  (3,029,350)    (169,724)
                                                           ----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt...........................   5,129,188      201,200
  Repayments of long-term debt...........................  (2,028,330)     (44,800)
  Payments for debt issuance costs.......................    (107,562)      (3,439)
  Capital contributions..................................          --        7,000
  Distributions..........................................      (9,717)          --
                                                           ----------    ---------
       Net cash provided by financing activities.........   2,983,579      159,961
                                                           ----------    ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS................     100,053          616
CASH AND CASH EQUIVALENTS, beginning of period...........       9,573          626
                                                           ----------    ---------
CASH AND CASH EQUIVALENTS, end of period.................  $  109,626    $   1,242
                                                           ==========    =========
CASH PAID FOR INTEREST...................................  $   91,672    $   3,518
                                                           ==========    =========
NON CASH TRANSACTION -- Transfer of net assets of Marcus
  Holdings to the Company (see Note 1)...................  $1,252,370           --
                                                           ==========    =========

The accompanying notes are an integral part of these condensed consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Charter Communications Holdings, LLC (Charter Holdings), a Delaware limited liability company, was formed in February 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter), formerly Charter Communications, Inc. Charter, through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter acquired 100% of the interests it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed from unrelated third parties for fair value. Charter previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of CharterComm Holdings and CCA Group are included in the financial statements from the date of acquisition. In February 1999, Charter transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Holdings, Charter Communications Operating, LLC (Charter Operating). This transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     As a result of the change in ownership of CCP, CharterComm Holdings and CCA Group, Charter Holdings has applied push-down accounting in the preparation of the consolidated financial statements. Accordingly, Charter Holdings increased its members' equity by $2.2 billion to reflect the amounts paid by Paul G. Allen and Charter. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.6 billion. The allocation of the purchase price is based, in part, on preliminary information which is subject to adjustment upon obtaining complete appraisal and valuation information of intangible assets. The valuation information is expected to be finalized in the third quarter of 1999. Management believes that finalization of the purchase price will not have a material impact on the results of operations or financial position of Charter Holdings.

     On April 23, 1998, Paul G. Allen and a company controlled by Paul G. Allen, (the "Paul G. Allen Companies") purchased substantially all of the outstanding partnership interests in Marcus Cable Company, L.L.C. (Marcus Cable) for $1.4 billion, excluding $1.8 billion in assumed liabilities. The owner of the remaining partnership interest retained voting control of Marcus Cable. In February 1999, Marcus Cable Holdings, LLC (Marcus Holdings) was formed and Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings. On March 31, 1999, Paul G. Allen purchased the remaining partnership interests in Marcus Cable, including voting control. On April 7, 1999, Marcus Holdings was merged into Charter Holdings and Marcus Cable was transferred to Charter Holdings.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

For financial reporting purposes, the merger was accounted for as an acquisition of Marcus Cable effective March 31, 1999, the date Paul G. Allen obtained voting control of Marcus Cable. Accordingly, the results of operations of Marcus Cable have been included in the financial statements from April 1, 1999. The assets and liabilities of Marcus Cable have been recorded in the financial statements using historical carrying values reflected in the accounts of the Paul G. Allen Companies. Total member's equity increased by $1.3 billion as a result of the Marcus Cable acquisition. Previously, on April 23, 1998, the Paul G. Allen Companies recorded the assets acquired and liabilities assumed of Marcus Cable based on their relative fair values.

     The consolidated financial statements of Charter Holdings include the accounts of Charter Operating and CCP, the accounts of CharterComm Holdings and CCA Group and their subsidiaries since December 23, 1998 (date acquired by Charter), and the accounts of Marcus since March 31, 1999, and are collectively referred to as the "Company" herein. All subsidiaries are wholly owned. All material intercompany transactions and balances have been eliminated.

     As a result of the Paul Allen Transaction and application of push-down accounting, the financial information of the Company in the accompanying financial statements and notes thereto as of December 31, 1998, and June 30, 1999, and for the Successor Period (January 1, 1999, through June 30, 1999) is presented on a different cost basis than the financial information of the Company for the Predecessor Period (January 1, 1998, through June 30, 1998) and therefore, such information is not comparable.

     The accompanying unaudited financial statements of Charter Holdings have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

2.  RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS:

     The accompanying financial statements are unaudited; however, in the opinion of management, such statements include all adjustments necessary for a fair presentation of the results for the periods presented. The interim financial statements should be read in conjunction with the financial statements and notes thereto as of and for the period ended December 31, 1998. Interim results are not necessarily indicative of results for a full year.

3.  ACQUISITIONS:

     In addition to the Paul Allen Transaction and the acquisitions by Charter of CharterComm Holdings, CCA Group and Marcus Holdings, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $291,800 in 1998, and completed the sale of certain cable television systems for an aggregate sales price of $405,000 in 1998, all prior to December 24, 1998. Through June 30, 1999, the Company has acquired cable systems in three separate transactions for an aggregate purchase price, net of cash acquired of $1.1 billion, excluding debt assumed $111 million. The purchase price was allocated to assets acquired and liabilities assumed based on their relative far values, including amounts assigned to franchises of $1.1 billion. The allocation of the purchase price is based, in part, on preliminary information which is subject to

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES adjustment upon obtaining complete valuation information. The valuation information is expected to be finalized by the first quarter of 2000. Management believes that finalization of the purchase price will not have a material impact on the results of operations or financial position of Charter Holdings.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair values at the acquisition dates.

     Unaudited pro forma operating results as though the acquisitions and dispositions discussed above, including the Paul Allen Transaction and the acquisition of Marcus Holdings, and the refinancing discussed herein, had occurred on January 1, 1998, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                    SIX MONTHS ENDED
                                                        JUNE 30,
                                                 ----------------------
                                                   1999         1998
                                                 ---------    ---------
Revenues.......................................  $ 669,228    $ 615,916
Loss from operations...........................    (65,912)     (79,274)
Net loss.......................................   (251,731)    (264,336)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

4.  LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                JUNE 30,     DECEMBER 31,
                                                  1999           1998
                                               ----------    ------------
Charter:
  Credit Agreements (including CCP, CCA
     Group and CharterComm Holdings).........  $       --     $1,726,500
  Senior Secured Discount Debentures.........          --        109,152
  11 1/4% Senior Notes.......................          --        125,000
Marcus:
  Senior Credit Facility.....................          --             --
  13 1/2% Senior Subordinated Discount
     Notes...................................       1,010             --
  14 1/4% Senior Discount Notes..............          --             --

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                                                JUNE 30,     DECEMBER 31,
                                                  1999           1998
                                               ----------    ------------
Charter Holdings:
  8.250% Senior Notes........................     600,000             --
  8.625% Senior Notes........................   1,500,000             --
  9.920% Senior Discount Notes...............   1,475,000             --
  CCO Credit Agreement.......................   2,025,000             --
Renaissance:
  10.0% Senior Discount Notes................     114,413             --
                                               ----------     ----------
                                                5,715,423      1,960,652
  Current maturities.........................          --        (10,450)
  Unamortized net premium (discount).........    (581,113)        41,554
                                               ----------     ----------
                                               $5,134,310     $1,991,756
                                               ==========     ==========

     In March 1999, the Company extinguished substantially all existing long-term debt, excluding borrowings of the Company under its credit agreements, and refinanced substantially all existing credit agreements at various subsidiaries with a new credit agreement entered into by Charter Operating (the "CCO Credit Agreement"). The excess of the amount paid over the carrying value of the Company's long-term debt was recorded as Extraordinary item -- loss on early extinguishment of debt in the accompanying statement of operations.

CCH NOTES

     In March 1999, the Company issued $600.0 million 8.250% Senior Notes due 2007 (the "8.250% Senior Notes") for net proceeds of $598.4 million, $1.5 billion 8.625% Senior Notes due 2009 (the "8.625% Senior Notes") for net proceeds of $1,495.4 million, and $1,475.0 million 9.920% Senior Discount Notes due 2011 (the "9.920% Senior Discount Notes") for net proceeds of $905.6 million, (collectively with the 8.250% Senior Notes and the 8.625% Senior Notes, referred to as the "CCH Notes").

     The 8.250% Senior Notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1 beginning October 1, 1999 until maturity.

     The 8.625% Senior Notes are redeemable at the option of the Company at amounts decreasing from 104.313% to 100% of par beginning on April 1, 2004, plus accrued and unpaid interest, to the date of redemption. At any time prior to April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 8.625% Senior Notes at a redemption price of 108.625% of the principal amount under certain conditions. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999 until maturity.

     The 9.920% Senior Discount Notes are redeemable at the option of the Company at amounts decreasing from 104.960% to 100% of accreted value beginning April 1, 2004. At any time prior to April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 9.920% Senior Discount Notes at a redemption price of 109.920%

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES of the accreted value under certain conditions. No interest will be payable until April 1, 2004. Thereafter, interest is payable semiannually in arrears on April 1 and October 1 beginning April 1, 2004 until maturity. The discount on the 9.920% Senior Discount Notes is being accreted using the effective interest method at a rate of 9.920% per year. The unamortized discount was $543.4 million at June 30, 1999.

     The CCH Notes rank equally with current and future unsecured and unsubordinated indebtedness (including trade payables of the Company). The Company is required to make an offer to purchase all of the CCH Notes, at a price equal to 101% of the aggregate principal or 101% of the accreted value, together with accrued and unpaid interest, upon a Change of Control as defined.

RENAISSANCE NOTES

     In connection with the acquisition of Renaissance Media Group LLC (Renaissance) during the second quarter of 1999, the Company assumed $163,175 principal amount of senior discount notes due 2008 (the "Renaissance Notes"). As a result of the change in control of Renaissance, the Company was required to make an offer to purchase the Renaissance Notes at 101% of their accreted value plus accrued interest. In May 1999, the Company made an offer to repurchase the Renaissance Notes pursuant to this requirement, and the holders of the Renaissance Notes tendered an amount representing 30% of the total principal amount for repurchase.

     As of June 30, 1999, $114.4 million aggregate principal amount of Renaissance Notes with a carrying value of $82.7 million remains outstanding. Interest on the Renaissance Notes shall be paid semi-annually at a rate of 10% per annum beginning on October 15, 2003.

     The Renaissance Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the original principal amount at maturity with the proceeds of one or more sales of capital stock at 110% of their accreted value plus accrued interest on the redemption date, provided that after any such redemption, at least $106 million aggregate principal amount at maturity remains outstanding.

CCO CREDIT AGREEMENT

     The CCO Credit Agreement provides for two term facilities, one with a principal amount of $1.0 billion that matures September 2008 (Term A), and the other with the principal amount of $1.85 billion that matures on March 2009 (Term B). The CCO Credit Agreement also provides for a $1.25 billion revolving credit facility with a maturity date of September 2008. Amounts under the CCO Credit Agreement bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin up to 2.75%. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility.

     The indentures governing the debt agreements require the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES substantial limitations on, or prohibitions of distributions, additional indebtedness, liens, asset sales and certain other items. As a result of limitations and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter Holdings, the parent company.

     Based upon outstanding indebtedness at June 30, 1999, and the amortization of term and fund loans, and scheduled reductions in available borrowings of the revolving credit facility, aggregate future principal payments on the total borrowings under all debt agreements at June 30, 1999, are as follows:

YEAR                                                           AMOUNT
----                                                         ----------
2000.......................................................  $       --
2001.......................................................          --
2002.......................................................      17,500
2003.......................................................      17,500
2004.......................................................      18,510
Thereafter.................................................   5,661,913
                                                             ----------
                                                             $5,715,423
                                                             ==========

5.  RELATED-PARTY TRANSACTIONS:

     The Company is charged a management fee equal to 3.5% percent of gross revenues payable quarterly. To the extent management fees charged to the Company are greater (less) than the corporate expenses incurred by Charter, the Company records a distribution to (capital contributions from) parent. For the six months ended June 30, 1999, the Company recorded a distribution of $9,717. As of June 30, 1999, management fees currently payable of $10,015.

     In the second quarter of 1999, the Company loaned $50.0 million to Charter Communications Holding Company, LLC (CCHC), the parent company of Charter Holdings, maturing on April 14, 2006. The promissory note bears interest at 7.5% compounded annually. For the six months ended June 30, 1999, the Company recorded $500 of interest income pertaining to this promissory note.

6.  STOCK OPTION PLAN

     In accordance with an employment agreement between the President and Chief Executive Officer of Charter and a related option agreement between CCHC and the President and Chief Executive Officer, an option to purchase 3% of the equity value of CCHC, or 7,044,121 membership interests, was issued to the President and Chief Executive Officer. The option vests over a four year period from the date of grant and expires ten years from the date of grant.

     In February 1999, the Company adopted an option plan providing for the grant of options to purchase up to 10% of the aggregate equity value of the subsidiaries of CCHC as of February 1999. The option plan provides for grants of options to employees and consultants of CCHC and its affiliates and consultants who provide services to CCHC. Options granted vest over five years from the grant date. However, if there has not been a public offering of the equity interests of CCHC or an affiliate, vesting will occur only upon

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES termination of employment for any reason, other than for cause or disability. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.

     Options outstanding as of June 30, 1999, are as follows:

                                               OPTIONS OUTSTANDING                      OPTIONS
                              -----------------------------------------------------   EXERCISABLE
                                                                       REMAINING      -----------
                              NUMBER OF   EXERCISE      TOTAL          CONTRACT        NUMBER OF
                               OPTIONS     PRICE       DOLLARS      LIFE (IN YEARS)     OPTIONS
                              ----------  --------   ------------   ---------------   -----------
Outstanding as of January 1,
  1999......................   7,044,127   $20.00    $140,882,540         9.4          1,761,032
Granted:
  February 9, 1999..........   9,050,881    20.00     181,017,620         9.5                 --
  April 5, 1999.............     443,200    20.73       9,187,536         9.7                 --
                              ----------   ------    ------------         ---          ---------
Outstanding as of June 30,
  1999......................  16,538,208   $20.02    $331,087,696         9.5          1,761,032
                              ==========   ======    ============         ===          =========

     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for the option plans. Stock option compensation expense of $38.2 million has been recorded in the financial statements since the exercise prices are less than the estimated fair values of the underlying membership interests on the date of grant. Estimated fair values were determined by the Company using the valuation inherent in the Paul Allen Transaction and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being accrued over the vesting period of each grant that varies from four to five years. As of June 30, 1999, deferred compensation remaining to be recognized in future periods totalled $126 million. Had compensation expense for the option plans been determined based on the fair value at the grant dates under the provisions of SFAS No. 123, the Company's net loss for the six months ended June 30, 1999, would have been $234.0 million. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 44.0%, risk free rate of 5.00%, and expected option lives of 10 years.

7.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     SFAS No. 137 "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB Statement No. 133" has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. We have not yet quantified the impact of adopting SFAS No. 133 on our consolidated financial statements nor have we determined the timing or method of our adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (losses).

8.  SUBSEQUENT EVENT:

     In the third quarter of 1999, the Company acquired cable television systems in three separate transactions for an aggregate purchase price of $648.0 million. The Company has also entered into definitive agreements to purchase additional cable television systems, including a exchange of cable television systems, for approximately $2.3 billion. The exchange of cable television systems will be recorded at the fair value of the systems exchanged. The additional acquisitions are expected to close no later than December 31, 1999.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     Pursuant to a membership interests purchase agreement, as amended, Vulcan Cable III, a company controlled by Paul G. Allen, contributed $500 million on August 10, 1999 to CCHC, and agreed to contribute an additional $825 million in cash and certain equity interests to be acquired in connection with the Rifkin acquisition. All funds will be contributed by CCHC to the Company.

                  MARCUS CABLE HOLDINGS, LLC, AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                       THREE MONTHS    SIX MONTHS
                                                          ENDED          ENDED
                                                         MARCH 31       JUNE 30
                                                           1999           1998
                                                       ------------    ----------
REVENUES.............................................   $ 125,180      $ 254,792
                                                        ---------      ---------
OPERATING EXPENSES:
  Operating costs....................................      45,309         98,031
  General and administrative.........................      23,675         39,289
  Transaction and severance costs....................          --        114,167
  Management fees....................................       4,381             --
  Depreciation and amortization......................      51,688        105,248
                                                        ---------      ---------
                                                          125,053        356,735
                                                        ---------      ---------
     (Loss) income from operations...................         127       (101,943)
                                                        ---------      ---------
OTHER INCOME (EXPENSE):
  Interest expense...................................     (26,963)       (81,458)
  Other, net.........................................        (158)        43,662
                                                        ---------      ---------
                                                          (27,121)       (37,796)
                                                        ---------      ---------
     Loss before extraordinary item..................     (26,994)      (139,739)
EXTRAORDINARY ITEM -- Loss from early extinguishment
  of debt............................................    (107,978)            --
                                                        ---------      ---------
     Net loss                                           $(134,972)     $(139,739)
                                                        =========      =========

The accompanying notes are an integral part of these consolidated statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                       THREE MONTHS    SIX MONTHS
                                                          ENDED          ENDED
                                                        MARCH 31,       JUNE 30,
                                                           1999           1998
                                                       ------------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................  $  (134,972)    $(139,739)
  Adjustments to reconcile net loss to net cash
     provided by operating activities --
     Depreciation and amortization...................       51,688       105,248
     Gain on sale of assets..........................           --       (43,662)
     Loss from early extinguishment of debt..........      107,978            --
     Amortization of debt issuance costs, debt
       discount and interest rate cap agreements.....          868        40,134
     Changes in assets and liabilities, net of
       effects from acquisitions --
       Receivables, net..............................        2,650        (3,016)
       Prepaid expenses and other....................        2,882        (2,630)
       Accounts payable and accrued expenses.........      (13,170)       12,830
       Other operating activities....................        9,022           (43)
                                                       -----------     ---------
       Net cash used in operating activities.........       26,946       (30,878)
                                                       -----------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of cable systems.......................           --       (57,500)
  Purchases of property, plant and equipment.........      (57,057)     (111,031)
  Proceeds from sale of assets.......................           --        64,564
  Other investing activities.........................           --           (42)
                                                       -----------     ---------
       Net cash used in investing activities.........      (57,057)     (104,009)
                                                       -----------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.......................       38,768        51,500
  Repayments of long-term debt.......................   (1,680,142)           --
  Loan from Charter Holdings.........................    1,680,142            --
  Cash contributed by member.........................           --        90,200
  Payments of debt issuance costs....................           --           (99)
  Payments of other long-term liabilities............           --          (463)
                                                       -----------     ---------
       Net cash provided by financing activities.....       38,768       141,138
                                                       -----------     ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS............        8,657         6,251
CASH AND CASH EQUIVALENTS, beginning of period.......          813         1,607
                                                       -----------     ---------
CASH AND CASH EQUIVALENTS, end of period.............  $     9,470     $   7,858
                                                       ===========     =========
CASH PAID FOR INTEREST...............................  $    12,807     $  41,271
                                                       ===========     =========

The accompanying notes are an integral part of these consolidated statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Marcus Cable Holdings, LLC (MCHLLC) was formed in February 1999 as parent of Marcus Cable Company, L.L.C. (MCCLLC), formerly Marcus Cable Company, L.P. (MCCLP). MCCLP was formed as a Delaware limited partnership and was converted to a Delaware limited liability company on June 9, 1998. MCHLLC and its subsidiaries (collectively, the "Company") derive their primary source of revenues by providing various levels of cable television programming and services to residential and business customers. The Company's operations are conducted through Marcus Cable Operating Company, L.L.C. (MCOC), a wholly owned subsidiary of the Company. The Company has operated its cable television systems primarily in Texas, Wisconsin, Indiana, California and Alabama.

     The accompanying consolidated financial statements include the accounts of MCCLLC, which is the predecessor of MCHLLC, and its subsidiary limited liability companies and corporations. All significant intercompany accounts and transactions have been eliminated in consolidation.

     On April 23, 1998, Vulcan Cable, Inc. and Paul G. Allen (collectively referred to as "Vulcan") acquired all of the outstanding limited partnership interest and substantially all of the general partner interest in MCCLP for cash payments of $1,392,000 (the "Vulcan Acquisition"). Under the terms of the purchase agreement, the owner of the remaining 0.6% general partner interest in the Company, (the "Minority Interest"), which represents 100% of the voting control of the Company, could cause Vulcan to purchase the 0.6% general partner interest under certain conditions, or Vulcan could cause the Minority Interest to sell its interest to Vulcan under certain conditions, at a fair value of not less than $8,000. On March 31, 1999, Vulcan acquired voting control of the Company by its acquisition of the Minority Interest for cash consideration.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter Communications, Inc. (Charter). Beginning in October 1998, Charter managed the operations of the Company.

     In March 1999, Charter transferred all of its cable television operating subsidiaries to a subsidiary, Charter Communications Holdings, LLC (Charter Holdings) in connection with the issuance of Senior Notes and Senior Discount Notes totaling $3.6 billion. These operating subsidiaries were then transferred to Charter Communications Operating, LLC (Charter Operating). On April 7, 1999, the cable television operating subsidiaries of the Company were transferred to Charter Operating subsequent to the purchase of Paul G. Allen of the Minority Interest.

     As a result of the Vulcan Acquisition, the Company recognized severance and stay-on bonus compensation of $16,034, during the fourth quarter of 1998. As of March 31, 1999, 85 employees and officers of the Company had been terminated. The remaining balance of

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

$2,400 is to be paid by April 30, 1999 and an additional $400 in stay-on bonuses will be recorded as compensation in 1999 as the related services are provided.

INTERIM FINANCIAL INFORMATION

     The accompanying financial statements are unaudited; however, in the opinion of management, such statements include all adjustments necessary for a fair presentation of the results for the periods presented. The interim financial statements should be read in conjunction with the financial statements and notes thereto as of and for the period ended December 31, 1998. Interim results are not necessarily indicative of results for a full year.

2.  ACQUISITIONS AND DISPOSITIONS

     On April 1, 1998, the Company completed the acquisition of the Mountain Brook and Shelby Cable System form Mountain Brook and Shelby Cable for an aggregate purchase price of $57,500. The communities served by this system are adjacent to the Company's existing systems in the suburban Birmingham, Alabama area. As of the date of the acquisition, this system served approximately 23,000 basic customers. The excess of the cost of properties acquired over the amounts assigned to net tangible assets and noncompetition agreements as of the date of acquisition was approximately $44,603 and is included in franchises.

     Additionally, in 1998, the Company completed the sale of certain cable television systems for an aggregate net sales price of $401,432, resulting in a total gain of $201,278. No gains or losses were recognized on the sale of the cable television systems divested after the Vulcan Acquisition as such amounts are considered to be an adjustment of the purchase price allocation as these systems were designated as assets to be sold at the date of the Vulcan Acquisition.

3.  LONG-TERM DEBT:

     In March 1999, concurrent with the issuance of Senior Notes and Senior Discount Notes, the combined company (Charter and the Company) extinguished all long-term debt, excluding borrowings of Charter and the Company under their respective credit agreements, and refinanced all existing credit agreements at various subsidiaries of the Company and Charter with a new credit agreement entered into by a wholly owned subsidiary of the combined company. The excess of the amount paid over the carrying value of the Company's long-term debt was recorded as Extraordinary item -- loss on early extinguishment of debt in the accompanying statement of operations

4.  RELATED-PARTY TRANSACTIONS:

     The Company and Charter entered into a management agreement on October 6, 1998 whereby Charter began to manage the day-to-day operations of the Company. In consideration for the management consulting services provided by Charter, the Company

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

pays Charter an annual fee equal to 3% of the gross revenues of the cable system operations, plus expense. For the three months ended March 31, 1999, management fees under this agreement were $2,432. In connection with the transfer of the Company's operating subsidiaries to Charter Operating, the annual fee paid by the Company to Charter increased to 3.5%, plus expense.

     Prior to consummation of the Vulcan Acquisition, affiliates of Goldman Sachs owned limited partnership interests in MCCLP. Maryland Cable Partners, L.P. ("Maryland Cable"), which was controlled by an affiliate of Goldman Sachs, owned the Maryland Cable systems. MCOC managed the Maryland Cable systems under the Maryland Cable agreement. Pursuant to such agreement, MCOC earned a management fee equal to 4.7% of the revenues of Maryland Cable.

     Effective January 31, 1997, Maryland Cable was sold to a third party. Although MCOC is no longer involved in the active management of the Maryland Cable systems, MCOC has entered into an agreement with Maryland Cable to oversee the activities, if any, of Maryland Cable through the liquidation of the partnership. Pursuant to such agreement, MCOC earns a nominal monthly fee. During the three months ended March 31, 1999 and 1998, MCOC earned total management fees of $0 and $355, respectively.

5.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board (FASB) adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137 "Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 137 delays the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000 and thus the Company will adopt SFAS No. 133 at that time. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (loss).

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     FOUR MONTHS        SIX MONTHS
                                                   ENDED APRIL 30,    ENDED JUNE 30,
                                                        1999               1998
                                                   ---------------    --------------
                                                            (IN THOUSANDS)
                                                              (UNAUDITED)
Revenues.........................................      $20,396           $12,921
Cost and expenses:
  Operating, general and administrative..........        9,382             6,658
  Depreciation and amortization..................        8,912             5,457
                                                       -------           -------
     Operating income............................        2,102               806
Interest income..................................          122                60
Interest expense.................................       (6,321)           (4,389)
                                                       -------           -------
Loss before provision (benefit) for taxes........       (4,097)           (3,523)
Provision (benefit) for taxes....................          (65)               75
                                                       -------           -------
Net loss.........................................      $(4,032)          $(3,598)
                                                       =======           =======

See accompanying notes to condensed consolidated financial statements.

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     FOUR MONTHS        SIX MONTHS
                                                   ENDED APRIL 30,    ENDED JUNE 30,
                                                        1999               1998
                                                   ---------------    ---------------
                                                             (IN THOUSANDS)
                                                              (UNAUDITED)
Operating Activities:
  Net loss.......................................      $(4,032)          $  (3,598)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization...............        8,912               5,457
     Accretion on senior discount notes and
       non-cash interest expense.................        3,850               2,300
  Changes in operating assets and liabilities,
     net of effects from acquisitions:
     Accounts receivable, net....................          298              (1,422)
     Prepaid expenses and other assets...........          (75)               (360)
     Accounts payable and accrued expenses.......       (5,046)             10,053
     Advances from affiliates....................         (135)                104
                                                       -------           ---------
       Net cash provided by operating
          activities.............................        3,772              12,534
                                                       -------           ---------
Investing Activities:
  Acquisitions of cable systems..................       (2,770)           (309,500)
  Escrow deposit.................................          150                  --
  Capital expenditures...........................       (4,250)               (691)
  Cable television franchises....................           --              (1,235)
  Other intangible assets........................           16                (490)
                                                       -------           ---------
       Net cash used in investing activities.....       (6,854)           (311,916)
                                                       -------           ---------
Financing Activities:
  Debt acquisition costs.........................           --              (8,343)
  Repayments on bank debt........................           --              (7,500)
  Proceeds from bank debt........................           --             110,000
  Net proceeds from issuance of 10% senior
     discount notes..............................           --             100,012
  Capital contributions..........................           --             108,500
                                                       -------           ---------
       Net cash provided by financing
          activities.............................           --             302,669
                                                       -------           ---------
Net increase (decrease) in cash and cash
  equivalents....................................       (3,082)              3,287
Cash and cash equivalents at beginning of
  period.........................................        8,482                  --
                                                       -------           ---------
Cash and cash equivalents at end of period.......      $ 5,400           $   3,287
                                                       =======           =========
Cash paid for interest...........................      $ 4,210           $     312
                                                       =======           =========

See accompanying notes to condensed consolidated financial statements.

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS EXCEPT WHERE INDICATED)
                                  (UNAUDITED)

1.  ORGANIZATION

     Renaissance Media Group LLC ("Group") was formed on March 13, 1998, by Renaissance Media Holdings LLC ("Holdings"). On March 20, 1998, Holdings contributed to Group its membership interests in two wholly owned subsidiaries; Renaissance Media (Louisiana) LLC ("Louisiana") and Renaissance Media (Tennessee) LLC ("Tennessee"). Louisiana and Tennessee acquired a 76% interest and 24% interest, respectively, in Renaissance Media LLC ("Media") from Morgan Stanley Capital Partners III, Inc. ("MSCP III") on February 13, 1998 for a nominal amount. As a result, Media became a subsidiary of Holdings. The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests since an entity affiliated with MSCP III had a controlling interest in Holdings. Group and its subsidiaries are collectively referred to as the "Company" herein. On April 9, 1998, the Company acquired six cable television systems (the "TWI Acquisition") from TWI Cable, Inc. a subsidiary of Time Warner Inc. ("Time Warner"). Prior to this Acquisition, the Company had no operations other than start-up related activities.

     On February 23, 1999, Holdings, Charter Communications, Inc. (now known as Charter Investment, Inc. and referred to herein as "Charter") and Charter Communications, LLC ("CC LLC") executed a purchase agreement, providing for Holdings to sell and CC LLC to purchase, all the outstanding limited liability company membership interests in Group held by Holdings (the "Charter Transaction") subject to certain covenants and restrictions pending closing and satisfaction of certain conditions prior to closing. On April 30, 1999, the Charter Transaction was consummated for a purchase price of $459 million, consisting of $348 million in cash and $111 million in carrying value of debt assumed.

2.  BASIS OF PRESENTATION

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. The interim financial statements are unaudited but include all adjustments, which are of normal recurring nature that the Company considers necessary for a fair presentation of the financial position and the results of operations and cash flows for such periods. Operating results of interim periods are not necessarily indicative of results for a full year.

     Additional disclosures and information are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

3.  ACQUISITIONS:

     On February 3, 1999, Media acquired the cable television assets of Bayou Vision, Inc. and Gulf South Cable, Inc. serving approximately 1,950 subscribers in the Villages of Estherwood, Morse and Mermentau and Acadia and Livingston Parish, Louisiana. The

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES cash purchase price was approximately $2,700 and was paid out of available Company funds.

4.  DEBT

     Media maintained a credit agreement (the "Credit Agreement") with aggregate commitments under the Credit Agreement totaling $150,000, consisting of a $40,000 revolver, $60,000 Tranche A Term Loans and $50,000 Tranche B Term Loans. On April 30, 1999, in connection with the Charter Transaction all amounts outstanding, including accrued interest and fees, under the Credit Agreement were paid in full and the Credit Agreement was terminated.

     The Charter Transaction resulted in a "change of control" of the Company. On May 28, 1999, in accordance with the terms and conditions of the indenture governing the 10% senior discount notes (the "Notes"), the Company made an offer (the "Purchase Offer") to purchase any and all of the Notes at 101% of their accreted value, plus accrued and unpaid interest, if any, through June 28, 1999. The Purchase Offer expired on June 23, 1998, and 48,762 notes ($1,000 face amount at maturity) were validly tendered. On June 28, 1999, CC LLC made a capital contribution in the amount of $34,223 enabling the Company to purchase the Notes.

     The indenture governing the Notes limits cash payments by the Company to the sum of: i) the amount by which consolidated EBITDA (as defined) exceeds 130% of consolidated interest expense (as defined) determined on a cumulative basis,
ii) capital contributions, and iii) an amount equal to the net reduction in investments (as defined). To the extent permitted by the indenture excess cash will be distributed to CC LLC, including repayments of borrowings under Charter Communications Operating, LLC's ("CCO") credit facility (the "CCO Credit Agreement").

     The Company and all subsidiaries of CCO have guaranteed payment and performance by CCO of its obligations under the CCO Credit Agreement. In addition, Group and its wholly owned subsidiaries, and all subsidiaries of CCO have pledged their ownership interests as collateral to the CCO Credit Agreement.

5.  RELATED PARTY TRANSACTIONS

     In connection with the TWI Acquisition, Media entered into an agreement with Time Warner, pursuant to which Time Warner would manage the Company's programming in exchange for providing the Company access to certain Time Warner programming arrangements (the "Time Warner Agreement"). Management believes that these programming rates made available through its relationship with Time Warner are lower than the Company could obtain separately. Such volume rates are not available after the Charter Transaction.

     For the four months ended April 30, 1999, the Company incurred $2,716 for programming services under this agreement. For the period from April 9, 1998 to June 30, 1998 the programming services incurred under this agreement were $1,300. In addition, the Company incurred programming costs of $958 and $1,000 for programming services owned

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES directly or indirectly by Time Warner entities for the four months ended April 30, 1999 and for the period from April 9, 1998 to June 30, 1998, respectively.

     In connection with the Charter Transaction, the Time Warner Agreement was terminated on April 30, 1999, and Media returned to Time Warner $650 in deferred marketing credits owed to program providers under the programming arrangements.

     The Company has utilized the law firm of one of its board members for legal services related to the TWI Acquisition, financing agreements and various ongoing legal matters. These fees totaled approximately $154 and $-0- for the four months ended April 30, 1999 and for the period from April 9, 1998 to June 30, 1998, respectively.

     Prior to the consummation of the TWI Acquisition, Media paid fees to six senior managers of the Company who are investors in the Company for services rendered relating to the Acquisition and the Credit Agreement. These fees totaled $287 for the six months ended June 30, 1998 and were recorded as transaction and financing costs.

6.  EMPLOYEE BENEFIT PLAN

     Beginning April 9, 1998, the Company sponsored a defined contribution plan that covered substantially all employees (the "Plan"). The Plan provided for contributions from eligible employees up to 15% of their compensation subject to a maximum limit as determined by the Internal Revenue Service. The Company's contribution to the Plan was limited to 50% of each eligible employee's contribution up to 10% of his or her compensation. The Company had the right to change the amount of the Company's matching contribution percentage. The Company matching contributions totaled $54 for the six months ended April 30, 1999 and $32 for the period from April 9, 1998 to June 30, 1998.

     In connection with the Charter Transaction, the Plan's assets were frozen as of April 30, 1999, and employees became fully vested. Effective July 1, 1999, the Company's employees with two months of service are eligible to participate in the Charter Communications, Inc. 401(k) Plan (the "Charter Plan"). Employees that qualify for participation in the Charter Plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                   UNAUDITED CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1999

ASSETS
Cash and cash equivalents...................................    $  6,894,228
Receivables from subscribers................................       1,858,977
Prepaid expenses and other assets...........................       2,171,812
Property, plant and equipment, net..........................      88,251,876
Intangible assets and deferred costs, net...................      92,775,247
Due to affiliates, net......................................           5,886
                                                                ------------
     Total assets...........................................    $191,958,026
                                                                ============
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................    $  2,598,003
  Accrued expenses..........................................       7,190,566
  Subscriptions received in advance.........................         576,588
  Accrued interest..........................................       3,922,490
  Due to principal owner....................................       5,000,000
  Senior secured notes......................................     115,000,000
  Loans payable to banks....................................     121,261,571
  Senior subordinated loans payable to banks................      12,000,000
  12% subordinated notes, net of unamortized discount of
     $2,313,425.............................................      45,608,577
  Redeemable partnership interests..........................      21,162,288
  Other notes payable.......................................       5,206,373
  Due to affiliates, net....................................              --
                                                                ------------
     Total liabilities......................................     339,526,456
                                                                ------------
Commitments
Partners' deficit:
  Preferred limited partners................................       9,089,226
  Accumulated partners' deficit.............................    (156,656,656)
  Less capital contribution receivable......................          (1,000)
                                                                ------------
     Total partners' deficit................................    (147,568,430)
                                                                ------------
     Total liabilities and partners' deficit................    $191,958,026
                                                                ============

See accompanying notes to unaudited condensed combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

             UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS
                 SIX-MONTH PERIODS ENDED JUNE 30,1998 AND 1999

                                                        1998            1999
                                                    ------------    ------------
Revenues..........................................  $ 37,208,700    $ 42,956,363
                                                    ------------    ------------
Operating expenses:
  Operating expenses..............................    11,379,819      13,333,558
  General and administrative expenses.............     6,274,221       6,991,885
  Marketing expenses..............................     1,531,302       1,746,092
  Depreciation and amortization...................    11,772,187      13,583,647
  Management fee charged by affiliate.............     1,578,472       2,147,812
  Corporate and other expenses....................       192,155       4,855,873
                                                    ------------    ------------
     Total operating expenses.....................    32,728,156      42,658,867
                                                    ------------    ------------
  Operating income................................     4,480,544         297,496
                                                    ------------    ------------
Interest expense..................................   (13,808,274)    (15,831,274)
Interest income...................................        49,515         104,794
                                                    ------------    ------------
                                                     (13,758,759)    (15,726,480)
                                                    ------------    ------------
  Net loss........................................  $ (9,278,215)   $(15,428,984)
                                                    ============    ============

See accompanying notes to unaudited condensed combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                   UNAUDITED CONDENSED COMBINED STATEMENTS OF
                          CHANGES IN PARTNERS' DEFICIT
                      SIX-MONTH PERIOD ENDED JUNE 30, 1999

                                                       PARTNERS' DEFICIT
                                    PREFERRED    -----------------------------     CAPITAL
                                     LIMITED       GENERAL     CLASS A LIMITED   CONTRIBUTION
                                     PARTNERS      PARTNER        PARTNERS        RECEIVABLE        TOTAL
                                    ----------   -----------   ---------------   ------------   -------------
Balance at December 31, 1998......  $8,567,467   $  (989,962)   $(134,807,570)     $(1,000)     $(127,231,065)
Distribution of additional
  preferred partnership
  interests.......................     521,759        (5,218)        (516,541)          --                 --
Accretion of redeemable
  partnership interests...........          --       (49,084)      (4,859,297)          --         (4,908,381)
Net loss..........................          --      (154,290)     (15,274,694)          --        (15,428,984)
                                    ----------   -----------    -------------      -------      -------------
Balance at June 30, 1999..........  $9,089,226   $(1,198,554)   $(155,458,102)     $(1,000)     $(147,568,430)
                                    ==========   ===========    =============      =======      =============

See accompanying notes to unaudited condensed combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

             UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                 SIX-MONTHS PERIOD ENDED JUNE 30, 1998 AND 1999

                                                                 1998           1999
                                                              -----------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(9,278,215)  $(15,428,984)
                                                              -----------   ------------
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................   11,772,187     13,583,647
     Amortization of debt discount and deferred financing
      costs.................................................      460,010        483,210
     Gain on sale of equipment..............................       (1,498)       (10,603)
     Interest on 12% subordinated notes paid through the
      issuance of additional notes..........................    2,408,370      2,706,044
     Change in operating assets and liabilities:
       Decrease in receivables from subscribers.............     (162,393)      (200,619)
       (Increase) decrease in prepaid expenses and other
        assets..............................................     (645,035)     1,300,771
       Increase in financing costs incurred.................           --             --
       Decrease in accounts payable and accrued expenses....   (2,396,567)       104,941
       Increase in subscriptions received in advance........     (144,134)      (242,975)
       Increase in accrued interest.........................      141,755        180,036
                                                              -----------   ------------
          Total adjustments.................................   11,432,695     17,904,452
                                                              -----------   ------------
          Net cash provided by operating activities.........    2,154,480      2,475,468
                                                              -----------   ------------
Cash flows from investing activities:
  Purchases of property, plant and equipment................   (4,575,109)    (6,127,185)
  Proceeds from sale of equipment...........................       91,128         20,355
  Cash paid for net assets of cable television systems
     acquired...............................................           --     (6,217,143)
  Increase in intangible assets.............................      (69,325)      (238,202)
                                                              -----------   ------------
          Net cash used in investing activities.............   (4,553,306)   (12,562,175)
                                                              -----------   ------------
Cash flows from financing activities:
  Proceeds from bank loans..................................    3,000,000     13,000,000
  Repayment of bank loans...................................       (4,834)        (5,351)
  Repayment of other notes payable..........................     (574,499)      (651,346)
  Advances to affiliates....................................   (3,356,074)    (5,535,838)
  Repayments of advances to affiliates......................    3,309,008      5,282,910
  Payment of financing costs................................           --       (240,000)
                                                              -----------   ------------
          Net cash provided by financing activities.........    2,373,601     11,850,375
                                                              -----------   ------------
          Net increase (decrease) in cash and cash
              equivalents...................................      (25,225)     1,763,668
Cash and cash equivalents at beginning of period............    4,372,281      5,130,561
                                                              -----------   ------------
Cash and cash equivalents at end of period..................  $ 4,347,056   $  6,894,229
                                                              ===========   ============
Supplemental cash flow information:
  Interest paid.............................................  $10,798,139   $ 12,461,977
                                                              ===========   ============
  Other non-cash items:
     Acquisition of property, plant and equipment through
      issuance of other notes payable.......................  $   501,502   $    389,223
                                                              ===========   ============

See accompanying notes to unaudited condensed combined financial statements.

                     HELICON PARTNERS I, L.P AND AFFILIATES

           NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
                                 JUNE 30, 1999

1.  ORGANIZATION AND NATURE OF BUSINESS

     Helicon Partners I, L.P. ("the Partnership") was organized as a limited partnership on November 30, 1994 under the laws of the State of Delaware. On April 8, 1996, Baum Investments, Inc. acquired a 1% general partnership interest in the Partnership through an initial capital contribution of $1,500 and the existing limited partners of The Helicon Group, L.P. ("THGLP"), formed in 1993, exchanged their limited partnership interests in THGLP for all Class A Common Limited Partnership Interests and Preferred Limited Partnership Interests in the Partnership. As a result of this exchange, THGLP became 99% owned by the Partnership. The Partnership now owns all of the limited partnership interests in THGLP and Baum Investments, Inc. ("Baum") continues to be the general partner of THGLP and to own a 1% general partnership interest in THGLP. The Partnership also owns a 99% interest and THGLP a 1% interest in HPI Acquisition Co., LLC ("HPIAC"), a Delaware limited liability company formed on February 7, 1996. The Company also owns a 89% limited partnership interest and Baum Investments, Inc. a 1% general partnership interest in Helicon OnLine, L. P. ("HOL"), a Delaware limited partnership formed May 31, 1997. The Partnership, THGLP, HPIAC and HOL are referred to collectively herein as the Company.

     The Partnership operates in one business segment offering cable television services in the states of Pennsylvania, West Virginia, North Carolina, South Carolina, Louisiana, Vermont and New Hampshire, Georgia and Tennessee. The Company also offers to customers advanced services, such as paging, cable modems and private data network systems under the name of "Helicon Network Solutions", as well as, dial up internet service in Pennsylvania and Vermont under the name of "Helicon OnLine".

     On July 30, 1999, Charter-Helicon, LLC ("Charter-Helicon"), acquired a 1% interest in THGLP previously owned by Baum Investments, Inc. and became the General Partner of THGLP. Concurrently, Charter-Helicon and Charter Communications, LLC ("CC-LLC"), parent of Charter-Helicon, acquired all of the partnership interests of the Partnership. These transactions are collectively referred to as the "Helicon/Charter Deal" herein. In connection with the Helicon/Charter Deal, $228,985,000 of cash was paid to the equity holders; Baum retained a $25,000,000 limited liability company membership interest in Charter-Helicon; debt of $197,447,000 was repaid; debt of $115,000,000 was assumed; and other costs totaling $4,285,000 were incurred. Effective with this change of ownership, the Company will be managed by Charter Investment, Inc.

     In the opinion of management, the accompanying unaudited condensed combined financial statements of the Partnership reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the Partnership's combined financial position as of June 30, 1999, and their results of operations and cash flows for the three-month periods ended June 30, 1998 and 1999. The results of operations for the three-month period ended June 30, 1999 are not necessarily indicative of the results for a full year.

                     HELICON PARTNERS I, L.P AND AFFILIATES

2.  ACQUISITIONS

     On December 31, 1998, HPIAC acquired the net assets of cable television systems serving approximately 11,225 (unaudited) subscribers primarily in the North Carolina community of Roanoke Rapids. The aggregate purchase price was $26,063,284 including acquisition costs of $535,875 and was allocated to the net assets acquired, which included property, equipment and intangible assets, based on their estimated fair value.

     On January 7, 1999, THGLP acquired the cable television systems, serving approximately 4,350 (unaudited) subscribers in the North Carolina counties of Carter, Johnson and Unicol. The aggregate purchase price was approximately $5,228,097 and was allocated to the net assets acquired, which included property and equipment and intangible assets.

     On March 1, 1999, HPIAC acquired a cable television system serving approximately 551 (unaudited) subscribers in the communities of Abbeville, Donalds and Due West, South Carolina. The aggregate purchase price was approximately $723,356 and was allocated to the net assets acquired, which included property, equipment and intangible assets, based on their estimated fair value.

     The operating results relating to the above acquisitions, effective with their acquisition dates, are included in the accompanying unaudited condensed combined financial statements.

     On April 6, 1999, the HPIAC acquired a cable television system serving approximately 314 (unaudited) subscribers in the communities of Mentone and part of DeKalb, Alabama. The aggregate purchase price was approximately $265,690 and was allocated to the net assets acquired, which included property, equipment and intangible assets, based on their estimated fair value.

3.  LOANS PAYABLE TO BANKS

     On January 5, 1999, THGLP entered into a $12,000,000 Senior Subordinated Loan Agreement with Paribas Capital Funding, LLC ("the 1999 Credit Facility"). The Facility is non-amortizing and is due January 5, 2003. Initial borrowings of $7,000,000 under this Facility financed the acquisition of certain cable television assets in North Carolina. On February 19, 1999, the Company borrowed the remainder $5,000,000 available under the 1999 Credit Facility. Interest on the $12,000,000 is payable at 11.5% per annum.

                            INTERMEDIA CABLE SYSTEMS
                (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS
                   AND INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                          JUNE 30,      DECEMBER 31,
                                                            1999            1998
                                                         -----------    ------------
                                                         (UNAUDITED)
ASSETS
Accounts receivable, net of allowance for doubtful
  accounts of $1,417 and $899, respectively............   $ 16,009        $ 14,425
Receivable from affiliates.............................      5,250           5,623
Prepaid expenses.......................................        487             423
Other current assets...................................        232             350
                                                          --------        --------
          Total current assets.........................     21,978          20,821
Intangible assets, net.................................    226,040         255,356
Property and equipment, net............................    231,382         218,465
Deferred income taxes..................................     15,288          12,598
Investments and other non-current assets...............      5,535           2,804
                                                          --------        --------
          Total assets.................................   $500,223        $510,044
                                                          ========        ========
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities...............   $ 19,874        $ 19,230
Deferred revenue.......................................     11,778          11,104
Payable to affiliates..................................      4,607           3,158
                                                          --------        --------
          Total current liabilities....................     36,259          33,492
Note payable to InterMedia Partners IV, L.P............    414,493         396,579
Deferred channel launch revenue........................      3,492           4,045
                                                          --------        --------
          Total liabilities............................    454,244         434,116
                                                          --------        --------
Commitments and contingencies
Mandatorily redeemable preferred shares................     14,676          14,184
Equity.................................................     31,303          61,744
                                                          --------        --------
          Total liabilities and equity.................   $500,223        $510,044
                                                          ========        ========

     See accompanying notes to the condensed combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                          ---------------------
                                                            1999         1998
                                                          ---------    --------
                                                               (UNAUDITED)
REVENUES
Basic and cable services................................  $  69,705    $ 61,679
Pay service.............................................     13,606      11,934
Other service...........................................     17,333      12,247
                                                          ---------    --------
                                                            100,644      85,860
COSTS AND EXPENSES
Program fees............................................     23,530      19,186
Other direct expenses...................................     10,055       8,253
Selling, general and administrative expenses............     21,663      15,752
Management and consulting fees..........................      1,566       1,562
Depreciation and amortization...........................     52,309      41,413
                                                          ---------    --------
                                                            109,123      86,166
                                                          ---------    --------
(Loss) income from operations...........................     (8,479)       (306)
                                                          ---------    --------
OTHER INCOME (EXPENSE)
Interest expense........................................    (11,757)    (13,440)
Interest and other income...............................        163         137
Other expense...........................................         (6)        (24)
                                                          ---------    --------
                                                            (11,600)    (13,327)
                                                          ---------    --------
Loss before income tax benefit..........................    (20,079)    (13,633)
Income tax benefit......................................      2,690       2,689
                                                          ---------    --------
Net loss................................................    (17,389)    (10,944)
OTHER COMPREHENSIVE INCOME
Unrealized loss on available-for-sale securities........       (310)         --
                                                          ---------    --------
Comprehensive loss......................................  $ (17,699)   $(10,944)
                                                          ---------    --------

     See accompanying notes to the condensed combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                    COMBINED STATEMENTS OF CHANGES IN EQUITY
                             (DOLLARS IN THOUSANDS)

Balance at January 1, 1998..................................  $ 58,713
Net loss....................................................    (3,521)
Accretion for mandatorily redeemable preferred shares.......      (945)
Net cash contributions from parent..........................     6,350
In-kind contribution from parent............................     1,147
                                                              --------
Balance at December 31, 1998................................    61,744
Net loss (unaudited)........................................   (17,389)
Accretion for mandatorily redeemable preferred shares
  (unaudited)...............................................      (492)
Net cash distributions to parent (unaudited)................   (12,250)
Other comprehensive income (unaudited)......................      (310)
                                                              --------
Balance at June 30, 1999 (unaudited)........................  $ 31,303
                                                              --------

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,
                                                           --------------------
                                                             1999        1998
                                                           --------    --------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss...............................................  $(17,389)   $(10,944)
  Adjustments to reconcile net loss to cash flows from
     operating activities:
     Depreciation and amortization.......................    52,309      41,413
     Changes in assets and liabilities:
       Accounts receivable...............................    (1,584)       (398)
       Receivables from affiliates.......................       373      (1,794)
       Prepaid expenses..................................       (64)         49
       Other current assets..............................       118          28
       Deferred income taxes.............................    (2,690)     (2,689)
       Investments and other non-current assets..........    (3,041)        148
       Accounts payable and accrued liabilities..........     2,487      (3,406)
       Deferred revenue..................................       957       1,248
       Payables to affiliates............................     1,449        (187)
       Accrued interest..................................    11,757      13,440
       Deferred channel launch revenue...................      (836)       (350)
                                                           --------    --------
  Cash flows from operating activities...................    43,846      36,558
                                                           --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment....................   (37,441)    (36,576)
  Intangible assets......................................      (312)       (333)
                                                           --------    --------
  Cash flows from investing activities...................   (37,753)    (36,909)
                                                           --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (distributions) contributions to/from parent.......   (12,250)      6,768
  Net borrowings (repayments) of intercompany debt.......     6,157      (6,417)
                                                           --------    --------
  Cash flows from financing activities...................    (6,093)        351
                                                           --------    --------
Net change in cash.......................................        --          --
                                                           --------    --------
Cash at beginning of period..............................        --          --
                                                           --------    --------
Cash at end of period....................................  $     --    $     --
                                                           ========    ========

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

THE CHARTER TRANSACTIONS

     InterMedia Partners, a California limited partnership ("IP-I"), and InterMedia Capital Partners IV, L.P., a California limited partnership, ("ICP-IV", together with IP-I, "InterMedia") are affiliated through common control and management. Robin Media Group, Inc., a Nevada corporation, ("RMG") is a majority owned subsidiary of ICP-IV. On April 20, 1999, InterMedia and certain of its affiliates entered into agreements (the "Agreements") with affiliates of Charter Communications, Inc. ("Charter") to sell and exchange certain of their cable television systems ("the Charter Transactions").

     Specifically, ICP-IV and its affiliates have agreed to sell certain of their cable television systems in Tennessee and Gainesville, Georgia through a combination of asset sales and the sale of their equity interests in RMG, and to exchange their systems in and around Greenville and Spartanburg, South Carolina for Charter systems located in Indiana, Kentucky, Utah and Montana. Immediately upon Charter's acquisition of RMG, IP-I will exchange its cable television systems in Athens, Georgia, Asheville and Marion, North Carolina and Cleveland, Tennessee for RMG's cable television systems located in middle Tennessee.

     The Charter Transactions are expected to close during the third or fourth quarter of 1999. The cable systems retained by Charter upon consummation of the Charter Transactions, together with RMG, are referred to as the "InterMedia Cable Systems," or the "Systems."

PRESENTATION

     The Systems being sold or exchanged do not individually or collectively comprise a separate legal entity. Accordingly, the accompanying condensed combined financial statements have been carved-out from the historical accounting records of InterMedia.

     The accompanying unaudited interim condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, certain footnote disclosures have been condensed or omitted. In the management's opinion, the interim unaudited condensed combined financial statements reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the Systems' financial position as of June 30, 1999, and their results of operations for the six months ended June 30, 1999 and 1998 and cash flows for the six months ended June 30, 1999 and 1998. The results of operations for these periods are not necessarily indicative of results that may be expected for the year ending December 31, 1999. These condensed combined financial statements should be read in conjunction with the Systems' audited combined financial statements and notes thereto for the year ended December 31, 1998 contained elsewhere in this document.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED

CARVE-OUT METHODOLOGY

     Throughout the periods covered by the condensed combined financial statements, the individual cable systems were operated and accounted for separately. However, the Charter Transactions exclude certain systems (the "Excluded Systems") which were operated as part of the Marion, North Carolina and western Tennessee systems throughout 1998 and 1999. For purposes of carving out and excluding the results of operations and financial position of the Excluded Systems from the condensed combined financial statements, management has estimated the revenues, expenses, assets and liabilities associated with each Excluded System based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the Marion, North Carolina and western Tennessee systems, respectively. Management believes the basis used for these allocations is reasonable. The Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Systems were a separate legal entity.

     Management and consulting fees represent an allocation of management fees charged to IP-I and ICP-IV by InterMedia Capital Management, a California limited partnership ("ICM") and InterMedia Management, Inc. ("IMI"), respectively. ICM is a limited partner of IP-I. IMI is the managing member of each of the general partners of IP-I and ICP-IV. These fees are charged at a fixed amount per annum pursuant to a management agreement and have been allocated to the Systems based upon the allocated contributed capital of the individual systems as compared to the total contributed capital of InterMedia's subsidiaries.

     As more fully described in Note 4 -- "Related Party Transactions," certain administrative services are also provided by IMI and are charged to all affiliates based on relative basic subscriber percentages.

CASH AND INTERCOMPANY ACCOUNTS

     Under InterMedia's centralized cash management system, cash requirements of its individual operating units were generally provided directly by InterMedia and the cash generated or used by the Systems is transferred to/from InterMedia, as appropriate, through intercompany accounts. The intercompany account balances between InterMedia and the individual operating units, except RMG's intercompany note payable to InterMedia Partners IV, L.P. ("IP-IV"), as described in
Note 3 -- "Note Payable to InterMedia Partners IV, L.P.," are not intended to be settled. Accordingly, the balances, other than RMG's note payable to IP-IV, are included in equity and all net cash generated from operations, investing activities and financing activities have been included in the Systems' net (distributions) contributions to/from parent in the combined statements of cash flows.

     IP-I and ICP-IV or its subsidiaries maintain all external debt to fund and manage InterMedia's operations on a centralized basis. The condensed combined financial statements present only the debt and related interest expense of RMG, which is to be assumed and repaid by Charter pursuant to the Charter Transactions. See Note 3 -- "Note

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED

Payable to InterMedia Partners IV, L.P." Debt, unamortized debt issue costs and interest expense related to the financing of the cable systems not owned by RMG have not been allocated to the InterMedia Cable Systems. As such, the level of debt, unamortized debt issue costs and related interest expense presented in the condensed combined financial statements are not representative of the debt that would be required or interest expense incurred if the InterMedia Cable Systems were a separate legal entity.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.  EXCHANGE OF CABLE PROPERTIES

EXCHANGE

     On December 31, 1998, certain of the Systems' cable television assets located in and around western and eastern Tennessee ("Exchanged Assets"), serving approximately 10,600 (unaudited) basic subscribers, plus cash of $398 were exchanged for other cable television assets located in and around western and eastern Tennessee, serving approximately 10,000 (unaudited) basic subscribers.

     The exchange resulted in a gain of $26,218 calculated as the difference between the fair value of the assets received and the net book value of the Exchanged Assets less cash paid of $398.

3.  NOTE PAYABLE TO INTERMEDIA PARTNERS IV, L.P.

     RMG's note payable to IP-IV consists of the following:

                                                 JUNE 30,    DECEMBER 31,
                                                   1999          1998
                                                 --------    ------------
Intercompany revolving credit facility,
  $1,200,000 commitment as of June 30, 1999,
  interest currently at 6.57% payable on
  maturity, matures December 31, 2006..........  $414,493      $396,579
                                                 ========      ========

     RMG's debt is outstanding under an intercompany revolving credit facility executed with IP-IV. The revolving credit facility currently provides for $1,200,000 of available credit.

     RMG's intercompany revolving credit facility requires repayment of the outstanding principal and accrued interest on the earlier of (i) December 31, 2006, or (ii) acceleration of any of IP-IV's obligations to repay its bank debt outstanding under its revolving credit facility ("IP-IV Revolving Credit Facility") and term loan agreement ("IP-IV Term

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED

Loan", together with the IP-IV Revolving Credit Facility, the "IP-IV Bank Facility") dated July 30, 1996.

     Interest rates under RMG's intercompany revolving credit facility are calculated monthly and are referenced to those made available under the IP-IV Bank Facility. Interest rates ranged from 6.24% to 6.84% during the six months ended June 30, 1999.

     Charter has an obligation to assume and repay RMG's intercompany revolving credit facility pursuant to the Charter Transactions.

     Advances under the IP-IV Bank Facility are available under interest rate options related to the base rate of the administrative agent for the IP-IV Bank Facility ("ABR") or LIBOR. Interest rates on borrowings under the IP-IV Term Loan vary from LIBOR plus 1.75% to LIBOR plus 2.00% or ABR plus 0.50% to ABR plus 0.75% based on IP-IV's ratio of debt outstanding to annualized quarterly operating cash flow ("Senior Debt Ratio"). Interest rates on borrowings under the IP-IV Revolving Credit Facility also vary from LIBOR plus 0.625% to LIBOR plus 1.50% or ABR to ABR plus 0.25% based on IP-IV's Senior Debt Ratio. The IP-IV Bank Facility requires quarterly payment of fees on the unused portion of the IP-IV Revolving Credit Facility of 0.375% per annum when the Senior Debt Ratio is greater than 4.0:1.0 and at 0.25% when the Senior Debt Ratio is less than or equal to 4.0:1.0.

     The terms and conditions of RMG's intercompany debt agreement are not necessarily indicative of the terms and conditions which would be available if the Systems were a separate legal entity.

4.  RELATED PARTY TRANSACTIONS

     ICM and IMI provide certain management services to IP-I and ICP-IV, respectively, for per annum fixed fees, of which 20% per annum is deferred and payable in each following year in order to support InterMedia's debt. Management fees charged to InterMedia were $2,706 for the six months ended June 30, 1999 and 1998. Of the fees charged to InterMedia, $1,566 and $1,562 were charged to the Systems for the six months ended June 30, 1999 and 1998, respectively.

     IMI has entered into agreements with both IP-I and ICP-IV to provide accounting and administrative services at cost. Under the terms of the agreements, the expenses associated with rendering these services are charged to the Systems and other affiliates based upon relative basic subscriber percentages. Management believes this method to be reflective of the actual cost. Administrative fees charged by IMI were $2,009 and $2,070 for the six months ended June 30, 1999 and 1998, respectively. Receivable from affiliates at June 30, 1999 and December 31, 1998 include $45 and $52, respectively, of advances to IMI, net of administrative fees charged by IMI and operating expenses paid by IMI on behalf of the Systems.

     IP-I is majority-owned, and ICP-IV is owned in part, by AT&T Broadband & Internet Services ("AT&TBIS"), formerly Tele-Communications, Inc. As affiliates of AT&TBIS, IP-I and ICP-IV are able to purchase programming services from a subsidiary

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED

of AT&TBIS. Management believes that the overall programming rates made available through this relationship are lower than the Systems could obtain separately. Such volume rates may not continue to be available in the future should AT&TBIS's ownership interest in InterMedia significantly decrease. Programming fees charged by the AT&TBIS subsidiary to the Systems for the six months ended June 30, 1999 and 1998 amounted to $17,276 and $14,399, respectively. Payable to affiliates includes programming fees payable to the AT&TBIS subsidiary of $3,151 and $2,918 at June 30, 1999 and December 31, 1998, respectively.

     On January 1, 1998 an affiliate of AT&TBIS entered into agreements with InterMedia to manage the Systems' advertising business and related services for an annual fixed fee per advertising sales subscriber, as defined by the agreements. In addition to the annual fixed fee AT&TBIS is entitled to varying percentage shares of the incremental growth in annual cash flows from advertising sales above specified targets. Management fees charged by the AT&TBIS subsidiary for the six months ended June 30, 1999 amounted to $202. Receivable from affiliates at June 30, 1999 and December 31, 1998 includes $5,069 and $3,437, respectively, of receivables from AT&TBIS for advertising sales.

     As part of its normal course of business the Systems are involved in transactions with affiliates of InterMedia which own and operate cable television systems. Such transactions include purchases and sales at cost of inventories used in construction of cable plant. Receivable from affiliates at June 30, 1999 and December 31, 1998 include $136 and $2,134, respectively, of receivables from affiliated systems. Payable to affiliates at June 30, 1999 and December 31, 1998 includes $1,410 and $208, respectively, of payables to affiliated systems.

5.  COMMITMENTS AND CONTINGENCIES

     The Systems are committed to provide cable television services under franchise agreements with remaining terms of up to twenty years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

     Current Federal Communications Commission ("FCC") regulations require that cable television operators obtain permission to retransmit major network and certain local television station signals. The Systems have entered into retransmission agreements with all applicable stations in exchange for in-kind and/or other consideration.

     InterMedia has been named in several certified class actions in various jurisdictions concerning its late fee charges and practices. Certain cable systems owned by InterMedia charge late fees to customers who do not pay their cable bills on time. These late fee cases challenge the amount of the late fees and the practices under which they are imposed. The Plaintiffs raise claims under state consumer protection statutes, other state statutes and common law. Plaintiffs generally allege that the late fees charged by InterMedia's cable systems in the States of Tennessee, South Carolina and Georgia are not reasonably related to the costs incurred by the cable systems as a result of late payment. Plaintiffs seek to require cable systems to reduce their late fees on a prospective basis and to provide

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED

compensation for alleged excessive late fee charges for past periods. These cases are either at the early stages of the litigation process or are subject to a case management order that sets forth a process leading to mediation. Based upon the facts available management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial condition of the Systems.

     Under existing Tennessee laws and regulations, the Systems paid an Amusement Tax in the form of a sales tax on programming service revenues generated in Tennessee in excess of charges for the basic and expanded basic levels of service. Under the existing statute, only the service charges or fees in excess of the charges for the "basic cable" television service package were not exempt from the Amusement Tax. Related regulations clarify the definition of basic cable to include two tiers of service, which InterMedia's management and other operators in Tennessee have interpreted to mean both the basic and expanded basic levels of service.

     In the Spring of 1999 Tennessee Department of Revenue ("TDOR") proposed legislation that was passed by the Tennessee State Legislature which replaced the current Amusement Tax with a new sales tax on all cable service revenues in excess of fifteen dollars per month effective September 1, 1999. The new tax would be computed at a rate approximately equal to the existing effective tax rate.

     Prior to the passage of the new sales tax legislation, the TDOR suggested that unless InterMedia and other cable operators in Tennessee support the proposed legislation, it would assess additional taxes on prior years' expanded basic service revenue. The TDOR can issue an assessment for prior periods up to three years. Management estimates that the amount of such an assessment, if made for all periods not previously audited, would be approximately $5.4 million. InterMedia's management believes that it is possible but not likely that the TDOR can make such an assessment and prevail in defending it. Management also believes that such an assessment is not likely based on the passage of the new sales tax legislation.

     InterMedia's management believes it has made a valid interpretation of the current Tennessee statute and regulations and that it has properly determined and paid all sales tax due. InterMedia further believes that the legislative history of the current statute and related regulations, as well as the TDOR's history of not making assessments based on audits of prior periods, support InterMedia's interpretation. InterMedia and other cable operators in Tennessee are aggressively defending their past practices on calculation and payment of the Amusement Tax.

     The Systems are subject to other claims and litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation or other claims will not have a material adverse effect on the Systems' financial position or results of operations.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED

6.  CHANNEL LAUNCH REVENUE

     During 1997 and 1998, the Systems were credited with amounts representing their share of payments received or to be received by InterMedia from certain programmers to launch and promote their new channels. Of the total amount credited, the Systems recognized advertising revenue of $333 during the six months ended June 30, 1999 for advertisements provided by the Systems to promote the new channels. No advertising revenue was recognized for the six-month period ended June 30, 1998 related to the promotion of these new channels. The remaining amounts credited to the Systems are being amortized over the respective terms of the program agreements which range between five and ten years. The Systems amortized and recorded as other service revenues of $316 and $350 for the six months ended June 30, 1999 and 1998, respectively.

7.  SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     Total accretion on RMG's Redeemable Preferred Stock for the six months ended June 30, 1999 and 1998 amounted to $492 and $459, respectively.

                       RIFKIN CABLE INCOME PARTNERS L. P.

                                 BALANCE SHEET
                                  (UNAUDITED)

                                                       12/31/98        6/30/99
                                                      -----------    -----------
ASSETS
Cash and cash equivalents...........................  $    65,699    $    43,982
Customer accounts receivable, net of allowance for
  doubtful accounts of $18,278 in 1998 and $12,047
  in 1999...........................................       51,523         47,580
Other receivables...................................      133,278         72,684
Prepaid expenses and deposits.......................       70,675         22,997
Property, plant and equipment, at cost:
  Cable television transmission and distribution
     system and related equipment...................    8,758,525     11,051,767
  Land, buildings, vehicles and furniture and
     fixtures.......................................      623,281        468,694
                                                      -----------    -----------
                                                        9,381,806     11,520,461
  Less accumulated depreciation.....................   (4,354,685)      (588,674)
                                                      -----------    -----------
     Net property, plant and equipment..............    5,027,121     10,931,787
Franchise costs and other intangible assets, net of
  accumulated amortization of $2,033,405 in 1998 and
  $563,545 in 1999..................................    1,772,345     12,920,055
                                                      -----------    -----------
          Total assets..............................  $ 7,120,641    $24,039,085
                                                      ===========    ===========
LIABILITIES AND PARTNERS' EQUITY
Accounts payable and accrued liabilities............  $   396,605    $   421,834
Customer deposits and prepayments...................      126,212        121,878
Interest payable....................................           --          3,539
Interpartnership debt...............................    2,865,426      1,585,851
                                                      -----------    -----------
          Total liabilities.........................    3,388,243      2,133,102
Partners' equity:
  General partner...................................      822,837      8,796,860
  Limited partners..................................    2,909,561     13,109,123
                                                      -----------    -----------
          Total partners' equity....................    3,732,398     21,905,983
                                                      -----------    -----------
          Total liabilities and partners' equity....  $ 7,120,641    $24,039,085
                                                      ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                        ------------------------
                                                         6/30/98       6/30/99
                                                        ----------    ----------
REVENUE:
Service...............................................  $2,380,813    $2,506,608
Installation and other................................     166,952       201,478
                                                        ----------    ----------
          Total revenue...............................   2,547,765     2,708,086
COSTS AND EXPENSES:
Operating expense.....................................     387,727       291,302
Programming expense...................................     503,809       599,910
Selling, general and administrative expense...........     298,255       337,492
Depreciation..........................................     311,649       589,613
Amortization..........................................     100,145       563,545
Management fees.......................................     127,388       135,335
Loss (gain) on disposal of assets.....................        (420)       25,109
                                                        ----------    ----------
          Total costs and expenses....................   1,728,553     2,542,306
                                                        ----------    ----------
Operating income......................................     819,212       165,780
Interest expense......................................     193,502        96,891
                                                        ----------    ----------
Net income............................................  $  625,710    $   68,889
                                                        ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                         STATEMENT OF PARTNERS' EQUITY
                                  (UNAUDITED)

                                          GENERAL        LIMITED
                                          PARTNER       PARTNERS         TOTAL
                                         ----------    -----------    -----------
Partners' equity, December 31, 1997....  $  263,171    $ 2,170,336    $ 2,433,507
Net income.............................     269,606        356,104        625,710
                                         ----------    -----------    -----------
Partners' equity, June 30, 1998........  $  532,777    $ 2,526,440    $ 3,059,217
                                         ==========    ===========    ===========
---------------------------------------------------------------------------------

Partners' equity, December 31, 1998....  $  822,837    $ 2,909,561    $ 3,732,398
Partners' contribution.................   7,944,340     10,160,356     18,104,696
Net income.............................      29,683         39,206         68,889
                                         ----------    -----------    -----------
Partners' equity, June 30, 1999........  $8,796,860    $13,109,123    $21,905,983
                                         ==========    ===========    ===========

The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

    The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                           SIX MONTHS ENDED
                                                       -------------------------
                                                        6/30/98        6/30/99
                                                       ----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................................  $  625,710    $    68,889
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization......................     411,794      1,153,158
  Amortization of deferred loan cost.................       9,485             --
  Loss (gain) on disposal of fixed assets............        (420)        25,109
  Decrease (increase) in customer accounts
     receivable......................................      (1,563)         3,943
  Decrease in other receivables......................      65,289         60,594
  Decrease (increase) in prepaid expenses and
     other...........................................      (5,196)        47,677
  Increase (decrease) in accounts payable and accrued
     liabilities.....................................     (17,175)        25,229
  Decrease in customer deposits and prepayments......     (45,512)        (4,334)
  Increase (decrease) in interest payable............      (4,216)         3,539
                                                       ----------    -----------
     Net cash provided by operating activities.......   1,038,196      1,383,804
                                                       ----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment.........    (199,764)      (122,490)
  Additions to other intangible assets...............          --         (4,956)
  Proceeds from the sale of assets...................       2,812          1,500
                                                       ----------    -----------
     Net cash used in investing activities...........    (196,952)      (125,946)
                                                       ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of long-term debt.........................    (464,750)            --
  Change in interpartnership debt, net...............          --     (1,279,575)
                                                       ----------    -----------
     Net cash used in financing activities...........    (464,750)    (1,279,575)
                                                       ----------    -----------
Net increase (decrease) in cash and cash
  equivalent.........................................     376,494        (21,717)
Cash and cash equivalents at beginning of period.....     381,378         65,699
                                                       ----------    -----------
Cash and cash equivalents at end of period...........  $  757,872    $    43,982
                                                       ==========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid......................................  $  188,234    $    93,352
                                                       ==========    ===========

    The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Rifkin Cable Income Partners L.P. (the "Partnership") was formed in 1986 as a limited partnership under the laws of the State of Delaware. The Partnership owns, operates and develops cable television systems in Missouri and New Mexico. Rifkin Cable Management Partners L.P., an affiliate of Rifkin & Associates, Inc., is the general partner of the Partnership.

     The Partnership Agreement (the "Agreement") establishes the respective rights, obligations and interests of the partners. The Agreement provides that net income or loss, certain capital events, and cash distributions (all as defined in the Agreement) are generally allocated 43% to the general partner and 57% to the limited partners.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP

     Effective December 31, 1998, InterLink Communications Partners, LLLP ("ICP") acquired 100% of the Partnership. This transaction was accounted for as a purchase, as such, assets and liabilities were written up to their fair market value. The December 31, 1998 audited financial statements represent the Partnership just prior to this transaction. The June 30, 1999 unaudited financial statements represent the new basis of accounting as property, plant and equipment and franchise cost which were written up by $6,398,400 and $11,701600, respectively.

     Accordingly, the June 30, 1999 unaudited financial statements of the Partnership are not comparable to the December 31, 1998 audited financial statements of the Partnership, which are based upon historic costs.

BASIS OF PRESENTATION

     The accompanying consolidated financial statements are unaudited. However, in the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for fair presentation in accordance with generally accepted accounting principles applicable to interim periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results that may be achieved for the full fiscal year and cannot be used to indicate financial performance for the entire year. The accompanying financial statements should be read in conjunction with the December 31, 1998 audited financial statements of Rifkin Cable Income Partners L.P.

     Effective April 1, 1999, ICP completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. The Partnership's financial statements subsequent to that date represent a divisional carve-out from ICP. These financial statements include all the direct costs of operating its business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of June 30, 1999, and the results of its operations and its cash flows for the six months ended June 30, 1999. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.

                       RIFKIN CABLE INCOME PARTNERS L.P.

ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC

     On February 12, 1999, ICP signed a letter of intent to sell all of ICP's partnership interests to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP signed a definitive Purchase and Sale Agreement with Charter for the sale of the individual partners' interest. ICP and Charter are expected to complete the sale during the third quarter of 1999.

2.  LITIGATION

     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material effect on the Partnership's financial position or results of operations.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                           CONSOLIDATED BALANCE SHEET

                                                      JUNE 30,      DECEMBER 31,
                                                        1999            1998
                                                    ------------    ------------
                                                            (UNAUDITED)
ASSETS
Cash..............................................  $  2,694,050    $  2,324,892
Subscriber accounts receivable, net of allowance
  for doubtful accounts of $283,021 in 1999 and
  $444,839 in 1998................................     2,044,860       1,932,140
Other receivables.................................     3,813,453       5,637,771
Prepaid expenses and other........................     1,290,900       2,398,528
Property, plant and equipment at cost:
  Cable television transmission and distribution
     systems and related equipment................   164,389,372     149,376,914
  Land, building, vehicles and furniture and
     fixtures.....................................     8,431,453       7,421,960
                                                    ------------    ------------
                                                     172,820,825     156,798,874
Less accumulated depreciation.....................   (42,862,043)    (35,226,773)
                                                    ------------    ------------
  Net property, plant and equipment...............   129,958,782     121,572,101
Franchise costs and other intangible assets, net
  of accumulated amortization of $78,661,872 in
  1999 and $67,857,545 in 1998....................   170,219,573     183,438,197
                                                    ------------    ------------
     Total assets.................................  $310,021,618    $317,303,629
                                                    ============    ============
LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued liabilities..........  $ 18,385,567    $ 11,684,594
Subscriber deposits and prepayments...............     1,203,363       1,676,900
Interest payable..................................     7,169,321       7,242,954
Deferred taxes payable............................     6,703,000       7,942,000
Notes payable.....................................   225,575,000     224,575,000
                                                    ------------    ------------
     Total liabilities............................   259,036,251     253,121,448
Commitments:
Redeemable partners' interests....................    16,732,480      10,180,400
Partners' capital (deficit):
  General partner.................................    (2,941,996)     (1,991,018)
  Limited partners................................    36,851,306      55,570,041
  Preferred equity interest.......................       343,577         422,758
                                                    ------------    ------------
     Total partners' capital......................    34,252,887      54,001,781
                                                    ------------    ------------
     Total liabilities and partners' capital......  $310,021,618    $317,303,629
                                                    ============    ============

See accompanying notes to financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                     ---------------------------
                                                         1999           1998
                                                     ------------    -----------
                                                             (UNAUDITED)
REVENUE:
Service............................................  $ 44,101,504    $40,840,852
Installation and other.............................     4,482,312      3,460,924
                                                     ------------    -----------
     Total revenue.................................    48,583,816     44,301,776
COSTS AND EXPENSES:
Operating expense..................................     6,644,646      7,005,851
Programming expense................................    10,639,390      9,249,482
Selling, general and administrative expense........    10,744,654      6,357,755
Depreciation.......................................     8,246,865      7,409,182
Amortization.......................................    12,738,555     11,274,197
Management fees....................................     1,700,434      1,550,562
Loss on disposal of assets.........................       471,021        647,759
                                                     ------------    -----------
     Total costs and expenses......................    51,185,565     43,494,788
                                                     ------------    -----------
Operating income(loss).............................    (2,601,749)       806,988
Gain on sale of Michigan assets....................            --     (5,989,846)
Interest expense...................................    11,722,458     11,717,980
                                                     ------------    -----------
Loss before income taxes and cumulative effect of
  accounting change................................   (14,324,207)    (4,921,146)
Income tax benefit.................................    (1,239,000)    (1,900,000)
                                                     ------------    -----------
Loss before cumulative effect of accounting
  change...........................................   (13,085,207)    (3,021,146)
Cumulative effect of accounting change for
  organizational costs.............................       111,607             --
                                                     ------------    -----------
Net loss...........................................  $(13,196,814)   $(3,021,146)
                                                     ============    ===========

See accompanying notes to financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF CASH FLOW

                                                          SIX MONTHS ENDED
                                                              JUNE 30,
                                                    ----------------------------
                                                        1999            1998
                                                    ------------    ------------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..........................................  $(13,196,814)   $ (3,021,146)
Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depreciation and amortization...................    20,985,420      18,683,379
  Amortization of deferred loan cost..............       483,396         494,880
  Gain on sale of Michigan assets.................            --      (5,989,846)
  Loss on disposal of fixed assets................       471,021         647,759
  Cumulative effect of accounting change for
     organizational costs.........................       111,607              --
  Deferred taxes benefit..........................    (1,239,000)     (1,900,000)
  Decrease (increase) in subscriber accounts
     receivable...................................      (112,720)        269,303
  Decrease in other receivables...................     1,824,318          72,181
  Decrease in prepaid expenses and other..........     1,107,628         201,781
  Increase in accounts payable and accrued
     liabilities..................................     6,700,973       1,135,221
  Decrease in subscriber deposits and
     prepayment...................................      (473,537)       (261,722)
  Decrease in interest payable....................       (73,633)       (272,439)
                                                    ------------    ------------
     Net cash provided by operating activities....    16,588,659      10,059,351
                                                    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment........   (17,194,454)    (15,876,545)
Additions to cable television franchises, net of
  retirements and changes in other intangible
  assets..........................................      (114,930)       (757,843)
Net proceeds from sale of Michigan assets.........            --      17,050,564
Net proceeds from the disposal of assets (other
  than Michigan assets)...........................        89,883         118,952
                                                    ------------    ------------
     Net cash provided by (used in) investing
       activities.................................   (17,219,501)        535,128
                                                    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term bank debt.................     9,500,000      12,000,000
Payments of long term-bank debt...................    (8,500,000)    (23,425,000)
                                                    ------------    ------------
     Net cash provided by (used in) financing
       activities.................................     1,000,000     (11,425,000)
                                                    ------------    ------------
NET INCREASE (DECREASE) IN CASH...................       369,158        (830,521)
CASH AT BEGINNING OF PERIOD.......................     2,324,892       1,902,555
                                                    ------------    ------------
CASH AT END OF PERIOD.............................  $  2,694,050    $  1,072,034
                                                    ============    ============

See accompanying notes to financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

             CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL (DEFICIT)
                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                             PREFERRED
                              EQUITY        GENERAL        LIMITED
                             INTEREST       PARTNER       PARTNERS         TOTAL
                             ---------    -----------    -----------    -----------
                                                  (UNAUDITED)
Partners' capital (deficit)
  at 12/31/98..............  $422,758     $(1,991,018)   $55,570,041    $54,001,781
Net loss for the six months
  ended 6/30/99............   (79,181)       (131,968)   (12,985,665)   (13,196,814)
Accretion of redeemable
  partners' interest.......        --        (819,010)    (5,733,070)    (6,552,080)
                             --------     -----------    -----------    -----------
Partners' capital (deficit)
  at 6/30/99...............  $343,577     $(2,941,996)   $36,851,306    $34,252,887
                             ========     ===========    ===========    ===========
Partners' capital (deficit)
  at 12/31/97..............  $276,243     $(1,885,480)   $34,044,912    $32,435,675
Net loss for the six months
  ended 6/30/98............   (18,127)        (30,211)    (2,972,808)    (3,021,146)
Accretion of redeemable
  partners' interest.......        --        (140,975)      (986,825)    (1,127,800)
                             --------     -----------    -----------    -----------
Partners' capital (deficit)
  at 6/30/98...............  $258,116     $(2,056,666)   $30,085,279    $28,286,729
                             ========     ===========    ===========    ===========

See accompanying notes to financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL INFORMATION

     Rifkin Acquisition Partners, L.P. ("RAP L.P.") was formed on December 16, 1988, pursuant to the laws of the State of Colorado, for the purpose of acquiring and operating cable television (CATV) systems. On September 1, 1995, RAP L.P. registered as a limited liability limited partnership, Rifkin Acquisition Partners, L.L.L.P. (the "Partnership"), pursuant to the laws of the State of Colorado. Rifkin Acquisition Management, L.P., was the general partner of RAP L.P. and is the general partner of the Partnership ("General Partner"). The Partnership and its subsidiaries are hereinafter referred to on a consolidated basis as the "Company."

     The Partnership operates under a limited liability limited partnership agreement (the "Partnership Agreement") which establishes contribution requirements, enumerates the rights and responsibilities of the partners and advisory committee, provides for allocations of income, losses and distributions, and defines certain items relating thereto.

     These statements have been completed in conformity with the SEC requirements for unaudited consolidated financial statements for the Company and does not contain all of the necessary footnote disclosures required for a fair presentation of the balance sheets, statements of operations, of partners' capital(deficit), and of cash flows in conformity with generally accepted accounting principles. However, in the opinion of management, this data includes all adjustments, consisting of normal recurring accruals necessary to present fairly the consolidated financial position at June 30, 1999, December 31, 1998 and June 30, 1998, and its consolidated results of operations and cash flows for the six months ended June 30, 1999 and 1998. The consolidated financial statements should be read in conjunction with the Company's annual consolidated financial statements and notes thereto included on Form 10-K, No. 333-3084, for the year ended December 31, 1998.

2.  SUBSEQUENT EVENT

     On February 12, 1999, the Company signed a letter of intent for the partners to sell their partnership interests to Charter Communications, Inc. ("Charter"). On April 26, 1999, the Company signed a definitive Purchase and Sale Agreement with Charter for the sale of the individual partners' interest. The Company and Charter are expected to complete the sale during the third quarter of 1999.

3.  ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

     Effective January 1, 1999, the Company adopted the Accounting Standards Executive Committee's Statement of Position (SOP)98-5 "Reporting on the Costs of Start-Up Activities," which requires the Company to expense all start-up costs related to organizing a new business. During the first quarter of 1999, the Company wrote off the organization costs capitalized in prior years along with the accumulated amortization, resulting in the recognition of a cumulative effect of accounting change loss of $111,607.

4.  RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1998 Consolidated Statement of Operations to conform with the Audited Consolidated Statement of Operations for the year ended December 31, 1998.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

5.  SENIOR SUBORDINATED NOTES

     On January 26, 1996, the Company and its wholly-owned subsidiary, Rifkin Acquisition Capital Corp (RAC), co-issued a $125 million aggregate principal amount of 11 1/8% Senior Subordinated Notes (the "Notes") to institutional investors. These Notes were subsequently exchanged on June 18, 1996 for publicly registered notes with identical terms. Interest on the Notes is payable in cash, semi-annually on January 15 and July 15 of each year, commencing on July 15, 1996. The Notes, which mature on January 15, 2006, can be redeemed in whole or in part, at the Issuers' option, at any time on or after January 15, 2001, at redeemable prices contained in the Notes plus accrued interest. In addition, at any time on or prior to January 15, 1999, the Issuers, at their option, were allowed to redeem up to 25% of the principle amount of the notes issued to institutional investors of not less than $25 million. Such redemption did not take place. The Senior Subordinated Notes had a balance of $125 million at June 30, 1999 and December 31, 1998.

                         INDIANA CABLE ASSOCIATES, LTD.

                                 BALANCE SHEET
                                  (UNAUDITED)

                                                                  6/30/99
                                                                -----------
ASSETS
Cash and cash equivalents...................................    $        --
Customer accounts receivable, less allowance for doubtful
  accounts of $24,729 in 1998 and $9,526 in 1999............         87,996
Other receivables...........................................        263,708
Prepaid expenses and deposits...............................        154,330
Property, plant and equipment:
  Buildings.................................................         32,193
  Transmission and distribution systems and related
     equipment..............................................     12,490,384
  Office furniture and equipment............................         68,003
  Spare parts and construction inventory....................        223,287
                                                                -----------
                                                                 12,813,867
  Less accumulated depreciation.............................        726,498
                                                                -----------
     Net property, plant and equipment......................     12,087,369
Other assets, less accumulated amortization of $8,355,280 in
  1998 and $2,069,935 in 1999...............................     19,769,578
                                                                -----------
          Total assets......................................    $32,362,981
                                                                ===========
LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Liabilities:
  Accounts payable and accrued liabilities..................    $   652,702
  Customer prepayments......................................         51,444
  Interest payable..........................................         27,281
  Interpartnership debt.....................................      9,500,071
                                                                -----------
          Total liabilities.................................     10,231,498
Partners' equity (deficit):
  General partner...........................................        772,103
  Limited partner...........................................     21,359,380
                                                                -----------
Total partners' equity (deficit)............................     22,131,483
                                                                -----------
          Total liabilities and partners' equity
             (deficit)......................................    $32,362,981
                                                                ===========

                            See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                           SIX MONTHS ENDED
                                                       -------------------------
                                                        6/30/98        6/30/99
                                                       ----------    -----------
REVENUE:
Service..............................................  $3,615,421    $ 3,757,873
Installation and other...............................     356,076        493,077
                                                       ----------    -----------
          Total revenue..............................   3,971,497      4,250,950
COSTS AND EXPENSES:
Operating expense....................................     616,355        384,542
Programming expense..................................     886,757        905,063
Selling, general and administrative expense..........     531,236        584,329
Depreciation.........................................     260,229        728,537
Amortization.........................................     354,803      2,069,935
Management fees......................................     198,575        212,548
Loss on disposal of assets...........................      24,924         34,071
                                                       ----------    -----------
          Total costs and expenses...................   2,872,879      4,919,025
                                                       ----------    -----------
Operating income (loss)..............................   1,098,618       (668,075)
Interest expense.....................................     574,213        403,594
                                                       ----------    -----------
Net income (loss)....................................  $  524,405    $(1,071,669)
                                                       ==========    ===========

                            See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                           SIX MONTHS ENDED
                                                      --------------------------
                                                        6/30/98        6/30/99
                                                      -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...................................  $   524,405    $(1,071,669)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation......................................      260,229        728,537
  Amortization......................................      354,803      2,069,935
  Amortization of deferred loan costs...............       13,894             --
  Loss on disposal of assets........................       24,924         34,071
  Decrease (increase) in customer accounts
     receivable.....................................       21,163         (2,201)
  Decrease in other receivables.....................        5,924         31,315
  Decrease (increase) in prepaid expenses and
     deposits.......................................       10,496         (1,755)
  Increase (decrease) in accounts payable and
     accrued liabilities............................       75,670       (245,071)
  Increase (decrease) in customer prepayments.......      (14,658)         3,986
  Increase (decrease) in interest payable...........       (1,045)        27,281
                                                      -----------    -----------
     Net cash provided by operating activities......    1,275,805      1,574,429
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment........     (284,031)    (1,574,418)
  Additions to intangible assets....................           --         (2,662)
  Net Proceeds from the sale of assets..............           --            591
                                                      -----------    -----------
     Net cash used in investing activities..........     (284,031)    (1,576,489)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt......................      600,000             --
  Payments of long-term debt........................   (1,600,000)            --
  Change in interpartnership debt, net..............           --       (106,559)
  Deferred loan cost................................         (934)            --
                                                      -----------    -----------
     Net cash used in financing activities..........   (1,000,934)      (106,559)
                                                      -----------    -----------
Net increase in cash and cash equivalents...........       (9,160)      (108,619)
Cash and cash equivalents at beginning of period....       82,684        108,619
                                                      -----------    -----------
Cash and cash equivalents at end of period..........  $    73,524    $        --
                                                      ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.....................................  $   529,880    $   376,313
                                                      ===========    ===========

                            See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                         STATEMENT OF PARTNERS' DEFICIT
                                  (UNAUDITED)

                                           GENERAL      LIMITED
                                           PARTNER      PARTNERS        TOTAL
                                           --------   ------------   ------------
Partners' deficit at December 31, 1997...  $(66,418)  $ (1,759,845)  $ (1,826,263)
Net income, six months ended June 30,
  1998...................................    18,354        506,051        524,405
                                           --------   ------------   ------------
Partners' deficit at June 30, 1998.......  $(48,064)  $ (1,253,794)  $ (1,301,858)
                                           ========   ============   ============
Partners' deficit at December 31, 1998...  $(20,106)  $   (482,949)  $   (503,055)
Investment in Partnership................   829,718     22,876,489     23,706,207
Net loss for six months ended June 30,
  1999...................................   (37,509)    (1,034,160)    (1,071,669)
                                           --------   ------------   ------------
Partners' equity at June 30, 1999........  $772,103   $ 21,359,380   $ 22,131,483
                                           ========   ============   ============

                            See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying consolidated financial statements are unaudited. However, in the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for fair presentation in accordance with generally accepted accounting principles applicable to interim periods. Interim results of operations are not indicative of results for the full year. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements of Indiana Cable Associates, Ltd. (the "Partnership").

     Effective April 1, 1999, InterLink Communications Partners, LLLP ("ICP") completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. Indiana Cable Associates' financial statements subsequent to that date represent a divisional carve-out from ICP. These financial statements include all the direct costs of operating its business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of June 30, 1999, and the results of its operations and its cash flows for the six months ended June 30, 1999. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.

2.  ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP

     ICP agreed to purchase all of the Partnership interests as of December 31, 1998, for a total purchase price of approximately $32.7 million. The acquisition of the Partnership by ICP was accounted for as a purchase and a new basis of accounting was established effective January 1, 1999. The new basis resulted in assets and liabilities being recorded at their fair market value resulting in a increase in property, plant, and equipment and franchise costs of approximately $7.0 million and approximately $16.8 million, respectively. Accordingly, the 1999 interim-unaudited financial statements are not comparable to the 1998 interim-unaudited financial statements of the Partnership, which are based on historical costs.

3.  ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC

     On February 12, 1999, ICP signed a letter of intent to sell all of ICP's partnership interests to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP signed a definitive Purchase and Sale Agreement with Charter for the sale of the individual partners' interest. ICP and Charter are expected to complete the sale during the third quarter of 1999.

4.  LITIGATION

     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file

                         INDIANA CABLE ASSOCIATES, LTD.

counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                       12/31/98        6/30/99
                                                     ------------    -----------
ASSETS
Cash and cash equivalents..........................  $    678,739    $   720,335
Customer accounts receivable, less allowance for
  doubtful accounts of $84,424 in 1998 and $17,699
  in 1999..........................................       455,339        486,624
Other receivables..................................     1,691,593        981,567
Prepaid expenses and deposits......................       393,022        151,631
Property, plant and equipment, at cost:
  Transmission and distribution system and related
     equipment.....................................    27,981,959     24,298,593
  Office furniture and equipment...................       755,398        251,659
  Leasehold improvements...........................       549,969          1,016
  Construction in process and spare parts
     inventory.....................................       744,806      1,511,622
                                                     ------------    -----------
                                                       30,032,132     26,062,890
  Less accumulated depreciation....................   (11,368,764)    (1,395,385)
                                                     ------------    -----------
     Net property, plant and equipment.............    18,663,368     24,667,505
Other assets, less accumulated amortization........     5,181,012     70,082,997
                                                     ------------    -----------
          Total assets.............................  $ 27,063,073    $97,090,659
                                                     ============    ===========
LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Liabilities:
  Accounts payable and accrued liabilities.........  $  2,356,540    $ 2,629,249
  Interest payable.................................            --         40,774
  Customer prepayments.............................       690,365        752,522
  Interpartnership debt............................    31,222,436     29,181,690
                                                     ------------    -----------
          Total liabilities........................    34,269,341     32,604,235
Partners' equity (deficit):
  General partner..................................       (81,688)       585,770
  Limited partner..................................    (8,104,718)    58,010,284
  Special limited partner..........................       980,138      5,890,370
                                                     ------------    -----------
Total partners' equity (deficit)...................    (7,206,268)    64,486,424
                                                     ------------    -----------
          Total liabilities and partners' equity
             (deficit).............................  $ 27,063,073    $97,090,659
                                                     ============    ===========

                            See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                          SIX MONTHS ENDED
                                                     ---------------------------
                                                       6/30/98        6/30/99
                                                     -----------    ------------
REVENUES:
Service............................................  $ 9,263,046    $ 10,443,758
Installation and other.............................    1,524,279       1,829,934
                                                     -----------    ------------
                                                      10,787,325      12,273,692
COSTS AND EXPENSES:
Operating expense..................................    1,871,082       2,015,928
Programming expense................................    2,302,086       2,701,090
Selling, general and administrative expense........    2,333,536       2,169,031
Depreciation.......................................    1,088,616       1,401,473
Amortization.......................................      646,553      12,465,996
Management fees....................................      431,493         490,948
Loss on disposal of assets.........................       96,044         242,800
                                                     -----------    ------------
          Total costs and expenses.................    8,769,410      21,487,266
                                                     -----------    ------------
Operating income (loss)............................    2,017,915      (9,213,574)
Interest expense...................................    1,286,725       1,235,445
                                                     -----------    ------------
Net income (loss)..................................  $   731,190    $(10,449,019)
                                                     ===========    ============

                            See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

             COMPARATIVE CONSOLIDATED STATEMENT OF PARTNERS' EQUITY
                                  (UNAUDITED)

                                                             SPECIAL
                                   GENERAL      LIMITED      LIMITED
                                   PARTNER     PARTNERS      PARTNERS       TOTAL
                                   --------   -----------   ----------   ------------
Partners' equity (deficit) at
  December 31, 1997..............  $(96,602)  $(9,582,050)  $  870,419   $ (8,808,233)
Net income for the six months
  ended June 30, 1998............     6,808       674,303       50,079        731,190
                                   --------   -----------   ----------   ------------
Partners' equity (deficit) at
  June 30, 1998..................  $(89,794)  $(8,907,747)  $  920,498   $ (8,077,043)
                                   ========   ===========   ==========   ============
-------------------------------------------------------------------------------------
Partners' equity (deficit) at
  December 31, 1998..............  $(81,688)  $(8,104,718)  $  980,138   $ (7,206,268)
Investment in Partnership........   764,739    75,751,087    5,625,885     82,126,661
Net loss for the six months ended
  June 30, 1999..................   (97,281)   (9,636,085)    (715,653)   (10,449,019)
                                   --------   -----------   ----------   ------------
Partners' equity at June 30,
  1999...........................  $585,770   $58,010,284   $5,890,370   $ 64,486,424
                                   ========   ===========   ==========   ============

                            See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                          SIX MONTHS ENDED
                                                     ---------------------------
                                                       6/30/98        6/30/99
                                                     -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..................................  $   731,190    $(10,449,019)
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation.....................................    1,088,616       1,401,473
  Amortization.....................................      646,553      12,465,996
  Amortization of deferred loan cost...............       44,659              --
  Loss on disposal of assets.......................       96,044         242,800
  Decrease (increase) in customer accounts
     receivable....................................      233,404         (31,285)
  Decrease (increase) in other receivables.........      (98,355)        710,025
  Decrease in prepaid expenses and deposits........       31,048         241,391
  Increase (decrease) in accounts payable and
     accrued liabilities...........................     (375,494)        272,709
  Increase (decrease) in customer prepayments......     (174,131)         62,157
  Increase in interest payable.....................       13,034          40,774
                                                     -----------    ------------
     Net cash provided by operating activities.....    2,236,568       4,957,021
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.......   (3,586,254)     (2,697,239)
  Additions to other assets, net of refranchises...     (142,090)       (212,568)
  Proceeds from the sale of assets.................        7,063          35,128
                                                     -----------    ------------
     Net cash used in investing activities.........   (3,721,281)     (2,874,679)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.....................    4,400,000              --
  Payments of long-term debt.......................   (2,850,000)             --
  Change in interpartnership debt, net.............           --      (2,040,746)
                                                     -----------    ------------
Net cash provided by (used in) financing
  activities.......................................    1,550,000      (2,008,627)
                                                     -----------    ------------
Net increase in cash and cash equivalents..........       65,287          41,596
Cash and cash equivalents at beginning of period...      362,619         678,739
                                                     -----------    ------------
Cash and cash equivalents at end of period.........  $   427,906    $    720,335
                                                     ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid....................................  $ 1,211,531    $  1,244,254
                                                     ===========    ============

                            See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

     The accompanying consolidated financial statements are unaudited. However, in the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for fair presentation in accordance with generally accepted accounting principles applicable to interim periods. Interim results of operations are not indicative of results for the full year. The accompanying financial statements should be read in conjunction with the December 31, 1998 audited consolidated financial statements of R/N South Florida Cable Management Limited Partnership (the "Partnership").

     Effective April 1, 1999, InterLink Communications Partners, LLLP ("ICP") completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. The Partnership's financial statements subsequent to that date represent a divisional carve-out from ICP. These financial statements include all the direct costs of operating its business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of June 30, 1999, and the results of its operations and its cash flows for the six months ended June 30, 1999. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.

2.  ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP

     ICP agreed to purchase all of the Partnership interests as of December 31, 1998, for a total purchase price of approximately $105.5 million. The acquisition of the Partnership by ICP was accounted for as a purchase and a new basis of accounting was established effective January 1, 1999. The new basis resulted in assets and liabilities being recorded at their fair market value resulting in a increase in property, plant, and equipment and franchise costs of approximately $5.0 million and approximately $77.1 million, respectively. Accordingly, the 1999 interim-unaudited financial statements are not comparable to the 1998 interim-unaudited financial statements of the Partnership, which are based on historical costs.

3.  DEBT

     On December 30, 1998, the Partnership obtained an interpartnership loan agreement with ICP. Borrowings under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP. The balance of the interpartnership loan at December 31, 1998 and June 30, 1999 was $31,222,436 and $29,181,690, respectively. The interest rate at both December 31, 1998 and June 30, 1999 was 8.5%

4.  ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC

     On February 12, 1999, ICP signed a letter of intent to sell all of ICP's partnership interests to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP signed a definitive Purchase and Sale Agreement with Charter for the sale of the individual partners' interest. ICP and Charter are expected to complete the sale during the third quarter of 1999.

5.  LITIGATION

     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $3,575,000,000

                               OFFER TO EXCHANGE

                         8.250% SENIOR NOTES DUE 2007,
                        8.625% SENIOR NOTES DUE 2009 AND
                     9.920% SENIOR DISCOUNT NOTES DUE 2011

                          FOR ANY AND ALL OUTSTANDING

                         8.250% SENIOR NOTES DUE 2007,
                        8.625% SENIOR NOTES DUE 2009 AND
                     9.920% SENIOR DISCOUNT NOTES DUE 2011,

                                RESPECTIVELY, OF

                             CHARTER COMMUNICATIONS
                                 HOLDINGS, LLC

                                      AND

                             CHARTER COMMUNICATIONS
                          HOLDINGS CAPITAL CORPORATION

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO ISSUE ONLY THE NEW NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------